UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☑
 Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

WYETH
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

June 17, 2009

Dear Fellow Stockholder:

You are cordially invited to attend our upcoming annual meeting of stockholders of Wyeth to be held on Monday, July 20, 2009, at 9:00 a.m., Eastern Daylight Time, at the Hyatt Morristown at Headquarters Plaza, 3 Speedwell Avenue, Morristown, New Jersey. As we announced on January 26, 2009, Wyeth and Pfizer Inc. entered into a merger agreement, dated as of January 25, 2009, which provides for a merger in which Wyeth will become a wholly-owned subsidiary of Pfizer. If the merger is completed, you will have the right to receive, in exchange for each share of Wyeth common stock you own immediately prior to the merger:

•	$33.00 in cash; and

•	0.985 of a share of Pfizer common stock.

Under limited circumstances, Pfizer may be required to decrease the exchange ratio of 0.985 of a share of Pfizer common stock and increase the cash portion of the merger consideration by an amount having an equivalent value (based on the average price of Pfizer common stock traded over a specified period of time prior to closing).

The Wyeth board of directors has approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement and has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to, and in the best interests of, Wyeth and its stockholders. Therefore, the Wyeth board of directors recommends that you vote “FOR” the adoption of the merger agreement.

The common stock of Pfizer and Wyeth are traded on the New York Stock Exchange under the symbols “PFE” and “WYE”, respectively. Based on the closing price of Pfizer common stock on the New York Stock Exchange on January 23, 2009, the last trading day before public announcement of the merger agreement, the merger consideration represented approximately $50.19 in value for each share of Wyeth common stock. Based on the closing price of Pfizer common stock on the New York Stock Exchange on June 16, 2009, the latest practicable date before the date of the accompanying proxy statement/prospectus, the merger consideration represented approximately $46.95 in value for each share of Wyeth common stock. The merger will be a taxable transaction for Wyeth stockholders for United States federal income tax purposes.

We are asking you to vote to adopt the merger agreement at the 2009 Annual Meeting of Stockholders of Wyeth. At this meeting you also will be asked to vote on the election of Wyeth directors and other Wyeth annual meeting matters.

The Wyeth board of directors recommends that Wyeth stockholders vote “FOR” the proposal to adopt the merger agreement and “FOR” each of the other proposals described in the accompanying proxy statement/prospectus, other than the two stockholder proposals, each of which the Wyeth board of directors recommends that Wyeth stockholders vote “AGAINST”.

Your vote is very important.  As a condition to completion of the merger, an affirmative vote of holders of a majority of the combined voting power of the outstanding shares of Wyeth common stock and Wyeth $2 Convertible Preferred Stock entitled to vote on the proposal, voting together as a single class, is required. Approval of the other matters at the meeting is not a condition to completion of the merger. Whether or not you expect to attend the meeting in person, we urge you to submit your proxy as promptly as possible (1) through the Internet, (2) by telephone or (3) by marking, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided. If you have any questions about the merger or need assistance voting your shares, please call D. F. King & Co., Inc., which is assisting Wyeth with the solicitation of proxies, toll-free at 1-800-859-8509 or call collect at 1-212-269-5550.

The obligations of Pfizer and Wyeth to complete the merger are subject to several conditions set forth in the merger agreement and summarized in the accompanying proxy statement/prospectus. More information about Pfizer, Wyeth, the meeting, the merger and the other proposals for consideration at the meeting is contained in the accompanying proxy statement/prospectus. You are encouraged to read carefully the accompanying proxy statement/prospectus in its entirety including the section titled “Risk Factors” beginning on page 47.

On behalf of the Wyeth board of directors, thank you for your continued support.

Sincerely,

Bernard Poussot
Chairman, President and Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated June 17, 2009 and is first being mailed to the stockholders of Wyeth on or about June 18, 2009.

ADDITIONAL INFORMATION

The accompanying proxy statement/prospectus incorporates important business and financial information about Pfizer and Wyeth from other documents that are not included in or delivered with the proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into the proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Pfizer Inc. 235 East 42nd Street New York, New York 10017 Attn: Investor Relations Tel: 1-212-573-2323	Wyeth Five Giralda Farms Madison, New Jersey 07940 Attn: Investor Relations Tel: 1-877-552-4744

In addition, if you have questions about the merger, the other meeting matters or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, you may contact D.F. King & Co., Inc., Wyeth’s proxy solicitor, at the address and telephone number listed below. You will not be charged for any of these documents that you request.

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
1-800-859-8509 (toll free) or 1-212-269-5550 (call collect)

In order to receive timely delivery of the documents in advance of the annual meeting of stockholders, you must request the information no later than July 13, 2009.

For more information, see “Where You Can Find More Information” beginning on page 247.

Five Giralda Farms
Madison, New Jersey 07940

Notice of Annual Meeting of Stockholders

To the Stockholders of Wyeth:

We are pleased to invite you to attend the 2009 Annual Meeting of Stockholders of Wyeth (the “meeting”), which will be held on July 20, 2009 at 9:00 a.m., Eastern Daylight Time, in the Plaza Ballroom of the Hyatt Morristown at Headquarters Plaza, 3 Speedwell Avenue, Morristown, New Jersey, for the following purposes:

•	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of January 25, 2009 (as it may be amended from time to time, the “merger agreement”), among Pfizer Inc. (“Pfizer”), Wagner Acquisition Corp., a wholly-owned subsidiary of Pfizer, and Wyeth, a copy of which is attached as Annex A to the proxy statement/prospectus accompanying this notice;

•	To approve the adjournment of the meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the meeting;

•	To elect 11 nominees to the Wyeth board of directors, each to hold office until the earliest of Wyeth’s 2010 annual meeting of stockholders, his or her removal or resignation or, if the merger is completed, the effective time of the merger;

•	To ratify the appointment of PricewaterhouseCoopers LLP as Wyeth’s independent registered public accounting firm for 2009; and

•	To consider and vote upon two stockholder proposals:

•	A stockholder proposal regarding reporting on Wyeth’s political contributions and trade association payments; and

•	A stockholder proposal regarding special stockholder meetings.

Please refer to the accompanying proxy statement/prospectus with respect to the business to be transacted at the meeting. The Wyeth board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and are fair to, and in the best interests of, Wyeth and its stockholders and recommends that Wyeth stockholders vote “FOR” the proposal to adopt the merger agreement. In addition, the Wyeth board of directors recommends that you vote “FOR” the proposal to adjourn the meeting, if necessary, to permit further solicitation of proxies for the adoption of the merger agreement, “FOR” the election of each of our nominees for director as proposed herein, “FOR” the ratification of the selection by our audit committee of the independent registered public accounting firm, and “AGAINST” each of the stockholder proposals.

The Wyeth board of directors has chosen the close of business on June 5, 2009, as the “record date” that will determine the stockholders who are entitled to receive notice of, and to vote at, the meeting or at any adjournment or postponement of the meeting. A list of the names of Wyeth stockholders of record will be available at the meeting and for 10 days prior to the meeting for any purpose germane to the meeting during regular business hours at the Hyatt Morristown at Headquarters Plaza, 3 Speedwell Avenue, Morristown, New Jersey.

Only holders of record of Wyeth common stock and preferred stock at the close of business on the record date are entitled to vote at the meeting, provided that such shares remain outstanding on the date of the meeting. On April 23, 2009, Wyeth announced that, pursuant to a request by Pfizer, it would redeem all of its outstanding preferred stock, effective on July 15, 2009, and as a result, no preferred stock will be outstanding at the time of the meeting and former holders thereof will not be entitled to vote such shares at the meeting. Adoption of the merger agreement by the Wyeth stockholders is a condition to the merger and requires the affirmative vote of holders of a majority of the combined voting power of the outstanding shares of Wyeth common stock and preferred stock entitled to vote on the proposal, voting together as a single class. Approval of the other matters at the meeting is not a condition to completion of the merger.

Under Delaware law, holders of record of Wyeth common stock who do not vote in favor of adoption of the merger agreement have the right to seek appraisal of the fair value of their shares of stock if the merger is completed. To exercise your appraisal rights, you must strictly follow the procedures prescribed by Delaware law, including, among other things, submitting a written demand for appraisal to Wyeth before the vote is taken on the adoption of the merger agreement, and you must not vote in favor of adoption of the merger agreement. These procedures are summarized in the accompanying proxy statement/prospectus in the section titled “Appraisal Rights” beginning on page 114 (the text of the applicable provisions of Delaware law is included as Annex D to the accompanying proxy statement/prospectus).

As authorized by the board of directors,
EILEEN M. LACH
Corporate Secretary

Madison, New Jersey
June 17, 2009

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, WE URGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) THROUGH THE INTERNET, (2) BY TELEPHONE OR (3) BY MARKING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy at any time before the meeting. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished to you by such record holder.

The accompanying proxy statement/prospectus provides a detailed description of the merger, the merger agreement and the other matters to be considered at the meeting. We urge you to read the accompanying proxy statement/prospectus, including any documents incorporated by reference into the accompanying proxy statement/prospectus, and its annexes carefully and in their entirety. If you have any questions concerning the merger, the other meeting matters or the accompanying proxy statement/prospectus, would like additional copies of the accompanying proxy statement/prospectus or need help voting your shares, please contact Wyeth’s proxy solicitor:

D. F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
1-800-859-8509 (toll free)
1-212-269-5550 (call collect)

Important Notice Regarding the Availability of Proxy Materials for Wyeth’s 2009 Annual Meeting of Stockholders to Be Held on July 20, 2009: The accompanying proxy statement/prospectus, Wyeth’s 2008 Annual Review and Wyeth’s 2008 Financial Report are available at www.wyeth.com/2009proxymaterials.

i

ii

iii

CHAPTER ONE — THE MERGER

QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES FOR THE ANNUAL MEETING

The following are some questions that you, as a stockholder of Wyeth, may have regarding the merger and the other matters being considered at Wyeth’s 2009 Annual Meeting of Stockholders, which is referred to as the meeting, and the answers to those questions. You are urged to carefully read this proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus in their entirety because the information in this section does not provide all of the information that might be important to you with respect to the merger and the other matters being considered at the meeting. Additional important information is contained in the annexes to, and the documents incorporated by reference into, this proxy statement/prospectus. In this proxy statement/prospectus, unless stated to the contrary, the terms “the company,” “we,” “our,” “ours,” and “us” refer to Wyeth and its subsidiaries.

Q:	Why am I receiving this document?

A:	Pfizer and Wyeth have agreed to a merger, pursuant to which Wyeth will become a wholly-owned subsidiary of Pfizer and will no longer be a publicly held corporation. In addition to the payment of cash, in the merger, Pfizer will issue shares of Pfizer common stock as part of the consideration to be paid to holders of Wyeth common stock. Pfizer also will issue shares of a new series of preferred stock in exchange for any Wyeth $2 Convertible Preferred Stock outstanding at the effective time of the merger; however on April 23, 2009, Wyeth announced that, pursuant to a request by Pfizer, it would redeem all of its outstanding Wyeth $2 Convertible Preferred Stock, effective on July 15, 2009. Therefore, it is expected that there will not be any shares of Wyeth $2 Convertible Preferred Stock outstanding at the effective time of the merger. In such case, Pfizer will not create or issue a new series of preferred stock in connection with the merger. In order to complete the merger, Wyeth stockholders must vote to adopt the merger agreement.

We are delivering this document to you as both a proxy statement of Wyeth and a prospectus of Pfizer. It is a proxy statement because the Wyeth board of directors is soliciting proxies from its stockholders to vote on the adoption of the merger agreement at Wyeth’s 2009 annual meeting of stockholders as well as the other matters set forth in the notice of the meeting and described in this proxy statement/prospectus, and your proxy will be used at the meeting or at any adjournment or postponement of the meeting. It is a prospectus because Pfizer will issue Pfizer common stock to the Wyeth common stockholders in the merger (and, if any shares of Wyeth $2 Convertible Preferred Stock are outstanding at the effective time of the merger, will issue shares of Pfizer $2 Convertible Preferred Stock to the holders of Wyeth $2 Convertible Preferred Stock).

Q:	What am I being asked to vote on?

A:	Wyeth’s stockholders are being asked to vote on the following proposals:

• to adopt the merger agreement between Pfizer and Wyeth;

• to approve the adjournment of the meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the meeting;

• to elect to the Wyeth board of directors each of the nominees for director named in this proxy statement/prospectus;

• to ratify the appointment of PricewaterhouseCoopers LLP as Wyeth’s independent registered public accounting firm for 2009; and

• the following two stockholder proposals:

•	a stockholder proposal regarding reporting on Wyeth’s political contributions and trade association payments; and

•	a stockholder proposal regarding special stockholder meetings.

Q:	Are there any other matters to be addressed at the meeting?

A:	We know of no other matters to be brought before the meeting, but if other matters are brought before the meeting or at any adjournment or postponement of the meeting, the officers named in your proxy intend to take such action as in their judgment is in the best interest of Wyeth and its stockholders.

Q:	What is a proxy and how do I vote?

A:	A proxy is a legal designation of another person to vote your shares on your behalf. If you hold shares in your own name or if you participate in Wyeth’s BuyDIRECT Stock Purchase and Sale Plan through The Bank of New York Mellon, you may submit a proxy for your shares by using the toll-free number or the Internet Web site if your proxy card includes instructions for using these quick, cost-effective and easy methods for submitting proxies. You also may submit a proxy in writing by simply filling out, signing and dating your proxy card and mailing it in the prepaid envelope included with these proxy materials. If you submit a proxy by telephone or the Internet Web site, please do not return your proxy card by mail. You will need to follow the instructions when you submit a proxy using any of these methods to make sure your shares will be voted at the meeting. You also may vote by submitting a ballot in person if you attend the meeting. However, we encourage you to submit a proxy by mail by completing your proxy card, by telephone or via the Internet even if you plan to attend the meeting.

If you hold shares through a broker or other nominee, you may instruct your broker or other nominee to vote your shares by following the instructions that the broker or nominee provides to you with these materials. Most brokers offer the ability for stockholders to submit voting instructions by mail by completing a voting instruction card, by telephone and via the Internet. If you hold shares through a broker or other nominee and wish to vote your shares at the meeting, you must obtain a legal proxy from your broker or nominee and present it to the inspector of election with your ballot when you vote at the meeting.

Q:	When is this proxy statement/prospectus being mailed?

A:	This proxy statement/prospectus and the proxy card are first being sent to Wyeth stockholders on or near June 18, 2009.

Q:	Must you give voting instructions if you participate in Wyeth’s BuyDIRECT Stock Purchase and Sale Plan?

A:	Yes. If you participate in Wyeth’s BuyDIRECT Stock Purchase and Sale Plan and do not submit a proxy by mail by completing your proxy card, by telephone or via the Internet, your shares will not be voted.

Q:	When and where will the meeting be held?

A:	The meeting will be held in the Plaza Ballroom of the Hyatt Morristown at Headquarters Plaza located at 3 Speedwell Avenue, Morristown, New Jersey on July 20, 2009 at 9:00 a.m., Eastern Daylight Time.

Q.	Who is entitled to vote at the meeting?

A:	All holders of Wyeth common stock and Wyeth $2 Convertible Preferred Stock who held shares at the close of business on the “record date” (June 5, 2009) are entitled to receive notice of and to vote at the meeting provided that such shares remain outstanding on the date of the meeting. On April 23, 2009, Wyeth announced that, pursuant to a request from Pfizer made in accordance with the terms and conditions of the merger agreement, Wyeth will redeem all of its outstanding Wyeth $2 Convertible Preferred Stock, effective on July 15, 2009; accordingly, Wyeth $2 Convertible Preferred Stock will not be outstanding at the time of the meeting and former holders thereof will not be entitled to vote such shares at the meeting.

Q:	As a Wyeth stockholder, why am I electing Wyeth directors, ratifying the appointment of an independent registered public accounting firm for Wyeth and considering two Wyeth stockholder proposals when I am being asked to adopt the merger agreement?

A:	Delaware law requires Wyeth to hold a meeting of its stockholders each year. Wyeth has determined that it will observe this requirement and hold the meeting to elect directors to the Wyeth board of directors, ratify the appointment of PricewaterhouseCoopers LLP as Wyeth’s independent registered public accounting firm for 2009 and consider two Wyeth stockholder proposals. The Wyeth directors elected at the meeting will serve as directors of Wyeth following the meeting through the earliest of Wyeth’s 2010 annual meeting of stockholders, his or her removal or resignation, or, if the merger is completed, the effective time of the merger. At the effective time of the merger, the individuals serving as Wyeth directors immediately prior to the effective time of the merger will no longer be Wyeth directors and two members of the Wyeth board of directors who were members of the Wyeth board of directors as of the date of the merger agreement will be appointed to the Pfizer board of directors. PricewaterhouseCoopers LLP will not continue to conduct an independent audit of Wyeth following the merger. The election of the nominees for director, the ratification of the selection of PricewaterhouseCoopers LLP as Wyeth’s independent registered public accounting firm and the stockholder proposals are not conditions to completion of the merger.

Q:	Why is my vote important?

A:	If you do not submit a proxy or vote in person at the meeting, it will be more difficult for us to obtain the necessary quorum to hold the meeting. In addition, your failure to submit a proxy or to vote in person will have the same effect as a vote against the adoption of the merger agreement. If you hold your shares through a broker, your broker will not be able to cast a vote on the adoption of the merger agreement without instructions from you. The Wyeth board of directors recommends that you vote “FOR” the adoption of the merger agreement.

Q:	How many shares may be voted at the meeting?

A:	All stockholders who hold shares of Wyeth common stock or Wyeth $2 Convertible Preferred Stock at the close of business on the “record date” (June 5, 2009) are entitled to vote at the meeting provided that such shares remain outstanding on the date of the meeting. As of the close of business on the record date, there were 1,333,898,690 shares of Wyeth common stock and 7,600 shares of Wyeth $2 Convertible Preferred Stock outstanding and entitled to vote at the meeting. Each share of common stock is entitled to one vote and each share of Wyeth $2 Convertible Preferred Stock is entitled to 36 votes. On April 23, 2009, Wyeth announced that, pursuant to a request from Pfizer made in accordance with the terms and conditions of the merger agreement, Wyeth will redeem all of its outstanding Wyeth $2 Convertible Preferred Stock, effective on July 15, 2009; accordingly, Wyeth $2 Convertible Preferred Stock will not be outstanding at the time of the meeting and former holders thereof will not be entitled to vote such shares at the meeting.

Q:	What constitutes a quorum for the meeting?

A:	A majority of the outstanding shares having voting power being present in person or represented by proxy constitutes a quorum for the meeting.

Q:	How many votes are required for the approval of each item?

A:	The following are the vote requirements for the various proposals:

• Adoption of the Merger Agreement:  To adopt the merger agreement, the holders of a majority of the combined voting power of the outstanding shares of Wyeth common stock and Wyeth $2 Convertible Preferred Stock entitled to vote on the proposal, voting together as a single class, must vote in favor of adoption of the merger agreement.

• Election of Directors:  Nominees receiving a majority of the votes cast will be elected as a director. This means that for a nominee for director to be elected to the Wyeth board of directors, the number of votes cast for that director nominee must exceed the number of votes cast against that director nominee.

• All Other Matters:  All other matters on the agenda will be decided by the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote thereon in accordance with the Wyeth bylaws.

Q:	Can you keep your vote secret?

A:	Yes. You may request that your vote be kept secret until after the meeting by asking us to do so on your proxy card or by following the instructions when submitting your proxy by telephone or via the Internet Web site.

Q:	How will abstentions be counted?

A:	Abstentions are counted as present and entitled to vote for purposes of determining a quorum. If you abstain from voting in the election of directors, you will effectively not vote on that matter at the meeting. Abstentions are not considered to be votes cast under the Wyeth bylaws or under the laws of Delaware (Wyeth’s state of incorporation) and will have no effect on the outcome of the vote for the election of directors. For the proposal to adopt the merger agreement, abstentions have the same effect as a vote against the merger. For the proposal to adjourn the meeting to solicit additional proxies, the proposal to ratify the independent registered public accounting firm and for each of the two stockholder proposals, abstentions are treated as present and entitled to vote at the meeting and therefore have the same effect as a vote against the matter.

Q:	How will my shares be represented at the meeting?

A:	At the meeting, the officers named in your proxy card will vote your shares in the manner you requested if you correctly submitted your proxy. If you sign your proxy card and return it without indicating how you would like to vote your shares, your proxy will be voted as the Wyeth board of directors recommends, which is:

• FOR the adoption of the merger agreement;

• FOR the approval of the adjournment of the meeting, if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the meeting;

• FOR the election to the Wyeth board of directors of each of the nominees for director named in this proxy statement/prospectus;

• FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Wyeth’s independent registered public accounting firm for 2009; and

• AGAINST the following two stockholder proposals:

• a stockholder proposal regarding reporting on Wyeth’s political contributions and trade association payments; and

• a stockholder proposal regarding special stockholder meetings.

Q:	What happens if I sell my shares after the record date but before the meeting?

A:	The record date of the meeting is earlier than the date of the meeting and the date that the merger is expected to be completed. If you transfer your Wyeth shares after the record date but before the date of the meeting, you will retain your right to vote at the meeting (provided that such shares remain outstanding on the date of the meeting), but you will not have the right to receive the merger consideration to be received by Wyeth’s stockholders in the merger. In order to receive the merger consideration, you must hold your shares through completion of the merger.

Q:	What do I do if I receive more than one proxy statement/prospectus or set of voting instructions?

A:	If you hold shares directly as a record holder and also in “street name,” or otherwise through a nominee, you may receive more than one proxy statement/prospectus and/or set of voting instructions relating to the meeting. These should each be voted and/or returned separately in order to ensure that all of your shares are voted.

Q:	Are Wyeth stockholders entitled to seek appraisal rights if they do not vote in favor of the adoption of the merger agreement?

A:	Yes. Under Delaware law, record holders of Wyeth common stock who do not vote in favor of the adoption of the merger agreement will be entitled to seek appraisal rights in connection with the merger, and if the merger is completed, obtain payment in cash of the fair value of their shares of common stock as determined by the Delaware Chancery Court, instead of the merger consideration. To exercise your appraisal rights, you must strictly follow the procedures prescribed by Delaware law. These procedures are summarized in this proxy statement/prospectus. In addition, the text of the applicable provisions of Delaware law is included as Annex D to this proxy statement/prospectus. Failure to strictly comply with these provisions will result in a loss of the right of appraisal.

Q:	If my Wyeth shares are held in street name by my broker, will my broker automatically vote my shares for me?

A:	No. If your shares are held in an account at a broker, you must instruct the broker on how to vote your shares. If you do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is called a broker non-vote. In these cases, the broker can register your shares as being present at the meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required. Under the current rules of the New York Stock Exchange, which is referred to as the NYSE, we believe that brokers do not have discretionary authority to vote on the proposal to adopt the merger agreement or the two stockholder proposals. A broker non-vote will have the same effect as a vote against adoption of the merger agreement but will have no effect on whether the two stockholder proposals are approved.

Q:	Can I revoke my proxy?

A:	Yes. You may revoke your proxy at any time before the meeting. If you are a stockholder of record or participate in Wyeth’s BuyDIRECT Stock Purchase and Sale Plan through The Bank of New York Mellon in your own name, you can revoke your proxy before it is exercised by written notice to the Corporate Secretary of Wyeth, by timely delivery of a valid, later-dated proxy card or a later-dated proxy submitted by telephone or via the Internet, or by voting by ballot in person if you attend the meeting. Simply attending the meeting will not revoke your proxy. If you hold shares through a broker or other nominee, you may submit new voting instructions by contacting your broker or other nominee.

Q:	Who may attend the meeting?

A:	Wyeth stockholders (or their authorized representatives) and Wyeth’s invited guests may attend the meeting. Verification of stock ownership will be required at the meeting. If you own your shares in your own name or hold them through a broker (and can provide documentation showing ownership such as a letter from your broker or a recent account statement) at the close of business on the record date (June 5, 2009), you will be permitted to attend the meeting. Stockholders may call the Wyeth Office of the Corporate Secretary at 1-973-660-6073 to obtain directions to the Hyatt Morristown at Headquarters Plaza, 3 Speedwell Avenue, Morristown, New Jersey.

Q:	Will cameras and recording devices be permitted at the meeting?

A:	No. Stockholders are not permitted to bring cameras or recording equipment into the meeting room.

Q:	If I am a Wyeth stockholder, should I send in my Wyeth stock certificates now?

A:	No. After completion of the merger, Pfizer will send you instructions for exchanging your Wyeth stock certificates for the merger consideration. Unless you specifically request to receive Pfizer stock certificates, the shares of Pfizer stock you receive in the merger will be issued in book-entry form.

Q:	Will a proxy solicitor be used?

A:	Yes. Wyeth has engaged D.F. King & Co., Inc. to assist in the solicitation of proxies for the meeting and Wyeth estimates it will pay D.F. King & Co., Inc. a fee of approximately $75,000. Wyeth has also agreed to reimburse D.F. King & Co., Inc. for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation and to indemnify D.F. King & Co., Inc. against certain losses, costs and expenses. In addition, our officers and employees may request the return of proxies by telephone or in person, but no additional compensation will be paid to them.

Q:	Who should I call with questions?

A:	Wyeth stockholders should call D.F. King & Co., Inc., Wyeth’s proxy solicitor, toll-free at 1-800-859-8509 or collect at 1-212-269-5550 with any questions about the merger and the other matters to be voted on at the meeting, or to obtain additional copies of this proxy statement/prospectus or additional proxy cards.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. You are urged to carefully read the entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the merger agreement, the merger and the other matters being considered at the meeting. See “Where You Can Find More Information” beginning on page 247. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

Information about the Companies (page 51)

Pfizer

Pfizer, a Delaware corporation, is a research-based, global pharmaceutical company that discovers, develops, manufactures and markets leading prescription medicines for humans and animals. Pfizer operates in two business segments: pharmaceutical and animal health. Pfizer also operates several other businesses, including the manufacture of gelatin capsules, contract manufacturing and bulk pharmaceutical chemicals. Pfizer’s pharmaceutical business is the largest pharmaceutical business in the world. Each year, Pfizer’s pharmaceuticals help over 100 million people throughout the world live longer, healthier lives. With medicines across 11 therapeutic areas, Pfizer helps to treat and prevent many of the most common and most challenging conditions of recent time. Pfizer’s products are in Cardiovascular and Metabolic Diseases, Central Nervous System Disorders, Arthritis and Pain, Infectious and Respiratory Diseases, Urology, Oncology, Ophthalmology and Endocrine Disorders.

Pfizer’s common stock (NYSE: PFE) is listed on the NYSE. Pfizer is a member of the S&P 500 and the Fortune 500. The principal executive offices of Pfizer are located at 235 East 42nd Street, New York, New York, 10017-5755, and its telephone number is 1-212-573-2323.

Additional information about Pfizer and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 247.

Wagner Acquisition Corp.

Wagner Acquisition Corp., sometimes referred to in this proxy statement/prospectus as Merger Sub, a direct wholly-owned subsidiary of Pfizer, was formed solely for the purpose of consummating the merger. Wagner Acquisition Corp. has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. The principal executive offices of Wagner Acquisition Corp. are located at 235 East 42nd Street, New York, New York, 10017-5755, and its telephone number is 1-212-573-2323.

Wyeth

Wyeth, a Delaware corporation, organized in 1926, is currently engaged in the discovery, development, manufacture, distribution and sale of a diversified line of products in three primary businesses: Wyeth Pharmaceuticals, Wyeth Consumer Healthcare, and Fort Dodge Animal Health. Wyeth Pharmaceuticals includes branded human ethical pharmaceuticals, biotechnology products, vaccines and nutritional products. Wyeth Pharmaceuticals products include neuroscience therapies, musculoskeletal therapies, vaccines, nutritional products, anti-infectives, women’s health care products, hemophilia treatments, gastroenterology drugs, immunological products and oncology therapies. Wyeth Consumer Healthcare products include pain management therapies, including analgesics and heat wraps, cough/cold/allergy remedies, nutritional supplements, and hemorrhoidal care and personal care items sold over-the-counter. Fort Dodge Animal Health products include vaccines, pharmaceuticals, parasite control and growth implants.

Wyeth’s common stock (NYSE: WYE) and Wyeth’s $2 Convertible Preferred Stock (NYSE: WYEPR) are listed on the NYSE. Wyeth is a member of the S&P 500 and Fortune 500. The principal executive offices of Wyeth are located at Five Giralda Farms, Madison, New Jersey 07940, and its telephone number is 1-973-660-5000.

Additional information about Wyeth and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 247.

The Merger (page 118)

Pfizer, Wyeth and Merger Sub entered into the Agreement and Plan of Merger, dated as of January 25, 2009, which, as it may be amended from time to time, is referred to in this proxy statement/prospectus as the merger agreement. Subject to the terms and conditions of the merger agreement, Merger Sub will be merged with and into Wyeth, with Wyeth continuing as the surviving corporation. Upon the completion of the merger, Wyeth will be a wholly-owned subsidiary of Pfizer, and Wyeth common stock and Wyeth $2 Convertible Preferred Stock will no longer be outstanding or publicly traded.

A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus. You are encouraged to read the merger agreement carefully in its entirety because it is the legal agreement that governs the merger.

Merger Consideration (page 119)

If the merger is completed, you will have the right to receive, subject to adjustment under limited circumstances, in exchange for each share of Wyeth common stock you own immediately prior to the effective time of the merger, a combination of $33.00 in cash, without interest, and 0.985 of a share of Pfizer common stock (which is sometimes referred to in this proxy statement/prospectus as the exchange ratio), which together are sometimes referred to in this proxy statement/prospectus as the merger consideration. Pfizer will not issue any fractional shares of Pfizer common stock in the merger. Wyeth stockholders who would otherwise be entitled to a fractional share of Pfizer common stock will instead receive an amount in cash based on the volume weighted average price of Pfizer common stock for the five consecutive trading days ending two days prior to the effective time of the merger, as such prices are reported on the NYSE Transaction Reporting System.

Other than possible adjustments described in the next paragraph below, the exchange ratio of 0.985 of a share of Pfizer common stock is fixed, which means that it will not change between now and the date of the merger, including as a result of a change in the trading price of Pfizer common stock or Wyeth common stock. Therefore, the value of the shares of Pfizer common stock received by Wyeth stockholders in the merger will depend on the market price of Pfizer common stock at the time the merger is completed.

The exchange ratio will be adjusted if the exchange ratio would result in Pfizer issuing in excess of 19.9% of its outstanding common stock as a result of the merger. In such circumstance, the exchange ratio will be reduced to the minimum extent necessary so that the number of shares of Pfizer common stock issued or issuable as a result of the merger will equal no more than 19.9% of its outstanding common stock and the cash portion of the merger consideration will be increased by an equivalent value (based on the volume weighted average price of Pfizer common stock for the five consecutive trading days ending two days prior to the effective time of the merger, as such prices are reported on the NYSE Transaction Reporting System).

At the time of the execution of the merger agreement, the number of shares of Pfizer common stock (and securities convertible or exercisable for Pfizer common stock) expected to be issued in the merger constituted less than 19.9% of Pfizer’s outstanding shares of common stock, and Pfizer and Wyeth currently do not anticipate that any adjustment to the exchange ratio will be required. A vote by Wyeth stockholders for the adoption of the merger agreement constitutes approval of the merger whether or not the exchange ratio and cash portion are adjusted as described above.

Upon completion of the merger, each share of Wyeth $2 Convertible Preferred Stock issued and outstanding immediately prior to completion of the merger will be converted into the right to receive one share of a new series of Pfizer preferred stock having the same powers, designations, preferences and rights (to the fullest extent practicable) as the shares of the Wyeth $2 Convertible Preferred Stock. We refer to this new series of Pfizer preferred stock in this proxy statement/prospectus as the Pfizer $2 Convertible Preferred Stock. However, on April 23, 2009, Wyeth announced that, pursuant to a request from Pfizer made in accordance with the terms and conditions of the merger agreement, Wyeth will redeem all of its outstanding Wyeth $2 Convertible Preferred Stock, effective on July 15, 2009. Therefore, it is expected that there will not be any shares of Wyeth $2 Convertible Preferred Stock outstanding at the effective time of the merger. In such case, Pfizer will not create or issue a new series of preferred stock in connection with the merger.

Treatment of Wyeth Stock Options and Other Equity-Based Awards (page 120)

Each outstanding option to acquire Wyeth common stock granted under Wyeth’s stock incentive plans, which is referred to in this proxy statement/prospectus as a Wyeth stock option, whether or not then vested and exercisable, will become fully vested and exercisable immediately prior to, and then will be canceled at, the effective time of the merger, and the holder of such option will be entitled to receive as soon as practicable after the effective time of the merger but in no event later than ten business days following the effective time of the merger an amount in cash, without interest and less any applicable tax to be withheld, equal to (i) the excess, if any, of the per share value of the merger consideration to be received by holders of Wyeth common stock in the merger over the per share exercise price of such Wyeth stock option multiplied by (ii) the total number of shares of Wyeth common stock underlying such Wyeth stock option, with the aggregate amount of such payment rounded up to the nearest cent. The “per share value of the merger consideration” is equal to the sum of (x) the cash portion of the merger consideration, plus (y) the market value of the stock portion of the merger consideration (determined based on the volume weighted average of the price of Pfizer common stock for the five consecutive trading days ending two days prior to the effective time of the merger, as such prices are reported on the NYSE Transaction Reporting System). If the per share exercise price of any Wyeth stock option is equal to or greater than the per share value of the merger consideration, then the stock option will be canceled without any payment to the stock option holder.

Also at the effective time of the merger, each outstanding share of restricted stock, each outstanding deferred stock unit award (which is referred to in this proxy statement/prospectus as a DSU) and each outstanding restricted stock unit award (which is referred to in this proxy statement/prospectus as a RSU), including each outstanding performance share unit award (but excluding certain RSUs that constitute deferred compensation, as discussed below), will become fully vested and then will be canceled and the holder of such vested awards will be entitled to receive an amount in cash, without interest and less any applicable tax to be withheld, equal to the per share value of the merger consideration in respect of each share of Wyeth common stock into which the vested portion of such outstanding restricted stock, DSU and RSU, as applicable, would otherwise be convertible (except that with respect to any performance share unit award which by the terms of the award agreement pursuant to which it was granted provides for a lesser percentage of such performance share unit award to become vested upon the effective time of the merger, such performance share unit award will only become vested as to such lesser percentage (with the remaining unvested portion being canceled without payment)). These cash amounts will be paid out as soon as practicable after the effective time of the merger but in no event later than ten business days following the effective time of the merger.

Also at the effective time of the merger, each outstanding RSU that constitutes deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (which is referred to in this proxy statement/prospectus as the “Internal Revenue Code”), and that cannot be immediately settled at closing due to tax law restrictions, which units will be referred to in this proxy statement/prospectus as 409A RSUs, will, as of the effective time of the merger, become a vested right to receive the merger consideration in respect of each share of Wyeth common stock into which such 409A RSU would otherwise be convertible. Such merger consideration will be deposited into a grantor trust in which the cash portion of the merger consideration will accrue interest at a designated market rate and the portion of the merger consideration that is Pfizer common stock will accrue dividends in the form of additional shares of Pfizer common stock in the same amount and at the same time as dividends are paid on Pfizer common stock, and all of these amounts, less any applicable tax to be withheld, will be paid out in accordance with the applicable payment schedules provided for under the applicable stock incentive plan, award agreement and/or deferral elections (which are, collectively, referred to in this proxy statement/prospectus as deferred payment terms) made by the holders of such 409A RSUs.

Also at the effective time of the merger, each phantom share of Wyeth common stock credited to any non-employee director’s account under the Wyeth Directors’ Deferral Plan (including phantom shares attributable to dividend equivalents) will be converted into the right to receive an amount in cash equal to the per share value of the merger consideration, and all such non-employee director accounts will be paid out in cash, without interest and less any applicable taxes to be withheld, as soon as practicable after the effective time of the merger but in no event later than ten business days following the effective time of the merger, except in the case of certain accounts considered “grandfathered” under Section 409A of the Internal Revenue Code, which instead will be paid out in accordance with the applicable payment schedules provided under the terms of the Directors’ Deferral Plan.

Also at the effective time of the merger, each phantom share of Wyeth common stock credited to any participant’s account under the Wyeth Supplemental Employee Savings Plan, the Wyeth 2005 (409A) Deferred Compensation Plan and the Wyeth Deferred Compensation Plan will be converted into phantom merger consideration, which, to the extent provided for under the terms of these plans, will become eligible to be reinvested in other phantom investment options provided for under these plans, to be paid (less tax withholding) to participants in such plans in accordance with the terms of the applicable plan and/or deferral and/or payment election form.

Also at the effective time of the merger, each outstanding right to receive a share of Wyeth common stock under the Wyeth Management Incentive Plan will be converted into a right to receive the merger consideration, payable in accordance with and subject to the terms of such plan.

Recommendation of the Wyeth Board of Directors (page 68)

The Wyeth board of directors believes that the merger agreement and the merger are advisable and are fair to, and in the best interests of, Wyeth and its stockholders and has approved the merger and the merger agreement. The Wyeth board of directors recommends that Wyeth stockholders vote “FOR” adoption of the merger agreement.

For the factors considered by the Wyeth board of directors in reaching its decision to approve the merger agreement, see “Proposal 1: The Merger — Wyeth’s Reasons for the Merger; Recommendation of the Wyeth Board of Directors” beginning on page 68.

In addition, the Wyeth board of directors recommends that Wyeth stockholders vote “FOR” the other Wyeth proposals described in this proxy statement/prospectus, other than the two stockholder proposals, each of which the Wyeth board of directors recommends that Wyeth stockholders vote “AGAINST”.

Opinions of Wyeth’s Financial Advisors (page 72)

In connection with the merger, the Wyeth board of directors received separate opinions, each dated January 25, 2009, from Morgan Stanley & Co. Incorporated, referred to in this proxy statement/prospectus as Morgan Stanley, and Evercore Group L.L.C., referred to in this proxy statement/prospectus as Evercore, in each case, as to the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration to be received by holders of Wyeth common stock. The full text of Morgan Stanley’s and Evercore’s written opinions, which set forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken in rendering their respective opinions, are attached as Annexes B and C, respectively, to this proxy statement/prospectus. Each opinion was directed to the Wyeth board of directors and addresses only the fairness, from a financial point of view, of the merger consideration to be received by holders of Wyeth common stock. Neither opinion addresses any other aspect of the proposed merger nor does it constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the merger agreement.

Interests of Wyeth’s Directors and Executive Officers in the Merger (page 98)

In considering the recommendation of the Wyeth board of directors with respect to the merger agreement, Wyeth stockholders should be aware that Wyeth’s directors and executive officers have interests in the merger that may be different from, or in addition to, Wyeth’s stockholders generally. The Wyeth board of directors was aware of these interests, and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to the stockholders that the merger agreement be adopted.

These interests and arrangements include:

•	vesting of all unvested Wyeth stock options held by Wyeth’s directors and employees (including all current executive officers) and the cancelation of these stock options (with holders of stock options having a per share exercise price that is less than the per share value of the merger consideration receiving an amount in cash (without interest and less tax withholding) equal to (i) the excess of the per share value of the merger consideration over the per share option exercise price, multiplied by (ii) the total number of shares of Wyeth common stock underlying all such options, but stock options having a per share exercise price that is greater than or equal to the per share value of the merger consideration being canceled without consideration);

•	vesting of all unvested RSUs held by Wyeth employees (including all executive officers), except that certain RSUs held by certain executive officers will only become vested as to 80% of such unvested RSUs, and the cancelation of all vested RSUs in exchange for an amount in cash (without interest and less tax withholding) equal to the per share value of the merger consideration for each share of Wyeth common stock into which such vested portion of the RSU would otherwise be convertible, except for RSUs that constitute deferred compensation under applicable tax rules, which will become a vested right to receive merger consideration for each share of Wyeth common stock into which such RSUs would otherwise be convertible, to be paid (less tax withholding) in accordance with the applicable deferred payment terms;

•	change-in-control severance agreements with Wyeth’s current executive officers;

•	vesting of all unvested DSUs held by Wyeth’s directors and the cancelation of those units in exchange for an amount in cash (without interest and less tax withholding) equal to the per share value of the merger consideration for each share of Wyeth common stock subject to such DSU;

•	the conversion of all phantom shares of Wyeth common stock held by (i) Wyeth’s directors under the Wyeth Directors’ Deferral Plan into the right to receive an amount in cash (without interest and less tax withholding) equal to the per share value of the merger consideration of such phantom shares and (ii) Wyeth employees (including executive officers) under the Wyeth Deferred Compensation Plans and Supplemental Employee Savings Plan into phantom merger consideration which, to the extent provided for under the terms of these plans, will become eligible to be reinvested in other phantom investment options provided for under these plans, and all amounts payable under all such plans will be paid in accordance with the applicable payment terms (less tax withholding);

•	long-term incentive awards for 2009, payable in cash, to designated Wyeth employees (including all current executive officers), which generally will become vested as to 100% of the amount of the award on the third anniversary of the applicable grant date (or, if earlier, upon a qualifying termination of employment following the effective time of the merger);

•	the continued service on the Pfizer board of directors by two members of the Wyeth board of directors who were members of the Wyeth board of directors as of the date of the merger agreement; and

•	rights to indemnification and directors’ and officers’ liability insurance.

In addition, on April 7, 2009, Pfizer announced its intention to retain certain Wyeth executive officers in senior Pfizer leadership roles following consummation of the merger. In connection with that announcement, Pfizer has entered into new employment arrangements with these executive officers contingent upon the consummation of the merger.

Board of Directors of Pfizer following Completion of the Merger (page 109)

Upon completion of the merger, it is expected that the Pfizer board of directors will be composed of 16 members. In addition to the individuals serving on the Pfizer board of directors at the effective time of the merger, two members of the Wyeth board of directors who were members of the Wyeth board of directors as of the date of the merger agreement will be appointed to the Pfizer board of directors. Pfizer’s Corporate Governance Committee will review and evaluate potential candidates from the Wyeth board of directors through customary procedures to assess the independence and qualifications of such Wyeth directors. Upon completion of the Corporate Governance Committee’s evaluation, the committee will recommend nominees. Based on the recommendation of the Corporate Governance Committee and its own independent evaluation, the Pfizer board of directors will appoint two legacy Wyeth directors to the Pfizer board of directors. The remaining directors of Wyeth will resign as of the effective time of the merger. As of the date of this proxy statement/prospectus, no determination has been made as to the identity of the two Wyeth directors who will be appointed to the Pfizer board of directors.

Regulatory Approvals Required for the Merger (page 110)

Pfizer and Wyeth have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement. These approvals include approval under, or notices pursuant to, the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, which is referred to in this proxy statement/prospectus as the HSR Act, the Council Regulation No. 4064/89 of the European Community, which is referred to in this proxy statement/prospectus as the EC Merger Regulation, the China anti-monopoly law and the applicable antitrust regulatory laws in Australia and Canada. In using its reasonable best efforts to obtain the required regulatory approvals, Pfizer may be obligated to sell, divest or dispose of certain of its assets or businesses (which may include the sale, divestiture or disposition of assets or businesses of the surviving corporation at or following the effective time of the merger) or take other action to avoid the commencement of any action to prohibit any of the transactions contemplated by the merger agreement, or if already commenced, to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any action so as to enable the closing of the merger to occur. However, Pfizer will not be required to propose, negotiate, commit to or effect any sale, divestiture or disposition of assets or business of Wyeth or its subsidiaries or Pfizer or its subsidiaries or offer to take any such action where such sale, divestiture or disposition, individually or in the aggregate, would be of assets or a business of Wyeth or its subsidiaries or Pfizer or its subsidiaries that would result in the one year loss of net sales revenues (measured by net 2008 sales revenue) in excess of $3 billion.

Expected Timing of the Merger

Wyeth and Pfizer currently expect to complete the merger during the end of the third quarter or during the fourth quarter of 2009, subject to receipt of Wyeth stockholder approval, governmental and regulatory approvals, and other usual and customary closing conditions. However, no assurance can be given as to when, or if, the merger will occur.

Financing (page 147)

On March 12, 2009, Pfizer entered into a 364-Day Bridge Loan Agreement with JPMorgan Chase Bank, N.A. as administrative agent, and the lenders thereto pursuant to which, subject to certain conditions, the lenders agreed to provide borrowings up to an aggregate principal amount of $22.5 billion. On March 24, 2009, in connection with its financing of the merger, Pfizer issued $13.5 billion of senior unsecured notes in a public offering. On June 3, 2009, in connection with its financing of the merger, Pfizer issued €5.85 billion and £1.50 billion of senior unsecured notes (totaling approximately $10.5 billion) in a private placement pursuant to Regulation S of the Securities Act. Due to the issuance of the senior unsecured notes, the bridge loan agreement has been terminated.

Material U.S. Federal Income Tax Consequences of the Merger (page 112)

The merger generally will be a taxable transaction for U.S. federal income tax purposes to U.S. holders of Wyeth common stock and/or Wyeth $2 Convertible Preferred Stock (to the extent such shares remain outstanding at the effective time of the merger). You should consult your tax advisor for a full understanding of the particular tax consequences of the merger.

Appraisal Rights (page 114)

Under Delaware law, record holders of Wyeth common stock who do not vote in favor of the adoption of the merger agreement and who properly assert their appraisal rights will be entitled to seek appraisal for, and obtain payment in cash for the judicially determined fair value of, their shares of Wyeth common stock if the merger is completed, in lieu of receiving the merger consideration. This value could be more than, the same as, or less than the value of the merger consideration. The relevant provisions of the General Corporation Law of the State of Delaware, which are referred to in this proxy statement/prospectus as the DGCL, are included as Annex D to this proxy statement/prospectus. You are encouraged to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, Wyeth stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with these provisions will result in loss of the right of appraisal. Under Delaware law, record holders of Wyeth’s $2 Convertible Preferred Stock are not entitled to appraisal rights in connection with the merger; however, if such a holder becomes a record holder of Wyeth common stock upon the conversion of Wyeth $2 Convertible Preferred Stock, such holder will be entitled to appraisal rights with respect to such common stock so long as the holder complies with the statutory requirements for exercising appraisal rights. It is expected that there will not be any shares of Wyeth $2 Convertible Preferred Stock outstanding as of the effective time of the merger as Wyeth has announced that all such shares will be redeemed effective July 15, 2009.

Listing of Pfizer Stock (page 116)

Application will be made by Pfizer to have the shares of Pfizer common stock (and Pfizer $2 Convertible Preferred Stock, if necessary, which is not expected to be the case) to be issued in the merger approved for listing on the NYSE, where Pfizer common stock currently is traded. If the merger is consummated, Wyeth shares will no longer be listed on the NYSE, and will be deregistered under the U.S. Securities Exchange Act of 1934, as amended, which is referred to in this proxy statement/prospectus as the Exchange Act.

Litigation Relating to the Merger (page 116)

Wyeth, the members of the Wyeth board of directors, Pfizer and/or Wagner Acquisition Corp. are named as defendants in purported class action lawsuits brought by Wyeth stockholders challenging Wyeth’s proposed merger with Pfizer. The plaintiffs in such actions generally allege that (i) each member of the Wyeth board of directors breached his or her fiduciary duties to Wyeth and its stockholders by authorizing the sale of Wyeth to Pfizer for what plaintiffs deem “inadequate” consideration; (ii) Wyeth directly breached and/or aided and abetted the other defendants’ alleged breach of fiduciary duties; and/or (iii) Pfizer and/or Wagner Acquisition Corp. aided and abetted the alleged breach of fiduciary duties by Wyeth and its directors. These lawsuits generally seek, among other things, to enjoin the defendants from consummating the merger on the agreed-upon terms. On June 10, 2009, Wyeth, Wyeth’s directors and Pfizer entered into a memorandum of understanding with the plaintiffs in a consolidated action brought in Delaware reflecting an agreement in principle to settle such action based on their agreement to include in this proxy statement/prospectus certain additional disclosures relating to the transaction. The memorandum of understanding is subject to customary conditions including completion of appropriate settlement documentation, completion of due diligence to confirm the fairness of the settlement, approval by the Delaware Court of Chancery, and consummation of the merger. If the settlement is consummated, such action will be dismissed with prejudice.

No Solicitation by Wyeth (page 132)

Subject to certain exceptions, Wyeth has agreed not to initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer from any third party relating to an acquisition of Wyeth, or enter into an agreement relating to an acquisition proposal by a third party. Notwithstanding these restrictions, however, the merger agreement provides that, under specified circumstances and prior to the adoption by the Wyeth stockholders of the merger agreement, in response to an unsolicited acquisition proposal or inquiry from a third party who, in the good faith judgment of the Wyeth board of directors, is credible and reasonably capable of making a proposal that is superior to the merger, Wyeth may furnish information regarding Wyeth to, and participate in discussions and negotiations with, such third party.

Conditions to Complete the Merger (page 141)

The obligations of each of Pfizer and Wyeth to complete the merger are subject to the satisfaction (or, where legally permissible, waiver) of the following conditions:

•	adoption of the merger agreement by Wyeth’s stockholders;

•	absence of any statute, law, ordinance, rule, regulation, judgment, order, injunction (whether temporary, preliminary or permanent), decision, opinion or decree issued by a court or other governmental entity in the United States or the European Union that makes the merger illegal or prohibits the consummation of the merger;

•	the applicable waiting period (and any extension thereof) under the HSR Act will have expired or been terminated, and competition approvals and authorizations required from the European Commission and China’s Ministry of Commerce and the applicable antitrust governmental authorities in Australia and Canada will have been obtained;

•	approval for the listing on the NYSE of the Pfizer common stock and, if necessary, the Pfizer $2 Convertible Preferred Stock to be issued to the Wyeth stockholders in the merger, subject to official notice of issuance;

•	the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, having been declared effective by the U.S. Securities and Exchange Commission, or the SEC, and the absence of an effective stop order suspending effectiveness of the Form S-4 or proceedings pending before the SEC for that purpose;

•	the representations and warranties of the other party will be true and correct, subject to certain materiality thresholds, as of the date of the merger agreement and as of the closing date of the merger; and

•	the other party shall have performed or complied with, in all material respects, all of its material agreements and covenants under the merger agreement at or prior to the consummation of the merger.

In addition, Pfizer’s obligation to complete the merger is subject to the lenders who are parties to the commitment letter obtained by Pfizer in connection with the execution of the merger agreement, which is referred to in this proxy statement/prospectus as the commitment letter (or, in the event that alternative financing has been arranged, the lenders or other financing sources who have committed to such alternative financing) not having declined to make the financing (or such alternate financing) available primarily by reason of the failure of either or both of the following conditions, which together are referred to in this proxy statement/prospectus as the Specified Financing Conditions:

•	Pfizer having on the closing date, and taking into account the merger, (a) an unsecured long-term obligations rating of at least “A2” (with stable, or better, outlook) and a commercial paper credit rating of at least “P-1” (which rating will be affirmed) from Moody’s Investors Services, Inc. and (b) a long-term issuer credit rating of at least “A” (with stable, or better, outlook) and a short-term issuer credit rating of at least “A-1” (which rating will be affirmed) from Standard & Poor’s Ratings Group; and

•	since December 31, 2007, and subject to specified exceptions, there not having been any event, occurrence, development or state of circumstances or facts or condition that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Pfizer.

As of June 3, 2009, Pfizer replaced the commitments provided under the bridge loan agreement with permanent financing through the issuance of senior unsecured notes, and therefore the Specified Financing Conditions are no longer applicable.

Pfizer and Wyeth cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Closing (page 118)

Under the terms of the merger agreement, the closing of the merger will occur on the fifth business day following the satisfaction or (subject to applicable law) waiver of the conditions to closing (other than conditions that, by their nature, cannot be satisfied until the closing of the merger, but subject to fulfillment or waiver of those conditions). However, if on such fifth business day, the proceeds of the financing contemplated by the commitment letter (or alternative financing) are unavailable, the closing will not be required to occur until the earlier of (i) the tenth business day after Wyeth delivers an election notice to Pfizer and (ii) December 31, 2009.

An election notice is a notice to be sent to Pfizer by Wyeth under certain circumstances for the purpose of notifying Pfizer of Wyeth’s intention to exercise its right to cause Pfizer to specifically perform its obligations under the merger agreement or its right to terminate the merger agreement in the event that Pfizer does not close the merger on the scheduled closing date. Wyeth is not permitted to deliver an election notice until the earlier of (i) the tenth business day following the satisfaction or (subject to applicable law) waiver of the conditions to closing (other than conditions that, by their nature, cannot be satisfied until the closing) and (ii) December 31, 2009. As a result, if the proceeds from Pfizer’s financing contemplated by the commitment letter (or alternative financing) were unavailable on the initially scheduled closing date, then the closing would not be required to occur until at least 15 business days following the initially scheduled closing date or, if earlier, December 31, 2009. In no event will Pfizer be obligated to close the merger prior to July 31, 2009.

Termination of the Merger Agreement (page 142)

•	Pfizer and Wyeth may mutually agree to terminate the merger agreement before completing the merger, even after stockholder approval, as long as the termination is approved by each of the Pfizer board of directors and the Wyeth board of directors.

•	In addition, either of Pfizer or Wyeth may terminate the merger agreement if:

•	the merger has not been consummated by October 31, 2009 (or if an election notice has been, or is capable of being, delivered by Wyeth to Pfizer within five business days of October 31, 2009, then such date will be extended to twenty business days after October 31, 2009, and in no event after December 31, 2009), unless all conditions have been satisfied other than the condition related to receipt of antitrust regulatory approvals, in which case the date upon which Pfizer or Wyeth may terminate the merger agreement will be extended to December 31, 2009 (such date, as may be extended, being referred to as the termination date);

•	a governmental entity in the United States or European Union has issued a final and non-appealable order, judgment, decision, opinion, decree or ruling or taken any other action permanently enjoining or otherwise permanently prohibiting the consummation of the merger;

•	Wyeth’s stockholders have failed to adopt the merger agreement; or

•	the other party has breached its respective representations, warranties, covenants or agreements under the merger agreement such that the applicable closing conditions would not be satisfied (and such breach is incapable of being cured prior to the termination date).

•	Pfizer may also terminate the merger agreement if the Wyeth board of directors changes its recommendation of the merger agreement, or takes certain other actions or fails to take certain other actions in a manner that is inconsistent with its recommendation of the merger agreement.

•	Wyeth may also terminate the merger agreement if:

•	Pfizer does not consummate the merger within five business days following the satisfaction or waiver of the conditions to the merger (other than (i) the condition relating to Pfizer’s financing sources not declining to make the financing (or alternative financing) available primarily by reason of the failure to satisfy either or both of the Specified Financing Conditions and (ii) the other conditions that, by their nature, cannot be satisfied until the closing of the merger, but subject to the fulfillment or waiver of those conditions), due to the failure of the condition described in clause (i) above, in which case, Wyeth must deliver an election notice notifying Pfizer of its intention to exercise its right to terminate the merger agreement, and may terminate the merger agreement only if Pfizer does not consummate the merger on the earlier of (x) the tenth business day following the date on which Pfizer receives such election notice and (y) December 31, 2009; or

•	at any time prior to the adoption of the merger agreement by Wyeth’s stockholders, if the Wyeth board of directors determines to enter into a superior proposal, but only if Wyeth (i) is not in material breach of its agreement not to solicit alternative proposals and (ii) the applicable termination fee is paid substantially concurrently with such termination.

As of June 3, 2009, Pfizer replaced the commitments provided under the bridge loan agreement with permanent financing through the issuance of senior unsecured notes, and therefore the termination right relating to the Specified Financing Conditions is no longer applicable.

Termination Fees and Expenses (page 144)

Termination Fees

If the merger agreement is terminated under certain circumstances including, among others, those involving a third party acquisition proposal, or a change in the Wyeth board of directors’ recommendation of the merger agreement to Wyeth’s stockholders, Wyeth may be obligated to pay Pfizer a termination fee of up to $2 billion (and, in addition, reimburse Pfizer for up to $700 million of Pfizer’s actual expenses incurred in connection with the merger under certain circumstances relating to a change in recommendation by the Wyeth board of directors). In addition, if all conditions to the merger agreement are satisfied or waived (excluding (i) the condition relating to Pfizer’s financing sources not declining to make the financing (or alternative financing) available primarily by reason of the failure to satisfy either or both of the Specified Financing Conditions and (ii) the other conditions that, by their nature, cannot be satisfied until the closing of the merger, but subject to the fulfillment or waiver of those conditions) and Pfizer does not consummate the merger, then Wyeth may terminate the merger agreement and require Pfizer to pay a cash termination fee of $4.5 billion on or after the tenth business day following delivery of an election notice if the closing has not occurred.

As of June 3, 2009, Pfizer replaced the commitments provided under the bridge loan agreement with permanent financing through the issuance of senior unsecured notes, and therefore the Specified Financing Conditions and the $4.5 billion termination fee are no longer applicable.

Other Fees and Expenses

Generally, except as noted above, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses.

Specific Performance (page 145)

Each party is entitled to seek an injunction or injunctions to prevent a breach of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware. This remedy is in addition to any other remedy to which the parties are entitled at law or in equity.

However, if Pfizer does not consummate the merger within five business days following the satisfaction or waiver (subject to applicable law) of the conditions to the merger (excluding conditions that, by their nature, cannot be satisfied until the closing of the merger, but subject to the fulfillment or waiver of those conditions) and if the proceeds from the financing (or alternative financing) are unavailable on such date, then Wyeth may deliver to Pfizer an election notice exercising its right to seek specific performance, and Wyeth cannot require Pfizer to close until a date that is the earlier of (x) the tenth business day following the day on which Pfizer receives an election notice from Wyeth and (y) December 31, 2009. If Pfizer fails to consummate the merger due to Pfizer’s financing sources declining to make the financing (or alternative financing) available primarily by reason of the non-satisfaction of either or both of the Specified Financing Conditions, Wyeth does not have the right to require Pfizer to consummate the merger. As of June 3, 2009, Pfizer replaced the commitments provided under the bridge loan agreement with permanent financing through the issuance of senior unsecured notes, and therefore the Specified Financing Conditions are no longer applicable.

Comparative Per Share Market Price and Dividend Information (page 20)

Pfizer common stock is listed on the NYSE under the symbol “PFE.” Wyeth common stock is listed on the NYSE under the symbol “WYE.” The following table shows the closing sale prices of Pfizer common stock and Wyeth common stock as reported on the NYSE on January 23, 2009, the last trading day before the merger agreement was announced, and on June 16, 2009, the last full trading day before the date of this proxy statement/prospectus. This table also shows the implied value of the merger consideration proposed for each share of Wyeth common stock, which was calculated by adding (a) the cash portion of the merger consideration, or $33.00 and (b) the closing price of Pfizer’s common stock as of the specified date, multiplied by the exchange ratio of 0.985.

			Implied per Share
	Pfizer	Wyeth	Value of Merger
	Common Stock	Common Stock	Consideration

At January 23, 2009	$17.45	$43.74	$50.19
At June 16, 2009	$14.16	$44.05	$46.95

The market price of Pfizer common stock and Wyeth common stock will fluctuate prior to the merger. You should obtain current market quotations for the shares.

Pfizer currently pays a quarterly dividend on its common stock and last paid dividends on June 2, 2009, of $0.16 per share. In January 2009, Pfizer announced that it would reduce its quarterly dividend per share to $0.16, effective with the dividend to be paid in the second quarter of 2009. Under the terms of the merger agreement, during the period before the closing of the merger, Pfizer is prohibited from paying any dividends other than its regular quarterly dividends at the current rate, which is not to exceed $0.16 per share.

Wyeth currently pays a quarterly dividend on its common stock, and last paid dividends on June 1, 2009, of $0.30 per share. On June 11, 2009, Wyeth announced its next dividend of $0.30 per share, which will be payable on September 1, 2009. Under the terms of the merger agreement, during the period before the closing of the merger, Wyeth is prohibited from paying any dividends other than its regular quarterly dividends at the current rate, which is not to exceed $0.30 per share.

Rights of Wyeth Stockholders Will Change as a Result of the Merger (page 151)

Wyeth stockholders receiving merger consideration will have different rights once they become Pfizer stockholders due to differences between the governing documents of Pfizer and Wyeth. These differences are described in detail under “Comparison of Rights of Pfizer Stockholders and Wyeth Stockholders.”

Wyeth Annual Meeting (pages 52 and 165)

The meeting will be held in the Plaza Ballroom of the Hyatt Morristown at Headquarters Plaza located at 3 Speedwell Avenue, Morristown, New Jersey on July 20, 2009 at 9:00 a.m., Eastern Daylight Time. At the meeting, Wyeth stockholders will be asked to vote on the following proposals:

•	to adopt the merger agreement;

•	to approve the adjournment of the meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the meeting;

•	to elect to the Wyeth board of directors each of the nominees for director named in this proxy statement/prospectus;

•	to ratify the appointment of PricewaterhouseCoopers LLP as Wyeth’s independent registered public accounting firm for 2009; and

•	the following two stockholder proposals:

•	a stockholder proposal regarding reporting on Wyeth’s political contributions and trade association payments; and

•	a stockholder proposal regarding special stockholder meetings.

Record Date.  Only holders of record at the close of business on June 5, 2009 will be entitled to vote at the meeting, provided that such shares remain outstanding on the date of the meeting. As of the close of business on the record date of June 5, 2009, there were 1,333,898,690 shares of Wyeth common stock and 7,600 shares of Wyeth $2 Convertible Preferred Stock outstanding and entitled to vote at the meeting. Each holder of Wyeth common stock is entitled to one vote for each share of common stock owned as of the record date. Each holder of Wyeth $2 Convertible Preferred Stock is entitled to 36 votes for each share of Wyeth $2 Convertible Preferred Stock owned as of the record date, provided that such shares are outstanding on the date of the meeting. On April 23, 2009, Wyeth announced that, pursuant to a request from Pfizer made in accordance with the terms and conditions of the merger agreement, Wyeth will redeem all of its outstanding Wyeth $2 Convertible Preferred Stock, effective on July 15, 2009; accordingly, Wyeth $2 Convertible Preferred Stock will not be outstanding at the time of the meeting and former holders thereof will not be entitled to vote such shares at the meeting.

Required Vote.  To adopt the merger agreement, the holders of a majority of the combined voting power of the outstanding shares of Wyeth common stock and Wyeth $2 Convertible Preferred Stock entitled to vote on the proposal, voting together as a single class, must vote in favor of adoption of the merger agreement. Because approval is based on the affirmative vote of a majority of the combined voting power of the shares outstanding, a Wyeth stockholder’s failure to vote or an abstention will have the same effect as a vote against adoption of the merger agreement.

Nominees receiving a majority of the votes cast will be elected as a director. Abstentions and failures to be present to vote will have no effect on the election of directors.

All other matters on the agenda will be decided by the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote thereon in accordance with Wyeth’s bylaws. Because approval of such other matters is based on the affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote, abstentions will have the same effect as a vote against such matters, but failures to be present to vote will have no effect on such matters.

As of the close of business on the record date, directors and executive officers of Wyeth and their affiliates had the right to vote approximately 1,165,000 shares of Wyeth common stock (and no shares of Wyeth $2 Convertible Preferred Stock), or less than 0.1% of the combined voting power of the outstanding Wyeth common stock and preferred stock entitled to be voted at the meeting. As of the close of business on the record date, Pfizer had the right to vote 1,000 shares of Wyeth common stock which Pfizer will be entitled to vote at the meeting.

No Pfizer Stockholder Approval

Pfizer stockholders are not required to adopt the merger agreement or approve the merger or the issuance of shares of Pfizer common stock as part of the merger consideration.

COMPARATIVE PER SHARE DATA

The following table sets forth selected historical per share information of Pfizer and Wyeth and unaudited pro forma combined per share information after giving effect to the merger between Pfizer and Wyeth, under the acquisition method of accounting, assuming that 0.985 of a share of Pfizer common stock had been issued in exchange for each outstanding share of Wyeth common stock. The acquisition method of accounting is based on Statement of Financial Accounting Standards (which is referred to in this proxy statement/prospectus as SFAS) No. 141R (SFAS No. 141R), Business Combinations, as amended, which Pfizer adopted on January 1, 2009, and uses the fair value concepts defined in SFAS No. 157, Fair Value Measurements, as amended, which Pfizer has adopted as required. SFAS No. 141R, as amended, requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date and that the fair value of in-process research and development be recorded on the balance sheet regardless of the likelihood of success as of the acquisition date. The acquisition accounting is dependent upon certain valuations of Wyeth’s assets and liabilities and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments reflect the assets and liabilities of Wyeth at their preliminary estimated fair values. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the unaudited pro forma combined per share information set forth in the following table.

In accordance with the requirements of the SEC, the pro forma and pro forma equivalent per share information gives effect to the merger as if the merger had been effective on January 1, 2008, in the case of income from continuing operations and dividends paid data, and March 29, 2009, in the case of book value per share data. You should read this information in conjunction with the selected historical financial information, included elsewhere in this proxy statement/prospectus, and the historical financial statements of Pfizer and Wyeth and related notes that have been filed with the SEC, certain of which are incorporated in this proxy statement/prospectus by reference. See “Selected Consolidated Historical Financial Data of Pfizer” beginning on page 22, “Selected Consolidated Historical Financial Data of Wyeth” beginning on page 26 and “Where You Can Find More Information” beginning on page 247. The unaudited Pfizer pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included in this proxy statement/prospectus. See “Pfizer and Wyeth Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 28. The historical per share information of Pfizer and Wyeth below is derived from audited financial statements as of and for the year ended December 31, 2008 and the unaudited condensed consolidated financial statements as of and for the quarterly period ended March 29, 2009, for Pfizer, and March 31, 2009, for Wyeth. The unaudited pro forma Wyeth per share equivalents are calculated by multiplying the unaudited Pfizer pro forma combined per share amounts by the exchange ratio of 0.985. The exchange ratio does not include the $33.00 cash portion of the merger consideration.

The unaudited pro forma combined per share information does not purport to represent what the actual results of operations of Pfizer and Wyeth would have been had the companies been combined during these periods or to project Pfizer’s and Wyeth’s results of operations that may be achieved after the merger.

	As of and for the	As of and for the
	Three Months Ended	Year Ended
COMPARATIVE PER SHARE DATA	March 29, 2009	December 31, 2008

UNAUDITED PFIZER PRO FORMA COMBINED
Per common share data:
Income from continuing operations:
Basic	$0.42	$1.13
Diluted	0.42	1.12
Cash dividends(1)	N/A	N/A
Book value(2)	9.85	N/A

	As of and for the	As of and for the
	Three Months Ended	Year Ended
COMPARATIVE PER SHARE DATA	March 29, 2009	December 31, 2008

PFIZER-HISTORICAL
Per common share data:
Income from continuing operations:
Basic	$0.41	$1.19
Diluted	0.40	1.19
Cash dividends paid(1)	0.32	1.28
Book value(2)	8.96	8.56

	As of and for the	As of and for the
	Three Months Ended	Year Ended
	March 31, 2009	December 31, 2008

WYETH HISTORICAL
Per common share data:
Income from continuing operations:
Basic	$0.90	$3.31
Diluted	0.89	3.27
Cash dividends paid(1)	0.30	1.14
Book value(2)	14.81	14.40
UNAUDITED PRO FORMA WYETH EQUIVALENTS(3)
Per common share data:
Income from continuing operations:
Basic	$0.41	$1.11
Diluted	0.41	1.10
Cash dividends(1)	N/A	N/A
Book value	9.70	N/A

(1)	On June 2, 2009, Pfizer paid a second quarter 2009 dividend of $0.16 per share of common stock. On March 3, 2009, Pfizer paid a first quarter 2009 dividend of $0.32 per share of common stock. In January 2009, Pfizer announced that, effective with the dividend to be paid in the second quarter of 2009, its quarterly dividend per share of common stock would be reduced to $0.16 ($0.80 per share of common stock annualized for 2009). Following the first quarter of 2009, Pfizer will not declare or pay a quarterly dividend in excess of $0.16 per share of common stock prior to consummation of the merger and any future payment of Pfizer’s quarterly dividend is subject to future approval and declaration by the Pfizer board of directors. On June 1, 2009, Wyeth paid a second quarter 2009 dividend of $0.30 per share of common stock. On March 2, 2009, Wyeth paid a first quarter dividend of $0.30 per share of common stock ($1.20 per share of common stock annualized). On June 11, 2009, Wyeth declared its next dividend of $0.30 per share, which will be payable on September 1, 2009. Wyeth will not declare or pay a quarterly dividend in excess of $0.30 per share of common stock prior to consummation of the merger and any future payment of Wyeth’s quarterly dividend is subject to future approval and declaration by the Wyeth board of directors. The dividend policy of Pfizer following the merger will be determined by the Pfizer board of directors following the merger.

(2)	Amount is calculated by dividing stockholders’ equity by common shares outstanding. Pro forma book value per share as of December 31, 2008 is not meaningful as purchase accounting adjustments were calculated as of March 29, 2009.

(3)	Amounts are calculated by multiplying unaudited Pfizer pro forma combined per share amounts by the exchange ratio in the merger (0.985 of a share of Pfizer common stock for each share of Wyeth common stock).

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Market Prices

Each of Pfizer common stock and Wyeth common stock is listed on the NYSE. The following table sets forth the high and low sales prices of shares of Pfizer common stock and Wyeth common stock as reported on the NYSE, and the quarterly cash dividends declared per share for the periods indicated.

	Pfizer Common Stock				Wyeth Common Stock
	High	Low	Dividend		High	Low	Dividend

2007
First Quarter	$27.41	$24.55	$0.29		$52.25	$47.75	$0.26
Second Quarter	$27.73	$25.23	$0.29		$62.20	$50.51	$0.26
Third Quarter	$26.15	$23.13	$0.29		$58.00	$43.65	$0.26
Fourth Quarter	$25.71	$22.24	$0.29		$49.54	$43.65	$0.28
2008
First Quarter	$24.24	$20.19	$0.32		$48.84	$38.39	$0.28
Second Quarter	$21.60	$17.12	$0.32		$48.72	$41.21	$0.28
Third Quarter	$20.13	$17.16	$0.32		$49.80	$35.80	$0.28
Fourth Quarter	$19.39	$14.26	$0.32		$38.80	$28.06	$0.30
2009
First Quarter	$18.48	$11.62	$0.32	(1)	$45.33	$36.40	$0.30
Second Quarter (through June 16, 2009)	$15.60	$12.75	$0.16	(1)	$45.24	$41.63	$0.30	(2)

(1)	In January 2009, Pfizer announced that it would reduce its quarterly dividend per share to $0.16, effective with the dividend to be paid in the second quarter of 2009. See below for more information about dividends.

(2)	On June 11, 2009, Wyeth announced its next dividend of $0.30 per share, which will be payable on September 1, 2009.

On January 22, 2009, the last trading day before the publication of press reports regarding a potential merger, the high and low sales prices of shares of Pfizer common stock as reported on the NYSE were $17.34 and $17.02, respectively. On January 23, 2009, the last trading day before the merger agreement was announced, the high and low sales prices of shares of Pfizer common stock as reported on the NYSE were $17.52 and $16.55, respectively. On June 16, 2009, the last full trading day before the date of this proxy statement/prospectus, the high and low sale prices of shares of Pfizer common stock as reported on the NYSE were $14.46 and $14.11, respectively.

On January 22, 2009, the last trading day before the publication of press reports regarding a potential merger, the high and low sales prices of shares of Wyeth common stock as reported on the NYSE were $39.42 and $38.08, respectively. On January 23, 2009, the last trading day before the merger agreement was announced, the high and low sales prices of shares of Wyeth common stock as reported on the NYSE were $44.88 and $41.70, respectively. On June 16, 2009, the last full trading day before the date of this proxy statement/prospectus, the high and low sale prices of shares of Wyeth common stock as reported on the NYSE were $44.37 and $43.81, respectively.

Pfizer stockholders and Wyeth stockholders are advised to obtain current market quotations for Pfizer common stock and Wyeth common stock. The market price of Pfizer common stock and Wyeth common stock will fluctuate between the date of this proxy statement/prospectus and the completion of the merger. No assurance can be given concerning the market price of Pfizer common stock before or after the effective time of the merger or Wyeth common stock before the effective time of the merger.

Dividends

Pfizer currently pays a quarterly dividend on its common stock and last paid dividends on June 2, 2009, of $0.16 per share. In January 2009, Pfizer announced that it would reduce its quarterly dividend per share to $0.16, effective with the dividend to be paid in the second quarter of 2009. Under the terms of the merger agreement, during the period before the closing of the merger, Pfizer is prohibited from paying any dividends other than its regular quarterly dividends at the current rate, which is not to exceed $0.16 per share.

Wyeth currently pays a quarterly dividend on its common stock and last paid dividends on June 1, 2009, of $0.30 per share. On June 11, 2009, Wyeth declared its next dividend of $0.30 per share, which will be payable on September 1, 2009. Under the terms of the merger agreement, during the period before the closing of the merger, Wyeth is prohibited from paying any dividends other than its regular quarterly dividends at the current rate, not in excess of $0.30 per share.

After completion of the merger, former Wyeth stockholders who hold the Pfizer stock they received as part of the merger consideration will receive whatever dividends are declared and paid on Pfizer stock following the merger. There can be no assurance that any regular quarterly dividends will be declared or paid by Pfizer or as to the amount or timing of such dividends, if any. Any future dividends will be made at the discretion of the Pfizer board of directors.

Until you have provided to the exchange agent your signed letter of transmittal and any other items specified by the letter of transmittal with respect to your shares of Wyeth common stock, any dividends or other distributions declared after the effective time of the merger with respect to Pfizer common stock into which shares of Wyeth common stock may have been converted will accrue but will not be paid with respect to your shares. Pfizer will pay to former Wyeth stockholders any unpaid dividends or other distributions, without interest, only after they have duly surrendered their Wyeth stock certificates. On April 23, 2009, Wyeth announced that, pursuant to a request from Pfizer made in accordance with the terms and conditions of the merger agreement, Wyeth will redeem all of its outstanding Wyeth $2 Convertible Preferred Stock, effective on July 15, 2009. Therefore, it is expected that there will not be any shares of Wyeth $2 Convertible Preferred Stock outstanding at the effective time of the merger. In such case, Pfizer will not create or issue a new series of preferred stock in connection with the merger.

No comparative information exists with respect to the Wyeth $2 Convertible Preferred Stock and Pfizer $2 Convertible Preferred Stock because there are currently no shares of Pfizer $2 Convertible Preferred Stock authorized, issued or outstanding.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF PFIZER

The selected financial data of Pfizer for each of the years ended December 31, 2008, 2007 and 2006 and as of December 31, 2008 and 2007 are derived from Pfizer’s audited consolidated financial statements and related notes contained in its Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference into this proxy statement/prospectus. The selected financial data of Pfizer for each of the years ended December 31, 2005 and 2004 and as of December 31, 2006, 2005 and 2004 have been derived from Pfizer’s audited consolidated financial statements for such years, which have not been incorporated into this proxy statement/prospectus by reference. The selected financial data of Pfizer as of and for the three months ended March 29, 2009 and March 30, 2008 are derived from Pfizer’s unaudited condensed consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarterly period ended March 29, 2009, which is incorporated by reference into this proxy statement/prospectus. Pfizer’s management believes the interim financial statements include all normal and recurring adjustments that are considered necessary for the fair presentation of the results for the interim period. The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Pfizer or the combined company, and you should read the following information together with Pfizer’s audited consolidated financial statements, the notes related thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Pfizer’s Annual Report on Form 10-K for the year ended on December 31, 2008, and Pfizer’s unaudited condensed consolidated financial statements, the notes related thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Pfizer’s Quarterly Report on Form 10-Q for the quarterly period ended March 29, 2009, which are incorporated by reference into this proxy statement/prospectus.

	As of/for Three
	Months Ended
	March 29,	March 30,	As of/for the Year Ended December 31
	2009	2008	2008	2007	2006	2005	2004
	($ in millions, except ratios and per common share data)

Revenues	$10,867	$11,848	$48,296	$48,418	$48,371	$47,405	$48,988
Research and development expenses(a)	1,705	1,791	7,945	8,089	7,599	7,256	7,513
Other costs and expenses	4,805	5,924	27,349	28,234	25,586	26,341	25,850
Acquisition-related in-process research and development charges(b)	—	398	633	283	835	1,652	1,071
Restructuring charges and acquisition-related costs(c)	554	178	2,675	2,534	1,323	1,356	1,151

Income from continuing operations before provision for taxes on income, allocation to noncontrolling interests and cumulative effect of a change in accounting principles	3,803	3,557	9,694	9,278	13,028	10,800	13,403
Provision for taxes on income	(1,074)	(763)	(1,645)	(1,023)	(1,992)	(3,178)	(2,460)
Income from continuing operations attributable to Pfizer Inc. before cumulative effect of a change in accounting principles	2,728	2,788	8,026	8,213	11,024	7,610	10,936
Discontinued operations — net of tax	1	(4)	78	(69)	8,313	498	425
Cumulative effect of a change in accounting principles — net of tax(d)	—	—	—	—	—	(23)	—

Net income attributable to Pfizer Inc.	2,729	2,784	8,104	8,144	19,337	8,085	11,361

	As of/for Three
	Months Ended
	March 29,	March 30,	As of/for the Year Ended December 31
	2009	2008	2008	2007	2006	2005	2004
	($ in millions, except ratios and per common share data)

Effective tax rate — continuing operations	28.2%	21.5%	17.0%	11.0%	15.3%	29.4%	18.4%
Depreciation and amortization(e)	$1,008	$1,487	$5,090	$5,200	$5,293	$5,576	$5,093
Property, plant and equipment additions(e)	253	483	1,701	1,880	2,050	2,106	2,601
Cash dividends paid	2,133	2,138	8,541	7,975	6,919	5,555	5,082
Working capital(f)	30,913	29,329	16,067	25,014	25,559	18,433	17,582
Property, plant and equipment, less accumulated depreciation	12,936	15,383	13,287	15,734	16,632	16,233	17,593
Total assets(f)	122,932	118,550	111,148	115,268	115,546	116,970	125,848
Long-term debt	21,064	8,143	7,963	7,314	5,546	6,347	7,279
Long-term capital(g)	84,354	83,144	68,662	80,134	84,993	81,895	88,959
Total Pfizer Inc. stockholders’ equity	60,255	67,417	57,556	65,010	71,358	65,764	68,433
Earnings per common share — basic:
Income from continuing operations attributable to Pfizer Inc. before cumulative effect of a change in accounting principles	0.41	0.41	1.19	1.19	1.52	1.03	1.45
Discontinued operations — net of tax	—	—	0.01	(0.01)	1.15	0.07	0.06
Cumulative effect of a change in accounting principles — net of tax(d)	—	—	—	—	—	—	—

Net income attributable to Pfizer Inc.	0.41	0.41	1.20	1.18	2.67	1.10	1.51

Earnings per common share — diluted:
Income from continuing operations attributable to Pfizer Inc. before cumulative effect of a change in accounting principles	0.40	0.41	1.19	1.18	1.52	1.02	1.43
Discontinued operations — net of tax	—	—	0.01	(0.01)	1.14	0.07	0.06
Cumulative effect of a change in accounting principles — net of tax(d)	—	—	—	—	—	—	—

Net income attributable to Pfizer Inc.	0.40	0.41	1.20	1.17	2.66	1.09	1.49

Market value per share (December 31)	—	—	17.71	22.73	25.90	23.32	26.89
Market value per share (March 29, 2009/March 30, 2008)	14.04	20.50	—	—	—	—	—
Return on Pfizer Inc. stockholders’ equity	4.63%	4.20%	13.22%	11.94%	28.20%	12.0%	17.7%
Cash dividends paid per common share	$0.32	$0.32	$1.28	$1.16	$0.96	$0.76	$0.68

	As of/for Three
	Months Ended
	March 29,	March 30,	As of/for the Year Ended December 31
	2009	2008	2008	2007	2006	2005	2004
	($ in millions, except ratios and per common share data)

Pfizer Inc. stockholders’ equity per common share	$8.96	$10.00	$8.56	$9.65	$10.05	$8.98	$9.21
Current ratio	2.32:1	2.35:1	1.59:1	2.15:1	2.16:1	1.65:1	1.63:1
Weighted-average shares used to calculate:
Basic earnings per common share amounts	6,723	6,739	6,727	6,917	7,242	7,361	7,531
Diluted earnings per common share amounts	6,753	6,762	6,750	6,939	7,274	7,411	7,614

(a)	Research and development expenses includes co-promotion charges and milestone payments for intellectual property rights of $150 million in the three months ended March 29, 2009; $377 million in 2008; $603 million in 2007; $292 million in 2006; $156 million in 2005 and $160 million in 2004.

(b)	In the three months ended March 30, 2008 and in the years ended December 31, 2008, 2007, 2006, 2005 and 2004, Pfizer recorded charges for the estimated portion of the purchase price of acquisitions allocated to in-process research and development. As a result of adopting Financial Accounting Standards Board Statement of Financial Accounting Standards No. 141R, Business Combinations, as amended, beginning January 1, 2009, acquisition-related in-process research and development related to future acquisitions will be recorded on Pfizer’s consolidated balance sheet as indefinite-lived intangible assets. Pfizer made no acquisitions in the first-quarter of 2009.

(c)	Restructuring charges and acquisition-related costs primarily includes the following:

Three months ended March 29, 2009 — Restructuring charges of $157 million related to Pfizer’s cost-reduction initiatives and acquisition-related costs of $397 million related to Pfizer’s pending acquisition of Wyeth. The acquisition-related costs are comprised of transaction costs of $369 million and pre-integration and other costs of $28 million. The transaction costs include banking, legal, accounting and other costs directly related to Pfizer’s pending acquisition of Wyeth and through March 29, 2009 substantially represent fees related to the bridge-term facility entered into with financial institutions on March 12, 2009 to partially fund the pending acquisition of Wyeth. Pre-integration costs represent external, incremental costs directly related to Pfizer’s pending acquisition of Wyeth and include costs associated with preparing for systems and other integration activities.

Three months ended March 30, 2008 — Restructuring charges of $178 million related to Pfizer’s cost-reduction initiatives.

2008 — Restructuring charges of $2.6 billion related to Pfizer’s cost-reduction initiatives.

2007 — Restructuring charges of $2.5 billion related to Pfizer’s cost-reduction initiatives.

2006 — Restructuring charges of $1.3 billion related to Pfizer’s cost-reduction initiatives.

2005 — Integration costs of $532 million and restructuring charges of $372 million related to Pfizer’s acquisition of Pharmacia in 2003 and restructuring charges of $438 million related to Pfizer’s cost-reduction initiatives.

2004 — Integration costs of $454 million and restructuring charges of $680 million related to Pfizer’s acquisition of Pharmacia in 2003.

(d)	In 2005, as a result of the Financial Accounting Standards Board adopting Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, referred to as FIN 47, Pfizer recorded a non-cash pre-tax charge of $40 million ($23 million, net of tax).

(e)	Includes discontinued operations.

(f)	For 2005 and 2004, includes assets held for sale of Pfizer’s Consumer Healthcare business, and for 2004, also includes in-vitro allergy and autoimmune diagnostic testing, surgical ophthalmic, certain European generics, confectionery and shaving businesses and the femhrt, Loestrin and Estrostep women’s health product lines.

(g)	Defined as long-term debt, deferred taxes, noncontrolling interests and Pfizer Inc. stockholders’ equity.

Pfizer’s ratio of fixed charges and preference dividends to earnings for the three months ended March 29, 2009 is attached as an exhibit to Pfizer’s Quarterly Report on Form 10-Q for the quarterly period ended March 29, 2009, which is incorporated by reference into this proxy statement/prospectus. Pfizer’s ratio of combined fixed charges and preference dividends to earnings for 2004 through 2008 is attached as an exhibit to Pfizer’s Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference into this proxy statement/prospectus.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF WYETH

The selected financial data of Wyeth for each of the years ended December 31, 2008, 2007 and 2006 and as of December 31, 2008 and 2007 are derived from Wyeth’s audited consolidated financial statements and related notes contained in its Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference into this proxy statement/prospectus. The selected financial data of Wyeth for each of the years ended December 31, 2005 and 2004 and as of December 31, 2006, 2005 and 2004 have been derived from Wyeth’s audited consolidated financial statements for such years, which have not been incorporated into this proxy statement/prospectus by reference. The selected financial data of Wyeth as of and for the three months ended March 31, 2009 and March 31, 2008 are derived from Wyeth’s unaudited consolidated condensed financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, which is incorporated by reference into this proxy statement/prospectus. Wyeth’s management believes the interim financial statements include all normal and recurring adjustments that are considered necessary for the fair presentation of the results for the interim period. The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Wyeth or the combined company, and you should read the following information together with Wyeth’s audited consolidated financial statements, the notes related thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Wyeth’s Annual Report on Form 10-K for the year ended on December 31, 2008 and Wyeth’s unaudited consolidated condensed financial statements, the notes related thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Wyeth’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, which are incorporated by reference into this proxy statement/prospectus.

	Three Months Ended March 31,		Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	($ in thousands, except per common share data)

Summary of Net Revenue and Earnings
Net revenue	$5,376,973	$5,710,649	$22,833,908	$22,399,798	$20,350,655	$18,755,790	$17,358,028
Income (loss) from continuing operations(a)(b)	1,198,160	1,196,947	4,417,833	4,615,960	4,196,706	3,656,298	1,233,997
Diluted earnings (loss) per share from continuing operations(a)(b)	0.89	0.89	3.27	3.38	3.08	2.70	0.91
Dividends per common share	0.30	0.28	1.14	1.06	1.01	0.94	0.92
Period-End Financial Position
Current assets	$23,739,097	$23,142,165	$23,481,340	$22,983,598	$17,514,241	$18,044,841	$14,438,029
Current liabilities	6,249,088	6,624,069	6,850,423	7,324,279	7,221,848	9,947,961	8,535,542
Total assets	43,998,392	43,456,557	44,031,724	42,717,282	36,478,715	35,841,126	33,629,704
Long-term debt	10,740,734	11,669,921	10,826,013	11,492,881	9,096,743	9,231,479	7,792,311
Average stockholders’ equity	19,450,436	18,759,347	18,692,189	16,431,645	13,323,562	10,921,136	9,571,142
Outstanding Shares
Weighted average common shares outstanding used for diluted earnings (loss) per share calculation (in thousands)	1,354,297	1,360,311	1,357,466	1,374,342	1,374,053	1,363,417	1,354,489

(a)	See “Management’s Discussion and Analysis of Financial Condition and Results of Operation” contained in Wyeth’s Annual Report on Form 10-K for the year ended December 31, 2008 and Wyeth’s Quarterly

Report on Form 10-Q for the quarterly period ended March 31, 2009 for a discussion of productivity initiatives and other significant items for the years ended December 31, 2008, 2007 and 2006 and for the three months ended March 31, 2009 and March 30, 2008.

(b)	Pre-tax charges of $4,500,000 in 2004, related to the litigation brought against Wyeth regarding the use of the diet drugs Redux or Pondimin are included in Income (loss) from continuing operations.

PFIZER AND WYETH

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined statements of income for the fiscal year ended December 31, 2008 and for the three months ended March 29, 2009 combine the historical consolidated statements of income of Pfizer and Wyeth, giving effect to the merger as if it had occurred on January 1, 2008. The unaudited pro forma condensed combined balance sheet as of March 29, 2009 combines the historical consolidated balance sheets of Pfizer and Wyeth, giving effect to the merger as if it had occurred on March 29, 2009. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statements of income, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the:

•	separate historical financial statements of Pfizer as of and for the year ended December 31, 2008 and the related notes included in Pfizer’s Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference into this proxy statement/prospectus;

•	separate historical financial statements of Wyeth as of and for the year ended December 31, 2008 and the related notes included in Wyeth’s Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference into this proxy statement/prospectus;

•	separate historical financial statements of Pfizer as of and for the three months ended March 29, 2009 and the related notes included in Pfizer’s Quarterly Report on Form 10-Q for the quarterly period ended March 29, 2009, which is incorporated by reference into this proxy statement/prospectus; and

•	separate historical financial statements of Wyeth as of and for the three months ended March 31, 2009 and the related notes included in Wyeth’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, which is incorporated by reference into this proxy statement/prospectus.

For ease of reference, all pro forma statements use Pfizer’s period-end date and no adjustments were made to Wyeth’s reported information for its different quarter-end date.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the merger been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. There were no material transactions between Pfizer and Wyeth during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under existing U.S. generally accepted accounting principles, or GAAP standards, which are subject to change and interpretation. Pfizer has been treated as the acquirer in the merger for accounting purposes. The acquisition accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the merger or the costs to integrate the operations of Pfizer and Wyeth or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

Unaudited Pro Forma Condensed Combined

Statement of Income
For the Year Ended December 31, 2008

			Pro Forma
			Adjustments		Pro Forma
	Pfizer	Wyeth	(Note 6)		Combined
	(In millions, except per share data)

Revenues	$48,296	22,834			71,130
Cost and expenses:
Cost of sales	8,112	5,906			14,018
Selling, informational and administrative expenses	14,537	6,542			21,079
Research and development expenses	7,945	3,309			11,254
Amortization of intangible assets	2,668	79	2,895	(a)	5,642
Acquisition-related in-process research and development charges	633	31			664
Restructuring charges and acquisition-related costs	2,675	467			3,142
Other deductions-net	2,032	142	2,086	(b)	4,260

Income from continuing operations before provision for taxes on income	9,694	6,358	(4,981)		11,071
Provision for taxes on income	1,645	1,920	(1,606	)(c)	1,959

Income from continuing operations before allocation to noncontrolling interests	8,049	4,438	(3,375)		9,112
Less: Net income attributable to noncontrolling interests	23	20			43

Income from continuing operations attributable to Pfizer/Wyeth	$8,026	4,418	(3,375)		9,069

Income from continuing operations attributable to Pfizer/Wyeth per common share — basic	$1.19	3.31			1.13

Income from continuing operations attributable to Pfizer/Wyeth per common share — diluted	$1.19	3.27			1.12

Weighted-average shares used to calculate earnings per common share amounts:
Basic	6,727	1,333	(20)		8,040

Diluted	6,750	1,357	(45)		8,062

Cash dividends paid per common share	$1.28	1.14

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 6. Pro Forma Adjustments beginning on page 41.

Unaudited Pro Forma Condensed Combined

Statement of Income
For the Three Months Ended March 29, 2009

			Pro Forma
			Adjustments		Pro Forma
	Pfizer	Wyeth	(Note 6)		Combined
	(In millions, except per share data)

Revenues	$10,867	5,377			16,244
Cost and expenses:
Cost of sales	1,408	1,305			2,713
Selling, informational and administrative expenses	2,876	1,550			4,426
Research and development expenses	1,705	773			2,478
Amortization of intangible assets	578	19	724	(a)	1,321
Restructuring charges and acquisition-related costs	554	99	(396	)(d)	257
Other (income)/deductions-net	(57)	(62)	452	(b)	333

Income from continuing operations before provision for taxes on income	3,803	1,693	(780)		4,716
Provision for taxes on income	1,074	490	(226	)(c)	1,338

Income from continuing operations before allocation to noncontrolling interests	2,729	1,203	(554)		3,378
Less: Net income attributable to noncontrolling interests	1	5			6

Income from continuing operations attributable to Pfizer/Wyeth	$2,728	1,198	(554)		3,372

Income from continuing operations attributable to Pfizer/Wyeth per common share — basic	$.41	.90			.42

Income from continuing operations attributable to Pfizer/Wyeth per common share — diluted	$.40	.89			.42

Weighted-average shares used to calculate earnings per common share amounts:
Basic	6,723	1,332	(19)		8,036

Diluted	6,753	1,354	(41)		8,066

Cash dividends paid per common share	$.32	.30

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 6. Pro Forma Adjustments beginning on page 41.

Unaudited Pro Forma Condensed Combined

Balance Sheet
As of March 29, 2009

			Pro Forma
			Adjustments		Pro Forma
	Pfizer	Wyeth	(Note 6)		Combined
	(In millions)

ASSETS
Cash and cash equivalents	$1,247	8,830	(8,830	)(e)	1,247
Short-term investments	32,805	5,717	(27,428	)(e)	11,094
Accounts receivable, less allowance for doubtful accounts	9,596	3,632			13,228
Short-term loans	793				793
Inventories	4,458	3,054	4,600	(f)	12,112
Taxes and other current assets	5,055	2,506	(1,364	)(c)(j)	6,197
Assets held for sale	299				299

Total current assets	54,253	23,739	(33,022)		44,970
Long-term investments and loans	13,536				13,536
Property, plant and equipment, less accumulated depreciation	12,936	10,981			23,917
Goodwill	21,482	4,255	8,339	(g)	34,076
Identifiable intangible assets, less accumulated amortization	16,923	398	50,502	(h)	67,823
Other assets, deferred taxes and deferred charges	3,802	4,625	29	(i)	8,456

Total assets	$122,932	43,998	25,848		192,778

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term borrowings, including current portion of long-term debt	$7,613	853			8,466
Accounts payable	1,573	1,084			2,657
Dividends payable	1				1
Income taxes payable	542	509	1,132	(c)(j)	2,183
Accrued compensation and related items	1,565	242			1,807
Other current liabilities	12,046	3,561	496	(c)(k)	16,103

Total current liabilities	23,340	6,249	1,628		31,217
Long-term debt	21,064	10,740	8,792	(l)	40,596
Pension benefit obligations	4,038	1,645			5,683
Postretirement benefit obligations	1,604	1,792			3,396
Deferred taxes	2,849	218	16,212	(c)	19,279
Other taxes payable	6,770	1,578			8,348
Other noncurrent liabilities	2,826	1,955			4,781

Total liabilities	62,491	24,177	26,632		113,300

Preferred stock	69				69
Common stock	443	444	(378	)(m)	509
Additional paid-in capital	70,201	7,546	11,606	(n)	89,353
Employee benefit trust	(285)				(285)
Treasury stock	(57,363)				(57,363)
Retained earnings	51,863	13,625	(13,900	)(o)	51,588
Accumulated other comprehensive income/(expense)	(4,673)	(1,888)	1,888	(p)	(4,673)

Total Pfizer/Wyeth stockholders’ equity	60,255	19,727	(784)		79,198
Equity attributable to noncontrolling interests	186	94			280

Total stockholders’ equity	60,441	19,821	(784)		79,478

Total liabilities and stockholders’ equity	$122,932	43,998	25,848		192,778

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 6. Pro Forma Adjustments beginning on page 41.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

1.	Description of Transaction

On January 25, 2009, Pfizer and Wyeth entered into the merger agreement, pursuant to which, subject to the terms and conditions set forth in the merger agreement, Wyeth will become a wholly-owned subsidiary of Pfizer. Upon completion of the merger, each share of Wyeth common stock issued and outstanding will be converted into the right to receive, subject to adjustment under limited circumstances, a combination of $33.00 in cash, without interest, and 0.985 of a share of Pfizer common stock in a taxable transaction. Pfizer will not issue more than 19.9% of its outstanding common stock at the acquisition date in connection with the merger. The exchange ratio of 0.985 of a share of Pfizer common stock will be adjusted if the exchange ratio would result in Pfizer issuing in excess of 19.9% of its outstanding common stock as a result of the merger. In this circumstance, the exchange ratio will be reduced to the minimum extent necessary so that the number of shares of Pfizer common stock issued or issuable as a result of the merger will equal no more than 19.9% of its outstanding common stock and the cash portion of the merger consideration will be increased by an equivalent value (based on the volume weighted average price of Pfizer common stock for the five consecutive trading days ending two days prior to the effective time of the merger, as such prices are reported on the NYSE Transaction Reporting System). Pfizer and Wyeth currently do not anticipate that any adjustment to the exchange ratio will be required. Accordingly, Pfizer does not believe that a potential adjustment to the merger consideration as described above will have a material effect on the pro forma financial statement balances.

Each outstanding Wyeth stock option, whether or not then vested and exercisable, will become fully vested and exercisable immediately prior to, and then will be canceled at, the effective time of the merger, and the holder of such option will be entitled to receive as soon as practicable after the effective time of the merger but in no event later than ten business days following the effective time of the merger an amount in cash, without interest and less any applicable tax to be withheld, equal to (i) the excess, if any, of the per share value of the merger consideration to be received by holders of Wyeth common stock in the merger over the per share exercise price of such Wyeth stock option multiplied by (ii) the total number of shares of Wyeth common stock underlying such Wyeth stock option, with the aggregate amount of such payment rounded up to the nearest cent. If the per share exercise price of any Wyeth stock option is equal to or greater than the per share value of the merger consideration, then the stock option will be canceled without any payment to the stock option holder.

Also at the effective time of the merger, each outstanding share of restricted stock, each outstanding DSU and each outstanding RSU, including each outstanding performance share unit award (but excluding certain RSUs that constitute deferred compensation, as discussed below), will become fully vested and then will be canceled and converted into the right to receive an amount in cash equal to the per share value of the merger consideration in respect of each share of Wyeth common stock into which the vested portion of such outstanding restricted stock, DSU and RSU award, as applicable, would otherwise be convertible (except that with respect to any performance share unit award which by the terms of the award agreement pursuant to which it was granted provides for a lesser percentage of such performance share unit award to become vested upon the effective time of the merger, such performance share unit award will only become vested as to such percentage (with the remaining unvested portion being canceled without payment)). These cash amounts will be paid out as soon as practicable after the effective time of the merger but in no event later than ten business days following the effective time of the merger in accordance with the terms of the applicable plans. However, at the effective time of the merger, each 409A RSU will, as of the effective time of the merger, become a vested right to receive the merger consideration in respect of each share of Wyeth common stock into which such 409A RSU would otherwise be convertible. Such merger consideration will be deposited into a grantor trust in which the cash portion of the merger consideration will accrue interest at a designated market rate, the portion of the merger consideration that is Pfizer common stock will accrue dividends in the form of additional shares of Pfizer common stock in the same amount and at the same time as dividends are paid on Pfizer common stock, and all of these amounts will be paid out in accordance with the applicable payment schedules provided for under the applicable deferred payment terms of such 409A RSUs. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that there are no RSU awards that cannot be immediately settled due to tax law restrictions.

Upon completion of the merger, each share of Wyeth $2 Convertible Preferred Stock issued and outstanding immediately prior to completion of the merger will be converted into the right to receive one share of a new series of Pfizer preferred stock having the same powers, designations, preferences and rights (to the fullest extent practicable) as the shares of the Wyeth $2 Convertible Preferred Stock. On April 23, 2009, Wyeth announced that, pursuant to a request from Pfizer made in accordance with the terms and conditions of the merger agreement, Wyeth will redeem all of its outstanding Wyeth $2 Convertible Preferred Stock, effective on July 15, 2009 at a redemption price of $60.08 per share. Therefore, it is expected that there will not be any shares of Wyeth $2 Convertible Preferred Stock outstanding at the effective time of the merger. In such case, Pfizer will not create or issue a new series of preferred stock in connection with the merger. Prior to the redemption date, holders of Wyeth $2 Convertible Preferred Stock can elect to convert all, or a portion, of their holdings into Wyeth common stock. Each share of Wyeth $2 Convertible Preferred Stock can be converted into 36 shares of Wyeth common stock. For purposes of these unaudited pro forma condensed combined financial statements, Pfizer has assumed holders of Wyeth $2 Convertible Preferred Stock will elect to convert their shares into Wyeth common stock prior to the redemption date since Pfizer believes that election would be most favorable to such holders.

The merger is subject to Wyeth stockholder approval, governmental and regulatory approvals, and other usual and customary closing conditions. The merger is expected to be completed at the end of the third quarter or during the fourth quarter of 2009.

2.	Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial statements of Pfizer and Wyeth. For ease of reference, all pro forma statements use Pfizer’s period-end date and no adjustments were made to Wyeth’s reported information for its different quarter-end date. Certain reclassifications have been made to the historical financial statements of Wyeth to conform with Pfizer’s presentation, primarily related to the presentation of amortization expense of intangible assets, acquisition-related in-process research and development charges, restructuring charges, net interest income, noncontrolling interests, accrued compensation-related liabilities and noncurrent tax liabilities. Included in Wyeth’s restructuring charges of $467 million for the year ended December 31, 2008 is a net gain on the sale of a manufacturing facility in Japan of $105 million.

The acquisition method of accounting is based on Statement of Financial Accounting Standard (SFAS) No. 141R, Business Combinations, as amended, which Pfizer adopted on January 1, 2009 and uses the fair value concepts defined in SFAS No. 157, Fair Value Measurements, as amended, which Pfizer has adopted as required. The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting, under these existing U.S. GAAP standards, which are subject to change and interpretation.

SFAS No. 141R, as amended, requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date and that the fair value of acquired in-process research and development be recorded on the balance sheet regardless of the likelihood of success as of the acquisition date. In addition, SFAS No. 141R, as amended, establishes that the consideration transferred be measured at the closing date of the merger at the then-current market price; this particular requirement will likely result in a per share equity component that is different from the amount assumed in these unaudited pro forma condensed combined financial statements.

SFAS No. 157, as amended, defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in SFAS No. 157, as amended, as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, Pfizer may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Pfizer’s intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under the acquisition method of accounting, the assets acquired and liabilities assumed will be recorded as of the completion of the merger, primarily at their respective fair values and added to those of Pfizer. Financial statements and reported results of operations of Pfizer issued after completion of the merger will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of Wyeth.

Under SFAS No. 141R, as amended, acquisition-related transaction costs (i.e., advisory, legal, valuation, other professional fees) and certain acquisition-related restructuring charges impacting the target company are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total advisory, legal, regulatory and valuation costs expected to be incurred by Pfizer are estimated to be approximately $150 million, of which Pfizer estimates $30 million has been paid in the three months ended March 29, 2009 and are reflected in these unaudited pro forma condensed combined financial statements as a reduction to cash and retained earnings. The unaudited pro forma condensed combined financial statements do not reflect any restructuring and integration charges expected to be incurred in connection with the merger but these charges are expected to be in the range of approximately $6 to $8 billion. These costs will be expensed as incurred. The unaudited pro forma condensed combined financial statements do not reflect anticipated acquisition-related transaction costs to be incurred by Wyeth, which are estimated to be approximately $135 million.

3.	Accounting Policies

Upon consummation of the merger, Pfizer will review Wyeth’s accounting policies. As a result of that review, Pfizer may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements. At this time, Pfizer is not aware of any differences that would have a material impact on the combined financial statements. The unaudited pro forma condensed combined financial statements do not assume any differences in accounting policies.

4.	Estimate of Consideration Expected to be Transferred

The following is a preliminary estimate of consideration expected to be transferred to effect the acquisition of Wyeth:

	Conversion	Estimated	Form of
	Calculation	Fair Value	Consideration
	(In millions, except per share amounts)

Number of shares of Wyeth common stock outstanding as of March 29, 2009	1,332.4
Multiplied by Pfizer’s stock price as of June 4, 2009 multiplied by the exchange ratio of 0.985 ($14.64x0.985)	$14.42	$19,213	Pfizer common stock

Number of shares of Wyeth common stock outstanding as of March 29, 2009	1,332.4
Multiplied by cash consideration per common share outstanding	$33.00	$43,969	Cash

Number of shares of Wyeth common stock into which Wyeth $2 Convertible Preferred Stock outstanding at March 29, 2009 is convertible (8,896 actual shares x 36)(a)	0.3
Multiplied by Pfizer’s stock price as of June 4, 2009 multiplied by the exchange ratio of 0.985 ($14.64x0.985)	$14.42	$5	Pfizer common stock

Number of shares of Wyeth common stock into which Wyeth $2 Convertible Preferred Stock outstanding at March 29, 2009 is convertible (8,896 actual shares x 36)(a)	0.3
Multiplied by cash consideration per common share outstanding	$33.00	$10	Cash

Number of shares of Wyeth stock options vested and unvested as of March 29, 2009 expected to be canceled and exchanged for a cash payment	55.0
Multiplied by the difference between the per share value of the merger consideration and the weighted-average option exercise price of in-the-money options	$5.62	$309	Cash

Number of outstanding shares of restricted stock and each outstanding deferred or restricted stock unit, including performance share unit awards, as of March 29, 2009, expected to be canceled	9.4
Multiplied by the per share value of the merger consideration	$47.42	$446	Cash

Estimate of consideration expected to be transferred(b)		$63,952

Certain amounts may reflect rounding adjustments.

(a)	Under the terms of the merger agreement, upon completion of the merger, each share of Wyeth $2 Convertible Preferred Stock issued and outstanding immediately prior to completion of the merger will be converted into the right to receive one share of a new series of Pfizer preferred stock having the same powers, designations, preferences and rights (to the fullest extent practicable) as the shares of the Wyeth $2 Convertible Preferred Stock. As of March 29, 2009, 8,896 actual shares of the Wyeth $2 Convertible Preferred Stock were outstanding. On April 23, 2009, Wyeth announced that, pursuant to a request from Pfizer made in accordance with the terms and conditions of the merger agreement, Wyeth will redeem all of its outstanding Wyeth $2 Convertible Preferred Stock, effective on July 15, 2009, at a redemption price of $60.08 per share. Therefore, it is expected that there will not be any shares of Wyeth $2 Convertible Preferred Stock outstanding at the effective time of the merger. In such case, Pfizer will not create or issue a new series of preferred stock in connection with the merger. Prior to the redemption date, holders of Wyeth $2 Convertible Preferred Stock can elect to convert all, or a portion, of their holdings into Wyeth common stock. Each share of Wyeth $2 Convertible Preferred Stock can be converted into 36 shares of Wyeth common stock. For purposes of these unaudited pro forma condensed combined financial statements, Pfizer has assumed holders of Wyeth $2 Convertible Preferred Stock will elect to convert their shares into Wyeth common stock prior to the redemption date since Pfizer believes that election would be most favorable to such holders.

(b)	The estimated consideration expected to be transferred reflected in these unaudited pro forma condensed combined financial statements does not purport to represent what the actual consideration transferred will be when the merger is consummated. In accordance with SFAS No. 141R, as amended, the fair value of equity securities issued as part of the consideration transferred will be measured on the closing date of the merger at the then-current market price. This requirement will likely result in a per share equity component different from the $14.42 assumed in these unaudited pro forma condensed combined financial statements and that difference may be material. Pfizer believes that an increase or decrease by as much as 35% in the Pfizer common stock price on the closing date of the merger from the common stock price assumed in these unaudited pro forma condensed combined financial statements is reasonably possible based upon the recent history of Pfizer’s common stock price. A change of this magnitude would increase or decrease the consideration expected to be transferred by about $7 billion, which would be reflected in these unaudited pro forma condensed combined financial statements as an increase or decrease to goodwill.

5.	Estimate of Assets to be Acquired and Liabilities to be Assumed

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by Pfizer in the merger, reconciled to the estimate of consideration expected to be transferred:

(In millions)

Book value of net assets acquired at March 29, 2009	$19,727
Adjusted for:
Elimination of existing goodwill and intangible assets	(4,653)

Adjusted book value of net assets acquired	$15,074
Adjustments to:
Inventories(a)	4,600
Property, plant and equipment(b)	—
Identifiable intangible assets(c)	50,900
Debt(d)	208
Contingencies(e)	—
Taxes(f)	(19,424)
Goodwill(g)	12,594

Estimate of consideration expected to be transferred	$63,952

(a)	As of the effective time of the merger, inventories are required to be measured at fair value, which Pfizer believes will approximate net realizable value. Pfizer does not have detailed information at this time as to the specific finished goods on hand, the actual stage of completion of work-in-progress inventories (which inventories represent approximately 55% of total inventories, as disclosed in Wyeth’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, which is incorporated by reference into this proxy statement/prospectus) or the specific types and nature of raw materials and supplies. However, the fair valuation of inventory should ordinarily result in an increase to pre-acquisition book value due to lower of cost or market requirements. This expectation is particularly true in the pharmaceutical industry where the selling price is significantly influenced by ownership of intellectual property and less by the costs associated with the manufacturing of the products. For these reasons, Pfizer believes including a fair value step-up adjustment for inventory is factually supportable and provides a reasonable indication of the adjustment that is likely to occur.

Because Pfizer has limited access to Wyeth information until the consummation date, for purposes of these unaudited pro forma condensed combined financial statements, a fair value adjustment has been estimated by referencing selected transactions between 2004 and 2008 in the life science, consumer and animal health sectors (because these are the sectors in which Wyeth operates), such as the following:

•	The acquisition, by a pharmaceutical company, of a biopharmaceutical company engaged in developing, manufacturing, marketing and selling prescription medicines for €11 billion.

•	The acquisition, by a pharmaceutical company, of a portfolio of animal health products for more than €100 million.

•	The acquisition, by a pharmaceutical company, of a company engaged in the manufacturing and marketing of pharmaceutical drugs for $3.9 billion.

•	The acquisition, by a consumer products company, of a company engaged in the manufacturing and marketing of consumer products for $2.9 billion.

•	The acquisition, by a consumer products company, of a company engaged in the manufacturing and marketing of consumer products for $11.8 billion.

•	The acquisition, by a diversified pharmaceutical and consumer-health company, of a company engaged in the consumer health business for more than $100 million.

•	The acquisition, by a consumer products company, of a company engaged in the production and distribution of consumer products for $1.6 billion.

Just as Pfizer’s knowledge of Wyeth inventories is limited, its knowledge of the inventories in these transactions is also limited. The nature of the inventories associated with these transactions could vary substantively from the nature of the Wyeth inventories. For example, differences could occur in composition (raw materials, work-in-progress, finished goods), in geographic location, in stage of completion, in terms of cost structure and complexity of manufacturing and selling effort, and in terms of intellectual property value, among other things. Further, unknown to Pfizer, there could be unique circumstances associated with one or more of these transactions that could distort the inventory trend of the group as a whole and that might not be representative of the Wyeth inventories.

While no assurance can be given that these selected transactions are representative of the Wyeth transaction generally or of the Wyeth inventory specifically and while the use of a trend cannot be considered to be a precise measurement, Pfizer did use these selected transactions to estimate the degree of fair value step-up that may be associated with inventory because Pfizer believes that this directional information is important to understand.

Specifically, Pfizer estimated the breakdown of Wyeth inventory by segment by performing a pro-rata allocation of inventory using 2008 sales information by segment and assuming that working capital requirements would not vary significantly across the pharmaceutical, consumer and animal health sectors. This resulted in most inventories being characterized as pharmaceutical inventory, which Pfizer believes is a reasonable outcome. Pfizer then applied the weighted average fair value step-up percentage associated with the sector groupings of the selected transactions. As expected, the calculated step-up adjustment was significant as a percentage of book value (about 150%) and virtually all of the adjustment is associated with work-in-progress and finished goods inventory. The magnitude of the estimated step-up is not unexpected and is consistent with the pharmaceutical business model, where selling price seeks to recover the significant upfront investment in research and development, which under U.S. GAAP is expensed as incurred.

The estimated step-up is preliminary, subject to change and could vary materially from the actual step-up calculated after consummation date. But, despite the uncertainty associated with the estimated step-up, Pfizer has included this pro forma adjustment because of its experience in the pharmaceutical, consumer and animal health sectors and because of its previous experience in acquiring a large multi-national company with operations in these same sectors (Pharmacia Corporation, acquired in 2003, had a 130% step-up from book value acquired).

(b)	As of the effective time of the merger, property, plant and equipment is required to be measured at fair value, unless those assets are classified as held-for-sale on the acquisition date. The acquired assets can include assets that are not intended to be used or sold, or that are intended to be used in a manner other than their highest and best use. Pfizer does not have sufficient information at this time as to the specific nature, age, condition or location of the land, buildings, machinery and equipment, and construction-in- progress, as applicable, and Pfizer does not know the appropriate valuation premise, in-use or in-exchange, as the valuation premise requires a certain level of knowledge about the assets being evaluated as well as a profile of the associated market participants. All of these elements can cause differences between fair value and net book value.

For purposes of these unaudited pro forma condensed combined financial statements, Pfizer referenced selected acquisition transactions (see those discussed in (a) above) in the life science, consumer and animal health sectors (because these are the sectors in which Wyeth operates) and observed that fair value adjustments that increase property, plant and equipment can be significant and the estimated remaining useful lives of the underlying assets can range from 10 to 15 years. Pfizer believes that reductions to book value of specific assets within property, plant and equipment are also possible.

Just as Pfizer’s knowledge of Wyeth property, plant and equipment is limited, its knowledge of the property, plant and equipment in the selected transactions is also limited. The nature of the property, plant and equipment associated with those transactions could vary substantively from the nature of the Wyeth property, plant and equipment. For example, differences could occur in the specific nature, age, condition or location or mix of the land, buildings, machinery and equipment, and construction-in-progress, as applicable. Further, unknown to Pfizer, there could be unique circumstances associated with one or more of those transactions that could distort the results of the group as a whole and that might not be representative of the total Wyeth property, plant and equipment.

While no assurance can be given that these selected transactions are representative of the Wyeth transaction generally or of the Wyeth property, plant and equipment specifically, Pfizer did reference these selected transactions to understand the potential degree of fair value step-up that may be associated with property, plant and equipment. Pfizer’s conclusion at the end of this review was that no additional directional information as to a step-up or step-down could be determined and that the specific nature, condition and other traits associated with property, plant and equipment noted in this section are determinative of fair value.

Accordingly, for the purposes of these unaudited pro forma condensed combined financial statements, Pfizer believes, to the best of its knowledge, that the current Wyeth book values represent the best estimate of fair value. This estimate is preliminary and subject to change and could vary materially from the actual adjustment on the consummation date. For each $1 billion of fair value adjustment that changes property, plant and equipment, there could be an annual change in depreciation expense approximating $100 million ($25 million per quarter), assuming a weighted-average useful life of 10 years.

(c)	As of the effective time of the merger, identifiable intangible assets are required to be measured at fair value and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used and that all assets will be used in a manner that represents the highest and best use of those assets, but it is not assumed that any market participant synergies will be achieved. The consideration of synergies has been excluded because they are not considered to be factually supportable, which is a required condition for these pro forma adjustments.

The fair value of identifiable intangible assets is determined primarily using the “income method,” which starts with a forecast of all the expected future net cash flows. Under the HSR Act and other relevant laws and regulations, there are significant limitations regarding what Pfizer can learn about the specifics of the Wyeth intangible assets and any such process will take several months to complete. It is estimated that the number of distinct intangibles acquired could be in the hundreds.

At this time, Pfizer does not have sufficient information as to the amount, timing and risk of cash flows of all of these intangible assets, particularly those assets still in the research and development phase. Some of the more significant assumptions inherent in the development of intangible asset values, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including revenue, cost of sales, research and development costs, sales and marketing expenses, and working capital/contributory asset charges); the discount rate selected to measure the risks inherent in the future cash flows; and the assessment of the asset’s life cycle and the competitive trends impacting the asset, as well as other factors. However, for purposes of these unaudited pro forma condensed combined financial statements and using publicly available information, such as historical product revenues, Wyeth’s cost structure, and certain other high-level assumptions, the fair value of the identifiable intangible assets and their weighted-average useful lives have been estimated as follows:

	Estimated Fair Value	Estimated Useful Life

Developed technology — finite-lived	$30.9 billion	11 years
Brands — finite-lived	3.3 billion	20 years
Brands — indefinite-lived	5.0 billion	NA
In-process R&D — indefinite-lived	11.7 billion	Unknown*

Total	$50.9 billion

*	Acquired in-process research and development assets are initially recognized at fair value and are classified as indefinite-lived assets until the successful completion or abandonment of the associated research and development efforts. Accordingly, during the development period after the acquisition date, these assets will not be amortized into earnings; instead these assets will be subject to periodic impairment testing. Upon successful completion of the development process for an acquired in-process research and development project, determination as to the useful life of the asset will be made; at that point in time, the asset would then be considered a finite-lived intangible asset and Pfizer would begin to amortize the asset into earnings.

These preliminary estimates of fair value and weighted-average useful life will likely be different from the final acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements. Once Pfizer has full access to the specifics of the Wyeth intangible assets, additional insight will be gained that could impact (i) the estimated total value assigned to intangible assets, (ii) the estimated allocation of value between finite-lived and indefinite-lived intangible assets and/or (iii) the estimated weighted-average useful life of each category of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to us only upon access to additional information and/or by changes in such factors that may occur prior to the effective time of the merger. These factors include but are not limited to the regulatory, legislative, legal, technological and competitive environments. Increased knowledge about these and/or other elements could result in a change to the estimated fair value of the Wyeth intangible assets and/or to the estimated weighted-average useful lives from what we have assumed in these unaudited pro forma condensed combined financial statements. The combined effect of any such changes could then also result in a significant increase or decrease to our estimate of associated amortization expense.

(d)	As of the effective time of the merger, debt is required to be measured at fair value. Pfizer has calculated the adjustment using publicly available information and believes the pro forma adjustment amount to be reasonable.

(e)	As of the effective time of the merger, except as specifically excluded, contingencies are required to be measured at fair value, if the acquisition-date fair value of the asset or liability arising from a contingency can be determined. If the acquisition-date fair value of the asset or liability cannot be determined, the asset or liability would be recognized at the acquisition date if both of the following criteria were met: (i) it is probable that an asset existed or that a liability had been incurred at the acquisition date, and (ii) the amount of the asset or liability can be reasonably estimated. These criteria are to be applied using the guidance in SFAS No. 5, Accounting for Contingencies (SFAS 5), and FASB Interpretation No. 14, Reasonable Estimation of the Amount of a Loss (FIN 14). As disclosed in Wyeth’s 2008 Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference into this proxy statement/prospectus, Wyeth is “involved in various legal proceedings, including product liability, patent, commercial, environmental and antitrust matters, of a nature considered normal to its business.” However, Pfizer does not have sufficient information at this time to evaluate if the fair value of these contingencies can be determined and, if determinable, to value them under a fair value standard. A fair valuation effort would require intimate knowledge of complex legal matters and associated defense strategies, which cannot occur prior to the consummation date. As required, Wyeth currently accounts for these contingencies under SFAS 5 and FIN 14. If fair value cannot be determined for Wyeth’s contingencies, the combined company would continue to account for the Wyeth contingencies using SFAS 5 and FIN 14. Since Wyeth’s current accounting approach is subject to external audit and as Wyeth management, unlike Pfizer management, has full and complete access to relevant information about these contingencies, Pfizer believes that it has no basis for modifying Wyeth’s current application of these standards. So, for the purpose of these unaudited pro forma condensed combined financial statements, Pfizer has not adjusted the Wyeth book values. This approach is preliminary and subject to change.

In addition, Wyeth has recorded provisions for uncertain tax positions. As disclosed in Wyeth’s 2008 Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference into this proxy statement/prospectus, these assessments involve “complex judgments about future events and rely on estimates and assumptions by management.” Income taxes are exceptions to both the recognition and fair value measurement principles of SFAS No. 141R, as amended; they continue to be accounted for under the guidance of SFAS No. 109, Accounting for Income Taxes (SFAS 109), as amended, and related interpretative guidance. As such, the combined company would continue to account for the Wyeth uncertain tax positions using SFAS 109, as amended. Since Wyeth’s current accounting approach is subject to external audit and as Wyeth management, unlike Pfizer management, has full and complete access to relevant information about these tax positions, Pfizer believes that it has no basis for modifying Wyeth’s current application of these standards. Accordingly, for the purpose of these unaudited pro forma condensed combined financial statements, Pfizer has not adjusted the Wyeth book values. This assessment is preliminary and subject to change.

(f)	As of the effective time of the merger, Pfizer will provide deferred taxes and other tax adjustments as part of the accounting for the acquisition, primarily related to the estimated fair value adjustments for acquired inventory and intangibles (see Note 6. Pro Forma Adjustments, items (f) and (h)). In addition, Pfizer will provide deferred taxes on Wyeth’s unremitted earnings for which no taxes have been previously provided, as it is Pfizer’s current intention to repatriate these earnings as opposed to permanently reinvesting them overseas. The amount of these deferred taxes, which is calculated by Wyeth on an annual basis as of December 31, is based upon Wyeth’s 2008 Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference into this proxy statement/prospectus, and this disclosure is the basis for Pfizer’s repatriation adjustment. The pro forma adjustment to record the effect of deferred taxes and other tax adjustments was computed as follows:

(In millions)

Estimated fair value of identifiable intangible assets to be acquired	$50,900
Estimated fair value adjustment of inventory to be acquired	4,600
Estimated fair value adjustment of debt to be assumed	208

Total estimated fair value adjustments of assets to be acquired and liabilities to be assumed	$55,708

Deferred taxes associated with the estimated fair value adjustments of assets to be acquired and liabilities to be assumed, at 30%(i)	$16,713
Estimated tax on Wyeth’s historical unremitted earnings(ii)	2,711

Estimated adjustment to taxes	$19,424

Certain amounts may reflect rounding adjustments.

(i)	Represents an estimate of the weighted-average statutory tax rates in the various jurisdictions where the fair value adjustments may occur. Amount is included in the pro forma adjustments to “Deferred taxes” ($15,332 million) and “Other current liabilities” ($1,381 million — see Note 6. Pro Forma Adjustments, item (k)).

(ii)	As calculated by Wyeth and disclosed in Wyeth’s 2008 Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference into this proxy statement/prospectus. Included in pro forma adjustment to “Income taxes payable” ($1,831 million) — see Note 6. Pro Forma Adjustments, item (j) and “Deferred taxes” ($880 million).

(g)	Goodwill is calculated as the difference between the acquisition date fair value of the consideration expected to be transferred and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized.

6.	Pro Forma Adjustments

This note should be read in conjunction with Note 1. Description of Transaction; Note 2. Basis of Presentation; Note 4. Estimate of Consideration Expected to be Transferred; and Note 5. Estimate of Assets to be Acquired and Liabilities to be Assumed. Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:

(a) To adjust amortization expense to an estimate of intangible asset amortization, as follows:

	Year Ended	Three Months
	December 31,	Ended
	2008	March 29, 2009
	(In millions)	(In millions)

Eliminate Wyeth’s historical intangible asset amortization expense	$(79)	$(19)
Estimated amortization expense of developed technology — finite-lived (estimated to be $30.9 billion over useful life of 11 years)	2,809	702
Estimated amortization expense of brands — finite-lived (estimated to be $3.3 billion over useful life of 20 years)	165	41

Estimated adjustment to intangible asset amortization expense	$2,895	$724

(b) To record the following adjustments:

	Year Ended	Three Months
	December 31,	Ended
	2008	March 29, 2009
	(In millions)	(In millions)

Amortization of the fair value adjustment to debt	$(11)	$(3)
Additional expense on incremental debt to finance the merger(*)	1,241	311
Estimate of forgone interest income on the combined company’s cash and cash equivalents and short-term investments used to effect the merger(**)	856	144

Total	$2,086	$452

(*)	Pfizer estimates additional interest expense of $1,241 million in 2008 and $311 million in the first three months of 2009 associated with the incremental debt Pfizer has issued in connection with the merger:

•	Additional interest expense of approximately $1,231 million in 2008 and $308 million in the first three months of 2009 based on $22.5 billion of U.S. and foreign currency denominated senior unsecured notes Pfizer has issued in 2009 to partially fund the merger. The debt securities are a combination of fixed and floating rate notes with nine maturity tranches ranging from 2-30 years. The fixed rate securities total $21.25 billion and have individual coupon rates ranging from 3.63%-7.20%. The floating rate notes total $1.25 billion and bear interest at 3-month LIBOR (which was 1.22810% when these notes were issued in March 2009), plus 195 basis points. The weighted-average U.S. dollar effective interest rate associated with the $22.5 billion of debt is 5.47%. If LIBOR were to increase or decrease by 0.125% from the rate assumed on the $1.25 billion floating rate notes, pro forma interest expense could increase or decrease by about $1.6 million for 2008 and $0.4 million for the first three months of 2009.

•	Additional interest expense of approximately $10 million in 2008 and $3 million in the first three months of 2009 for the amortization of bond issuance costs associated with the $22.5 billion of debt securities Pfizer issued in connection with the merger. Bond issuance costs associated with the $22.5 billion of debt securities are approximately $116 million ($61 million of issuance costs associated with debt securities Pfizer issued in March 2009 and $55 million of issuance costs associated with debt securities Pfizer issued in June 2009 to partially fund the merger (see items (e) and (i))), which are amortized over the weighted-average life of the debt of 11.29 years (see item (l)).

(**)	For purposes of these unaudited pro forma condensed combined financial statements, Pfizer estimated the forgone interest income in 2008 of the combined company as follows:

•	the loss of Wyeth’s entire interest income in 2008 of $467 million has been assumed, under the assumption that all of Wyeth’s cash and short-term investments would be used to partially fund the merger; and

•	the loss of approximately $389 million of Pfizer’s interest income on short-term investments has been assumed, under the assumption that a portion of these investments will be used to partially fund the merger. Pfizer’s estimate is based on a weighted-average annual interest rate realized in 2008 of 3.98%.

For purposes of these unaudited pro forma condensed combined financial statements, Pfizer estimated the forgone interest income for the combined entity in the three months ended March 29, 2009 could be approximately $144 million associated with short-term investments assumed to have been used to partially fund the merger. Pfizer’s estimate is based on a weighted-average annual interest rate realized in the three months ended March 29, 2009 of 2.48%.

(c)	To record an estimate of the tax impacts of the acquisition on the balance sheet and income statement, primarily related to the additional expense associated with incremental debt to finance the merger, estimated fair value adjustments for acquired inventory, intangibles and debt, the elimination of transaction costs directly attributable to the merger assumed to be non-recurring, repatriation decisions and the assumed utilization of deferred tax attributes, as applicable (see items (a), (b), (d), (f), (h), (j), (k) and (l) and Note 5, Estimates of Assets to be Acquired and Liabilities to be Assumed, item (f)).

Pfizer has assumed a 39% tax rate when estimating the tax impacts of the additional expense on incremental debt to finance the merger because the debt is an obligation of a U.S. entity and taxed at the estimated combined effective U.S. federal statutory and state rate. Except for those tax impacts related to the incremental debt incurred to finance the merger, Pfizer has generally assumed a blended 30% tax rate when estimating the tax impacts of the acquisition, representing a weighted-average estimate of the statutory tax rates in the various jurisdictions where these adjustments are reasonably expected to occur. Pfizer believes that including an estimated blended tax rate is factually supportable in that it is derived from statutory rates and recognizes that Wyeth is a large multinational corporation with operations in most countries of the world. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-acquisition activities, including repatriation decisions, cash needs and the geographical mix of income.

(d)	To eliminate advisory, legal and regulatory costs incurred in the three months ended March 29, 2009, which are directly attributable to the pending merger but which are not expected to have a continuing impact on the combined entity’s results, as follows:

(In millions)

Eliminate Pfizer’s advisory, legal and regulatory costs assumed to be non-recurring	$(369)
Eliminate Wyeth’s acquisition-related transaction costs assumed to be non-recurring	(27)

Total	$(396)

(e)	To record the cash portion of the merger consideration estimated to be $44,734 million and to record estimated payments of $280 million in additional fees related to a bridge term facility and permanent debt financing, which are assumed to be paid on or before the acquisition, $120 million for Pfizer’s remaining acquisition-related transaction costs and $124 million to fund deferred compensation plans at Wyeth upon the effective time of the merger. The cash is expected to be sourced from a combination of permanent debt financing completed in June 2009 ($9.0 billion), available cash and cash equivalents ($8,830 million) and the sale or redemption of certain short-term investments ($27,428 million), which includes the proceeds from the $13.5 billion of debt issued in March 2009 to partially fund the merger. The $280 million in fees consist of $225 million (including $220 million of fees previously accrued — see item (k)) associated with a $22.5 billion bridge term facility Pfizer entered into on March 12, 2009, which was subsequently terminated in June 2009, and approximately $55 million in costs incurred in connection with Pfizer’s issuance in June 2009 of permanent debt financing to partially fund the merger.

(f)	To adjust acquired inventory to an estimate of fair value. Pfizer’s cost of sales will reflect the increased valuation of Wyeth’s inventory as the acquired inventory is sold, which for purposes of these unaudited pro forma condensed combined financial statements is assumed will occur within the first year post-acquisition. There is no continuing impact of the acquired inventory adjustment on the combined operating results and as such is not included in the unaudited pro forma condensed combined statement of income.

(g)	To adjust goodwill to an estimate of acquisition-date goodwill, as follows:

(In millions)

Eliminate Wyeth’s historical goodwill	$(4,255)
Estimated transaction goodwill	12,594

Total	$8,339

(h)	To adjust intangible assets (including in-process research and development intangibles) to an estimate of fair value, as follows:

(In millions)

Eliminate Wyeth’s historical intangible assets	$(398)
Estimated fair value of intangible assets acquired	50,900

Total	$50,502

(i)	To adjust other assets, deferred taxes and deferred charges, as follows:

(In millions)

Eliminate Pfizer’s historical deferred charges associated with a bridge term facility entered into on March 12, 2009 in connection with the merger and subsequently terminated in June 2009	$(150)
Estimated costs to fund deferred compensation plans at Wyeth upon merger	124
Estimated debt issuance costs associated with permanent financing issued in June 2009 in connection with the merger	55

Total	$29

(j)	To adjust income taxes payable, as follows:

(In millions)

Estimated tax on Wyeth’s historical unremitted earnings	$1,831
Reclassification of other tax amounts on the balance sheet to “Income taxes payable”(*)	(699)

Total	$1,132

(*)	These reclassifications result from certain business decisions expected to be executed to fund the merger, which is expected to result in the utilization of certain tax credits and carryforwards. These amounts were previously included in “Other current liabilities” ($665 million — see item (k)) and “Taxes and other current assets” ($1,364 million).

(k)	To adjust other current liabilities as follows:

(In millions)

Estimated deferred taxes associated with the estimated fair value adjustments of assets to be acquired and liabilities to be assumed, at 30%	$1,381
Reclassification to “Income taxes payable” — see item (j)	(665)
Elimination of accrued fees associated with the bridge term facility costs assumed paid — see item (e)	(220)

Total	$496

(l)	To record the debt incurred by Pfizer to effect the merger and to adjust Wyeth’s debt to an estimate of fair value, as follows:

(In millions)

Establish incremental borrowings to effect the merger(*)	$9,000
Estimated fair value decrease to debt assumed	(208)

Total	$8,792

(*)	In June 2009, Pfizer issued foreign currency denominated senior unsecured notes (totaling approximately $10.5 billion) to partially fund the merger. Of the approximately $10.5 billion of senior unsecured notes issued in June 2009, $9.0 billion is reflected in this item (l), and together with the $13.5 billion of senior unsecured notes Pfizer issued in March 2009, Pfizer has completed the $22.5 billion of permanent financing it needs to partially fund the merger. The $22.5 billion of debt securities consist of nine maturity tranches ranging from 2-30 years and have a weighted average life of 11.29 years (see item (b)).

(m)	To record the stock portion of the merger consideration, at par, and to eliminate Wyeth’s common stock, at par, as follows:

(In millions)

Eliminate Wyeth common stock	$(444)
Issuance of Pfizer common stock	66

Total	$(378)

(n)	To record the stock portion of the merger consideration, at fair value less par, and to eliminate Wyeth’s additional paid-in-capital, as follows:

(In millions)

Eliminate Wyeth additional paid-in capital	$(7,546)
Issuance of Pfizer common stock	19,152

Total	$11,606

(o)	To eliminate Wyeth’s retained earnings, and to record estimated non-recurring costs of Pfizer for advisory, legal, regulatory and valuation costs and certain costs related to the bridge term facility, which Pfizer will not utilize, as follows:

(In millions)

Eliminate Wyeth retained earnings	$(13,625)
Remaining fees associated with the bridge term facility entered into on March 12, 2009 in connection with the merger and subsequently terminated in June 2009	(155)
Estimated remaining advisory, legal, regulatory and valuation costs assumed to be non-recurring	(120)

Total	$(13,900)

The unaudited pro forma condensed combined financial statements do not reflect anticipated acquisition-related transaction costs to be incurred by Wyeth, which are estimated to be approximately $135 million.

(p)	To eliminate Wyeth’s accumulated other comprehensive expense.

The unaudited pro forma condensed combined financial statements do not present a combined dividend per share amount. On June 2, 2009, Pfizer paid a second quarter 2009 dividend of $0.16 per share of common stock. On March 3, 2009, Pfizer paid a first quarter 2009 dividend of $0.32 per share of common stock. In January 2009, Pfizer announced that, effective with the dividend to be paid in the second quarter of 2009, its quarterly dividend per share of common stock would be reduced to $0.16 ($0.80 per share of common stock annualized for 2009). Following the first quarter of 2009, Pfizer will not declare or pay a quarterly dividend in excess of $0.16 per share of common stock prior to consummation of the merger and any future payment of Pfizer’s quarterly dividend is subject to future approval and declaration by the Pfizer board of directors. On June 1, 2009, Wyeth paid a second quarter 2009 dividend of $0.30 per share of common stock. On March 2, 2009, Wyeth paid a first quarter dividend of $0.30 per share of common stock ($1.20 per share of common stock annualized). On June 11, 2009, Wyeth declared its next dividend of $0.30 per share, which will be payable on September 1, 2009. Wyeth will not declare or pay a quarterly dividend in excess of $0.30 per share of common stock prior to consummation of the merger and any future payment of Wyeth’s quarterly dividend is subject to future approval and declaration by the Wyeth board of directors. The dividend policy of Pfizer following the merger will be determined by the Pfizer board of directors following the merger.

The unaudited pro forma combined basic and diluted earnings per share for the period presented are based on the combined basic and diluted weighted-average shares. The historical basic and diluted weighted average shares of Wyeth were assumed to be replaced by the shares expected to be issued by Pfizer to effect the merger.

The unaudited pro forma condensed combined financial statements do not reflect the expected realization of annual cost savings of $4 billion by 2012. These savings are expected in selling, informational and administrative functions, research and development and manufacturing. Although Pfizer management expects that cost savings will result from the merger, there can be no assurance that these cost savings will be achieved. The unaudited pro forma condensed combined financial statements do not reflect estimated restructuring and integration charges associated with the expected cost savings, which could be in the range of approximately $6 to $8 billion and which will be expensed as incurred.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus (including information included or incorporated by reference herein) includes “forward-looking statements” (as that term is defined under Section 21E of the Exchange Act and/or the United States Private Securities Litigation Reform Act of 1995). There are forward-looking statements throughout this proxy statement/prospectus, including, without limitation, under the headings “Summary,” “Proposal 1: The Merger — Wyeth’s Reasons for the Merger; Recommendation of the Wyeth Board of Directors,” “Proposal 1: The Merger — Pfizer’s Reasons for the Merger,” “Proposal 1: The Merger — Wyeth Unaudited Prospective Financial Information,” “Proposal 1: The Merger — Pfizer Unaudited Prospective Financial Information,” “Proposal 1: The Merger — Regulatory Approvals Required for the Merger,” and ‘‘Proposal 1: The Merger — Litigation Relating to the Merger,” and in statements containing words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “contemplate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “would,” “believes,” “predicts,” “potential,” “continue,” and similar expressions which are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, Pfizer’s and Wyeth’s expectations with respect to the synergies, costs and charges, capitalization and anticipated financial impacts of the merger and related transactions; approval of the merger and related transactions by Wyeth’s stockholders; the satisfaction of the closing conditions to the merger; the timing of the completion of the merger and the results of operations, financial condition and capital resources for 2009 for each of Pfizer and Wyeth, as set forth under the caption “Our Expectations for 2009” in Pfizer’s 2008 Financial Report, which is incorporated by reference into Pfizer’s Annual Report on Form 10-K for the year ended December 31, 2008 and under the caption “2009 Outlook” in Wyeth’s 2008 Financial Report, which is incorporated by reference into Wyeth’s Annual Report on Form 10-K for the year ended December 31, 2008, respectively, and each such Form 10-K is incorporated by reference into this proxy statement/prospectus.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside Pfizer’s and Wyeth’s control and difficult to predict. Factors that may cause such differences include, but are not limited to:

•	those discussed and identified in public filings with the SEC made by Pfizer or Wyeth;

•	the possibility that the estimated synergies will not be realized, or will not be realized within the expected time period;

•	general economic conditions;

•	actions taken or conditions imposed by the United States and foreign governments;

•	fluctuations in foreign currency exchange rates;

•	the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	the possibility that the integration of Wyeth’s business and operations with those of Pfizer may be more difficult and/or take longer than anticipated, may be more costly than anticipated and may have unanticipated adverse results relating to Wyeth’s or Pfizer’s existing businesses;

•	adverse outcomes of pending or threatened litigation or government investigations;

•	anticipated dates on which Pfizer and Wyeth will begin marketing certain products or therapies or will reach specific milestones in the development and implementation of their respective business strategies;

•	the ability to respond to and the impact of the loss of patent protection to Pfizer’s, Wyeth’s or the combined company’s drugs;

•	the impact of competition in the industries and in the specific markets in which Pfizer and Wyeth, respectively, operate, including competition from the makers of generic drugs;

•	the ability to successfully complete clinical trials and obtain and maintain regulatory approval for new products in the United States and other countries; and

•	the ability to attract and retain qualified management and other personnel.

Other factors include the possibility that the merger does not close, including due to the failure to receive required stockholder or regulatory approvals, or the failure of other closing conditions.

Pfizer and Wyeth caution that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is discussed under the heading “Risk Factors” and elsewhere in this proxy statement/prospectus and in documents incorporated by reference in this proxy statement/prospectus, including Pfizer’s Annual Report on Form 10-K for the year ended December 31, 2008, which was filed with the SEC on February 27, 2009 and is incorporated by reference into this proxy statement/prospectus, Wyeth’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as amended by its Annual Report on Form 10-K/A, which was filed with the SEC on February 27, 2009 and April 30, 2009, respectively, and is incorporated by reference into this proxy statement/prospectus, including under Part I, Item IA in each of Pfizer’s and Wyeth’s Annual Reports on Form 10-K for the year ended December 31, 2008, and each of Pfizer’s and Wyeth’s most recently filed Quarterly Reports on Form 10-Q, and any amendments thereto. All subsequent written and oral forward-looking statements concerning Pfizer, Wyeth, Wyeth’s stockholder meeting, the merger, the related transactions or other matters attributable to Pfizer or Wyeth or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. These forward-looking statements speak only as of the date on which the statements were made and Pfizer and Wyeth expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statement included in this proxy statement/prospectus or elsewhere, whether written or oral, relating to the matters discussed in this proxy statement/prospectus.

RISK FACTORS

In addition to the other information included or incorporated by reference in this proxy statement/prospectus, you should carefully consider the risk factors described below in evaluating whether to adopt the merger agreement.

Because the exchange ratio is fixed and the market price of Pfizer common stock will fluctuate, Wyeth stockholders cannot be sure of the value of the merger consideration they will receive.

Upon the completion of the merger, each share of Wyeth common stock outstanding immediately prior to the merger will be converted into the right to receive, subject to adjustment under limited circumstances, a combination of $33.00 in cash, without interest, and 0.985 of a share of Pfizer common stock. Because the exchange ratio of 0.985 of a share of Pfizer common stock is fixed (subject to adjustment under limited circumstances), the value of the stock portion of the merger consideration will depend on the market price of Pfizer common stock at the time the merger is completed. The value of the stock portion of the merger consideration will vary from the date of the announcement of the merger agreement, the date that this proxy statement/prospectus was mailed to Wyeth stockholders, the date of the Wyeth annual meeting and the date the merger is completed and thereafter. Accordingly, at the time of the Wyeth annual meeting, Wyeth stockholders will not know or be able to calculate the market value of the merger consideration they would receive upon completion of the merger. The share price of Pfizer common stock is subject to the general price fluctuations in the market for publicly-traded equity securities, and the price of Pfizer’s common stock has experienced significant volatility in the past. Neither company is permitted to terminate the merger agreement or resolicit the vote of Wyeth stockholders solely because of changes in the market prices of either company’s stock. There will be no adjustment to the merger consideration for changes in the market price of either shares of Pfizer common stock or shares of Wyeth common stock. Stock price changes may result from a variety of factors, including, among others, general market and economic conditions, changes in Pfizer’s and Wyeth’s respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond Pfizer’s and Wyeth’s control. You should obtain current market quotations for shares of Pfizer common stock and for shares of Wyeth common stock.

Pfizer may fail to realize all of the anticipated benefits of the merger, which may adversely affect the value of the Pfizer common stock that you receive in the merger.

The success of the merger will depend, in part, on Pfizer’s ability to realize the anticipated benefits and cost savings from combining the businesses of Pfizer and Wyeth. However, to realize these anticipated benefits and cost savings, Pfizer must successfully combine the businesses of Pfizer and Wyeth. If Pfizer is not able to achieve these objectives within the anticipated time frame, or at all, the anticipated benefits and cost savings of the merger may not be realized fully or at all or may take longer to realize than expected and the value of Pfizer’s common stock may be adversely affected.

Pfizer and Wyeth have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, result in the disruption of each company’s ongoing businesses or identify inconsistencies in standards, controls, procedures and policies that adversely affect Pfizer’s ability to maintain relationships with customers, suppliers, distributors, creditors, lessors, clinical trial investigators or managers of its clinical trials or to achieve the anticipated benefits of the merger.

Specifically, issues that must be addressed in integrating the operations of Wyeth into Pfizer’s operations in order to realize the anticipated benefits of the merger include, among other things:

•	integrating the research and development, manufacturing, distribution, marketing and promotion activities and information technology systems of Pfizer and Wyeth;

•	conforming standards, controls, procedures and policies, business cultures and compensation structures between the companies;

•	consolidating corporate and administrative infrastructures;

•	consolidating sales and marketing operations;

•	retaining existing customers and attracting new customers;

•	identifying and eliminating redundant and underperforming operations and assets;

•	coordinating geographically dispersed organizations;

•	managing tax costs or inefficiencies associated with integrating the operations of the combined company; and

•	making any necessary modifications to operating control standards to comply with the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

Integration efforts between the two companies will also divert management attention and resources. An inability to realize the full extent of, or any of, the anticipated benefits of the merger, as well as any delays encountered in the integration process, could have an adverse effect on Pfizer’s business and results of operations, which may affect the value of the shares of Pfizer’s common stock after the completion of the merger.

In addition, the actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized. Actual cost and sales synergies, if achieved at all, may be lower than Pfizer expects and may take longer to achieve than anticipated. If Pfizer is not able to adequately address these challenges, Pfizer may be unable to successfully integrate Wyeth’s operations into its own, or to realize the anticipated benefits of the integration of the two companies.

Some directors and executive officers of Wyeth have interests in the merger that may differ from the interests of Wyeth stockholders.

When considering the recommendation of the Wyeth board of directors to vote “FOR” adoption of the merger agreement, stockholders should be aware that the Wyeth directors and executive officers have interests in the merger that may be different from, or in addition to, Wyeth’s stockholders generally. Following the merger, two members of the Wyeth board of directors who were members of the Wyeth board of directors as of the date of the merger agreement will be appointed to the Pfizer board of directors. Wyeth non-employee directors and executive officers are entitled to receive certain benefits upon completion of the merger, including accelerated vesting and payout (in cash or merger consideration) of stock options and other outstanding equity-based awards. Assuming a qualifying termination of the employment of all of Wyeth’s executive officers following the merger, the executive officers would be entitled to receive severance payments and benefits. Based on the assumptions set forth in “Proposal 1: The Merger — Interests of Certain Persons in the Merger,” Wyeth’s active named executive officers may be entitled to receive aggregate cash payments of up to approximately $61.0 million for accelerated vesting and pay-out of stock options and other outstanding equity-based and long-term incentive awards upon completion of the merger, and assuming a qualifying termination of employment immediately following completion of the merger, such named executive officers may additionally be entitled to receive payments and benefits valued at up to approximately $64.8 million in the aggregate under the change in control severance agreements (plus protection for any associated excise taxes). On April 7, 2009, Pfizer announced its intention to retain certain Wyeth executive officers in senior Pfizer leadership roles following consummation of the merger. In connection with that announcement, Pfizer has entered into new employment arrangements with these executive officers contingent upon the consummation of the merger which provide that following the merger the executive will receive an increased base salary, receive a sign-on bonus (payable part in cash and part in Pfizer restricted stock units), become eligible to participate in Pfizer’s Global Performance Plan and Executive Long-Term Incentive Program, receive a pension guarantee such that the combination of straight life annuity pension benefits from Pfizer and Wyeth is no less than a certain amount per year, and become eligible to receive certain other benefits, consistent with the terms applicable to similarly situated Pfizer executives. In addition, in the event that these executives are required to pay any excise tax imposed by Section 4999 of the Internal Revenue Code directly related to payments in the nature of compensation as a result of the merger, they will each be entitled to receive a gross-up payment in respect of any such excise tax imposed on them individually. In addition, Pfizer has agreed to, and will cause the surviving corporation to, continue certain indemnification arrangements, and, to the extent not obtained by Wyeth prior to the consummation of the merger cause the surviving corporation to obtain directors’ and officers’ liability insurance, in each case, for the directors and executive officers of Wyeth. The Wyeth board of directors was aware of these interests (other than the entering into of new employment arrangements with Pfizer by certain Wyeth executive officers who will be retained by Pfizer following the consummation of the merger, which Pfizer announced on April 7, 2009), and considered these interests, among other matters, in evaluating, negotiating and approving the merger agreement and the merger. See “Proposal 1: the Merger — Interests of Certain Persons in the Merger” beginning on page 98 for a further description of these interests, including the aggregate cash payments that each executive officer and director is entitled to receive upon completion of the merger.

The market price of Pfizer common stock after the merger may be affected by factors different from those affecting the shares of Wyeth or Pfizer currently.

Upon completion of the merger, holders of Wyeth common stock will become holders of Pfizer common stock. The businesses of Pfizer differ from those of Wyeth in important respects and, accordingly, the results of operations of the combined company and the market price of Pfizer’s shares of common stock following the merger may be affected by factors different from those currently affecting the independent results of operations of Pfizer and Wyeth. For a discussion of the businesses of Pfizer and Wyeth and of certain factors to consider in connection with those businesses, see the documents incorporated by reference into this proxy statement/prospectus referred to under “Where You Can Find More Information” beginning on page 247.

Failure to complete the merger could negatively impact the stock price and the future business and financial results of Pfizer and Wyeth.

If the merger is not completed, the ongoing businesses of Pfizer and Wyeth may be adversely affected and, without realizing any of the benefits of having completed the merger, Pfizer and Wyeth will be subject to a number of risks, including the following:

•	Wyeth may be required to pay Pfizer a termination fee of up to $2 billion if the merger is terminated under certain circumstances (plus, in certain circumstances relating to a change in recommendation by the Wyeth board of directors, Wyeth also would be obligated to reimburse Pfizer for up to $700 million of Pfizer’s actual expenses incurred in connection with the merger), all as described in the merger agreement and summarized in this proxy statement/prospectus;

•	Pfizer and Wyeth will be required to pay certain costs relating to the merger, whether or not the merger is completed;

•	under the merger agreement, Wyeth is subject to certain restrictions on the conduct of its business prior to completing the merger which may affect its ability to execute certain of its business strategies; and

•	matters relating to the merger (including integration planning) may require substantial commitments of time and resources by Pfizer and Wyeth management, which could otherwise have been devoted to other opportunities that may have been beneficial to Pfizer and Wyeth as independent companies, as the case may be.

Pfizer and Wyeth also could be subject to litigation related to any failure to complete the merger or related to any enforcement proceeding commenced against Pfizer or Wyeth to perform their respective obligations under the merger agreement. If the merger is not completed, these risks may materialize and may adversely affect Pfizer’s and Wyeth’s business, financial results and stock price.

The required regulatory approvals may not be obtained or may contain materially burdensome conditions that could have an adverse effect on Pfizer.

Completion of the merger is conditioned upon the receipt of certain governmental approvals, including, without limitation, the expiration or termination of the applicable waiting period under the HSR Act, the issuance by the European Commission of a decision under the EC Merger Regulation declaring the merger compatible with the common market, the approval of the merger under the China anti-monopoly law and the approval of the merger by the antitrust regulators in Canada and Australia. Although Pfizer and Wyeth have agreed in the merger agreement to use their reasonable best efforts to obtain the requisite governmental approvals, there can be no assurance that these approvals will be obtained. In addition, the governmental authorities from which these approvals are required may impose conditions on the completion of the merger or require changes to the terms of the merger. Under the terms of the merger agreement, Pfizer is required, if necessary to receive antitrust approval, to make divestitures of assets of Pfizer or Wyeth so long as such divestitures, individually or in the aggregate, would not result in the one year loss of net sales revenues (measured by net 2008 sales revenue) in excess of $3 billion. If Pfizer becomes subject to any material conditions in order to obtain any approvals required to complete the merger, the business and results of operations of the combined company may be adversely affected.

Several lawsuits have been filed against Wyeth, the members of the Wyeth board of directors, Pfizer and/or Wagner Acquisition Corp. challenging the merger, and an adverse judgment in such lawsuits may prevent the merger from becoming effective or from becoming effective within the expected timeframe.

Wyeth, the members of the Wyeth board of directors, Pfizer and/or Wagner Acquisition Corp. are named as defendants in purported class action lawsuits brought by Wyeth stockholders challenging the proposed merger, seeking, among other things, to enjoin the defendants from consummating the merger on the agreed-upon terms. On June 10, 2009, Wyeth, Wyeth’s directors and Pfizer entered into a memorandum of understanding with the plaintiffs in a consolidated action brought in Delaware reflecting an agreement in principle to settle such action based on their agreement to include in this proxy statement/prospectus certain additional disclosures relating to the transaction. The memorandum of understanding is subject to customary conditions including completion of appropriate settlement documentation, completion of due diligence to confirm the fairness of the settlement, approval by the Delaware Court of Chancery, and consummation of the merger. If the settlement is consummated, such action will be dismissed with prejudice. See “Litigation Relating to the Merger” beginning on page 116 for more information about the class action lawsuits related to the merger that have been filed and the memorandum of understanding.

One of the conditions to the closing of the merger is that no judgment, order, injunction (whether temporary, preliminary or permanent), decision, opinion or decree issued by a court or other governmental entity in the United States or the European Union that makes the merger illegal or prohibits the consummation of the merger shall be in effect. As such, if the plaintiffs are successful in obtaining an injunction prohibiting the defendants from consummating the merger on the agreed upon terms, then such injunction may prevent the merger from becoming effective, or from becoming effective within the expected timeframe.

Pfizer has incurred substantial additional indebtedness to finance the merger and will assume Wyeth’s existing indebtedness upon completion of the merger, which may decrease Pfizer’s business flexibility and will increase its borrowing costs.

In connection with its financing of the merger, Pfizer increased its indebtedness by approximately $24 billion, which includes $13.5 billion of senior unsecured notes issued on March 24, 2009 and €5.85 billion and £1.50 billion of senior unsecured notes issued on June 3, 2009 (totaling approximately $10.5 billion). In addition, upon completion of the merger, Pfizer will assume Wyeth’s debt obligations of approximately $11.6 billion. Wyeth’s debt obligations contain covenants restricting certain actions by it and its subsidiaries including prohibitions, with specified exemptions, against liens, sale and lease back transactions and certain consolidations, mergers and sales of assets. These covenants, the financial and other covenants to which Pfizer agreed in connection with the acquisition debt financing, and Pfizer’s increased indebtedness and higher debt-to-equity ratio in comparison to that of Pfizer on a recent historical basis may have the effect, among other things, of reducing Pfizer’s flexibility to respond to changing business and economic conditions and will increase borrowing costs.

Pfizer, Wyeth and, subsequently, the combined company must continue to retain, motivate and recruit executives and other key employees, which may be difficult in light of uncertainty regarding the merger, and failure to do so could negatively affect the combined company.

For the merger to be successful, during the period before the merger is completed, both Pfizer and Wyeth must continue to retain, motivate and recruit executives and other key employees. The combined company also must be successful at retaining key employees following the completion of the merger. Experienced employees in the pharmaceutical industry are in high demand and competition for their talents can be intense. Employees of both Pfizer and Wyeth may experience uncertainty about their future role with the combined company until, or even after, strategies with regard to the combined company are announced or executed. These potential distractions of the merger may adversely affect the ability of Pfizer, Wyeth or the combined company to attract, motivate and retain executives and other key employees and keep them focused on applicable strategies and goals. A failure by Pfizer, Wyeth or the combined company to retain and motivate executives and other key employees during the period prior to or after the completion of the merger could have a negative impact on the business of Pfizer, Wyeth or the combined company.

The shares of Pfizer common stock to be received by Wyeth stockholders as a result of the merger will have different rights from the shares of Wyeth common stock.

Upon completion of the merger, Wyeth stockholders will become Pfizer stockholders and their rights as stockholders will be governed by Pfizer’s certificate of incorporation and bylaws. The rights associated with Wyeth common stock are different from the rights associated with Pfizer common stock. Please see “Comparison of Rights of Pfizer Stockholders and Wyeth Stockholders” beginning on page 151 for a discussion of the different rights associated with Pfizer common stock.

Pfizer will incur significant transaction and merger-related costs in connection with the merger.

Pfizer expects to incur a number of non-recurring costs associated with combining the operations of the two companies. The substantial majority of non-recurring expenses resulting from the merger will be comprised of transaction costs related to the merger, facilities and systems consolidation costs and employment-related costs. Pfizer will also incur transaction fees and costs related to formulating integration plans. Additional unanticipated costs may be incurred in the integration of the two companies’ businesses. Although Pfizer expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow Pfizer to offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

The merger may not be accretive and may cause dilution to Pfizer’s earnings per share, which may negatively affect the market price of Pfizer’s common stock.

Pfizer currently anticipates that the merger will be accretive to earnings per share during the second full calendar year after the merger. This expectation is based on preliminary estimates which may materially change. Pfizer could also encounter additional transaction and integration-related costs or other factors such as the failure to realize all of the benefits anticipated in the merger. All of these factors could cause dilution to Pfizer’s earnings per share or decrease or delay the expected accretive effect of the merger and cause a decrease in the price of Pfizer’s common stock.

Risks Relating to Pfizer and Wyeth

Pfizer and Wyeth are, and will continue to be, subject to the risks described in (i) Part I, Item 1A in Pfizer’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on February 27, 2009 and (ii) Part I, Item 1A in Wyeth’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on February 27, 2009, in each case incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 247 for the location of information incorporated by reference into this proxy statement/prospectus.

INFORMATION ABOUT THE COMPANIES

Pfizer

Pfizer, a Delaware corporation, is a research-based, global pharmaceutical company that discovers, develops, manufactures and markets leading prescription medicines for humans and animals. Pfizer operates in two business segments: pharmaceutical and animal health. Pfizer also operates several other businesses, including the manufacture of gelatin capsules, contract manufacturing and bulk pharmaceutical chemicals. Pfizer’s pharmaceutical business is the largest pharmaceutical business in the world. Each year, Pfizer’s pharmaceuticals help over 100 million people throughout the world live longer, healthier lives. With medicines across 11 therapeutic areas, Pfizer helps to treat and prevent many of the most common and most challenging conditions of recent time. Pfizer’s products are in Cardiovascular and Metabolic Diseases; Central Nervous System Disorders; Arthritis and Pain; Infectious and Respiratory Diseases; Urology; Oncology; Ophthalmology; and Endocrine Disorders.

Pfizer’s common stock (NYSE: PFE) is listed on the NYSE. Pfizer is a member of the S&P 500 and the Fortune 500. The principal executive offices of Pfizer are located at 235 East 42nd Street, New York, New York, 10017-5755 and its telephone number is 1-212-573-2323.

Additional information about Pfizer and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 247.

Wagner Acquisition Corp.

Wagner Acquisition Corp., a direct wholly-owned subsidiary of Pfizer, was formed solely for the purpose of consummating the merger. Wagner Acquisition Corp. has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. The principal executive offices of Wagner Acquisition Corp. are located at 235 East 42nd Street, New York, New York, 10017-5755 and its telephone number is 1-212-573-2323.

Wyeth

Wyeth, a Delaware corporation, organized in 1926, is currently engaged in the discovery, development, manufacture, distribution and sale of a diversified line of products in three primary businesses: Wyeth Pharmaceuticals, Wyeth Consumer Healthcare, and Fort Dodge Animal Health. Wyeth Pharmaceuticals includes branded human ethical pharmaceuticals, biotechnology products, vaccines and nutritional products. Wyeth Pharmaceuticals products include neuroscience therapies, musculoskeletal therapies, vaccines, nutritional products, anti-infectives, women’s health care products, hemophilia treatments, gastroenterology drugs, immunological products and oncology therapies. Wyeth Consumer Healthcare products include pain management therapies, including analgesics and heat wraps, cough/cold/allergy remedies, nutritional supplements, and hemorrhoidal care and personal care items sold over-the-counter. Fort Dodge Animal Health products include vaccines, pharmaceuticals, parasite control and growth implants.

Wyeth common stock (NYSE: WYE) and Wyeth $2 Convertible Preferred Stock (NYSE: WYEPR) are listed on the NYSE. Wyeth is a member of the S&P 500 and the Fortune 500. The principal executive offices of Wyeth are located at Five Giralda Farms, Madison, New Jersey, 07940 and its telephone number is 1-973-660-5000.

Additional information about Wyeth and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 247.

THE WYETH ANNUAL MEETING

Date, Time and Place

The meeting will be held in the Plaza Ballroom of the Hyatt Morristown at Headquarters Plaza located at 3 Speedwell Avenue, Morristown, New Jersey on July 20, 2009 at 9:00 a.m., Eastern Daylight Time.

Purpose

At the meeting, Wyeth stockholders will be asked to vote on the following proposals:

•	to adopt the merger agreement;

•	to approve the adjournment of the meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the meeting;

•	to elect to the Wyeth board of directors each of the nominees for director named in this proxy statement/prospectus;

•	to ratify the appointment of PricewaterhouseCoopers LLP as Wyeth’s independent registered public accounting firm for 2009; and

•	the following two stockholder proposals:

•	a stockholder proposal regarding reporting on Wyeth’s political contributions and trade association payments; and

•	a stockholder proposal regarding special stockholder meetings.

Wyeth Record Date; Stock Entitled to Vote

Only holders of record at the close of business on June 5, 2009 will be entitled to vote at the meeting, provided that such shares remain outstanding on the date of the meeting.

As of the close of business on the record date of June 5, 2009, there were 1,333,898,690 shares of Wyeth common stock and 7,600 shares of Wyeth $2 Convertible Preferred Stock outstanding and entitled to vote at the meeting. Each holder of Wyeth common stock is entitled to one vote for each share of common stock owned as of the record date. Each holder of Wyeth $2 Convertible Preferred Stock is entitled to 36 votes for each share of Wyeth $2 Convertible Preferred Stock owned as of the record date, provided that such shares are outstanding on the date of the meeting. On April 23, 2009, Wyeth announced that, pursuant to a request from Pfizer made in accordance with the terms and conditions of the merger agreement, Wyeth will redeem all of its outstanding Wyeth $2 Convertible Preferred Stock, effective on July 15, 2009; accordingly, Wyeth $2 Convertible Preferred Stock will not be outstanding at the time of the meeting and former holders thereof will not be entitled to vote such shares at the meeting.

Quorum

A majority of the outstanding shares having voting power being present in person or represented by proxy constitutes a quorum for the meeting.

Required Vote

To adopt the merger agreement, the holders of a majority of the combined voting power of the outstanding shares of Wyeth common stock and Wyeth $2 Convertible Preferred Stock entitled to vote on the proposal, voting together as a single class, must vote in favor of adoption of the merger agreement. Because approval is based on the affirmative vote of a majority of the combined voting power of the shares outstanding, a Wyeth stockholder’s failure to vote or an abstention will have the same effect as a vote against adoption of the merger agreement.

Nominees receiving a majority of the votes cast will be elected as a director. Abstentions and failures to be present to vote will have no effect on the election of directors.

All other matters on the agenda will be decided by the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote thereon in accordance with Wyeth’s bylaws. Because approval of such other matters is based on the affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote, abstentions will have the same effect as a vote against such matters, but failures to be present to vote will have no effect on such matters.

Abstentions

Abstentions are counted as present and entitled to vote for purposes of determining a quorum. If you abstain from voting in the election of directors, you will effectively not vote on that matter at the meeting.

Abstentions are not considered to be votes cast under the Wyeth bylaws or under the laws of Delaware (our state of incorporation) and will have no effect on the outcome of the vote for the election of directors. For the proposal to adopt the merger agreement, abstentions have the same effect as a vote against adoption of the merger agreement. For the proposal to adjourn the meeting to solicit additional proxies, the proposal to ratify the independent registered public accounting firm and for each of the two stockholder proposals, abstentions are treated as present and entitled to vote at the meeting and therefore have the same effect as a vote against these proposals.

Voting of Proxies by Holders of Record

If you hold shares in your own name or if you participate in Wyeth’s BuyDIRECT Stock Purchase and Sale Plan through The Bank of New York Mellon, you may submit a proxy for your shares by using the toll-free number or the Internet Web site if your proxy card includes instructions for using these quick, cost-effective and easy methods for submitting proxies. You also may submit a proxy in writing by simply filling out, signing and dating your proxy card and mailing it in the prepaid envelope included with these proxy materials. If you submit a proxy by telephone or the Internet Web site, please do not return your proxy card by mail. You will need to follow the instructions when you submit a proxy using any of these methods to make sure your shares will be voted at the meeting. You also may vote by submitting a ballot in person if you attend the meeting. However, we encourage you to submit a proxy by mail by completing your proxy card, by telephone or via the Internet even if you plan to attend the meeting. If you hold shares through a broker or other nominee, you may instruct your broker or other nominee to vote your shares by following the instructions that the broker or nominee provides to you with these materials. Most brokers offer the ability for stockholders to submit voting instructions by mail by completing a voting instruction card, by telephone and via the Internet. If you hold shares through a broker or other nominee and wish to vote your shares at the meeting, you must obtain a legal proxy from your broker or nominee and present it to the inspector of election with your ballot when you vote at the meeting.

Your vote is important. Accordingly, please submit your proxy by telephone, through the Internet or by mail, whether or not you plan to attend the meeting in person. Proxies must be received by 5:00 p.m., Eastern Daylight Time, on July 19, 2009.

Shares Held in Street Name

If your shares are held in an account at a broker, you must instruct the broker on how to vote your shares. If you do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is called a broker non-vote. In these cases, the broker can register your shares as being present at the meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required. Under current rules of the NYSE, we believe that brokers do not have discretionary authority to vote on the proposal to adopt the merger agreement or the two stockholder proposals. A broker non-vote will have the same effect as a vote against adoption of the merger agreement but will have no effect on whether the two stockholder proposals are approved.

Revocability of Proxies

You may revoke your proxy at any time before the meeting. If you are a stockholder of record or participate in Wyeth’s BuyDIRECT Stock Purchase and Sale Plan through The Bank of New York Mellon in your own name, you can revoke your proxy before it is exercised by written notice to the Corporate Secretary of Wyeth, by timely delivery of a valid, later-dated proxy card or a later-dated proxy submitted by telephone or via the Internet, or by voting by ballot in person if you attend the meeting. Simply attending the meeting will not revoke your proxy. If you hold shares through a broker or other nominee, you may submit new voting instructions by contacting your broker or other nominee.

Solicitation of Proxies

This proxy statement/prospectus is furnished in connection with the solicitation of proxies by the Wyeth board of directors to be voted at our annual meeting of stockholders to be held on July 20, 2009 at 9:00 a.m., Eastern Daylight Time, in the Plaza Ballroom of the Hyatt Morristown at Headquarters Plaza, 3 Speedwell Avenue, Morristown, New Jersey.

This proxy statement/prospectus and the proxy card are first being sent to Wyeth stockholders on or near June 18, 2009.

Wyeth has engaged D.F. King & Co., Inc. to assist in the solicitation of proxies for the meeting and Wyeth estimates it will pay D.F. King & Co., Inc. a fee of approximately $75,000. Wyeth has also agreed to reimburse D.F. King & Co., Inc. for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation and to indemnify D.F. King & Co., Inc. against certain losses, costs and expenses. In addition, our officers and employees may request the return of proxies by telephone or in person, but no additional compensation will be paid to them.

PROPOSAL 1: THE MERGER

The following is a discussion of the proposed merger and the merger agreement. This is a summary only and may not contain all of the information that is important to you. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A and is incorporated by reference herein. Wyeth stockholders are urged to read this entire proxy statement/prospectus, including the merger agreement, for a more complete understanding of the merger.

Structure of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, Merger Sub will be merged with and into Wyeth, with Wyeth surviving the merger and becoming a wholly-owned subsidiary of Pfizer. Upon completion of the merger, each share of Wyeth common stock issued and outstanding immediately prior to the effective time of the merger, except for shares of restricted stock (the holders of which will be entitled to receive cash consideration pursuant to separate terms of the merger agreement described below in “The Merger Agreement — Treatment of Wyeth Stock Options and Other Equity-Based Awards” beginning on page 120), shares of Wyeth common stock held directly and indirectly by Wyeth and Pfizer (which will be canceled as a result of the merger) and shares with respect to which appraisal rights are properly exercised and not withdrawn as described below in “— Appraisal Rights” beginning on page 114, will be converted into the right to receive, subject to adjustment under limited circumstances as described below, a combination of $33.00 in cash, without interest, and 0.985 of a share of Pfizer common stock. Other than possible adjustments as described in the next paragraph below, the exchange ratio of 0.985 of a share of Pfizer common stock is fixed, which means that it will not change between now and the date of the merger, including as a result of a change in the trading price of Pfizer common stock or Wyeth common stock. Therefore, the value of the shares of Pfizer common stock received by Wyeth stockholders in the merger will depend on the market price of Pfizer common stock at the time the merger is completed.

The exchange ratio will be adjusted if between signing of the merger agreement and the effective time of the merger the outstanding Pfizer common stock or Wyeth common stock is changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or the declaration of a stock dividend or dividend payable in any other securities is declared with a record date within such period, or any similar event occurs, in which case the exchange ratio will be adjusted such that the holders of Wyeth common stock will be provided with the same economic effect as contemplated by the merger agreement. In addition, the exchange ratio will be adjusted if the exchange ratio would result in Pfizer issuing in excess of 19.9% of its outstanding common stock as a result of the merger. In such circumstance, the exchange ratio will be reduced to the minimum extent necessary so that the number of shares of Pfizer common stock issued or issuable as a result of the merger will equal no more than 19.9% of its outstanding common stock and the cash portion of the merger consideration will be increased by an equivalent value (based on the volume weighted average price of Pfizer common stock for the five consecutive trading days ending two days prior to the effective time of the merger, as such prices are reported on the NYSE Transaction Reporting System).

At the time of the execution of the merger agreement, the number of shares of Pfizer common stock (and securities convertible or exercisable for Pfizer common stock) expected to be issued in the merger constituted less than 19.9% of Pfizer’s outstanding shares of common stock, and Pfizer and Wyeth currently do not anticipate that any adjustment to the exchange ratio will be required. A vote by Wyeth stockholders for the adoption of the merger agreement constitutes approval of the merger whether or not the exchange ratio is adjusted as described above.

Upon completion of the merger, each share of Wyeth $2 Convertible Preferred Stock issued and outstanding immediately prior to completion of the merger will be converted into the right to receive one share of a new series of Pfizer preferred stock having the same powers, designations, preferences and rights (to the fullest extent practicable) as the shares of the Wyeth $2 Convertible Preferred Stock. However, on April 23, 2009, Wyeth announced that, pursuant to a request from Pfizer made in accordance with the terms and conditions of the merger agreement, Wyeth will redeem all of its outstanding Wyeth $2 Convertible Preferred Stock, effective on July 15, 2009. Therefore, it is expected that there will not be any shares of Wyeth $2 Convertible Preferred Stock outstanding at the effective time of the merger. In such case, Pfizer will not create or issue a new series of preferred stock in connection with the merger.

Background of the Merger

In light of the changing business environment for pharmaceutical companies over the past several years, the Pfizer board of directors, together with its senior management, has regularly evaluated business development strategies, including strategic acquisitions. As part of this review, Pfizer identified Wyeth as a potential acquisition candidate and determined that a transaction with Wyeth would meet many of Pfizer’s business development objectives. The Pfizer board of directors reviewed and discussed the merits of a potential combination with Wyeth and in early June 2008 authorized Jeffrey Kindler, the Chairman and Chief Executive Officer of Pfizer, to contact Bernard Poussot, the Chairman, President and Chief Executive Officer of Wyeth, to discuss a potential transaction.

The Wyeth board of directors, together with its senior management, has in the ordinary course regularly evaluated business development strategies and reviewed Wyeth’s strategic alternatives, including from time to time potential business combinations and other strategic alliances, in pursuing its objective of enhancing stockholder value.

On June 6, 2008, Mr. Kindler contacted Mr. Poussot to request a meeting to discuss views on the current direction and potential future of the pharmaceutical industry and to explore possible collaborative opportunities. After conferring with Mr. Robert Essner, who was at that time the Chairman of the Wyeth board of directors, and with the other members of the Wyeth board’s Executive Committee, independent directors John P. Mascotte and Victor F. Ganzi, Mr. Poussot agreed to meet with Mr. Kindler, and Messrs. Poussot and Kindler met on June 19, 2008. At the meeting, Mr. Kindler discussed his views of the then-current pharmaceutical industry and economic environment and suggested that there could be meaningful benefits to a Pfizer/Wyeth combination. Mr. Kindler did not discuss a potential purchase price, form of consideration or other specifics regarding a possible business combination transaction. Mr. Poussot responded that Wyeth was confident with its strategy as an independent company, but he would report this meeting to the Wyeth board of directors. At its regularly scheduled meeting on June 26, 2008, Mr. Poussot reported to the Wyeth board of directors on his meeting with Mr. Kindler. Following discussion, the board instructed Mr. Poussot to advise Mr. Kindler that it was not interested in Wyeth having any further discussions at such time and that it believed that the best interests of Wyeth’s stockholders would be served by Wyeth remaining an independent company. Mr. Poussot called Mr. Kindler later that day to advise him of the board’s position.

On June 26, 2008, the Pfizer board of directors held a meeting during which a potential transaction with Wyeth was discussed. In addition, between June 19, 2008 and August 20, 2008, Pfizer’s senior management, along with its legal and financial advisors, performed a thorough review of Wyeth’s business based on publicly available information and an extensive analysis of whether Pfizer should continue to pursue a transaction with Wyeth.

On August 20, 2008, the Pfizer board of directors held a meeting, which was attended by members of Pfizer’s senior management, representatives of Cadwalader, Wickersham & Taft LLP (“Cadwalader”), Pfizer’s legal advisor, and representatives of Goldman, Sachs & Co. (“Goldman Sachs”) and Merrill Lynch & Co. (“Merrill Lynch”), Pfizer’s financial advisors. At the meeting, a potential transaction with Wyeth was discussed, including the effect of integrating Wyeth into Pfizer’s operating model, a financial analysis of Wyeth and Pfizer, both on a standalone basis and as a combined company and Pfizer’s valuation of Wyeth. Based on the analysis provided at the meeting and discussion among the directors, senior management and Pfizer’s legal and financial advisors, the Pfizer board of directors authorized management to make a proposal to Wyeth regarding a potential business combination transaction.

On August 25, 2008, Mr. Kindler again contacted Mr. Poussot to request another meeting. Mr. Kindler noted that Pfizer had continued to evaluate a potential business combination with Wyeth and had formulated a proposal that Pfizer believed would provide value to all parties. After conferring with the other members of the Wyeth board’s Executive Committee, independent directors Messrs. Mascotte and Ganzi, Mr. Poussot agreed to meet again with Mr. Kindler.

At a meeting with Mr. Poussot on September 9, 2008, Mr. Kindler made a preliminary, non-binding proposal (referred to as the September 9 Proposal) for a transaction in which Pfizer would acquire Wyeth for $53.00 per share (consisting of $34.50 in cash and $18.50 of Pfizer common stock at a fixed exchange ratio), plus a contingent value right of $3.00 per share in additional consideration that would be payable if and when Wyeth’s pipeline Alzheimer’s product, bapineuzumab, achieved certain conditions relating to regulatory approval. The closing price per share of Wyeth common stock on the day before this meeting was $41.27, and Mr. Kindler noted that the $53.00 proposal represented a 28% premium over that price and a 25% premium over the prior 30-day average price per share of Wyeth common stock.

Following this meeting, Mr. Poussot informed the Wyeth directors of the conversation he had with Mr. Kindler, and thereafter Mr. Poussot informed Mr. Kindler that the Wyeth board would discuss Pfizer’s September 9 Proposal at its regularly scheduled board meeting on September 25, 2008.

At the September 25, 2008 board meeting, Mr. Poussot described in detail the substance of his meeting with Mr. Kindler and Pfizer’s September 9 Proposal. The board meeting was attended by members of Wyeth’s senior management, representatives of Simpson Thacher & Bartlett LLP (“Simpson Thacher”), Wyeth’s legal advisor, and representatives of Morgan Stanley and Evercore, Wyeth’s financial advisors. A representative of Simpson Thacher discussed with the board the directors’ fiduciary duties in reviewing the non-binding proposal made by Pfizer. In connection with this discussion, it was noted for the board that a director, Raymond McGuire, was a senior member of Citigroup, which could seek to become involved in some manner if it were to learn of any potential transaction involving Wyeth, and that although information walls and procedures were in place to prevent material non-public information from being shared and to protect against any potential conflicts of interest, the board should revisit this situation in the event of any future developments involving Citigroup. Members of Wyeth’s senior management reviewed with the board its analysis of the business opportunities and challenges that Wyeth might anticipate over the course of the next five years in the event it were to remain an independent company. The principal business opportunities for Wyeth over the next five years that were discussed with the board included those opportunities presented by products in Wyeth’s pipeline, the potential for Wyeth to grow its product portfolio through acquisitions or licensing arrangements and the potential for Wyeth to expand its business into emerging markets and further grow its market presence in various markets outside of the United States in which Wyeth already has an established business. The principal challenges and risks facing Wyeth over the next five years that members of Wyeth’s senior management discussed with the board included the possibility of an extended global recession, the risk that Wyeth’s current pipeline fails to achieve expected results in terms of the number of new products and revenue opportunities the pipeline generates over the course of the next several years, the risks presented by the loss of revenue with respect to some of Wyeth’s currently marketed products that will lose patent protection in the coming years or otherwise face an increase in competition, the potential for future regulatory changes that could adversely impact Wyeth’s financial performance and the possibility of continued slowing growth rates in the pharmaceutical industry. Representatives of Morgan Stanley discussed with the board financial considerations relating to Pfizer’s September 9 Proposal. As part of this discussion, representatives of Morgan Stanley discussed with the Wyeth board the potential value of the contingent value right proposed by

Pfizer, including that such right was worth less than the $3 face amount when considered on a present value and probability weighted basis. Representatives of Morgan Stanley and Evercore also discussed with the board their preliminary views on Pfizer’s ability to obtain financing and Pfizer’s business and prospects. In addition, representatives of Morgan Stanley and Evercore discussed with the board their preliminary views on Wyeth’s potential strategic alternatives, including operating as an independent company and potential alternative strategic transactions, such as a possible merger with a comparably sized pharmaceuticals company, and the prospects of a third party having the ability and desire to make a proposal that would be competitive with Pfizer’s September 9 Proposal, which was viewed at that time as possible but not likely.

The members of the board and the others present discussed the matters presented and thereafter Wyeth’s non-employee directors (referred to as the independent directors), engaged in further discussions in executive session regarding the matters that had been discussed by the entire board. In the executive session, the directors determined that Wyeth should not seek to end all communications with Pfizer, but the board instructed Mr. Poussot to inform Mr. Kindler that the Wyeth board had concluded that Pfizer’s September 9 Proposal was deficient and the board had significant concerns as to the feasibility of any proposal given existing market dislocations. The directors also decided to request that management further review its key assumptions used in its analysis of Wyeth’s business opportunities and challenges, such as the assumptions relating to the potential revenues for key Wyeth products and the prospects and timing of approval of products in Wyeth’s pipeline, to better reflect what management believed to be reasonably achievable, especially in light of the changing general economic and industry conditions, and also to review the effects of extending the analysis through 2015. In addition, the board determined that the independent directors on the Wyeth Executive Committee and an additional independent director, Raymond McGuire, should serve as an advisory group (referred to as the Advisory Group) for Mr. Poussot and the rest of the Wyeth management team between board meetings in connection with any ongoing matters relating to Pfizer. Also on September 25, 2008, the Pfizer board of directors met and received an update from Mr. Kindler regarding the status of discussions with Wyeth.

In a phone call with Mr. Kindler on September 26, 2008, Mr. Poussot communicated the conclusions of the Wyeth board regarding Pfizer’s September 9 Proposal. Mr. Poussot noted that Pfizer’s September 9 Proposal raised a number of questions that would need to be answered, such as Pfizer’s plans for financing the transaction, expected synergies and the expected pro forma dividends to be paid by Pfizer. Mr. Kindler responded that Pfizer thought that the original rationale for the transaction remained and that a transaction would provide immediate economic value to Wyeth’s stockholders and compelling long-term value creation for the combined company. Mr. Kindler urged Mr. Poussot to meet with him again, and following additional phone calls a meeting was established for October 14, 2008.

In the meantime, Wyeth’s senior management met with the Advisory Group on October 5 and October 9, 2008, to prepare for a meeting with the full board of directors on October 12, 2008 to further consider and discuss Pfizer’s September 9 Proposal and Wyeth’s financial plan through 2015. At the October 12, 2008 special meeting of the Wyeth board of directors, members of senior management presented a financial plan for Wyeth. Wyeth’s senior management reviewed with the board the key assumptions incorporated into this plan and discussed with the board the effects that changes to various key assumptions would have on the plan, including changes to the assumptions relating to the potential revenues for key Wyeth products and the prospects and timing of approval of products in Wyeth’s pipeline. During the course of this review, Wyeth’s senior management also discussed with the board a number of potential risks and opportunities associated with the plan, such as the opportunities that may be presented in emerging markets and through Wyeth’s pipeline and the risks presented by the loss of patent protection for some of Wyeth’s currently marketed products as well as the risks presented by a global recession.

Representatives of Morgan Stanley and Evercore joined the meeting following the presentation of the plan to the board and discussed financial considerations relating to Pfizer’s September 9 Proposal, including financial considerations based on Wyeth’s financial plan presented to the board at the meeting. Representatives of Morgan Stanley and Evercore also discussed with the board the ability of Pfizer to finance a transaction with Wyeth, the potential financial impact of such a transaction on Pfizer, Pfizer’s acquisition history and Wyeth’s strategic alternatives, including their further perspectives on the prospects of a third party having the ability and desire to make a proposal that would be competitive with Pfizer’s September 9 Proposal. During the course of this discussion, it was noted that the likelihood of any financial buyer having the ability and desire to make a proposal that would be competitive with Pfizer’s September 9 proposal was considered very low for a number of reasons, including that a financial buyer would require even more debt financing than Pfizer’s proposal required, the ability of a financial buyer to obtain such a significant amount of debt financing was unlikely given the difficult credit market conditions that existed at the time and a financial buyer would not have the same synergy opportunities as Pfizer or other third parties in Wyeth’s industry. The members of the board and senior management then had a lengthy discussion, in which representatives of Wyeth’s financial and legal advisors participated, about the matters presented, including Wyeth’s future prospects and what views Pfizer might express at the upcoming October 14, 2008 meeting between Messrs. Poussot and Kindler, particularly in light of the deteriorating market environment.

Between September 9, 2008 and October 14, 2008, when Messrs. Poussot and Kindler met again to discuss Pfizer’s September 9 Proposal, there was a period of severe market disruption and volatility that followed the announcement that Lehman Brothers was filing for bankruptcy as well as numerous other events negatively affecting the financial services industry. During this period, all major market indices declined significantly, including a greater than 21% drop in the S&P 500 index and a greater than 19% drop in the Dow Jones Industrial Average. Also during this timeframe, the Large Cap Pharma index declined approximately 14%, Wyeth’s share price declined approximately 19% and Pfizer’s share price declined approximately 11%. It was observed during the course of the Wyeth board meeting on October 12, 2008 that the closing price per share of Wyeth common stock on October 10, 2008, the last trading day prior to the board meeting, was $29.89, such that the $53.00 per share value of the cash and Pfizer common stock contained in the September 9 Proposal by Pfizer now represented a 77% premium as opposed to the 28% premium it represented at the time it was made only one month earlier.

Also between September 9, 2008 and October 14, 2008, Pfizer’s senior management, together with its legal advisor and the three financial advisors then working with Pfizer, Goldman Sachs, Merrill Lynch and J.P. Morgan Securities Inc. (“J.P. Morgan”), held several meetings to discuss Pfizer’s September 9 Proposal in light of changes in market and credit conditions. Mr. Kindler also discussed the matter with members of the Pfizer board of directors. As a result of these discussions, Pfizer determined that in light of the market conditions, moving forward with a transaction on the terms of the September 9 Proposal would not be in the best interest of Pfizer.

On October 14, 2008, Messrs. Poussot and Kindler met to discuss Pfizer’s September 9 Proposal. Mr. Kindler informed Mr. Poussot that although he and the Pfizer board remained determined to complete a transaction with Wyeth, Pfizer could not proceed at that time as a result of the market declines and Pfizer’s view that it was not feasible to obtain the necessary financing in the current market environment. Mr. Kindler said that he intended to contact Mr. Poussot at the end of the month to provide an update on Pfizer’s thoughts with respect to a transaction. Mr. Poussot agreed that in light of the current market environment it was not practical to continue to discuss a transaction. Mr. Poussot also noted that the Wyeth board would expect Pfizer to demonstrate its ability to finance any potential transaction prior to engaging in the future in any meaningful discussions about a business combination transaction. Following the meeting, Mr. Poussot briefed the Wyeth directors on the matters discussed with Mr. Kindler.

Between October 14, 2008 and October 29, 2008, Pfizer’s senior management, together with its legal and financial advisors held several meetings to discuss the terms of a revised proposal to provide to Wyeth. Mr. Kindler also discussed the terms of a revised proposal with members of the Pfizer board of directors. On October 29, 2008, Mr. Kindler contacted Mr. Poussot to request another meeting. Mr. Kindler noted that he was in a position to address further his proposal for a business combination transaction, and a meeting was set for November 5, 2008. On October 30, 2008, the Pfizer board of directors held a meeting at which the submission of a revised proposal to Wyeth was discussed and the Pfizer board of directors authorized Mr. Kindler to make a revised proposal to Wyeth.

At the November 5, 2008 meeting between Messrs. Poussot and Kindler, Mr. Kindler made a revised preliminary, non-binding proposal for a transaction in which Pfizer would acquire Wyeth for $46.00 per share, consisting of $30.00 in cash and $16.00 of Pfizer stock at a fixed exchange ratio, which was the same percentage mix of cash and stock as the September 9 Proposal (this revised proposal is referred to as the

November 5 Proposal). Mr. Kindler noted that the $46.00 proposal represented a premium similar to the premium inherent in the September 9 Proposal when viewed based on the prior 30-day average price per share of Wyeth common stock. Based on the $35.01 closing price per share of Wyeth common stock on the day before this meeting, the November 5 Proposal represented a 31% premium. Mr. Kindler also stated that Pfizer and its board of directors were committed to pursuing a transaction with Wyeth and wanted to move quickly to announce a transaction. Mr. Poussot responded that he would discuss this proposal with the Wyeth board of directors but that his reaction was that the proposal significantly undervalued Wyeth. Mr. Kindler noted that Pfizer was confident it could arrange the necessary financing. Mr. Kindler indicated that Pfizer was prepared to hold meetings between each company’s chief financial officer and financial advisors to address any questions that Wyeth’s representatives may have regarding Pfizer’s proposal, including questions raised by Wyeth such as the proposed structure of the financing, the expected synergies in the transaction and Pfizer’s expected pro forma dividend.

Later in the day on November 5, 2008, members of Wyeth management and Wyeth’s legal and financial advisors held a meeting with the Advisory Group during which Mr. Poussot reported on his meeting with Mr. Kindler. Following this meeting, a special meeting of the board of directors was arranged for November 9, 2008, and Mr. Poussot informed Mr. Kindler that he would get back to him regarding the November 5 Proposal by the middle of the following week.

At the November 9, 2008 special meeting, Mr. Poussot described in detail to the Wyeth board of directors the substance of his meeting with Mr. Kindler and the November 5 Proposal made by Pfizer. A representative of Simpson Thacher made a presentation to the directors describing their fiduciary duties in considering Pfizer’s November 5 Proposal. Members of senior management then reported to the board that they had revisited Wyeth’s financial plan presented to the board at its October 12, 2008 meeting to begin assessing the viability of that plan in light of the deterioration in the market environment since the plan was originally constructed and, based on this review, which was still ongoing, had formed preliminary views as to appropriate revisions to various key assumptions. The Wyeth senior management team discussed with the board various changes in the industry environment that could affect the plan, including changes that could result from a slowing of the economic growth in emerging growth markets and from a global recession, but noted that it was too early to determine whether, and to what extent they would do so. In addition, the Wyeth senior management team also discussed with the board that changes in foreign exchange rates, interest rates and the value of pension plan investments already were negatively affecting the plan. The board was then presented with management’s preliminary view on how a revised financial plan, adjusted for the various changes discussed that were already negatively affecting Wyeth’s financial results, would compare to the plan previously reviewed with the board. Members of Wyeth’s senior management noted that this revised financial plan was preliminary as the severity of the economic downturn and its ultimate impact on Wyeth’s financial results remained very uncertain at that time.

Also at the November 9, 2008 meeting, representatives of Morgan Stanley and Evercore discussed with the board a comparison of the September 9 Proposal and the November 5 Proposal and the market performance of Pfizer, Wyeth and their industry peers since Pfizer made its September 9 Proposal. In this regard, it was noted that from (and including) September 9, 2008 through (and including) November 7, 2008, the last trading day prior to Wyeth’s board meeting, the Large Cap Pharma index declined approximately 9%, Wyeth’s share price declined approximately 20% and Pfizer’s share price declined approximately 12%. Representatives of Morgan Stanley and Evercore also discussed financial considerations relating to Pfizer’s November 9 Proposal, including financial considerations based on the various plan cases presented to the board by Wyeth’s senior management, and further discussed with the board the ability of Pfizer to finance a transaction with Wyeth in the current market environment, Wyeth’s potential strategic alternatives and the prospects of a third party having the ability and desire to make a proposal that would be competitive with Pfizer’s November 9 Proposal. The members of the board and senior management, along with the outside advisors present, then had a lengthy discussion about the matters presented, potential responses to Pfizer and the possible reactions that Pfizer may have to such potential responses, including the prospects of Pfizer publicly announcing an unsolicited offer for Wyeth and the potential implications that could follow from such an unsolicited offer. Wyeth’s independent directors held further discussions in executive session, along with

Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), which was engaged as counsel to the independent directors prior to this meeting, regarding the matters that had been discussed earlier at the meeting.

Following the discussions at this meeting, the Wyeth board of directors concluded that it should confirm to Pfizer that its November 5 Proposal significantly undervalued Wyeth and that, in addition to the valuation issue, Pfizer would need to address the questions raised by Wyeth regarding Pfizer’s proposed financing, including the structure of Pfizer’s contemplated financing and whether, and to what extent Pfizer intended to use cash on hand as part of the financing, and the questions raised by Wyeth regarding the potential future value of the Pfizer shares proposed to be issued to Wyeth’s stockholders, such as expected synergies and Pfizer’s ongoing dividend policy. The Wyeth independent directors instructed Mr. Poussot to inform Mr. Kindler of this conclusion and to convey to Mr. Kindler that there was no basis for further discussions unless he thought Pfizer could substantially improve the November 5 Proposal and was prepared to address the various threshold questions raised by Wyeth.

In a phone call with Mr. Kindler on November 10, 2008, Mr. Poussot communicated the conclusions of the Wyeth board regarding Pfizer’s November 5 Proposal. Later that day, Mr. Poussot briefed the Wyeth directors on his discussion with Mr. Kindler. On November 12, 2008, Mr. Kindler called Mr. Poussot to request a meeting between each company’s chief executive officer, chief financial officer and financial advisors to discuss the questions Wyeth had with respect to Pfizer’s proposal. Mr. Kindler did not make a new proposal at this time but stated that he understood the Wyeth board’s position. After conferring with the Advisory Group, Mr. Poussot agreed to the proposed meeting, which was then scheduled for November 19, 2008.

On November 19, 2008, a meeting was held among Messrs. Kindler and Poussot, Frank D’Amelio, Pfizer’s Chief Financial Officer, Greg Norden, Wyeth’s Chief Financial Officer, and a representative from each of Morgan Stanley and Evercore and each of Goldman Sachs, Merrill Lynch and J.P. Morgan. Pfizer’s representatives outlined various elements of Pfizer’s proposed transaction, including Pfizer’s views on the strengths and prospects of the combined company. Representatives of Pfizer also described Pfizer’s potential financing, which was anticipated to include up to $27.5 billion in bank commitments, $23.5 billion of such commitments to be funded commitments and $4 billion of such commitments to be in the form of commercial paper backstop commitments. In addition, representatives of Pfizer stated that as a result of the transaction Pfizer’s ongoing applicable tax rate would likely be approximately 30%. Pfizer’s valuation also assumed between $3 billion and $4 billion of synergies that would be realized within approximately three years. Pfizer’s representatives also discussed the potential financial profile of the combined company. Representatives of Pfizer stated that in connection with the transaction, Pfizer would likely decrease its annual dividend. However, the dividend would likely not be decreased below the industry average and the annual dividend, plus the revenue and earnings growth that would be realized by a transaction with Wyeth, would provide for an attractive total return for shareholders of the combined company. During the course of the meeting, Mr. Poussot reiterated that the Wyeth board of directors had rejected the November 5 Proposal as undervaluing Wyeth.

The Wyeth board of directors met on November 20, 2008 at a regularly scheduled meeting, and discussed further Pfizer’s November 5 Proposal. At this meeting, Messrs. Poussot and Norden, along with representatives of Morgan Stanley and Evercore, reported in detail the substance of the discussions at the November 19, 2008 meeting. The closing price per share of Wyeth common stock on November 19, 2008 was $33.34. The directors and others present then had a lengthy discussion regarding the Pfizer proposal and the status of the negotiations and they discussed the prospects of an unsolicited offer by Pfizer, which possibility had been suggested by representatives of Pfizer’s financial advisors, and the possible implications of any such unsolicited offer by Pfizer, including that Pfizer could make such an unsolicited offer at a price lower than the price offered in the November 5 Proposal. Members of senior management and representatives of Morgan Stanley and Evercore offered their perspectives on the possibility of a third party having the ability and desire to make a proposal that would be competitive with Pfizer’s November 5 Proposal. The board discussed the advantages and disadvantages of initiating conversations with third parties about a potential business combination transaction at this juncture, during which it was noted that although contacting third parties could potentially have the advantage of leading to a proposal that was competitive with Pfizer’s November 5 Proposal, such contacts might fail to elicit such a competitive proposal and would substantially increase the risk of information leaks that could prove disruptive to, and have negative effects on, the operations of Wyeth’s business. Following further discussion, the independent directors met and further discussed the matters presented at the meeting. After considering a variety of possible next steps, the Wyeth board authorized Morgan Stanley and Evercore to engage in discussions with Pfizer’s financial advisors to further explain why the Wyeth board viewed the current offer price of $46.00 per share as inadequate and to further explore Pfizer’s views on other elements of a transaction.

On November 21, 2008, Mr. Poussot contacted Mr. Kindler to inform him that the Wyeth board had agreed to authorize Wyeth’s financial advisors to meet with Pfizer’s financial advisors but that the board’s position regarding the inadequacy of the November 5 Proposal remained unchanged. Between November 21 and December 13, 2008, representatives of Morgan Stanley and Evercore had numerous discussions with representatives of Goldman Sachs during which possible transaction terms were discussed, including the form and amount of consideration to be paid by Pfizer in the transaction. The Advisory Group was regularly updated by Mr. Poussot and Wyeth’s financial advisors during this timeframe.

On December 3, 2008, the Pfizer board of directors met to discuss the status of Pfizer’s negotiations with Wyeth and to further analyze the merits of a transaction with Wyeth. In addition, between November 21 and December 13, 2008, Mr. Kindler also held several discussions with members of the Pfizer board of directors to update them on the status of discussions with Wyeth and to discuss the terms of a revised proposal to be delivered by Pfizer to Wyeth.

On December 13, 2008, representatives of Pfizer delivered to Wyeth a further revised non-binding proposal for a transaction in which Pfizer would acquire Wyeth for $47.50 per share, consisting of $31.50 in cash and $16.00 in Pfizer common stock at a fixed exchange ratio (this revised proposal is referred to as the December 13 Proposal). Pfizer specified that the exchange ratio for the shares of Pfizer common stock under its revised proposal would be calculated based on a short pre-signing measurement period but would be fixed at the time of signing at an exchange ratio of no greater than 0.976 of a share of Pfizer common stock. The closing price per share of Pfizer common stock on the day before Pfizer made this revised proposal was $16.92 and the closing price per share of Wyeth common stock on the day before Pfizer made this revised proposal was $36.00. It was noted that the $47.50 proposal represented a 32% premium over such closing price per share of Wyeth common stock and a 39% premium over the prior 30-day average price per share of Wyeth common stock. Pfizer’s December 13 Proposal also provided that the parties would enter into a “standard” merger agreement and that Pfizer contemplated arranging financing over a three to four week period.

The Advisory Group, together with Wyeth’s senior management and legal and financial advisors, convened on December 15, 2008 to discuss Pfizer’s December 13 Proposal. The Advisory Group was advised of the recent communications between Pfizer’s and Wyeth’s financial advisors, including suggestions by representatives of Pfizer’s financial advisors that Pfizer was committed to the proposed transaction and could make an offer directly to Wyeth’s stockholders. The Advisory Group and those present engaged in a lengthy discussion regarding Pfizer’s December 13 Proposal and the status of the negotiations during which they discussed various potential responses to Pfizer and the potential implications of such responses. Following the discussion, the Advisory Group concluded that in advance of a special meeting of the Wyeth board of directors, Morgan Stanley and Evercore should seek further information regarding the December 13 Proposal and express to Goldman Sachs that in addition to the proposed price per share, Pfizer’s December 13 Proposal raised issues regarding the determination of the exchange ratio and the proposed process of significantly expanding the number of financing sources prior to signing a definitive merger agreement.

On December 16, 2008, representatives of Morgan Stanley and Evercore met with representatives of Goldman Sachs to discuss the issues raised by the Advisory Group and seek further information. During the course of this meeting Goldman Sachs further discussed Pfizer’s proposed process and structure with respect to the necessary financing and emphasized, in response to questions raised by representatives of Morgan Stanley and Evercore, that although Pfizer may be willing to consider alternative methods of determining the exchange ratio with respect to the stock component of the proposal, Pfizer expected that once the exchange ratio was determined it would be fixed and not subject to any “price collar”.

Also on December 16, 2008, a representative from another company in Wyeth’s industry (referred to as Company X) contacted Morgan Stanley. The representative of Company X noted that he had heard that there was a transaction in development involving Wyeth and asked if Company X could participate in a sale process if one were taking place.

On December 17, 2008, the Wyeth board of directors convened a special meeting to discuss the recent developments relating to Pfizer and Company X. Mr. Poussot described to the board of directors in detail Pfizer’s December 13 Proposal. Representatives of Morgan Stanley and Evercore reported on the various discussions they had with representatives of Goldman Sachs on Pfizer’s behalf, including discussions regarding Pfizer’s proposed mechanism for determining the exchange ratio and Pfizer’s proposed process for obtaining committed financing by expanding Pfizer’s current lending group by up to five additional banks. A discussion ensued regarding potential responses to Pfizer, including making a counter-proposal in which part of the consideration to Wyeth stockholders would include short-term notes to be issued by Pfizer (a form of seller financing) and the potential advantages that including such notes in a transaction could have in terms of augmenting value and certainty and obviating the need for Pfizer to significantly expand its lending group and risking a leak prior to the execution of a merger agreement. Representatives of Morgan Stanley then reported on the conversations with Company X and noted that it was possible that Company X could make a proposal competitive with Pfizer’s December 13 Proposal, but noted that Company X’s ability to arrange significant financing was not as strong as Pfizer’s ability to do so. Representatives of Simpson Thacher and Wachtell Lipton advised the Wyeth directors regarding their fiduciary duties in connection with the board’s ongoing evaluation of Pfizer’s December 13 Proposal and the approach made by Company X. Following further discussion regarding the matters presented and potential next steps, including the prospects of Pfizer acting on an unsolicited basis at or below the price contained in Pfizer’s December 13 Proposal, the Wyeth board of directors concluded that it should respond to Pfizer by stressing the board’s view that the proposed price continued to be inadequate and by proposing a seller financing alternative for Pfizer’s consideration, for the reasons discussed by the board, and a mechanism whereby the exchange ratio was determined after the execution of a merger agreement in an effort to enhance the value of the stock portion of the proposed consideration. The independent directors believed that Mr. Poussot should deliver the response directly to Mr. Kindler and emphasize that Pfizer needed to improve its proposed price before Wyeth would be prepared to engage in further negotiations. Following the board meeting, a meeting between Messrs. Poussot and Kindler was set for December 23, 2008. The Wyeth board of directors also concluded that Mr. Poussot should speak directly with the chief executive officer of Company X to better assess Company X’s desire and ability to make a proposal. The board decided to refrain from disclosing to Pfizer the contact made by Company X until Wyeth had more information upon which to evaluate the prospects of Company X’s desire and ability to make a proposal that would be competitive with Pfizer’s December 13 Proposal.

Also on December 17, 2008, Mr. Poussot spoke with the chief executive officer of Company X to discuss Company X’s interest in pursuing a transaction with Wyeth. Mr. Poussot informed Company X that, although Wyeth was confident in its prospects as an independent company, if Company X had an interest in holding discussions it should be prepared to convey its preliminary views on a valuation of Wyeth as quickly as possible. The chief executive officer of Company X responded that he would be prepared to discuss value within a week.

On December 23, 2008, Mr. Poussot met with Mr. Kindler to deliver Wyeth’s response to Pfizer’s December 13 Proposal. Mr. Poussot noted that, with respect to the structure of a proposed transaction, Wyeth was prepared to provide an alternative source of financing through seller financing, which could reduce financing completion risk and the need for Pfizer to significantly expand its lending group prior to signing a merger agreement. Mr. Poussot also proposed that the exchange ratio on the stock portion of the consideration should be calculated based on a short measurement period following the announcement of a merger in an effort to increase the certainty around the value of the Pfizer common stock to be delivered to Wyeth’s stockholders. Mr. Poussot then discussed with Mr. Kindler that the Wyeth board of directors viewed Pfizer’s $47.50 proposed price as undervaluing Wyeth and that the proposed price would need to be improved. During this meeting, and at a subsequent meeting held later that day which also included a representative from each of Morgan Stanley and Goldman Sachs, Mr. Kindler stated that Pfizer may have some modest flexibility with respect to the proposed price. Mr. Kindler also stated that Pfizer would not agree to a transaction in which Pfizer was obligated to close regardless of whether it received the proceeds from its contemplated financing.

On December 24, 2008, Mr. Poussot and representatives of Morgan Stanley reported to the Advisory Group on the substance of the December 23, 2008 meetings. Representatives of Simpson Thacher discussed with the Advisory Group Pfizer’s view that any definitive merger agreement would contain some form of conditionality around financing, which raised deal certainty issues that would need to be addressed if negotiations progressed. The Advisory Group concluded that Wyeth should not initiate any further discussions with Pfizer at this time.

Also on December 24, 2008, the chief executive officer of Company X contacted Mr. Poussot. Company X’s chief executive officer noted that Company X was no longer sure whether it could make an attractive proposal for the combination of Wyeth and Company X. Company X’s chief executive officer suggested that the most Company X likely could offer in terms of valuation was a price per share of Wyeth common stock in the mid-$40s. Neither Mr. Kindler, nor any representatives of Pfizer were made aware of the discussions of representatives of Wyeth and representatives of Company X with respect to a potential transaction.

On December 31, 2008, Mr. Kindler contacted Mr. Poussot to inform him that Pfizer had continued to consider the concerns expressed by Wyeth and that he would like to meet with Mr. Poussot the following week for a further discussion. A meeting between Messrs. Poussot and Kindler was subsequently scheduled for and held on January 5, 2009. At this meeting, Mr. Kindler did not make a revised proposal on price, but stated that he would be willing to discuss the issue with Pfizer’s board. Mr. Kindler noted that, in response to concerns expressed during the previous weeks by Wyeth, Pfizer determined it could receive the necessary committed financing by adding only two additional lenders to its financing group and that Pfizer therefore was not interested in the seller financing structure proposed by Wyeth. Mr. Kindler also noted that Pfizer would be willing to execute a merger agreement that only had a limited financing condition and that if such condition were not satisfied Pfizer would be willing to pay liquidated damages to Wyeth, and that Pfizer would agree to be obligated to perform all of its other obligations in a transaction.

Between December 23, 2008 and January 5, 2009, Pfizer’s senior management, together with its legal and financial advisors, held several meetings during which Pfizer formulated a response to Wyeth’s proposal and discussed a revised proposal to be delivered to Wyeth. During this period, Mr. Kindler also updated members of the Pfizer board of directors on the status of negotiations with Wyeth and consulted with them as to the revised terms to be proposed by Pfizer.

On January 6, 2009, a meeting of the Advisory Group was held during which Mr. Poussot reported in detail on the substance of his meeting with Mr. Kindler on January 5, 2009. The Advisory Group, together with members of Wyeth’s senior management and financial and legal advisors, discussed the status of the negotiations, including with respect to the determination of the exchange ratio, the structure of Pfizer’s proposed financing condition and related liquidated damages, and the fact that the circumstances in which Wyeth could engage with third parties regarding competing acquisition proposals and the related termination events and remedies still would have to be negotiated with Pfizer. Following discussion, the Advisory Group concluded that Wyeth’s management and members of Wyeth’s financial and legal advisors should continue to explore whether a mutually acceptable resolution could be reached on the key parameters of a transaction.

Following the meeting of the Advisory Group on January 6, 2009, Mr. Kindler sent Mr. Poussot a full summary of key proposed terms and contacted Mr. Poussot to emphasize Pfizer’s position that the exchange ratio needed to be agreed before the execution of a definitive merger agreement. The summary of key terms sent by Mr. Kindler specified that the exchange ratio should be determined through a 10-day pre-signing measurement period and should in no event be greater than 0.966 of a share of Pfizer common stock. In addition, the summary of terms set forth Pfizer’s proposed financing condition, including the element of such condition relating to minimum credit ratings being received from Moody’s Investors Services, Inc. (“Moody’s”) and Standard & Poor’s Ratings Group (“S&P”).

On January 7 and January 8, 2009, a series of meetings were held between Messrs. Norden and D’Amelio, representatives of Morgan Stanley and Goldman Sachs and representatives of Simpson Thacher and Cadwalader. During the course of these meetings, the key terms of a transaction were discussed in detail, including how the exchange ratio should be calculated, the structure of the financing condition, and the circumstances in which Wyeth could engage with third parties regarding competing acquisition proposals and the related termination events and remedies.

The Advisory Group met again on January 9, 2009 to be updated on recent developments. The Advisory Group, together with members of Wyeth’s senior management and representatives of Wyeth’s financial and legal advisors, discussed the status of the negotiations. Representatives of Morgan Stanley and Evercore offered their perspectives on the potential risks associated with Pfizer’s proposed financing condition, including their views regarding the minimum ratings condition being proposed by Pfizer. Members of senior management updated the Advisory Group on Wyeth’s recent financial results and the ongoing review of Wyeth’s financial plan. Following further discussion, the Advisory Group recommended that negotiations should continue to explore whether a mutually acceptable resolution could be reached on the key terms being discussed between the parties, and in connection with further discussions Wyeth should propose a method of calculating the exchange ratio that would result in a higher ratio than that proposed by Pfizer, further limitations on Pfizer’s financing condition, and a liquidated damages amount equal to $8 billion as opposed to the approximately $2 billion proposed by Pfizer in connection with the failure to satisfy the limited financing condition.

Between January 10 and January 13, 2009, representatives of Wyeth and Pfizer continued to discuss the key parameters of a potential transaction. During this time Messrs. Poussot and Kindler spoke on multiple occasions, during which Mr. Poussot maintained that the $47.50 offer was not acceptable to the Wyeth board and Mr. Kindler indicated that Pfizer may be prepared to increase its offer from $47.50 per share to approximately $50.00 per share, consisting of $33.00 in cash and 0.985 of a share of Pfizer common stock. The Advisory Group was updated at a meeting on January 12, 2009 as negotiations of the key transaction parameters continued.

On January 13, 2009, the Pfizer board of directors held a meeting, at which members of Pfizer’s senior management reported to the board on the status of the negotiations with Wyeth and the status of the financing with respect to the potential acquisition of Wyeth.

On January 14, 2009, the Wyeth board of directors convened a special meeting to discuss the status of the negotiations with Pfizer. Mr. Poussot described to the board of directors the negotiations that had taken place over the preceding several weeks. He then reported that Pfizer’s management was prepared to recommend to its board a transaction in which each share of Wyeth common stock would receive $33.00 in cash and 0.985 of a share of Pfizer common stock, which represented a total value of $50.33, or a 32% premium over the price per share of Wyeth common stock, based on closing prices of Pfizer and Wyeth common stock on January 13, 2009. Mr. Poussot further reported that the financing condition would be limited to maintenance of specified minimum credit ratings and the lack of a material adverse event affecting Pfizer and that in the event Pfizer did not complete the transaction as a result of its inability to secure financing due to the failure of either of these conditions, then it would pay liquidated damages to Wyeth equal to $4.5 billion. Representatives of Morgan Stanley and Evercore offered their perspectives on the status of the negotiations and the proposed consideration payable to Wyeth common stockholders. Representatives of Simpson Thacher described the other key terms discussed by the parties, including the termination events and related termination fees and Pfizer’s requirements associated with seeking required regulatory approvals. Representatives of Simpson Thacher also reported to the board of directors that Pfizer intended to approach Citigroup as a potential financing source with respect to the transaction in the event the parties were to proceed with negotiations, and if that were the case the directors should remain mindful of Mr. McGuire’s position at Citigroup notwithstanding that appropriate information walls and procedures were in place designed to prevent material non-public information regarding Wyeth or Pfizer from being shared between Mr. McGuire on the one hand and Citigroup on the other hand. The board discussed the elements of the proposed Pfizer transaction, including the possibility of making a counter-proposal to Pfizer with respect to the proposed merger consideration. In this regard, the board determined that, based on Pfizer’s insistence that it would not agree to any further increase in the merger consideration, making a counter-proposal could jeopardize the potential basis on which Pfizer might move forward on a negotiated basis with Wyeth. Following further discussion, the board of directors concluded that Wyeth’s management and financial and legal advisors should continue to explore whether a mutually acceptable transaction could be reached on the revised terms proposed by Pfizer.

Between January 14 and January 16, 2009, representatives of Pfizer and Wyeth continued to negotiate the key parameters of a transaction, including that Pfizer would not enter into exclusive arrangements with more than five lenders that would preclude such lending firm from participating in the financing of a possible proposal by a third party in competition with Pfizer’s proposal for Wyeth, would agree to certain restrictions designed to have Pfizer conserve cash prior to a closing in an effort to ensure that the minimum ratings condition was satisfied and that the termination fee payable by Wyeth in the event of circumstances involving a third-party acquisition proposal would be tiered with the lower fee equal to $1.5 billion, and the higher fee equal to $2.0 billion.

During the course of these negotiations, the Advisory Group was regularly updated by members of Wyeth’s management and representatives of Wyeth’s advisors. Members of the Pfizer board of directors were also regularly updated by Mr. Kindler as to the status of the negotiations. On January 16, 2009, Wyeth and Pfizer entered into a confidentiality agreement, which also contained mutual standstill restrictions that, among other things, prohibited either party from instigating an unsolicited offer to acquire the other party’s stock for a period of six months. Following execution of the confidentiality agreement and continuing through January 25, 2009, Pfizer’s and Wyeth’s representatives conducted a due diligence review of each other’s business. In addition, representatives of Pfizer, accompanied by Mr. Norden, made presentations regarding the proposed transaction to Moody’s and S&P.

On January 18, 2009, Cadwalader delivered a draft merger agreement to Simpson Thacher, and on January 20, 2009, Simpson Thacher delivered comments on the draft merger agreement to Cadwalader. Thereafter, between January 20 and January 25, 2009, Wyeth, Pfizer and their respective representatives engaged in negotiations of the terms of the merger agreement, as well as the terms of Pfizer’s financing commitment letters. Throughout these negotiations, Wyeth continued to emphasize the importance of certainty of closing. During this period, Messrs. Poussot and Kindler also began discussions regarding Pfizer appointing two members of the current Wyeth board of directors to the Pfizer board of directors upon completion of the merger, which Pfizer ultimately agreed to in the merger agreement.

On January 22, 2009, Wyeth convened a regularly scheduled board meeting. At the beginning of the meeting, Mr. McGuire left the meeting and Mr. Mascotte advised the other directors that Citigroup, Mr. McGuire’s employer, had agreed to become one of Pfizer’s five financing sources and an advisor to Pfizer in connection with the proposed transaction. Mr. Mascotte reported that Wyeth had been assured that appropriate information walls and procedures remained in place to assure the confidentiality of any information to which Mr. McGuire had access in his capacity as a director of Wyeth. Following a discussion among the directors and representatives of Simpson Thacher and Wachtell Lipton, the directors concluded that it would be desirable to have Mr. McGuire remain an active participant in the Wyeth board of directors’ consideration of a transaction with Pfizer. Mr. McGuire then rejoined the meeting and the Wyeth board of directors was advised of the status of the ongoing negotiations. Also at this meeting, members of Wyeth’s senior management reported to the board on the due diligence review that it had conducted to date regarding Pfizer’s business and prospects, including its review of information received from Pfizer with respect to Pfizer’s plans to resolve investigations regarding allegations of past off-label promotional practices concerning Bextra. Later in the day on January 22, 2009, Pfizer and Wyeth were advised of the expected ratings that S&P would assign to a combined Pfizer/Wyeth, and on January 23, 2009, Moody’s also advised what its expected ratings would be. The expected ratings from S&P were three “notches” above the minimum ratings condition to be included in the financing condition in the merger agreement and the expected ratings from Moody’s were one “notch” above the minimum ratings condition to be included in the financing condition in the merger agreement.

On the morning of January 25, 2009, the Pfizer board of directors met to review and consider the proposed merger. At the meeting, members of senior management provided an overview of the proposed merger, including the material transaction terms. Members of senior management also provided a summary of Pfizer’s due diligence review from both an operational and legal perspective. A representative of Cadwalader discussed with the board certain material terms of the merger agreement which had been previously negotiated by Pfizer and Wyeth. Members of senior management discussed with the Pfizer board the financial forecasts for each of Wyeth and Pfizer on a standalone basis, and the impact that a transaction would have on such forecasts. In addition, members of senior management discussed with the board the status of the negotiations with certain banks regarding a commitment to finance a transaction with Wyeth and summarized the material terms that had been negotiated in connection with such commitment. Representatives of Goldman Sachs,

Merrill Lynch and J.P. Morgan reviewed with the board of directors certain financial aspects of the proposed merger. Following consideration of the terms of the proposed merger and discussion among the directors, senior management and Pfizer’s legal and financial advisors, the Pfizer board determined that the terms of the merger and the related transactions contemplated thereby, are advisable and fair to, and in the best interests of, Pfizer and its stockholders.

In the afternoon of January 25, 2009, the Wyeth board of directors met and reviewed the terms and conditions of the proposed merger. At the meeting, representatives from Simpson Thacher and Wachtell Lipton reviewed with the directors the fiduciary duties of the members of the board. Members of senior management then presented to the board Wyeth’s financial plan, which had previously been presented to the board (the Wyeth base case financial projections; see “— Wyeth Unaudited Prospective Financial Information” beginning on page 94). The senior management team discussed with the board the key assumptions in the plan reflecting the recent trends in the industry and macro-economic environments. The senior management team further discussed potential alternative cases in the event that the assumptions underlying the plan turned out to be overly aggressive or overly conservative. Members of senior management also reported to the board on the due diligence review it conducted regarding Pfizer’s business and prospects and discussed with the board of directors the results of the meetings Pfizer held with the ratings agencies. In connection with the review of Pfizer’s business and prospects, members of senior management reported on Pfizer’s expected announcement of its 2008 financial results and 2009 earnings guidance and that in the event the proposed merger were announced Pfizer expected to announce, concurrently with such merger announcement, a decrease in its quarterly dividend to $0.16 per share. It was noted that Pfizer’s resulting annual dividend would be approximately equal to the average dividend yield of companies in the large capitalization pharmaceutical industry and that also accompanying any merger announcement would be an announcement regarding the potential synergies that were anticipated to be realized as a result of the merger, such that the transaction could offer significant opportunities to enhance long-term value for the stockholders of the combined company. The directors discussed with Wyeth’s senior management and financial advisors the potential impact the announcement of a merger with Wyeth, along with the dividend reduction and other information Pfizer expected to announce in connection with the merger announcement and its 2008 financial results and 2009 earnings guidance, could have on Pfizer’s stock price. Representatives from Simpson Thacher then reviewed with the board of directors the proposed terms of the merger agreement and commitment letters. Each of Morgan Stanley and Evercore separately reviewed with the board of directors its financial analysis of the merger consideration to be received by holders of Wyeth common stock. Morgan Stanley rendered to the Wyeth board of directors its oral opinion, which was subsequently confirmed in writing, dated January 25, 2009, to the effect that, as of such date, and based on and subject to the various assumptions, qualifications and limitations set forth in such opinion, the per share merger consideration to be received by the holders of shares of Wyeth common stock entitled to receipt thereof pursuant to the merger agreement was fair, from a financial point of view, to such holders. Evercore also delivered to the board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion, dated January 25, 2009, to the effect that, as of that date and based on and subject to the assumptions made, matters considered and limitations on the scope of review undertaken as set forth in such opinion, the per share consideration to be received in the merger by holders of Wyeth common stock was fair, from a financial point of view, to such holders.

Also at this meeting, the directors discussed with Wyeth’s senior management, financial advisors and outside legal counsel potential execution risks associated with the proposed merger, including the risks that one or more closing conditions may not be satisfied, the risks that Pfizer might otherwise fail to obtain all of the contemplated proceeds pursuant to the commitment letter, and the risks associated with the review of the transaction by U.S. and foreign antitrust and competition authorities. Wyeth’s senior management further discussed with the Wyeth board the effects of the economy on Wyeth, including the potential risks and opportunities associated with the financial plan and the existing market disruption and volatility and potential duration and impact thereof. In addition, the Wyeth board discussed with Wyeth’s senior management, financial advisors and outside legal counsel the lack of any credible interest expressed by any third party following press reports on the evening of January 22, 2009 speculating as to the proposed merger, including no further indication from Company X that it could make an offer competitive with the Pfizer proposal. During the course of this discussion, it was noted that in addition to the lack of interest expressed following such press reports, the proposed merger agreement provided that the termination fee payable by Wyeth in the event it were to terminate the merger agreement in favor of a superior proposal was lower if a potential acquiror were to make a proposal within the first 30 days following execution of the merger agreement that ultimately led to such termination. The 30-day period was viewed by the Wyeth board, in consultation with its advisors, as adequate for potential acquirors to make such a proposal, particularly given the substantial amount of publicly available information about Wyeth and that if a third party were interested in making a superior proposal it likely would be one of the other large pharmaceutical companies that was already familiar with the risks and opportunities associated with Wyeth’s businesses. The directors and representatives of Simpson Thacher and Wachtell Lipton went into executive session and continued the discussion of the transaction, including a discussion of the process and timing of the regulatory review of the transaction (which was also attended by Wyeth’s General Counsel). Thereafter, Wyeth’s independent directors and representatives of Wachtell Lipton engaged in further discussions, and then determined to adjourn the meeting until later in the evening so that Wyeth’s representatives could seek to finalize the merger agreement.

After adjourning the meeting, representatives of Wyeth and Pfizer further negotiated the provisions concerning the timing of Wyeth’s ability to exercise its remedies in the event of a financing failure. The Wyeth board then reconvened its meeting later in the evening of January 25, 2009, and representatives of Simpson Thacher described the proposed resolution of the open points in the merger agreement. Following consideration of the proposed merger agreement and the merger, and including the facts and circumstances regarding the alternatives available to Wyeth, the Wyeth board of directors determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, Wyeth and its stockholders, approved the merger agreement and the merger and resolved to recommend that Wyeth stockholders vote in favor of the adoption of the merger agreement. Mr. McGuire recused himself from the vote to avoid any perception of a potential conflict of interest arising out of his employment with Citigroup, which was one of the financing sources that had agreed to provide the debt financing to Pfizer pursuant to Pfizer’s commitment letters. In addition, Mr. Gary Rogers was unable to attend the meeting when it reconvened and therefore did not participate in the vote of the board.

Over the course of the evening of January 25, 2009, representatives of Simpson Thacher and Cadwalader finalized the merger agreement and other related documents, and the merger agreement was executed by Pfizer, Wyeth and Merger Sub as of January 25, 2009.

On January 26, 2009, prior to the opening of trading on the NYSE, Pfizer and Wyeth issued a joint press release announcing the transaction.

Wyeth’s Reasons for the Merger; Recommendation of the Wyeth Board of Directors

The Wyeth board of directors carefully evaluated the merger agreement and the transactions contemplated thereby. The Wyeth board of directors determined that the merger agreement and the transactions contemplated thereby, including the proposed merger, are advisable and fair to, and in the best interests of, Wyeth and its stockholders. At a meeting held on January 25, 2009, the Wyeth board of directors resolved to approve the merger agreement and the transactions contemplated thereby, including the proposed merger, and to recommend to the stockholders of Wyeth that they vote for the adoption of the merger agreement.

In the course of reaching its recommendation, the Wyeth board of directors consulted with Wyeth’s senior management and its financial advisors and outside legal counsel and considered a number of substantive factors, both positive and negative, and potential benefits and detriments of the merger to Wyeth and its stockholders. The Wyeth board of directors believed that, taken as a whole, the following factors supported its decision to approve the proposed merger:

•	Consideration; Historical Market Prices. The value of the consideration to be received by Wyeth stockholders pursuant to the merger, including that the implied merger consideration as of January 25, 2009 of $50.19 per share, represented a significant premium over the market prices at which Wyeth common stock had previously traded, including a premium of approximately:

•	29.3% over the closing price of Wyeth common stock of $38.83 per share on January 22, 2009, the last trading day prior to press reports regarding the proposed merger;

•	33.1% over the average closing price of Wyeth common stock for one month prior to January 22, 2009; and

•	42.6% over the average closing price of Wyeth common stock for the three months prior to January 22, 2009.

•	Uncertainty of Future Common Stock Market Price. The Wyeth board of directors considered Wyeth’s business, financial condition, results of operations, pipeline, intellectual property, management, competitive position and prospects, as well as current industry, economic and stock and credit market conditions. The Wyeth board of directors considered Wyeth’s financial plan and the initiatives and the potential execution risks associated with such plan and the effects of the recent economic downturn on Wyeth specifically, and the global health care industry, generally. In connection with these considerations, the Wyeth board of directors considered the attendant risk that, if Wyeth did not enter into the merger agreement with Pfizer, the price that might be received by Wyeth’s stockholders selling shares of Wyeth common stock in the open market could be less than the merger consideration, especially in light of recent negative trends and volatility in the stock market.

•	Significant Portion of Merger Consideration in Cash. The fact that a large portion of the merger consideration will be paid in cash, giving Wyeth stockholders an opportunity to immediately realize value for a significant portion of their investment and providing certainty of value. The Wyeth board of directors also considered the fact that Wyeth stockholders would be able to reinvest the cash consideration received in the merger in Pfizer common stock if they desired to do so.

•	Participation in Potential Upside. The benefits to the combined company that could result from the merger, including an enhanced competitive and financial position, increased diversity and depth in its product line, pipelines and geographic areas and the potential to realize significant cost and sales synergies, and the fact that, since a portion of the merger consideration will be paid in Pfizer stock, Wyeth stockholders would have the opportunity to participate in any future earnings or growth of the combined company and future appreciation in the value of Pfizer common stock following the merger should they determine to retain the Pfizer common stock payable in the merger.

•	Financial Advisors’ Opinions. The fact that the Wyeth board of directors received separate opinions, each dated January 25, 2009, from Morgan Stanley and Evercore, in each case, as to the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration to be received by holders of Wyeth common stock, as more fully described below under the headings “— Opinion of Morgan Stanley” beginning on page 72 and “— Opinion of Evercore” beginning on page 83.

•	Terms of the Merger Agreement. The terms and conditions of the merger agreement, including:

•	The limited closing conditions to Pfizer’s obligations under the merger agreement, including the fact that the merger agreement is not subject to approval by Pfizer stockholders;

•	The provisions of the merger agreement that allow Wyeth to engage in negotiations with, and provide information to, third parties in response to credible inquiries from third parties regarding alternative acquisition proposals;

•	The provisions of the merger agreement that allow the Wyeth board of directors to change its recommendation that Wyeth stockholders vote in favor of the adoption of the merger agreement in response to certain acquisition proposals and certain intervening events, if the Wyeth board of directors determines in good faith that the failure to change its recommendation could reasonably be determined to be inconsistent with its fiduciary duties under applicable law;

•	The ability of Wyeth to specifically enforce the terms of the merger agreement;

•	The obligation of Pfizer to pay to Wyeth $4.5 billion in liquidated damages if the merger agreement is terminated by Wyeth in the event that all conditions are satisfied (or capable of being satisfied) other than the condition relating to Pfizer’s financing sources declining to make financing available primarily due to the failure of either or both of the Specified Financing Conditions; and

•	The provisions of the merger agreement that require Pfizer to take certain actions designed to conserve cash which would facilitate Pfizer obtaining the requisite minimum credit rating from

Moody’s and S&P, including the restriction prohibiting Pfizer from making acquisitions for which the cash consideration paid prior to closing of the merger exceeds $750 million in the aggregate, the restriction prohibiting Pfizer from effecting any buybacks of its outstanding equity securities for consideration in excess of $500 million in the aggregate (subject to certain exceptions) and the requirement that Pfizer not increase its quarterly dividend above $0.16 per share during the pendency of the merger.

•	Efforts to Consummate the Transaction. The belief that regulatory approvals and clearances necessary to complete the merger would likely be obtained and the obligation of Pfizer in the merger agreement (i) to use its reasonable best efforts to obtain those approvals and clearances and (ii) to negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect) any sale, divestiture or disposition of any assets or businesses of Pfizer or any of its subsidiaries (including after the closing of the merger, Wyeth) as may be required in order to avoid any injunction or order by a governmental entity that would prevent the closing of the merger, except to the extent that such sale, divestiture or disposition would result in the one year loss of net sales revenues (as measured by net 2008 sales revenue) in excess of $3 billion.

•	Financing Strength of Pfizer. The likelihood that Pfizer would be able to finance the merger given Pfizer’s financial resources, the financing commitments that it obtained from J.P. Morgan Securities Inc., JPMorgan Chase Bank, N.A., Banc of America Securities LLC, Bank of America, N.A., Barclays Bank PLC, Citigroup Global Markets Inc. and Goldman Sachs Credit Partners L.P. and the indications from rating agencies that, as of the date of such indications, Pfizer would retain credit ratings above the requisite minimum ratings after giving effect to the merger and the financing thereof.

•	Absence of Competing Offers. The Wyeth board of directors’ belief, in consultation with its legal and financial advisors, that it was unlikely that any strategic purchaser would make a higher offer for Wyeth based on market conditions and antitrust considerations. In this regard, the Wyeth board of directors noted that, although Company X had approached Wyeth on an unsolicited basis prior to the signing of the merger agreement, Company X ultimately suggested a possible transaction value well below the implied offer price made by Pfizer at such time. The Wyeth board of directors also noted that Wyeth did not receive any inquiries concerning alternative transactions following the publication of press reports on the evening of January 22, 2009 speculating as to the proposed transaction with Pfizer. In addition, the Wyeth board of directors noted that in view of the difficult credit environment and the size of the transaction, it was unlikely that a non-strategic buyer would be in a position to propose a transaction with more attractive terms (both in terms of value and certainty of closing) than the proposed merger. The Wyeth board of directors noted that, in the event that any third party were to seek to make such a proposal, Wyeth retained the ability to consider unsolicited proposals after the execution of the merger agreement and to enter into an agreement with respect to an acquisition proposal under certain circumstances (concurrently with terminating the merger agreement and paying a termination fee to Pfizer, with a lower termination fee payable if the merger agreement were terminated for this reason as a result of an alternative proposal made within 30 days after the date of the merger agreement). The Wyeth board of directors, in consultation with Wyeth’s legal and financial advisors, believed that the termination fees payable by Wyeth in such circumstances, as a percentage of the equity value of the transaction, were at levels consistent with or favorable to the fees payable in customary and comparable merger transactions, and that such fees would not unduly impede the ability of third parties from making a superior bid to acquire Wyeth if such third parties were interested in doing so.

•	Ability of Pfizer to Make an Unsolicited Offer. The fact that Pfizer could publicly announce an unsolicited offer for Wyeth were Wyeth unwilling to proceed with a negotiated transaction, which could result in a significant disruption to Wyeth’s business, and the risk that Pfizer would be able to consummate such an unsolicited offer at a price lower than the price offered by Pfizer during its negotiations with Wyeth.

•	Fixed Stock Portion of Merger Consideration. The fact that because the stock portion of the merger consideration is a fixed number of shares of Pfizer common stock, Wyeth’s stockholders will have the opportunity to benefit from any increase in the trading price of Pfizer common shares between the announcement of the merger agreement and the completion of the merger.

•	Availability of Appraisal Rights. The fact that appraisal rights would be available to holders of Wyeth common stock under Delaware law and that there was no condition in the merger agreement relating to the number of shares of Wyeth common stock that could dissent from the merger.

The Wyeth board of directors also considered certain potentially negative factors in its deliberations concerning the merger, including the following:

•	Fixed Stock Portion of Merger Consideration. The fact that because the stock portion of the merger consideration is a fixed exchange ratio of shares of Pfizer common stock to Wyeth common stock, Wyeth stockholders could be adversely affected by a decrease in the trading price of Pfizer common stock during the pendency of the merger, and the fact that the merger agreement does not provide Wyeth with a price-based termination right or other similar protection. The Wyeth board of directors determined that this structure was appropriate and the risk acceptable in view of factors such as:

•	The Wyeth board of directors’ review of the relative intrinsic values and financial performance of Pfizer and Wyeth; and

•	The fact that a substantial portion of the merger consideration will be paid in a fixed cash amount which reduces the impact of a decline in the trading price of Pfizer common stock on the value of the merger consideration.

•	Possible Failure to Achieve Synergies. The risk that the potential benefits and synergies sought in the merger will not be realized or will not be realized within the expected time period, and the risks associated with the integration by Pfizer of Wyeth.

•	Smaller Ongoing Equity Participation in the Combined Company by Wyeth Stockholders. The fact that because only a limited portion of the merger consideration will be in the form of Pfizer common stock, Wyeth’s stockholders will have a smaller ongoing equity participation in the combined company (and, as a result, a smaller opportunity to participate in any future earnings or growth of the combined company and future appreciation in the value of Pfizer common stock following the merger) than they have in Wyeth. The Wyeth board of directors considered, however, that Wyeth stockholders would be able to reinvest the cash received in the merger in Pfizer common stock.

•	Inclusion of Limited Financing Condition. The fact that the merger agreement provides that Pfizer will not be obligated to consummate the merger if it fails to obtain the financing primarily due to the failure of either or both of the Specified Financing Conditions, in which case Pfizer would be obligated to pay to Wyeth $4.5 billion in liquidated damages.

•	Terms of Pfizer’s Financing Commitments. The fact that the financing commitment letters obtained by Pfizer contain closing conditions similar to those found in the merger agreement, including (i) the absence of a material adverse effect on Pfizer, (ii) the absence of a material adverse effect on Wyeth and (iii) the maintenance by Pfizer of certain minimum credit ratings.

•	Risk of Non-Completion. The possibility that the merger might not be completed as a result of the failure of Wyeth’s stockholders to adopt the merger agreement, the failure by Pfizer to obtain its financing or otherwise, and the effect the resulting public announcement of termination of the merger agreement may have on:

•	The trading price of Wyeth’s common stock; and

•	Wyeth’s operating results, particularly in light of the costs incurred in connection with the transaction.

•	Possible Deterrence of Competing Offers. The risk that various provisions of the merger agreement, including the requirement that Wyeth must pay to Pfizer a break-up fee of either $1.5 billion or $2 billion, depending on when an acquisition proposal is received by Wyeth, if the merger agreement is terminated under certain circumstances, may discourage other parties potentially interested in an acquisition of, or combination with, Wyeth from pursuing that opportunity. See “The Merger Agreement — Expenses and Fees” beginning on page 144.

•	Possible Disruption of the Business and Costs and Expenses. The possible disruption to Wyeth’s business that may result from the merger, the resulting distraction of the attention of Wyeth’s management and potential attrition of Wyeth employees, as well as the costs and expenses associated with completing the merger.

•	Restrictions on Operation of Wyeth’s Business. The requirement that Wyeth conduct its business only in the ordinary course prior to the completion of the merger and subject to specified restrictions on the conduct of Wyeth’s business without Pfizer’s prior consent (which consent may not be unreasonably withheld, delayed or conditioned), which might delay or prevent Wyeth from undertaking certain business opportunities that might arise pending completion of the merger.

•	Merger Consideration Taxable. The fact that any gains arising from the receipt of the merger consideration would be taxable to Wyeth’s stockholders for United States federal income tax purposes.

•	Other Risks. The risks described in the section entitled “Risk Factors” beginning on page 47.

The Wyeth board of directors concluded that the potentially negative factors associated with the proposed merger were outweighed by the potential benefits that it expected the Wyeth stockholders would achieve as a result of the merger, including the belief of the Wyeth board of directors that the proposed merger would maximize the immediate value of Wyeth’s stockholders’ shares and eliminate the risks and uncertainty affecting the future prospects of Wyeth, including the potential execution risks associated with its strategic plan. Accordingly, the Wyeth board of directors determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, Wyeth and its stockholders.

In addition, the Wyeth board of directors was aware of and considered the interests that Wyeth’s directors and executive officers may have with respect to the merger that differ from, or are in addition to, their interests as stockholders of Wyeth generally, as described in “— Interests of Certain Persons in the Merger” beginning on page 98.

The foregoing discussion of the information and factors considered by the Wyeth board of directors is not exhaustive, but Wyeth believes it includes all the material factors considered by the Wyeth board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Wyeth board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative or specific weight or values to any of these factors. Rather, the Wyeth board of directors viewed its position and recommendation as being based on an overall analysis and on the totality of the information presented to and factors considered by it. In addition, in considering the factors described above, individual directors may have given different weights to different factors. After considering this information, the Wyeth board of directors approved the merger agreement and the merger, and recommended that Wyeth stockholders adopt the merger agreement.

This explanation of Wyeth’s reasons for the merger and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 45.

Opinions of Wyeth’s Financial Advisors

Opinion of Morgan Stanley.  Wyeth retained Morgan Stanley in 2008 to act as its financial advisor in connection with the potential sale of Wyeth. Wyeth selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise, reputation and its knowledge of the business and affairs of Wyeth. As financial advisor to Wyeth, on January 25, 2009, Morgan Stanley rendered to the Wyeth board of directors its oral opinion, which opinion was confirmed by delivery of its written opinion dated as of the same date, that, as of such date and based upon and subject to the various assumptions, qualifications and limitations set forth in its opinion, the merger consideration to be received by the holders of shares of Wyeth’s common stock entitled to receipt thereof pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Morgan Stanley, dated January 25, 2009, is attached as Annex B to this proxy statement/prospectus and is incorporated by reference in its entirety into this proxy statement/prospectus. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations of the reviews undertaken by Morgan Stanley in rendering its opinion. You should read the entire opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the Wyeth board of directors and addresses only the fairness from a financial point of view of the merger consideration to be received by the holders of shares of Wyeth’s common stock entitled to receipt thereof pursuant to the merger agreement as of the date of the opinion. It does not address any other aspect of the merger and does not constitute a recommendation to the stockholders of Wyeth as to how to vote or act on any matter with respect to the merger.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Wyeth and Pfizer, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning Wyeth prepared by the management of Wyeth;

•	reviewed certain financial projections concerning Wyeth prepared by the management of Wyeth;

•	discussed the past and current operations and financial condition and the prospects of Wyeth with senior executives of Wyeth;

•	reviewed certain internal financial statements and other financial and operating data concerning Pfizer prepared by the management of Pfizer;

•	reviewed certain financial projections concerning Pfizer prepared by the management of Pfizer;

•	discussed the past and current operations and financial condition and the prospects of Pfizer with senior executives of Pfizer;

•	discussed certain information relating to certain strategic, financial and operational benefits and costs anticipated from the merger with senior executives of Wyeth and Pfizer;

•	reviewed the pro forma impact of the merger on certain financial ratios of the combined company;

•	reviewed certain historical reported prices and trading activity for Wyeth’s common stock and Pfizer’s common stock;

•	compared the financial performance of Wyeth and Pfizer and certain historical prices and trading activity of Wyeth’s common stock and Pfizer’s common stock with those of certain other publicly-traded companies comparable with Wyeth and Pfizer, respectively, and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in discussions and negotiations among representatives of Wyeth, Pfizer and their financial and legal advisors;

•	reviewed the merger agreement, the executed commitment letter from certain lenders dated January 25, 2009 (the “Debt Financing Commitment Letter”) and certain related documents; and

•	considered such other factors and performed such other analyses as Morgan Stanley deemed appropriate.

For purposes of its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by Wyeth and Pfizer and that formed a substantial basis for its opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits and costs anticipated from the merger, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Wyeth and Pfizer of the respective future financial performance of Wyeth and Pfizer. Morgan Stanley also assumed that the terms of the merger agreement would not result in an adjustment to the Exchange Ratio (as defined in the merger agreement) (other than an adjustment as provided in the merger agreement so as not to issue shares of Pfizer common stock in excess of the Maximum Share Number (as defined in the merger agreement)). In addition, Morgan Stanley assumed that the merger would be consummated in accordance with the terms described in the merger agreement with no waiver, delay or amendment of any material terms or conditions, including, among other things, that the financing of the merger would be consummated in accordance with the terms described in the Debt Financing Commitment Letter. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions would be imposed that would adversely affect in any material respect the contemplated benefits expected to be derived from the proposed merger.

In its opinion, Morgan Stanley noted that it is not a legal, regulatory, accounting or tax advisor and that as financial advisor it relied upon, without independent verification, the assessment of Wyeth and Pfizer and their respective legal, regulatory or tax advisors with respect to such matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Wyeth’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of Wyeth’s common stock. Morgan Stanley relied upon, without independent verification, the assessment by the managements of Wyeth and Pfizer of: (i) the strategic, financial and other benefits expected to result from the merger; (ii) the timing and risks associated with the integration of Wyeth and Pfizer; and (iii) the validity of, and risks associated with, Wyeth and Pfizer’s existing and future technologies, intellectual property, products, services and business models. Morgan Stanley also expressed no opinion as to the Preferred Stock Merger Consideration (as defined in the merger agreement) or as to the relative fairness of any portion of the consideration to holders of shares of Wyeth’s common stock on the one hand, and holders of shares of any series of Wyeth preferred stock, on the other hand. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Wyeth or Pfizer, nor was it furnished with any such appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Events occurring after the date of the opinion may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion. Morgan Stanley’s opinion did not in any manner address the prices at which Wyeth’s common stock or Pfizer’s common stock would trade following the announcement of the merger or at any other time.

Other than Pfizer and one other party, which each expressed interest to Morgan Stanley prior to execution of the merger agreement in the possible acquisition of Wyeth or certain of its constituent businesses, in arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to an acquisition, business combination or other extraordinary transaction, involving Wyeth or any of its assets.

For purposes of its analyses, Morgan Stanley valued the Wyeth common stock on a fully diluted basis, assuming the vesting of all outstanding Wyeth restricted stock units, the exercise of all in-the-money Wyeth stock options and the conversion of all outstanding shares of Wyeth $2 Convertible Preferred Stock. For purposes of its analyses, Morgan Stanley utilized projections based on Wall Street analyst consensus estimates for each of Wyeth and Pfizer, as compiled by Thomson First Call, a service that compiles broker research and earnings estimates, and projections for each of Wyeth and Pfizer prepared by their respective managements. Wyeth management provided Morgan Stanley with (i) the Wyeth management base case projections, (ii) the Wyeth management upside case projections and (iii) the Wyeth management downside case projections. Pfizer management provided Morgan Stanley with one set of five-year projections.

The Wyeth management base case projections reflected the most recent internal estimates of Wyeth’s management, as of January 25, 2009, as to the future financial performance of Wyeth. A summary of the base case projections, including selected unaudited prospective financial data contained in such base case, is included in this proxy statement/prospectus in the section titled “— Wyeth Unaudited Prospective Financial Information” beginning on page 94. The Wyeth management upside case is a risk adjusted plan that used more positive assumptions than those made in the base case with respect to matters such as product performance and growth and that also used more moderate assumptions than those made in the base case with respect to ultimate impact of the global economic downturn on Wyeth’s financial performance. The Wyeth management downside case, on the other hand, assumed that the global economic downturn worsens meaningfully, both in terms of the length and severity of such downturn, and also used more negative assumptions with respect to matters such as product performance and growth. In addition, the downside case used other more negative assumptions, such as adverse regulatory developments affecting the pharmaceutical industry and a further worsening of exchange rates, than those made in the base case. The Wyeth management upside and downside cases were not made available to Pfizer or any of its representatives.

The following is a brief summary of the material analyses performed by Morgan Stanley in connection with its opinion dated January 25, 2009. This summary of financial analyses includes information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Transaction Premium Analysis

Morgan Stanley calculated the implied premium to the average price of Wyeth’s common stock based on merger consideration per share of Wyeth’s common stock of $33.00 in cash and 0.985 of a share of Pfizer common stock and the weighted average price of Wyeth’s and Pfizer’s common stock derived from their closing prices on January 15, 2009, for periods varying from one calendar day to one calendar year. Morgan Stanley selected January 15, 2009 for the purpose of its analyses as it was the last trading day, in which the daily traded volume of Wyeth’s common stock was consistent with the average daily traded volume of Wyeth’s common stock over the previous six months. The following table summarizes Morgan Stanley’s analysis:

	Pfizer Average	Implied	Wyeth Average Price
	Price per Share of	Transaction	per Share of Common	Implied Premium to
Range	Common Stock	Value	Stock	Wyeth Average Price

1 calendar day	$17.39	$50.13	$38.38	30.6%
5 calendar days	$17.40	$50.13	$37.82	32.6%
10 calendar days	$17.50	$50.23	$38.04	32.1%
20 calendar days	$17.63	$50.36	$37.83	33.1%
30 calendar days	$17.46	$50.19	$37.41	34.2%
60 calendar days	$16.82	$49.57	$35.87	38.2%
90 calendar days	$16.89	$49.64	$34.94	42.1%
120 calendar days	$17.10	$49.85	$35.09	42.0%
1 calendar year	$19.08	$51.79	$40.63	27.5%

Morgan Stanley also noted that the merger consideration had an implied value of $50.19 per share of Wyeth’s common stock based upon the closing price of Pfizer’s common stock on January 23, 2009, the last trading day prior to announcement of the proposed merger, and that based on such value, an all-stock transaction using Pfizer’s closing stock price on January 23, 2009 would have resulted in an exchange ratio of 2.876 shares of Pfizer’s common stock for each share of Wyeth’s common stock. Morgan Stanley compared this exchange ratio to the closing price of Wyeth’s common stock relative to Pfizer’s common stock over varying periods of time and calculated the implied premium for each such period. The following table summarizes Morgan Stanley’s analysis:

	Exchange		Implied
Time Period	Ratio		Premium

3 calendar months	2.068	x	39.1%
6 calendar months	2.126	x	35.3%
1 calendar year	2.140	x	34.4%
2 calendar years	2.074	x	38.7%
3 calendar years	2.010	x	43.1%

Analysis of Precedent Transactions

Morgan Stanley performed a precedent transactions analysis, which is designed to imply a value of a company based on publicly available financial terms and premia of selected transactions that share some characteristics with the merger. Morgan Stanley compared the premia paid in all 22 transactions from December 2, 1998 through July 18, 2008 of which it was aware in which the aggregate value of the transaction was at least $5 billion and the target company was a publicly traded pharmaceutical company. It was Morgan Stanley’s judgment that public transactions of this size were most relevant, for comparative purposes, to the proposed acquisition of Wyeth by Pfizer.

These transactions are listed below:

Announcement Date	Acquiror	Target

November 4, 1999	Pfizer Inc.	Warner-Lambert Company
January 17, 2000	Glaxo Wellcome PLC	SmithKline Beecham PLC
January 26, 2004	Sanofi-Synthélabo S.A.	Aventis S.A.
July 15, 2002	Pfizer Inc.	Pharmacia Corp.
December 9, 1998	Zeneca Group P.L.C.	Astra A.B.
December 20, 1999	Monsanto Co.	Pharmacia & Upjohn Inc.
March 23, 2006	Bayer AG	Schering AG
December 17, 2001	Amgen Inc.	Immunex Corp.
April 23, 2007	AstraZeneca PLC	MedImmune, Inc.
December 2, 1998	Sanofi S.A.	Synthélabo S.A.
March 27, 2001	Johnson & Johnson	ALZA Corporation
October 10, 2003	General Electric Company	Amersham plc
July 18, 2008	Teva Pharmaceutical Industries Ltd.	Barr Pharmaceutical, Inc.
July 25, 2005	Teva Pharmaceutical Industries Ltd.	IVAX Corporation
April 10, 2008	Takeda Pharmaceutical Company Limited	Millennium Pharmaceuticals, Inc.
February 24, 2004	Yamanouchi Pharmaceutical Co.	Fujisawa Pharmaceutical Co., Ltd.
September 1, 2005	Novartis International AG	Chiron Corporation
June 12, 2008	Invitrogen Corporation	Applied Biosystems, Inc.
February 25, 2005	Sankyo Co., Ltd.	Daiichi Pharmaceutical Co., Ltd.
June 20, 2003	IDEC Pharmaceuticals Corporation	Biogen, Inc.
May 20, 2007	Hologic, Inc.	Cytyc Corporation
July 7, 2008	Fresenius SE	APP Pharmaceuticals, Inc.

The following table summarizes Morgan Stanley’s findings with respect to the premia paid for these transactions:

	Premium to Prior Price
	1-Day Prior to	1-Week Prior to	4-Weeks Prior to
Precedent Transactions Premia	Announcement	Announcement	Announcement

Mean	25.1%	26.2%	29.9%
Median	23.5%	26.5%	27.7%
High	52.9%	59.0%	78.1%
Low	(1.1)%	(5.5)%	(5.0)%

From its analysis of each precedent transaction, Morgan Stanley also calculated that the premia paid as a percentage of the target’s “unaffected”, one-month average, three-month average and six-month average stock price ranged from 25% to 45%. Based on this range of premia and the unaffected as of January 15, 2009, one-month average, three-month average and six-month average prices of Wyeth’s common stock as of January 15, 2009, this analysis implied a range for Wyeth’s common stock of approximately $48 to $56 per share, $47 to $54 per share, $44 to $51 per share and $47 to $55 per share, respectively.

Morgan Stanley did not compare the proposed merger to these precedent transactions based on the implied P/E multiple (which is defined below under “— Comparable Companies Analysis”) of each transaction because, in Morgan Stanley’s judgment, the significant volatility in public trading multiples of large capitalization pharmaceutical companies during the period from 1998 through January 2009 made such comparison uninstructive.

No company or transaction utilized in the precedent transaction analyses is identical to Wyeth, Pfizer or the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of Wyeth and Pfizer, such as the impact of competition on the business of Wyeth, Pfizer or the industry generally, industry growth and the absence of any adverse material change in the financial condition of Wyeth, Pfizer or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared.

Comparable Company Analysis

Morgan Stanley performed a comparable company analysis, which attempts to provide an implied value of a company by comparing it to similar companies. Morgan Stanley compared selected financial information for Wyeth with publicly available information for comparable healthcare companies that shared similar characteristics with Wyeth. Morgan Stanley considered various factors such as their global presence, market capitalization, business mix, product mix, product pipeline and product development activities in selecting the companies used in its analysis. The companies used in this comparison included those companies listed below:

U.S Pharmaceutical Companies:

•	Abbott Laboratories

•	Bristol-Myers Squibb Company

•	Eli Lilly and Company

•	Johnson & Johnson

•	Merck & Co., Inc.

•	Pfizer Inc.

•	Schering-Plough Corporation

•	Amgen, Inc.

European Pharmaceutical Companies:

•	AstraZeneca PLC

•	GlaxoSmithKline plc

•	Novartis AG

•	Roche Holding Ltd.

•	sanofi-aventis

Based upon Institutional Broker Estimate System (“IBES”), consensus estimates for calendar year 2009 earnings per share (“EPS”) and long-term growth rate of EPS, and using the closing prices as of January 23, 2009 for shares of the comparable companies, Morgan Stanley calculated the following ratios for each of these companies:

•	the closing stock price divided by the estimated IBES consensus EPS for calendar year 2009, referred to below as the “P/E multiple”; and

•	the P/E multiple divided by the estimated IBES consensus long-term growth rate of EPS, referred to below as the “P/E/G ratio”.

Based on the analysis of the relevant metrics for each of the comparable companies, Morgan Stanley calculated (i) that the mean P/E multiple was 10.7x and the mean P/E/G ratio was 1.8x and (ii) that Wyeth’s P/E multiple as of January 15, 2009, was 10.4x and its P/E/G ratio was 5.2x. Based on the relevant financial statistic(s) as provided by Wyeth management and publicly available information, Morgan Stanley calculated that the price offered by Pfizer for each share of Wyeth’s common stock constituted an implied transaction P/E multiple of 13.6x and this represented an approximately 31% premium to Wyeth’s P/E multiple as of January 15, 2009.

No company included in the comparable company analysis is identical to Wyeth. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of Wyeth, such as the impact of competition on the business of Wyeth and the industry in general, industry growth and the absence of any material adverse change in the financial condition and prospects of Wyeth or the industry or in the financial markets in general. Mathematical analysis, such as determining the arithmetic mean or median, or the high or low, is not in itself a meaningful method of using comparable company data.

Equity Research Analyst Price Targets Analysis

Morgan Stanley reviewed and analyzed future public market trading price targets for Wyeth’s common stock and Pfizer’s common stock prepared and published by equity research analysts. These targets reflect each analyst’s estimate of the future public market trading price of Wyeth’s common stock and Pfizer’s common stock. Morgan Stanley noted that the range of equity analyst price targets of Wyeth’s common stock was between approximately $33 and $48 per share. Morgan Stanley further calculated that using a cost of equity of 8.5% and a discount period of one year, the present value of the equity analyst price target range for Wyeth’s common stock was approximately $30 to $44 per share, with a mean target price of $40.82 and a median target price of $40.00. Morgan Stanley noted that the merger consideration had an implied value of $50.19 per share of Wyeth’s common stock based upon $17.45 per share of Pfizer common stock, the closing price of Pfizer’s common stock on January 23, 2009, the last trading day prior to announcement of the proposed merger.

Morgan Stanley also noted that the range of equity analyst price targets of Pfizer’s common stock was between approximately $16 and $30 per share, with a mean target price of $20.13 and a median target price of $19.00. Morgan Stanley further calculated that using a cost of equity of 8.5% and a discount period of one year to 2.5 years, the present value of the equity analyst price target range for Pfizer’s common stock was approximately $15 to $24 per share.

In each case above, the cost of equity was calculated using the capital asset pricing model, which is a theoretical financial model that estimates the cost of equity capital based on a company’s “beta” which is a measure of a company’s volatility relative to the overall market, a 6% market risk premium and a relevant predicted beta and risk-free rate. The public market trading price targets published by securities research analysts do not necessarily reflect current market trading prices for Wyeth’s and Pfizer’s common stock and these estimates are subject to uncertainties, including the future financial performance of Wyeth and Pfizer and future financial market conditions.

Discounted Equity Value Analysis

Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into the future price of a company’s common equity as a function of the company’s future earnings and its current forward price to earnings multiples. Morgan Stanley calculated ranges of implied equity values per share for Wyeth, based on discounted equity values that were based on estimated 2012 net income utilizing Wall Street analyst estimates compiled by Thomson First Call and the Wyeth management projections described above. The 2012 net income estimates were used by Morgan Stanley because that is the last year for which both Wyeth projections and Wall Street analyst estimates were available. In arriving at the estimated equity values per share of Wyeth’s common stock, Morgan Stanley applied a 9.0x to 11.0x next twelve-month P/E multiple range to Wyeth’s expected 2012 net income and discounted those values to present value at an assumed 7.5% to 9.5% cost of equity. Morgan Stanley selected a 9.0x to 11.0x next twelve-month P/E multiple based on the next twelve-month P/E multiples of other healthcare companies that Morgan Stanley viewed as sharing similar characteristics with Wyeth. Morgan Stanley selected a 7.5% to 9.5% cost of equity range using the capital asset pricing model, as described above. Morgan Stanley then added the present value of the dividends paid on Wyeth’s common stock over the period beginning on January 1, 2009 through December 31, 2012. The present value of these dividends was calculated using a 7.5% to 9.5% cost of equity. Based on the calculations set forth above, this analysis implied a range for Wyeth’s common stock of approximately $31 to $39 per share, based on Wall Street analyst estimates, approximately $30 to $38 per share, based on the Wyeth management base case projections, approximately $33 to $42 per share, based on the Wyeth management upside case projections, and approximately $26 to $32 per share, based on the Wyeth management downside case projections. Morgan Stanley noted that the merger consideration had an implied value of $50.19 per share of Wyeth’s common stock based upon the closing price of Pfizer’s common stock on January 23, 2009, the last trading day prior to announcement of the proposed merger.

Morgan Stanley also calculated ranges of implied equity values per share for Pfizer, based on discounted equity values that were based on estimated 2012 net income utilizing Wall Street analyst estimates compiled by Thomson First Call and the Pfizer management projections described above. In arriving at the estimated equity values per share of Pfizer’s common stock, Morgan Stanley applied a 8.0x to 10.0x next twelve months P/E multiple range to Pfizer’s expected 2012 net income and discounted those values to present value at an assumed 7.5% to 9.5% cost of equity. Morgan Stanley selected a 8.0x to 10.0x next twelve month P/E multiple based on the next twelve month P/E multiples of other healthcare companies that Morgan Stanley viewed as sharing similar characteristics with Pfizer. Morgan Stanley selected a 7.5% to 9.5% cost of equity range using the capital asset pricing model, as described above. Morgan Stanley then added the present value of the dividends paid on Pfizer’s common stock over the period beginning on January 1, 2009 through December 31, 2012. The present value of these dividends was calculated using a 7.5% to 9.5% cost of equity. Based on the calculations set forth above, this analysis implied a range for Pfizer’s common stock of approximately $15 to $19 per share, based on Wall Street analyst estimates and approximately $17 to $21 per share, based on the Pfizer management projections. Morgan Stanley noted that the closing stock price of Pfizer common stock on January 23, 2009, the last trading day before the announcement of the merger, was $17.45.

Leveraged Recapitalization Analysis

Morgan Stanley performed a leveraged recapitalization analysis to determine the potential value of Wyeth common stock following a substantial repurchase of Wyeth’s shares. Morgan Stanley calculated ranges of implied equity values per share for Wyeth, based on estimated 2012 net income utilizing Wall Street analyst estimates compiled by Thomson First Call and the Wyeth management projections described above assuming a hypothetical leveraged recapitalization of Wyeth in which Wyeth repurchased $10 billion of its common stock in 2009. In connection with this analysis, Morgan Stanley assumed a purchase of shares at a 10% premium to the January 23, 2009 closing price of Wyeth common stock, a 7.5% to 9.5% cost of equity, a 7.5% cost of debt, and a 9.0x to 11.0x next twelve months P/E multiple. Morgan Stanley selected a 7.5% to 9.5% cost of equity range using the capital asset pricing model, as described above. Morgan Stanley calculated Wyeth’s cost of debt based on the trading price of Wyeth’s bonds at the time Morgan Stanley prepared its analysis. Morgan Stanley compared Wyeth’s P/E multiple with those of other healthcare companies that Morgan Stanley viewed as sharing similar characteristics with Wyeth to calculate the P/E multiple range used in its analysis. Based on the calculations set forth above, this analysis implied a range for Wyeth’s common stock of approximately $34 to $42 per share, based on Wall Street analyst estimates, approximately $34 to $42 per share, based on the Wyeth management base case projections, approximately $37 to $46 per share, based on the Wyeth management upside case projections, and approximately $28 to $36 per share, based on the Wyeth management downside case projections. Morgan Stanley noted that the merger consideration had an implied value of $50.19 per share of Wyeth’s common stock based upon the closing price of Pfizer’s common stock on January 23, 2009, the last trading day prior to announcement of the proposed merger.

Sum of the Parts Analysis

Morgan Stanley performed a sum of the parts analysis, which is designed to imply a value of a company based on the separate valuation of the company’s business segments. Morgan Stanley calculated ranges of implied equity values per share for Wyeth, assuming a hypothetical disposition of Wyeth’s Nutrition, Consumer and Animal Health divisions. Morgan Stanley valued Wyeth’s divisions using multiple ranges derived from comparable precedent transactions. Morgan Stanley used a 3.5x to 4.5x multiple of aggregate value to estimated 2008 revenue for Wyeth’s Nutrition and Consumer divisions, and 11.0x to 13.0x multiple of aggregate value to estimated 2009 EBITDA for the Animal Health division. EBITDA means earnings before interest, taxes, depreciation and amortization and other (income) expense, net. Morgan Stanley selected the multiple ranges that it used in valuing each of Wyeth’s Nutrition, Consumer and Animal Health divisions based on Morgan Stanley’s review of information available to it about precedent comparable transactions in each of these industry segments. The Pharmaceutical division was valued at a public market trading multiple range of 9.0x to 11.0x estimated 2009 P/E multiple. Based on the multiple ranges described above, and including the net present value of the step-up in the tax basis of the assets which would result from such a theoretical transaction, this analysis implied a range for Wyeth’s common stock of approximately $33 to $40 per share. Morgan Stanley noted that the merger consideration had an implied value of $50.19 per share of Wyeth’s common stock based upon the closing price of Pfizer’s common stock on January 23, 2009, the last trading day prior to announcement of the proposed merger.

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis, which is designed to imply a value of a company by calculating the present value of estimated future cash flows of the company. Morgan Stanley calculated ranges of implied equity values per share for Wyeth, based on discounted cash flow analyses utilizing Wall Street analyst estimates compiled by Thomson First Call and Wyeth management projections for the calendar years 2009 through 2013. In arriving at the estimated equity values per share of Wyeth’s common stock, Morgan Stanley calculated a terminal value by applying a range of perpetual free cash flow growth rates ranging from (0.5)% to 0.5%. Such rate range was derived, based on Morgan Stanley’s judgment, after considering a number of factors, including growth of the overall economy, projected earnings expectations for comparable pharmaceutical companies and Wyeth’s upcoming patent expiration profile. Morgan Stanley observed that this range implied P/E multiples for Wyeth that were consistent with the P/E multiples of the comparable companies studied by Morgan Stanley and identified above under “— Comparable Companies Analysis.” The unlevered free cash flows and the terminal value were then discounted to present values using a range of weighted average cost of capital from 7.0% to 9.0%. Morgan Stanley selected this range using the capital asset pricing model. The weighted average cost of capital is a measure of the average expected return on all of a given company’s equity securities and debt based on their proportions in such company’s capital structure. Based on the calculations set forth above, this analysis implied a range for Wyeth’s common stock of approximately $40 to $55 per share, based on Wall Street analyst estimates, approximately $43 to $60 per share, based on the Wyeth management base case projections, $47 to $64 per share, based on the Wyeth management upside case projections, and approximately $36 to $49 per share, based on the Wyeth management downside case projections. Morgan Stanley noted that the merger consideration had an implied value of $50.19 per share of Wyeth’s common stock based upon the closing price of Pfizer’s common stock on January 23, 2009, the last trading day prior to announcement of the proposed merger.

Morgan Stanley also calculated ranges of implied equity values per share for Pfizer, based on discounted cash flow analyses using Wall Street analyst estimates compiled by Thomson First Call and Pfizer management projections for the calendar years 2009 through 2013. In arriving at the estimated equity values per share of Pfizer’s common stock, Morgan Stanley calculated a terminal value by applying a range of perpetual free cash flow rates ranging from (4.0%) to (2.0%). Such rate range was derived, based on Morgan Stanley’s judgment, after considering a number of factors, including growth of the overall economy, projected earnings expectations for comparable pharmaceutical companies and Pfizer’s upcoming patent expiration profile. The unlevered free cash flows and the terminal value were then discounted to present values using a range of weighted average cost of capital from 7.0% to 9.0%. Morgan Stanley selected this range using the capital asset pricing model. Based on the calculations set forth above, this analysis implied a range for Pfizer’s common stock of approximately $21 to $27, based on Wall Street analyst estimates, and $23 to $29 per share, based on the Pfizer management projections. Morgan Stanley noted that the closing stock price of Pfizer common stock on January 23, 2009, the last day before the announcement of the merger, was $17.45.

Synergies Valuation

Morgan Stanley also analyzed the premium paid by Pfizer as compared to the total value of the $4 billion in expected annual, run-rate, pre-tax synergies. The total value of the synergies was calculated using four benchmark methodologies. First, Morgan Stanley capitalized the $4 billion in annual synergies at both Pfizer’s and Wyeth’s 2009 P/E multiples, and at the blended 2009 P/E multiple. The blended 2009 P/E multiple combines Pfizer’s and Wyeth’s respective 2009 P/E multiples based on their respective contributions to the combined company’s after-tax earnings before interest and taxes. Morgan Stanley also calculated the discounted cash flow value of the synergies assuming an 8% weighted average cost of capital; a 7.0x exit multiple applied to 2012 after-tax earnings before interest and taxes of the combined company; costs to achieve synergies of $1.25 per $1.00 of synergies spread over the first two full years after the effective date; and a gradual phase-in of the $4 billion in annual synergies over the projected period on the following schedule: 15% in calendar year 2009; 67.5% in calendar year 2010; 92.5% in calendar year 2011; and full synergies thereafter. These four benchmarks for the total value of the synergies were then compared to the $16.3 billion total-dollar implied premium of the transaction based on Wyeth’s stock price as of January 15, 2009. The results of this analysis are outlined below:

	2009E P/E Multiple
	Pfizer	Blended	Wyeth	DCF
Valuation Basis	(7.0x)	(7.8x)	(10.4x)	Value
	(In billions of dollars)

Total Value of Synergies	$19.6	$22.7	$32.5	$20.6
Premium Paid as a Percentage of Total Value of Synergies	83.0%	71.8%	50.0%	79.0%

Pro Forma Accretion/Dilution Analysis

Based on financial information provided by the management of Pfizer and Wyeth and other publicly available information, Morgan Stanley calculated the accretion/dilution of the earnings per share of Pfizer’s common stock as a result of the merger for each of the years ended December 31, 2009 through December 31, 2012 by comparing the projected EPS of the pro forma entity and Pfizer as a standalone entity for each year. This calculation assumed merger consideration of $33.00 per share in cash and 0.985 of a share of Pfizer common stock at a share price of $17.45 as of January 23, 2009 and a pro forma effective tax rate of 30%, among other assumptions. This analysis indicated that the merger would be dilutive to Pfizer’s calendar year 2009 estimated EPS and accretive to Pfizer’s calendar years 2010, 2011 and 2012 estimated EPS.

Pro Forma Trading Analysis

Morgan Stanley performed a sensitivity analysis for the purpose of illustrating the potential effect of the combined company achieving certain potential synergies in 2010 on the value of the merger consideration (assuming merger consideration of $33.00 in cash and 0.985 of a share of Pfizer common stock per share of Wyeth’s common stock). For purposes of this analysis, Morgan Stanley reviewed a range of pro forma 2009 P/E trading multiples, including Pfizer’s 2009 P/E multiple of 7.0x, a blended 2009 P/E multiple of 7.8x based on after-tax earnings before interest and taxes of the combined company and Wyeth’s 2009 P/E multiple, each of which was based on Wall Street analyst consensus estimates for each of Wyeth’s and Pfizer’s 2009 earnings, as compiled by Thomson First Call. Using an 8.5% discount rate (i.e., the midpoint in the 7.5% to 9.5% range of Wyeth’s cost of equity used by Morgan Stanley for its other analyses), Morgan Stanley then calculated the current value of the merger consideration (assuming merger consideration of $33.00 in cash and 0.985 of a share of Pfizer common stock per share of Wyeth’s common stock), based on the combined Pfizer management and Wyeth base case management projections of estimated 2009 earnings, on the one hand, and Wall Street analyst consensus estimates of 2009 earnings for each of Wyeth and Pfizer, on the other hand. In each such case, for purposes of this analysis, Morgan Stanley assumed a 7.5% cost of debt and that Pfizer would discontinue its share repurchase program. Morgan Stanley then calculated that the current value of the merger consideration would be $49.67 per share of Wyeth’s common stock assuming Pfizer’s 2009 P/E multiple of 7.0x, $51.58 per share of Wyeth’s common stock assuming a blended 2009 P/E multiple of 7.8x and $57.68 per share of Wyeth’s common stock assuming Wyeth’s 2009 P/E multiple of 10.4x, based on the combined Pfizer and Wyeth base case management projections. Morgan Stanley also calculated that the current value of the merger consideration would be $49.29 per share of Wyeth’s common stock assuming Pfizer’s 2009 P/E multiple of 7.0x, $51.15 per share of Wyeth’s common stock assuming a blended 2009 P/E multiple of 7.8x and $57.11 per share of Wyeth’s common stock assuming Wyeth’s 2009 P/E multiple of 10.4x, based on consensus Wall Street analyst estimates. Both of these analyses assumed that the combined company was able to achieve 67.5% of $4.0 billion of pre-tax synergies in 2010, excluding costs to achieve such synergies. Morgan Stanley then calculated that the current value of the merger consideration would be $52.37 per share of Wyeth’s common stock based on the blended 2009 P/E multiple of 7.8x and based on the combined Pfizer and Wyeth base case management projections, and $51.96 per share of Wyeth’s common stock based on the blended 2009 P/E multiple of 7.8x and based on Wall Street analyst consensus estimates, if the combined company were able to achieve 100% of $4.0 billion of pre-tax synergies in 2010, excluding costs to achieve such synergies.

General

In connection with the review of the merger by the Wyeth board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Wyeth or Pfizer. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of Wyeth and Pfizer. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the merger consideration pursuant to the merger agreement from a financial point of view to holders of shares of Wyeth’s common stock and in connection with the delivery of its opinion to the Wyeth board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of common stock of Wyeth might actually trade.

Morgan Stanley’s opinion and its presentation to the Wyeth board of directors was one of many factors taken into consideration by the Wyeth board of directors in deciding to approve, adopt and authorize the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Wyeth board of directors with respect to the merger consideration or of whether the Wyeth board of directors would have been willing to agree to a different merger consideration. The merger consideration was determined through arm’s-length negotiations between Wyeth and Pfizer and was approved by the Wyeth board of directors. Morgan Stanley provided advice to Wyeth during these negotiations. Morgan Stanley did not, however, recommend any specific merger consideration to Wyeth or that any specific merger consideration constituted the only appropriate merger consideration for the merger.

Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management business. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Pfizer, Wyeth, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument. During the two-year period prior to the date of Morgan Stanley’s opinion, Morgan Stanley provided financial advisory and financing services unrelated to the merger to each of Wyeth and Pfizer for which Morgan Stanley was compensated.

Under the terms of its engagement letter, Morgan Stanley provided Wyeth with financial advisory services in connection with the merger for which it will be paid a fee of $65 million, a portion of which became payable at or prior to the time of public announcement of the merger and $50 million of which is contingent upon completion of the merger. In addition, Wyeth may pay to Morgan Stanley a discretionary fee if Wyeth so determines in its sole discretion. Wyeth has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services. In addition, Wyeth has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement.

Opinion of Evercore Group L.L.C.  On January 25, 2009, at a meeting of the Wyeth board of directors, Evercore delivered to the Wyeth board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated January 25, 2009, to the effect that, as of that date and based on and subject to assumptions made, matters considered and limitations on the scope of review undertaken by Evercore as set forth therein, the merger consideration to be received by holders of Wyeth common stock was fair, from a financial point of view, to such holders.

The full text of Evercore’s written opinion, dated January 25, 2009, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex C to this proxy statement/prospectus and is incorporated by reference in its entirety into this proxy statement/prospectus. Evercore’s opinion was directed to the Wyeth board of directors and addresses only the fairness, from a financial point of view, of the merger consideration. The opinion does not address any other aspect of the proposed merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the merger. Evercore’s opinion does not address the relative merits of the merger as compared to other business or financial strategies that might be available to Wyeth, nor does it address the underlying business decision of Wyeth to engage in the merger.

In connection with rendering its opinion, Evercore, among other things:

•	reviewed certain publicly available business and financial information relating to Wyeth and Pfizer that Evercore deemed to be relevant, including publicly available research analysts’ estimates;

•	reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to Wyeth and Pfizer prepared and furnished to Evercore by the respective managements of Wyeth and Pfizer;

•	reviewed certain non-public projected financial data relating to Wyeth under alternative business assumptions prepared and furnished to Evercore by Wyeth’s management;

•	reviewed certain non-public projected financial data relating to Pfizer prepared and furnished to Evercore by Pfizer’s management;

•	discussed the past and current operations, financial projections and current financial condition of Wyeth and Pfizer with the managements of Wyeth and Pfizer;

•	reviewed the reported prices and the historical trading activity of Wyeth common stock and Pfizer common stock;

•	compared the financial performance of Wyeth and Pfizer and their respective stock market trading multiples with those of certain other publicly traded companies that Evercore deemed relevant;

•	reviewed Wyeth’s financial performance and compared the valuation multiples for Wyeth implied in the merger with those of certain other transactions that Evercore deemed relevant;

•	reviewed the amount and timing of the integration costs and cost savings estimated by the managements of Wyeth and Pfizer to result from the merger, referred to collectively as the synergies;

•	considered the potential pro forma financial impact of the merger on Pfizer based on projected financial data relating to Wyeth and Pfizer prepared and furnished to Evercore by the respective managements of Wyeth and Pfizer and other assumptions provided by Wyeth’s management;

•	reviewed the merger agreement; and

•	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

For purposes of its analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, and Evercore assumed no liability for such information. With respect to the projected financial data relating to Wyeth and Pfizer referred to above and the synergies, Evercore assumed that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of managements of Wyeth and Pfizer as to the future financial performance of Wyeth under the alternative business assumptions reflected therein, the future financial performance of Pfizer and such synergies. Evercore expressed no view as to any projected financial data relating to Wyeth or Pfizer, the synergies or the assumptions on which they were based. Evercore relied, at Wyeth’s direction, without independent verification, upon the assessments of the managements of Wyeth and Pfizer as to (i) the products and product candidates of Wyeth and Pfizer and the risks associated with such products and product candidates (including, without limitation, the potential impact of drug competition and the probability of successful testing, development and marketing, and approval by appropriate governmental authorities, of such products and product candidates) and (ii) Pfizer’s ability to integrate the businesses of Wyeth and Pfizer.

For purposes of rendering its opinion, Evercore assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the merger agreement and that the merger would be consummated in accordance with the terms set forth in the merger agreement without material modification, waiver or delay. Evercore also assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the merger would be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on Wyeth or the consummation of the merger or materially reduce the benefits of the merger to the holders of Wyeth common stock.

Evercore did not make or assume any responsibility for making any independent valuation or appraisal of the assets or liabilities, contingent or otherwise, of Wyeth or Pfizer and was not furnished with any such valuations or appraisals, nor did Evercore evaluate the solvency or fair value of Wyeth or Pfizer under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon information made available to Evercore as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. Subsequent developments may affect Evercore’s opinion and Evercore does not have any obligation to update, revise or reaffirm its opinion.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness to the holders of Wyeth common stock, from a financial point of view, of the merger consideration. Evercore did not express any view on, and its opinion did not address, the fairness of the proposed merger to, or any consideration received in connection with the merger by, the holders of any other securities, creditors or other constituencies of Wyeth or Pfizer, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Wyeth or Pfizer, or any class of such persons, whether relative to the merger consideration or otherwise. In connection with Evercore’s engagement, Evercore was not authorized to, and it did not, solicit third party indications of interest with respect to the acquisition of any or all shares of Wyeth common stock or any business combination or other extraordinary corporate transaction involving Wyeth. Evercore expressed no opinion as to the price at which shares of Wyeth common stock or shares of Pfizer common stock would trade at any time. Evercore is not a legal, regulatory, accounting or tax expert and assumed the accuracy and completeness of assessments by Wyeth and its advisors with respect to legal, regulatory, accounting and tax matters. The issuance of Evercore’s opinion was approved by an opinion committee of Evercore.

Except as described above, Wyeth imposed no other instructions or limitations on Evercore with respect to the investigations made or the procedures followed by Evercore in rendering its opinion. Evercore’s opinion was only one of many factors considered by the Wyeth board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the Wyeth board of directors or management with respect to the merger or the merger consideration.

Set forth below is a summary of the material financial analyses reviewed by Evercore with the Wyeth board of directors on January 25, 2009 in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 23, 2009 (the last trading day prior to public announcement of the merger), and is not necessarily indicative of current market conditions.

The following summary of financial analyses includes information presented in tabular format. These tables must be read together with the text of each summary in order to understand fully the financial analyses. The tables alone do not constitute a complete description of the financial analyses. Considering the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Evercore’s financial analyses. For purposes of the analyses summarized below relating to Wyeth, the “implied per share merger consideration” refers to the $50.19 implied per share value of the merger consideration reflecting the cash portion of the consideration of $33.00 and the implied value of the stock portion of the consideration of 0.985 of a share of Pfizer common stock based on the closing price of Pfizer common stock on January 23, 2009. In connection with certain of its analyses relating to Wyeth, Evercore utilized financial forecasts prepared by Wyeth’s management referred to above under “— Opinions of Wyeth’s Financial Advisors — Opinion of Morgan Stanley” as the Wyeth management base case, the Wyeth management upside case and the Wyeth management downside case. In addition, discount rates utilized in the discounted illustrative future stock price analyses and the discounted cash flow analyses for Wyeth and Pfizer described below were determined taking into consideration, among other things, a cost of equity calculation (in the case of the discounted illustrative future stock price analyses for Wyeth and Pfizer) and a weighted average cost of capital calculation (in the case of the discounted cash flow analyses for Wyeth and Pfizer), each of which is a commonly used method for purposes of calculating discount rates in financial analyses.

Wyeth Financial Analyses

Historical Trading Prices; Implied Transaction Premiums and Research Analyst Stock Price Targets.  Evercore reviewed the historical daily closing prices of Wyeth common stock over the 52-week period ended on January 22, 2009 (the last trading day prior to press reports regarding the proposed merger) and compared the following high and low daily closing prices of Wyeth common stock for the one-month, three-month and 52-week periods ended January 22, 2009 with the implied per share merger consideration:

	Historical Closing Prices
	of Wyeth Common Stock		Implied per Share
	Low	High	Merger Consideration

One-Month	$36.09	$39.56
Three-Month	$30.79	$39.56	$50.19
52-Week	$29.89	$49.48

Evercore also calculated the following premiums paid in the merger based on the implied per share merger consideration relative to closing prices of Wyeth common stock as set forth below, including the average daily closing price of Wyeth common stock for selected periods ended January 22, 2009:

	Historical Closing Prices	Premium Based on Implied
	of Wyeth Common Stock	per Share Merger Consideration

January 23, 2009	$43.74	14.7%
January 22, 2009	$38.83	29.3%
One-Week Average	$38.75	29.5%
One-Month Average	$37.72	33.1%
Three-Month Average	$35.19	42.6%
Six-Month Average	$37.50	33.8%
One-Year Average	$40.56	23.8%
52-Week High	$49.48	1.4%
52-Week Low	$29.89	67.9%
Three-Year Average	$46.45	8.0%

Evercore also reviewed publicly available research analysts’ price targets for Wyeth common stock published in research reports between October 17, 2008 and January 22, 2009, which ranged from $33.00 to $48.00 per share.

Selected Companies Trading Analysis.  Evercore performed a selected companies trading analysis of Wyeth in order to derive implied per share equity reference ranges for Wyeth based on the stock market trading multiples of other publicly-traded companies in the pharmaceutical industry, which is the industry in which Wyeth operates. In this analysis, using publicly available information, Evercore compared the stock market trading multiples of Wyeth and the following seven publicly-traded U.S. and six publicly-traded European companies in the pharmaceutical industry. These companies were selected generally because they are publicly-traded pharmaceutical companies primarily based in the United States or the European Union which, like Wyeth, have diversified branded product portfolios and market capitalizations in excess of $30 billion:

U.S. Pharmaceutical Companies	European Pharmaceutical Companies
• Abbott Laboratories	• AstraZeneca PLC
• Bristol-Myers Squibb Company	• Bayer AG
• Eli Lilly and Company	• GlaxoSmithKline plc
• Johnson & Johnson	• Novartis AG
• Merck & Co., Inc.	• Roche Holding Ltd.
• Pfizer Inc.	• sanofi-aventis
• Schering-Plough Corporation

Evercore reviewed, among other things, enterprise values, calculated as equity market value based on closing stock prices on January 23, 2009, plus debt, preferred stock and minority interests, less cash and cash equivalents, as a multiple of calendar years 2009 and 2010 estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, for the selected publicly-traded companies. Evercore also reviewed closing stock prices on January 23, 2009 as a multiple of calendar years 2009 and 2010 estimated earnings per share, commonly referred to as EPS, for the selected publicly-traded companies. Multiples for the selected publicly-traded companies were based on publicly available filings and publicly available research analysts’ consensus estimates. Evercore then applied ranges of selected multiples derived from the selected publicly-traded companies (which ranges of selected multiples were based primarily on selected publicly-traded companies with product mixes and historical and projected EBITDA and net income growth trajectories similar to those of Wyeth) of 6.0x to 8.0x in the case of calendar year 2009 EBITDA, 5.5x to 7.5x in the case of calendar year 2010 EBITDA, 9.0x to 12.0x in the case of calendar year 2009 EPS and 8.0x to 11.0x in the case of calendar year 2010 EPS to corresponding financial data of Wyeth based on the

Wyeth management base case. This analysis indicated the following implied per share equity reference ranges for Wyeth, as compared to the implied per share merger consideration:

	Implied per Share Equity	Implied per Share
	Reference Ranges for Wyeth	Merger Consideration

2009E EBITDA	$34.72 - $45.48
2010E EBITDA	$32.77 - $43.87	$50.19
2009E EPS	$30.84 - $41.12
2010E EPS	$26.42 - $36.33

Premiums Paid Analysis.  Evercore performed a premiums paid analysis of Wyeth in order to derive implied per share equity reference ranges for Wyeth based on the premiums paid in selected transactions. In this analysis, using publicly available information, Evercore reviewed the premiums paid in the 15 largest transactions (based on transaction value) involving U.S. corporations that were announced between January 1, 1998 and January 23, 2009, which transactions, referred to as the selected U.S. M&A transactions, are listed below:

Announced Year	Acquiror	Target
• 2006	• AT&T Inc.	• BellSouth Corporation
• 2005	• The Procter & Gamble Company	• The Gillette Company
• 2004	• JPMorgan Chase & Co.	• Bank One Corporation
• 2003	• Bank of America Corporation	• FleetBoston Financial Corporation
• 2002	• Pfizer Inc.	• Pharmacia Corporation
• 2000	• America Online, Inc.	• Time Warner Inc.
• 1999	• Pfizer Inc.	• Warner-Lambert Company
• 1999	• Qwest Communications International Inc.	• U S WEST, Inc.
• 1999	• AT&T Corp.	• MediaOne Group, Inc.
• 1998	• Exxon Corporation	• Mobil Corporation
• 1998	• Bell Atlantic Corporation	• GTE Corporation
• 1998	• AT&T Corp.	• Tele-Communications, Inc.
• 1998	• SBC Communications Inc.	• Ameritech Corporation
• 1998	• NationsBank Corporation	• BankAmerica Corporation
• 1998	• Travelers Group Inc.	• Citicorp

Evercore also reviewed the premiums paid in the following 15 transactions, referred to as the selected pharmaceutical/biotechnology transactions, involving target companies in the pharmaceutical/biotechnology industry that were announced between January 1, 1994 and January 23, 2009. These transactions were selected because they involved publicly-held target companies with large market capitalizations in the pharmaceutical/biotechnology industry, which is the industry in which Wyeth operates:

Announced Year	Acquiror	Target
• 2008	• Roche Holding Ltd	• Genentech, Inc.
• 2007	• AstraZeneca PLC	• MedImmune, Inc.
• 2006	• Merck KGgA	• Serono SA
• 2006	• Bayer AG	• Schering AG
• 2005	• Novartis AG	• Chiron Corporation
• 2004	• Sanofi-Synthelabo	• Aventis
• 2002	• Pfizer Inc.	• Pharmacia Corporation
• 2001	• Johnson & Johnson	• ALZA Corporation
• 2000	• Glaxo Wellcome plc	• SmithKline Beecham plc
• 1999	• Pfizer Inc.	• Warner-Lambert Company
• 1998	• Zeneca Group plc	• Astra AB
• 1998	• Sanofi SA	• Synthelabo SA
• 1996	• Sandoz AG	• Ciba-Geigy AG
• 1995	• Glaxo plc	• Wellcome plc
• 1994	• American Home Products Corporation	• American Cyanamid Company

Evercore reviewed the premiums paid in the selected transactions referenced above based on the value of the per share consideration received in the relevant transaction relative to the closing stock price of the target company one day, one week and four weeks prior to the announcement date of the transaction. This indicated the following implied high, mean, median and low premiums for the selected transactions:

	Implied Premiums				Implied Premiums for Selected
	for Selected U.S. M&A Transactions				Pharmaceutical/Biotechnology Transactions
	High	Mean	Median	Low	High	Mean	Median	Low

One Day Prior	69.1%	27.1%	25.3%	(1.5%)	52.3%	27.6%	23.5%	7.1%
One Week Prior	61.4%	27.6%	27.7%	(1.7%)	56.7%	31.8%	27.6%	9.9%
Four Weeks Prior	68.5%	28.5%	21.9%	(1.3%)	70.8%	35.0%	30.5%	1.4%

Evercore then applied a range of selected premiums of 20% to 35% derived from the selected transactions (which range of selected premiums was based primarily on the overall range of mean and median premiums for the selected transactions) to the closing price of Wyeth common stock on January 22, 2009 and the closing price of Wyeth common stock one week and four weeks prior to January 22, 2009. This analysis indicated the following implied per share equity reference ranges for Wyeth, as compared to the implied per share merger consideration:

	Implied per Share Equity	Implied per Share
	Reference Ranges for Wyeth	Merger Consideration

One Day Prior	$46.60 - $52.42
One Week Prior	$46.06 - $51.81	$50.19
Four Weeks Prior	$43.31 - $48.72

Discounted Illustrative Future Stock Price Analysis.  Evercore performed a discounted illustrative future stock price analysis of Wyeth in order to derive implied per share equity reference ranges for Wyeth based on the implied present value of illustrative future stock prices of Wyeth. In this analysis, Evercore calculated illustrative future stock prices of Wyeth on December 31, 2011 by applying the ranges of selected multiples of calendar year 2009 EBITDA and EPS of 6.0x to 8.0x and 9.0x to 12.0x, respectively, derived from the selected publicly-traded companies described above under “— Wyeth Financial Analyses — Selected Companies Trading Analysis” to estimated EBITDA and EPS of Wyeth for calendar year 2012 based on the Wyeth management base case, the Wyeth management upside case, the Wyeth management downside case and publicly available research analysts’ estimates for Wyeth, referred to as the Wyeth Wall Street case. These illustrative future stock prices were discounted to present value as of December 31, 2008 using discount rates of 7.5% to 9.5% and were increased to reflect the present value of future dividends projected to be paid by Wyeth in 2009, 2010 and 2011 under each case. This analysis indicated the following implied per share equity reference ranges for Wyeth, as compared to the implied per share merger consideration:

	Implied per Share Equity	Implied per Share
	Reference Ranges for Wyeth	Merger Consideration

2012E EBITDA:
Wyeth Management Base Case	$37.23 - $49.56
Wyeth Management Upside Case	$40.25 - $53.67
Wyeth Management Downside Case	$31.74 - $42.22
Wyeth Wall Street Case	$37.12 - $48.93
2012E EPS:		$50.19
Wyeth Management Base Case	$30.34 - $41.43
Wyeth Management Upside Case	$33.45 - $45.81
Wyeth Management Downside Case	$26.60 - $36.16
Wyeth Wall Street Case	$28.95 - $39.52

Discounted Cash Flow Analysis.  Evercore performed a discounted cash flow analysis of Wyeth in order to derive implied per share equity reference ranges for Wyeth based on the implied present value of projected future cash flows of Wyeth. In this analysis, Evercore calculated implied per share equity reference ranges for Wyeth under the Wyeth management base case, the Wyeth management upside case, the Wyeth management downside case and the Wyeth Wall Street case based on the sum of the (i) implied present values, using discount rates ranging from 7.0% to 9.0%, of Wyeth’s projected unlevered free cash flows for calendar years 2009 through 2012 (excluding annual expenditures on business alliances and acquisitions) and (ii) implied present values, using discount rates ranging from 7.0% to 9.0% of the terminal value of Wyeth’s future cash flows beyond calendar year 2012 calculated by applying a range of EBITDA terminal multiples of 6.0x to 8.0x derived from the selected publicly-traded companies described above under “— Wyeth Financial Analyses — Selected Companies Trading Analysis” to Wyeth’s calendar year 2013 projected EBITDA. This analysis indicated the following implied per share equity reference ranges for Wyeth, as compared to the implied per share merger consideration:

	Implied per Share Equity	Implied per Share
	Reference Ranges for Wyeth	Merger Consideration

Wyeth Management Base Case	$43.53 - $56.36
Wyeth Management Upside Case	$47.93 - $61.70
Wyeth Management Downside Case	$37.51 - $48.30	$50.19
Wyeth Wall Street Case	$38.70 - $49.87

Implied Transaction Multiples for Selected Precedent Pharmaceuticals/Biotechnology M&A Transactions. Using publicly available information, Evercore reviewed implied transaction data for the 15 transactions involving target companies in the pharmaceutical/biotechnology industry referred to above under “— Wyeth Financial Analyses — Premiums Paid Analysis.” Evercore reviewed transaction values in the selected transactions, calculated as the purchase price paid for the target company’s equity, plus debt, preferred stock and minority interests, less cash and cash equivalents, as multiples, to the extent publicly available, of latest 12 months revenue, EBITDA and earnings before interest, other (income) expense, net and taxes, commonly referred to as EBIT. Evercore also reviewed purchase prices paid in the selected transactions as a multiple of latest 12 months net income. Multiples for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. This analysis indicated the following implied high, mean, median and low multiples for the selected transactions (other than implied EBITDA, EBIT and net income multiples for the AstraZeneca PLC/MedImmune, Inc. transaction, which were excluded as outliers), as compared to corresponding multiples implied for Wyeth in the merger based on the implied per share merger consideration and the Wyeth management base case:

	Implied Multiples								Implied Multiples for Wyeth
	for Selected Transactions								Based on Implied per
	High		Mean		Median		Low		Share Merger Consideration

Total Enterprise Value/LTM Revenue	12.3	x	5.4	x	4.7	x	1.5	x	2.9	x
Total Enterprise Value/LTM EBITDA	34.1	x	19.4	x	18.2	x	10.6	x	8.3	x
Total Enterprise Value/LTM EBIT	62.5	x	24.9	x	20.2	x	10.3	x	9.4	x
Purchase Price/LTM Net Income	51.4	x	31.2	x	28.4	x	13.7	x	14.2	x

Pfizer Financial Analyses

Historical Trading Prices and Research Analyst Stock Price Targets.  Evercore reviewed the historical daily closing prices of Pfizer common stock over the 52-week period ended January 23, 2009 and compared the following high and low daily closing prices of Pfizer common stock for the one-month, three-month and 52-week periods ended January 23, 2009 with the closing price of Pfizer common stock on January 23, 2009:

	Historical Closing Prices
	of Pfizer Common Stock		Closing Price of Pfizer Common
	Low	High	Stock on January 23, 2009

One-Month	$17.01	$18.27
Three-Month	$14.45	$18.41	$17.45
52-Week	$14.45	$23.63

Evercore also reviewed publicly available research analysts’ price targets for Pfizer common stock published in research reports between October 20, 2008 and January 16, 2009, which ranged from $16.00 to $30.00 per share.

Selected Companies Trading Analysis.  Evercore performed a selected companies trading analysis of Pfizer in order to derive implied per share equity reference ranges for Pfizer based on the stock market trading multiples of other publicly-traded companies in the pharmaceutical industry, which is the industry in which Pfizer operates. These companies were selected generally because they are publicly-traded pharmaceutical companies primarily based in the United States or the European Union which, like Pfizer, have diversified branded product portfolios and market capitalizations in excess of $30 billion. In this analysis, using publicly available information, Evercore compared the stock market trading multiples of Pfizer, Wyeth and the other publicly-traded U.S. and European pharmaceutical companies referred to above under “— Wyeth Financial Analyses — Selected Companies Trading Analysis.” Evercore reviewed, among other things, enterprise values as a multiple of calendar years 2009 and 2010 estimated EBITDA and closing stock prices on January 23, 2009 as a multiple of calendar years 2009 and 2010 estimated EPS. Multiples for Pfizer and the selected publicly-traded companies, including Wyeth, were based on publicly available filings and publicly available research analysts’ consensus estimates. Evercore then applied ranges of selected multiples derived from the selected publicly-traded companies (which ranges of selected multiples were based primarily on selected publicly-traded companies with product mixes and historical and projected EBITDA and net income growth trajectories similar to those of Pfizer) of 4.0x to 6.0x in the case of calendar years 2009 and 2010 EBITDA and 6.5x to 9.5x in the case of calendar years 2009 and 2010 EPS to corresponding financial data of Pfizer based on internal estimates of Pfizer’s management, referred to as the Pfizer management case. This analysis indicated the following implied per share equity reference ranges for Pfizer, as compared to the closing price of Pfizer common stock on January 23, 2009:

	Implied per Share Equity	Closing Price of Pfizer
	Reference Ranges for Pfizer	Common Stock on January 23, 2009

2009E EBITDA	$14.83 - $20.82
2010E EBITDA	$17.56 - $24.94
2009E EPS	$13.84 - $20.23	$17.45
2010E EPS	$16.95 - $24.77

Evercore also applied ranges of selected multiples derived from the selected publicly-traded companies (which ranges of selected multiples were based primarily on selected publicly-traded companies with product mixes and historical and projected EBITDA and net income growth trajectories similar to those of Pfizer excluding Lipitor) of 5.5x to 7.5x in the case of calendar year 2009 EBITDA, 5.0x to 7.0x in the case of calendar year 2010 EBITDA, 8.5x to 11.5x in the case of calendar year 2009 EPS and 7.5x to 10.5x in the case of calendar year 2010 EPS to corresponding financial data of Pfizer based on the Pfizer management case excluding financial data attributable to Lipitor, which is expected to begin to face generic drug competition in the near future. Evercore added to the resulting implied per share equity reference ranges the estimated present value of future cash flows from Lipitor using discount rates of 6.0% to 8.0% and the projected incremental future net income contribution from Lipitor during calendar years 2009 through 2025 based on internal estimates of Pfizer’s management and extrapolations from those estimates. This analysis indicated the following implied per share equity reference ranges for Pfizer, as compared to the closing price of Pfizer common stock on January 23, 2009:

Closing Price of
	Implied per Share Equity	Pfizer Common Stock
	Reference Ranges for Pfizer	on January 23, 2009

2009E EBITDA	$14.90 - $18.18
2010E EBITDA	$17.96 - $22.78
2009E EPS	$12.03 - $15.21	$17.45
2010E EPS	$15.28 - $20.14

Discounted Illustrative Future Stock Price Analysis.  Evercore performed a discounted illustrative future stock price analysis of Pfizer in order to derive implied per share equity reference ranges for Pfizer based on the implied present value of illustrative future stock prices of Pfizer. In this analysis, Evercore calculated illustrative future stock prices of Pfizer on December 31, 2012 by applying the ranges of selected multiples of calendar year 2009 EBITDA and EPS excluding financial data attributable to Lipitor of 5.5x to 7.5x and 8.5x to 11.5x, respectively, derived from the selected publicly-traded companies described above under “— Pfizer Financial Analyses — Selected Companies Trading Analysis” to estimated EBITDA and EPS of Pfizer for calendar year 2013 based on the Pfizer management case and publicly available research analysts’ estimates for Pfizer, referred to as the Pfizer Wall Street case. These illustrative future stock prices were discounted to present value as of December 31, 2008 using discount rates of 7.5% to 9.5% and were increased to reflect the present value of future dividends projected to be paid by Pfizer in 2009, 2010, 2011 and 2012 under each case. This analysis indicated the following implied per share equity reference ranges for Pfizer, as compared to the closing price of Pfizer common stock on January 23, 2009:

Closing Price of
	Implied per Share Equity	Pfizer Common Stock
	Reference Ranges for Pfizer	on January 23, 2009

2013E EBITDA:
Pfizer Management Case	$21.36 - $27.44
Pfizer Wall Street Case	$17.72 - $22.42
$17.45
2013E EPS:
Pfizer Management Case	$17.29 - $23.32
Pfizer Wall Street Case	$15.18 - $20.20

Discounted Cash Flow Analysis.  Evercore performed a discounted cash flow analysis of Pfizer in order to derive implied per share equity reference ranges for Pfizer based on the implied present value of projected future cash flows of Pfizer. In this analysis, Evercore calculated implied per share equity reference ranges for Pfizer under the Pfizer management case and the Pfizer Wall Street case based on the sum of the (i) implied present values, using discount rates ranging from 7.0% to 9.0%, of Pfizer’s projected unlevered free cash flows for calendar years 2009 through 2012 and (ii) implied present values, using discount rates ranging from 7.0% to 9.0%, of the terminal value of Pfizer’s future cash flows beyond calendar year 2012 calculated by applying a range of forward EBITDA terminal multiples of 5.5x to 7.5x derived from the selected publicly-traded companies described above under “— Pfizer Financial Analyses — Selected Companies Trading Analysis” to Pfizer’s calendar year 2013 projected EBITDA. This analysis indicated the following implied per share equity reference ranges for Pfizer, as compared to the closing price of Pfizer common stock on January 23, 2009:

Closing Price of
	Implied per Share Equity	Pfizer Common Stock
	Reference Ranges for Pfizer	on January 23, 2009

Pfizer Management Case	$22.04 - $28.15	$17.45
Pfizer Wall Street Case	$18.74 - $23.26

Pro Forma Accretion/Dilution Analysis

Evercore reviewed the potential pro forma financial effect of the merger on Pfizer’s estimated EPS for calendar years 2009 through 2012 after giving effect to potential synergies estimated by the managements of Wyeth and Pfizer to result from the merger. For purposes of this analysis, Evercore utilized, per Wyeth’s management, an assumed pro forma effective tax rate of 30%, cost of debt of 7.5% and reduction in Pfizer’s future dividends by 50%. Estimated financial data of Wyeth were based on the Wyeth management base case and estimated financial data of Pfizer were based on the Pfizer management case. Based on the implied per share merger consideration, this analysis indicated that the merger would be dilutive to Pfizer’s calendar year 2009 estimated EPS, neutral to Pfizer’s calendar year 2010 estimated EPS and accretive to Pfizer’s calendar years 2011 and 2012 estimated EPS. The actual results achieved by the combined company may vary from projected results and the variations may be material.

General

In connection with the review of the merger by the Wyeth board of directors, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Evercore may have considered various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should therefore not be taken to be Evercore’s view of the value of Wyeth. No company used in the above analyses as a comparison is identical to Wyeth or Pfizer, and no transaction used is identical to the merger. In applying ranges of selected multiples or premiums in the selected companies trading analyses and premiums paid analysis summarized above, some of the trading multiples of the selected companies and transaction premiums for the selected transactions were necessarily outside such ranges, and Evercore and the Wyeth board of directors did not, when deriving or reviewing selected ranges, quantify or consider how many trading multiples or premiums were outside such ranges. Accordingly, such analyses may not necessarily utilize all companies or transactions (or data derived therefrom) that could be deemed comparable to Wyeth, Pfizer or the merger. Further, Evercore’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or transactions used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Wyeth and Pfizer.

Evercore prepared these analyses for the purpose of providing an opinion to the Wyeth board of directors as to the fairness, from a financial point of view, of the merger consideration to be received by the holders of Wyeth common stock. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates. The merger consideration to be received by the holders of Wyeth common stock pursuant to the merger agreement was determined through negotiations between Wyeth and Pfizer and was approved by the Wyeth board of directors. Evercore did not recommend any specific merger consideration to Wyeth or that any given merger consideration constituted the only appropriate merger consideration.

Under the terms of Evercore’s engagement, Wyeth has agreed to pay Evercore an aggregate fee of $24 million, portions of which became payable in connection with Evercore’s engagement or when Evercore rendered its opinion and $19 million of which will become payable if the merger is completed. In addition, Wyeth agreed to reimburse Evercore’s reasonable expenses and to indemnify Evercore and related parties for certain liabilities, including liabilities under federal securities laws, arising out of its engagement. Evercore may provide financial or other services to Wyeth or Pfizer in the future and in connection with any such services Evercore may receive compensation.

In the ordinary course of business, Evercore or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of Wyeth, Pfizer and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

Wyeth engaged Evercore to act as a financial advisor based on its qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, leveraged buyouts, competitive biddings, private placements and valuations for corporate and other purposes.

Pfizer’s Reasons for the Merger

The Pfizer board of directors’ reasons for entering into the merger agreement include:

•	Prior to the proposed Wyeth acquisition, Pfizer had developed and publicly articulated a set of strategic objectives. The acquisition of Wyeth provided an opportunity for Pfizer to advance each of these strategic objectives in a single transaction. Pfizer’s strategic objectives and the contributions of the proposed Wyeth acquisition towards them are as follows:

•	Become a Leader in Biologics: Wyeth brings Enbrel, manufacturing excellence, and pipeline

•	Enter the Vaccines Market: Wyeth brings Prevnar, and a strong late-stage vaccines pipeline

•	Expand Invest to Win Areas: Wyeth augments in-line and pipeline portfolios in inflammation, neuroscience, oncology and infectious disease

•	Strengthen Leadership in Emerging Markets: Wyeth solidifies Pfizer’s leading position with new products

•	Create New Opportunities for Established Products: Wyeth increases the breadth and depth of portfolio

•	Invest in Complementary Business: Wyeth adds Consumer and Nutritionals businesses, and enhances Pfizer’s Animal Health business

•	Pfizer’s belief that the combined entity will be one of the most diversified in the industry and will benefit from complementary patient-centric business units as well as adding strong consumer health and nutritional businesses;

•	Pfizer’s belief that the combination will better enable Pfizer to respond to other key opportunities and challenges, such as pricing and access, intellectual property rights, product competition, the regulatory environment and pipeline productivity and a changing business environment;

•	Pfizer’s belief that the combined company will enable Pfizer to deliver consistent and stable earnings growth and strong operating cash flow and will bring Pfizer many new points of product entry across the world to better serve patients, physicians and customers;

•	Pfizer’s expectation that it will realize approximately $4 billion in synergies as a result of the merger, all within approximately 36 months from the effective date of the merger. Cost synergies for the Wyeth acquisition were estimated by using a combination of three approaches: (1) benchmarks from comparable transactions, in which Pfizer estimated synergies both on the company level and on the cost line item level, (2) Pfizer’s experience with cost savings achieved in previous large transactions, and (3) an analysis of Wyeth’s assumed and Pfizer’s actual detailed cost structures, in order to identify duplication of resources. The combination of these approaches resulted in estimated synergies of approximately $4.0 billion, with approximately 50 percent from SI&A, and 50 percent from R&D and manufacturing;

•	Pfizer’s expectation that the merger will decrease its reliance on primary care medicines and create a leading specialty pharmaceutical company;

•	Pfizer’s expectation that the merger will decrease the proportion of Pfizer’s revenue that comes from primary care products by approximately 20% to just over half of revenues, with no drug accounting for more than 10% of the combined company’s revenue, in each case, in 2012;

•	the opportunity to address the significant challenge of Lipitor’s loss of exclusivity in 2012;

•	the ability to strengthen Pfizer’s position in the animal health sector with Wyeth’s array of vaccines and strong vaccine research capability; and

•	the ability to maximize the potential of Wyeth’s product portfolio by using Pfizer’s expansive global infrastructure to better distribute those products into emerging markets.

In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Pfizer board of directors did not find it useful and did not attempt to assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and the merger agreement. In addition, individual members of the Pfizer board of directors may have given differing weights to different factors. The Pfizer board of directors conducted an overall analysis of the factors described above, including through discussions with, and inquiry of, Pfizer’s management and outside legal and financial advisors regarding certain of the matters described above.

Wyeth Unaudited Prospective Financial Information

Wyeth does not as a matter of course make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, Wyeth is including this prospective financial information in this proxy statement/prospectus to provide its stockholders access to certain non-public unaudited prospective financial information that was made available to the Pfizer board of directors, the Wyeth board of directors and Wyeth’s financial advisors in connection with the merger. This information included estimates of revenue, net income and earnings per share for the fiscal years 2009 through 2013. The unaudited prospective financial information was not prepared with a view toward public disclosure, and the inclusion of this information should not be regarded as an indication that any of Wyeth, its financial advisors, Pfizer or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. None of Pfizer, Wyeth or their respective affiliates assumes any responsibility for the accuracy of this information.

While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, litigation, market and financial conditions, foreign currency rates, interest on investments, and matters specific to Wyeth’s business, such as approval and successful launch of new products and competitive conditions, many of which are beyond Wyeth’s control. The unaudited prospective financial information was, in general, prepared solely for internal use and is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Wyeth’s stockholders are urged to review Wyeth’s most recent SEC filings for a description of risk factors with respect to Wyeth’s business. See “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 45 and “Where You Can Find More Information” beginning on page 247. The unaudited prospective financial information was not prepared with a view toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Wyeth’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of Wyeth’s independent registered public accounting firm contained in Wyeth’s Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference into this proxy statement/prospectus relates to Wyeth’s historical financial information. It does not extend to the unaudited prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared.

The following table presents selected unaudited prospective financial data for the fiscal years ending 2009 through 2013, which is referred to in this proxy statement/prospectus (including in “— Opinions of Wyeth’s Financial Advisors” beginning on page 72) as the Wyeth management base case:

	For the Fiscal Year Ending December 31,
	2009	2010	2011	2012	2013
	(In billions, except per share data)

Revenue	$22.4	$22.3	$22.5	$24.1	$25.5
Net Income	$4.6	$4.4	$4.6	$5.3	$5.8
Earnings Per Share(1)	$3.43	$3.30	$3.44	$3.92	$4.31

(1)	Earnings per share figures were calculated on a post stock-based compensation expense basis and assume approximately 1.34 billion shares of Wyeth common stock outstanding in each year, except for 2009 where it assumes 1.35 billion shares of Wyeth common stock outstanding.

In preparing the above unaudited prospective financial information, Wyeth made the following material assumptions for the period from 2009 to 2013:

•	no legislative changes affecting the U.S. pharmaceutical market;

•	no significant economic or regulatory changes to Wyeth’s key product markets;

•	no significant impact from pending litigations and patent challenges;

•	an increase of generic competition based on industry models or existing contractual arrangements;

•	exclusion of merger-related transaction costs and productivity initiatives charges;

•	no legislative changes affecting U.S. multinationals;

•	a significant decrease in interest on investments;

•	December 31, 2008 foreign currency rates were used for all years, accordingly, the impact of foreign currency volatility in 2009 has not been considered; and

•	inclusion of Project Impact savings reflecting a 10% reduction in headcount and $1.0 billion to $1.5 billion annualized cost savings when fully implemented.

No assurances can be given that these assumptions will accurately reflect future conditions. In addition, although presented with numerical specificity, the above unaudited prospective financial information reflects numerous assumptions and estimates as to future events made by Wyeth’s management that Wyeth’s management believed were reasonable at the time the unaudited prospective financial information was prepared. The above unaudited prospective financial information does not give effect to the merger. Wyeth’s stockholders are urged to review Wyeth’s most recent SEC filings for a description of Wyeth’s reported and anticipated results of operations, financial condition and capital resources during 2009, including the discussion under the caption “2009 Outlook” (which forms a part of “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) in Wyeth’s 2008 Financial Report, which is incorporated by reference into Wyeth’s Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference into this proxy statement/prospectus.

Readers of this proxy statement/prospectus are cautioned not to place undue reliance on the unaudited prospective financial information set forth above. No representation is made by Wyeth, Pfizer or any other person to any stockholder of Wyeth regarding the ultimate performance of Wyeth compared to the information included in the above unaudited prospective financial information. The inclusion of unaudited prospective financial information in this proxy statement/prospectus should not be regarded as an indication that such prospective financial information will be an accurate prediction of future events, and they should not be relied on as such.

WYETH DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE.

Pfizer Unaudited Prospective Financial Information

Pfizer does not as a matter of course make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the review of the merger, Pfizer management prepared unaudited prospective financial information on a stand-alone, pre-merger basis. Pfizer is electing to provide the unaudited prospective financial information in this proxy statement/prospectus to provide the stockholders of Wyeth access to certain non-public unaudited prospective financial information that was made available to the Pfizer board of directors, the Wyeth board of directors and Wyeth’s and Pfizer’s financial advisors in connection with the merger. The unaudited prospective financial information was not prepared with a view toward public disclosure and the inclusion of this information should not be regarded as an indication that any of Pfizer, Wyeth or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. None of Pfizer, Wyeth or their respective affiliates assumes any responsibility for the accuracy of this information.

The unaudited prospective financial information was, in general, prepared solely for internal use and is subjective in many respects and thus subject to interpretation. While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made by the management of Pfizer with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to Pfizer’s business, all of which are difficult to predict and many of which are beyond Pfizer’s control. As a result, there can be no assurance that the unaudited prospective financial information will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Wyeth’s stockholders are urged to review Pfizer’s most recent SEC filings for a description of risk factors with respect to Pfizer’s business. See “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 45 and “Where You Can Find More Information” beginning on page 247. The unaudited prospective financial information was not prepared with a view toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Pfizer’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the unaudited prospective financial information. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared.

The following table presents selected unaudited prospective financial information for the fiscal years ending 2009 through 2013, which is referred to in this proxy statement/prospectus (including in ‘‘— Opinions of Wyeth’s Financial Advisors” beginning on page 72) as the Pfizer management projections:

Pfizer Inc. Stand-Alone Data	2009	2010	2011	2012	2013
	(in billions, except per share data)

Revenues	$45.4	$49.2	$49.5	$46.2	$45.6
Adjusted income*	$14.4	$17.6	$17.8	$15.0	$14.7
Adjusted diluted earnings per share*	$2.13	$2.61	$2.63	$2.21	$2.17

Reconciliations for the unaudited prospective financial information for the fiscal years ending from 2009 through 2013 of adjusted income and adjusted diluted EPS to reported net income and reported diluted EPS are provided below:

Pfizer Inc. Stand-Alone Data	2009	2010	2011	2012	2013
	(in billions, except per share data)

Adjusted income*	$14.4	$17.6	$17.8	$15.0	$14.7
Purchase accounting impacts of transactions completed as of 12/31/08	(1.6)	(1.7)	(1.7)	(1.6)	(1.5)
Costs related to cost-reduction initiatives	(1.6)	(1.5)	(0.6)	—	—
Reported net income	$11.2	$14.4	$15.4	$13.4	$13.2

Adjusted diluted earnings per share	$2.13	$2.61	$2.63	$2.21	$2.17
Purchase accounting impacts	(.24)	(.25)	(.25)	(.24)	(.22)
Costs related to cost-reduction initiatives	(.24)	(.22)	(.09)	—	—
Reported diluted earnings per share	$1.65	$2.14	$2.29	$1.97	$1.95

Amounts may not add due to rounding.

In preparing the above unaudited prospective financial information, Pfizer made the following material assumptions for the period from 2009 to 2013:

•	product launches of existing and newly developed products in several major markets during the period;

•	an increase in generic competition for certain branded pharmaceuticals as a result of expiration or loss of patent protection based on their current patent expiration dates;

•	no material changes to Pfizer’s U.S. pharmaceutical pricing and reimbursement practices;

•	no significant legislative changes affecting the U.S. pharmaceutical market;

•	no significant economic or regulatory changes to Pfizer’s key products or markets;

•	no significant impact from pending litigations and patent challenges;

•	foreign currency rates as follows: 2009 reflects January 15, 2009 foreign exchange rates; 2010 — 2013 reflects average of 2006, 2007, and 2008 foreign exchange rates; as a result, foreign exchange has less of an impact in 2009 than in 2010 through 2013;

•	inclusion of cost reduction initiatives savings reflecting a $2 billion net decrease in Pfizer’s Adjusted total costs** implicit in Adjusted income by the end of 2011; and

•	no impacts of the effects of business-development transactions not completed as of December 31, 2008 including, but not limited to, any acquisition related financing strategies or their associated tax impacts.

No assurances can be given that these assumptions will accurately reflect future conditions. In addition, although presented with numerical specificity, the above unaudited prospective financial information reflects numerous assumptions and estimates as to future events made by Pfizer’s management that Pfizer’s management believed were reasonable at the time the unaudited prospective financial information was prepared. The above unaudited prospective financial information does not give effect to the merger. Wyeth’s stockholders are urged to review Pfizer’s most recent SEC filings for a description of Pfizer’s reported and anticipated results of operations, financial condition and capital resources during 2009, including in Pfizer’s 2008 Financial Report under the caption “Our Expectations for 2009”, which is incorporated by reference into Pfizer’s 2008 Annual Report filed on Form 10-K, which is incorporated by reference into this proxy statement/prospectus.

Readers of this proxy statement/prospectus are cautioned not to place undue reliance on the unaudited prospective financial information set forth above. No representation is made by Pfizer, Wyeth, or any other person to any stockholder of Wyeth regarding the ultimate performance of Pfizer compared to the information included in the above prospective financial information. The inclusion of unaudited prospective financial information in this proxy statement/prospectus should not be regarded as an indication that such prospective financial information will be an accurate prediction of future events nor construed as financial guidance, and they should not be relied on as such.

PFIZER DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE.

*	“Adjusted income” and “Adjusted diluted earnings per share (EPS)” are defined as reported net income and reported diluted EPS excluding purchase-accounting adjustments, acquisition-related costs, discontinued operations and certain significant items. Adjusted Cost of Sales, Adjusted SI&A expenses and Adjusted R&D expenses are income statement line items prepared on the same basis, and therefore, components of the overall adjusted income measure. As described under Adjusted Income in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer’s Form 10-K for the year ended December 31, 2008, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. Pfizer believes that investors’ understanding of Pfizer’s performance is enhanced by disclosing this measure. The adjusted income and its components and adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

**	“Adjusted total costs” represents primarily the total of Adjusted Cost of Sales*, Adjusted SI&A expenses* and Adjusted R&D expenses*.

Interests of Certain Persons in the Merger

In considering the recommendation of the Wyeth board of directors with respect to the merger agreement, stockholders should be aware that Wyeth’s directors and executive officers have interests in the merger that may be different from, or in addition to, Wyeth’s stockholders generally. The Wyeth board of directors was aware of these interests (other than those set forth under “— Retention of Wyeth Executives” below), and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to the stockholders that the merger agreement be adopted.

Appointment of Directors

The merger agreement provides that, upon completion of the merger, Pfizer will appoint to the Pfizer board of directors two members of the Wyeth board of directors who were members of the Wyeth board of directors as of the date of the merger agreement. Pfizer’s Corporate Governance Committee will review and evaluate potential candidates from the Wyeth board of directors through customary procedures to assess the independence and qualifications of such Wyeth directors. Upon completion of the Corporate Governance Committee’s evaluation, the committee will recommend nominees. Based on the recommendation of the Corporate Governance Committee and its own independent evaluation, the Pfizer board of directors will appoint two legacy Wyeth directors to the Pfizer board of directors. As of the date of this proxy statement/prospectus, no determination has been made as to the identity of the two Wyeth directors who will be appointed to the Pfizer board of directors.

Retention of Wyeth Executives

One of Pfizer’s primary objectives for the merger is to retain talented executives from both Pfizer and Wyeth to lead the combined organization. On April 7, 2009, Pfizer announced that it planned to retain several senior Wyeth executives in senior Pfizer leadership positions following consummation of the merger. G. Mikael Dolsten, M.D., Ph.D., currently President, Wyeth Research, will become President, Biotherapeutics of Pfizer and a member of Pfizer’s Executive Leadership Team. Cavan M. Redmond, currently President, Wyeth Consumer Healthcare and Animal Health Businesses, will become President, Diversified Businesses Group of Pfizer and a member of Pfizer’s Executive Leadership Team. Geno J. Germano, currently President, U.S., Pharmaceuticals and Women’s Health Care, Wyeth Pharmaceuticals, will become President, Specialty Care and Vaccines of Pfizer. Each of Dr. Dolsten, Mr. Redmond and Mr. Germano has agreed that his new employment arrangement with Pfizer will be contingent upon the closing of the merger and that his employment arrangement with Pfizer following the merger will supersede any employment arrangement he currently has with Wyeth. In connection with their employment with Pfizer following the merger, Dr. Dolsten, Mr. Redmond and Mr. Germano will receive an increased base salary, receive a sign-on bonus (payable part in cash and part in Pfizer restricted stock units), become eligible to participate in Pfizer’s Global Performance Plan and Executive Long-Term Incentive Program, receive a pension guarantee such that the combination of straight life annuity pension benefits from Pfizer and Wyeth is no less than a certain amount per year, and become eligible to receive certain other benefits, consistent with the terms applicable to similarly situated Pfizer executives. In addition, in the event that Dr. Dolsten, Mr. Redmond and Mr. Germano are required to pay any excise tax imposed by Section 4999 of the Internal Revenue Code directly related to payments in the nature of compensation as a result of the merger, they will each be entitled to receive a gross-up payment in respect of any such excise tax imposed on them individually. Further, Dr. Dolsten and Mr. Redmond will be eligible to participate in Pfizer’s Executive Severance Plan for Executive Leadership Team Members. In consideration of these new terms of employment, Dr. Dolsten, Mr. Redmond and Mr. Germano have agreed to waive any and all rights under their change of control severance agreements with Wyeth.

Effect of the Merger on Outstanding Equity Awards Under Wyeth’s Stock Incentive Plans

General

Under the terms of Wyeth’s stock incentive plans, outstanding equity awards held by Wyeth’s employees (including executive officers) and directors generally vest in full upon consummation of a change in control. The following discussion describes the specific treatment of these awards in the merger, which will constitute a change in control for purposes of the plans. These awards were granted in the ordinary course of business as part of maintaining the market competitiveness of the total compensation offered by Wyeth to its executive officers and other key employees. Each of Mr. Poussot, Dr. Kamarck, Mr. Kelly, Mr. Mahady, Mr. Portwood, Mr. Stein and Ms. Wold currently meet the eligibility requirements for retirement under Wyeth’s stock incentive plans and, as such, under the terms of such plans, absent the merger, vesting of their awards would be accelerated by retirement, with the exception of the special promotional grant of RSUs made to Mr. Poussot in January 2008, which would not vest upon retirement, and performance share unit awards, which vest upon retirement but would be paid based on future company performance.

Stock Options

Each outstanding Wyeth stock option, whether or not then vested and exercisable, will become fully vested and exercisable immediately prior to, and then will be canceled at, the effective time of the merger, and the holder of such stock option will be entitled to receive an amount in cash, without interest and less any applicable tax to be witheld, equal to:

(i) the excess, if any, of:

•	(x) the cash portion of the merger consideration, plus (y) the market value of the stock portion of the merger consideration (determined based on the volume weighted average of the price of Pfizer common stock for the five consecutive trading days ending two days prior to the effective time of the merger, as such prices are reported on the NYSE Transaction Reporting System); minus

•	the per share exercise price of such Wyeth stock option; multiplied by

(ii) the total number of shares of Wyeth common stock underlying such Wyeth stock option.

This amount will be paid in a lump sum as soon as practicable after the effective time of the merger but in no event later than ten business days following the effective time of the merger.

If the per share exercise price of any stock option is equal to or greater than the per share value of the merger consideration, then the stock option will be canceled without any payment to the stock option holder.

The following table sets forth the number of outstanding vested and unvested stock options to acquire Wyeth common stock held by Wyeth’s directors and executive officers as of May 29, 2009, and the estimated consideration that each of them will receive after the effective time of the merger in connection with the cancelation of their stock options, assuming continued employment through the effective time of the merger. The actual per share value of the merger consideration payable at the effective time of the merger may vary, and the table is based on an assumed per share value of the merger consideration of $47.96 (i.e., $33.00 per share, plus the value of 0.985 of a share of Pfizer common stock of $14.96 based on the $15.19 closing price of Pfizer’s common stock on the NYSE on May 29, 2009). Stock options with an exercise price equal to or greater than such assumed value are set forth in a separate column titled “No. of Shares Underlying Out-of-the-Money Options to Be Canceled,” as these stock options would be canceled without any payment using this assumed value.

		Weighted		Weighted
		Average		Average		No. of Shares
	No. of Shares	Exercise	No. of Shares	Exercise		Underlying
	Underlying	Price	Underlying	Price		Out-of-the-
	Unvested	of Unvested	Vested	of Vested	Total Estimated	Money
	In-the-Money	In-the-Money	In-the-Money	In-the-Money	Resulting Option	Options to Be
	Options	Options	Options	Options	Consideration	Canceled
	(#)	($)	(#)	($)	($)	(#)
Non-Employee Directors:
Robert M. Amen	—	—	—	—	—	—
Michael J. Critelli	—	—	—	—	—	—
Frances D. Fergusson, Ph.D.	—	—	4,000	$43.5700	$17,560	7,000
Victor F. Ganzi	—	—	—	—	—	7,000
Robert Langer, Sc.D.	—	—	8,000	$41.8950	$48,520	7,000
John P. Mascotte	—	—	12,000	$41.6133	$76,160	18,000
Raymond J. McGuire	—	—	—	—	—	3,500
Mary Lake Polan, M.D., Ph.D., M.P.H.	—	—	12,000	$41.6133	$76,160	18,000
Gary L. Rogers	—	—	—	—	—	7,000
John R. Torell III	—	—	12,000	$41.6133	$76,160	18,000
Executive Officers:
Timothy P. Cost	57,000	$43.2905	—	—	$266,162	—
Richard R. DeLuca, Jr.	13,334	$44.5600	50,626	$40.7442	$410,643	61,800
Mikael Dolsten, M.D., Ph.D.	52,000	$43.0800	—	—	$253,760	—
Geno J. Germano	33,334	$44.5600	102,667	$42.0650	$718,558	130,000
Thomas Hofstaetter, Ph.D.	22,500	$44.5600	106,250	$40.7478	$842,796	71,250
Michael Kamarck, Ph.D.	23,334	$44.5600	52,844	$43.2730	$327,015	137,400
John C. Kelly	26,667	$44.5600	209,833	$40.3074	$1,696,436	159,520
Andreas Krebs	11,040	$44.5600	25,188	$42.4848	$175,445	33,260
Joseph M. Mahady	92,000	$44.5600	187,000	$43.1328	$1,215,486	454,000
Gregory Norden	66,000	$44.5600	108,834	$42.7538	$791,012	205,010
Denise M. Peppard	34,667	$44.5600	25,931	$44.2314	$214,554	100,084
Charles A. Portwood	24,767	$44.5600	156,883	$41.7407	$1,059,910	200,860
Bernard Poussot	246,667	$44.5600	312,667	$43.4105	$2,261,146	782,300
Cavan M. Redmond	31,334	$44.5600	121,666	$40.8298	$974,039	115,500
Lawrence V. Stein	58,000	$44.5600	241,000	$41.4207	$1,773,171	313,200
Mary Katherine Wold	29,634	$44.5600	211,316	$40.3372	$1,711,575	164,550

Other Equity Awards

At the effective time of the merger, each of the other outstanding equity-based awards (including restricted stock, DSUs, and RSUs, including performance share unit awards) under Wyeth’s stock incentive plans will immediately vest as to 100% of any unvested portion of the outstanding award, except with respect to performance share unit awards held by certain executive officers, which awards will vest at 80% of target upon the effective time of the merger (with the remaining unvested portion being canceled without payment) and are therefore shown at 80% of target in the tables that follow.

Set forth below is the effect the merger will have on each type of outstanding unvested equity award other than stock options. This discussion does not describe the effect of the merger on shares of Wyeth common stock held outright by directors and executive officers or which have been previously earned and deferred into Wyeth’s Restricted Stock Trust, as these shares are outstanding and will be exchanged for merger consideration in the same manner as all other outstanding Wyeth shares (with the cash portion of any such merger consideration that is deposited into Wyeth’s Restricted Stock Trust to accrue interest at a designated market rate until such merger consideration (and such accrued interest) is paid as set forth under the applicable deferred payment terms).

Outstanding Equity Awards Under Wyeth’s Non-Employee Director Plans

Each share of restricted stock (including restricted stock that has been optionally deferred) and each DSU held by Wyeth’s non-employee directors under the 1994 Restricted Stock Plan for Non-Employee Directors, the 2006 Non-Employee Director Stock Incentive Plan and the 2008 Non-Employee Director Stock Incentive Plan, as applicable, will be canceled at the effective time of the merger, and the holder of each such award will be entitled to receive an amount in cash (without interest and less tax withholdings) equal to the per share value of the merger consideration in respect of each share of Wyeth common stock subject to each such award. In addition, holders of DSUs and holders of restricted stock that has been optionally deferred will also receive an amount in cash equal to any dividend equivalents then credited to the holder’s account which have not yet been converted into shares of Wyeth common stock. Any consideration paid to holders of these awards will be paid as soon as practicable after the effective time of the merger, but in no event later than ten business days following the effective time of the merger.

The following table sets forth the number of unvested shares of such restricted stock and unvested DSUs (together with any dividend equivalents) held by Wyeth’s non-employee directors as of May 29, 2009, and the estimated total consideration that each non-employee director will receive upon vesting and cancelation of such restricted stock and DSUs following the effective time of the merger, based on an assumed per share value of the merger consideration equal to $47.96 (calculated as described above):

		No. of Shares of	Estimated
		Optionally Deferred	Total Resulting
	No. of Shares of	Restricted Stock	Consideration
	Restricted Stock	and DSUs	($)

Non-Employee Directors:
Robert M. Amen	—	3,050	$146,278
Michael J. Critelli	—	3,050	$146,278
Frances D. Fergusson, Ph.D.	2,400	1,635	$193,519
Victor F. Ganzi	800	2,481	$157,357
Robert Langer, Sc.D.	—	—	—
John P. Mascotte	—	—	—
Raymond J. McGuire	—	—	—
Mary Lake Polan, M.D., Ph.D., M.P.H.	—	—	—
Gary L. Rogers	3,200	—	$153,472
John R. Torell III	—	—	—

In accordance with the 2008 Non-Employee Director Stock Incentive Plan, on the date of the meeting, each non-employee director will receive an automatic grant of DSUs for 2009. These DSUs also will be canceled and converted in the merger into the right to receive an amount in cash (without interest and less tax withholdings) equal to the per share value of the merger consideration in respect of each share of Wyeth common stock otherwise subject to such DSU.

In addition, all shares of phantom stock credited to any non-employee director’s account under the Wyeth Directors’ Deferral Plan (under which non-employee directors’ annual fees may be deferred as specified by each non-employee director into phantom Wyeth common stock or into a cash account), including any phantom stock credited to such accounts in respect of dividend equivalents on phantom Wyeth common stock, will be converted into the right to receive an amount in cash (without interest and less tax withholdings) equal to the product of (x) the per share value of the merger consideration and (y) the number of shares of phantom Wyeth common stock credited to such account, which accounts will be paid as soon as practicable after the effective time of the merger, but in no event later than ten business days following the effective time of the merger, except that certain accounts considered “grandfathered” under Section 409A of the Internal Revenue Code because they were earned or vested prior to December 31, 2004, will be paid out in accordance with the applicable payment elections of the non-employee directors and as otherwise provided under the terms of the Wyeth Directors’ Deferral Plan. These grandfathered accounts will continue to accrue deemed interest at the same rate as all other cash amounts previously credited to the non-employee directors’ accounts under this plan. The following table sets forth the estimated value of each non-employee director’s phantom stock account under the Directors’ Deferral Plan, as of May 29, 2009, assuming that the value of a share of phantom Wyeth common stock credited to each such account is equal to $47.96 (calculated as described above):

	Estimated Amount of	Estimated Amount of
	Account Balance	Account Balance Payable	Total Estimated
	Payable at Merger	after Merger	Payments
	($)	($)	($)

Non-Employee Directors:
Robert M. Amen	—	$173,046	$173,046
Michael J. Critelli	—	—	—
Frances D. Fergusson, Ph.D.	—	—	—
Victor F. Ganzi	—	$101,007	$101,007
Robert Langer, Sc.D.	—	—	—
John P. Mascotte	—	$865,929	$865,929
Raymond J. McGuire	—	—	—
Mary Lake Polan, M.D., Ph.D., M.P.H.	—	$974,519	$974,519
Gary L. Rogers	—	—	—
John R. Torell III	$877,395	—	$877,395

Amounts credited to any non-employee director’s cash account under the Wyeth Directors’ Deferral Plan will also be paid out in cash in accordance with the applicable payment schedule under the Wyeth Directors’ Deferral Plan.

Outstanding Equity Awards Under Wyeth’s Employee Stock Incentive Plans

At the effective time of the merger, in general, each outstanding RSU granted by Wyeth under any of its stock incentive plans, including each performance share unit award held by Wyeth’s employees (including executive officers), will become fully vested and then will be canceled and the holder of such vested RSUs (other than certain RSUs that constitute deferred compensation) will be entitled to receive an amount in cash (without interest and less tax withholdings) equal to the per share value of the merger consideration in respect of each share of Wyeth common stock into which the vested portion of the RSU or performance share unit award would otherwise be convertible (except that with respect to any performance share unit award which by the terms of the award agreement pursuant to which it was granted provides for a lesser percentage of such performance share unit award to become vested upon the effective time of the merger, such performance share unit award will only become vested as to such lesser percentage, with the remaining unvested portion of such awards being canceled without payment). These cash amounts will be paid out as soon as practicable after the effective time of the merger but in no event later than ten business days following the effective time of the merger in accordance with the terms of the applicable plans.

At the effective time of the merger, each 409A RSU, held by Wyeth’s employees (including the executive officers) that first becomes vested as a result of the merger will, as of the effective time of the merger, become a vested right to receive the merger consideration in respect of each share of Wyeth common stock into which such 409A RSU would otherwise be convertible. Such merger consideration will be deposited into a grantor trust. During the period in which the merger consideration remains in the grantor trust, the cash portion of the merger consideration will accrue interest at a designated market rate (as set forth in the Wyeth 2005 (409A)

Deferred Compensation Plan) and the portion of the merger consideration that is Pfizer common stock will accrue dividends in the form of additional shares of Pfizer common stock in the same amount and at the same time as dividends are paid on Pfizer common stock and all of these amounts, less any applicable taxes to be withheld, will be paid out in accordance with the applicable payment terms of the 409A RSUs.

The following table sets forth the number of the unvested outstanding RSUs, including performance share unit awards (shown at 100% or 80% of target, as applicable) (x) that will be canceled in exchange for an amount in cash equal to the per share value of the merger consideration and (y) that will be converted into the right to receive the merger consideration, in each case held by Wyeth’s executive officers as of May 29, 2009, and the respective estimated total value of such RSUs and performance share unit awards, based on an assumed per share value of the merger consideration equal to $47.96 (calculated as described above):

				Estimated
			No. of RSUs and	Total Resulting Merger
			Performance Share	Consideration to be held in Trust
	No. of RSUs and		Unit Awards to be	and Payable after the Merger
	Performance Share	Estimated	Converted into		No. of Shares of
	Unit Awards to be	Total Resulting	Merger	Cash	Pfizer Common
	Cashed Out	Consideration	Consideration	Consideration	Stock
	(#)	($)	(#)	($)	(#)

Executive Officers:
Timothy P. Cost	17,400	$834,504	—	—	—
Richard R. DeLuca, Jr.	22,210	$1,065,192	—	—	—
Mikael Dolsten, M.D., Ph.D.	82,000	$3,932,720	—	—	—
Geno J. Germano	45,672	$2,190,429	—	—	—
Thomas Hofstaetter, Ph.D.	22,500	$1,079,100	—	—	—
Michael Kamarck, Ph.D.	16,500	$791,340	8,280	$273,240	8,156
John C. Kelly	12,950	$621,082	9,710	$320,430	9,564
Andreas Krebs	22,430	$1,075,743	—	—	—
Joseph M. Mahady	89,952	$4,314,098	—	—	—
Gregory Norden	82,333	$3,948,691	—	—	—
Denise M. Peppard	39,520	$1,895,379	—	—	—
Charles A. Portwood	24,770	$1,187,969	—	—	—
Bernard Poussot	363,600	$17,438,256	—	—	—
Cavan M. Redmond	42,750	$2,050,290	—	—	—
Lawrence V. Stein	63,052	$3,023,974	—	—	—
Mary Katherine Wold	14,096	$676,044	10,570	$348,810	10,411

Wyeth 2009 Cash Long-Term Incentive Plan Awards

As part of maintaining the market competitiveness of the total compensation offered to its executives, Wyeth traditionally has made annual grants of equity-based long-term incentive awards in the spring of each year. In the case of executive officers, these awards generally have been made in the form of stock options and performance share unit awards settled in shares of Wyeth common stock. In connection with the proposed merger, Wyeth agreed, at Pfizer’s request, that in lieu of granting equity-based long-term incentive awards for 2009, Wyeth would grant long-term incentive awards settled in cash. On February 26, 2009, the Compensation and Benefits Committee of the Wyeth board of directors adopted, and the Wyeth board of directors ratified the adoption of, the Wyeth 2009 Cash Long-Term Incentive Plan (“LTIP”). The LTIP provides for the grant of cash-settled awards to eligible employees in an amount not to exceed $300 million in the aggregate.

In general, an employee who receives an award under the LTIP, subject to continued employment, will become vested as to 100% of the amount of his or her award on the third anniversary of the grant date. However, an employee will become immediately vested as to 100% of the amount of his or her award in the event that, before the third anniversary of the award grant date: (i) his or her employment is terminated by the company without cause (after the proposed merger is consummated), (ii) he or she resigns for good reason (after the proposed merger is consummated) or (iii) he or she dies or becomes disabled. Awards under the LTIP are forfeited in their entirety if an employee is terminated for cause by the company or resigns (or retires) without good reason prior to the vesting date. The definitions of “cause” and “good reason” are defined in the LTIP by reference to the definitions of those terms in the severance agreement or plan applicable to the employee at the time of any such termination. To comply with Section 409A of the Internal Revenue Code, any early payment of such award may be delayed until six months after the date of separation from service, or, if earlier, the date of death, if the executive officer is a “specified employee” (as such term is defined under such Section 409A) at the time of his or her dismissal.

The following table sets forth the amount that each of the executive officers would receive pursuant to his or her award under the LTIP if each such executive officer’s employment were to be terminated without cause immediately following the effective time of the merger:

Cash Due from
2009 LTIP Award
($)

Executive Officers:
Timothy P. Cost	$758,800
Richard R. DeLuca, Jr.	$416,000
Mikael Dolsten, M.D., Ph.D.	$3,000,100
Geno J. Germano	$1,492,500
Thomas Hofstaetter, Ph.D.	$681,200
Michael Kamarck, Ph.D.	$1,091,400
John C. Kelly	$799,800
Andreas Krebs	$890,200
Joseph M. Mahady	$3,620,300
Gregory Norden	$3,035,100
Denise M. Peppard	$1,350,000
Charles A. Portwood	$609,200
Bernard Poussot	$10,250,000
Cavan M. Redmond	$1,067,500
Lawrence V. Stein	$2,109,000
Mary Katherine Wold	$889,200

Wyeth’s Deferred Compensation Plans, Supplemental Employee Savings Plan and Tax-Qualified Savings Plan

Currently, certain participants (including certain executive officers) in Wyeth’s Deferred Compensation Plans and Supplemental Employee Savings Plan (both non-qualified retirement plans) have elected to invest a portion of their deferred compensation in a fund that tracks phantom shares of Wyeth common stock. In the merger, each of these phantom shares will be converted into phantom merger consideration, which, to the extent provided for under the terms of these plans, will become eligible to be reinvested in other phantom investment options provided for under these plans, and all amounts payable under these plans will be paid to participants in accordance with the applicable payment terms. In addition, in the merger, any right to receive a share of Wyeth common stock outstanding under the Wyeth Management Incentive Plan will be converted into the right to receive the merger consideration, to be paid to participants in the plan in accordance with and subject to the terms of the plan.

Additionally, as of the closing of the merger, all of Wyeth’s employees (including its executive officers) who participate in its defined contribution plans (401(k) plan and Supplemental Employee Savings Plan) will become fully vested (to the extent not already vested) in all employer matching contributions made to their accounts under these plans.

Change in Control Severance Agreements

Wyeth has entered into change in control severance agreements with each of its executive officers. These change in control severance agreements provide Wyeth executive officers with a one-time, lump-sum cash severance payment, as well as other benefits, in the event their employment is involuntarily terminated without cause or they resign for good reason within three years of the occurrence of a change in control of Wyeth (which would be triggered by the merger), as discussed under “Chapter 2: The Wyeth Annual Meeting — Executive Compensation — Potential Payments upon Termination or Change in Control — Change in Control

Severance Agreements” beginning on page 223. Under the current change in control severance agreements, which we sometimes refer to in this proxy statement/prospectus as the 2006 change in control severance agreements, an executive officer terminating employment under qualifying circumstances during the three years following the merger would receive the following:

•	A lump-sum cash severance payment equal to three times the sum of (x) the executive officer’s annual base salary as in effect at the change in control (or if increased thereafter, as in effect at such time) and (y) the average of the executive officer’s three highest bonuses over the prior five years, or if the executive officer has less than three years of bonus history, the average of the actual years (the “Bonus amount”); if however, the executive officer has not been awarded one full-year’s bonus (i.e., in the case of Dr. Dolsten and Mr. Cost), then the executive’s Bonus amount would be equal to 100% of base salary; and

•	A lump-sum cash payment equal to the pro rata portion of the Bonus amount for the year in which the executive officer’s employment terminates.

An executive officer also would be entitled to the following additional benefits pursuant to the change in control severance agreements in the event his or her employment terminates under qualifying circumstances following a change in control:

•	On the date of termination, the executive officer would be given three additional years of credit for age and service for purposes of calculating the pension benefit to which he or she is entitled under the Wyeth Retirement Plan — U.S., Supplemental Executive Retirement Plan and, if applicable, Executive Retirement Plan and assuming, in calculating the benefit, that the executive earned annually during the three additional years of service, the same compensation (base salary and bonus) the executive earned in the 12 months preceding the termination date or, if greater, in the 12 months preceding the change in control. Further, this benefit would be determined without any reduction for the receipt of benefits prior to the normal retirement age of 65 or age 60, as applicable, provided that this eligibility for an unreduced pension payable at age 55 is achieved only if, at the executive’s termination, the sum of the executive officer’s age and years of service equals or exceeds 60, after adding three years to both service and age. Assuming a qualifying termination of employment immediately following completion of the merger, all of the executive officers other than Mr. Cost and Dr. Dolsten would be eligible for the unreduced pension, in all cases commencing not earlier than age 55.

•	If, at the time of termination, either (1) the executive officer is age 50 or older on the termination date, or (2) the sum of the executive officer’s age and years of service equals or exceeds 60, after adding three years to both service and age, the executive officer would be entitled to retiree medical coverage. Retiree medical coverage begins after the completion of the executive’s three years of benefit continuation described below. Assuming a qualifying termination of employment immediately following completion of the merger, all of the executive officers would become entitled to retiree medical coverage pursuant to the change in control severance agreements, except Messrs. Poussot, Mahady and Stein, who are already entitled to these benefits on any termination by virtue of their age and years of service.

•	For three years from the date of termination, the executive officer would be given continued coverage under Wyeth’s health and welfare benefit plans (but excluding Wyeth’s disability plans) in which the executive officer was participating immediately prior to the termination. However, if welfare benefits are provided by a subsequent employer, Wyeth’s obligation to provide these benefits will terminate.

•	The executive officer would be entitled to a one-time cash payment equal to $60,000, in lieu of the continuation of any fringe benefits.

•	The executive officer would be provided with outplacement or executive officer recruiting services at a cost to Wyeth of no more than 10% of the executive officer’s base salary (but in no event exceeding $25,000) and payment by Wyeth of all legal fees and expenses reasonably incurred by the executive officer, if any, in enforcing the agreement. Because legal fees are purely speculative, these fees have not been displayed in the table following this discussion.

In addition, if any RSUs or stock options are terminated or forfeited upon or following the termination of the executive officer’s employment under the terms of any plan (which is not expected to occur in the case of any qualifying termination of employment immediately following completion of the merger), the executive officer would receive for any terminated or forfeited RSUs or stock options an amount equal to the total of:

•	the cashout value (as defined in the change in control severance agreements) of all the shares covered by the RSUs forfeited (with units converted to shares based on the target awards); and

•	the excess of (x) the cashout value of all the shares subject to stock options that were forfeited over (y) the aggregate exercise price of the shares subject to the forfeited stock options.

To comply with Section 409A of the Internal Revenue Code, to the extent the severance and other benefits under the change in control severance agreements are deemed to provide a deferral of compensation under Section 409A and the executive officer is a “specified employee” (as such term is defined under Section 409A) at the time of his or her dismissal, no payments or benefits would be provided until six months after the date of separation from service, or, if earlier, the date of death, at which point Wyeth would be required to make a one-time, lump-sum cash payment of the delayed amounts plus interest.

Section 4999 of the Internal Revenue Code generally imposes a 20% excise tax on an executive officer on certain payments made to him or her in connection with a change in control. This excise tax is imposed upon payments and benefits paid to the executive officer that are contingent upon a change in control transaction, which would include payments and benefits under Wyeth’s change in control severance agreements as well as pursuant to the terms of Wyeth’s stock incentive plans. The change in control severance agreements generally provide that Wyeth will put its executive officers in the same after-tax position that they would have been in but for the imposition of this excise tax (each executive officer otherwise remains responsible for his or her own income taxes). In the event that any payments made in connection with a change in control are subjected to the excise tax, Wyeth would be obligated to “gross-up” an executive officer’s payments for all of these excise taxes plus any federal, state and local income tax applicable to the excise tax “gross-up” and for penalties and applicable interest only if payments (net after tax) exceed 110% of the executive officer’s so-called “safe-harbor amount” (which is generally three times the historical W-2 compensation). If payments are between 100% and 110% of the safe-harbor amount, the executive officer would be cut back to $1.00 below the safe harbor amount, and Wyeth would not have a “gross-up” obligation.

The following table sets forth the estimated amount of payments and the value of benefits that each executive officer (each of whom has entered into a change in control severance agreement) would receive in the event of a qualifying termination of his or her employment immediately following completion of the merger and assuming the merger occurs on September 30, 2009, together with an estimate of the “gross-up” payments for excise and related taxes to be paid by Wyeth:

		Cash					Estimated
		Incentive		Incremental			“Gross-up”
	Cash	Award	Incremental	Health and		Aggregate	for Excise
	Severance	(i.e., 2009	Pension	Welfare		Value	and Related
	Benefit	Bonus)	Benefits	Benefits	Perquisites	to Executive	Taxes
Executive Officers:
Timothy P. Cost	$2,940,000	$367,500	$457,606	$229,383	$85,000	$4,079,489	$2,357,894
Richard R. DeLuca, Jr.	$1,907,967	$188,242	$2,568,839	$240,524	$85,000	$4,990,572	$2,785,805
Mikael Dolsten, M.D., Ph.D.	$4,740,000	$592,500	$731,897	$231,461	$85,000	$6,380,858	$5,663,856
Geno J. Germano	$3,122,924	$371,231	$5,433,688	$236,286	$85,000	$9,249,129	$5,045,724
Thomas Hofstaetter, Ph.D.	$2,719,710	$321,300	$770,479	$155,484	$85,000	$4,051,973	$2,303,565
Michael Kamarck, Ph.D.	$2,943,478	$342,120	$1,703,211	$189,214	$85,000	$5,263,023	$2,478,707
John C. Kelly	$3,171,800	$395,450	$783,029	$103,503	$85,000	$4,538,782	$2,583,188
Andreas Krebs	$2,968,445	$325,111	$1,188,101	$223,848	$85,000	$4,790,505	$2,506,727
Joseph M. Mahady	$6,277,000	$847,750	$4,495,627	$6,390	$85,000	$11,711,767	$7,443,829
Gregory Norden	$4,820,100	$567,525	$8,685,499	$231,356	$85,000	$14,389,480	$10,029,613
Denise M. Peppard	$2,486,800	$284,200	$2,761,542	$211,910	$85,000	$5,829,452	$3,571,503
Charles A. Portwood	$3,077,640	$375,660	$1,180,001	$178,387	$85,000	$4,896,688	$2,268,266
Bernard Poussot	$11,100,000	$1,612,500	$11,501,498	$7,872	$85,000	$24,306,870	$18,114,398
Cavan M. Redmond	$2,817,830	$321,958	$2,940,350	$236,195	$85,000	$6,401,333	$3,584,017
Lawrence V. Stein	$5,052,000	$698,250	$2,179,692	$4,284	$85,000	$8,019,226	$4,999,619
Mary Katherine Wold	$3,540,960	$410,490	$2,356,034	$179,475	$85,000	$6,571,959	$3,599,580

The foregoing estimates (particularly the “gross-up” for excise and related taxes) are based on a number of assumptions, including individual effective tax rates. Facts and circumstances at the time of any change in control transaction and termination thereafter as well as changes in the applicable executive officer’s compensation history preceding such a transaction could materially impact whether and to what extent the excise tax will be imposed and therefore the amount of any potential gross-up. Amounts shown in the above table represent the estimated incremental pension benefits associated with termination following a change in control. Specifically, the amounts shown represent the incremental increase under the agreements (from a retirement absent a change in control) in the lump-sum value of benefits based on a retirement following a change in control for executive officers who are age 55 or older and the incremental increase in the present value of the lump-sum value payable at age 55 for executive officers who are not yet age 55 (using the interest rate for determining lump sums as in effect for the second quarter of 2009).

Indemnification and Insurance of Wyeth Directors and Executive Officers

Prior to the effective time of the merger, Wyeth will, and if Wyeth is unable to, Pfizer will cause the surviving corporation to, obtain and fully pay for “tail” prepaid insurance policies with a claims period of at least six years from and after the effective time of the merger from an insurance carrier with the same or better credit rating as Wyeth’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary insurance (collectively referred to as “D&O Insurance”), for all past or present directors, officers or employees of Wyeth and its subsidiaries (in all of their capacities) and all fiduciaries under any Wyeth benefit plans (collectively referred to as the “Indemnified Parties”), with terms, conditions, retentions and levels of coverage at least as favorable as Wyeth’s existing D&O Insurance with respect to matters existing or occurring prior to the effective time of the merger (including with respect to acts or omissions occurring in connection with the merger agreement and the consummation of the transactions contemplated thereby). If such “tail” prepaid insurance policies have been obtained, Pfizer will, and will cause the surviving corporation after the effective time of the merger to, maintain such policies in full force and effect, for their full term, and to continue to honor its respective obligations thereunder.

If Wyeth and the surviving corporation for any reason fail to obtain such “tail” prepaid insurance policies as of the effective time of the merger, the surviving corporation will, and Pfizer will cause the surviving corporation to, continue to maintain in effect the current D&O Insurance, at no expense to the beneficiaries, for a period of at least six years from and after the effective time of the merger. However, Pfizer (or any successor) may substitute therefor policies of at least the same terms, conditions, retentions and levels of coverage and amounts which are, in the aggregate, as favorable to the Indemnified Parties as provided in the existing policies as of the date of the merger agreement. If such insurance is unavailable, the surviving corporation will, and Pfizer will cause the surviving corporation to, purchase the best available D&O Insurance for such six-year period from an insurance carrier with the same or better credit rating as Wyeth’s current insurance carrier with respect to Wyeth’s existing D&O Insurance with terms, conditions, retentions and with levels of coverage at least as favorable as provided in Wyeth’s existing policies as of the date of the merger agreement with respect to claims, actions, suits, proceedings or investigations, whether civil, criminal, administrative or investigative, arising out of or pertaining to facts or events that occurred prior to, at or after the effective time of the merger (including with respect to acts or omissions occurring in connection with the merger agreement and the consummation of the transactions contemplated thereby). However, neither Pfizer nor the surviving corporation is required to expend annually in excess of 300% of the annual premiums currently paid by Wyeth for such coverage; and, to the extent that the annual premiums of such coverage exceed that amount, the surviving corporation is required to use all reasonable efforts to cause to be maintained the maximum amount of coverage as is available for 300% of such annual premium.

From and after the effective time of the merger, Pfizer will, and will cause the surviving corporation to indemnify, defend and hold harmless all Indemnified Parties against any costs, expenses (including attorneys’ fees and expenses and disbursements), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, employee or fiduciary of Wyeth or any of its subsidiaries or a fiduciary under any Wyeth benefit plan, or is or was serving at the request of Wyeth or any of its subsidiaries as a director, officer or employee of any other corporation, limited liability company, partnership, joint venture, trust or other business or non-profit enterprise (including an employee benefit plan), whether asserted or claimed prior to, at or after the effective time of the merger (including with respect to acts or omissions occurring in connection with the merger agreement and the consummation of the transactions contemplated thereby), and provide advancement of expenses to the Indemnified Parties (within ten days of receipt by Pfizer or the surviving corporation from an Indemnified Party of a request therefor), in all such cases to the same extent that such persons are indemnified or have the right to advancement of expenses as of the date of the merger agreement by Wyeth under the certificate of incorporation, bylaws and indemnification agreements, if any, of Wyeth or any of its subsidiaries. In the event of any claim, action, suit, hearing, proceeding or investigation, whether civil, criminal or administrative, Pfizer will, and will cause the surviving corporation to (x) not settle, compromise or consent to the entry of any judgment in such proceeding or threatened claim, action, suit, hearing, proceeding or investigation (and in which indemnification could be sought by an Indemnified Party), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action, suit, hearing, proceeding or investigation or such Indemnified Party otherwise consents in writing, and (y) cooperate in the defense of such matter.

Additionally, to the fullest extent permitted by applicable law, Pfizer will, and will cause the surviving corporation to, include and cause to be maintained in effect in the surviving corporation’s (or any successor’s) certificate of incorporation and bylaws for a period of six years after the effective time of the merger, the current provisions contained in the certificate of incorporation and bylaws of Wyeth regarding elimination of liability of directors, and indemnification of and advancement of expenses to directors, officers and employees of Wyeth.

The rights of the Indemnified Parties under the merger agreement are in addition to any rights such Indemnified Parties may have under the certificate of incorporation or bylaws of Wyeth or any of its subsidiaries, or under any applicable contracts or laws. The rights of the Indemnified Parties under the merger agreement are intended to be for the benefit of, and may be enforced by, the Indemnified Parties.

The obligations of Pfizer and the surviving corporation to the Indemnified Parties under the merger agreement shall not be terminated, amended or modified in any manner so as to adversely affect the Indemnified Parties (including their successors, heirs and legal representatives).

Board of Directors of Pfizer Following Completion of the Merger

Upon completion of the merger, the Pfizer board of directors is expected to be composed of 16 members. In addition to the individuals serving on the Pfizer board of directors at the effective time of the merger, two members of the Wyeth board of directors that were members of the Wyeth board of directors as of the date of the merger agreement will be appointed to the Pfizer board of directors. Pfizer’s Corporate Governance Committee will review and evaluate potential candidates from the Wyeth board of directors through customary procedures to assess the independence and qualifications of such Wyeth directors. Upon completion of the Corporate Governance Committee’s evaluation, the committee will recommend nominees. Based on the recommendation of the Corporate Governance Committee and its own independent evaluation, the Pfizer board of directors will appoint two legacy Wyeth directors to the Pfizer board of directors. The remaining directors of Wyeth will resign as of the effective time of the merger. As of the date of this proxy statement/prospectus, no determination has been made as to the identity of the two Wyeth directors who will be appointed to the Pfizer board of directors.

Information about the current Pfizer directors and executive officers can be found in the documents listed under the heading “Where You Can Find More Information” beginning on page 247.

Pfizer’s Dividend Policy

Pfizer currently pays a quarterly dividend on its common stock and last paid dividends on June 2, 2009, of $0.16 per share. In January 2009, Pfizer announced that it would reduce its quarterly dividend per share to $0.16, effective with the dividend to be paid in the second quarter of 2009. Under the terms of the merger agreement, during the period before the closing of the merger Pfizer is prohibited from paying any dividends other than its regular quarterly dividends at the current rate, which is not to exceed $0.16 per share.

Manner and Procedure for Exchanging Shares of Wyeth Stock; No Fractional Shares

The conversion of Wyeth common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. The conversion, if necessary, of Wyeth $2 Convertible Preferred Stock (to the extent not redeemed prior to the effective time of the merger) into the right to receive Pfizer $2 Convertible Preferred Stock will occur automatically at the effective time of the merger. However, on April 23, 2009, Wyeth announced that, pursuant to a request from Pfizer made in accordance with the terms and conditions of the merger agreement, Wyeth will redeem all of its outstanding Wyeth $2 Convertible Preferred Stock, effective on July 15, 2009. Therefore, it is expected that there will not be any shares of Wyeth $2 Convertible Preferred Stock outstanding at the effective time of the merger. In such case, Pfizer will not create or issue a new series of preferred stock in connection with the merger.

Prior to the completion of the merger, Pfizer will select a commercial bank or trust company reasonably acceptable to Wyeth to act as the exchange agent, for the purpose of exchanging certificates or book entry shares representing Wyeth shares for the merger consideration and to perform other duties as explained in the merger agreement. Simultaneously with or prior to the effective time of the merger, Pfizer will deposit or cause to be deposited with such exchange agent a cash amount in immediately available funds sufficient to pay the aggregate cash portion of the merger consideration and book-entry shares (or certificates if requested) of Pfizer common stock and Pfizer $2 Convertible Preferred Stock representing the aggregate stock portion of the merger consideration, in each case, payable to Wyeth’s stockholders. If you hold your own shares of Wyeth common stock in certificated form, promptly after the effective time of the merger, and in no event later than the fifth business day following the effective time of the merger, the exchange agent will mail you a letter of transmittal which will contain instructions on how to surrender your shares of Wyeth common stock in exchange for the merger consideration (and, if necessary, your shares of Wyeth $2 Convertible Preferred Stock in exchange for Pfizer $2 Convertible Preferred Stock). The exchange agent will pay you the merger consideration to which you are entitled after you have provided to the exchange agent your signed letter of transmittal, surrendered your stock and provided any other items specified by the letter of transmittal. You should not submit your Wyeth stock certificates for exchange until you receive the transmittal instructions and a form of letter of transmittal from the exchange agent. Holders of book-entry shares will automatically receive the merger consideration and will not be required to deliver a certificate or an executed letter of transmittal to the exchange agent. Except as described above, interest will not be paid or accrue in respect of the merger consideration. Merger consideration paid to you will be reduced by any applicable taxes.

In the event of a transfer of ownership of Wyeth common stock or Wyeth $2 Convertible Preferred Stock that is not registered in Wyeth’s transfer agent’s records, payment of the merger consideration as described above will be made to a person other than the person in whose name the certificate so surrendered is registered only if the certificate is properly endorsed or otherwise is in proper form for transfer; and the person requesting the exchange must pay any transfer or other taxes required by reason of the payment of the merger consideration to such other person.

Wyeth stockholders will not receive any fractional shares of Pfizer common stock pursuant to the merger. Instead of any fractional shares, stockholders will be paid an amount in cash for such fraction of a share calculated by multiplying (A) the fractional share interest to which such holder (after taking into account all shares of Wyeth’s common stock surrendered by such holder) would otherwise be entitled by (B) the volume weighted average price of Pfizer common stock for the five consecutive trading days ending two days prior to the effective time of the merger, as such prices are reported on the NYSE Transaction Reporting System.

Additionally, one year after the effective time of the merger, the exchange agent will deliver to Pfizer all cash and shares of Pfizer common stock remaining in the exchange fund administered by the exchange agent that have not been distributed to holders of Wyeth shares. Thereafter, Wyeth stockholders must look only to Pfizer, and Pfizer will remain liable, for payment of the merger consideration on their shares of Wyeth common stock. Any portion of the exchange fund administered by the exchange agent remaining unclaimed by holders of shares of Wyeth common stock five years after the effective time of the merger (or immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental authority) will, to the extent permitted by applicable law, become the property of the surviving corporation.

Regulatory Approvals Required for the Merger

Pfizer and Wyeth have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement. These approvals include approval under, or notices pursuant to, the HSR Act, the EC Merger Regulation, the China anti-monopoly law and the applicable antitrust regulatory laws in Australia and Canada. In using its reasonable best efforts to obtain the required regulatory approvals, Pfizer may be obligated to sell, divest or dispose of certain of its assets or businesses (which may include the sale, divestiture or disposition of assets or businesses of the surviving corporation at or following the effective time of the merger) or take other action to avoid the commencement of any action to prohibit any of the transactions contemplated by the merger agreement, or if already commenced, to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any action so as to enable the closing of the merger to occur. However, Pfizer will not be required to propose, negotiate, commit to or effect any sale, divestiture or disposition of assets or business of Wyeth or its subsidiaries or Pfizer or its subsidiaries or offer to take any such action where such action, sale, divestiture or disposition, individually or in the aggregate, would be of assets or a business of Wyeth or its subsidiaries or Pfizer or its subsidiaries that would result in the one year loss of net sales revenues (measured by net 2008 sales revenue) in excess of $3 billion.

Department of Justice, Federal Trade Commission and Other United States Antitrust Authorities.  The merger is subject to the HSR Act. The HSR Act and related rules prohibit the completion of transactions such as the merger unless the parties notify the Federal Trade Commission, or the FTC, and the Antitrust Division of the Department of Justice, or the DOJ, in advance. Pfizer and Wyeth filed the required HSR notification and report form on March 4, 2009. The HSR Act further provides that a transaction or portion of a transaction that is notifiable under the Act, such as the merger, may not be consummated until the expiration of a 30 calendar-day waiting period, or the early termination of that waiting period, following the parties’ filing of their respective

HSR Act notification forms. However, because the FTC issued a Request for Additional Information and Documentary Material (“Second Request”) to the parties on April 3, 2009, prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after both parties have substantially complied with the Second Request, unless the waiting period is terminated earlier or extended with the consent of the parties.

At any time before or after the acquisition is completed, either the DOJ or FTC could take action under the antitrust laws in opposition to the merger, including seeking to enjoin the acquisition or seeking divestiture of substantial assets of Pfizer or Wyeth or their subsidiaries. Private parties also may seek to take legal action under the antitrust laws under some circumstances. Based upon an examination of information available relating to the businesses in which the companies are engaged, Pfizer and Wyeth believe that the merger will receive the necessary regulatory clearance. However, Pfizer and Wyeth can give no assurance that a challenge to the merger on antitrust grounds will not be made, or, if such a challenge is made, that Pfizer and Wyeth will prevail.

In addition, the merger may be reviewed by the attorneys general in the various states in which Pfizer and Wyeth operate. These authorities may claim that there is authority, under the applicable state and federal antitrust laws and regulations, to investigate and/or disapprove of the merger under the circumstances and based upon the review set forth in applicable state laws and regulations. There can be no assurance that one or more state attorneys general will not attempt to file an antitrust action to challenge the merger.

European Union.  Both Pfizer and Wyeth sell products to customers based in the European Union. The EC Merger Regulation (Regulation 139 of 2004) requires notification of and approval by the European Commission of mergers or acquisitions involving parties with worldwide sales and European Union sales exceeding given thresholds. Pfizer and Wyeth filed a formal notification of the merger with the European Commission on May 29, 2009. The European Commission has 25 business days after receipt of such formal notification, which period may be extended by the European Commission in certain circumstances, to issue its decision regarding the merger.

Other Non-U.S. Approvals to be Obtained.  Approvals of the merger under the China anti-monopoly law and by the antitrust regulators in Australia and Canada also are a condition to the merger agreement. Although not a condition to closing, Pfizer and Wyeth have agreed to use their reasonable best efforts to make necessary registrations, declarations, notices and filings in additional jurisdictions (see “The Merger Agreement — Agreement to Use Reasonable Best Efforts” beginning on page 130).

Timing.  Pfizer and Wyeth cannot assure you that all of the regulatory approvals described above will be obtained and, if obtained, Pfizer and Wyeth cannot assure you as to the timing of any approvals, the ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. Pfizer and Wyeth also cannot assure you that the DOJ, the FTC or any state attorney general will not attempt to challenge the merger on antitrust grounds, and, if such a challenge is made, Pfizer and Wyeth cannot assure you as to its result.

Pfizer and Wyeth are not aware of any material governmental approvals or actions that are required for completion of the merger other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Merger Expenses, Fees and Costs

Generally, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses. Pursuant to the merger agreement, however, termination fees are payable by Pfizer and Wyeth if the merger agreement is terminated under certain circumstances (and, in the case of termination fees that may be payable by Wyeth, such fees may include, in specified circumstances, reimbursement of actual expenses incurred by Pfizer in connection with the merger of up to $700 million) (see “The Merger Agreement — Expenses and Fees” beginning on page 144).

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion sets forth the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of (1) Wyeth common stock that exchange their Wyeth common stock for Pfizer common stock and cash and/or (2) Wyeth $2 Convertible Preferred Stock that exchange their Wyeth $2 Convertible Preferred Stock (together with Wyeth common stock, “Wyeth stock”) for Pfizer $2 Convertible Preferred Stock. It is expected that there will not be any shares of Wyeth $2 Convertible Preferred Stock outstanding at the effective time of the merger as Wyeth has announced that such shares will be redeemed effective July 15, 2009.

This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to income tax. This discussion is based upon the Internal Revenue Code, the Treasury regulations promulgated under the Internal Revenue Code and court and administrative rulings and decisions, all as in effect on the date of this proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those holders of Wyeth stock that hold their shares as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders of Wyeth stock in light of their particular circumstances or that may be applicable to them if they are subject to special treatment under the U.S. federal income tax laws, including, without limitation:

•	a bank or other financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity;

•	an insurance company;

•	a mutual fund;

•	a regulated investment company or real estate investment trust;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of Wyeth stock subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	a holder of Wyeth stock that received such Wyeth shares through the exercise of an employee stock option, pursuant to a tax qualified retirement plan or otherwise as compensation;

•	a person that is not a U.S. holder (as defined below);

•	a person that has a functional currency other than the U.S. dollar;

•	a holder of Wyeth stock that holds such Wyeth shares as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or

•	a U.S. expatriate.

The determination of the actual tax consequences of the merger to a holder of Wyeth stock will depend on the holder’s specific situation. Holders of Wyeth stock should consult their own tax advisors as to the tax consequences of the merger in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Wyeth stock that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) a trust if (x) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (y) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person, or (4) an estate that is subject to U.S. federal income tax on its income regardless of its source.

The U.S. federal income tax consequences of the merger to a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds Wyeth stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Wyeth stock should consult their own tax advisors.

Consequences of the Merger Generally

The receipt of Pfizer common stock and cash and/or Pfizer $2 Convertible Preferred Stock (which would only be issued if the Wyeth $2 Convertible Preferred Stock is not redeemed prior to the effective time of the merger) in exchange for Wyeth stock in the merger generally will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder of Wyeth stock who receives Pfizer common stock and cash and/or Pfizer $2 Convertible Preferred Stock in the merger generally will recognize capital gain or loss equal to the difference, if any, between (1) the sum of the fair market value of Pfizer common stock and cash, including any cash received in lieu of fractional shares of Pfizer common stock, and/or Pfizer $2 Convertible Preferred Stock received in the merger, and (2) such holder’s adjusted tax basis in its Wyeth stock exchanged therefor. Gain or loss and holding period will be determined separately for each block of Wyeth stock, i.e., shares acquired at the same cost in a single transaction, exchanged in the merger. Any capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for its Wyeth stock is more than one year at the time of the merger. Currently, long-term capital gain for non-corporate taxpayers is taxed at a maximum federal income tax rate of 15%. If the U.S. holder has held its Wyeth stock for one year or less at the time of the merger, any capital gain or loss will be short-term capital gain or loss. The deductibility of capital losses is subject to certain limitations. A U.S. holder’s aggregate tax basis in its Pfizer common stock and/or Pfizer $2 Convertible Preferred Stock received in the merger will equal the fair market value of such stock at the effective time of the merger, and the holder’s holding period for such stock will begin on the day after the merger.

Dissenting Stockholders

A U.S. holder who exercises appraisal rights with respect to the merger will recognize capital gain or loss equal to the difference, if any, between the cash received via appraisal and such holder’s adjusted tax basis in its Wyeth stock with respect to which the appraisal rights were exercised. This capital gain or loss will be long-term or short-term capital gain or loss depending upon the holder’s holding period for its Wyeth stock with respect to which the appraisal rights were exercised, as described in the immediately preceding paragraph. For more details regarding appraisal rights with respect to the merger, see “— Appraisal Rights” beginning on page 114.

Information Reporting and Backup Withholding

Information reporting and backup withholding may apply to payments made in connection with the merger. Backup withholding will not apply, however, to a holder of Wyeth stock who (1) furnishes a correct taxpayer identification number (“TIN”), certifies that such holder is not subject to backup withholding on the substitute Form W-9 (or appropriate successor form) included in the letter of transmittal that such holder will receive, and otherwise complies with all applicable requirements of the backup withholding rules; or (2) provides proof that such holder is otherwise exempt from backup withholding. Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the Internal Revenue Service in a timely manner. The Internal Revenue Service may impose a penalty upon any taxpayer that fails to provide the correct TIN.

This summary of the material U.S. federal income tax consequences of the merger to holders of Wyeth stock is for general information only and is not tax advice. The determination of the actual tax consequences of the merger to a holder of Wyeth stock will depend on the holder’s specific situation. Holders of Wyeth stock should consult their own tax advisors as to the tax consequences of the merger in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

Appraisal Rights

In connection with the merger, record holders of Wyeth common stock who comply with the procedures summarized below will be entitled to appraisal rights if the merger is completed. Under Delaware law, record holders of Wyeth’s $2 Convertible Preferred Stock are not entitled to appraisal rights in connection with the merger; however, if such a holder becomes a record holder of Wyeth common stock upon the conversion of Wyeth $2 Convertible Preferred Stock, such holder will be entitled to appraisal rights with respect to such common stock so long as the holder complies with the statutory requirements for exercising appraisal rights. Under Section 262 of the DGCL (which is referred to as Section 262), as a result of completion of the merger, holders of shares of Wyeth common stock, with respect to which appraisal rights are properly demanded and perfected and not withdrawn or lost, are entitled, in lieu of receiving the merger consideration, to have the “fair value” of their shares at the effective time of the merger (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to them in cash by complying with the provisions of Section 262. Wyeth is required to send a notice to that effect to each stockholder not less than 20 days prior to the meeting. This proxy statement/prospectus constitutes that notice to you.

Stockholders of record who desire to exercise their appraisal rights must satisfy all of the following conditions.

A stockholder who desires to exercise appraisal rights must (a) not vote in favor of the adoption of the merger agreement and (b) deliver a written demand for appraisal of the stockholder’s shares to the Corporate Secretary of Wyeth before the vote on the merger agreement at the meeting.

A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as the stockholder’s name appears on the certificates representing shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by all joint owners. An authorized agent, including an agent of two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose that, in exercising the demand, the agent is acting as agent for the record owner. In addition, the stockholder must continuously hold the shares of record from the date of making the demand through the effective time of the merger.

A record owner, such as a broker, who holds shares as a nominee for others may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which the holder is the record owner. In that case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares outstanding in the name of the record owner.

Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the vote on the adoption of the merger agreement at the meeting. A holder of shares held in “street name” who desires appraisal rights with respect to those shares must take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record owner of the shares. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depositary, such as Cede & Co., The Depository Trust Company’s nominee. Any holder of shares desiring appraisal rights with respect to such shares who held such shares through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder. The stockholder should instruct such firm, bank or institution that the demand for appraisal must be made by the record holder of the shares, which might be the nominee of a central security depositary if the shares have been so deposited.

As required by Section 262, a demand for appraisal must be in writing and must reasonably inform Wyeth of the identity of the record holder (which might be a nominee as described above) and of such holder’s intention to seek appraisal of such shares.

Stockholders of record who elect to demand appraisal of their shares must mail or deliver their written demand to: Wyeth, Five Giralda Farms, Madison, New Jersey 07940, Attention: Corporate Secretary. The written demand for appraisal should specify the stockholder’s name and mailing address, the number of shares owned, and that the stockholder is demanding appraisal of his, her or its shares. The written demand must be received by Wyeth prior to the meeting. Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will alone suffice to constitute a written demand for appraisal within the meaning of Section 262. In addition, the stockholder must not vote its shares of common stock in favor of adoption of the merger agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of adoption of the merger agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement.

Within 120 days after the effective time of the merger, either the surviving corporation in the merger or any stockholder who has timely and properly demanded appraisal of such stockholder’s shares and who has complied with the requirements of Section 262 and is otherwise entitled to appraisal rights, or any beneficial owner of the stock for which a demand for appraisal has been properly made, may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of all stockholders who have properly demanded appraisal. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and thereafter will appraise the shares owned by those stockholders, determining the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest to be paid, if any, upon the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharges) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., et al., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that in making this determination of fair value the court must consider “market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of merger which throw any light on future prospects of the merged corporation.” The Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” However, the Delaware Supreme Court noted that Section 262 provides that fair value is to be determined “exclusive of any element of value arising from the accomplishment or expectation of the merger.”

Stockholders considering seeking appraisal should bear in mind that the fair value of their shares determined under Section 262 could be more than, the same as, or less than the merger consideration they are entitled to receive pursuant to the merger agreement if they do not seek appraisal of their shares, and that opinions of investment banking firms as to the fairness from a financial point of view of the consideration payable in a transaction are not opinions as to, and do not address, fair value under Section 262.

The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and charged upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a stockholder seeking appraisal rights, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by such stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination of assessment, each party bears its own expenses.

Except as explained in the last sentence of this paragraph, at any time within 60 days after the effective time of the merger, any stockholder who has demanded appraisal and who has not commenced an appraisal proceeding or joined that proceeding as a named party, shall have the right to withdraw such stockholder’s demand for appraisal and to accept the cash and Pfizer common stock to which the stockholder is entitled pursuant to the merger. After this period, the stockholder may withdraw such stockholder’s demand for appraisal only with the consent of the surviving corporation. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time of the merger, stockholders’ rights to appraisal shall cease and all stockholders shall be entitled only to receive the merger consideration as provided for in the merger agreement. Inasmuch as the parties to the merger agreement have no obligation to file such a petition, and have no present intention to do so, any stockholder who desires that such petition be filed is advised to file it on a timely basis. No petition timely filed in the Delaware Court of Chancery demanding appraisal shall be dismissed as to any stockholders without the approval of the Delaware Court of Chancery, and that approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

The foregoing is a brief summary of Section 262 that sets forth the procedures for demanding statutory appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262, a copy of the text of which is attached hereto as Annex D. Failure to comply with all the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights.

Restrictions on Sales of Shares by Certain Affiliates

The shares of Pfizer common stock to be issued in connection with the merger will be freely transferable under the U.S. Securities Act of 1933, as amended, or the Securities Act, except for shares issued to any stockholder who may be deemed to be an “affiliate” of Pfizer for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or under the common control with Pfizer and may include the executive officers, directors and significant stockholders of Pfizer.

Stock Exchange Listing of Pfizer Stock and Delisting and Deregistration of Wyeth Stock

Application will be made to have the shares of Pfizer common stock and, if necessary, Pfizer $2 Convertible Preferred Stock to be issued in the merger approved for listing on the NYSE, where Pfizer common stock currently is traded. If the merger is consummated, Wyeth common stock and Wyeth $2 Convertible Preferred Stock will no longer be listed on the NYSE, and will be deregistered under the Exchange Act.

Litigation Relating to the Merger

Beginning on January 26, 2009, purported class actions were commenced by Wyeth stockholders challenging Wyeth’s proposed merger with Pfizer in the United States District Court for the District of New Jersey, the Superior Court of New Jersey, Chancery Division (Morris County) and the Delaware Chancery Court.

In the New Jersey federal court action, Drogin v. Wyeth, et al., 09 Civ. 383 (D.N.J.), plaintiff filed an amended complaint on April 16, 2009 alleging that the members of the Wyeth board of directors breached their fiduciary duties by authorizing the sale of Wyeth to Pfizer for inadequate consideration, and by failing to disclose certain information regarding the proposed merger. The complaint asserts that Wyeth breached fiduciary duties and/or aided and abetted the Wyeth directors’ breaches of fiduciary duties. The complaint also asserts that Pfizer and Wagner Acquisition Corp. aided and abetted the alleged breaches of fiduciary duty by Wyeth’s board members. The parties have stipulated that defendants are not obligated to answer, move to dismiss or otherwise respond to the amended complaint until June 18, 2009. Discovery has not yet commenced in this case.

Three actions were filed in New Jersey Superior Court (C-10-09; C-13-09; C-11-09), and these actions were consolidated on March 9, 2009. The plaintiffs filed a consolidated complaint on April 16, 2009, alleging that the members of the Wyeth board of directors breached their fiduciary duties by authorizing the sale of Wyeth to Pfizer for inadequate consideration. The complaint also asserts that Wyeth breached fiduciary duties and/or aided and abetted breaches of fiduciary duties by Wyeth’s directors. Pfizer is not named as a defendant. On April 17, 2009, the court stayed these actions in favor of the consolidated action pending in Delaware Chancery Court. On May 7, 2009 the plaintiffs filed a motion in the Appellate Division of the New Jersey Superior Court for leave to appeal the order staying these actions in favor of the Delaware litigation. Defendants filed a memorandum of law in opposition to plaintiffs’ motion on May 18, 2009. On May 18, 2009, the New Jersey Superior Court dismissed these actions without prejudice. On June 12, 2009, the Appellate Division of the New Jersey Superior Court denied the plaintiffs’ motion for leave to appeal the order staying these actions in favor of the Delaware litigation.

Three actions were filed in Delaware Chancery Court and were consolidated under the caption In re Wyeth Shareholders Litigation on February 19, 2009 (consolidated Civil Action No. 4329-VCN) (the “Delaware Action”). On April 1, 2009, the plaintiffs filed a consolidated complaint alleging that the members of the Wyeth board of directors breached their fiduciary duties by authorizing the sale of Wyeth to Pfizer for inadequate consideration, and by failing to disclose certain information regarding the proposed merger, including, among other things: (1) the assumptions underlying the estimates of discounted cash flows set forth in the proxy statement/prospectus and the rates used to discount those cash flows to present value; (2) the grounds for the conclusion by the Wyeth board of directors that earlier offers by Pfizer were inadequate; (3) the substance of any efforts to obtain competing offers and proposals for Wyeth; and (4) whether and how the Wyeth board of directors in evaluating and negotiating the proposed merger considered Pfizer’s announcement of a dividend reduction, the impending patent expiration of Lipitor, and potential regulatory approval of Wyeth’s pipeline Alzheimer’s drug. The complaint also asserts that Wyeth and Pfizer aided and abetted the alleged breaches of fiduciary duty by Wyeth’s board members.

All of these actions seek, among other things, to enjoin the defendants from consummating the proposed merger on the agreed upon terms.

On June 10, 2009, Wyeth, Wyeth’s directors and Pfizer entered into a memorandum of understanding with the plaintiffs in the Delaware Action reflecting an agreement in principle to settle the Delaware Action based on their agreement to include in this proxy statement/prospectus certain additional disclosures relating to the transaction. Wyeth, Wyeth’s directors and Pfizer each have denied, and continue to deny, that they have committed or aided and abetted in the commission of any violation of law or engaged in any of the wrongful acts alleged in the Delaware Action, and expressly maintain that they diligently and scrupulously complied with their fiduciary and other legal duties. Wyeth, Pfizer, and the members of Wyeth’s board of directors believe the Delaware Action is without merit, and they entered into the memorandum of understanding solely to avoid the risk of delaying the merger and to minimize the expense of litigation. The memorandum of understanding is subject to customary conditions including completion of appropriate settlement documentation, completion of due diligence to confirm the fairness of the settlement, approval by the Delaware Court of Chancery, and consummation of the merger.

If the settlement is consummated, the Delaware Action will be dismissed with prejudice and the defendants and other released persons will receive from or on behalf of all persons and entities who held Wyeth’s common stock at any time from January 26, 2009 through the date of consummation of the merger a release of all claims relating to the merger, the merger agreement and the transactions contemplated therein, and the disclosures made in connection therewith (including the claims asserted in the lawsuits filed in New Jersey state and federal court described above). Members of the purported plaintiff class will be sent notice of the proposed settlement, and a hearing before the Delaware Court of Chancery will be scheduled regarding, among other things, approval of the proposed settlement and any application by plaintiffs’ counsel for an award of attorneys’ fees and expenses.

THE MERGER AGREEMENT

The following summary describes material provisions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. You are urged to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

The merger agreement summary below is included in this proxy statement/prospectus only to provide you with information regarding the terms and conditions of the merger agreement, and not to provide any other factual information regarding Wyeth, Pfizer or their respective businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” on page 247.

The representations, warranties and covenants contained in the merger agreement and described in this proxy statement/prospectus were made only for purposes of the merger agreement and as of specific dates and may be subject to more recent developments, were made solely for the benefit of the parties to the merger agreement and may be subject to limitations agreed upon by the contracting parties, including being qualified by reference to confidential disclosures, for the purposes of allocating risk between parties to the merger agreement instead of establishing these matters as facts, and may apply standards of materiality in a way that is different from what may be viewed as material by you or by other investors. Accordingly, these representations and warranties alone may not describe the actual state of affairs as of the date they were made or at any other time. The representations and warranties contained in the merger agreement do not survive the effective time of the merger. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of Wyeth, Pfizer or Merger Sub or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Wyeth and Pfizer.

The Merger

Each of the Wyeth board of directors and the Pfizer board of directors has approved the merger agreement, which provides for the merger of Merger Sub with and into Wyeth upon the terms, and subject to the conditions, of the merger agreement. Wyeth will be the surviving corporation in the merger and, following the merger, will be a wholly-owned subsidiary of Pfizer, and Wyeth common stock and Wyeth $2 Convertible Preferred Stock will no longer be publicly traded. Upon consummation of the merger, the directors of Merger Sub will be the initial directors of the surviving corporation and the officers of Wyeth will be the initial officers of the surviving corporation.

Closing

Under the terms of the merger agreement, the closing of the merger will occur on the fifth business day following the satisfaction or (subject to applicable law) waiver of the conditions to closing (other than conditions that, by their nature, cannot be satisfied until the closing of the merger, but subject to fulfillment or waiver of those conditions). However, if on such fifth business day, the proceeds of the financing (or alternative financing) contemplated by the commitment letter are unavailable, the closing will not be required to occur until the earlier of (i) the tenth business day after Wyeth delivers an election notice to Pfizer and (ii) December 31, 2009.

An election notice is a notice to be sent to Pfizer by Wyeth under certain circumstances for the purpose of notifying Pfizer of Wyeth’s intention to exercise its right to cause Pfizer to specifically perform its obligations under the merger agreement or its right to terminate the merger agreement in the event that Pfizer does not close the merger on the scheduled closing date. Wyeth is not permitted to deliver an election notice until the earlier of (i) the tenth business day following the satisfaction or (subject to applicable law) waiver of the conditions to closing (other than conditions that, by their nature, cannot be satisfied until the closing) and (ii) December 31, 2009. As a result, if the proceeds from Pfizer’s financing (or alternative financing) contemplated by the commitment letter are unavailable on the initially scheduled closing date, then the closing will not be required to occur until at least 15 business days following the initially scheduled closing date or, if earlier, December 31, 2009. In no event will Pfizer be obligated to close the merger prior to July 31, 2009.

In addition, if the closing of the merger cannot occur as scheduled due to an act of God, war, terrorism, flood, banking moratorium or suspension of payments in respect of federal or state banks in the United States (whether or not mandatory), the closing will automatically be postponed until the earliest date that is reasonably practicable following the conclusion of such event, and if such date is after the termination date (as described below), then the termination date will automatically be extended to such date.

Effective Time

At the closing of the merger, Wyeth will file a certificate of merger with the Secretary of State of Delaware. The merger will become effective when the certificate of merger is filed with the Secretary of State of the State of Delaware or at a later time as agreed to by Pfizer and Wyeth and set forth in the certificate of merger.

Merger Consideration

At the effective time of the merger, each share of Wyeth common stock issued and outstanding, except for shares of restricted stock (the holders of which will be entitled to receive cash consideration pursuant to separate terms of the merger agreement described below in “— Treatment of Wyeth Stock Options and Other Equity-Based Awards”), shares of Wyeth common stock held directly and indirectly by Wyeth and Pfizer (which will be canceled as a result of the merger) and shares with respect to which appraisal rights are validly exercised (as described below in “— Appraisal Rights”), will be converted into the right to receive, subject to certain adjustments as described below, a combination of $33.00 in cash, without interest, and 0.985 of a share of Pfizer common stock. Pfizer will not issue any fractional shares of Pfizer common stock in the merger. Instead, a Wyeth stockholder who otherwise would have received a fraction of a share of Pfizer common stock will receive an amount in cash rather than a fractional share. This cash amount will be determined by multiplying the fraction of a share of Pfizer common stock to which the holder would otherwise be entitled by the volume weighted average price of Pfizer common stock for the five consecutive trading days ending two days prior to the effective time of the merger, as such prices are reported on the NYSE Transaction Reporting System. Other than a possible adjustment under limited circumstances as described in the next paragraph below, the exchange ratio of 0.985 of a share of Pfizer common stock is fixed, and it will not change between now and the date of the merger, including as a result of a change in the trading price of Pfizer common stock or Wyeth common stock. Therefore, the value of the shares of Pfizer common stock received by Wyeth stockholders in the merger will depend on the market price of Pfizer common stock at the time the merger is completed.

In the event that the total number of shares of common stock of Pfizer issuable as a result of the merger, together with the shares, if any, of Pfizer common stock issuable upon conversion of the Pfizer $2 Convertible Preferred Stock to be issued to holders of the Wyeth $2 Convertible Preferred Stock and the Wyeth Floating Rate Convertible Senior Debentures Due 2024, referred to in this proxy statement/prospectus as the convertible debentures, would exceed 19.9% of the outstanding shares of common stock of Pfizer immediately prior to the effective time of the merger, the stock portion of the merger consideration will be reduced to the minimum extent necessary so that the number of shares of Pfizer common stock issued or issuable as a result of the merger will equal no more than 19.9% of its outstanding common stock and the cash portion of the merger consideration will be increased by an equivalent value (based on the volume weighted average price of Pfizer common stock for the five consecutive trading days ending two days prior to the effective time of the merger, as such prices are reported on the NYSE Transaction Reporting System). If the number of shares of common stock of Pfizer changes before the merger is completed because of a reclassification, recapitalization, stock split, split-up, combination or exchange of shares or the declaration of a stock dividend or a dividend payable in any other securities with a record date within such period, or any similar event shall have occurred, the exchange ratio will be adjusted such that the holders of Wyeth common stock will be provided with the same economic effect as contemplated by the merger agreement.

At the time of the execution of the merger agreement, the number of shares of Pfizer common stock (and securities convertible or exercisable for Pfizer common stock) expected to be issued in the merger constituted less than 19.9% of Pfizer’s outstanding shares of common stock, and Pfizer and Wyeth currently do not anticipate that any adjustment to the exchange ratio will be required. A vote by Wyeth stockholders for the adoption of the merger agreement constitutes approval of the merger whether or not the exchange ratio and cash portion are adjusted as described above.

Each share of Wyeth $2 Convertible Preferred Stock issued and outstanding immediately prior to the effective time of the merger, other than shares of Wyeth $2 Convertible Preferred Stock held directly or indirectly by Wyeth and Pfizer (which will be canceled as a result of the merger), will be converted into the right to receive one share of a new series of Pfizer preferred stock having the same powers, designations, preferences and rights (to the fullest extent practicable) as the shares of the Wyeth $2 Convertible Preferred Stock. In the event that Wyeth $2 Convertible Preferred Stock is issued and outstanding immediately prior to the merger, the Pfizer preferred stock to be issued to holders of the Wyeth $2 Convertible Preferred Stock will be convertible into the amount of Pfizer common stock equal to the product of (i) the number of shares of Wyeth common stock into which a share of Wyeth $2 Convertible Preferred Stock is convertible immediately prior to the effective time of the merger and (ii) the sum of the (A) 0.985 (or such amount into which the exchange ratio is adjusted) and (B) the quotient of $33.00 (or such amount that the cash consideration to be paid to holders of Wyeth common stock is adjusted into) and the volume weighted average price of Pfizer common stock for the five consecutive trading days ending two days prior to the effective time of the merger, as such prices are reported on the NYSE Transaction Reporting System. However, on April 23, 2009, Wyeth announced that, pursuant to a request from Pfizer made in accordance with the terms and conditions of the merger agreement, Wyeth will redeem all of its outstanding Wyeth $2 Convertible Preferred Stock, effective on July 15, 2009. Therefore, it is expected that there will not be any shares of Wyeth $2 Convertible Preferred Stock outstanding at the effective time of the merger. In such case, Pfizer will not create or issue a new series of preferred stock in connection with the merger.

Treatment of Wyeth Stock Options and Other Equity-Based Awards

Each outstanding Wyeth stock option granted under Wyeth’s stock incentive plans, whether or not then vested and exercisable, will become fully vested and exercisable immediately prior to, and then will be canceled at, the effective time of the merger, and the holder of such option will be entitled to receive an amount in cash, without interest and less any applicable tax to be withheld, equal to (i) the excess, if any, of the per share value of the merger consideration over the per share exercise price of such Wyeth stock option multiplied by (ii) the total number of shares of Wyeth common stock underlying such Wyeth stock option, with the aggregate amount of such payment rounded up to the nearest cent. The amount will be paid in a lump sum as soon as practicable after the effective time of the merger but in no event later than ten business days following the effective time of the merger.

Each RSU, representing a right to receive one share of Wyeth common stock granted by Wyeth under any of its stock incentive plans, including each performance share unit award denominated in RSUs (but excluding any DSU and 409A RSUs, as discussed below), which is outstanding immediately prior to the effective time of the merger will become fully vested (except that any performance share unit award, which by the terms of the award agreement pursuant to which it was granted provides for a lesser percentage of such performance share unit award to become vested upon the consummation of the merger, will only become vested as to such lesser percentage), and then will be canceled at the effective time of the merger, and the holder of such vested RSU will be entitled to receive an amount in cash, without interest and less any applicable taxes to be withheld, equal to the per share value of the merger consideration in respect of each share of Wyeth common stock into which the vested portion of the RSU would otherwise be convertible, which consideration will be paid in a lump sum as soon as practicable after the effective time of the merger but in no event later than ten business days following the effective time of the merger.

Each 409A RSU that first becomes vested as a result of the merger will, as of the effective time of the merger, become a vested right to receive the merger consideration in respect of each share of Wyeth common stock into which the 409A RSU would otherwise be convertible. The consideration to be paid to the holders of these 409A RSUs will be deposited in a grantor trust that satisfies the requirements of Revenue Procedure

92-64 and that will serve as the funding source of the surviving corporation to satisfy its obligations to pay each former holder of a 409A RSU the amount of consideration due to such holder at such time and manner as may be provided under the terms of the applicable deferred payment terms. Additionally, during the period that any of this consideration remains in the grantor trust, the cash portion of the merger consideration will accrue interest at a designated market rate (as set forth in the Wyeth 2005 (409A) Deferred Compensation Plan) and the portion of the merger consideration that is Pfizer common stock will accrue dividends in the form of additional shares of Pfizer common stock (with any cash dividends being reinvested into shares of Pfizer common stock) in the same amount(s) and at the same time(s) as dividends are paid on Pfizer’s common stock.

With respect to any 409A RSU that has become vested in accordance with its terms, other than as a result of the merger, and any RSU that would have constituted, either in whole or in part, a deferral of compensation subject to Section 409A of the Internal Revenue Code but for the fact the RSU was earned or vested prior to December 31, 2004 (and any dividend equivalents that have been credited with respect to such RSU), for which there is outstanding a corresponding share of Wyeth common stock held in the Wyeth Restricted Stock Trust for the purpose of satisfying Wyeth’s obligations to deliver shares of Wyeth common stock in respect of each of these vested RSUs in accordance with the applicable deferred payment terms, each such share held in such trust will be converted into the merger consideration immediately upon the effective time of the merger. This merger consideration will be held in the Wyeth Restricted Stock Trust and any payment due in respect of the Wyeth common stock to be delivered in satisfaction of such Wyeth obligations, will be made in accordance with the applicable deferred payment terms. Additionally, during the period that any of this consideration is held in the Wyeth Restricted Stock Trust, the cash portion of the merger consideration will accrue interest at the market rate (as set forth in the Wyeth 2005 (409A) Deferred Compensation Plan) and the portion of the merger consideration that is Pfizer common stock will accrue, in additional shares of Pfizer common stock, dividends in the same amount(s) and at the same time(s) as dividends paid on Pfizer common stock.

Each DSU, representing a right to receive one share of Wyeth common stock granted by Wyeth under Wyeth’s 2008 Non-Employee Director Stock Incentive Plan or 2006 Non-Employee Director Stock Incentive Plan, which is outstanding immediately prior to the effective time of the merger will become vested and then canceled at the effective time of the merger, and the holder of such DSU will be entitled to receive, without interest and less any applicable taxes to be withheld, (1) an amount in cash equal to the per share value of the merger consideration in respect of each share of Wyeth common stock subject to the DSU (including shares attributable to dividend equivalents accrued on such DSU and converted into additional shares of Wyeth common stock subject to such DSU), and (2) an amount in cash equal to any dividend equivalents then credited to the holder’s DSU account which have not yet been converted into shares of Wyeth common stock, all in accordance with the terms of Wyeth’s 2008 Non-Employee Director Stock Incentive Plan or 2006 Non-Employee Director Stock Incentive Plan, as applicable, and which consideration will be paid in a lump sum as soon as practicable after the effective time of the merger but in no event later than ten business days following the effective time of the merger.

Pursuant to the terms of Wyeth’s Directors’ Deferral Plan, each phantom share of Wyeth common stock credited to a participant’s account thereunder (including phantom shares attributable to dividend equivalents) will be converted into the right to receive an amount in cash, without interest and less any applicable taxes to be withheld, equal to the per share value of the merger consideration, which consideration will be paid in a lump sum as soon as practicable after the effective time of the merger but in no event later than ten business days following the effective time of the merger, except that certain amounts credited to a participant’s account that do not under the terms of this plan become payable upon the effective time of the merger (i.e., amounts considered “grandfathered” under Section 409A of the Internal Revenue Code) (plus interest that accrues at a prescribed deemed rate of interest under this plan) will instead be paid out in accordance with applicable payment schedules provided for under the plan.

Each share of restricted stock, granted by Wyeth under the 1994 Restricted Stock Plan for Non-Employee Directors that is either unvested or vested but held in the Wyeth Restricted Stock Trust, and that is outstanding immediately prior to the effective time of the merger will, to the extent not vested, vest as of the effective time of the merger, and at the effective time of the merger, the holders of all such restricted stock will be entitled to receive an amount in cash, without interest and less any applicable taxes to be withheld, equal to the per share value of the merger consideration to be received by holders of Wyeth common stock in the merger in cancelation of each share of such restricted stock, which consideration will be paid to such holders as soon as practicable after the effective time of the merger but in no event later than ten business days following the effective time of the merger. Wyeth is obligated to reacquire any shares of restricted stock held under the Wyeth Restricted Stock Trust prior to the effective time of the merger.

Each phantom share of Wyeth common stock credited to a participant’s account under any of the Wyeth Supplemental Employee Savings Plan, the Wyeth 2005 (409A) Deferred Compensation Plan and the Wyeth Deferred Compensation Plan will be converted into the right to receive a phantom amount equal to the merger consideration, with the cash portion of this phantom merger consideration accruing interest at a designated market rate (as set forth in the Wyeth 2005 (409A) Deferred Compensation Plan) unless and until such cash portion component of this phantom merger consideration is notionally invested in another phantom investment option, to the extent provided for under the applicable plan, and the stock portion of this phantom merger consideration will earn dividend equivalents in the same manner as would otherwise be earned under the applicable plan terms.

Each outstanding right to receive a share of Wyeth common stock under the Wyeth Management Incentive Plan will be converted into a right to receive the merger consideration, payable in accordance with and subject to the terms of such plan.

Appraisal Rights

Record holders of Wyeth common stock who do not vote in favor of the adoption of the merger agreement and who properly assert their appraisal rights in compliance with Section 262 of the DGCL will be entitled to seek appraisal for, and obtain payment in cash for the judicially determined fair value of, their shares of Wyeth common stock if the merger is completed, in lieu of receiving the merger consideration. This value could be more than, the same as, or less than the value of the merger consideration. The relevant provisions of the DGCL are included as Annex D to this proxy statement/prospectus. You are encouraged to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, Wyeth stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. If a holder of shares of Wyeth common stock does not vote in favor of adoption of the merger agreement and properly asserts appraisal rights with respect to such shares, such shares of Wyeth common stock will not be converted into the right to receive the merger consideration at the effective time of the merger. However, if such stockholder fails to perfect or otherwise properly waives, withdraws or loses the right to appraisal under Section 262 of the DGCL, whether before of after the effective time of the merger, then that Wyeth stockholder will not be paid the judicially determined fair value of their shares of Wyeth common stock in accordance with Section 262 of the DGCL, and the shares of Wyeth common stock held by such Wyeth stockholder will be exchangeable solely for the merger consideration. Under Delaware law, record holders of Wyeth’s $2 Convertible Preferred Stock are not entitled to appraisal rights in connection with the merger; however, if such a holder becomes a record holder of Wyeth common stock upon the conversion of Wyeth $2 Convertible Preferred Stock, such holder will be entitled to appraisal rights with respect to such common stock so long as the holder complies with the statutory requirements for exercising appraisal rights. See “Proposal 1: The Merger — Appraisal Rights” beginning on page 114.

Conversion of Shares; Exchange of Certificates

The conversion of Wyeth common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. The conversion, if necessary, of Wyeth $2 Convertible Preferred Stock (to the extent not redeemed prior to the effective time of the merger) into the right to receive Pfizer $2 Convertible Preferred Stock will occur automatically at the effective time of the merger. However, on April 23, 2009, Wyeth announced that, pursuant to a request from Pfizer made in accordance with the terms and conditions of the merger agreement, Wyeth will redeem all of its outstanding Wyeth $2 Convertible Preferred Stock, effective on July 15, 2009. Therefore, it is expected that there will not be any shares of Wyeth $2 Convertible Preferred Stock outstanding at the effective time of the merger. In such case, Pfizer will not create or issue a new series of preferred stock in connection with the merger.

Prior to the effective time of the merger, Pfizer will select a commercial bank or trust company reasonably acceptable to Wyeth to act as the exchange agent, for the purpose of exchanging certificates or book entry shares representing Wyeth shares for the merger consideration and perform other duties as explained in the merger agreement. Simultaneously with or prior to the effective time of the merger, Pfizer will deposit or cause to be deposited with such exchange agent a cash amount in immediately available funds sufficient to pay the aggregate cash portion of the merger consideration and book-entry shares (or certificates if requested) of Pfizer common stock and Pfizer $2 Convertible Preferred Stock representing the aggregate stock portion of the merger consideration, in each case, payable to Wyeth’s stockholders. In addition, Pfizer will make available to the exchange agent from time to time as needed cash payable to holders of Wyeth common stock in lieu of fractional shares and for any dividends or distributions declared following the effective time of the merger, but prior to the time holders of Wyeth common stock exchange their shares for the merger consideration.

Following the effective time of the merger, there will be no further transfers of shares of Wyeth stock.

If you hold your shares of Wyeth common stock in certificated form, promptly after the effective time of the merger, and in no event later than the fifth business day following the effective time of the merger, the exchange agent will mail you a letter of transmittal which will contain instructions on how to surrender your shares of Wyeth common stock in exchange for the merger consideration (and, if necessary, your shares of Wyeth $2 Convertible Preferred Stock in exchange for Pfizer $2 Convertible Preferred Stock). The exchange agent will pay you the merger consideration to which you are entitled after you have provided to the exchange agent your signed letter of transmittal, surrendered your shares of Wyeth stock and provided any other items specified by the letter of transmittal. You should not submit your Wyeth stock certificates for exchange until you receive the transmittal instructions and a form of letter of transmittal from the exchange agent. Holders of book-entry shares will automatically receive the merger consideration and will not be required to deliver a certificate or an executed letter of transmittal to the exchange agent. Except as described above, interest will not be paid or accrue in respect of the merger consideration. The merger consideration paid to you will be reduced by any applicable tax withholding.

In the event of a transfer of ownership of Wyeth common stock or Wyeth $2 Convertible Preferred Stock that is not registered in Wyeth’s transfer agent’s records, payment of the merger consideration as described above will be made to a person other than the person in whose name the certificate so surrendered is registered only if the certificate is properly endorsed or otherwise is in proper form for transfer; and the person requesting the exchange must pay any transfer or other taxes required by reason of the payment of the merger consideration to such other person.

Wyeth stockholders will not receive any fractional shares of Pfizer common stock pursuant to the merger. Instead of any fractional shares, stockholders will be paid an amount in cash for such fraction of a share calculated by multiplying (A) the fractional share interest to which such holder (after taking into account all shares of Wyeth’s common stock surrendered by such holder) would otherwise be entitled by (B) the volume weighted average price of Pfizer common stock for the five consecutive trading days ending two days prior to the effective time of the merger, as such prices are reported on the NYSE Transaction Reporting System.

One year after the effective time of the merger, the exchange agent will deliver to Pfizer all cash and shares of Pfizer common stock remaining in the exchange fund administered by the exchange agent that have not been distributed to holders of Wyeth shares. Thereafter, Wyeth stockholders must look only to Pfizer, and Pfizer will remain liable, for payment of the merger consideration on their shares of Wyeth stock. Any portion of the exchange fund administered by the exchange agent remaining unclaimed by holders of shares of Wyeth common stock five years after the effective time of the merger (or immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental authority) will, to the extent permitted by applicable law, become the property of the surviving corporation.

Dividends and Distributions

If you hold your shares of Wyeth common stock in certificated form, until you have provided to the exchange agent your signed letter of transmittal and any other items specified by the letter of transmittal with respect to your shares of Wyeth common stock and/or Wyeth $2 Convertible Preferred Stock, any dividends or other distributions declared after the effective time of the merger with respect to Pfizer common stock into which shares of Wyeth common stock may have been converted, or Pfizer $2 Convertible Preferred Stock into which shares of Wyeth $2 Convertible Preferred Stock (to the extent not redeemed prior to the effective time of the merger) may have been converted, will accrue but will not be paid with respect to your shares. Pfizer will pay to former Wyeth stockholders any unpaid dividends or other distributions, without interest, only after they have duly surrendered their Wyeth stock certificates. There can be no assurance that any regular quarterly dividends will be declared or paid by Pfizer following the effective time of the merger, or as to the amount or timing of such dividends, if any. Any future dividends will be made at the discretion of the Pfizer board of directors.

Prior to the effective time of the merger, Wyeth may not declare or pay any dividends or distributions on its common stock or $2 Convertible Preferred Stock without Pfizer’s prior written consent which is not to be unreasonably withheld, conditioned or delayed by Pfizer, other than:

•	regular quarterly cash dividends on Wyeth common stock at a rate not to exceed $0.30 per share of Wyeth common stock with record dates and payment dates consistent with the prior dividend practice; and

•	regular quarterly cash dividends on Wyeth $2 Convertible Preferred Stock at a rate not to exceed $0.50 per share of Wyeth $2 Convertible Preferred Stock with record dates and payment dates consistent with the prior dividend practice.

Representations and Warranties

Each of Pfizer and Wyeth has made representations and warranties to the other regarding, among other things:

•	corporate matters, including due organization, good standing and qualification;

•	capitalization;

•	corporate authority to enter into and perform the obligations contemplated by the merger agreement, enforceability of the merger agreement, approval of the merger agreement by the parties’ boards of directors and stockholder voting requirements to consummate the merger and the other transactions contemplated by the merger agreement;

•	required governmental filings and consents;

•	the absence of conflicts with, or violations of, organizational documents, other contracts and applicable laws, in each case, as a result of the merger;

•	the timely filing and accuracy of periodic reports and other filings with the SEC since January 1, 2006, as well as with respect to financial statements contained therein, internal controls and compliance with the Sarbanes-Oxley Act of 2002;

•	conduct of business in the ordinary course since September 30, 2008 and absence of any event, occurrence, development or state of circumstances or facts or condition that has had or would reasonably be expected to have, a material adverse effect on either party since December 31, 2007;

•	absence of certain legal proceedings (pending or threatened) and orders;

•	compliance with applicable laws;

•	tax matters;

•	intellectual property matters;

•	regulatory compliance;

•	broker’s fees payable in connection with the merger; and

•	the absence of any representation or warranty by either party except for those expressly set forth in the merger agreement and the acknowledgement by each party of certain investigations made of the other party and such party’s businesses.

Wyeth has made additional representations and warranties about itself to Pfizer as to the following:

•	title to, or leasehold interest in, certain properties;

•	matters with respect to certain material contracts;

•	employee matters, including employee benefit plans;

•	labor matters;

•	environmental matters;

•	matters with respect to insurance policies; and

•	absence of transactions with affiliates.

In addition, Pfizer has made additional representations and warranties about itself to Wyeth as to the following:

•	the activities of Merger Sub;

•	matters with respect to financing of the acquisition; and

•	ownership of Wyeth capital stock by Pfizer and its subsidiaries.

Many of Wyeth’s and Pfizer’s representations and warranties are qualified by a material adverse effect standard. For purposes of the merger agreement, “material adverse effect”, with respect to either party, is defined to mean an effect, event, development, change, state of facts, condition, circumstance or occurrence that is or would be reasonably expected to be materially adverse to the financial condition, assets, liabilities, business or results of operations of such party and its subsidiaries, taken as a whole; provided, however, that a material adverse effect is deemed not to include effects, events, developments, changes, states of facts, conditions, circumstances or occurrences arising out of, relating to or resulting from:

•	changes generally affecting the economy, financial or securities markets or political or regulatory conditions, to the extent such changes do not adversely affect such party and its subsidiaries in a disproportionate manner relative to other participants in the pharmaceutical or biotechnology industry;

•	changes in the pharmaceutical or biotechnology industry, to the extent such changes do not adversely affect such party and its subsidiaries in a disproportionate manner relative to other participants in the pharmaceutical or biotechnology industry;

•	any change in law or the interpretation thereof or GAAP or the interpretation thereof, to the extent such changes do not adversely affect such party and its subsidiaries in a disproportionate manner relative to other participants in the pharmaceutical or biotechnology industry;

•	acts of war, armed hostility or terrorism to the extent such changes do not adversely affect such party and its subsidiaries in a disproportionate manner relative to other participants in the pharmaceutical or biotechnology industry;

•	any change attributable to the negotiation, execution or announcement of the merger, including any litigation resulting therefrom, and any adverse change in customer, distributor, employee, supplier, financing source, licensor, licensee, sub-licensee, stockholder, co-promotion or joint venture partner or similar relationships, including, in the case of Wyeth and its subsidiaries, as a result of the identity of Pfizer;

•	any failure by such party to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (although facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of material adverse effect may be taken into account in determining whether there has been a material adverse effect);

•	any change in the price or trading volume of such party’s common stock on the NYSE (although facts and circumstances giving rise to such change that are not otherwise excluded from the definition of material adverse effect may be taken into account in determining whether there has been a material adverse effect); and

•	compliance with the terms of, or the taking of any action required by, the merger agreement.

Conduct of Business Prior to Closing

Wyeth has agreed in the merger agreement that, until the earlier of the effective time of the merger and termination of the merger agreement, except as expressly contemplated by the merger agreement, required by applicable law or applicable stock exchange or regulatory organization or with Pfizer’s prior written approval, which is not to be unreasonably withheld, conditioned or delayed, Wyeth and its subsidiaries will conduct their business in the ordinary and usual course consistent with Wyeth’s past practice and, to the extent consistent therewith, will use their reasonable best efforts to:

•	preserve their assets;

•	keep available the services of current officers, key employees and consultants of Wyeth and its subsidiaries;

•	preserve Wyeth’s business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, clinical trial investigators or managers of its clinical trials; and

•	comply in all material respects with all applicable laws.

Wyeth has further agreed in the merger agreement that until the effective time of the merger, with certain exceptions and except with Pfizer’s prior written consent, which is not to be unreasonably withheld, conditioned or delayed, Wyeth will not, and will not permit any of its subsidiaries to, among other things, undertake the following actions:

•	amend or propose to amend the organizational documents of Wyeth or its significant subsidiaries;

•	issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, or based on the value of, any shares of its capital stock of any class or any equity interest, voting debt of Wyeth or any of its subsidiaries (other than issuances upon the exercise or conversion, as the case may be, of Wyeth stock options or Wyeth $2 Convertible Preferred Stock, or the settlement of other equity awards);

•	other than pursuant to cash management or investment portfolio activities in the ordinary course of business, acquire (including by merger, consolidation, or acquisition of stock or assets or intellectual property or any other business combination) any ownership interest in any corporation or other business organization or any assets or any interest in any assets from any other person for consideration valued in excess of $50 million individually or $200 million in the aggregate;

•	enter into any strategic licensing, joint venture, collaboration, alliance, co-promotion or similar agreement for consideration valued in excess of $50 million individually or $200 million in the aggregate for all such contracts or enter into any agreement that would (1) constitute a material contract of Wyeth, (2) limit or restrict Wyeth or its subsidiaries or Pfizer or any of its affiliates or any successor of such entities, in each case, after the effective time of the merger, from engaging or competing in, or require any of them to work exclusively with the party to such agreement in, any material line of business or in any material geographic area or, in the case of the pharmaceutical or animal health business, in the research, development, manufacture and commercialization of any antibody or therapeutic agent directed at a specific antigen or other target or product or in any therapeutic area, class of drugs or mechanism of action or modality (other than any limitation or restriction which Wyeth would have the right to terminate upon a change of control at no cost and with no such continuing material restrictions or obligations to Wyeth or Pfizer or any of their respective subsidiaries) or (3) be reasonably expected to interfere with the parties’ ability to consummate the merger;

•	(1) purchase financial instruments that at the time of purchase qualify as Level III assets (as defined in FASB Statement No. 157); (2) change in a material manner the average duration of Wyeth’s investment portfolio or the average credit quality of such portfolio, except for changes that would reduce investment risk in such portfolio; (3) materially change investment guidelines with respect to Wyeth’s investment portfolio except for changes that would reduce investment risk of Wyeth’s investment portfolio; (4) hypothecate, repo, encumber or otherwise pledge assets in Wyeth’s investment portfolio; or (5) invest new surplus cash from operations in securities other than short-term liquid securities permitted by Pfizer’s investment guidelines (which are required to be implemented by Wyeth with respect to such new surplus cash as soon as practicable after the date of the merger agreement);

•	enter into interest rate swaps, foreign exchange or commodity agreements and other similar hedging arrangements (other than for purposes of offsetting a bona fide exposure);

•	merge or consolidate Wyeth or any of its subsidiaries with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Wyeth or any of its subsidiaries (other than any such transaction between direct or indirect wholly-owned subsidiaries of Wyeth that would not result in material adverse tax consequences or material loss of tax benefits or loss of any material asset);

•	sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of any material property or assets (including intellectual property) of Wyeth or any of its subsidiaries, except (1) pursuant to existing contracts or commitments, (2) for the sale of goods and services in the ordinary course of business consistent with past practice, (3) transactions involving property or assets of Wyeth or any of its subsidiaries having a value no greater than $120 million in the aggregate for all such transfers, (4) in connection with any waiver, release, assignment, settlement or compromise of litigation otherwise permitted under the merger agreement, or (5) in connection with cash management or investment portfolio activities in the ordinary course of business;

•	split, combine, reclassify, subdivide or amend the terms of its outstanding capital stock or any other securities of Wyeth or enter into any agreement with respect to voting of any of its capital stock or any securities convertible into or exchangeable for such shares;

•	declare, set aside, make or pay any dividend or other distribution on any shares of capital stock of Wyeth or its subsidiaries, except (1) for regular quarterly cash dividends not in excess of $0.30 per share of Wyeth common stock, (2) for regular quarterly cash dividends not in excess of $0.50 per share of Wyeth $2 Convertible Preferred Stock, in each case, with usual record and payment dates for such dividends in accordance with past dividend practice and (3) between or among wholly-owned subsidiaries of Wyeth;

•	purchase, redeem or otherwise acquire any shares of its capital stock, any securities convertible or exchangeable or exercisable for any shares of capital stock or any other securities, including the convertible debentures and Wyeth $2 Convertible Preferred Stock, except for purchases, redemptions or other acquisitions of capital stock or other securities (1) required by the terms of Wyeth stock incentive plans or the indenture for the convertible debentures, (2) in order to pay taxes or satisfy withholding obligations in respect of such taxes in connection with the exercise of Wyeth stock options or vesting of RSUs or DSUs or the lapse of restrictions in respect of any other equity interests in Wyeth, in each case pursuant to the terms of the applicable Wyeth stock incentive plans, (3) required by the terms of any plans, arrangements or agreements existing on the date of the merger agreement and between Wyeth or any of its subsidiaries and any director or employee of Wyeth or any of its subsidiaries, or

(4) prepayment, repurchase or redemption of all or any portion of the convertible debentures for an amount less than or equal to par, plus any accrued and unpaid interest incurred up to the date on which such convertible debentures are prepaid, repurchased or redeemed;

•	incur any indebtedness for borrowed money or issue any debt securities, warrants or other rights to acquire debt securities of Wyeth or any of its subsidiaries or assume, guarantee or endorse, as an accommodation or otherwise, the obligations of any other person for borrowed money (other than under existing working capital facilities and letter of credit facilities in the ordinary course);

•	make any loans, capital contributions to, or investments in, any person in amounts in excess of $50 million in the aggregate except for (1) cash management or investment portfolio activities in the ordinary course of business and consistent with the restrictions on Wyeth investment portfolio set forth in the merger agreement or (2) in connection with certain transactions permitted by the merger agreement;

•	make or agree to make any capital expenditures in excess of $1.2 billion in the aggregate for all such capital expenditures or commit to any new capital projects in excess of $50 million individually and $100 million in the aggregate for all such capital expenditures that are not contemplated by Wyeth’s 2009 operating plan;

•	terminate, cancel, renew, or request or agree to any material amendment or material modification to, material change in, or material waiver under, any material contract of Wyeth, or enter into or materially amend any contract that, if existing on the date of the merger agreement, would be a material contract of Wyeth;

•	subject to limited exceptions, (1) increase the number of employees of Wyeth and its subsidiaries, or (2) enter into an employment agreement or relationship with any person who earns a base salary of more than or equal to $215,000;

•	enter into, modify, amend or terminate any contract or waive, release or assign any rights or claims under any contract, which would be reasonably likely to (1) impair the ability of Wyeth to perform its obligations under the merger agreement in any material respect or (2) prevent or materially delay or impair the consummation of the merger and the other transactions contemplated by the merger agreement;

•	except as required pursuant to any Wyeth benefit plans, foreign benefit plans, collective bargaining agreements, the terms of the merger agreement or any applicable law, and subject to limited exceptions, (1) grant or provide or adopt a plan or agreement to grant or provide any retention, change in control, severance or termination payments or benefits to any current or former director, officer, employee or consultant of Wyeth or any of its subsidiaries, (2) subject to certain limited exceptions, increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any current or former director, officer, employee or consultant of Wyeth or any of its subsidiaries, (3) establish, adopt, amend or terminate any Wyeth benefit plan or amend the terms of any outstanding equity-based awards, (4) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Wyeth benefit plan, (5) change any actuarial or other assumptions used to calculate funding obligations with respect to any Wyeth benefit plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, or (6) issue or forgive any loans to directors, officers, employees, contractors or any of their respective affiliates except for any such issuance that would not violate the Sarbanes-Oxley Act and is consistent with past practice and policy;

•	pre-pay any long-term indebtedness for borrowed money or change the terms or extend the maturity of any long-term indebtedness (other than under existing working capital facilities and in respect of the convertible debentures for an amount less than or equal to par, plus any accrued and unpaid interest);

•	make any material change in its method of accounting or its accounting practices, policies or principles, unless required by law, a governmental entity or GAAP, or (1) change its fiscal year, (2) make, change or revoke any material United States tax election, (3) settle or compromise the U.S. federal income tax examination for the 2002 through 2005 tax years, or (4) settle or compromise any other tax claim where the amount of cash to be paid to the relevant taxing authority upon such settlement or compromise of such claim exceeds $25 million;

•	waive, release, assign, settle or compromise: (1) any product liability claim asserted against Wyeth or its subsidiaries concerning hormone therapy products; (2) any other product liability claims asserted against Wyeth or its subsidiaries, except any compromises or settlements involving the payment of monetary damages in an amount less than $5 million individually or $50 million in the aggregate; or (3) any claim which upon resolution would be material to Wyeth and its subsidiaries taken as a whole, would involve the payment by Wyeth of an amount in excess of $25 million individually and $100 million in the aggregate (excluding from such aggregate amount individual claims involving payment of less than $1 million) or would involve the imposition of injunctive relief against Wyeth that would materially limit or restrict the business of Pfizer and its subsidiaries following the effective time of the merger; or

•	authorize or enter into an agreement to do any of the actions described in the preceding bullets.

Pfizer has agreed in the merger agreement that, until the earlier of the effective time of the merger and termination of the merger agreement, except as expressly contemplated by the merger agreement, required by applicable law or applicable stock exchange or regulatory organization or with Wyeth’s prior written approval, which is not to be unreasonably withheld, conditioned or delayed, Pfizer and its subsidiaries will conduct their business in the ordinary and usual course consistent with Pfizer’s past practice and, to the extent consistent therewith, will use their reasonable best efforts to:

•	preserve their assets;

•	preserve Pfizer’s business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, clinical trial investigators or managers of its clinical trials; and

•	comply in all material respects with all applicable laws.

Pfizer has further agreed in the merger agreement that until the effective time of the merger, with certain exceptions and except with Wyeth’s prior written consent, which is not to be unreasonably withheld, conditioned or delayed, Pfizer will not, and will not permit any of its subsidiaries to, among other things, undertake the following actions:

•	acquire (including, by merger, consolidation, or acquisition of stock, assets or any acquisition or license of intellectual property or any other business combination or collaboration) any interest in any corporation, partnership, other business organization or any division thereof or any assets or interest in any assets from any other person for consideration (other than acquisitions or licenses for which the cash consideration paid prior to the effective time of the merger, together with the cash consideration paid prior to the effective time of the merger for any other such acquisitions or licenses does not exceed $750 million in the aggregate);

•	merge or consolidate Pfizer with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Pfizer;

•	purchase, redeem or otherwise acquire any shares of its capital stock, any securities convertible or exchangeable or exercisable for any shares of capital stock or any other securities for consideration in excess of $500 million in the aggregate, except any purchase, redemption or other acquisition (1) of such securities made in connection with the financing of the merger subject to Wyeth’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed, (2) required by the terms of Pfizer benefit plans or Pfizer’s Series A Convertible Perpetual Preferred Stock, (3) in order to pay taxes or satisfy withholding obligations in respect of such taxes in connection with the exercise of Pfizer stock options, the lapse of restrictions or settlement of awards granted pursuant to the applicable Pfizer benefit plans or (4) required by the terms of any plans, arrangements or agreements existing on the date of the merger agreement between Pfizer or any of its subsidiaries and any director or employee of Pfizer or any of its subsidiaries;

•	declare, set aside, make or pay any dividend or other distribution on any shares of its capital stock, except for regular quarterly cash dividends not in excess of $0.16 per share of Pfizer common stock with usual record and payment dates for such dividends in accordance with past dividend practice;

•	enter into, modify, amend or terminate any contract or waive, release or assign any rights or claims under any contract, which would be reasonably likely to (1) impair the ability of Pfizer to perform its obligations under the merger agreement in any material respect or (2) prevent or materially delay or impair the consummation of the merger and the other transactions contemplated by the merger agreement; or

•	authorize or enter into an agreement to do any of the actions described in the preceding bullets.

Agreement to Use Reasonable Best Efforts

Subject to the terms and conditions of the merger agreement, each of Pfizer and Wyeth has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under the merger agreement and applicable laws and regulations to consummate the merger and the other transactions contemplated by the merger agreement as soon as practicable, including (1) preparing and filing, in consultation with the other party and as promptly as practicable and advisable, all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, clearances, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the merger or any of the other transactions contemplated by the merger agreement and (2) taking all reasonable steps as may be necessary to obtain all such material consents, clearances, waivers, licenses, registrations, permits, authorizations, tax rulings, orders and approvals.

In addition, each of Pfizer and Wyeth has agreed to make or cause to be made, in consultation and cooperation with the other and as promptly as practicable and advisable, (1) an appropriate filing of a Notification and Report Form pursuant to the HSR Act, (2) all appropriate filings required pursuant to the EC Merger Regulation, (3) all appropriate filings required pursuant to the China anti-monopoly law and (4) all other necessary registrations, declarations, notices and filings relating to the merger with other governmental entities under any other antitrust, competition, trade regulation or other regulatory law (including under applicable regulatory law in Australia and Canada) with respect to the transactions contemplated by the merger agreement and to respond to any inquiries received and supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other regulatory law. Pfizer and Wyeth have agreed to take all other actions reasonably necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other regulatory law as soon as practicable and not extend any waiting period under the HSR Act or any other regulatory law or enter into any agreement with a governmental entity not to consummate the transactions contemplated by the merger agreement, except with the prior written consent of the other party, which consent will not be unreasonably withheld or delayed.

If necessary to obtain any regulatory approval pursuant to any regulatory law, or if any action (including any action by a private party) is instituted (or threatened to be instituted by a governmental entity), in either case, challenging the merger or any other transaction contemplated by the merger agreement as violative of any regulatory law, each of Pfizer and Wyeth will cooperate with each other to obtain such regulatory approval, including by contesting any such challenge.

To the extent permissible under applicable law, Pfizer and Wyeth will, in connection with their respective efforts to obtain all requisite approvals, clearances and authorizations for the transactions contemplated by the merger agreement under the HSR Act or any other regulatory law, use their reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the DOJ, the FTC or any other governmental entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, (iii) permit the other party, or the other party’s legal counsel, to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other governmental entity or, in connection with any proceeding by a private party, with any other person, (iv) give the other party the opportunity to attend and participate in such meetings and conferences to the extent allowed by applicable law or by the applicable governmental entity, (v) in the event one party is prohibited by applicable law or by the applicable governmental entity from participating in or attending any meetings or conferences, keep the other promptly and reasonably apprised with respect thereto and (vi) cooperate in the filing of any memoranda, white papers, filings, correspondence, or other written communications explaining or defending the transactions contemplated by the merger agreement, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any governmental entity.

If any objections under regulatory law are asserted with respect to the transactions contemplated by the merger agreement or if any suit or proceeding, whether judicial or administrative, is instituted by any governmental entity or any private party challenging any of the transactions contemplated by the merger agreement as violative of any regulatory law, each of Pfizer and Wyeth has agreed to use its reasonable best efforts to: (1) oppose or defend against any action to prevent or enjoin consummation of the merger agreement (and the transactions contemplated by the merger agreement), and/or (2) take such action as reasonably necessary to overturn any regulatory action by any governmental entity to block consummation of the merger agreement (and the transactions contemplated by the merger agreement), including by defending any suit, action, or other legal proceeding brought by any governmental entity in order to avoid entry of, or to have vacated, overturned or terminated, including by appeal if necessary, in order to resolve any such objections or challenge as such governmental entity or private party may have to such transactions under such regulatory law so as to permit consummation of the transactions contemplated by the merger agreement.

Pfizer has agreed to, and to cause its subsidiaries to, propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Pfizer or any of its subsidiaries, or effective as of the effective time of the merger, Wyeth or its subsidiaries, or otherwise offer to take or offer to commit to take any action (including any action that limits its freedom of action, ownership or control with respect to, or its ability to retain or hold, any of the businesses, assets, product lines, properties or services of Pfizer, any of its subsidiaries, the surviving corporation or its subsidiaries) which it is lawfully capable of taking and if the offer is accepted, take or commit to take such action, in each case, as may be required in order to avoid the commencement of any action to prohibit the merger or any other transaction contemplated by the merger agreement, or if already commenced, to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any action so as to enable the closing to occur as soon as reasonably possible and in any event not later than October 31, 2009 unless such date is extended in accordance with the terms of the merger agreement. Notwithstanding the previous sentence, neither Pfizer nor any of its subsidiaries will be required to propose, negotiate, commit to or effect any such sale, divestiture or disposition of assets or business of Pfizer or Wyeth, or any of their respective subsidiaries, or offer to take or offer to commit to take any such action where such action, sale, divestiture or disposition, individually or in the aggregate, would be of assets or a business of Wyeth or its subsidiaries or Pfizer or its subsidiaries, and such action, sale, divestiture or disposition would result in the one year loss of net sales revenues (as measured by net 2008 sales revenues), in excess of $3 billion. For purposes of calculating the loss of net sales revenues in the preceding sentence, the least amount of lost revenues (as measured by net 2008 sales revenues) as may be required to avoid the commencement of any action to prohibit the merger or any other transactions contemplated by the merger agreement, or if already commenced, to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any action, will be used in the event that Pfizer elects to offer any action, sale, divestiture or disposition that would result in a higher loss of net sales revenues (as measured by net 2008 sales revenues), than reasonably required to achieve such result.

Agreement Not to Solicit Other Offers

Wyeth has agreed that it will not, it will cause its subsidiaries not to, and it will use its reasonable best efforts to cause its and its subsidiaries’ directors, officers, employees, investment bankers, financing sources, financial advisors, attorneys, accountants, other advisors, agents and/or representatives not to, directly or indirectly:

•	initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer from any third party relating to any acquisition proposal (as defined below) with respect to Wyeth;

•	enter into or participate in any substantive discussion or negotiation with respect to, or provide any confidential information or data to any person relating to, an acquisition proposal;

•	enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar contract relating to an acquisition proposal or enter into any contract or agreement in principle requiring Wyeth to abandon, terminate or breach its obligations under the merger agreement or fail to consummate the transactions contemplated by the merger agreement;

•	take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including any transaction under, or a third party becoming an “interested stockholder” under, Section 203 of the DGCL), or any restrictive provision of any applicable anti-takeover provision in Wyeth’s certificate of incorporation or bylaws, inapplicable to any transactions contemplated by an acquisition proposal; or

•	resolve, propose or agree to undertake any of the actions listed above.

However, prior to the adoption of the merger agreement by Wyeth’s stockholders, Wyeth may furnish information with respect to Wyeth and its subsidiaries and participate in discussions or negotiations in response to an unsolicited acquisition proposal or any inquiry relating to a potential acquisition proposal made or received after the date of the merger agreement from a third party whom the Wyeth board of directors (or the executive committee thereof) determines, in good faith, is credible and is reasonably capable of making a superior proposal, in each case under circumstances not involving a breach of Wyeth’s non-solicitation obligations, if Wyeth (1) has first entered into a confidentiality agreement with the party making such acquisition proposal or inquiry on terms that are overall no less favorable to Wyeth than those contained in the confidentiality agreement between Wyeth and Pfizer and (2) promptly provides to Pfizer any information concerning Wyeth or its subsidiaries provided to such other person which was not previously provided to Pfizer.

Wyeth has agreed:

•	to immediately cease and cause to be terminated any solicitation, discussion or negotiation with any persons conducted prior to the execution of the merger agreement by Wyeth, its subsidiaries or any of their representatives with respect to any acquisition proposal and to promptly request the return or destruction of all confidential information provided by or on behalf of Wyeth or any of its subsidiaries to such person in connection with the consideration of any acquisition proposal to the extent that Wyeth is entitled to have such documents returned or destroyed;

•	to notify Pfizer in writing promptly (but no later than 24 hours) after it receives any acquisition proposal or inquiry of the type described above and to provide Pfizer with certain information regarding such acquisition proposal or inquiry;

•	to keep Pfizer reasonably informed, on a reasonably current basis, of the status of any material developments with respect to, any such acquisition proposal and to provide Pfizer with copies of all written inquiries and correspondence with respect to such acquisition proposal or inquiry no later than 24 hours following receipt thereof;

•	not to, and to cause its subsidiaries not to, (i) enter into any contract subsequent to the date of the merger agreement that prohibits Wyeth from providing information concerning any acquisition proposal or inquiry to Pfizer, or (ii) terminate, waive, amend or modify, or grant permission under, the standstill provisions of any agreement to which it or any of its subsidiaries is a party which prohibits the counterparty from making, effecting, entering into, making or participating in any solicitation of proxies in respect of, seeking, proposing or otherwise acting alone or in concert with others, to influence the management or the Wyeth board of directors with respect to, or advising, assisting, knowingly encouraging or acting as a financing source for, an acquisition proposal; and

•	to enforce the standstill provisions of any agreements which prohibit the counterparty from making, effecting, entering into, making or participating in any solicitation of proxies in respect of, seeking, proposing or otherwise acting alone or in concert with others, to influence the management or the Wyeth board of the directors with respect to, or advising, assisting, knowingly encouraging or acting as a financing source for, an acquisition proposal to, and to cause subsidiaries of Wyeth to, take all steps necessary to terminate any waiver of any such standstill provision that may have been previously granted unless the Wyeth board of directors concludes in good faith, after consultation with outside counsel, that taking such action could reasonably be determined to be inconsistent with its fiduciary duties under applicable law, and to, and to cause its subsidiaries to, otherwise enforce any such standstill provisions.

As used in the merger agreement, an “acquisition proposal” means any offer or proposal by any third party concerning any of the following:

•	a merger, consolidation, other business combination or similar transaction involving Wyeth or any of its subsidiaries, pursuant to which such person would own 15% or more of the consolidated assets, revenues or net income of Wyeth and its subsidiaries, taken as a whole;

•	a sale, lease, license or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of Wyeth (including equity interests of any of its subsidiaries) or any subsidiary of Wyeth representing 15% or more of the consolidated assets, revenues or net income of Wyeth and its subsidiaries, taken as a whole;

•	the issuance or sale or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture or similar transaction) of equity interests representing 15% or more of the voting power of Wyeth;

•	a transaction or series of transactions in which any person will acquire beneficial ownership or the right to acquire beneficial ownership of equity interests representing 15% or more of the voting power of Wyeth; or

•	any combination of any of the transactions described in the four immediately preceding bullets.

In addition, if Wyeth receives an acquisition proposal which the Wyeth board of directors concludes in good faith, after consultation with outside counsel and Wyeth’s financial advisors, constitutes a superior proposal (as defined below), Wyeth may terminate the merger agreement upon three business days’ prior written notice to Pfizer to enter into a definitive agreement with respect to such superior proposal.

As used in the merger agreement, “superior proposal” means a bona fide written acquisition proposal (except the references in the definition of “acquisition proposal” to “15%” will be replaced by “50%”), which, in the good faith judgment of the Wyeth board of directors (after consultation with Wyeth’s financial advisors and outside counsel), taking into account the various legal, financial and regulatory aspects of the proposal, including the financing terms thereof, and the person making such proposal (1) if accepted, is reasonably likely to be consummated, and (2) if consummated would result in a transaction that is more favorable to Wyeth’s stockholders, from a financial point of view, than the merger (it being understood that the inclusion of any “seller financing” in such acquisition proposal, pursuant to which Wyeth stockholders may be issued debt instruments as part of the consideration payable in connection with the transactions contemplated by such acquisition proposal, will not create any inference that, nor be used by Pfizer to assert or otherwise claim that, an acquisition proposal is not a superior proposal).

Recommendation of the Wyeth Board of Directors

The Wyeth board of directors adopted a resolution recommending that the Wyeth stockholders adopt the merger agreement. Under the merger agreement, other than as described below, Wyeth agreed that its board of directors would recommend adoption of the merger agreement to its stockholders and not (1) withdraw, modify or qualify (or publicly propose to withdraw, modify or qualify) in any manner adverse to Pfizer such recommendation or (2) approve, adopt or recommend any acquisition proposal. Any of these actions is referred to as a “Change of Recommendation.”

However, the Wyeth board of directors may make a Change of Recommendation upon three business days’ prior written notice to Pfizer under the following circumstances:

•	in response to an intervening event (as defined below) if the Wyeth board of directors concludes in good faith, after consultation with outside counsel, that the failure to take such action could reasonably be determined to be inconsistent with its fiduciary duties under applicable law; or

•	in response to an acquisition proposal if the Wyeth board of directors concludes in good faith, after consultation with outside counsel, that the failure to take such action could reasonably be determined to be inconsistent with its fiduciary duties under applicable law.

As used in the merger agreement, “intervening event” means, with respect to Wyeth, a material event or circumstance that was not known to the Wyeth board of directors on the date of the merger agreement (or if known, the consequences of which were not known to or reasonably foreseeable by the Wyeth board of directors as of such date), which event or circumstance, or any material consequences thereof, becomes known to the Wyeth board of directors prior to the time at which Wyeth stockholders adopt the merger agreement, except that in no event will the receipt, existence or terms of an acquisition proposal or inquiry or any matter relating thereto or consequence thereof constitute an intervening event.

Employee Matters

At the effective time of the merger, Pfizer has agreed to provide employment to, or to cause the surviving corporation to provide employment to, employees who were employed by Wyeth or its subsidiaries as of the effective time of the merger (except that nothing in the merger agreement will require Pfizer (or after the effective time of the merger, the surviving corporation) to retain employment of any particular Wyeth employee for any fixed period of time following the effective time of the merger).

From and after the effective time of the merger until the second anniversary of such effective time of the merger, Pfizer has agreed to provide, or to cause the surviving corporation to provide, to each employee who was employed by Wyeth or its subsidiaries as of the effective time of the merger:

•	the same annual base salary or wage rate in effect as of the date of the merger agreement and the same annual incentive and bonus opportunities provided by Wyeth in respect of 2008 as set forth under the applicable Wyeth benefit plan; and

•	employee benefits which are substantially comparable, in the aggregate, to those provided to similarly situated employees (as a group), in each case by Wyeth and its subsidiaries immediately prior to the effective time of the merger;

except that:

•	the obligations in the prior two bullet points will not take into account any change in control- or transaction-based retention, transition, stay or similar bonus arrangements for purposes of defining either annual incentive and bonus opportunities or employee benefits;

•	with respect to employees who are subject to collective bargaining agreements, compensation and benefits will be provided in accordance with the applicable collective bargaining agreements;

•	so long as Pfizer honors, or causes the surviving corporation to honor, the provisions of the merger agreement relating to 2009 annual bonuses with respect to a particular employee (other than any employee who participates in a Wyeth benefit plan that is a sales force incentive or integrated metrics reports bonus program), Pfizer will be deemed to have satisfied its obligations with respect to annual cash incentive or bonus opportunities to be provided to such employee in respect of 2009;

•	so long as Pfizer honors, or causes the surviving corporation to honor, the provisions of the merger agreement concerning the Company Special Transaction Severance Plan or CIC Severance Agreements (each as defined in the merger agreement), as applicable to a given employee, Pfizer will be deemed to have satisfied its obligations to provide severance payments and/or benefits to any such employee as may otherwise be required to be provided in the merger agreement; and

•	with respect to any employees based outside the United States, Pfizer’s obligations under these provisions of the merger agreement are to be modified to the extent necessary to comply with applicable laws of the foreign countries and political subdivisions thereof in which such employees are based.

At all times following the effective time of the merger, Pfizer has agreed to, or to cause the surviving corporation to agree to, treat former employees of Wyeth or any of its subsidiaries who, as of the effective time of the merger, are eligible to receive post-retirement health benefits under the applicable Wyeth benefit plans, no less favorably than similarly situated former employees of Pfizer with respect to post-retirement health benefits.

With respect to any Pfizer benefit plans in which Wyeth employees first become eligible to participate on or after the effective time of the merger, Pfizer has agreed to, or to cause the surviving corporation to agree to:

•	waive any pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements otherwise applicable to former Wyeth employees under any such Pfizer benefit plans providing medical, dental or vision benefits to the same extent such limitation would have been waived or satisfied under the analogous Wyeth benefit plan in which such former Wyeth employee participated immediately prior to the effective time of the merger;

•	provide each former Wyeth employee with credit for any co-payments and deductibles paid prior to the effective time of the merger during the calendar year in which such effective time occurs (or if later, paid in the year in which such employee is first eligible to participate), to the same extent such credit was given under the analogous Wyeth benefit plan prior to the effective time of the merger, in satisfying any applicable deductible or out-of-pocket requirements under any such Pfizer benefit plan in which the employee participates during the calendar year in which such effective time occurs (or if later, the year in which such employee is first eligible to participate); and

•	recognize all service of each former Wyeth employee prior to the effective time of the merger to Wyeth, its subsidiaries and any predecessor entities of Wyeth or any of its subsidiaries (as well as service to Pfizer and its affiliates (including the surviving corporation) after the effective time of the merger), for all purposes (including, but not limited to, eligibility to participate, vesting credit, entitlement to benefits and benefit accrual) of any Pfizer benefit plans (including those providing for vacation and paid time-off) in which any such employee participates after the effective time of the merger except that Pfizer will not recognize such service to the extent it would result in any duplication of benefits for the same period of service.

Under the terms of the merger agreement, none of the Pfizer obligations described in this “— Employee Matters” section are to be construed to (1) limit the right of Pfizer or any of its subsidiaries (including the surviving corporation and its subsidiaries) to amend or terminate any Wyeth benefit plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, or (2) require Pfizer or any of its subsidiaries (including the surviving corporation and its subsidiaries) to retain the employment of any particular employee of Wyeth or its subsidiaries for any fixed period of time following the closing date.

Wyeth has also agreed to take certain actions to reacquire shares of restricted stock from the Wyeth Restricted Stock Trust.

Financing Cooperation

Financing

Pfizer has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the financing for the merger and the other transactions contemplated by the merger agreement on the terms and conditions described in the commitment letter, including, among others, to satisfy on a timely basis all conditions applicable to Pfizer in the commitment letter that are within its control and to comply with its obligations under the commitment letter, and enforce its rights under the commitment letter in the event of a breach by the financing sources that impedes or delays the closing, including seeking specific performance of the parties providing the financing.

If any portion of the financing contemplated by the commitment letter becomes unavailable, Pfizer must use its reasonable best efforts to arrange and obtain alternative financing from alternative financial institutions in an amount sufficient to consummate the transactions contemplated by the merger agreement upon conditions no less favorable to Pfizer and Wyeth than those in the commitment letter as promptly as practicable following the occurrence of such event. Pfizer has agreed to give Wyeth prompt oral and written notice of any material breach by any party to the commitment letter, of any condition that is not likely to be satisfied or of any termination of the commitment letter (in no event will such notice be given later than 48 hours after the occurrence of such event). Pfizer has also agreed to keep Wyeth informed on a reasonably current basis of the status of its efforts to arrange the financing.

Pfizer has the right to amend, replace, supplement or otherwise modify, or waive any of its rights under, the commitment letter and/or substitute other debt or equity financing for all or any portion of the financing contemplated by the commitment letter from the same and/or alternative financing sources or reduce the amount of financing under the commitment letter in its reasonable discretion (but not to an amount below the amount that is required, together with the financial resources of Pfizer and Merger Sub, to consummate the merger) so long as such actions do not (A) expand upon the conditions precedent or contingencies to the financing as set forth in the commitment letter or (B) prevent or impede or delay the consummation of the merger and the other transactions contemplated by the merger agreement. On March 12, 2009, Pfizer entered into the Bridge Term Facility contemplated by the commitment letter. On March 24, 2009, in connection with its financing of the merger, Pfizer issued $13.5 billion of senior unsecured notes in a public offering. On June 3, 2009, in connection with its financing of the merger, Pfizer issued €5.85 billion and £1.50 billion of senior unsecured notes (totaling approximately $10.5 billion) in a private placement pursuant to Regulation S of the Securities Act. Due to the issuance of the senior unsecured notes, as of June 3, 2009, the commitments under the bridge loan agreement have been replaced by the proceeds obtained by Pfizer through the issuance of the senior unsecured notes, and the bridge loan agreement has been terminated.

Cooperation of Wyeth

Wyeth has agreed to provide, and to cause its subsidiaries to provide, and to use its reasonable best efforts to cause each of its and their respective representatives, including legal, tax, regulatory and accounting, to provide all cooperation reasonably requested by Pfizer in connection with the financing, including:

•	providing information relating to Wyeth and its subsidiaries to the financing parties (including information to be used in the preparation of an information package regarding the business, operations, financial projections and prospects of Pfizer and Wyeth customary for such financing or reasonably necessary for the completion of the financing by the financing parties) to the extent reasonably requested by Pfizer to assist in preparation of customary offering or information documents to be used for the completion of the financing as contemplated by the commitment letter;

•	participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers for the financing and senior management and representatives, with appropriate seniority and expertise, of Wyeth), presentations, road shows, drafting sessions, due diligence sessions (including accounting due diligence sessions) and sessions with the rating agencies;

•	assisting in the preparation of (1) any customary offering documents, bank information memoranda, prospectuses and similar documents (including historical and pro forma financial statements and information) for any of the financing, and (2) materials for rating agency presentations;

•	cooperating with the marketing efforts for any of the financing (including consenting to the use of Wyeth’s and its subsidiaries’ logos; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Wyeth or its subsidiaries or the reputation or goodwill of Wyeth or any of its subsidiaries);

•	executing and delivering (or using reasonable best efforts to obtain from its advisors), and causing its subsidiaries to execute and deliver (or use reasonable best efforts to obtain from its advisors), customary certificates (including a certificate of the principal financial officer of Wyeth or any subsidiary with respect to solvency matters), accounting comfort letters (including consents of accountants for use of their reports in any materials relating to the financing), legal opinions or other documents and instruments relating to guarantees and other matters ancillary to the financing as may be reasonably requested by Pfizer as necessary and customary in connection with the financing;

•	assisting in (1) the preparation of and entering into one or more credit agreements, currency or interest hedging agreements, or other agreements or (2) the amendment of any of Wyeth’s or its subsidiaries’ existing credit agreements, currency or interest hedging agreements, or other agreements, in each case, on terms satisfactory to Pfizer and that are reasonably requested by Pfizer in connection with the financing provided that no obligation of Wyeth or any of its subsidiaries under any such agreements or amendments will be effective until the effective time of the merger;

•	as promptly as practicable, furnishing Pfizer and the financing parties with all financial and other information regarding Wyeth and its subsidiaries as may be reasonably requested by Pfizer to assist in preparation of customary offering or information documents to be used for the completion of the financing as contemplated by the commitment letter;

•	using its reasonable best efforts, as appropriate, to have its independent accountants provide their reasonable cooperation and assistance;

•	using its reasonable best efforts to permit any cash and marketable securities of Wyeth and its subsidiaries to be made available to the Pfizer and/or Merger Sub at the closing;

•	providing authorization letters to the financing parties authorizing the distribution of information to prospective lenders and containing a representation to the financing parties that the public side versions of such documents, if any, do not include material non-public information about Wyeth or its affiliates or securities;

•	using its reasonable best efforts to ensure that the financing parties benefit from the existing lending relationships of Wyeth and its subsidiaries;

•	providing audited consolidated financial statements of Wyeth covering the three fiscal years immediately preceding the closing for which audited consolidated financial statements are currently available and unaudited financial statements of Wyeth (excluding footnotes) for any interim period or periods ended after the date of the most recent audited financial statements and at least 45 days prior to the effective time of the merger;

•	cooperating reasonably with Pfizer’s financing sources’ due diligence, to the extent customary and reasonable and to the extent not unreasonably interfering with the business of Wyeth; and

•	terminating and repaying in full the commitments under the Credit Agreement, dated as of August 2, 2007, among Wyeth, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, on or prior to the closing date.

Wyeth is not required to take any of the actions described above to the extent taking such action would interfere unreasonably with Wyeth’s or its subsidiaries’ ongoing operations.

Additionally, the merger agreement limits Wyeth’s obligation to incur any fees or liabilities with respect to the financing prior to the effective time of the merger. Pfizer has also agreed to reimburse Wyeth for all reasonable out-of-pocket costs and to indemnify and hold harmless Wyeth, its subsidiaries, and their respective representatives from and against all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the financing and any information used in connection therewith.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements relating to, among other things:

Wyeth Stockholders Meeting.  Wyeth has agreed to take all lawful action to call, give notice of, convene and hold a meeting of stockholders of Wyeth on a date as soon as reasonably practicable following the effectiveness of Pfizer’s Form S-4 registration statement, of which this proxy statement/prospectus forms a part, for the purpose of obtaining stockholder approval of the adoption of the merger agreement. The Wyeth board of directors has agreed to recommend adoption of the merger agreement by Wyeth stockholders and, except as otherwise permitted in the merger agreement, not to withdraw, modify or qualify (or publicly propose to withdraw, modify or qualify) in any manner adverse to Pfizer such recommendation or approve, adopt or recommend any acquisition proposal except as otherwise set forth above under “— Agreement Not to Solicit Other Offers”.

Access to Information/Employees.  During the period prior to the effective time of merger, Wyeth has agreed to, and will cause each of its subsidiaries to, afford to Pfizer and its representatives reasonable access during normal business hours and upon reasonable prior notice to Wyeth to its and its subsidiaries’ properties, books, contracts, commitments, records, officers and employees and all other information reasonably requested by them. However, Wyeth may restrict access to the extent that (i) in Wyeth’s reasonable judgment, Wyeth or its subsidiaries is required by an applicable law to restrict or prohibit access to any such properties or information, (ii) in Wyeth’s reasonable judgment, the information is subject to confidentiality obligations to a third party, (iii) disclosure of the information would result in the disclosure of trade secrets of third parties or (iv) disclosure of the information or document could result in the loss of attorney-client privilege, but in each of the foregoing cases, Wyeth has agreed to use its commercially reasonable best efforts to obtain the required consent of such third party to provide such access or disclosure or develop an alternative to providing such information. Each of Pfizer and Wyeth will, and will cause its respective directors, officers, employees, investment bankers, financing sources, financial advisors, attorneys, accountants or other advisors, agents and/or representatives to, hold and keep confidential any nonpublic information in accordance with the terms of the confidentiality agreement, dated January 16, 2009, between Pfizer and Wyeth.

Indemnification and Insurance.  Prior to the effective time of the merger, Wyeth will, and if Wyeth is unable to, Pfizer will cause the surviving corporation to, obtain and fully pay for “tail” prepaid insurance policies with a claims period of at least six years from and after the effective time of the merger from an insurance carrier with the same or better credit rating as Wyeth’s current insurance carrier with respect to D&O Insurance for all Indemnified Parties, with terms, conditions, retentions and levels of coverage at least as favorable as Wyeth’s existing D&O Insurance with respect to matters existing or occurring prior to the effective time of the merger (including with respect to acts or omissions occurring in connection with the merger agreement and the consummation of the transactions contemplated thereby). If such “tail” prepaid insurance policies have been obtained, Pfizer will, and will cause the surviving corporation after the effective time of the merger to, maintain such policies in full force and effect, for their full term, and to continue to honor its respective obligations thereunder.

If Wyeth and the surviving corporation for any reason fail to obtain such “tail” prepaid insurance policies as of the effective time of the merger, the surviving corporation will, and Pfizer will cause the surviving corporation to, continue to maintain in effect the current D&O Insurance, at no expense to the beneficiaries, for a period of at least six years from and after the effective time of the merger. However, Pfizer (or any successor) may substitute therefore policies of at least the same terms, conditions, retentions and levels of coverage and amounts which are, in the aggregate, as favorable to the Indemnified Parties as provided in the existing policies as of the date of the merger agreement. If such insurance is unavailable, the surviving corporation will, and Pfizer will cause the surviving corporation to, purchase the best available D&O Insurance for such six-year period from an insurance carrier with the same or better credit rating as Wyeth’s current insurance carrier with respect to Wyeth’s existing D&O Insurance with terms, conditions, retentions and with levels of coverage at least as favorable as provided in Wyeth’s existing policies as of the date of the merger agreement with respect to claims, actions, suits, proceedings or investigations, whether civil, criminal, administrative or investigative, arising out of or pertaining to facts or events that occurred prior to, at or after the effective time of the merger (including with respect to acts or omissions occurring in connection with the merger agreement and the consummation of the transactions contemplated thereby). However, neither Pfizer nor the surviving corporation is required to expend annually in excess of 300% of the annual premiums currently paid by Wyeth for such coverage; and, to the extent that the annual premiums of such coverage exceed that amount, the surviving corporation is required to use all reasonable efforts to cause to be maintained the maximum amount of coverage as is available for 300% of such annual premium.

From and after the effective time of the merger, Pfizer will, and will cause the surviving corporation to indemnify, defend and hold harmless all Indemnified Parties against any costs, expenses (including attorneys’ fees and expenses and disbursements), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, employee or fiduciary of Wyeth or any of its subsidiaries or a fiduciary under any Wyeth benefit plan, or is or was serving at the request of Wyeth or any of its subsidiaries as a director, officer or employee of any other corporation, limited liability company, partnership, joint venture, trust or other business or non-profit enterprise (including an employee benefit plan), whether asserted or claimed prior to, at or after the effective time of the merger (including with respect to acts or omissions occurring in connection with the merger agreement and the consummation of the transactions contemplated thereby), and provide advancement of expenses to the Indemnified Parties (within ten days of receipt by Pfizer or the surviving corporation from an Indemnified Party of a request therefor), in all such cases to the same extent that such persons are indemnified or have the right to advancement of expenses as of the date of the merger agreement by Wyeth under the certificate of incorporation, bylaws and indemnification agreements, if any, of Wyeth or any of its subsidiaries. In the event of any claim, action, suit, hearing, proceeding or investigation, whether civil, criminal or administrative, Pfizer will, and will cause the surviving corporation to (x) not settle, compromise or consent to the entry of any judgment in such proceeding or threatened claim, action, suit, hearing, proceeding or investigation (and in which indemnification could be sought by an Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action, suit, hearing, proceeding or investigation or such Indemnified Party otherwise consents in writing, and (y) cooperate in the defense of such matter.

Additionally, to the fullest extent permitted by applicable law, Pfizer will, and will cause the surviving corporation to, include and cause to be maintained in effect in the surviving corporation’s (or any successor’s) certificate of incorporation and bylaws for a period of six years after the effective time of the merger, the current provisions contained in the certificate of incorporation and bylaws of Wyeth regarding elimination of liability of directors, and indemnification of and advancement of expenses to directors, officers and employees of Wyeth.

The rights of the Indemnified Parties under the merger agreement are in addition to any rights such Indemnified Parties may have under the certificate of incorporation or bylaws of Wyeth or any of its subsidiaries, or under any applicable contracts or laws. The rights of the Indemnified Parties under the merger agreement are intended to be for the benefit of, and may be enforced by, the Indemnified Parties.

The obligations of Pfizer and the surviving corporation to the Indemnified Parties under the merger agreement may not be terminated, amended or modified in any manner so as to adversely affect the Indemnified Parties (including their successors, heirs and legal representatives).

Public Announcements.  Pfizer and Wyeth have agreed to consult with the other and consider in good faith the views of the other party before issuing any public release or announcement or making any other public statement with respect to the transactions contemplated by the merger agreement. However, either party may issue a public release, announcement or make such other public statement to the extent required by applicable law or by the rules and regulations of any applicable U.S. securities exchange or regulatory body or governmental entity to which the relevant party is subject so long as such party uses its commercially reasonable efforts to permit the other party reasonable time to comment on such public release, announcement or public statement in advance of its issuance.

Listing.  Pfizer will use reasonable best efforts to cause the Pfizer common stock and Pfizer $2 Convertible Preferred Stock, if any, to be issued or reserved for issuance in connection with the merger to be approved for listing on the NYSE prior to the effective time of the merger.

Pfizer and Wyeth Dividends.  The merger agreement requires Pfizer and Wyeth to coordinate with the other regarding the payment of dividends and the record dates and payment dates relating to any dividends in respect of either company’s common stock from and after the date of the merger agreement until the completion of the merger with the intention that holders of Wyeth common stock and Pfizer common stock will not receive two dividends, or fail to receive one dividend for any single calendar quarter with respect to their shares of Wyeth common stock or Pfizer common stock or any shares of Pfizer common stock that holders of Wyeth common stock receive as part of the merger consideration.

Section 16 Matters.  Each of Pfizer and Wyeth has agreed that prior to the consummation of the merger it will take all steps necessary to exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of Wyeth common stock or the acquisitions of Pfizer common stock by Wyeth officers or directors pursuant to the merger.

Cooperation.  Each of Pfizer and Wyeth has agreed to establish a mechanism, subject to applicable law, reasonably acceptable to each party pursuant to which such parties will confer on an ongoing basis regarding the status of the ongoing operations of Wyeth and its subsidiaries and certain integration planning matters.

Wyeth Convertible Debentures and Wyeth $2 Convertible Preferred Stock.  Subject to applicable law, to the extent requested by Pfizer and to the extent redeemable under the applicable governing documents, prior to the effective time of the merger, Wyeth has agreed, as promptly as practicable following such request, to use its reasonable best efforts to effect, prior to the effective time of the merger, the redemption of any or all of the outstanding aggregate principal amount of the indebtedness issued under the indenture governing Wyeth’s convertible debentures in accordance with its terms. If any of the holders of Wyeth’s convertible debentures elect to convert the convertible debentures in accordance with the terms of the indenture governing the convertible debentures, then Wyeth has agreed to settle any such conversion in cash pursuant to its right to elect the form of settlement.

To the extent requested by Pfizer, as promptly as practicable following such request, Wyeth has agreed to use its reasonable best efforts to effect, prior to the effective time of the merger, the redemption of all outstanding shares of Wyeth $2 Convertible Preferred Stock in accordance with the terms of the Wyeth $2 Convertible Preferred Stock Certificate of Designation and the applicable provisions of the DGCL. In accordance with this provision, Wyeth announced that, pursuant to a request from Pfizer, Wyeth will fully redeem all of its outstanding Wyeth $2 Convertible Preferred Stock, effective on July 15, 2009. Therefore, it is expected that there will not be any shares of Wyeth $2 Convertible Preferred Stock outstanding at the effective time of the merger. In such case, Pfizer will not create or issue a new series of preferred stock in connection with the merger.

Board Representation.  Upon completion of the merger, it is expected that the Pfizer board of directors will be composed of 16 members. In addition to the individuals serving on the Pfizer board of directors at the effective time of the merger, two members of the Wyeth board of directors who were members of the Wyeth board of directors as of the date of the merger agreement will be appointed to the Pfizer board of directors. Pfizer’s Corporate Governance Committee will review and evaluate potential candidates from the Wyeth board of directors through customary procedures to assess the independence and qualifications of such Wyeth directors. Upon completion of the Corporate Governance Committee’s evaluation, the committee will recommend nominees. Based on the recommendation of the Corporate Governance Committee and its own independent evaluation, the Pfizer board of directors will appoint two legacy Wyeth directors to the Pfizer board of directors. The remaining directors of Wyeth will resign as of the effective time of the merger. As of the date of this proxy statement/prospectus, no determination has been made as to the identity of the two Wyeth directors who will be appointed to the Pfizer board of directors.

Conditions to Complete the Merger

Each of Pfizer’s, Merger Sub’s and Wyeth’s obligation to effect the merger is subject to the satisfaction (or, where legally permissible, waiver) of the following conditions:

•	adoption of the merger agreement by Wyeth’s stockholders;

•	absence of any statute, law, ordinance, rule, regulation, judgment, order, injunction (whether temporary, preliminary or permanent), decision, opinion or decree issued by a court or other governmental entity in the United States or the European Union that makes the merger illegal or prohibits the consummation of the merger;

•	the applicable waiting period (and any extension thereof) under the HSR Act will have expired or been terminated, and competition approvals and authorizations required from the European Commission and China’s Ministry of Commerce and the applicable antitrust governmental authorities in Australia and Canada will have been obtained;

•	approval for the listing on the NYSE of the Pfizer common stock and, if necessary, the Pfizer $2 Convertible Preferred Stock, if any, to be issued to the Wyeth stockholders in the merger, subject to official notice of issuance; and

•	the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, having been declared effective by the SEC and the absence of an effective stop order suspending the effectiveness of the Form S-4 or proceedings pending before the SEC for that purpose.

Pfizer’s and Merger Sub’s obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

•	(i) the representations and warranties of Wyeth regarding the organization, good standing and qualification, capitalization, and corporate authority of Wyeth will be true and correct (other than in de minimis respects), (ii) the representations and warranties of Wyeth related to the absence of any event or occurrence having a material adverse effect on Wyeth since December 31, 2007 will be true and correct in all respects, and (iii) all other representations and warranties of Wyeth will be true and correct (without giving effect to any materiality or material adverse effect qualifications contained in such representations and warranties), in each case, when made and as of the date of closing of the merger (other than those representations and warranties that were made only as of a specified date, which need only be true and correct as of such specified date), except in the case of representations and warranties described in clause (iii) above, where the failure to be true and correct has not had and would not reasonably be expected to have a material adverse effect on Wyeth;

•	Wyeth shall have performed or complied with, in all material respects, all of its material agreements and covenants under the merger agreement at or prior to the consummation of the merger;

•	receipt of a certificate executed by Wyeth’s chief executive officer or chief financial officer as to the satisfaction of the conditions described in the preceding two bullets; and

•	the lenders who are parties to the commitment letter (or, in the event that alternative financing has been arranged, the lenders or other financing sources who have committed to such alternative financing) not having declined to make the financing (or such alternative financing) available to Pfizer on the date that would otherwise have been the date of consummation of the merger, primarily by reason of the failure of either or both of the following conditions:

•	Pfizer having on the closing date, and taking into account the merger, (a) an unsecured long-term obligations rating of at least “A2” (with stable, or better, outlook) and a commercial paper credit rating of at least “P-1” (which rating will be affirmed) from Moody’s Investors Services, Inc. and (b) a long-term issuer credit rating of at least “A” (with stable, or better, outlook) and a short-term issuer credit rating of at least “A-1” (which rating will be affirmed) from Standard & Poor’s Ratings Group (it being understood that an unsecured long-term obligations rating of higher than “A2” and a long-term issuer credit rating of higher than “A” will satisfy the foregoing, as applicable, irrespective of whether or not such ratings are subject to “negative watch” or “negative outlook”); or

•	since December 31, 2007, there not having been any event, occurrence, development or state of circumstances or facts or condition that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Pfizer, except (a) as disclosed in Pfizer’s SEC filings filed since January 1, 2008 but prior to the execution date of the merger agreement (other than certain risk-related disclosures made in such filings) or (b) as set forth in Pfizer’s disclosure letter to the merger agreement.

Wyeth’s obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

•	(i) the representations and warranties of Pfizer and Merger Sub regarding the organization, good standing and qualification, capitalization, and corporate authority of Pfizer and Merger Sub will be true and correct (other than in de minimis respects), (ii) the representations and warranties of Pfizer and Merger Sub related to the absence of any event or occurrence having a material adverse effect on Pfizer since December 31, 2007 will be true and correct in all respects, and (iii) all other representations and warranties of Pfizer and Merger Sub will be true and correct (without giving effect to any materiality or material adverse effect qualifications contained in such representations and warranties), in each case, when made and as of the date of closing of the merger (other than those representations and warranties that were made only as of a specified date, which need only be true and correct as of such specified date), except in the case of representations and warranties described in clause (iii) above, where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have a material adverse effect on Pfizer;

•	Pfizer and Merger Sub will have performed or complied with, in all material respects, all of its material agreements and covenants under the merger agreement at or prior to the closing date of the merger; and

•	receipt of a certificate executed by Pfizer’s and Merger Sub’s chief executive officer or chief financial officer as to the satisfaction of the conditions described in the preceding two bullets.

As of June 3, 2009, Pfizer replaced the commitments provided under the bridge loan agreement with permanent financing through the issuance of senior unsecured notes, and therefore the Specified Financing Conditions are no longer applicable.

Pfizer and Wyeth cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party, or that the merger will be completed. As of the date of this proxy statement/prospectus, Pfizer and Wyeth have no reason to believe that any of these conditions will not be satisfied. In no event will Pfizer be required to consummate the merger prior to July 31, 2009.

Termination of the Merger Agreement

Pfizer and Wyeth may mutually agree to terminate the merger agreement before completing the merger, even after stockholder approval, as long as the termination is approved by each of the Pfizer board of directors and the Wyeth board of directors.

In addition, either of Pfizer or Wyeth may terminate the merger agreement under the following circumstances:

•	the merger has not been consummated by the termination date;

•	a governmental entity in the United States or European Union has issued a final and non-appealable order, judgment, decision, opinion, decree or ruling or taken any other action permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement; or

•	Wyeth’s stockholders have failed to vote for adoption of the merger agreement.

Pfizer may also terminate the merger agreement under the following circumstances:

•	Wyeth breaches its representations and warranties, covenants or agreements under the merger agreement such that the applicable closing conditions will not have been satisfied (and such breach is incapable of being cured prior to the termination date); or

•	(1) the Wyeth board of directors effects a Change of Recommendation in response to an acquisition proposal from a third party and following its good faith determination that failure to take such action could reasonably be determined to be inconsistent with its fiduciary duties, (2) the Wyeth board of directors approves or recommends, or enters into or allows Wyeth or any of its subsidiaries to enter into, a merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar contract relating to an acquisition proposal, (3) following the date any bona fide acquisition proposal or any material modification thereto is first published, sent or given to the stockholders of Wyeth, Wyeth fails to issue a press release that expressly reaffirms its recommendation of the merger agreement within ten business days following Pfizer’s written request to do so (which request may be made by Pfizer one time following any such acquisition proposal or any material modifications thereto), (4) if any tender offer or exchange offer is commenced with respect to the outstanding Wyeth common stock prior to stockholder adoption of the merger agreement, and the Wyeth board of directors shall not have recommended that Wyeth’s stockholders reject such tender offer or exchange offer and not tender their Wyeth common stock into such tender offer or exchange offer within ten business days after commencement of such tender offer or exchange offer, unless Wyeth has issued a press release that expressly reaffirms the recommendation of the merger agreement within such ten business day period, (5) Wyeth shall have failed to include its recommendation in the proxy statement or (6) Wyeth or the Wyeth board of directors publicly announces its intentions to do any of actions listed above (any and all of the above, a “Change of Recommendation Termination Event”); or

•	the Wyeth board of directors effects a Change of Recommendation specifically due to the occurrence of an intervening event.

Wyeth may terminate the merger agreement under the following circumstances:

•	Pfizer breaches its representations and warranties, covenants or agreements under the merger agreement such that certain applicable closing conditions will not have been satisfied (and such breach is incapable of being cured prior to the termination date); or

•	at any time prior to Wyeth’s stockholders’ adoption of the merger agreement, if the Wyeth board of directors determines to accept a superior proposal, but only if Wyeth (1) is not in material breach of its agreement not to solicit alternative proposals and (2) the applicable termination fee is paid substantially concurrently with such termination.

In addition, if all conditions to the merger agreement are satisfied or waived (other than (i) the condition relating to Pfizer’s financing sources not declining to make the financing (or alternative financing) available primarily by reason of the failure to satisfy either or both of the Specified Financing Conditions and (ii) conditions that, by their nature, cannot be satisfied until the closing of the merger, but subject to the fulfillment or waiver of those conditions), and the closing does not occur within five business days following such satisfaction or waiver due to the failure of the condition described in clause (i) above, then Wyeth may deliver an election notice notifying Pfizer of its intention to exercise its right to terminate the merger agreement, and may terminate the merger agreement if Pfizer does not consummate the merger on the earlier of (x) the tenth business day following the date on which Pfizer receives such election notice and (y) December 31, 2009. This termination right is referred to as the specified financing condition termination right.

As of June 3, 2009, Pfizer replaced the commitments provided under the bridge loan agreement with permanent financing through the issuance of senior unsecured notes, and therefore the termination right relating to the Specified Financing Conditions is no longer applicable.

Effect of Termination

If the merger agreement is terminated, it will become void, and there will be no liability on the part of Pfizer, Merger Sub or Wyeth, except that (1) both Pfizer and Wyeth will remain liable for any fraud or any willful and material breach of the merger agreement and (2) designated provisions of the merger agreement will survive the termination, including those relating to the confidential treatment of information, payment of fees and expenses (including termination fees), and the indemnification of Wyeth in connection with arranging the financing.

Expenses and Fees

In general, each of Pfizer and Wyeth will be responsible for all expenses incurred by it in connection with the negotiation and completion of the transactions contemplated by the merger agreement.

Termination Fees Payable by Wyeth

Under the terms of the merger agreement, Wyeth would have been obligated to pay Pfizer a $1.5 billion cash termination fee if, within 30 days after the date of the merger agreement, Wyeth had received an alternative written acquisition proposal and the Wyeth board of directors had made a good-faith determination within such 30-day period that such proposal was, or was reasonably likely to lead to, a superior proposal, and either:

•	Pfizer had terminated the merger agreement due to the occurrence of a Change of Recommendation Termination Event; or

•	Wyeth had terminated the merger agreement to enter into a transaction with the same third party providing such acquisition proposal.

Wyeth did not receive any written acquisition proposals during the 30-day period following the date of the merger agreement.

In a case where the $1.5 billion cash termination fee described above is not payable, Wyeth would be obligated to pay Pfizer a $2 billion cash termination fee if:

•	Pfizer terminates the merger agreement due to the occurrence of a Change of Recommendation Termination Event; or

•	Wyeth terminates the merger agreement in order to enter into a superior proposal; or

•	Pfizer terminates the merger agreement (1) because Wyeth has breached its representations and warranties, covenants or agreements under the merger agreement and such breach has resulted in the failure of certain closing conditions, and such breach is incapable of being cured prior to the termination date, (2) prior to the time of such breach a third party acquisition proposal had been known to the senior management or board of directors of Wyeth and shall not have been withdrawn prior to the breach giving rise to termination and (3) Wyeth enters into a definitive agreement, or consummates a transaction, with respect to an acquisition proposal within 12 months of the termination; or

•	either Pfizer or Wyeth terminates the merger agreement (1) due to the Wyeth stockholders’ failure to adopt the merger agreement, (2) prior to the time of the stockholder vote a third party acquisition proposal had been publicly announced or publicly made known to Wyeth’s stockholders and (3) Wyeth enters into a definitive agreement or consummates a transaction with respect to such acquisition proposal within 12 months of the termination of the merger agreement.

For the purposes of the two immediately preceding bullets, an “acquisition proposal” has the meaning described above in “— Agreement Not to Solicit Other Offers”, except that references to 15% are changed to 50%.

In addition, Wyeth would be obligated to pay Pfizer a $2 billion termination fee, and reimburse Pfizer’s expenses actually incurred in connection with the merger by Pfizer in an amount up to $700 million, if (1) the merger agreement is terminated by Pfizer due to the Wyeth board of directors effecting a Change of Recommendation specifically due to the occurrence of an intervening event and (2) neither the $1.5 billion termination fee nor the $2 billion termination fee described above is payable to Pfizer.

Termination Fee Payable by Pfizer

Under the terms of the merger agreement, Pfizer is required to pay Wyeth a cash termination fee of $4.5 billion in the event that (i) Wyeth or Pfizer exercises its right to terminate the merger agreement due to the failure of the closing of the merger to occur by the termination date where all conditions (other than (a) the condition relating to Pfizer’s financing sources not declining to make the financing (or alternative financing) available primarily by reason of the failure to satisfy either or both of the Specified Financing Conditions and (b) those other conditions that, by their nature, cannot be satisfied until the closing of the merger, but which would be satisfied if the closing date of the merger were the date of termination) have been satisfied or waived or (ii) Wyeth exercises its right to terminate the merger agreement pursuant to the specified financing condition termination right.

In the event that the merger agreement is terminated and the $4.5 billion cash termination fee is paid to Wyeth as described in the preceding paragraph, the payment of such termination fee will be the sole and exclusive remedy of Wyeth, its subsidiaries, stockholders, affiliates, officers, directors, employees and representatives against Pfizer, Merger Sub or any of their related persons, representatives or affiliates for, and in no event will Wyeth seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to any loss suffered as a result of the failure of the merger to be consummated, the termination of the merger agreement, any liabilities or obligations under the merger agreement, or any claims or actions arising out of or relating to any breach, termination or failure of or under the merger agreement, in each case, with respect to a termination of the merger agreement as a result of the failure of either or both of the Specified Financing Conditions and any event related thereto.

As of June 3, 2009, Pfizer replaced the commitments provided under the bridge loan agreement with permanent financing through the issuance of senior unsecured notes, and therefore the Specified Financing Conditions and the $4.5 billion termination fee are no longer applicable.

Specific Performance

Each party is entitled to seek an injunction or injunctions to prevent a breach of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware. This remedy is in addition to any other remedy to which the parties are entitled at law or in equity.

However, if Pfizer does not consummate the merger within five business days following the satisfaction or waiver (subject to applicable law) of the conditions to the merger (excluding conditions that, by their nature, cannot be satisfied until the closing of the merger, but subject to the fulfillment or waiver of those conditions) and the proceeds from the financing (or alternative financing) are unavailable on such date then Wyeth may deliver to Pfizer an election notice exercising its right to seek specific performance, and Wyeth cannot require Pfizer to close until a date that is the earlier of (x) the tenth business day following the date on which Pfizer receives an election notice from Wyeth and (y) December 31, 2009. If Pfizer fails to consummate the merger due to Pfizer’s financing sources declining to make the financing (or alternative financing) available on such date primarily as a result of the non-satisfaction of either or both of the Specified Financing Conditions, then Wyeth does not have the right to require Pfizer to consummate the merger.

As of June 3, 2009, Pfizer replaced the commitments provided under the bridge loan agreement with permanent financing through the issuance of senior unsecured notes, and therefore the Specified Financing Conditions are no longer applicable.

Amendment, Waiver and Extension of the Merger Agreement

Subject to applicable law, the parties may amend the merger agreement by action taken or authorized by their respective boards of directors. However, after the adoption of the merger agreement by the Wyeth stockholders, there may not be, without further approval of Wyeth’s stockholders, any amendment of the merger agreement that requires their further approval in accordance with applicable law (including the rules of any relevant stock exchange).

At any time prior to the completion of the merger, each of Pfizer and Wyeth, by action taken or authorized by their respective boards of directors, may:

•	extend the time for the performance of any of the obligations or other acts of the other party;

•	waive any breach of or inaccuracies in the representations and warranties of the other party; or

•	waive compliance by the other party with any of the other agreements or conditions contained in the merger agreement.

DESCRIPTION OF DEBT FINANCING

In connection with the merger, on March 12, 2009, Pfizer entered into a bridge loan agreement with JPMorgan Chase Bank, N.A. as administrative agent. The bridge loan agreement had a term of 364 days and provided Pfizer with unsecured financing in an aggregate principal amount of up to $22.5 billion. On March 24, 2009, in connection with its financing of the merger, Pfizer issued $13.5 billion of senior unsecured notes in a public offering. On June 3, 2009, in connection with its financing of the merger, Pfizer issued €5.85 billion and £1.50 billion of senior unsecured notes (totaling approximately $10.5 billion) in a private placement pursuant to Regulation S of the Securities Act. Due to the issuance of the senior unsecured notes, as of June 3, 2009, the commitments under the bridge loan agreement have been replaced with the proceeds obtained by Pfizer through the issuance of the senior unsecured notes, and the bridge loan agreement has been terminated.

DESCRIPTION OF PFIZER’S SHARE CAPITAL

The following discussion is a summary of the terms of the capital stock of Pfizer and should be read in conjunction with “Comparison of Rights of Pfizer Stockholders and Wyeth Stockholders” beginning on page 151. This summary is not meant to be complete and is qualified by reference to the relevant provisions of the DGCL and Pfizer’s restated certificate of incorporation and bylaws. You are urged to read those documents carefully. Copies of the Pfizer restated certificate of incorporation and bylaws are incorporated by reference and will be sent to Pfizer and Wyeth stockholders upon request. See “Where You Can Find More Information” beginning on page 247.

Authorized Capital Stock

Prior to Completion of the Transaction.  Under the Pfizer restated certificate of incorporation, Pfizer’s authorized capital stock consists of 12,000,000,000 shares of common stock, par value $0.05 per share, and 27,000,000 shares of preferred stock, without par value, of which 7,500 shares of preferred stock have been designated Series A convertible perpetual preferred stock each of which has a stated value of $40,300.00 per share. As of May 5, 2009, there were 6,747,979,039 shares of Pfizer common stock issued and outstanding (excluding approximately 2,117,000,000 shares held in Pfizer’s treasury), and as of December 31, 2008, there were 1,804 shares of Series A convertible perpetual preferred stock (with no preferred shares held in Pfizer’s treasury).

Description of Common Stock

Common Stock Outstanding.  The outstanding shares of Pfizer common stock are, and the shares of Pfizer common stock issued in the merger will be, duly authorized, validly issued, fully paid and non-assessable.

Voting Rights.  Each holder of Pfizer common stock is entitled to one vote for each share of Pfizer common stock held of record on the applicable record date on all matters submitted to a vote of stockholders.

Dividend Rights; Rights upon Liquidation.  The holders of Pfizer common stock are entitled to receive, from funds legally available for the payment thereof, dividends when and as declared by resolution of the Pfizer board of directors, subject to any preferential dividend rights granted to the holders of any outstanding Pfizer preferred stock. In the event of liquidation, each share of Pfizer common stock is entitled to share pro rata in any distribution of Pfizer’s assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding Pfizer preferred stock.

Preemptive Rights.  Holders of Pfizer common stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

Description of Preferred Stock

Preferred Stock Outstanding.  The Pfizer board of directors has approved the issuance of a series of preferred stock designated Series A convertible perpetual preferred stock. There are 7,500 shares designated in the series, of which 1,804 shares are outstanding as of December 31, 2008. All shares of the preferred stock are held by an Employee Stock Ownership Plan, which is referred to in this proxy statement/prospectus as the Preferred ESOP Trust. The per-share stated value is $40,300.

Rank.  With respect to dividend rights and rights on liquidation, dissolution and winding-up, the Series A convertible perpetual preferred stock ranks senior to the common stock of Pfizer and junior to all other preferred stock unless designated as ranking senior or on a parity with the new convertible perpetual preferred stock.

Voting Rights.  The vote of at least 66 2/3% of the outstanding Series A convertible perpetual preferred stock, voting separately as a series, will be required to adopt any alteration, amendment or repeal of any provision of Pfizer’s certificate of incorporation, if such amendment, alteration or repeal would alter or change the powers, preferences or special rights of the Series A convertible perpetual preferred stock so as to affect them adversely. Each share of preferred stock is entitled to 2,574.87 votes in any matter submitted to the stockholders to vote.

Dividend Rights.  The holders of Pfizer Series A convertible perpetual preferred stock are entitled to receive, when, as and if declared by the board of directors of Pfizer out of funds legally available therefor, cash dividends in an amount per share not to exceed $2,518.75 per annum, payable quarterly in arrears. No interest accrues on accumulated but unpaid dividends on the Pfizer Series A convertible perpetual preferred stock. Holders of shares of Pfizer Series A convertible perpetual preferred stock will not be entitled to any other dividends. Pfizer is prohibited from paying dividends on any stock ranking pari passu with the Series A convertible perpetual preferred stock, unless the Series A convertible perpetual preferred stock is paid a proportionate amount of such dividends. In addition, Pfizer is prohibited from making any dividend payment on stock ranking junior to the Series A convertible perpetual preferred stock if any dividends on the Series A convertible perpetual preferred stock remain unpaid. In the event that Pfizer has not paid a dividend, Pfizer is not restricted from redeeming the Series A convertible perpetual preferred stock.

Rights upon Liquidation.  Upon any voluntary or involuntary liquidation, dissolution or winding-up of Pfizer, the holders of Series A convertible perpetual preferred stock will be entitled to receive liquidating distributions in the amount of $40,300 per share, plus an amount equal to all accrued and unpaid dividends thereon to the date fixed for distribution, before any distribution or payment is made to holders of common stock of Pfizer or on any other class of Pfizer stock ranking junior to the Series A convertible perpetual preferred stock.

Conversion Rights.  The holders of shares of Pfizer Series A convertible perpetual preferred stock have the right, at their option, to convert any or all of such preferred shares into shares of common stock of Pfizer initially at a conversion price equal to $15.651285 per share of common stock with each share of Series A convertible perpetual preferred stock being valued at $40,300 for such purpose. Holders of Series A convertible perpetual preferred stock may initially convert each share, at the holder’s option, into 2,574.8685 shares of Pfizer common stock with equal voting rights.

Redemption.  Upon the giving of specified notice, Pfizer, at its option, will be entitled to redeem any or all shares of Pfizer Series A convertible perpetual preferred stock, at a redemption price of $40,300 per share, plus an amount equal to all accrued and unpaid dividends thereon to and including the date of redemption.

Pfizer must redeem all shares of Pfizer Series A convertible perpetual preferred stock at the redemption price plus an amount equal to all accrued and unpaid dividends thereon to and including the date of redemption in the event that the Preferred ESOP Trust is terminated, the Preferred ESOP is terminated or the Preferred ESOP is eliminated from the Preferred ESOP Trust.

In addition, Pfizer must redeem the Pfizer Series A convertible perpetual preferred stock at the redemption price of $40,300 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption if either of the following events occur: (1) when and to the extent necessary for such holder to make any payments of principal, interest or premium due and payable under the promissory note from the trustee of the employee stock ownership plan to Pfizer or any indebtedness, expenses or costs incurred by the holder for the benefit of the plan, or (2) in the event that the plan is not initially determined by the Internal Revenue Service to be “qualified employer securities.”

In lieu of paying the redemption price in cash, Pfizer will be entitled, at its sole option, to make payment of the redemption price in shares of common stock of Pfizer, or in a combination of common stock and cash.

Consolidation, Merger.  In the event the Pfizer consummates any consolidation or merger or similar business combination, pursuant to which the common stock of Pfizer is exchanged solely for or changed, reclassified or converted solely into stock of any successor or resulting corporation that constitutes “qualifying employer securities” with respect to a holder of Series A convertible perpetual preferred stock within the meaning of the Internal Revenue Code and the Employee Retirement Income Security Act, the Series A convertible perpetual preferred stock will be assumed by and will become preferred stock of such successor or resulting corporation, having in respect of such corporation the same powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions that the Pfizer Series A convertible perpetual preferred stock had immediately prior to such transaction.

In the event Pfizer consummates any business combination of the type described in the preceding paragraph pursuant to which the common stock of Pfizer is exchanged for consideration that does not constitute “qualifying employer securities”, the outstanding shares of Pfizer Series A convertible perpetual preferred stock will be automatically converted into the number of shares of common stock of Pfizer into which such shares of Series A convertible perpetual preferred stock could have been converted at such time.

Description of Pfizer $2 Convertible Preferred Stock

The merger agreement provides that each holder of Wyeth $2 Convertible Preferred Stock will be issued a share of a new series of Pfizer preferred stock having the same powers, designations, preferences and rights (to the fullest extent practicable) as the shares of the Wyeth $2 Convertible Preferred Stock, which Pfizer intends to call $2 Convertible Preferred Stock. However, the merger agreement also provides that, upon the request of Pfizer, Wyeth will use its reasonable best efforts to redeem all outstanding shares of Wyeth $2 Convertible Preferred Stock prior to the effective time of the merger in accordance with the terms of the Wyeth $2 Convertible Preferred Stock Certificate of Designations and the applicable provisions of the DGCL. On April 23, 2009, Wyeth announced that, pursuant to a request by Pfizer, it would redeem all of its outstanding Wyeth $2 Convertible Preferred Stock, effective on July 15, 2009. Therefore, it is expected that there will not be any shares of Wyeth $2 Convertible Preferred Stock outstanding at the effective time of the merger. In such case, Pfizer will not create or issue a new series of $2 Pfizer Convertible Preferred Stock in connection with the merger. If, however, shares of Wyeth $2 Convertible Preferred Stock are outstanding at the effective time of the merger and Pfizer $2 Convertible Preferred Stock is issued at closing, the Pfizer $2 Convertible Preferred Stock will have the following rights, powers, designations and preferences:

Designation and Amount.  The new Pfizer preferred stock, which will be received by former holders of Wyeth’s $2 Convertible Preferred Stock in accordance with the merger agreement to the extent that the Wyeth $2 Convertible Preferred Stock is not redeemed prior to the effective time of the merger, will have no par value. The new Pfizer preferred stock will be designated as Pfizer $2 Convertible Preferred Stock.

Rank.  With respect to dividend rights and rights on liquidation, dissolution and winding-up, the Pfizer $2 Convertible Preferred Stock will rank senior to the common stock of Pfizer and senior to the Pfizer Series A convertible perpetual preferred stock.

Voting Rights.  The consent of at least 66 2/3% of the outstanding Pfizer $2 Convertible Preferred Stock, voting separately as a class, will be required to create or authorize any class of stock ranking senior to or on parity with the Pfizer $2 Convertible Preferred Stock or any obligation or security convertible into shares of stock of any such class. Additionally, the vote of at least 66 2/3% of the outstanding Pfizer $2 Convertible Preferred Stock, voting separately as a class, will be required to amend, alter, change or repeal, in a manner prejudicial to the holder thereof, any of the express terms of the Pfizer $2 Convertible Preferred Stock. Each share of Pfizer $2 Convertible Preferred Stock will be entitled to the number of votes equal to the number of shares of Pfizer common stock into which such share of Pfizer $2 Convertible Preferred Stock would be entitled to be converted into, voting together with the holders of Pfizer Common Stock as a single class, for the election of directors and upon any other matter submitted to the stockholders to vote at any annual or special meeting.

Right to Elect Directors.  If and when dividends payable on all Pfizer $2 Convertible Preferred Stock outstanding are in default in an amount equivalent to six (6) full quarterly-yearly dividends, and until all such dividends are paid or declared and set apart for payment, the number of directors of the corporation shall be two more than the full number constituting the board of directors immediately prior to such default. The holders of all Pfizer $2 Convertible Preferred Stock, voting separately as a class with any other series of preferred stock having voting power in the premises, shall be entitled to a special voting right to elect directors to fill the two vacancies resulting from such increase in the number of directors. In order to elect the two additional directors, a meeting of those holders entitled to vote on such directors shall be held at any time after the holders become entitled to elect such directors, upon call by the holders of not less than 1,000 shares of Pfizer $2 Convertible Preferred Stock or upon call by the Secretary of Pfizer at the request in writing of any stockholder addressed to the Secretary at the principal office of Pfizer. At all meetings of stockholders held for the purpose of electing directors during such times as the holders of Pfizer $2 Convertible Preferred Stock shall have the special right, voting separately as one class, to elect directors, the presence in person or by proxy of the holders of a majority of the outstanding shares of preferred stock entitled to vote separately as a class shall be required to constitute a quorum of such class for the election of directors for such class; provided, however, that the absence of a quorum of the holders of such class shall not prevent the election at any such meeting or adjournment thereof of any other directors by the necessary quorum of the holders of all classes of stock having voting rights for the election of directors (other than as a separate class) if such quorum is present in person or by proxy at such meeting; and provided further that in the absence of a quorum of the holders of stock having the right to vote separately as a class, a majority of those holders of the stock of such class who are present in person or by proxy shall have power to adjourn the election of the directors to be elected by such class from time to time without notice other than announcement at the meeting until the holders of the requisite number of shares shall be present in person or by proxy. Such holders shall have the right to elect two directors to hold office until the next annual meeting, provided that the terms of office of all such directors shall terminate upon the curing of all defaults in dividends on Pfizer $2 Convertible Preferred Stock, unless dividend defaults still exist on other preferred stock. If and when all dividends then in default on Pfizer $2 Convertible Preferred Stock shall be paid, the holders of such stock shall be divested of the special voting right and the number of directors of the corporation shall be reduced by two. In the case of any vacancy in the board of directors occurring among the directors elected by the holders of Pfizer $2 Convertible Preferred Stock in exercise of their special voting right, such holders of Pfizer $2 Convertible Preferred Stock and of any other series of preferred stock then outstanding and entitled to vote may elect a successor to hold office for the unexpired term of directors whose place shall be vacant. In all other cases, any vacancy among the directors shall be filled by the vote of a majority of the remaining directors.

Dividend Rights.  The holders of Pfizer $2 Convertible Preferred Stock will be entitled to receive, when, as and if declared by the board of directors of Pfizer out of funds legally available therefor, cumulative cash dividends in an amount per share not to exceed $2.00 per annum, payable quarterly on January 1, April 1, July 1 and October 1 in each year. Pfizer will be prohibited from paying dividends on any stock ranking pari passu with the Pfizer $2 Convertible Preferred Stock, unless the Pfizer $2 Convertible Preferred Stock is paid a proportionate amount of such dividends. In addition, Pfizer is prohibited from making any dividend payment on stock ranking junior to the Pfizer $2 Convertible Preferred Stock if any dividends on the Pfizer $2 Convertible Preferred Stock remain unpaid. In the event that Pfizer has not paid a dividend, Pfizer will not be restricted from redeeming the Pfizer $2 Convertible Preferred Stock.

Rights upon Liquidation.  Upon any voluntary liquidation, dissolution or winding-up of Pfizer, the holders of Pfizer $2 Convertible Preferred Stock will be entitled to receive distributions in the amount of $60.00 per share, plus an amount equal to all accrued and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up, before any distribution or payment is made to holders of common stock of Pfizer. Upon any involuntary liquidation, dissolution or winding-up of Pfizer, the holders of Pfizer $2 Convertible Preferred Stock will be entitled to receive distributions in the amount of $52.50 per share, plus an amount equal to all accrued and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up, before any distribution or payment is made to holders of common stock of Pfizer.

Conversion Rights.  Subject to certain adjustments, including those appropriately made to fully reflect the effect of any dividend, stock split (including reverse stock split) and reclassification, the holders of shares of Pfizer $2 Convertible Preferred Stock will have the right, at their option, to convert each such preferred share into the number of shares of Pfizer common stock equal to the product of (i) the number of shares of

Wyeth common stock into which a share of Wyeth $2 Convertible Preferred Stock is convertible immediately prior to the effective time of the merger and (ii) the sum of (A) 0.985 and (B) (x) $33.00 divided by (y) the volume weighted average price of Pfizer common stock on the NYSE Transaction Reporting System for the five consecutive trading days ending two days prior to the effective time of the merger. Upon conversion, no payment or adjustment shall be made for dividends on such shares. No fractional shares shall be issued upon conversion of such preferred shares, but in lieu thereof, Pfizer shall pay the holder of such shares an amount in cash equal to the value of such fractional interest in common stock determined upon the basis of the closing price per share on the NYSE on the date upon which the certificate representing such shares shall be surrendered for conversion.

Redemption.  Upon the giving of specified notice, Pfizer, at its option, will be entitled to redeem any or all shares of Pfizer $2 Convertible Preferred Stock, at a redemption price of $60.00 per share, plus an amount equal to all accrued and unpaid dividends thereon to and including the date of redemption if, at the time of mailing of the notice of redemption, the average market price per share, as defined below, of Pfizer common stock is (i) at least a specified price per share calculated immediately prior to the effective time of the merger based on the conversion rate applicable on issuance of the $2 Pfizer Convertible Preferred Stock, or (ii) in the event that an adjustment in the number of shares issuable upon conversion of Pfizer $2 Convertible Preferred Stock shall have occurred, a market price that will be calculated at the time of redemption based on the then current conversion rate.

Average market price per share shall be the average of the daily mean of the high and low sales prices, or bid prices, as the case may be, for five consecutive business days commencing ten business days before the time in question on which the transactions have been reported by the NYSE.

Transfer Agent

The transfer agent and registrar for Pfizer common stock, Pfizer Series A convertible perpetual preferred stock and Pfizer $2 Convertible Preferred Stock will be Computershare Trust Company, N.A.

Listing of Pfizer Common Stock and Pfizer $2 Convertible Preferred Stock

It is a condition to the completion of the transaction that the shares of Pfizer common stock and Pfizer $2 Convertible Preferred Stock, if any, to be issued in the transaction be approved for listing on the NYSE, subject to official notice of issuance.

COMPARISON OF RIGHTS OF PFIZER STOCKHOLDERS
AND WYETH STOCKHOLDERS

Both Pfizer and Wyeth are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are currently governed by the DGCL. Upon completion of the merger, all outstanding shares of Wyeth common stock and Wyeth $2 Convertible Preferred Stock (to the extent such shares remain outstanding at the effective time of the merger), will be converted into the right to receive the merger consideration, which will include shares of Pfizer common stock and cash, and Pfizer $2 Convertible Preferred Stock (which would only be issued if the Wyeth $2 Convertible Preferred Stock is not redeemed prior to the effective time of the merger), respectively. Therefore, upon completion of the merger, the rights of the former Wyeth stockholders will be governed by Delaware law, the certificate of incorporation of Pfizer, as amended, and the bylaws of Pfizer, as amended.

The following discussion is a summary of the current rights of Pfizer stockholders and the current rights of Wyeth stockholders. While this summary includes the material differences between the two, this summary may not contain all of the information that is important to you. You are urged to carefully read this entire proxy statement/prospectus, the relevant provisions of the DGCL and the other governing documents referred in this proxy statement/prospectus for a more complete understanding of the differences between being a stockholder of Pfizer and a stockholder of Wyeth. Pfizer and Wyeth have filed with the SEC their respective governing documents referenced in this summary of stockholder rights and will send copies of these documents to you, without charge, upon your request. See “Where You Can Find More Information” beginning on page 247.

	Rights of Pfizer Stockholders	Rights of Wyeth Stockholders

Authorized Capital Stock	Pfizer is authorized under its certificate of incorporation to issue 12,027,000,000 shares, consisting of 12,000,000,000 shares of common stock, par value $0.05 per share, and 27,000,000 shares of preferred stock, without par value.	The authorized capital stock of Wyeth consists of 2,400,000,000 shares of common stock, $0.33 1/3 par value per share, and 5,000,000 shares of preferred stock, $2.50 par value per share.

Special Meetings of Stockholders	Pfizer’s bylaws provide that a special meeting of stockholders may be called by the board of directors and shall be called by the Chair of the Pfizer Board or the Secretary at the request in writing of a majority of the board of directors or one or more record holders of shares of stock of Pfizer representing in the aggregate not less than twenty-five percent (25%) of the total number of shares of stock entitled to vote on the matter or matters to be brought before the proposed special meeting.	Wyeth’s bylaws provide that, subject to the rights of preferred stockholders, and unless otherwise provided by law, a special meeting of stockholders may be called only by the Chairman or Vice Chairman of the board of directors or the President or by the Secretary on the written request of a majority of all the directors.

Stockholder Proposals	Pfizer’s bylaws allow for business to be properly brought before an annual meeting of Pfizer by a stockholder (other than the nomination of a person for election as a director, which is discussed below), if the stockholder intending to propose the business (the “Proponent”) gives timely notice thereof in writing to the Secretary of Pfizer.	Wyeth’s bylaws provide that for matters to be properly brought before an annual meeting by a stockholder (other than nominations for the election of directors, which are discussed below), the stockholder must give written notice of the proposed matter, either by personal delivery or by United States mail, postage prepaid, to the Secretary of Wyeth, not later than 90 days prior to the anniversary date of the immediately preceding annual meeting or not later than 10 days after notice or public disclosure of the date of the annual meeting shall be given or made to stockholders, whichever date shall be earlier.

	To be timely, a Proponent’s notice must be delivered to or mailed and received at the principal executive offices of Pfizer: (1) by the close of business 60 days in advance of the anniversary of the previous year’s annual meeting if such meeting is to be held on a day which is within 30 days preceding the anniversary of the previous year’s annual meeting or 90 days in advance of the anniversary of the previous years annual meeting if such meeting is to be held on or after the anniversary of the previous year’s annual meeting; and (2) with respect to any other annual meeting of stockholders, the close	Any such notice shall set forth as to each item of business the stockholder shall propose to bring before the meeting (i) the name and address of the stockholder proposing such item of business, (ii) a description of such item of business and the reasons for conducting it at such meeting and, in the event that such item of business shall include a proposal to amend either the certificate of incorporation or the bylaws, the text of the proposed amendment, (iii) a representation that the stockholder is a holder of record of stock of Wyeth entitled to vote at such meeting and

Rights of Pfizer Stockholders	Rights of Wyeth Stockholders

of business on the tenth day following the date of public disclosure of the date of such meeting.	intends to appear in person or by proxy at the meeting to propose such item of business and (iv) any material interest of the stockholder in such item of business.

A Proponent’s notice to the Secretary of Pfizer shall set forth as to each matter the Proponent proposes to bring before the annual meeting: (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address of the Proponent, and of any holder of record of the Proponent’s shares as they appear on Pfizer’s books, (c) the class and number of shares of Pfizer which are owned by the Proponent (beneficially and of record) and owned by any holder of record of the Proponent’s shares, as of the date of the Proponent’s notice, and a representation that the Proponent will notify Pfizer in writing of the class and number of such shares owned of record and beneficially as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (d) any material interest of the Proponent in such business, (e) a description of any agreement, arrangement or understanding with respect to such business between or among the Proponent and any of its affiliates or associates, and any others (including their names) acting in concert with any of the foregoing, and a representation that the Proponent will notify Pfizer in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (f) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the Proponent’s notice by, or on behalf of, the Proponent or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the Proponent or any of its affiliates or associates with respect to shares of stock	Wyeth’s bylaws state that only matters which have been properly brought before an annual meeting of stockholders in accordance with its bylaws shall be conducted at such meeting, and the presiding officer may refuse to permit any matters to be brought before such meeting which shall not have been properly brought before it in accordance with the foregoing procedure.

Rights of Pfizer Stockholders	Rights of Wyeth Stockholders

of Pfizer, and a representation that the Proponent will notify Pfizer in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (g) a representation that the Proponent is a holder of record or beneficial owner of shares of Pfizer entitled to vote at the annual meeting and intends to appear in person or by proxy at the meeting to propose such business, and (h) a representation whether the Proponent intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Pfizer’s outstanding shares required to approve the proposal and/or otherwise to solicit proxies from stockholders in support of the proposal.

Nominations of Candidates for Election to the Board of Directors	Pfizer’s bylaws state that any stockholder entitled to vote at the election of directors at an annual meeting of stockholders or a special meeting of stockholders at which directors are to be elected pursuant to Pfizer’s notice of meeting may nominate one or more persons for such election only if written notice of such stockholder’s intent to make such nomination is delivered to or mailed and received by the Secretary of Pfizer.

Any such notice must be received by the Secretary not later than the following dates: (1) with respect to an annual meeting of stockholders, by the close of business 60 days in advance of the anniversary of the previous year’s annual meeting if such meeting is to be held on a day which is within 30 days preceding the anniversary of the previous year’s annual meeting or 90 days in advance of the anniversary of the previous year’s annual meeting if such meeting is to be held on or after the anniversary of the previous year’s annual meeting; and (2) with respect to any other annual meeting of stockholders or a special meeting of stockholders at which directors are to be elected pursuant to Pfizer’s notice of meeting, by the close of business on the tenth day following the date of public disclosure of the date of such meeting.	Wyeth’s bylaws state that nominations for the election of directors may be made by the board of directors or a committee appointed by the board of directors or by any stockholder entitled to vote in the election of directors generally. However, any stockholder entitled to vote in the election of directors may nominate one or more persons for election as directors only if written notice of such stockholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of Wyeth not later than (i) with respect to an election to be held at an annual meeting of stockholders, 90 days prior to the anniversary date of the immediately preceding annual meeting, and (ii) with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders.

Each such notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record (or beneficial holder, which must be verified by proper documentation) of Wyeth stock entitled to

Rights of Pfizer Stockholders	Rights of Wyeth Stockholders

vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (e) the consent of each nominee to serve as a director of the corporation if so elected.

The written notice of the stockholder intending to make the nomination, also known as the Proponent, shall set forth: (i) the name, age, business address and residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares of capital stock of Pfizer which are owned of record and beneficially by each such nominee, (iv) a statement whether each such nominee, if elected, intends to tender, promptly following such person’s failure to receive the required vote for election or reelection at the next meeting at which such person would face election or reelection, an irrevocable resignation effective upon acceptance of such resignation by the board of directors, in accordance with Pfizer’s Corporate Governance Principles, (v) with respect to each nominee for election or reelection to the board of directors, include a completed and signed questionnaire, representation and agreement required by paragraph 15 of Article II of the Pfizer bylaws, (vi) such other information concerning each such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed, under the rules of the SEC.

Rights of Pfizer Stockholders	Rights of Wyeth Stockholders

The following information must be included in the notice as to the Proponent: (a) the name and address of the Proponent, and of any holder of record of the Proponent’s shares as they appear on Pfizer’s books, (b) the class and number of shares of Pfizer which are owned by the Proponent (beneficially and of record) and owned by any holder of record of the Proponent’s shares, as of the date of the Proponent’s notice, and a representation that the Proponent will notify Pfizer in writing of the class and number of such shares owned of record and beneficially as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (c) a description of any agreement, arrangement or understanding with respect to such nomination between or among the Proponent and any of its affiliates or associates, and any others (including their names) acting in concert with any of the foregoing, and a representation that the Proponent will notify Pfizer in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (d) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the Proponent’s notice by, or on behalf of, the Proponent or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the Proponent or any of its affiliates or associates with respect to shares of stock of Pfizer, and a representation that the Proponent will notify Pfizer in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (e) a representation that the Proponent is a holder of record or beneficial owner of shares of Pfizer entitled to vote at the meeting and intends

Rights of Pfizer Stockholders	Rights of Wyeth Stockholders

to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, and (f) a representation whether the Proponent intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Pfizer’s outstanding capital stock required to approve the nomination and/or otherwise to solicit proxies from stockholders in support of the nomination.

In addition, Pfizer may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of Pfizer or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

To be eligible to be a nominee for election or reelection as a director of Pfizer, a person must deliver to the Secretary of Pfizer at the principal executive offices of Pfizer a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary of Pfizer upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (i) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of Pfizer, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to Pfizer or (B) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of Pfizer, with such person’s fiduciary duties under applicable law, (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than Pfizer with respect to any direct or indirect compensation, reimbursement or indemnification in connection with

	Rights of Pfizer Stockholders	Rights of Wyeth Stockholders

service or action as a director that has not been disclosed therein, and (iii) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of Pfizer, and will comply with, applicable law and all applicable publicly disclosed corporate governance, conflict of interest, corporate opportunities, confidentiality and stock ownership and trading policies and guidelines of Pfizer.

Notice of Stockholder Meetings	The DGCL requires notice to stockholders of the place (if any), date, and hour, and means of remote communication, if any, of each annual and special stockholders’ meeting at least 10 days, but no more than 60 days, before the meeting date unless other provisions of the DGCL require a different notice. In the case of a special meeting, the notice must also state the purpose or purposes for which the meeting is called. Pursuant to the DGCL, notice of a stockholders’ meeting to vote upon a merger or a sale of all or substantially all of the corporation’s assets must be delivered at least 20 days before the meeting date.

	Pfizer’s bylaws provide that written notice of an annual or special meeting shall be given to each stockholder entitled to vote thereat, not less than ten nor more than sixty days prior to the meeting.	Wyeth’s bylaws provide that written notice of each meeting of stockholders must be mailed, not less than ten days prior to the meeting, to each stockholder entitled to vote at such address as appears on the stock books of Wyeth. The notice must specify the time and place of the meeting and, with respect to special meetings, the matter or matters to be acted upon at such meeting.

Number of Directors	The DGCL provides that the board of directors of a Delaware corporation must consist of one or more directors as fixed by the corporation’s certificate of incorporation or bylaws.

	Pfizer’s certificate of incorporation and bylaws provide that the Pfizer board of directors shall not be less than ten, nor more than twenty- four members, the exact number within said limits to be fixed from time to time solely by resolution of the board of directors, acting by the vote of not less than a majority of the directors then in office. Pfizer’s bylaws further provide that a majority of the directors shall consist of persons who are not employees of Pfizer or of any subsidiary of Pfizer. Should the death, resignation or other removal of any non- employee director result in the failure of the requirement set forth in the preceding sentence to be met, such requirement shall not apply during the time of the vacancy caused by the death, resignation	Wyeth’s certificate of incorporation provides that the board of directors shall be fixed and may be altered in accordance with the bylaws. Wyeth’s bylaws provide that the Wyeth board of directors shall be not less than eight nor more than fifteen in number as determined from time to time by the board of directors, except in certain preferred stock dividend default situations as provided in Wyeth’s certificate of incorporation, pursuant to which holders of Wyeth $2 Convertible Preferred Stock shall be entitled to elect two additional directors.

Rights of Pfizer Stockholders	Rights of Wyeth Stockholders

or removal of any such non-employee director.

Election of Directors	Pfizer’s bylaws provide that a nominee for director shall be elected to the board of directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of stockholders for which (i) the Secretary of Pfizer receives a notice that a stockholder has nominated a person for election to the board of directors in compliance with the advance notice requirements for stockholder nominees for director and (ii) such nomination has not been withdrawn by such stockholder on or prior to the day next preceding the date Pfizer first mails its notice of meeting for such meeting to the stockholders. If directors are to be elected by a plurality of the votes cast, stockholders shall not be permitted to vote against a nominee.	Wyeth’s bylaws provide that except with respect to the filling of vacancies in the membership of the board of directors, each director will be elected to the Wyeth board of directors by the vote of the majority of the votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present, provided, however, that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the votes cast at any such meeting and entitled to vote on the election of directors. Under Wyeth’s bylaws, a majority of the votes cast means that the number of votes cast “for” a director must exceed the number of votes cast “against” that director.

If an incumbent director is not elected by a majority of the votes cast (unless the director election standard is a plurality of the votes cast as discussed above), the incumbent director shall offer to tender his or her resignation to the board of directors. Wyeth’s Nominating and Governance Committee will make a recommendation to the board of directors on whether to accept or reject the director’s offer to tender his or her resignation, or whether other action should be taken. The board of directors will act on such committee’s recommendation and publicly disclose its decision within 90 days from the date of the certification of the election results. An incumbent director who offers to tender his or her resignation may not participate in the committee’s recommendation or in the board of directors’ decision. An incumbent director who has offered to tender his or her resignation must promptly tender such resignation upon the board of directors’ acceptance of such offer. If a director’s offer to tender his or her resignation is accepted by the board of directors, or if a nominee for director is not elected and the nominee is not an incumbent director, then the board of directors may fill the resulting vacancy as set forth in the bylaws or may decrease

	Rights of Pfizer Stockholders	Rights of Wyeth Stockholders

the size of the board of directors accordingly.

Wyeth’s certificate of incorporation provides that if and when dividends payable on the Wyeth $2 Convertible Preferred Stock are in default in an amount equivalent to six full quarter-yearly dividends on all shares of such series of preferred stock at the time outstanding, the number of directors of Wyeth shall thereupon, and until all dividends in default on such series shall have been paid or declared and set apart for payment, be two more than the full number constituting the board of directors immediately prior to such default. The holders of all shares of $2 Convertible Preferred Stock, voting separately as one class, will be entitled to elect directors to fill the vacancies resulting from such increase in the number of directors of Wyeth. Such holders will elect such two directors to hold office until the next annual meeting of stockholders; provided, however, that the terms of office of all such directors shall terminate upon the curing of all defaults in dividends on such series, unless dividend defaults shall still exist on other series of preferred stock.

Removal of Directors	Under the DGCL, directors may be removed from office, with or without cause, by a majority stockholder vote.

	Pfizer’ certificate of incorporation and bylaws are silent with respect to the removal of directors and such removal is therefore governed by the applicable provisions of the DGCL.	Wyeth’s certificate of incorporation provides that a director may (except directors elected by shares of preferred stock voting separately as a class), by vote of a majority of the entire board of directors for any cause deemed by them sufficient, be removed as a director.

Limitation on Liability of Directors	Pfizer’s certificate of incorporation provides that, the liability of Pfizer’s directors to Pfizer or its stockholders shall be eliminated to the fullest extent permitted by the DGCL as amended from time to time.	Wyeth’s certificate of incorporation provides that no director shall be personally liable to Wyeth or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except (i) for breach of the director’s duty of loyalty to Wyeth or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

	Rights of Pfizer Stockholders	Rights of Wyeth Stockholders

Indemnification and Advancement of Expenses of Directors and Officers	Pfizer’s bylaws provides that Pfizer shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of Pfizer or is or was serving at the request of Pfizer as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, nonprofit entity, or other enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person. Pfizer shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the board of directors of Pfizer.	Wyeth’s bylaws provides that Wyeth shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits Wyeth to provide broader indemnification rights than such law permitted Wyeth to provide prior to such amendment), any person who was or is made or threatened to be made a party, or is otherwise involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that such person is or was a director, officer or employee of Wyeth or is or was serving at the request of Wyeth as a director, officer or employee of a related entity, against all expense, liability and loss (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by such person in connection therewith; provided, however, that, except as otherwise expressly provided in the bylaws, Wyeth shall be required to indemnify such person in connection with a proceeding (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) by such person was authorized in the specific case by the Wyeth board of directors.

	Pfizer shall pay the expenses (including attorneys’ fees) incurred by an officer or director of Pfizer in defending any proceeding in advance of its final disposition, provided, however, that the payment of such expenses shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it shall ultimately be determined that the director or officer is not entitled to be indemnified. Payment of such expenses incurred by other employees and agents of Pfizer may be made by the board of directors in its discretion upon such terms and conditions, if any, as it deems appropriate.	Wyeth shall, to the fullest extent not prohibited by applicable law, pay the expenses (including attorneys’ fees) reasonably incurred by any person who is or was a director or officer of Wyeth or is or was serving at the request of Wyeth as a director or officer of a related entity, in defending any proceeding referred to in the preceding paragraph in advance of its final disposition upon receipt of an undertaking acceptable to Wyeth by or on behalf of such person to repay all such amounts if it shall ultimately be determined that such person is not entitled to be indemnified under the bylaws, such undertaking to include a certification by such person that he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of Wyeth and, in the case of a criminal proceeding, had no reason to

	Rights of Pfizer Stockholders	Rights of Wyeth Stockholders

believe his or her conduct was unlawful. Such expenses reasonably incurred by other persons may be so paid by Wyeth upon such terms and conditions, if any, as Wyeth deems appropriate. The bylaws provide that Wyeth has the authority, to the extent and in the manner permitted by law, to indemnify and to advance expenses to any person, whether or not such person has any rights to indemnification or advancement of expenses under Wyeth’s bylaws, when and as authorized by appropriate corporate action.

Transactions With Related Parties	The DGCL generally provides that no transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation or other organization in which one or more of its directors or officers, are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee which authorizes the transaction, or solely because any such director’s or officer’s votes are counted for such purpose, if: (1) the material facts as to the director’s or officer’s interest and as to the transaction are known to the board of directors or the committee, and the board or committee in good faith authorizes the transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (2) the material facts as to the director’s or officer’s interest and as to the transaction are disclosed or are known to the stockholders entitled to vote thereon, and the transaction is specifically approved in good faith by vote of the stockholders; or (3) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee or the stockholders.

Wyeth’s certificate of incorporation provides that a director shall not, in the absence of fraud, be disqualified by his office from dealing or contracting with Wyeth either as a vendor, purchaser or otherwise, nor in the absence of fraud shall any transaction or contract of Wyeth’s be void or voidable by reason of the fact that any director or any firm of which any director is a member, or any corporation of which any director is a stockholder or director is in any way interested in such transaction or contract, provided that such transaction or contract is or shall be authorized, ratified or approved either:

(i) by vote of a majority of a quorum of the board of directors or of the executive committee without counting in such majority or quorum any director so interested or a member of a firm so interested or a stockholder or a director of a corporation so interested, or

	Rights of Pfizer Stockholders	Rights of Wyeth Stockholders

(ii) by vote at a stockholders’ meeting of the holders of record of a majority of all the outstanding shares of stock of Wyeth, or by writing or writings signed by a majority of such holders; nor shall any director be liable to account to Wyeth for any profit realized by him from or through any such transaction or contract of Wyeth ratified or approved as aforesaid by reason of the fact that he or any firm of which he is a member or any corporation of which he is a stockholder or director was interested in such transaction or contract. Nothing in the certificate of incorporation creates any liability in the events above described or prevents the authorization, ratification or approval of such contracts or transactions in any other manner permitted by law.

Dividends	Pfizer’s certificate of incorporation provides that after the requirements with respect to preferential dividends, if any, on the preferred stock shall have been met and after Pfizer shall have complied with all the requirements, if any, with respect to the setting aside of sums as purchase, retirement or sinking funds, then and not otherwise the holders of common stock shall be entitled to receive such dividends as may be declared from time to time by the board of directors. Currently, Pfizer’s Series A Convertible Perpetual Preferred Stock, which provides dividends at the rate of 6.25%, ranks senior to Pfizer’s common stock with respect to receiving dividends.	Wyeth’s certificate of incorporation provides that the dividend rate on Wyeth’s $2 Convertible Preferred Stock shall be $2.00 per annum, payable in cash quarterly on January 1, April 1, July 1 and October 1 in each year. Holders of Wyeth $2 Convertible Preferred Stock will be entitled to receive, when and as declared by the board of directors, out of funds legally available for the payment of dividends, dividends at the annual rates fixed by the board of directors, in preference to dividends on any other class of stock of Wyeth including to holders of the common stock.

PROPOSAL 2: ADJOURNMENT OF THE MEETING

Adjournment of the Meeting

Although it is not currently expected, the meeting may be adjourned to solicit additional proxies if there are not sufficient votes to adopt the merger agreement. In that event, Wyeth may ask its stockholders to vote upon the proposals to elect directors to the Wyeth board of directors, ratify the appointment of PricewaterhouseCoopers LLP as Wyeth’s independent registered public accounting firm for 2009, consider two stockholder proposals, and consider the adjournment of the meeting to solicit additional proxies, but not the proposal to adopt the merger agreement.

In this proposal, we are asking you to authorize the holder of any proxy solicited by the Wyeth board of directors to vote in favor of granting discretionary authority to the proxies or attorneys-in-fact to adjourn the meeting for the purpose of soliciting additional proxies. If Wyeth stockholders approve the adjournment proposal, we could adjourn the meeting and any adjourned session of the meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies or authorized a proxy by telephone or via the Internet Web site. Additionally, we may seek to adjourn the meeting if a quorum is not present at the meeting.

Vote Required and Board Recommendation

Approval of the proposal to adjourn the meeting requires an affirmative vote of the holders of a majority of the shares of Wyeth common stock and Wyeth $2 Convertible Preferred Stock present in person or by proxy at the meeting and entitled to vote on the proposal, voting together as a single class. No proxy that is specifically marked “AGAINST” adoption of the merger agreement will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the proposal to adjourn the meeting.

Our board of directors recommends that you vote “FOR” the proposal to adjourn the meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

CHAPTER TWO — THE WYETH ANNUAL MEETING

PROPOSAL 3: ELECTION OF DIRECTORS

We are planning to elect 11 directors to the Wyeth board of directors who will hold office until the earliest of the effective time of the merger, Wyeth’s 2010 annual meeting of stockholders or his or her removal or resignation. At the effective time of the merger, the individuals serving as Wyeth directors immediately prior to the closing of the merger will no longer be Wyeth directors and two members of the Wyeth board of directors who were members of the Wyeth board of directors as of the date of the merger agreement will be appointed to the Pfizer board of directors. All of the nominees currently are members of the Wyeth board of directors. Professor John D. Feerick retired from the Wyeth board of directors on July 31, 2008, in accordance with the Wyeth Corporate Governance Guidelines, which mandates retirement from service on the Wyeth board of directors no later than the last day of the calendar month in which a director reaches age 72. The Wyeth board of directors took action to decrease the number of directors from 12 to 11 upon Professor Feerick’s retirement. Mr. Robert Essner retired from the Wyeth board of directors as of June 27, 2008 in connection with his retirement from Wyeth, and Mr. Ivan G. Seidenberg resigned from the Wyeth board of directors as of February 29, 2008.

We have no reason to believe that any nominee for director, if elected, would not serve. If any nominee is not available and the Wyeth board of directors chooses to designate a substitute nominee, your vote (through your proxy) would be cast for the substitute nominee.

Nominees for Election as Directors of Wyeth

Robert M. Amen	Mr. Amen is 59 years old and has been a Director of Wyeth since October 2007. Since July 2006, he has been the Chairman and Chief Executive Officer of International Flavors & Fragrances Inc., a leading creator and manufacturer of flavors and fragrances used in a wide variety of consumer products and packaged goods. He was previously with International Paper Company, a paper and packaging company, where he was President from 2003 until 2006 and previously Executive Vice President.

Michael J. Critelli	Mr. Critelli is 60 years old and has been a Director of Wyeth since April 2008. Mr. Critelli was Executive Chairman of Pitney Bowes Inc., a provider of mailstream solutions, from May 2007 to December 2008 and a Director from 1994 to December 2008. Mr. Critelli previously was the Chairman and Chief Executive Officer of Pitney Bowes Inc. from January 1997 through May 2007. Mr. Critelli is also a Director of Eaton Corporation.

Frances D. Fergusson, Ph.D.	Dr. Fergusson is 64 years old and has been a Director of Wyeth since January 2005. She is a Professor at Vassar College and is President Emeritus of the College, a position she held from 1986 to July 2006. She is also a Director of Mattel, Inc.

Victor F. Ganzi	Mr. Ganzi is 62 years old and has been a Director of Wyeth since December 2005. Mr. Ganzi was the President and Chief Executive Officer from 2002 to 2008 and a Director from 1990 to 2008 of The Hearst Corporation, a diversified communications company. He is also a Director of Gentiva Health Services, Inc.

Robert Langer, Sc.D	Dr. Langer is 60 years old and has been a Director of Wyeth since January 2004. He was named an Institute Professor at Massachusetts Institute of Technology in 2006 and has been on the faculty of Massachusetts Institute of Technology since 1977. He is also a Director of Alseres Pharmaceuticals, Inc., Echo Therapeutics, Inc. and Momenta Pharmaceuticals, Inc.

John P. Mascotte	Mr. Mascotte is 70 years old and has been a Director of Wyeth since 1995. He is the retired President and Chief Executive Officer of Blue Cross and Blue Shield of Kansas City, Inc., a position he held from 1997 through 2001. He is also the former Chairman of Johnson & Higgins of Missouri, Inc. and former Chairman and Chief Executive Officer of The Continental Corporation.

Raymond J. McGuire	Mr. McGuire is 52 years old and has been a Director of Wyeth since October 2006. Mr. McGuire has been Co-Head, Global Investment Banking at Citi since 2005. Prior to that, Mr. McGuire was the Global Co-Head of Mergers & Acquisitions at Morgan Stanley from 2003 to May 2005; a Managing Director at Morgan Stanley from 2000 to 2003; a Managing Director in the Mergers and Acquisitions Group of Merrill Lynch & Co., Inc. from 1994 to 2000; and one of the original members of Wasserstein Perella & Co., Inc. where he became a Partner/Managing Director in 1991.

Mary Lake Polan, M.D., Ph.D., M.P.H.	Dr. Polan is 65 years old and has been a Director of Wyeth since 1995. She joined Stanford University School of Medicine in 1990 and is currently Professor and Chair Emeritus of the Department of Obstetrics and Gynecology at Stanford, as well as Adjunct Professor of Obstetrics and Gynecology at Columbia University School of Medicine. She is also a Director of Quidel Corporation.

Bernard Poussot	Mr. Poussot is 57 years old and has been a Director of Wyeth since January 2007. Mr. Poussot is Chairman of the Wyeth board of directors, a position he has held since June 2008, our Chief Executive Officer, a position he has held since January 2008, and our President, a position he has held since April 2006. He was our Chief Operating Officer from January 2007 through December 2007 and our Vice Chairman from April 2006 through December 2007. From June 2002 to April 2006, he was Executive Vice President of Wyeth and President, Wyeth Pharmaceuticals. From January 2001 to June 2002, he served as Senior Vice President of Wyeth and President, Wyeth Pharmaceuticals. Prior to that, Mr. Poussot held positions of increasing responsibility since joining Wyeth in 1986.

Gary L. Rogers	Mr. Rogers is 64 years old and has been a Director of Wyeth since October 2005. He is former Vice Chairman of General Electric Company, a position he held from 2001 through 2003. Prior to that, Mr. Rogers held various executive positions during his long tenure at General Electric. He is also a Director of Rohm and Haas Company and W.W. Grainger, Inc.

John R. Torell III	Mr. Torell is 69 years old and has been a Director of Wyeth since 1982. He is Partner at Core Capital Group, LLC, a position he has held since 2000. He is also Chairman of Indecomm Global Services Corporation and International Executive Services Corps. He is the former President of Manufacturers Hanover Corporation and Manufacturers Hanover Trust Company, former Chairman of the Board, President and Chief Executive Officer of CalFed Inc. and former Chairman and Chief Executive Officer of Fortune Bancorp.

THE WYETH BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THESE NOMINEES AS DIRECTORS.

INDEPENDENCE OF DIRECTORS

The Wyeth board of directors annually determines the independence of our directors based on a review by the directors and the Nominating and Governance Committee. The NYSE Corporate Governance Standards require that a majority of the board be independent and that for a director to qualify as independent, the board must affirmatively determine that the director has no material relationship with Wyeth, either directly or as a partner, shareholder or officer of an organization that has a relationship with us. In determining whether a material relationship exists, the Wyeth board of directors and the Nominating and Governance Committee broadly consider all relevant facts and circumstances brought to their attention through the processes described below. In addition, the Wyeth board or directors has a specific set of procedures designed to ensure the continued independence of any director whose employer does, or potentially may do, significant business with Wyeth.

The Wyeth Corporate Governance Guidelines adopted by the Wyeth board of directors contain standards of independence that meet or exceed the NYSE Corporate Governance Standards. These independence standards are set out in detail in Section II.b. of the Wyeth Corporate Governance Guidelines available on the Corporate Governance section of our Internet Web site at www.wyeth.com and generally provide that a director will not be considered independent if:

•	the director is, or has been within the last three years, an employee of Wyeth, or an immediate family member of the director is, or has been within the last three years, an executive officer of Wyeth;

•	the director, or an immediate family member of the director, has received more than $120,000 in any 12-month period in the last three years in direct compensation from Wyeth, other than director fees and pension or other forms of deferred compensation for prior service;

•	the director is a current partner or employee of our internal or external auditor, the director has an immediate family member who is a current partner of such a firm, the director has an immediate family member who is a current employee of such a firm and personally works on our audit, or the director or an immediate family member of the director was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our audit within that time;

•	the director or an immediate family member of the director is, or in the last three years has been, employed as an executive officer of another company where any of Wyeth’s current executives serve on that company’s compensation committee; or

•	the director is employed by another company (other than a charitable organization), or an immediate family member of the director is employed as an executive officer of a company, that has made payments to, or received payments from, Wyeth for property or services in an amount which, in any of the last three years, exceeds the greater of $1 million and 2% of such other company’s consolidated gross revenue.

Please consult the Wyeth Corporate Governance Guidelines for specific information on how we apply these standards.

The Wyeth Corporate Governance Guidelines also provide that the following relationships will not be considered material relationships that would impair a director’s independence:

•	if a director of Wyeth is an executive officer or an employee, or the director’s immediate family member is an executive officer, of another company that makes payments to, or receives payments from, Wyeth for property or services in an amount which, in any single fiscal year, does not exceed the greater of (i) $1 million and (ii) 2% of such other company’s consolidated gross revenues;

•	if a director of Wyeth is an executive officer or employee of another company that is indebted to Wyeth, or to which Wyeth is indebted, and the total amount of the indebtedness is less than 2% of the consolidated assets of the company wherein the director serves as an executive officer or employee;

•	if a director of Wyeth is an executive officer of another company in which Wyeth owns an equity interest and the amount of the equity interest held by Wyeth is less than 10% of the total shareholders’ equity of the company at which the director serves as an executive officer; or

•	if a director of Wyeth serves as a director, officer or trustee of a charitable organization and Wyeth’s contributions to the organization in the most recently completed fiscal year are less than the greater of (i) $1 million and (ii) 2% of that organization’s gross revenue.

Pursuant to the Wyeth Corporate Governance Guidelines and the categorical standards of independence that they set forth, the Wyeth board or directors reviewed the independence of each of its directors in February 2009, taking into account potential conflicts of interest, transactions or other relationships that would reasonably be expected to potentially compromise any of our directors’ independence. In performing this review, the Wyeth board of directors, together with the Nominating and Governance Committee, reviewed a memorandum prepared by Wyeth’s internal audit and law departments, which included an analysis of directors’ responses to a questionnaire inquiring about, among other things, their relationships (and those of their immediate family members) with us, their affiliations with other companies and other potential conflicts of interest.

As a result of this review, the Wyeth board of directors, based on the recommendation of the Nominating and Governance Committee, affirmatively determined that all of Wyeth’s directors are independent of Wyeth and its management under the standards set forth in the Wyeth Corporate Governance Guidelines, with the exception of Mr. Poussot, who is not independent because of his employment as our Chairman, President and Chief Executive Officer.

In making independence determinations with regard to our non-employee directors, the Wyeth board or directors and the Nominating and Governance Committee considered the following categories and types of transactions, relationships and arrangements:

•	With respect to Mr. Ganzi, who previously served as a director and the President and Chief Executive Officer of The Hearst Corporation, and Dr. Polan, whose spouse serves as the current Chief Executive Officer and Vice Chairman of the Board and Chairman of the Executive Committee of Hearst, certain arm’s-length, ordinary course commercial transactions between Wyeth and Hearst;

•	With respect to Mr. Mascotte, a pledge of cash donations and product supplies by Wyeth to the Ghana Essential Medicines Initiative, a charitable initiative to support the availability of pharmaceutical supplies in Ghana supported by The Population Council, leading pharmaceutical companies and The Mascotte Family Fund of the Aspen Community Foundation; and

•	With respect to Mr. McGuire, who serves as Co-Head, Global Investment Banking at Citi, certain arm’s-length, ordinary course commercial banking, financial advisory, underwriting and other financial services arrangements and transactions between Wyeth and Citi.

In each case, the transactions, relationships and arrangements considered were determined to be within the applicable categorical independence standards under the Wyeth Corporate Governance Guidelines.

In addition, Mr. Essner, who served as the Chairman of the Wyeth board of directors until June 27, 2008, was considered not independent by the Wyeth board of directors because of his employment as our Chairman through that date and his prior role as our Chief Executive Officer. Professor Feerick, who served on the Wyeth board of directors until July 31, 2008, and Mr. Seidenberg, who served on the Wyeth board of directors until February 29, 2008, were considered independent by the Wyeth board of directors. In determining the independence of Mr. Seidenberg, who serves as Chairman and Chief Executive Officer of Verizon Communications Inc., the Wyeth board of directors and the Nominating and Governance Committee considered certain arm’s-length, ordinary course commercial transactions between Wyeth and Verizon. These relationships were determined to be within the applicable categorical independence standards under the Wyeth Corporate Governance Guidelines.

In November 2008, the Wyeth board of directors amended the Wyeth Corporate Governance Guidelines to establish the role of the lead director, which will be active and filled by an independent director whenever our Chairman does not qualify as an independent director under the Wyeth Corporate Governance Guidelines. The first lead director will be appointed at the first Wyeth board meeting following the meeting for a one-year term, subject to renewal for a maximum of two additional twelve-month periods. The lead director will receive a cash retainer of $20,000 per year, paid in quarterly installments (prorated for the portion of any calendar quarter served). The Wyeth Charter of the Lead Director of the Board of Directors is available on the Wyeth Internet Web site at www.wyeth.com.

DIRECTOR COMPENSATION

We use a combination of cash and equity-based incentive compensation to attract and retain highly qualified candidates to serve as non-employee directors on the Wyeth board of directors. In setting non-employee director compensation, we consider both the high level of expertise and the time commitment that board service requires. For information regarding the impact of our proposed merger with Pfizer on our director compensation programs, see “Chapter 1: The Merger — Interests of Certain Persons in the Merger” beginning on page 98.

Mr. Poussot, our Chairman, President and Chief Executive Officer, and Mr. Essner, our former Chairman, were Wyeth employees during 2008. The 2008 compensation for each of Messrs. Poussot and Essner is discussed below under “Executive Compensation” beginning on page 185.

Compensation Framework for Non-Employee Directors

In 2008, we implemented a new compensation framework for non-employee directors, which consists of the following:

•	a determination every two years by the Nominating and Governance Committee of a total fixed annual dollar amount of compensation to be provided to each non-employee director (set at $220,000 for 2008 and 2009);

•	the delivery of that total fixed annual compensation 40% in cash and 60% in equity, with an annual cash retainer fee representing the cash portion and DSUs representing the equity portion; and

•	a separate annual cash committee chairman fee of $15,000, but no other meeting or committee service fees.

Under this compensation framework, beginning in 2008, we no longer grant stock options to non-employee directors. As part of this compensation framework, the Wyeth board of directors adopted the Wyeth 2008 Non-Employee Director Stock Incentive Plan, which was approved by our stockholders at our 2008 Annual Meeting of Stockholders. Under this plan, each non-employee director was granted DSUs for 2008 with a value equal to 60% of $220,000, measured using the closing price of our common stock on the date of the grant, which was the date of the Wyeth 2008 Annual Meeting of Stockholders. Distribution of shares covered by DSUs is deferred until the later of the termination of the non-employee director’s service on the Wyeth board of directors or a later date elected by the non-employee director. Each annual DSU vests on the earlier of (1) the day immediately prior to our next annual meeting of stockholders and (2) 12 months from the date of grant, except that DSUs granted to newly elected directors do not vest until the date that is 12 months and 30 days from the date of grant. However, if a director has not yet served for at least two continuous years on the Wyeth board of directors, vesting is delayed until he or she meets this two-year service requirement. The DSUs also become immediately vested upon (1) the termination of the director’s service on the Wyeth board or directors (following at least two years of continuous service) on account of death or mandatory retirement, (2) a change in control, such as our contemplated merger with Pfizer or (3) the exercise of discretion by the Compensation Committee (as defined below) to accelerate vesting. DSUs are credited to a bookkeeping account established for each non-employee director, and a number of shares of our common stock equal to the number of DSUs granted to each non-employee director is contributed to a grantor trust on the grant date. On each date that cash dividends are otherwise payable to the holders of common stock, the DSUs are credited with dividend equivalents. As the dividend equivalents in any deferred unit account equal the value of additional full shares of stock, we contribute shares of stock to the grantor trust. Directors have the ability to direct the trustee of the grantor trust with respect to the voting of the shares of common stock underlying the DSUs, and the trustee does not have discretion to vote those shares unless instructed to do so.

Under our 1994 Restricted Stock Plan for Non-Employee Directors, each non-employee director first elected as a director prior to April 27, 2006 is entitled to receive an initial grant of 800 shares of restricted stock and four subsequent annual grants of 800 shares of restricted stock for a total of 4,000 shares of restricted stock over a five-year period. These awards vest on the fifth anniversary of election to the Wyeth board of directors and are subject to the terms and conditions of the plan, which includes a provision for the acceleration of vesting of outstanding restricted stock awards upon a change in control. Non-employee directors may elect to defer receipt of their shares following the end of the vesting period, in which case these deferred shares are contributed to a grantor trust following the end of the vesting period. Non-employee directors first elected on or after April 27, 2006 do not receive these awards. Four of our continuing non-employee directors received 800 share annual grants in 2008 as scheduled under this plan.

Directors’ Deferral Plan

We also maintain our Directors’ Deferral Plan, under which non-employee directors’ fees may be deferred in amounts specified by each non-employee director. The deferred amounts accrue interest, compounded quarterly, at a market rate set annually (equal to 120% of the applicable federal long-term rate) or may be allocated to phantom stock units on a quarterly basis. Phantom stock units accrue dividend equivalents that are credited quarterly and are paid in cash upon distribution from the plan.

Other Benefits

During 2008, non-employee directors were entitled to participate in our medical, dental, vision and prescription drug plans by paying the full applicable premium associated with their coverage. Wyeth directors also receive business travel and accident insurance coverage and may participate in our charitable matching gift program, which currently provides that Wyeth matches 50%, up to a maximum of $12,500 per year, of charitable gifts by directors. We provide or reimburse directors for first-class air travel to and from meetings of the Wyeth board of directors. We invited directors’ spouses/significant others to attend one off-site meeting of the Wyeth board of directors in 2008, and we paid the costs of this attendance in order to encourage attendance and foster social interaction among the members of the Wyeth board of directors.

2008 Directors’ Compensation Table

The following table presents compensation information for our non-employee directors for the fiscal year ended December 31, 2008. The table presents compensation information for all non-employee directors who served on the Wyeth board of directors during 2008; however, Professor Feerick and Messrs. Critelli and Seidenberg served on the Wyeth board of directors for only part of the year. Mr. Critelli was elected to the Wyeth board of directors at the April 24, 2008 Annual Meeting of Stockholders. Professor Feerick retired effective July 31, 2008 in connection with the mandatory retirement provisions of the Wyeth Corporate Governance Guidelines and Mr. Seidenberg resigned effective February 29, 2008.

	Fees Earned or Paid	Stock	Option	All Other
	in Cash(1)	Awards(2)	Awards(2)	Compensation(3)	Total
Name	($)	($)	($)	($)	($)

Robert M. Amen	$88,000	$63,124	—	$7,500	$158,624
Michael J. Critelli	$60,440	$45,397	—	—	$105,837
John D. Feerick	$81,000	$152,822	$13,395	$18,500	$265,717
Frances D. Fergusson, Ph.D.	$103,000	$159,413	$13,395	$10,159	$285,967
Victor F. Ganzi	$103,000	$142,528	$13,395	$2,102	$261,025
Robert Langer, Sc.D.	$88,000	$195,451	$13,395	$21,418	$318,264
John P. Mascotte	$103,000	$112,085	$13,395	$26,448	$254,928
Raymond J. McGuire	$88,000	$126,310	$22,159	—	$236,469
Mary Lake Polan, M.D., Ph.D., M.P.H.	$103,000	$112,085	$13,395	$12,638	$241,118
Gary L. Rogers	$88,000	$145,699	$13,395	—	$247,094
Ivan G. Seidenberg	$22,000	$(46,410)	$(29,130)	$12,500	$(41,040)
John R. Torell III	$103,000	$112,085	$13,395	$5,761	$234,241

(1)	Reflects the aggregate dollar amount of annual retainer and committee chairman fees earned and payable in cash. Non-employee directors are permitted to defer director fees and, for 2008, under the Directors’ Deferral Plan, directors deferred the following amounts: $88,000 for Mr. Amen, $103,000 for Mr. Ganzi and $22,000 for Mr. Seidenberg.

(2)	The column entitled “Stock Awards” represents the compensation cost recognized for financial statement reporting purposes in 2008 in accordance with Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (SFAS No. 123R), disregarding the estimate of forfeitures related to service-based vesting conditions, for restricted stock granted in 2008 and prior years under the 1994 Restricted Stock Plan for Non-Employee Directors and DSUs granted in 2007 and 2008 under both our prior and new non-employee director compensation frameworks. The column entitled “Option Awards” represents the compensation cost recognized for financial statement reporting purposes in 2008 in accordance with SFAS No. 123R, disregarding the estimate of forfeitures related to service-based vesting conditions, for stock options granted in 2007 under our prior non-employee director compensation framework. DSUs were granted under our 2006 Non-Employee Director Stock Incentive Plan and our 2008 Non-Employee Director Stock Incentive Plan, and stock options were granted under our 2006 Non-Employee Director Stock Incentive Plan. Amounts shown for Mr. Seidenberg reflect the reversal of compensation cost in accordance with SFAS No. 123R, resulting from his forfeiture of unvested DSUs and unvested stock option awards upon his resignation from the Wyeth board of directors. The expense for restricted stock and DSUs is based upon the share price of our common stock on the grant date of the award and is recognized pro rata over the vesting period. Stock option expense is determined based upon the Black-Scholes option pricing model based on the following assumptions and is recognized pro rata over the vesting period:

	2007 Grant

Expected Life of Options	5.5 Years	*
Expected Volatility	19.91%	*
Expected Dividend Yield	2.11%
Risk-Free Rate	4.58%	*

*	Due to the mandatory retirement age of 72 set forth in the Wyeth Corporate Governance Guidelines, for Professor Feerick, assumptions for the 2007 grant were an expected life of the options of 4.0 years, expected volatility of 19.24% and a risk free rate of 4.55%.

The following table shows equity grants awarded in 2008 to non-employee directors:

	1994 Restricted Stock Plan			2008 Non-Employee
	for Non-Employee Directors			Director Stock Incentive Plan			Total Grant Date
	Grant	Number of	Grant Date	Grant	Number of	Grant Date	Fair Value of Stock
Name	Date	Shares	Fair Value*	Date	Units	Fair Value*	Awards*

Mr. Amen	—	—	—	4/24/2008	2,963	$132,031	$132,031
Mr. Critelli	—	—	—	4/24/2008	2,963	$132,031	$132,031
Prof. Feerick	—	—	—	4/24/2008	2,963	$132,031	$132,031
Dr. Fergusson	01/02/2008	800	$35,112	4/24/2008	2,963	$132,031	$167,143
Mr. Ganzi	12/01/2008	800	$25,720	4/24/2008	2,963	$132,031	$157,751
Dr. Langer	01/02/2008	800	$35,112	4/24/2008	2,963	$132,031	$167,143
Mr. Mascotte	—	—	—	4/24/2008	2,963	$132,031	$132,031
Mr. McGuire	—	—	—	4/24/2008	2,963	$132,031	$132,031
Dr. Polan	—	—	—	4/24/2008	2,963	$132,031	$132,031
Mr. Rogers	10/01/2008	800	$30,456	4/24/2008	2,963	$132,031	$162,487
Mr. Seidenberg	—	—	—	—	—	—	—
Mr. Torell	—	—	—	4/24/2008	2,963	$132,031	$132,031

*	Grant date fair value for restricted stock and DSUs was computed by multiplying the number of shares by the market value of our common stock on the grant date. The grant date fair values were developed solely for the purpose of comparative disclosure in accordance with SEC rules using the same valuation model and assumptions, disregarding the estimate of forfeitures relating to service-based vesting conditions, as applied for purposes of our consolidated financial statements for the year ended December 31, 2008 and are not intended to predict future prices of our common stock or our future dividend distributions. The ultimate values of these equity awards will depend on the future market price of our common stock and cannot be forecasted with reasonable accuracy. The actual value, if any, a holder will realize upon sale of restricted stock and the stock received upon conversion of DSUs will depend on the market value of our common stock on the date of sale.

The following table presents all outstanding stock option awards held at December 31, 2008 by each person who served as a non-employee director during 2008. In each case, these stock options were granted prior to 2008 under our former compensation programs for non-employee directors.

	Number of
	Securities Underlying
	Unexercised Options	Option Exercise
	(#)	Price	Option
Name	Exercisable*	($)	Expiration Date

Mr. Amen	—	—	—
Mr. Critelli	—	—	—
Prof. Feerick	3,000	$65.1875	4/22/2009
	3,000	$56.5938	4/27/2010
	4,000	$56.5250	4/26/2011
	4,000	$60.7050	4/25/2012
	4,000	$41.0500	4/24/2013
	4,000	$40.2200	4/22/2014
	4,000	$43.5700	4/21/2015
	3,500	$48.2200	7/31/2011
	3,500	$56.0000	7/31/2011

Total:	33,000
Dr. Fergusson	4,000	$43.5700	4/21/2015
	3,500	$48.2200	4/27/2016
	3,500	$56.0000	4/26/2017

Total:	11,000
Mr. Ganzi	3,500	$48.2200	4/27/2016
	3,500	$56.0000	4/26/2017

Total:	7,000
Dr. Langer	4,000	$40.2200	4/22/2014
	4,000	$43.5700	4/21/2015
	3,500	$48.2200	4/27/2016
	3,500	$56.0000	4/26/2017

Total:	15,000
Mr. Mascotte	3,000	$65.1875	4/22/2009
	3,000	$56.5938	4/27/2010
	4,000	$56.5250	4/26/2011
	4,000	$60.7050	4/25/2012
	4,000	$41.0500	4/24/2013
	4,000	$40.2200	4/22/2014
	4,000	$43.5700	4/21/2015
	3,500	$48.2200	4/27/2016
	3,500	$56.0000	4/26/2017

Total:	33,000
Mr. McGuire	3,500	$56.0000	4/26/2017

	Number of
	Securities Underlying
	Unexercised Options	Option Exercise
	(#)	Price	Option
Name	Exercisable*	($)	Expiration Date

Dr. Polan	3,000	$65.1875	4/22/2009
	3,000	$56.5938	4/27/2010
	4,000	$56.5250	4/26/2011
	4,000	$60.7050	4/25/2012
	4,000	$41.0500	4/24/2013
	4,000	$40.2200	4/22/2014
	4,000	$43.5700	4/21/2015
	3,500	$48.2200	4/27/2016
	3,500	$56.0000	4/26/2017

Total:	33,000
Mr. Rogers	3,500	$48.2200	4/27/2016
	3,500	$56.0000	4/26/2017

Total:	7,000
Mr. Seidenberg	3,000	$65.1875	4/22/2009
	3,000	$56.5938	4/27/2010
	4,000	$56.5250	4/26/2011
	4,000	$60.7050	4/25/2012
	4,000	$41.0500	4/24/2013
	4,000	$40.2200	4/22/2014
	4,000	$43.5700	4/21/2015
	3,500	$48.2200	2/28/2011

Total:	29,500
Mr. Torell	3,000	$65.1875	4/22/2009
	3,000	$56.5938	4/27/2010
	4,000	$56.5250	4/26/2011
	4,000	$60.7050	4/25/2012
	4,000	$41.0500	4/24/2013
	4,000	$40.2200	4/22/2014
	4,000	$43.5700	4/21/2015
	3,500	$48.2200	4/27/2016
	3,500	$56.0000	4/26/2017

Total:	33,000

     * Non-employee directors did not hold any unexercisable stock options at December 31, 2008.

In addition, at December 31, 2008, each current non-employee director had 2,963 DSUs granted in 2008 that had not yet vested; Dr. Fergusson, Mr. Ganzi and Mr. Rogers had 3,200 shares of restricted stock that had not yet vested; and Dr. Langer had 4,000 shares of restricted stock that had not yet vested, but which subsequently vested in January 2009.

(3)	Represents Wyeth’s matching contributions under our charitable matching gift program, the aggregate incremental cost to us of non-business activities in connection with the offsite meeting of the Wyeth board of directors in 2008 and the reimbursement by us of taxes incurred by the director as a result of such attendance as follows:

			Non-Business
	Matching		Activities at
	Charitable		Off-Site Board	Reimbursement	Total All Other
Name	Contributions		Meeting	of Taxes	Compensation

Mr. Amen	$7,500		—	—	$7,500
Mr. Critelli	—		—	—	—
Prof. Feerick	$18,500	*	—	—	$18,500
Dr. Fergusson	$1,500	*	$1,289	$7,370	$10,159
Mr. Ganzi	—		$1,117	$985	$2,102
Dr. Langer	$10,000		$985	$10,433	$21,418
Mr. Mascotte	$12,500		$1,170	$12,778	$26,448
Mr. McGuire	—		—	—	—
Dr. Polan	$10,750		$1,003	$885	$12,638
Mr. Rogers	—		—	—	—
Mr. Seidenberg	$12,500	*	—	—	$12,500
Mr. Torell	$250		$985	$4,526	$5,761

*	Amount for Professor Feerick includes $6,000 in matching contributions paid by Wyeth in 2008 for donations made by Professor Feerick in late 2007; amount for Dr. Fergusson represents matching contributions paid by Wyeth in 2009 for donations made by Dr. Fergusson in late 2008; and amount for Mr. Seidenberg represents matching contributions paid by Wyeth in 2008 for donations made by Mr. Seidenberg in late 2007.

We invited directors’ spouses/significant others to attend one off-site meeting of the Wyeth board of directors in 2008, and we paid the costs of this attendance in order to encourage attendance and foster social interaction among the members of the Wyeth board of directors, which we view as a legitimate business purpose, and accordingly, we have not included the costs of travel, lodging and activities that we considered to be business-related. Amounts shown reflect the aggregate incremental cost to us of non-business activities at the meeting.

MEETINGS AND COMMITTEES OF THE WYETH BOARD OF DIRECTORS

Board Meetings

During 2008, there were ten meetings of the Wyeth board of directors. Each incumbent member of the Wyeth board of directors attended at least 75% of the meetings of the Wyeth board of directors and the committees on which he or she was a member that were held during the time he or she was a director in 2008. In addition, all but one of the directors then serving on the Wyeth board of directors attended the 2008 Wyeth Annual Meeting of Stockholders.

Committees of the Wyeth Board of Directors

The Wyeth board of directors has, as standing committees, an Audit Committee, a Compensation and Benefits Committee (the “Compensation Committee”), a Nominating and Governance Committee, a Corporate Issues Committee and a Science and Technology Committee. The members of these standing committees are all non-employee independent directors whom the Wyeth board of directors has determined satisfy the definition of “independent directors” under NYSE Corporate Governance Standards and the Wyeth Corporate Governance Guidelines. In addition, the Audit Committee consists of directors whom the Wyeth board of directors has determined satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act, and the Compensation Committee consists of directors whom the Wyeth board of directors has determined satisfy the definition of “non-employee directors” under Rule 16b-3 under the Exchange Act and “outside directors” under Section 162(m) of the Internal Revenue Code. The Audit Committee is a separately designated standing committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The charters of each of the standing committees can be found at the Corporate Governance section of our Internet Web site at www.wyeth.com. The Wyeth board of directors also has an Executive Committee, which includes Mr. Poussot as the Chairman. The following table shows the directors currently serving on each of these committees, the number of committee meetings in 2008 and a brief description of the functions of each of these committees.

			Number
			of Meetings in
Committee	Members*	Key Functions of Committee	2008

Audit	John P. Mascotte, Chairman** Robert M. Amen** Victor F. Ganzi** Gary L. Rogers John R. Torell III
Hiring (subject to ratification by the stockholders) and approving the fees of our independent registered public accounting firm.

Pre-approving non-audit services and evaluating performance and independence of our independent registered public accounting firm.

Reviewing and discussing our periodic financial statements and other disclosure and risk management and control policies and procedures, as appropriate, with management and our independent registered public accounting firm, and seeking to ensure the integrity of the financial reporting process and compliance with applicable laws and accounting initiatives.

Reviewing, and approving, ratifying or making recommendations to the Wyeth board of directors regarding, related person transactions as defined under applicable disclosure regulations to the extent not delegated to another committee of the Wyeth board of directors.

Issuing an annual report of the Audit Committee for inclusion in the proxy statement.
			9

Compensation and Benefits	Victor F. Ganzi, Chairman Robert M. Amen Michael J. Critelli John P. Mascotte Gary L. Rogers
Evaluating performance of, and determining and approving the salary of, our Chief Executive Officer.

Evaluating performance of, and recommending to the Wyeth board of directors the salaries of our executive officers (other than our Chief Executive Officer) and other senior executives.

Administering our incentive compensation and equity incentive plans, overseeing other benefit plans and approving performance targets related to compensation programs.

Establishing and administering performance-based compensation programs under Section 162(m) of the Internal Revenue Code.

Periodically evaluating the competitiveness of our compensation programs and incentive, retirement and other plans and programs.
			7

			Number
			of Meetings in
Committee	Members*	Key Functions of Committee	2008

Nominating and Governance	Frances D. Fergusson, Ph.D., Chairman Robert Langer, Sc.D. John P. Mascotte Raymond J. McGuire Mary Lake Polan, M.D., Ph.D., M.P.H.
Establishing criteria and procedures for recommending director candidates to the Wyeth board of directors, including those submitted by stockholders.

Having sole authority to hire search firms to identify candidates for the Wyeth board of directors.

Making recommendations to the Wyeth board of directors on the functions and size of board committees.

Screening and nominating board candidates.

Overseeing other corporate governance matters, including the evaluation of the functioning of the Wyeth board of directors and its committees, and recommending corporate governance principles.

Annually evaluating the charters of each of the committees of the Wyeth board of directors.
			5

Corporate Issues	John R. Torell III, Chairman Michael J. Critelli Frances D. Fergusson, Ph.D. Robert Langer, Sc.D. Raymond J. McGuire Mary Lake Polan, M.D., Ph.D., M.P.H.	Reviewing our major public and social policies, practices and programs and making recommendations to the Wyeth board of directors as appropriate on public issues, including environmental, health and safety matters, employment practices, charitable contributions, community outreach and political contributions. Reviewing and making recommendations regarding stockholder proposals relating to public and social issues.	2

Science and Technology	Mary Lake Polan, M.D., Ph.D., M.P.H., Chairman Frances D. Fergusson, Ph.D. Robert Langer, Sc.D.	Reviewing and reporting to the Wyeth board of directors regarding scientific matters relating to our research and development programs and technology initiatives. Reviewing our ability to acquire and maintain innovative science and technology through mechanisms including, but not limited to, acquisitions, collaborations and alliances. Periodically reviewing our pharmaceutical product pipeline.	3

Executive	Bernard Poussot, Chairman Victor F. Ganzi John P. Mascotte	Authorized, under our bylaws, during the intervals between meetings of the Wyeth board of directors, to perform all duties and exercise all powers of the board except those that are required by law, our Certificate of Incorporation or our bylaws to be performed or exercised by the entire Wyeth board of directors.	5 ***

*	Mr. Michael J. Critelli joined the Compensation Committee and the Corporate Issues Committee upon joining the Wyeth board of directors in April 2008. Mr. Ivan G. Seidenberg served on the Compensation Committee, the Corporate Issues Committee and the Executive Committee through his resignation from the Wyeth board of directors in February 2008. Professor John D. Feerick served on the Audit Committee and the Nominating and Governance Committee through his retirement from the Wyeth board of directors in July 2008. Mr. Robert Essner served on the Executive Committee through his retirement from the Wyeth board of directors in June 2008.

**	Each of Messrs. Amen, Ganzi and Mascotte has been determined by the Wyeth board of directors to be an “audit committee financial expert” as defined under applicable SEC rules. Mr. Amen has served in a variety of finance and other executive roles, including as president and controller of International Paper Company and as chief executive officer of International Flavors & Fragrances Inc., and has a Master’s of Business Administration with a concentration in finance, among many other qualifications. Mr. Ganzi practiced as a Certified Public Accountant (CPA) at a national public accounting firm, was the managing partner of a large law firm and served as chief financial and legal officer of Hearst, among many other qualifications. Mr. Mascotte is a CPA, was a tax specialist at a national public accounting firm and has served as chief executive officer of Blue Cross and Blue Shield of Kansas City, Inc. and The Continental Corporation, among many other qualifications.

***	The Executive Committee acted on one occasion in 2008 between meetings of the Wyeth board of directors by unanimous written consent. This action was specifically delegated in advance and ratified by the full Wyeth board of directors.

Additional Information Regarding the Compensation and Benefits Committee

The Compensation Committee assists the Wyeth board of directors in establishing the compensation of our executive officers and setting the overall compensation philosophy and objectives for Wyeth, and is actively involved in overseeing the design, review and updating, as appropriate, of our compensation programs. The Compensation Committee determines and approves the compensation of our Chief Executive Officer.

The Compensation Committee typically makes compensation decisions for our principal corporate officers, including all of our named executive officers, with some decisions being ratified and/or made by the full Wyeth board of directors upon recommendations from the Compensation Committee. In this proxy statement/prospectus, the executive officers included in the compensation tables below are referred to as our named executive officers. The Compensation Committee meets regularly throughout the year, with the agenda for each meeting established through consultation among the Compensation Committee’s chairman, our Corporate Secretary and senior management. Meetings are regularly attended by our Chairman, President and Chief Executive Officer; our Senior Vice President and Chief Financial Officer; our Senior Vice President, Human Resources; and our Corporate Secretary. At each meeting, the Compensation Committee also meets in executive session without any members of management present.

Pursuant to authority granted under its charter, the Compensation Committee has engaged Exequity LLP (Exequity), a nationally recognized compensation consulting firm to advise the Compensation Committee and to assist it in assessing compensation developments and trends and their potential effects on Wyeth and our plans. The Compensation Committee has sole responsibility for engaging this consulting firm. Exequity regularly provides reports to the Compensation Committee regarding competitive compensation data, developments and trends. Exequity also participates in Compensation Committee meetings and routinely meets with the Compensation Committee in executive session. Exequity does not provide any other services to Wyeth. Wyeth management has engaged a separate, nationally recognized compensation consulting firm, Towers, Perrin, Forster & Crosby, Inc. to advise it on compensation matters, including the provision of peer competitiveness data. The compensation consulting firm engaged by the Compensation Committee is not affiliated with the compensation consulting firm engaged by management.

The Compensation Committee meets in executive session for all compensation decisions made for Mr. Poussot and, prior to his retirement, Mr. Essner. These determinations are made in consultation with the Compensation Committee’s compensation consultant outside the presence of management. For each other named executive officer, our Chief Executive Officer makes a recommendation to the Compensation Committee regarding base salary, annual cash incentive awards and long-term incentive awards, as applicable. In making these recommendations, our Chief Executive Officer, in consultation with our Senior Vice President,

Human Resources, generally begins with each named executive officer’s base salary or award, as applicable, and total compensation for the prior year and makes appropriate adjustments for the current year based on, among other things, Wyeth’s performance, the executive’s individual performance, trends in the marketplace, the executive’s potential for advancement, retention, experience, positioning relative to other executives, the relative difficulty of achieving particular company or individual objectives and any other considerations they deem relevant. These recommendations are reviewed, discussed (including through a presentation made by the Chief Executive Officer), modified as deemed appropriate by the Compensation Committee in consultation with its compensation consultant, and then adopted by the Compensation Committee or recommended by the Compensation Committee for adoption by the full Wyeth board of directors in an executive session of the non-employee directors, as appropriate.

To assist in its evaluation of our Chief Executive Officer’s recommendations and its compensation decisions, the Compensation Committee generally is provided with the following information for its review in advance of each meeting:

•	Current and historical data on base salaries, annual cash incentive awards and long-term equity incentive awards for each named executive officer;

•	Peer competitiveness data, generally including both a median and a 75th percentile analysis regarding each element of direct compensation and total direct compensation (i.e., base salary, annual cash incentive awards and long-term incentive compensation);

•	An estimate of future pension benefits and the effect of base salary increases and annual cash incentive awards on future pension benefits;

•	A report of Wyeth’s performance that includes a discussion of financial results, research and development, operational efficiency, talent management, status of litigation, manufacturing performance and other key developments; and

•	Information provided by the Compensation Committee’s compensation consultant and by management’s compensation consultant, which may consist in part of the peer competitiveness data referenced above as well as analyses from outside the industry.

These materials are intended to ensure that the Compensation Committee is informed in making its decisions on each individual element in the context of the other elements of our compensation programs (including pay mix) and total direct compensation, as well as prior years’ compensation and prevailing practices in our peer group. The pension estimates are used as a confirmatory measure to ensure that no particular compensation decision has a disproportionate impact on pension benefits. The information presented in these materials often differs in form from the required presentation in the “Summary Compensation Table” included under “Executive Compensation.” For example, in reviewing long-term equity incentive awards, the Compensation Committee typically focuses on the full potential value to the executive and expense to Wyeth associated with a particular award over its lifetime rather than solely the impact on current year compensation expense as required to be reflected in the “Summary Compensation Table” included under “Executive Compensation.” Similarly, with respect to pension benefits, the Compensation Committee concentrates on ongoing monitoring of Wyeth’s pension plans and the manner in which a particular compensation decision might impact future pension benefits to an executive rather than the year-over-year change in pension value shown in “Executive Compensation — Summary Compensation Table.”

In administering our incentive compensation and equity incentive plans and overseeing our other benefit plans, the Compensation Committee may delegate authority for administration of these plans to our Chief Executive Officer or to any other committee, to the extent permitted under law, and under conditions and limitations as the Wyeth board of directors and Compensation Committee may from time to time establish.

See “Executive Compensation — Compensation Discussion and Analysis” beginning on page 185 for additional information regarding the Compensation Committee’s determinations regarding executive compensation.

Compensation Committee Interlocks and Insider Participation

Messrs. Ganzi, Amen, Critelli, Mascotte and Rogers and, prior to his retirement, Mr. Seidenberg served on the Compensation Committee during 2008. There were no Compensation Committee interlocks during 2008.

Additional Information Regarding the Nominating and Governance Committee

The Nominating and Governance Committee acts as a screening and nominating committee for candidates considered for nomination by the Wyeth board of directors for election as directors. In this capacity, the Nominating and Governance Committee considers the composition of the Wyeth board of directors with respect to many factors, including the balance of expertise and professional experience. The Nominating and Governance Committee evaluates prospective nominees identified on its own initiative as well as self-nominated candidates and candidates referred or recommended to it by members of the Wyeth board of directors, management, stockholders and search companies. The Nominating and Governance Committee uses the same criteria for evaluating candidates proposed by other members of the Wyeth board of directors, management and search companies and candidates proposed by stockholders and self-nominated candidates in accordance with the procedures identified below. The Nominating and Governance Committee’s Criteria and Procedures for Board Candidate Selection for the Board of Directors is attached to this proxy statement/prospectus as Annex E.

If the merger is consummated, there will be no annual meeting of Wyeth stockholders in 2010. If the merger is not consummated, Wyeth will hold a 2010 Annual Meeting of Stockholders, in which case stockholders may submit names of qualified candidates for service on the Wyeth board of directors along with detailed information on their backgrounds to our Corporate Secretary for referral to the Nominating and Governance Committee. Under our bylaws, nominations for elections to be held at an annual meeting must be received no later than 90 days prior to the anniversary date of the immediately preceding annual meeting, which is April 21, 2010 for the 2010 annual meeting, if any. In the case of elections to be held at a special meeting, nominations must be received no later than the 10th day following the date notice is first given to stockholders of the special meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our executive officers, directors and owners of more than 10% of our securities are required under Section 16(a) of the Exchange Act to file reports of ownership and changes in ownership with the SEC, the NYSE and Wyeth. Most transactions are reportable within two business days of the transaction and are required to be filed electronically with the SEC through its EDGAR system. To facilitate compliance, we have undertaken the responsibility to prepare and file these reports on behalf of our executive officers and directors. Based upon inquiries made of our directors and executive officers and a review of the filings made on their behalf during 2008 and Wyeth’s records, we believe that all reports were timely filed in 2008, except that the ownership of 71 shares of Wyeth common stock was inadvertently omitted from Michael J. Critelli’s Form 3 filed on April 28, 2008. The Form 3 was subsequently amended to report these shares on October 3, 2008.

SECURITIES OWNED BY MANAGEMENT

The table below shows the number of shares of Wyeth common stock beneficially owned on May 29, 2009, by:

•	each of our current directors;

•	each of our named executive officers; and

•	all of our current directors and executive officers as a group.

We calculate beneficial ownership by including shares owned in each director’s or executive officer’s name (or by any member of his or her immediate family sharing his or her home). We also include shares held by a broker for the benefit of the officer or director and securities which the officer or director could purchase within 60 days (such as exercisable or potentially exercisable stock options, which are listed in a separate column). Amounts shown below do not include phantom stock units (as they are not “beneficially owned” under applicable rules) or additional shares acquired after May 29, 2009. Amounts shown in the table below include common stock that has been earned but the receipt of which has been deferred into a “restricted stock trust” for the benefit of certain of our executive officers and directors under which they have sole voting power but do not have dispositive power prior to distribution. No director or executive officer owns shares of our preferred stock.

			Potentially
Name of Beneficial Owner	Wyeth Common Stock		Exercisable Options	Percent of Class

Directors:
Robert M. Amen	3,050	(1)	—	*
Michael J. Critelli	4,121	(1)	—	*
Frances D. Fergusson, Ph.D.	9,638	(2)	11,000	*
Victor F. Ganzi	18,885	(3)	7,000	*
Robert Langer, Sc.D.	9,604	(2)	15,000	*
John P. Mascotte	14,545	(4)	30,000	*
Raymond J. McGuire	4,361	(5)	3,500	*
Mary Lake Polan, M.D., Ph.D., M.P.H.	11,373	(4)	30,000	*
Bernard Poussot	404,613	(6)	1,341,634	*
Gary L. Rogers	8,804	(3)	7,000	*
John R. Torell III	11,245	(7)	30,000	*
Other Named Executive Officers:
Gregory Norden	45,099		301,840	*
Joseph M. Mahady	271,620	(8)	733,000	*
Lawrence V. Stein	47,432	(9)	432,250 (9)	*
Mikael Dolsten, M.D., Ph.D.	—		—	*
Robert Essner	672,746	(10)	4,399,000	*
Robert R. Ruffolo, Jr., Ph.D.	—		555,000	*
All current executive officers and directors as a group (26 persons)	1,192,853	(11)	5,231,952	*

*	Less than one percent (1%).

(1)	Includes or, in the case of Mr. Amen, represents 2,963 DSUs awarded under our 2008 Non-Employee Director Stock Incentive Plan (plus accrued dividend equivalents) held in the restricted stock trust. In the case of Mr. Critelli, also includes 71 shares held by, or jointly with, his spouse.

(2)	Represents 2,400 DSUs awarded under our 2006 Non-Employee Director Stock Incentive Plan and 2,963 DSUs awarded under our 2008 Non-Employee Director Stock Incentive Plan (in each case, plus accrued dividend equivalents) held in the restricted stock trust and 4,000 shares of restricted stock awarded under our 1994 Restricted Stock Plan for Non-Employee Directors (1,600 shares of which, plus accrued dividend equivalents, are held in the restricted stock trust in the case of Dr. Fergusson).

(3)	Includes or, in the case of Mr. Rogers, represents 2,400 DSUs awarded under our 2006 Non-Employee Director Stock Incentive Plan and 2,963 DSUs awarded under our 2008 Non-Employee Director Stock Incentive Plan (in each case, plus accrued dividend equivalents) held in the restricted stock trust and 3,200 shares of restricted stock awarded under our 1994 Restricted Stock Plan for Non-Employee Directors (2,400 shares of which, plus accrued dividend equivalents, are held in the restricted stock trust in the case of Mr. Ganzi).

(4)	Includes 4,000 shares of restricted stock awarded under our 1994 Restricted Stock Plan for Non-Employee Directors, 2,400 DSUs awarded under our 2006 Non-Employee Director Stock Incentive Plan and 2,963 DSUs awarded under our 2008 Non-Employee Director Stock Incentive Plan (in each case, plus accrued dividend equivalents) held in the restricted stock trust.

(5)	Includes 1,200 DSUs awarded under our 2006 Non-Employee Director Stock Incentive Plan and 2,963 DSUs awarded under our 2008 Non-Employee Director Stock Incentive Plan (in each case, plus accrued dividend equivalents) held in the restricted stock trust.

(6)	Includes 7,982 shares owned jointly with Mr. Poussot’s spouse and 260,997 shares held in the restricted stock trust.

(7)	Represents 4,000 shares of restricted stock awarded under our 1994 Restricted Stock Plan for Non-Employee Directors, 2,400 DSUs awarded under our 2006 Non-Employee Director Stock Incentive Plan and 2,963 DSUs awarded under our 2008 Non-Employee Director Stock Incentive Plan (in each case, plus accrued dividend equivalents) held in the restricted stock trust and 700 shares owned by Mr. Torell’s spouse.

(8)	Includes 201,205 shares held in the restricted stock trust.

(9)	Includes 5,479 shares held in the restricted stock trust. Does not include certain securities, including certain securities shown as outstanding under “Executive Compensation — Outstanding Equity Awards at 2008 Year-End” and “Proposal 1: The Merger — Interests of Certain Persons in the Merger,” that are subject to a domestic relations order pursuant to which the economic interest in certain shares held in the restricted stock trust and the economic interest in certain stock options was transferred to Mr. Stein’s former spouse (i.e., such stock options were retained by Mr. Stein due to plan restrictions on transfer, but his former spouse will receive the economic benefit from, and has discretion with respect to, exercises and sales).

(10)	Includes 428,709 shares owned jointly with Mr. Essner’s spouse.

(11)	Includes 576,853 shares held in the restricted stock trust.

SECURITIES OWNED BY CERTAIN BENEFICIAL OWNERS

Based on a review of Schedules 13D and 13G filed by holders with the SEC, we are not aware of any person or entity beneficially owning more than 5% of Wyeth’s outstanding common stock or preferred stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following “Compensation Discussion and Analysis” outlines our compensation objectives and philosophy, the key components of our compensation programs and our compensation decision-making process. It includes a discussion of how and why 2008 compensation decisions were made for our named executive officers.

Overview

Compensation for named executive officers at Wyeth consists of four key components — base salaries, annual cash incentive awards (i.e., cash bonus), long-term equity incentive awards and post-employment benefits. We also provide limited perquisites. Our compensation programs are designed to focus our executives on working toward achievement of our key objectives of bringing to the world products that improve lives and deliver outstanding value to our customers and stockholders. Our industry is highly scientific, regulated, dynamic and challenging, and our key employees are highly educated, dedicated and experienced. Our long-term vitality requires large, long-term investments in drug discovery and innovation that are not expected to produce near-term returns, and our compensation programs seek to reward and motivate both short-term and long-term success. Our long-term equity incentive program, in particular, is intended to both produce superior long-term performance and drive long-term value for our stockholders.

Our compensation programs serve four principal objectives:

•	Attract and retain outstanding executives with long-term industry experience and who deliver superior performance;

•	Motivate our executives to achieve our business and strategic goals, both financial and operational;

•	Reward our executives for achieving outstanding company and individual performance and developing executive talent; and

•	Produce value for our stockholders by continuing to increase the strength and sustainability of Wyeth.

The Wyeth board of directors and management believe that fundamental changes in our business are necessary for our future sustainability and success, particularly as a result of the challenging regulatory, intellectual property and competitive environment that our industry continues to confront. Accordingly, in 2008, we launched Project Impact, which is a company-wide program designed to initially address short-term fiscal challenges, particularly the significant loss of sales and profits resulting from the launch of generic versions of Protonix. Longer term, Project Impact would include strategic actions designed to fundamentally change how Wyeth structures its operations to adapt to the continuously changing business climate. The Compensation Committee is particularly focused on these goals and, subject to our contemplated merger with Pfizer, intends to judge management’s performance in the coming years, at least in part, on management’s efforts to reshape Wyeth for the future.

The Wyeth board of directors and management also believe that our continued success requires leadership from every person in every job at every location around the world. To this end, we launched a company-wide set of leadership priorities — aspire high, think broadly, be decisive, build talent and execute flawlessly — recognizing that everyone at Wyeth has the potential to be a leader, whether they are an individual contributor, manager of people or a senior executive. Our leadership priorities define the standard of behavior that we believe is essential to reinforce in everything we do and are important as an advancement of Wyeth’s culture. These leadership priorities have been communicated across Wyeth in all divisions and functions, and are being incorporated in our employee performance and development systems.

We have a “pay-for-performance” philosophy that is reflected in our compensation arrangements, in which a significant portion of our executives’ total compensation is at-risk, based on company and individual performance. To drive our executives to produce results for Wyeth that create long-term value for our stockholders, our performance-based compensation in 2008 included a mix of compensation opportunities and performance measures to complement base salary, such that:

•	A portion of the value of an executive’s total direct compensation (i.e., base salary, annual cash incentive awards and annual long-term incentive awards) was discretionary based on the Compensation Committee’s assessment of both Wyeth’s performance and individual executive performance (annual cash incentive awards);

•	A portion of the value of an executive’s total direct compensation was based directly on our actual financial performance against pre-set targets and total stockholder return (TSR) versus our peers (performance share unit awards); and

•	A portion of the value of an executive’s total direct compensation was tied directly to changes in our stock price (stock options, RSUs and performance share unit awards).

The Wyeth board of directors has a Compensation Committee consisting entirely of independent directors. The composition of the Compensation Committee underwent changes in 2008, with the appointment of a new Compensation Committee Chairman and two new members of the Wyeth board of directors joining the Compensation Committee. As discussed further in the section entitled “Meetings and Committees of the Wyeth Board of Directors,” the Compensation Committee sets the overall compensation philosophy and objectives for Wyeth and is actively involved in assessing and overseeing the design of our compensation programs. The Compensation Committee reviews and recommends to the Wyeth board of directors the compensation and benefits provided to each of our principal corporate officers and also specifically reviews and approves corporate goals and objectives for our Chief Executive Officer and evaluates his performance in light of those goals. The Compensation Committee meets regularly with our Chief Executive Officer and our Senior Vice President, Human Resources and also engages a compensation consultant for advice regarding compensation decisions. The Compensation Committee meets in executive session at each meeting without management present. In 2008, the Compensation Committee continued to refine its compensation philosophy as described more fully under “— Key Changes and Other Actions in 2008.”

As discussed in greater detail below with respect to individual compensation decisions, compensation for our named executive officers in 2008 was driven primarily by:

•	Our successful strategic and financial response to the “at risk” launch of generic versions of Protonix, including the launch of our own generic version and the deployment of Project Impact initiatives;

•	Our strong financial performance, highlighted by Wyeth exceeding its earnings per share (EPS) goals for the year, in the face of a challenging pharmaceutical industry and economic environment, and our successful operating performance;

•	New product approvals, including Pristiq for the treatment of major depressive disorder, Xyntha and subcutaneous Relistor, and delays in the regulatory review of several of our other pipeline products;

•	Year-over-year stock price decline and negative total stockholder return performance during 2008, but which compared favorably with total stockholder return performance of the S&P 500 Index and the market-weighted Peer Group Index — performing better than the S&P 500 Index by 24.4 percentage points and the market-weighted Peer Group Index by 10.2 percentage points;

•	Executive succession and key business changes that resulted from the establishment of our new executive leadership team, including the promotion and recruitment of important new key executives, who quickly and seamlessly transitioned to full functionality; and

•	Outstanding work of our named executive officers with respect to our contemplated merger with Pfizer.

Components of Compensation

Our executive compensation programs for named executive officers consist of several elements, each of which complements the others in providing a total compensation package designed to support our core compensation objectives. These components are summarized in the following table:

Pay Element	What Pay Element Rewards/Reflects	Primary Purpose of Pay Element

Base Salary	Performance of executive responsibilities; reflects experience and tenure in role, skills and level of responsibility.	To provide a fixed amount of compensation commensurate with market norms for similar jobs.

Annual Cash Incentive Awards	Annual company and individual performance and achievement of Wyeth’s financial and other objectives.	To motivate executives to achieve superior company and individual performance through a variable and discretionary award design.

Long-Term Equity Incentives (Stock Options and Performance Share Unit Awards)
Long-term focus, achievement of performance goals (e.g., EPS and total stockholder return ranking), increases in stockholder value, and continued employment during the vesting/holding period of an award:

— Three-year period applicable to performance share unit awards, with additional one-year holding period for the 2008 awards.

— Three-year phased vesting for stock options.
To motivate long-term performance, align executive compensation with stock price performance and other performance measures and retain key executives.

Restricted Stock Unit Awards	Long-term focus and continued employment during the vesting period.	Awarded upon initial employment and major promotion or for executive retention (not part of annual grant to named executive officers).

Benefits (Primarily Defined Benefit Pension Plans and Defined Contribution Savings Plans) and Perquisites	Long-term service and desire to keep executives focused.	To provide a competitive benefits program that addresses employee health, welfare and retirement needs. Also to provide executives with a meaningful level of post-employment income consistent with their contribution to Wyeth’s success over their careers, as well as to offer competitive perquisites that enable executives to maximize efficiency.

Change in Control Severance Agreements	Need for retention and employment security in a dynamic industry.	To provide for company stability and continuity of management during times of uncertainty (e.g., pending our contemplated merger with Pfizer) and to allow us to attract and retain key executives by providing protections consistent with the market for executive talent.

Key Changes and Other Actions in 2008

As part of its role, the Compensation Committee continually reviews our compensation programs and, from time to time, makes changes that are designed to better serve our compensation philosophy and objectives, to reflect current industry practice, to comply with changes in law, rules and regulations or to adopt emerging best practices. As a result of these efforts, we made the following key changes to our compensation and benefits programs in 2008:

Benchmarking Philosophy.  Prior to 2008, the Compensation Committee considered a benchmark at or near the 75th percentile of our peer group for decisions related to long-term equity incentives, adjusted for assessment of overall performance against approved performance factors. Decisions related to other compensation elements were generally targeted to be between the median and the 75th percentile of our peer group. During 2008, the Compensation Committee reevaluated Wyeth’s historical benchmarking practices, and beginning with the 2009 base salary decisions, the Compensation Committee has articulated a philosophy of targeting total direct compensation for named executive officers at or near the median of our peer group, as described under “— Peer Group Analysis.” As described more fully below, although benchmarking provides a valuable point of reference, actual compensation for any particular named executive officer may be higher or lower than the benchmark as a result of Wyeth and individual performance, experience, skills, potential for advancement, relative tenure in position, current responsibilities relative to other executives within Wyeth, retention objectives, succession planning, fluctuations in stock price and other factors that the Compensation Committee considers relevant.

Alignment of Compensation Calendar.  To facilitate its focus on total direct compensation and to enhance executive efficiency, the Compensation Committee approved a management proposal to align the compensation planning calendar beginning with compensation decisions to be made in 2009. As a result of this effort, annual compensation decisions regarding the components of total direct compensation — base salaries, annual cash incentive awards and annual long-term incentive awards — will be made during a single consolidated time period each year.

Pay for Performance

We implement our “pay-for-performance” culture through our pay mix, which is weighted significantly toward performance-dependent forms of compensation. Our compensation opportunities include a mix of approaches for implementing pay-for performance: performance evaluated in the discretion of the Compensation Committee (e.g., annual cash incentive awards), stock price performance (e.g., stock options), and performance against pre-established financial targets (e.g., performance share unit awards).

The discretionary nature of our annual cash incentive award program for named executive officers provides the Compensation Committee with the opportunity to evaluate and appropriately recognize individual executive performance in the context of Wyeth’s overall performance for the completed year, including performance with respect to key value drivers, which may include for a given year, among other things, EPS, cost management, achievements in research and development, and regulatory compliance. Notably, this discretionary evaluation of performance differs from the target-based nature of our performance share unit awards, which are described below. For a detailed discussion of our annual cash incentive award program and the key factors considered by the Compensation Committee in making 2008 annual cash incentive award decisions, see “— Annual Cash Incentive Awards” beginning on page 191.

Our long-term equity incentive program generally represents the largest portion of the total annual compensation paid to our executives, because we believe that equity-based compensation is the most effective means to encourage our leaders to deliver enhanced stockholder value over the long term. Our named executive officers also are subject to stock ownership guidelines as described below. Accordingly, named executive officers have a significant amount of value and future pay at risk based on our stock price performance. Because we only make option grants with an exercise price at the current market price of our common stock on the date of grant, an executive does not realize any value from stock options unless and until our stockholders benefit from an increase in share price following the date of grant.

The ultimate value of performance share unit awards granted under our long-term equity incentive award program depends upon our EPS performance against internal targets and our relative TSR ranking among our peer group, together with our stock price at the time of conversion. In particular, as described more fully below in the narrative to the table entitled “— 2008 Grants of Plan-Based Awards” beginning on page 207, the performance share unit awards granted to our named executive officers in 2008 may be converted to between 0% and 200% of a pre-set target number of shares of our common stock (one share per unit) based primarily on EPS performance in 2010 against a target that would be set by the Compensation Committee in early 2010, subject to our contemplated merger with Pfizer. The awards generally are structured to allow the Compensation Committee negative discretion to reduce the amount of the award that may be earned based on EPS to reflect, among other factors it may consider, our TSR ranking (top 2, middle 4, bottom 2) over the period from January 1, 2008 through December 31, 2010 compared with that of the peer group described in the second paragraph under “— Peer Group Analysis” below. We expect that these awards would operate similarly to performance share unit awards granted to other key employees in 2008, under which the number of shares that may be earned based on EPS will be increased by 25 percentage points if our TSR ranking is in the top two of our peer group and generally will be decreased by 25 percentage points if our TSR ranking is in the bottom two of our peer group, with a TSR ranking in the middle category having no impact. This award design, which utilizes a target number of shares that assumes our achievement of 100% of the 2010 EPS target and a “top 2” TSR ranking for the three-year period (i.e., the target number of performance share unit awards granted to named executive officers was increased by 25%), was instituted for the grants made to named executive officers in 2007 and 2008 and is intended to preserve our ability to deduct this compensation under Section 162(m) of the Internal Revenue Code.

Basing the number of shares earned upon conversion of performance share unit awards primarily on EPS, with TSR ranking serving as a key additional factor, reflects two important sets of corporate objectives. First is Wyeth’s performance against our internal goals and guidance to the financial community. Second is our relative stock price and dividend performance against that of our peer companies. We have selected EPS as the financial measure of performance for performance share unit awards, because we believe that the majority of investors use EPS as the primary method for evaluating our annual financial performance. The EPS target for a given year is not established by formula. Rather, after considering Wyeth’s business goals and anticipated challenges for the year in question, during the first 90 days of the applicable performance year the Compensation Committee sets a target that is designed to encourage superior company performance. Typically, the EPS target established by the Compensation Committee has been consistent with our earnings guidance range announced to the financial community. We use EPS for a single performance year (i.e., the third year of the award) rather than over a period of years due to the volatile and dynamic nature of our industry where a single unexpected event early in a performance period could predetermine whether or not targets would be met over a longer period and thereby dilute the intended incentive effect. This is particularly evident in the case of a challenge to a patent during the patent term of a blockbuster product, market reaction to clinical trial results or negative publicity related to the perceived safety or efficacy of a marketed product (whether or not supported by medical evidence). This structure, coupled with our stock ownership guidelines, reflects long-term performance and aligns with stockholder interests.

The Compensation Committee retains the ability to exclude certain significant items in determining whether EPS targets were achieved and has, in the past, excluded both positive and negative items in making this determination. These significant items are excluded because they are considered to be non-recurring or unusual in nature and are of such significance or magnitude that their inclusion would not present an accurate reflection of the underlying operating performance of Wyeth. For example, in 2006, 2007 and 2008 we excluded charges related to our productivity initiatives, and in 2006 we also excluded an income tax credit related to a reduction of certain deferred tax asset valuation allowances. The exclusion of these non-recurring or unusual items is consistent with how we discuss our performance with investors and analysts and our earnings guidance to the financial community. We also specifically exclude equity-based compensation from both the target and our determination of EPS achieved for purposes of these awards.

For 2008, an average of approximately 76% of the total direct compensation received by our named executive officers consisted of performance-based compensation.

Determination and Analysis of 2008 Compensation for Named Executive Officers

The Compensation Committee made compensation decisions in 2008 on an element-by-element basis at different points during the year. However, the Compensation Committee made decisions for each element in the context of the total compensation package for each named executive officer and the relationship of that element to the other elements of compensation, including the impact on retirement benefits. As described above, beginning in 2009, Wyeth is implementing a compensation calendar alignment initiative under which the time period for making key compensation decisions for base salary, annual cash incentive awards and annual long-term incentive grants is being consolidated into a single cycle in the first quarter of the year.

The Compensation Committee targets at or near the median of our peer group (as described under “— Peer Group Analysis” beginning on page 197) for total direct compensation, as may be adjusted by our Chief Executive Officer’s and the Compensation Committee’s assessment of the executive, which often takes into account Wyeth and individual performance, experience, skills, potential for advancement, relative tenure in position, current responsibilities relative to other executives within Wyeth, retention objectives, succession planning and other factors. However, at times when merited by Wyeth and individual performance as determined by the Compensation Committee based on the facts and circumstances and after taking into account these other factors, the Compensation Committee may award a total direct compensation package in excess of the median. The Compensation Committee may also consider fluctuations in stock price and Wyeth’s performance relative to that of the other companies within our peer group, including, for example, comparative TSR or EPS performance or research and development progress. In conducting its compensation analysis, the Compensation Committee reviews the competitiveness of total direct compensation, as well as of each individual element, recognizing that each individual component may be higher or lower than the median as a result of the above and other factors with an ultimate target of total direct compensation at or near the median.

In general, absent extraordinary circumstances and after taking into account the above individual factors, base salary levels typically approximate the peer group median, with annual cash incentive awards and long-term equity incentive awards operating as the potential mechanisms for distinction. In the case of newly promoted executives, the Compensation Committee often sets the new base salary at a level that allows the Compensation Committee to recognize the promotion to a new role while at the same time (1) reflecting relative experience in the new role to that of individuals holding similar positions at peer companies, and (2) providing the Compensation Committee the opportunity to reward future performance and development. See “Meetings and Committees of the Wyeth Board of Directors” beginning on page 176 for a discussion of the Compensation Committee’s process for determining compensation for our named executive officers.

The key decisions made by the Compensation Committee with respect to 2008 compensation for our named executive officers are described below. In each case, the Compensation Committee viewed the individual compensation component and the resulting total direct compensation for our named executive officers as being within a reasonable range around the median of our peer group, after accounting for the factors and considerations described above.

Consistent with our objectives of attracting, retaining and motivating top-tier performance from our executives, the Compensation Committee generally does not view aggregate amounts earned or benefits accumulated by an executive from prior service with Wyeth as a significant factor in making current compensation decisions. Rather, the Compensation Committee bases current compensation decisions primarily on the current business environment and performance of each executive and his or her role in the overall performance of Wyeth during the subject period. Amounts realized upon vesting or exercise of equity awards do not impact pension benefits, which are determined by reference to formulas set forth in our pension plans that do not include equity in the calculations.

Base Salary

Base salaries for senior executives in 2008 and 2009 were set in the preceding November and typically apply for the entire following calendar year, except in special circumstances, such as when an executive is promoted and/or assumes increased responsibilities during the year. Pursuant to the compensation calendar alignment initiative referenced above, subject to our contemplated merger with Pfizer, we expect that base salary decisions for our most senior executives, along with annual cash incentive awards and long-term incentive awards, will be made in the first quarter of each year beginning in 2010.

2008 Base Salary Determinations.  In November 2007, the Compensation Committee determined the base salary increases for our named executive officers that became effective at the beginning of 2008. The Compensation Committee recognized the promotion of Mr. Poussot to President and Chief Executive Officer by setting his base salary at $1,450,000 for 2008, which was approximately 16% below the median of the peer group. In determining Mr. Poussot’s salary increase, the Compensation Committee reviewed, among other things, market data regarding compensation arrangements for recently appointed chief executive officers, Mr. Poussot’s long tenure with Wyeth and his significant experience in the pharmaceutical industry. Mr. Norden’s 2008 base salary increase of 10% was intended to reflect his strong performance since his promotion to Chief Financial Officer and, as a result, to bring his salary closer to the peer group median. The Compensation Committee increased Mr. Mahady’s 2008 base salary by approximately 16% over his 2007 base salary as a result of his promotion to Senior Vice President, Wyeth and President, Wyeth Pharmaceuticals effective January 1, 2008, which gave him additional responsibility for our Pharmaceuticals and Consumer Healthcare manufacturing and distribution operations. Mr. Essner’s base salary rate during the time of his employment in 2008 remained unchanged from 2007, as provided in his employment agreement. Mr. Stein’s 10% base salary increase for 2008 was intended to reflect his experience, tenure in role, and strong performance in managing company litigation matters, as well as to bring his salary closer to the peer group median. For Dr. Dolsten, who joined Wyeth in June 2008, annual base salary was set at $750,000, in consideration of his experience level, positioning against the peer group median and internal senior executive pay levels. The Compensation Committee approved a 3.5% increase in base salary for Dr. Ruffolo for 2008, which was consistent with the salary increases for other executives.

2009 Base Salary Determinations.  In November 2008, the Compensation Committee determined the base salary increases for our named executive officers that became effective at the beginning of 2009. The Compensation Committee recognized the success of Mr. Poussot’s first year as President and Chief Executive Officer, as well as his additional role as Chairman beginning in June 2008, by increasing his base salary by 6.9% to $1,550,000 for 2009, which is approximately 10% below the median of the peer group. In addition, in determining Mr. Poussot’s salary increase, the Compensation Committee recognized Mr. Poussot’s leadership during Wyeth’s response to the “at risk” launch of generic competition to Protonix, including the deployment of Project Impact. The Compensation Committee also considered the tight clustering of CEO base salaries at our peer companies. Mr. Norden’s 2009 base salary increase of 10.4% was intended to reflect his continued strong performance in his first full year as Chief Financial Officer and, as a result, to continue to bring his salary closer to, but still approximately 7.5% below, the peer group median. The Compensation Committee approved a 5.3% increase in base salary for Dr. Dolsten, which is approximately 19% below the median of our peer group, reflecting his tenure in the role. The Compensation Committee also approved 4.0% increases in the base salaries for each of Messrs. Mahady and Stein, which were consistent with the range of salary increases for other executives.

Annual Cash Incentive Awards

The Compensation Committee determines, and the Wyeth board of directors ratifies, the annual cash incentive awards payable to our named executive officers, which are paid following completion of the fiscal year (following receipt of the audit report for the fiscal year’s financial statements). These awards generally are paid under our stockholder approved Executive Incentive Plan. While the Executive Incentive Plan sets the putative maximum amount for any individual annual cash incentive award (two-tenths of one percent of consolidated net earnings, if any, as adjusted for unusual or infrequent items in accordance with U.S. generally accepted accounting principles), each executive is evaluated based on his individual performance and contribution to Wyeth’s overall performance taking into account the context of the business environment, and the Compensation Committee has full discretion (subject to the maximum award amount) to determine the annual cash incentive award to be paid to each executive. In recent years, annual cash incentive awards for named executive officers have typically ranged between 100% and 200% of base salary. Our annual cash incentive awards are reported in the “— Summary Compensation Table” beginning on page 203 as non-equity incentive plan compensation.

In connection with annual cash incentive awards, during the first quarter of each year, the Compensation Committee reviews management’s business plan for Wyeth, which contains performance objectives that are both short- and long-term in nature and are reflective of the challenges in the pharmaceutical industry. The Compensation Committee’s review of the business plan generally focuses on financial goals for Wyeth, product performance objectives, cost management, and key research and development milestones. With the assistance of management, the Compensation Committee tracks performance against the plan during the year, including through financial performance and research and development reviews that highlight both progress and shortfalls. At the first Compensation Committee meeting after the end of each year, both the Compensation Committee and the Wyeth board of directors, together with management, review Wyeth’s performance versus the plan and also consider additional factors, such as unanticipated events. The Compensation Committee also reviews each individual named executive officer’s performance relative to Wyeth’s financial and other objectives for the prior year.

Annual cash incentive awards are not based on a formulaic approach. Rather, annual cash incentive awards are based on the Compensation Committee’s assessment of Wyeth’s performance against the business plan during the calendar year, the Compensation Committee’s assessment (as informed by its interactions with these executives at various points in the year) of each individual executive’s contribution to that performance, and other individual accomplishments, taking into account any unexpected developments impacting performance against the business plan. The Compensation Committee does not set a specific target for these awards and the ultimate award is determined at the discretion of the Compensation Committee based upon this analysis of Wyeth and individual performance, with competitive market positioning considered as a guide to the range of potential awards. The Compensation Committee relies heavily on measurable performance criteria in evaluating company performance, with achievement of our financial goals for Wyeth overall typically the most significant factor in the Compensation Committee’s determination of annual cash incentive awards to our named executive officers. However, we do not prospectively set all or any specific financial goal or other element of the business plan as a specific Wyeth goal or target for purposes of these awards.

In early 2009, the Compensation Committee made its determinations of the annual cash incentive awards for our senior executives for the 2008 performance year based on a variety of factors, including Wyeth’s performance and the competitiveness of total direct compensation.

The Compensation Committee awarded Mr. Poussot an annual cash incentive of $2,750,000, an increase of 37.5% over 2007, reflecting its assessment of combined 2008 company and individual performance, including Wyeth’s financial results for 2008 and Mr. Poussot’s performance in his first year as Chairman, President and Chief Executive Officer. Among the individual performance factors, the Compensation Committee considered the deftness and competency displayed by Mr. Poussot in responding to the “at risk” launch of generic competition to Protonix, which the Compensation Committee believes may contribute to Wyeth’s ability to address future risks of generic competition to other products; Wyeth’s positive response to challenges in the research and development area of the business; Mr. Poussot’s expansion of strategic planning to a five-year cycle and his articulated vision for Wyeth based on a strategy of innovation, diversification and accelerated growth market expansion; and Mr. Poussot’s outstanding work on the contemplated merger with Pfizer. The Compensation Committee also considered the level of bonuses recommended for our other named executive officers, market data for bonus and cash compensation for chief executive officers at our peer companies, the annual cash incentive award made to Mr. Essner in 2007, and Mr. Poussot’s tenure as Chief Executive Officer and Chairman. This award resulted in total direct compensation for Mr. Poussot approximately 15% below the peer group median.

For Wyeth’s other named executive officers, the Compensation Committee adopted the recommendations made by Mr. Poussot. Mr. Norden’s 2008 annual cash incentive award of $1,078,000, an increase of approximately 44% over 2007 and resulting in total direct compensation approximating the peer group median, reflects his performance during his first full year as Senior Vice President and Chief Financial Officer, including Wyeth exceeding its financial targets; Mr. Norden’s sponsorship of Project Impact, with targeted savings of $1.0 to $1.5 billion when fully implemented; his execution of Wyeth’s foreign exchange hedging program; and Mr. Norden’s outstanding work on the contemplated merger with Pfizer. His award also reflects his leadership and command of his role as Chief Financial Officer. Mr. Mahady received an annual cash incentive award of $1,341,000, an increase of approximately 22% over his 2007 award and resulting in total direct compensation approximately 10% above the peer group median, reflecting his strong performance in 2008. Key individual performance factors considered in determining Mr. Mahady’s award were: the 2% increase in 2008 Pharmaceutical division net revenues over 2007; Mr. Mahady’s key role in Wyeth’s response to the “at risk” launch of generic competition to Protonix, including the launch of our own generic; the expansion of Enbrel’s position as the top biotech product and the expansion of Prevnar sales volume, which resulted in the highest 12-month revenue attainment of any vaccine in history; and his development and support of Project Impact initiatives. For Mr. Stein, who received an annual cash incentive award of $978,000, an increase of approximately 9.9% over his 2007 award and resulting in total direct compensation approximately 17% above the peer group median, the Compensation Committee considered Mr. Stein’s management of product liability litigation, including diet drug and hormone therapy litigation and patent litigation, such as our litigation relating to Protonix and Effexor, as well as his development and support of Project Impact initiatives and outstanding work on the contemplated merger with Pfizer. Dr. Dolsten received a 2008 annual cash incentive award of $750,000, the guaranteed minimum bonus under the terms of his offer letter.

Under the terms of Mr. Essner’s employment agreement, Mr. Essner was entitled to an annual cash incentive award for 2008 of no less than his annual cash incentive award for 2007, prorated for time actually worked in 2008. Pursuant to this agreement, the Compensation Committee awarded Mr. Essner an annual cash incentive award of $1,600,000, which represents an amount approximately equal to his 2007 bonus prorated for the period of his employment in 2008.

Under the terms of Dr. Ruffolo’s consulting agreement, Dr. Ruffolo was entitled to receive an annual cash incentive award for 2008 (pro-rated for the period of his employment during 2008), in an amount determined by the Compensation Committee. Pursuant to that agreement, the Compensation Committee approved an award of $645,000, which represents an amount approximately equal to his 2007 annual cash incentive award prorated for the period of his employment in 2008.

These determinations of annual cash incentive awards were made against the backdrop of Wyeth’s overall performance in 2008, including the increase in worldwide net revenue of 2% to $22.8 billion for the 2008 full year, driven by growth in excess of 10% for Prevnar, Zosyn and nutritional products and 27% growth for Enbrel and the favorable impact of foreign exchange, with greater than 50% of net revenue coming from outside the United States. The Compensation Committee also considered the decrease in net income and diluted earnings per share of 4% and 3%, respectively, for the 2008 full year as compared to 2007, and that diluted earnings per share, before certain significant items, for 2008 was comparable to 2007 and exceeded budget. In addition, the Compensation Committee considered our total stockholder return, which was negative 12.6% for the period from January 1, 2008 through December 31, 2008, ranking fourth in our peer group, but which compared favorably with total stockholder return performance of the S&P 500 Index and the market-weighted Peer Group Index — performing better than the S&P 500 Index by 24.4 percentage points and the market-weighted Peer Group Index by 10.2 percentage points. These calculations of TSR include reinvestment of dividends. The Compensation Committee also considered the achievement of certain research and development milestones, such as new product approvals for Pristiq for the treatment of major depressive disorder, Xyntha and subcutaneous Relistor, and delays in the regulatory review of several of our other pipeline products.

Long-Term Equity Incentives

We aim to offer a long-term incentive opportunity to our named executive officers that, if we achieve or exceed our performance goals, conveys competitive value when compared with our peer companies. However, the ultimate value of equity incentive awards is determined by our performance, with the value fluctuating both above and below our targets depending upon our stock price and other performance metrics. The Compensation Committee considers both prior years’ awards and the peer group market in setting the grant levels of these awards, and as a general matter, annual equity awards typically represent a number of options and performance share units consistent with the previous year’s award, unless there is a significant change in performance, responsibility or market practices. In 2008, approximately 30% of the estimated value of long-term equity incentive awards granted to active named executive officers as part of the annual grant program (i.e., excluding the special RSUs described below) was in the form of stock options, and approximately 70% of the estimated value was in the form of performance share unit awards.

2008 Grants.  In April 2008, the Compensation Committee granted the stock options and performance share unit awards shown in the table labeled “2008 Grants of Plan-Based Awards” to our named executive officers and these grants were ratified by the Wyeth board of directors. In addition, certain named executive officers also received RSUs in 2008. The difference in magnitude between Mr. Essner’s and Mr. Poussot’s 2008 equity grants and the grants to our other named executive officers is primarily market driven, i.e., intended to represent an opportunity consistent with the value of equity grants made to other chairmen and chief executive officers in our peer group.

In determining the number of stock options and performance share unit awards granted to Mr. Poussot in April 2008, the Compensation Committee reviewed the market trends for equity grants to chief executive officers, and awarded a grant that approximated the median for peer group CEOs, reflecting Mr. Poussot’s new position as Chief Executive Officer, the Compensation Committee’s confidence in Mr. Poussot, the deftness and competency displayed by Mr. Poussot in handling difficult issues, such as the “at risk” launch of generic competition to Protonix, and Mr. Poussot’s role in assuming an efficient and successful succession in leadership. In addition, by awarding Mr. Poussot an equity grant equivalent to the number of options and performance share unit awards granted to Mr. Essner in his final year as our chief executive officer, the Compensation Committee sought to acknowledge Mr. Poussot’s leadership position and the forward looking nature of equity compensation, as well as to address internal pay equity considerations in connection with the 2008 grant to Mr. Essner. The Compensation Committee also considered that the grant date fair value of the award made to Mr. Poussot in 2008 was lower than the award made to Mr. Essner in 2007 as a result of Wyeth’s lower stock price.

Mr. Poussot also was granted a special award of 120,000 RSUs upon his promotion to Chief Executive Officer in January 2008. These units vest in one-third increments on the third, fourth and fifth anniversaries of the grant date and do not accelerate upon retirement. The Compensation Committee believes that the structure of this award serves two principal purposes: retention and rewarding increases in stockholder value. The Compensation Committee approved the structure and value of this award, in consultation with its compensation consultant, following a review of stock awards granted to newly promoted or hired chief executive officers at peer and Fortune 250 companies in an effort to review a broad data set of recent chief executive officer appointments. This analysis indicated that a majority of internally promoted chief executive officers received a promotional equity grant and that the value of the award to Mr. Poussot would be consistent with prevailing market practice.

Mr. Norden’s 2008 grant reflects his first stock option grant since becoming Chief Financial Officer, and accordingly, represents a significant increase in number over his prior year’s option grant. In addition, by increasing the number of stock options and performance share unit awards awarded over the numbers awarded in 2007, the Compensation Committee rewarded Mr. Norden’s leadership and financial performance after a full year as Chief Financial Officer and sought to signal its confidence in Mr. Norden’s capabilities and critical role. Mr. Norden also received a special retention award of 19,250 RSUs, which will vest in one-third increments on the first, second and third anniversaries of the date of grant. This special grant was awarded to recognize Mr. Norden’s highly marketable talent and bring his equity and total direct compensation opportunity, when taken together with his other grants, closer to the median for chief financial officers in the peer group.

The Compensation Committee increased the number of options and performance share unit awards granted to Mr. Mahady in each case by approximately 25% over his 2007 award in an effort to recognize Mr. Mahady’s expanded responsibilities in 2008, his overall strong and consistent performance in pharmaceutical product revenue growth, and his long service and experience with Wyeth. For Mr. Stein, the

Compensation Committee awarded an increase of approximately 10% in the number of both stock options and performance share unit awards as compared to his 2007 grant to reflect his strong performance. In each case, the grant date fair value of the award in 2008 was lower than in 2007 as a result of Wyeth’s lower stock price.

For Dr. Dolsten, who received an equity grant in connection with his employment, the Compensation Committee’s goal was to compensate Dr. Dolsten for value he was forfeiting by leaving his prior employment, as well as to provide him with an equity opportunity similar to that provided to Dr. Ruffolo when he served as President, Wyeth Research.

The target number of performance share unit awards granted to our named executive officers also reflects the “negative discretion” design of these awards described under the caption “— Pay for Performance” and in the narrative to the table entitled “— 2008 Grants of Plan-Based Awards.”

Under the terms of Mr. Essner’s employment agreement, Mr. Essner was eligible to receive a long-term equity incentive award in April 2008 as determined by the Compensation Committee. In determining to award Mr. Essner a number of stock options and performance share unit awards comparable to his 2007 grant (after adjusting for tax related differences in year-over-year award design), the Compensation Committee noted that Mr. Essner exhibited a sustained and impressive level of earnings growth throughout his tenure and effectively and efficiently transitioned responsibilities to Mr. Poussot. In addition, the Compensation Committee sought to compensate Mr. Essner for his commitment to remain with Wyeth until June 2008 as requested by the Wyeth board of directors and for his continuing availability and assistance in connection with ongoing litigation as set forth in his employment agreement. The Compensation Committee considered both the number of options and performance share unit awards relative to Mr. Essner’s 2007 grant, as well as the grant date fair value in determining the final award.

The Compensation Committee also considered a number of additional factors relating to Wyeth’s performance in determining equity grants for all of our named executive officers in April 2008, particularly the 6% increase in our worldwide net revenue in the 2008 first quarter over the 2007 first quarter, despite the significant negative impact from launches of infringing generic versions of Protonix, driven by growth of Effexor, Enbrel, Prevnar and nutritional products. The Compensation Committee also considered the 5% and 3% decreases in our net income and diluted EPS, respectively, for the 2008 first quarter over the 2007 first quarter as well as the 1% decrease in our net income, before certain significant items, and the flat diluted EPS, before significant items, for the 2008 first quarter over the 2007 first quarter. The Compensation Committee also considered that TSR was negative 11.4% for the period from January 1, 2007 through December 31, 2007, performing lower than the peer group described in the second paragraph under “— Peer Group Analysis” beginning on page 197 by approximately 19 percentage points, and 1.5% for the period from January 1, 2008 through April 16, 2008, outperforming the peer group described in the second paragraph under “— Peer Group Analysis” beginning on page 197 by approximately 11 percentage points. These calculations of TSR include reinvestment of dividends. The Compensation Committee also noted continued research and development progress, particularly the FDA approval of Lybrel, Torisel, Pristiq for major depressive disorder and Xyntha in the preceding 12 months, as well as setbacks, such as the termination of the collaboration agreement with Solvay Pharmaceuticals for bifeprunox and the receipt of approvable letters for Pristiq for the treatment of vasomotor symptoms associated with menopause and Viviant for the prevention of osteoporosis.

In anticipation of his retirement, the Compensation Committee did not award any equity incentive compensation to Dr. Ruffolo in 2008.

Conversion of Performance Share Unit Awards Granted in 2006.  Performance share unit awards granted in 2006 were convertible to between 0% and 200% of a pre-set target number of shares (one share per unit) based on EPS performance in 2008 and TSR ranking from January 1, 2006 to December 31, 2008. For the 2008 performance year, in early 2008 the Compensation Committee established an EPS target of $3.58 per share and a corresponding EPS performance graph detailing the resulting conversion of the performance share unit awards at different levels of EPS achievement, both in excess of and less than the EPS target. This EPS target was exclusive of equity-based compensation. In setting the EPS target for 2008, the Compensation Committee created a wider range around the mid-point EPS target than in recent years in light of the uncertainty surrounding the “at risk” generic competition to Protonix, and also reviewed the consistency with the assumptions made in Wyeth’s earnings guidance. In early 2009, the Compensation Committee determined that our actual EPS achievement, as adjusted, for 2008 was $3.68 per share (i.e., reported EPS of $3.27 for 2008, exclusive of equity-based compensation of $0.15 per share-diluted after-tax and charges of $0.26 per share-diluted after-tax related to our productivity initiatives referred to as Project Impact, which have been excluded because they are unusual due to their nature and magnitude). In addition, the Compensation Committee determined that our total stockholder return for the period from 2006-2008 placed us sixth among our peer group (i.e., in the middle four), resulting in no effect upon the conversion of these awards. Based on this achievement, performance share unit awards granted in 2006 were earned at 136% of target. See the table labeled “— Option Exercises and Stock Vested in 2008” beginning on page 213 for a description of the amount earned by each of our named executive officers. One significant reason for the difference between the values shown in the “Stock Awards” column in the “— Summary Compensation Table” for 2008, 2007 and 2006 is the percentage of target at which performance share unit awards were earned (i.e., 136% for 2008, 116.8% for 2007, and 200% for 2006).

Additional details regarding stock options and performance share unit awards can be found in the tables labeled “— 2008 Grants of Plan-Based Awards” and “— Outstanding Equity Awards at 2008 Year-End” in this proxy statement/prospectus, including a description of the performance share unit awards granted in 2008, 2007 and 2006.

Post-Employment Benefits

We offer defined benefit pension plans that provide a benefit based on a participant’s years of service, base salary, annual cash incentive award and age at retirement. As described in detail in the section entitled “— Pension Benefits” beginning on page 214, these programs reward tenure (up to 30 years). Pension benefits vest upon completion of five years of service and generally first become available at age 55. If an executive (or another employee) completes 10 or more years of service and reaches age 55 while employed, the individual becomes eligible for early retirement and retiree medical benefits under our plans. We do not include options, restricted stock or performance share unit awards in calculating pension benefits.

As discussed in the section entitled “— Pension Benefits” beginning on page 214 we maintain the qualified Wyeth Retirement Plan — U.S., which is available to all eligible non-union employees, the Supplemental Executive Retirement Plan and the Executive Retirement Plan. We also maintain a qualified 401(k) plan that provides for employee contributions and Wyeth matching contributions of 50% up to the first 6% of covered pay, thereby allowing employees to save for their post-retirement economic needs. The Wyeth Supplemental Employee Savings Plan provides a means for employees to make contributions in excess of the Internal Revenue Code limits applied to our qualified 401(k) plan and receive the benefit of a Wyeth match on those contributions. See “— Non-Qualified Deferred Compensation” beginning on page 218. Similarly, we established the Supplemental Executive Retirement Plan because the Wyeth Retirement Plan — U.S. limits the benefit that can be paid to plan participants in accordance with Internal Revenue Code requirements. The Supplemental Executive Retirement Plan provides a benefit for that portion of the pension benefit based on a participant’s actual earnings that cannot be paid from the Wyeth Retirement Plan — U.S. on account of the Internal Revenue Code limitations. The Executive Retirement Plan was established more than 10 years ago as a tool to attract key experienced executives to Wyeth. The Executive Retirement Plan provides, among other features, a credit of three additional years of service beyond what the executive actually has completed in computing his or her pension benefit. This provision begins phasing out at age 62 and completely phases out by age 65, facilitating succession. The Executive Retirement Plan also provides for normal retirement at age 60 rather than at age 65 (which is the normal retirement age for our Supplemental Executive Retirement Plan and the Wyeth Retirement Plan — U.S.). In 2008, we amended the eligibility criteria for participation in the Executive Retirement Plan to provide that our Chief Financial Officer would be eligible to participate. Previously, Mr. Norden was not eligible to participate solely as a result of his age (he is not yet 55) though certain of the executives who report directly to him participate in the plan as do certain other executives who have not yet reached age 55 but were grandfathered into the plan under prior eligibility criteria. The Compensation Committee determined that amending the eligibility criteria to allow for CFO participation, regardless of age, so long as the other eligibility criteria are met, was advisable in order to achieve and maintain internal compensation equity among Wyeth’s executive management team. See “— Pension Benefits” beginning on page 214 for a detailed description of these plans.

We also maintain deferred compensation plans for our executives. Our Deferred Compensation Plan allows any employee whose base salary is in excess of $155,000 to defer a portion of his or her base salary and annual cash incentive award in addition to what he or she might contribute to our qualified 401(k) plan or the Wyeth Supplemental Employee Savings Plan. This program provides executives with a tax-advantaged manner to save for retirement or a specific financial need.

Perquisites

We supply limited perquisites to our named executive officers, which we believe are reasonable and competitive. These perquisites include financial planning and tax preparation services and an annual physical examination. For security and other reasons, the Wyeth board of directors requires that, when feasible, Mr. Poussot use the corporate aircraft for personal flights. Prior to his retirement, this requirement also applied to Mr. Essner. Mr. Essner is entitled to limited continued use of the corporate aircraft pursuant to his employment agreement as described under “— Potential Payments upon Termination or Change in Control” beginning on page 221. Other executive officers may, on rare occasions, use the corporate aircraft for personal trips with the permission of the Chief Executive Officer. In addition, we provided Mr. Essner with the use of a company car and the occasional use of a car and driver prior to his retirement, and we provide Mr. Poussot with a car and driver. Mr. Essner is also entitled to occasional post-employment use of a car and driver pursuant to his employment agreement.

Our corporate headquarters is located in Madison, New Jersey, and our Pharmaceuticals division headquarters is located in Collegeville, Pennsylvania. As a result of their respective promotions to President and Chief Executive Officer (January 2008) and Senior Vice President and Chief Financial Officer (June 2007), Messrs. Poussot and Norden changed their principal offices from Collegeville to Madison but continue to work frequently in both locations. In lieu of relocation of these executives from the Collegeville area to the Madison area, beginning with their respective promotions, we are providing Mr. Norden with a leased apartment and related expenses in proximity to Madison and Mr. Poussot with a monthly housing allowance to be used for housing in proximity to Madison. These housing benefits were approved for a two-year period, following which time the Compensation Committee intends to evaluate their continued necessity. In addition, both of these executives are provided with use of the corporate helicopter and company automobiles and drivers for commuting purposes, and are reimbursed for the tax liability for any related imputed income. We also are providing certain relocation and commuting benefits to Dr. Dolsten in connection with his employment.

As shown in the “— Summary Compensation Table” beginning on page 203, we generally reimburse our named executive officers for the tax liability associated with the perquisites related to, or provided in lieu of, relocation, including commuting. We also historically have reimbursed our Chairman and our President for the tax liability associated with the use of a car and driver and personal (i.e., non-commuting and non-business) use of the corporate aircraft. However, in order to reduce the overall cost to Wyeth, Mr. Poussot elected not to receive a “gross-up” for income taxes associated with, and not to provide any reimbursement to us for, his personal use of corporate aircraft during 2008, resulting in net cash savings to Wyeth. See the footnotes to the “— Summary Compensation Table” beginning on page 203 for additional details about these benefits.

Peer Group Analysis

We review data, referred to as “benchmarking,” that compares the compensation paid or awarded to our senior executives, including our named executive officers, to that paid or awarded to similarly situated executives at a peer group of pharmaceutical companies consisting of Abbott Laboratories, Amgen Inc., Bristol-Myers Squibb Company, Eli Lilly and Company, Johnson & Johnson, Merck & Co., Inc., Pfizer and Schering-Plough Corporation. We have selected this peer group because these companies have a type and breadth of activities and products, a complexity of operations and a geographic scale similar to that of Wyeth, and we compete with them for key experienced talent. We believe this peer information is an important factor in ensuring the competitiveness of our total compensation and the manner in which we allocate compensation among the different elements. Although benchmarking provides a valuable point of reference, actual compensation for any particular named executive officer may be higher or lower than the benchmark as a result of Wyeth and individual performance, experience, skills, potential for advancement, relative tenure in position, current responsibilities relative to other executives within Wyeth, retention objectives, succession planning, fluctuations in stock price and other factors that the Compensation Committee considers relevant. As a result, the extent to which benchmarking may impact a particular compensation decision may vary by year and by position. In addition, benchmarking involves inherent limitations and subjectivity, and it is often necessary to take into account the impact of timing differences on the data and to make judgments regarding comparability of positions and other factors across companies. From time to time in prior years (though not in 2008), we have considered data on a broader group of international pharmaceutical companies for specific positions where we did not believe that sufficient data were available from our principal peer group.

For the total stockholder return ranking component of our performance share unit awards, we evaluate our total stockholder return ranking for a pre-defined three-year period against that of a peer group of companies consisting of Abbott Laboratories, Bristol-Myers Squibb Company, Eli Lilly and Company, Johnson & Johnson, Merck & Co., Inc., Pfizer and Schering-Plough Corporation. We utilize this smaller peer group in analyzing Wyeth’s performance rather than the larger benchmark group described above because we believe that the investment community views this smaller group as most comparable with Wyeth and evaluates their performance using similar criteria. This group may be amended in the Compensation Committee’s discretion due to mergers, consolidations or other appropriate circumstances.

Post-Termination Arrangements

As discussed in more detail under “— Potential Payments upon Termination or Change in Control” beginning on page 221, we have entered into change in control severance agreements with members of senior management (including our named executive officers) and other key employees that provide for severance and other benefits following a change in control if we or the surviving company terminates the executive’s employment other than for “cause” or the executive terminates his or her employment for “good reason.” Executives and other U.S. employees who do not have change in control severance agreements may be entitled to severance under our Special Transaction Severance Plan if their employment is terminated by the surviving company without cause or the employee terminates his or her employment with good reason following a change in control.

Our change in control severance agreements are designed to attract and retain senior managers and other key employees and to provide for continuity of management in the event of a potential change in control of Wyeth, such as our contemplated merger with Pfizer. These change in control agreements were introduced in 1998 in order to help retain our executive officers and key employees in an environment of publicized potential merger discussions and growing concerns about the potential impact of our diet drug litigation. These agreements have proved critically important over the years in retaining and continuing to attract key talent to successfully manage Wyeth through industry consolidation, rapid change in the pharmaceutical business environment, important new product launches, the continued challenges of our diet drug litigation and the negative impact on the revenue of our Premarin family from the July 2002 hormone therapy subset of the Women’s Health Initiative study. In response to the changed circumstances of both Wyeth and the pharmaceutical industry, in 2006 the Compensation Committee undertook a review of the 1998 agreements. The Compensation Committee determined that, while these agreements remained important in attracting and retaining key executives in light of industry consolidation and competitiveness and while they generally were consistent with prevailing norms, the potential payments and benefits under the 1998 agreements could be reduced without compromising the retention of our key employees or our competitiveness in attracting key talent. Accordingly, the 2006 agreements sought to align certain terms of these agreements more closely with the then current industry benchmark and to streamline certain provisions. The 2006 agreements continue to provide appropriate protection to senior managers (including the named executive officers) and other key employees if a change in control occurs and the individual’s employment is terminated, allowing these executives and employees to minimize individual employment concerns when considering and facilitating corporate transactions that are in the best interests of our stockholders. These agreements also are intended to help retain executives and other key employees during continued industry consolidation. For a discussion of these agreements and the effects of various terminations on outstanding equity awards, see “— Potential Payments upon Termination or Change in Control” beginning on page 221. For a discussion of amounts potentially payable to our executive officers under the change in control severance agreements in the event of a qualifying termination after the closing of the contemplated merger with Pfizer, see “Proposal 1: The Merger — Interests of Certain Persons in the Merger” beginning on page 98.

In December 2007, we entered into a letter agreement amending Mr. Essner’s employment agreement in order to reflect his announced retirement as Chief Executive Officer, effective December 31, 2007, and his continued role as an employee and Chairman of the Wyeth board of directors during 2008. The amended agreement confirmed that Mr. Essner would not be entitled to any severance payments or pension enhancements under the agreement as a result of his retirement as Chief Executive Officer. Among other things, the letter agreement set Mr. Essner’s annual base salary rate for 2008 at his 2007 salary of $1,728,500 and provided that Mr. Essner would be eligible for a cash incentive award in respect of 2008 that would be no less than the award he earned in respect of 2007, prorated as applicable. The amended employment agreement provides Mr. Essner with specified post-employment benefits for a five-year period following his retirement.

As part of the terms of Dr. Dolsten’s employment, we agreed to provide him with two years of severance should his employment be terminated for any reason without cause, other than in connection with a change in control, in which case his change in control severance agreement would apply. We also entered into a consulting agreement with Dr. Ruffolo upon his retirement in order to retain his continued consulting services for a one-year period following his retirement. See “— Potential Payments upon Termination or Change in Control” beginning on page 221 for a description of these agreements.

Other Factors and Information Considered in Compensation Decisions

Tax Deductibility

In allocating compensation among base salary, annual cash incentive awards and long-term equity incentive awards, the Compensation Committee considers the potential tax deductibility of various forms of compensation.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for public companies for non-performance-based compensation of more than $1 million paid in any year to the Chief Executive Officer and certain other highly compensated officers required to be reported in our annual proxy statement. Accordingly, base salaries and other non-performance-based compensation as defined in Section 162(m) in excess of $1 million paid to these officers in any year is not deductible by Wyeth. There is an exception under Section 162(m) for performance-based compensation meeting specified requirements. Our stock options, annual cash incentive awards and, beginning with the 2007 grants to these officers, our performance share unit awards, are all generally structured in a manner intended to preserve tax deductibility.

We have paid, and in the future may pay, compensation that may not be fully tax deductible for purposes of Section 162(m), where such compensation is, in the judgment of the Compensation Committee, consistent with our overall compensation objectives and philosophy. For example, reflective of his performance and leadership role within Wyeth, Mr. Poussot’s base salary is in excess of $1 million. In addition, as described above, in 2008 we made a special promotional grant of service-vesting RSUs to Mr. Poussot in connection with his promotion to Chief Executive Officer and a special grant of service-vesting RSUs to Mr. Norden to adjust his total equity opportunity to the market for chief financial officers, which may not be tax deductible on account of Section 162(m).

Accounting Implications

Each element of the compensation we pay to our executives is expensed in our financial statements as required by U.S. generally accepted accounting principles. As one of many factors, we consider the financial statement impact in determining the amount of, and allocation among the elements of, compensation.

Compensation Consultant

See “Meetings and Committees of the Wyeth Board of Directors” beginning on page 176 for a discussion of the use of compensation consultants by the Compensation Committee and management. The Compensation Committee’s compensation consultant is not affiliated with the compensation consultant engaged by management.

Timing of Equity Grants and Equity Grant Policy

Equity awards typically are granted to all eligible employees, including our named executive officers, on the date of a regularly scheduled meeting of the Compensation Committee. In 2008 and prior years, these annual grants were made in connection with our annual stockholders meeting (generally in April of each year). The Compensation Committee sets the level of the award and, in connection with stock option grants, the exercise price on the date of the grant, which under the terms of our various stock incentive plans, must be at or above the closing price of our common stock on the grant date. In addition to the annual grants, executives may receive equity awards in connection with promotions or other extraordinary circumstances, such as the grant to Mr. Poussot on January 2, 2008 in connection with his promotion to Chief Executive Officer and the special RSUs granted to Mr. Norden on April 24, 2008. The Compensation Committee determined each of these awards at a regularly scheduled meeting held on or prior to the grant date, with a grant date of the effective date of the promotion for Mr. Poussot and a grant date of the date of the meeting for Mr. Norden. Newly hired executives also receive an equity award in connection with their employment, such as the grant of stock options and performance share unit awards made to Dr. Dolsten in June 2008 in connection with his employment. These awards are granted on the date of the Compensation Committee meeting immediately following the date of hire or promotion or, in some cases, on the first day of employment if the Compensation Committee has acted on the matter at a meeting in advance of such date of hire. In addition, the Compensation Committee has delegated to the Special Interim Grant Committee, on which only our Chief Executive Officer serves, the authority to grant options and RSUs to middle management in connection with initial employment, promotion, or first attainment of a salary level entitling an employee to a grant of options and/or RSUs. Such options are granted on the date our Chief Executive Officer approves them and have an exercise price equal to fair market value on the date of grant. This delegated authority does not extend to granting awards to our named executive officers or other officers, any employee who is subject to Section 16 of the Exchange Act or any employee who is eligible to receive grants in the Executive Grant Category. The Executive Grant Category in 2008 covered employees with a minimum annual base salary of $194,000.

We do not have a program, plan or practice of timing equity grants to our executives in coordination with the release of material non-public information. The vast majority of our equity awards (to both our executive officers and other eligible employees), including the annual grant, are granted at our regularly scheduled Compensation Committee meetings. Because these meetings generally are scheduled one year in advance, the timing of disclosure by Wyeth of material non-public information typically does not impact the timing of our equity grants. However, before approving any grant of equity, including a regularly scheduled annual grant, the Compensation Committee views it as part of its responsibility to take into account all facts and circumstances so as to ensure that the grant is consistent with our compensation philosophy and objectives.

Policy on the Recoupment of Incentive-Based Compensation

In September 2007, the Wyeth board of directors, upon the recommendation of the Compensation Committee, adopted a policy on the recoupment of performance-based compensation in restatement situations. The policy provides that if the Wyeth board of directors determines that a senior executive has engaged in fraud or willful misconduct that caused or otherwise contributed to the need for a material restatement of our financial results, the Wyeth board of directors will review all performance-based compensation awarded to or earned by that senior executive on the basis of performance during fiscal periods materially affected by the restatement. If, in the view of the Wyeth board of directors, the performance-based compensation would have been lower if it had been based on the restated results, the Wyeth board of directors will, to the extent permitted by applicable law, seek recoupment from that senior executive of any portion of such performance-based compensation as it deems appropriate after a review of all relevant facts and circumstances. The Wyeth board of directors may delegate one or more of the duties or powers under the policy to one or more committees of the Wyeth board of directors consisting solely of independent directors.

Executive Stock Ownership Guidelines

In order to encourage significant ownership of stock in Wyeth by senior executives and by virtue of that ownership align the personal interests of senior executives with those of our stockholders, we have adopted stock ownership guidelines for senior executives. Authority to administer these guidelines has been delegated to the Chief Executive Officer, who reports periodically to the Compensation Committee with respect to these matters. The guideline for our Chairman and Chief Executive Officer is Wyeth share ownership with a value of at least eight times base salary. Officers who report directly to our Chief Executive Officer have a guideline of Wyeth share ownership value of at least six times base salary, and other executives who are members of the Management, Law/Regulatory Review, Human Resources, Benefits and Compensation, and Operations committees have a guideline of four times base salary. Other executives and key employees also are encouraged to maintain share ownership. Executives may increase their share ownership through a variety of methods, including the receipt and retention of the various forms of equity awards granted by Wyeth (including a portion of the value of vested in-the-money stock options and unvested performance shares), and are expected to achieve target levels within five years. The Compensation Committee reviews the guidelines and the state of our senior executives’ compliance with the guidelines regularly. In connection with its annual assessment undertaken in November 2008, the Compensation Committee determined that as a result of our then current stock price and recent market activity, only some of our named executive officers met their ownership guidelines, including Mr. Poussot who exceeded his guideline by several multiples. Employees are not permitted to enter into short sales or other transactions in derivatives of our common stock.

Report of the Compensation Committee of the Wyeth Board of Directors

The Compensation and Benefits Committee of the Wyeth board of directors has reviewed and discussed the section entitled “— Compensation Discussion and Analysis” with management and, based on such review and discussions, has recommended to the Wyeth board of directors that the “— Compensation Discussion and Analysis” be included in this proxy statement/prospectus for filing with the SEC.

COMPENSATION AND BENEFITS COMMITTEE

Victor F. Ganzi, Chairman
Robert M. Amen
Michael J. Critelli
John P. Mascotte
Gary L. Rogers

Summary Compensation Table

The following table summarizes the total compensation earned for 2008, 2007 and 2006 by the persons serving in 2008 as our Chairman, President and Chief Executive Officer (Mr. Poussot), our Senior Vice President and Chief Financial Officer (Mr. Norden), our former Chairman of the Wyeth board of directors (Mr. Essner), our former Senior Vice President and President, Wyeth Research (Dr. Ruffolo) and our three next most highly paid executive officers (Mr. Mahady, Mr. Stein and Dr. Dolsten), calculated and presented in accordance with the rules and regulations of the SEC. The table below shows Mr. Norden’s compensation for 2008 and 2007 only, as he first became a named executive officer in 2007, and Mr. Stein’s and Dr. Dolsten’s compensation for 2008 only, as they first became named executive officers in 2008. We refer to these seven persons throughout the compensation tables as our named executive officers.

As discussed more fully under “— Compensation Discussion and Analysis” beginning on page 185, compensation for our named executive officers consists of a combination of base salary, annual cash incentive awards (i.e., cash bonuses), long-term equity incentive awards, pension benefits and perquisites. Long-term equity incentive compensation is awarded under our stock incentive plans, generally in the form of annual grants of stock options and performance share unit awards.

					Non-Equity
					Incentive	Change in	All
			Stock	Option	Plan	Pension	Other
Name and		Salary(1)	Awards(2)	Awards(3)	Compensation(4)	Value(5)	Compensation(6)	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)

Bernard Poussot	2008	$1,450,000	$8,041,484	$3,796,200	$2,750,000	$4,662,990	$656,723	$21,357,397
Chairman, President and	2007	$1,050,400	$4,349,760	$2,590,040	$2,000,000	$2,400,863	$263,845	$12,654,908
Chief Executive Officer	2006	$967,035	$5,518,110	$4,060,380	$1,700,000	$2,003,211	$160,112	$14,408,848
Gregory Norden	2008	$770,000	$2,454,967	$600,310	$1,078,000	$2,629,028	$199,370	$7,731,675
Senior Vice President and Chief Financial Officer	2007	$583,033	$1,027,240	$468,970	$750,000	$167,817	$75,148	$3,072,208
Joseph M. Mahady	2008	$925,000	$3,012,655	$2,182,120	$1,341,000	$2,276,187	$34,250	$9,771,212
Senior Vice President and	2007	$787,233	$2,313,180	$2,118,050	$1,100,000	$823,207	$29,117	$7,170,787
President, Wyeth Pharmaceuticals	2006	$695,600	$3,875,270	$1,441,860	$950,000	$1,390,888	$26,368	$8,379,986
Lawrence V. Stein	2008	$724,220	$2,168,619	$892,620	$978,000	$1,541,441	$28,050	$6,332,950
Senior Vice President and General Counsel
Mikael Dolsten, M.D., Ph.D.	2008	$406,250	$1,414,537	$92,899	$750,000	—	$105,771	$2,769,457
Senior Vice President and President, Wyeth Research
Robert Essner	2008	$857,703	$11,717,960	$3,796,200	$1,600,000	$2,566,308	$338,660	$20,876,831
Former Chairman	2007	$1,728,500	$10,169,080	$4,691,600	$3,200,000	$4,083,894	$232,057	$24,105,131
	2006	$1,662,000	$18,201,380	$5,305,400	$3,000,000	$4,531,044	$147,138	$32,846,962
Robert R. Ruffolo, Jr., Ph.D	2008	$459,458	$2,483,198	—	$645,000	$1,023,321	$140,229	$4,751,206
Former Senior	2007	$756,100	$2,509,610	$1,394,800	$1,100,000	$880,411	$23,183	$6,664,104
Vice President and President, Wyeth Research	2006	$727,000	$4,345,220	$1,423,400	$1,100,000	$964,881	$27,310	$8,587,811

(1)	The amount shown in the “Salary” column for Dr. Dolsten reflects payment of base salary at an annual rate of $750,000 from his date of hire, and for Mr. Essner and Dr. Ruffolo reflects payment of base salary at an annual rate of $1,728,500 and $782,500, respectively, through their dates of retirement. Each of our named executive officers deferred a portion of his base salary into the Wyeth Savings Plan, as amended (401(k)). Each of our named executive officers (other than Dr. Dolsten) also deferred a portion of his base salary into the Wyeth Supplemental Employee Savings Plan, as amended (SESP), which is reflected in the “Non-Qualified Deferred Compensation” table below.

In November 2008, the Wyeth board of directors set the 2009 base salaries for our active named executive officers at $1,550,000 for Mr. Poussot, $850,000 for Mr. Norden, $962,000 for Mr. Mahady, $753,000 for Mr. Stein and $790,000 for Dr. Dolsten.

(2)	We recognize the expense associated with performance share unit awards ratably from the date of grant through the completion of the applicable performance period, initially assuming achievement at 100% of target and ultimately reflecting actual achievement.

The amounts shown in the “Stock Awards” column for 2008 represent:

•	the compensation cost in accordance with SFAS No. 123R, disregarding the estimate of forfeitures related to service-based vesting conditions, for performance share unit awards granted in 2008 and in prior years, thereby reflecting the pro rata expenses associated with the 2006, 2007 and 2008 grants of performance share unit awards;

•	the following incremental amounts reflecting the conversion of the 2006 performance share unit awards, which relate primarily to the 2008 performance year, at 136% of target (rather than 100%): $1,404,288 for Mr. Poussot, $351,072 for Mr. Norden, $667,037 for Mr. Mahady, $482,724 for Mr. Stein, $2,984,112 for Mr. Essner and $719,698 for Dr. Ruffolo, as a result of the determination by the Compensation Committee in early 2009 that we achieved 2008 EPS, as adjusted, of $3.68 per share (i.e., exclusive of equity-based compensation and charges related to our productivity initiatives) and a total stockholder return ranking in the middle tier of our specified peer group of eight companies for the period from January 1, 2006 to December 31, 2008. The 2008 EPS target of $3.58 per share for the 2006 awards was established by the Compensation Committee in early 2008; and

•	the compensation cost in accordance with SFAS No. 123R, disregarding the estimate of forfeitures related to service-based vesting conditions, for RSUs as follows: for Mr. Poussot, the pro rata cost of a special award granted to him in 2008 in connection with his promotion to Chief Executive Officer, and for Mr. Norden, the pro rata cost of awards granted to him in 2005, 2006 and 2007 prior to his promotion to Senior Vice President and Chief Financial Officer and a special award granted to him in 2008 related to his promotion to Chief Financial Officer.

See notes 2 and 4 to “— Outstanding Equity Awards at 2008 Year-End” beginning on page 211 for a description of these awards.

The assumptions used for computing the compensation costs of these awards were the same as those reflected for such years in note 13 to our consolidated financial statements for the year ended December 31, 2008, included in our 2008 Financial Report, which is incorporated by reference into Wyeth’s Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference into this proxy statement/prospectus.

(3)	Represents the compensation cost determined in accordance with SFAS No. 123R, disregarding the estimate of forfeitures related to service-based vesting conditions, for stock option awards based upon the Black-Scholes option-pricing model, which is recognized pro rata over the employee service period. The vesting period for determining compensation cost generally is the shorter of three years or the time period prior to when the individual reaches the age and service required for retirement eligibility. The amounts shown for 2008 represent:

•	for Messrs. Poussot, Stein and Essner, the full expense for stock options granted in 2008 and do not include any expense for prior year awards, as these executives satisfied the age and service requirements for retirement eligibility prior to 2008;

•	for Mr. Norden, who does not become eligible for retirement until October 2012, the pro rata costs of stock options granted in 2005, 2006, 2007 and 2008;

•	for Mr. Mahady, who became eligible for retirement in April 2008, the pro rata costs of stock options granted in 2005, 2006 and 2007 and the full expense for stock options granted in 2008;

•	for Dr. Dolsten, who does not become eligible for retirement until September 2013, the pro rata costs of stock options granted in 2008 upon his date of hire; and

•	for Dr. Ruffolo, no expense because he did not receive a grant of stock options in 2008 and he satisfied the age and service requirements for retirement eligibility prior to 2008.

Prior to the implementation of SFAS No. 123R, we recognized cost over the three-year vesting period without regard to retirement eligibility. As allowed under SFAS No. 123R, we have continued to recognize pre-2006 stock option expense on a pro rata basis over the three-year vesting period; the above amounts shown for 2008 do not include the pro rata costs for pre-2006 stock option grants of approximately $153,879, $80,285, $481,710 and $128,233, for Mr. Poussot, Mr. Stein, Mr. Essner and Dr. Ruffolo, respectively, which were expensed by us in 2008.

The assumptions used for computing the compensation costs of these awards were the same as those reflected for such years in note 13 to our consolidated financial statements for the year ended December 31, 2008, included in our 2008 Financial Report, which is incorporated by reference into Wyeth’s Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference into this proxy statement/prospectus.

(4)	Reflects the annual cash incentive awards (i.e., cash bonuses) earned for 2008, 2007 and 2006 under our stockholder-approved Executive Incentive Plan, as amended, or, in the case of Mr. Norden in 2007 and Dr. Dolsten and Mr. Essner in 2008, under our Performance Incentive Award program, and paid in the first quarter of 2009, 2008 and 2007, respectively. These awards were determined and finalized by our Compensation Committee in the February following the applicable completed performance year and were paid shortly thereafter. The terms of our Executive Incentive Plan, which is designed to preserve the tax deductibility to Wyeth of annual cash incentive award payments, provide that the maximum annual cash incentive award that may be paid to any one participant in any one year is two-tenths of one percent of our consolidated earnings, if any, for the applicable year (adjusted to omit the effects of unusual and infrequent items). As discussed in more detail under “— Compensation Discussion and Analysis” beginning on page 185, the Compensation Committee applies negative discretion to determine the actual cash incentive award made to each individual for the given fiscal year. None of the named executive officers elected to defer his 2008, 2007 or 2006 annual cash incentive award.

(5)	Represents the aggregate change in actuarial present value of each named executive officer’s accumulated benefits under our defined benefit pension plans from December 31, 2007 to December 31, 2008, December 31, 2006 to December 31, 2007 and December 31, 2005 to December 31, 2006, respectively, which are the measurement dates used for financial statement reporting purposes for our consolidated financial statements, based on the following assumptions:

•	For valuing lump-sum payments, a discount rate of 4.0% for the December 31, 2008 measurement date, 4.0% for the December 31, 2007 measurement date, 4.0% for the December 31, 2006 measurement date and 4.4% for the December 31, 2005 measurement date.

•	For valuing annuity payments, a discount rate of 6.25% for the December 31, 2008 measurement date, 6.45% for the December 31, 2007 measurement date, 5.90% for the December 31, 2006 measurement date and 5.65% for the December 31, 2005 measurement date.

•	For the December 31, 2008 measurement date, eighty-five percent (85%) of all retirees were expected to elect lump-sum payments, and for the December 31, 2007 and the December 31, 2006 measurement dates, seventy percent (70%) of all retirees were expected to elect lump-sum payments; the remainder were assumed to elect payments in an annuity form.

Amounts shown reflect valuations without taking into account any distributions from the plans for retired executives during the year.

None of our named executive officers were credited with any above-market or preferential earnings on deferred compensation in 2008, 2007 or 2006 under any of our plans.

(6)	For 2008, reflects amounts for personal use of company aircraft, aircraft commuting, personal use of automobiles, company-provided housing/relocation, reimbursement of taxes, Wyeth’s matching contributions to the Wyeth Savings Plan (401(k)) and the Supplemental Employee Savings Plan (SESP), and other benefits, as follows:

	Personal			Company-
	Use of			Provided
	Company	Aircraft	Personal Use of	Housing/	Reimbursement	401(k)	SESP		Total
	Aircraft	Commuting	Automobiles	Relocation	of Taxes	Match	Match	Other	All Other
Name	(a)	(a)	(b)	(c)	(d)	(e)	(e)	(f)	Compensation

Mr. Poussot	$189,986	$18,235	$10,504	$132,000	$147,876	$6,900	$37,913	$113,309	$656,723
Mr. Norden	—	$5,757	$11,369	$72,504	$77,076	$6,900	$17,075	$8,689	$199,370
Mr. Mahady	—	—	—	—	—	$6,900	$21,850	$5,500	$34,250
Mr. Stein	—	—	—	—	—	$6,900	$15,650	$5,500	$28,050
Dr. Dolsten	—	$8,742	$33,706	$14,904	$44,332	$4,087	—	—	$105,771
Mr. Essner	$202,076	—	$26,436	—	$17,586	$6,900	$21,188	$64,474	$338,660
Dr. Ruffolo	—	—	—	—	—	$6,900	$7,829	$125,500	$140,229

a.	The Wyeth board of directors made it a requirement, for security reasons, that Mr. Poussot and, prior to his retirement, Mr. Essner, use the corporate aircraft for business and personal travel where feasible. The Wyeth board of directors believes that this requirement also enables more efficient use of these executives’ travel time and helps to preserve confidentiality. Mr. Essner is entitled to limited post-employment usage of our corporate aircraft pursuant to his employment agreement. See “— Potential Payments upon Termination or Change in Control” beginning on page 221 for a description of Mr. Essner’s employment agreement. Other executive officers may, on rare occasions, use the corporate aircraft for personal trips with the permission of the Chief Executive Officer.

As a result of their respective promotions to President and Chief Executive Officer (January 2008) and Senior Vice President and Chief Financial Officer (June 2007), Messrs. Poussot and Norden, respectively, changed their principal offices from Collegeville, Pennsylvania to Madison, New Jersey but continue to work frequently in both locations. Beginning with their respective promotions, Messrs. Poussot and Norden use the corporate helicopter for periodic commuting, as does Dr. Dolsten in connection with his relocation to Collegeville, Pennsylvania.

We have valued the aggregate incremental cost of each of Mr. Poussot’s and Mr. Essner’s personal use of our corporate aircraft using a method that takes into account the cost of fuel, trip-related maintenance, crew travel expenses, on-board supplies and catering, landing fees, trip-related expenses, any customs, foreign permit and similar fees, and other variable costs, net of any reimbursements made to Wyeth by the officer for his use of the aircraft in the case of Mr. Essner. The aggregate incremental cost also includes all such costs related to positioning flights. We valued the aggregate incremental cost of aircraft commuting by allocating the estimated total annual variable costs associated with use of the helicopter for all helicopter trips on a per passenger basis (i.e., by calculating the hourly per passenger variable cost for all helicopter trips in 2008 and allocating it to the commuting and/or personal trips made by the officer). Because our aircraft are used primarily for business travel, in calculating incremental cost, we do not include the fixed costs that do not change based on personal usage. Aggregate incremental cost is not the same as the valuation used for calculating taxable income to the executives, which is calculated pursuant to U.S. Treasury regulations. We have not included amounts related to the loss of a tax deduction to Wyeth on account of personal use of corporate aircraft in valuing this benefit.

b.	Costs related to automobile usage for commuting and/or personal purposes by Mr. Poussot, Mr. Norden, Dr. Dolsten and Mr. Essner, including post-employment use by Mr. Essner pursuant to his employment agreement, are shown at estimated aggregate incremental cost to Wyeth based upon the number of miles traveled and the estimated incremental cost per mile, including an estimate of allocable driver overtime costs or, in the case of Dr. Dolsten, the cost of third-party-provided transportation. Costs related to the company-owned automobile provided to Mr. Essner prior to his retirement are shown at full cost to Wyeth although the vehicle was used for business as well as personal transportation.

c.	For Messrs. Poussot and Norden, amounts shown represent a monthly housing allowance and payments for company-provided housing, respectively, in lieu of relocation. Beginning with their respective promotions, we provide Mr. Poussot with a monthly housing allowance to be used for housing in proximity to Madison, New Jersey and Mr. Norden with a leased apartment and related expenses in proximity to Madison, New Jersey. For Dr. Dolsten, amount shown represents company-paid living expenses related to his relocation to Collegeville, Pennsylvania in connection with his employment.

d.	Amounts shown represent reimbursement by us of taxes incurred by the executive as a result of imputed income as follows: for Mr. Poussot, from helicopter and automobile usage for commuting/personal use, the monthly housing allowance and specified air travel; for Mr. Norden, from helicopter and automobile usage for commuting and company-provided housing; for Dr. Dolsten, from the travel/commuting costs and living expenses related to his relocation to Collegeville, Pennsylvania in accordance with our relocation policy; and for Mr. Essner, from his personal use of corporate aircraft prior to his retirement. See “— Compensation Discussion and Analysis — Determination and Analysis of 2008 Compensation for Named Executive Officers — Perquisites” beginning on page 197.

e.	We provide matching contributions of 50% on the first 6% of covered pay that the named executive officer contributes to the Wyeth Savings Plan (401(k)) and the Supplemental Employee Savings Plan.

f.	This column reports other benefits provided to named executive officers. These other benefits include: (1) financial planning, (2) home security for Mr. Poussot ($101,302), including installation costs in connection with his promotion to Chief Executive Officer, and Mr. Essner ($14,602), (3) non-business activities for director spouses in connection with our off-site board meeting (see “— Director Compensation” beginning on page 170), and/or (4) an annual physical examination. In the case of Mr. Essner, this column also includes an estimate of the post-employment benefits that he received in 2008 under his employment agreement ($43,000), with the exception of home security, the use of a company-owned automobile and driver and the company aircraft, which are included in the other applicable columns or clauses. In the case of Dr. Ruffolo, these benefits include payments in connection with his post-retirement consulting agreement ($125,000). Please see “— Potential Payments Upon Termination or Change in Control” beginning on page 221 for a description of the post-employment benefits provided to Mr. Essner and Dr. Ruffolo under their employment and consulting agreements.

For additional detail regarding the amounts shown for 2006 and 2007, please refer to our proxy statements for our 2007 and 2008 Annual Meetings of Stockholders.

2008 Grants of Plan-Based Awards

The following table provides a summary of grants of plan-based awards made to our named executive officers in 2008.

The columns entitled “Estimated Potential Payouts under Non-Equity Incentive Plan Awards” represent annual cash incentive awards that are generally payable to named executive officers under our stockholder-approved Executive Incentive Plan. There are no future payouts associated with these awards as payouts have already occurred and are shown in the “— Summary Compensation Table” beginning on page 203. See “— Compensation Discussion and Analysis” beginning on page 185 and note 1 below for additional details.

The columns entitled “Estimated Future Payouts under Equity Incentive Plan Awards” represent performance share unit awards for the 2010 performance year granted on April 24, 2008 under our 2005 Amended and Restated Stock Incentive Plan to Mr. Poussot, Mr. Norden, Mr. Mahady, Mr. Stein and Mr. Essner and, on his June 16, 2008 employment date, to Dr. Dolsten. These awards are composed of units that may be converted to between 0% and 200% of a pre-set target number of shares of our common stock (one share per unit). Pursuant to these awards, in early 2010, the Compensation Committee would set an EPS target for 2010, and in early 2011, the Compensation Committee would compare the actual EPS performance for 2010 against the target EPS to determine what percentage of the target award may be earned. The awards generally are structured to allow the Compensation Committee negative discretion to reduce the amount of the award that may be earned based on EPS performance to reflect, among other factors it may consider, our total stockholder return ranking (top 2, middle 4, bottom 2) compared with that of our peer group listed in the second paragraph under “— Compensation Discussion and

Analysis — Peer Group Analysis” over the period from January 1, 2008 through December 31, 2010. The Compensation Committee set the target number of shares to assume our achievement of 100% of the 2010 EPS target and a “top 2” TSR ranking for the three-year period, with the Compensation Committee retaining the ability to reduce the number of shares earned to reflect actual TSR ranking, among other factors. If actual EPS achievement would result in 0% of the target award being earned, an executive may still receive up to 25% of the target award (assuming we have consolidated earnings in 2010) at the discretion of the Compensation Committee based on, among other factors, favorable TSR performance. This award design is intended to preserve our ability to deduct this compensation under Section 162(m) of the Internal Revenue Code. The executives would forfeit these performance share unit awards upon termination of employment prior to conversion for any reason other than death, disability or retirement (in which case the units would be converted if, when and to the extent the performance criteria are satisfied). These units generally would vest upon a change in control, such as our contemplated merger with Pfizer (in which case the units would be converted at 80% of target). In order to enhance the long-term retention aspect of these awards, any shares received upon conversion of the 2008 performance share unit awards are subject to a one-year holding period, during which time these shares would be subject to forfeiture upon termination, other than on account of death, disability, retirement, change in control or as determined in the discretion of the Compensation Committee.

These columns also include 51,250 performance share units granted on June 16, 2008 to Dr. Dolsten in connection with his employment under our 2005 Amended and Restated Stock Incentive Plan that will convert to shares of our common stock based on the 2009 performance year. The performance share unit awards for the 2009 performance year are described in note 2 to the table entitled “— Outstanding Equity Awards at 2008 Year-End” and in our proxy statement for our 2008 Annual Meeting of Stockholders.

In connection with his promotion to Chief Executive Officer, Mr. Poussot received a special grant of 120,000 RSUs on January 2, 2008. Mr. Norden also received a special grant of 19,250 RSUs on April 24, 2008 related to his promotion to Chief Financial Officer. These grants were made under our 2005 Amended and Restated Stock Incentive Plan. Assuming continued employment, the units granted to Mr. Poussot will vest and convert to shares of our common stock in one-third increments on the third, fourth and fifth anniversaries of the date of grant, and the units granted to Mr. Norden will vest in one-third increments on the first, second and third anniversaries of the date of grant. RSUs are subject to earlier vesting in the event of death, disability, retirement or a change in control, such as our contemplated merger with Pfizer, although Mr. Poussot’s RSUs do not vest upon retirement and accordingly would be subject to forfeiture to the extent not vested on his retirement date. These awards are shown under the column “All Other Stock Awards.”

The column entitled “All Other Option Awards” reflects our grant of stock options to our named executive officers under our 2005 Amended and Restated Stock Incentive Plan on April 24, 2008 and, in the case of Dr. Dolsten, on June 16, 2008. Options expire 10 years from the date of grant and become exercisable in one-third increments on the first, second and third anniversaries of the date of grant, provided that the named executive officer has at least two years of service. Options would become fully vested earlier in the case of retirement, death or disability or in the event of a change in control.

										All
										Other	All Other
										Stock	Option
										Awards:	Awards:	Exercise	Grant Date
				Estimated Potential Payouts			Estimated Future Payouts			Number of	Number of	or Base	Fair Value
				Under Non-Equity Incentive Plan			Under Equity Incentive Plan			Shares	Securities	Price of	of Stock and
				Awards(1)			Awards			of Stock	Underlying	Options	Options
	Grant		Action	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Award	Awards(2)
Name	Date		Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)

Bernard Poussot	—		—	$0	$2,000,000	$9,533,500
	1/2/2008		1/2/2008							120,000			$4,573,200
	4/24/2008		4/24/2008				0	192,000	384,000				7,956,480
	4/24/2008		4/24/2008								370,000	$44.56	3,796,200

													$16,325,880
Gregory Norden	—		—	$0	$750,000	$9,533,500
	4/24/2008		4/24/2008							19,250			$790,598
	4/24/2008		4/24/2008				0	56,250	112,500				2,331,000
	4/24/2008		4/24/2008								99,000	$44.56	1,015,740

													$4,137,338
Joseph M. Mahady	—		—	$0	$1,100,000	$9,533,500
	4/24/2008		4/24/2008				0	62,500	125,000				$2,590,000
	4/24/2008		4/24/2008								138,000	$44.56	1,415,880

													$4,005,880
Lawrence V. Stein	—		—	$0	$890,000	$9,533,500
	4/24/2008		4/24/2008				0	41,000	82,000				$1,699,040
	4/24/2008		4/24/2008								87,000	$44.56	892,620

													$2,591,660
Mikael Dolsten, M.D., Ph.D.	—		—		(1)
	6/16/2008	*	4/24/2008				0	51,250	102,500				$2,733,675
	6/16/2008	**	4/24/2008				0	51,250	102,500				2,123,800
	6/16/2008		4/24/2008								52,000	$43.08	513,760

													$5,371,235
Robert Essner	—		—	$0	$1,600,000	$9,533,500
	4/24/2008		4/24/2008				0	153,600	307,200				$7,148,544
	4/24/2008		4/24/2008								370,000	$44.56	3,796,200

													$10,944,744
Robert R. Ruffolo, Jr., Ph.D.	—		—	$0	$641,700	$9,533,500

*	Represents grant for the 2009 performance year.

**	Represents grant for the 2010 performance year.

(1)	Annual cash incentive awards generally are paid to named executive officers under our stockholder-approved Executive Incentive Plan, which, in order to preserve tax deductibility to Wyeth of this compensation, is designed as a so-called “negative discretion” plan. There is no target or maximum under the Executive Incentive Plan, other than a putative maximum amount that may be paid to any one participant in any one year of two-tenths of one percent of consolidated earnings (adjusted to omit the effects of unusual and infrequent items). Pursuant to SEC rules, the “maximum” amounts shown in the table above reflect this putative maximum. The plan permits the Compensation Committee to award any amount that does not exceed the putative maximum. For purposes of presentation, the amounts shown as “target” represent the annual cash incentive awards actually paid to each named executive officer for 2007 (pro-rated for actual months worked in 2008 in the case of Mr. Essner and Dr. Ruffolo). Actual annual cash incentive awards paid for 2008 are reported in the “Non-Equity Incentive Plan Compensation” column of the “— Summary Compensation Table,” and there are no future payouts associated with these awards, which are shown here in accordance with SEC rules. While Dr. Dolsten’s annual cash incentive award was determined in the same manner as awards under the Executive Incentive Plan, Dr. Dolsten was not designated as a participant in the Executive Incentive Plan in 2008 because he became a named executive officer after the date of designation for 2008. In addition, pursuant to the offer letter in connection with his employment, Dr. Dolsten was entitled to receive a minimum bonus of $750,000 for 2008. For each of Mr. Essner and Dr. Dolsten, the actual annual cash incentive award for 2008 was ultimately paid under our Performance Incentive Award program. See “— Compensation Discussion and Analysis” beginning on page 185 for a discussion of the determination of actual awards for 2008 under the Executive Incentive Plan and the Performance Incentive Award program.

(2)	Represents the grant date fair value of performance share unit awards (based on 100% of target achievement), RSUs and stock options granted in 2008 computed in accordance with SFAS No. 123R, disregarding the estimate of forfeitures relating to service-based vesting conditions, using the same valuation model and assumptions as applied for purposes of our consolidated financial statements for the year ended December 31, 2008, included in our 2008 Financial Report, which is incorporated by reference into Wyeth’s Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference into this proxy statement/prospectus. These values were developed solely for the purpose of comparative disclosure in accordance with SEC rules and are not intended to predict future performance, future prices of our common stock or our future dividend distributions. The ultimate values of these equity awards will depend on our future performance and the future market price of our common stock and cannot be forecasted with reasonable accuracy. The actual value, if any, a holder will realize upon exercise of an option will depend on the excess of the market value of our common stock over the exercise price on the date the option is exercised. The actual value, if any, a holder will realize upon sale of shares received upon conversion of RSUs and performance share unit awards will depend on the number of shares into which such award ultimately converts (in the case of performance share unit awards) and the market value of our common stock on the date of the sale.

The value of performance share unit awards granted on April 24, 2008 for the 2010 performance year, based on 100% of target achievement, was calculated to be $41.44 per unit or, in the case of Mr. Essner, who received the form of award granted to other key employees in light of his announced retirement rather than the form of award for continuing named executive officers, $46.54 per unit. The values of Dr. Dolsten’s performance share unit awards granted on June 16, 2008 for the 2009 performance year and the 2010 performance year, based on 100% of target achievement, were calculated to be $53.34 and $41.44, respectively, per unit. The value of Mr. Poussot’s RSUs granted on January 2, 2008 was calculated to be $38.11 per unit; and the value of Mr. Norden’s RSUs granted on April 24, 2008 was calculated to be $41.07 per unit. For a discussion of the assumptions used in determining grant date fair value of our performance share unit awards and RSUs granted in 2008, please see note 13 to our consolidated financial statements for the year ended December 31, 2008, included in our 2008 Financial Report, which is incorporated by reference into Wyeth’s Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference into this proxy statement/prospectus.

For stock option awards granted on April 24, 2008 and June 16, 2008, the values (equaling $10.26 and $9.88 per option, respectively) were developed using the Black-Scholes option pricing model in accordance with SFAS No. 123R based on the assumptions set forth in note 13 to our consolidated financial statements for the year ended December 31, 2008, included in our 2008 Financial Report, which is incorporated by reference into Wyeth’s Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference into this proxy statement/prospectus.

Outstanding Equity Awards at 2008 Year-End

The following table provides a summary of equity awards outstanding at December 31, 2008 for each of our named executive officers. The table does not include our performance share unit awards that were earned and vested in early 2009, as these awards are presented in the table under “— Option Exercises and Stock Vested in 2008” beginning on page 213 because they were earned and vested based on 2008 performance.

Amounts shown in the table below for stock awards outstanding at year-end represent granted but unvested performance share unit awards shown at 100% of target and, in the case of Messrs. Poussot and Norden, unvested RSUs. Performance share unit awards will convert at between 0% and 200% of target based on future performance as more fully described in note 2 below and under “— Compensation Discussion and Analysis” beginning on page 185.

	Option Awards				Stock Awards
							Equity Incentive		Equity Incentive
	Number	Number of			Number of		Plan Awards:		Plan Awards: Market
	of Securities	Securities			Shares or		Number of		or Payout Value of
	Underlying	Underlying			Units of	Market Value of	Unearned Shares,		Unearned Shares,
	Unexercised	Unexercised	Option		Stock That	Shares or Units of	Units or		Units or Other
	Options	Options	Exercise	Option	Have Not	Stock That	Other Rights		Rights That Have
	(#)	(#)	Price	Expiration	Vested	Have Not Vested	That Have Not Vested (2)		Not Vested (3)
Name	Exercisable	Unexercisable	($)	Date(1)	(#)	($)	(#)		($)

Bernard Poussot	97,800		$62.3125	5/20/2009	120,000 (4)	$4,501,200 (4)	(2007)	112,500	$4,219,875
	118,800		$56.5938	4/27/2010			(2008)	192,000	7,201,920

	126,000		$56.5250	4/26/2011				304,500	$11,421,795
	157,500		$60.7050	4/25/2012
	51,334		$40.2200	4/22/2014
	138,000		$43.5700	4/21/2015
	120,000	60,000	$48.2200	4/27/2016
	66,666	133,334	$56.0000	4/26/2017
		370,000	$44.5600	4/24/2018

	Total: 876,100	563,334
Gregory Norden	30,000		$62.3125	5/20/2009	28,750 (4)	$1,078,413 (4)	(2007)	25,000	$937,750
	34,000		$56.5938	4/27/2010			(2008)	56,250	2,109,938

	45,000		$56.5250	4/26/2011				81,250	$3,047,688
	50,000		$60.7050	4/25/2012
	8,334		$41.0500	4/24/2013
	30,000		$40.2200	4/22/2014
	37,500		$43.5700	4/21/2015
	26,666	13,334	$48.2200	4/27/2016
	12,003	24,007	$56.0000	4/26/2017
		99,000	$44.5600	4/24/2018

	Total: 273,503	136,341
Joseph M. Mahady	66,600		$62.3125	5/20/2009			(2007)	49,940	$1,873,249
	76,500		$56.5938	4/27/2010			(2008)	62,500	2,344,375

	76,500		$56.5250	4/26/2011				112,440	$4,217,624
	90,000		$60.7050	4/25/2012
	38,000		$40.2200	4/22/2014
	103,000		$43.5700	4/21/2015
	68,666	34,334	$48.2200	4/27/2016
	36,000	72,000	$56.0000	4/26/2017
		138,000	$44.5600	4/24/2018

	Total: 555,266	244,334
Lawrence V. Stein	45,000		$62.3125	5/20/2009	—	—	(2007)	37,815	$1,418,441
	51,000		$56.5938	4/27/2010			(2008)	41,000	1,537,910

	55,000		$56.5250	4/26/2011				78,815	$2,956,351
	56,000		$60.7050	4/25/2012
	20,000		$34.6750	10/28/2012
	40,000		$41.0500	4/24/2013
	80,000		$40.2200	4/22/2014
	72,000		$43.5700	4/21/2015
	48,000	24,000	$48.2200	4/27/2016
	26,400	52,800	$56.0000	4/26/2017
		87,000	$44.5600	4/24/2018

	Total: 493,400	163,800

	Option Awards				Stock Awards
							Equity Incentive		Equity Incentive
	Number	Number of			Number of		Plan Awards:		Plan Awards: Market
	of Securities	Securities			Shares or		Number of		or Payout Value of
	Underlying	Underlying			Units of	Market Value of	Unearned Shares,		Unearned Shares,
	Unexercised	Unexercised	Option		Stock That	Shares or Units of	Units or		Units or Other
	Options	Options	Exercise	Option	Have Not	Stock That	Other Rights		Rights That Have
	(#)	(#)	Price	Expiration	Vested	Have Not Vested	That Have Not Vested (2)		Not Vested (3)
Name	Exercisable	Unexercisable	($)	Date(1)	(#)	($)	(#)		($)

Mikael Dolsten, M.D., Ph.D.	—	52,000	$43.0800	6/16/2018	—	—	(2007)	51,250	$1,922,388
							(2008)	51,250	1,922,388

								102,500	$3,844,776
Robert Essner	177,800	—	$62.3125	5/20/2009	—	—	(2007)	192,000	$7,201,920
	207,000		$56.5938	4/27/2010			(2008)	153,600	5,761,536

	360,000		$56.5250	4/26/2011				345,600	$12,963,456
	630,000		$62.4000	6/21/2011
	540,000		$60.7050	4/25/2012
	600,000		$41.0500	4/24/2013
	480,000		$40.2200	4/22/2014
	432,000		$43.5700	4/21/2015
	410,000		$48.2200	4/27/2016
	370,000		$56.0000	4/26/2017
	370,000		$44.5600	4/24/2018

	Total: 4,576,800
Robert R. Ruffolo, Jr., Ph.D.	80,000	—	$53.8500	1/23/2011	—	—	(2007)	51,250	$1,922,388
	70,000		$56.5250	4/26/2011
	70,000		$60.7050	4/25/2012
	115,000		$43.5700	4/21/2015
	110,000		$48.2200	4/27/2016
	110,000		$56.0000	4/26/2017

	Total: 555,000

(1)	Options expire 10 years from the date of grant and, subject to ongoing service, vest in one-third increments on the first, second and third anniversaries of the date of grant, provided the executive has completed two or more years of service. Options would become fully vested earlier in the case of retirement, death, disability or a change in control, such as our contemplated merger with Pfizer. See “— 2008 Grants of Plan-Based Awards” beginning on page 207 for more information on stock options.

(2)	Represents the 2007 and 2008 performance share unit awards, shown at 100% of target, which generally were granted in 2007 and 2008 and which can be earned based on 2009 and 2010 EPS performance among other factors, respectively, and remained outstanding at December 31, 2008. These awards generally were granted in connection with the annual grants under our long-term incentive compensation program, except that a portion of Mr. Norden’s 2007 performance share unit award was granted to him in June 2007 in connection with his promotion to Senior Vice President and Chief Financial Officer, and Dr. Dolsten’s 2007 and 2008 performance share unit awards were granted to him upon his employment in June 2008. The 2007 performance share unit awards may be earned in early 2010 based on 2009 EPS performance. The 2008 performance share unit awards may be earned in early 2011 based on 2010 EPS performance. The Compensation Committee may then apply negative discretion to reduce the amount of the award that may be earned based on EPS by applying other factors as deemed appropriate by the Compensation Committee, including total stockholder return ranking for the years 2007-2009 for the 2007 award and for the years 2008-2010 for the 2008 award, as more fully described under “— 2008 Grants of Plan-Based Awards” and in the section entitled “— Compensation Discussion and Analysis.” The executives would forfeit these performance share unit awards upon termination of employment prior to conversion for any reason other than death, disability or retirement (in which case the units would be converted if, when and to the extent the performance criteria are satisfied). These units also would vest upon a change in control, such as our contemplated merger with Pfizer (in which case the units generally would convert at 80% of target).

The table does not include performance share unit awards granted in 2006, which were earned and vested in February 2009 based on 2008 performance. As these awards vested based on performance completed in 2008, we have included these awards in the table entitled “— Option Exercises and Stock Vested in 2008.”

(3)	Aggregate market or payout value of all performance share unit awards not yet earned was computed by multiplying $37.51, the closing market price of our common stock on the NYSE on December 31, 2008, by the number of shares issuable upon conversion of performance share unit awards at 100% of target.

(4)	For Mr. Poussot, represents a special award of 120,000 RSUs granted on January 2, 2008 upon his promotion to Chief Executive Officer, which vest and convert into shares of our common stock in one-third increments on the third, fourth and fifth anniversaries of the date of grant. For Mr. Norden, includes RSUs granted prior to his promotion to Senior Vice President and Chief Financial Officer as follows: 5,000 units on April 27, 2006 and 4,500 units on April 26, 2007. These awards vest and convert into shares of common stock on the third anniversary of the date of grant. For Mr. Norden, also includes a special award of 19,250 units granted on April 24, 2008, which vest and convert into shares of our common stock in one-third increments on the first, second and third anniversaries of the date of grant. All RSUs would vest earlier in the event of a change in control, such as our contemplated merger with Pfizer. Unless otherwise determined by the Compensation Committee, RSUs would be forfeited upon termination of employment prior to vesting (conversion) for any reason other than death, disability or retirement (in which case the units would immediately vest). However, Mr. Poussot’s units do not vest upon retirement and accordingly would be subject to forfeiture to the extent not vested on his retirement date. Recipients of RSUs are not entitled to vote or receive dividends with respect to those units unless and until the units vest and convert to shares of common stock. The market value of these RSUs was computed based on a per unit value of $37.51, the closing market price of our common stock on the NYSE on December 31, 2008.

Option Exercises and Stock Vested in 2008

The following table presents all stock awards that were earned based on performance completed in 2008. As discussed in detail in the section entitled “— Compensation Discussion and Analysis” beginning on page 185 the number of shares acquired on vesting of stock awards represents performance share unit awards granted in 2006 that were convertible at between 0% and 200% of a pre-set target number of shares (one share per unit) of common stock based on performance completed during 2008 and converted at 136% of target in early 2009. For Mr. Norden, the number of shares acquired on vesting of stock awards also includes shares of common stock acquired in 2008 upon vesting of RSUs granted in 2005. None of our named executive officers exercised any stock options in 2008.

	Option Awards		Stock Awards
	Number		Number
	of Shares Acquired	Value Realized on	of Shares Acquired	Value Realized
	on Exercise	Exercise	on Vesting(1)(2)	on Vesting(2)(3)
Name	(#)	($)	(#)	($)

Bernard Poussot	—	—	108,800	$4,476,032
Gregory Norden	—	—	31,890	$1,329,730
Joseph M. Mahady	—	—	51,680	$2,126,115
Lawrence V. Stein	—	—	37,400	$1,538,636
Mikael Dolsten, M.D., Ph.D.	—	—	—	—
Robert Essner	—	—	231,200	$9,511,568
Robert R. Ruffolo, Jr., Ph.D.	—	—	55,760	$2,293,966

(1)	Represents, or in the case of Mr. Norden includes, shares received upon conversion of performance share unit awards based on performance completed in 2008. As described under “— Compensation Discussion and Analysis,” in early 2009, the Compensation Committee determined that Wyeth achieved EPS, as adjusted, of $3.68 per share (exclusive of equity-based compensation and charges related to our productivity initiatives) and a total stockholder return ranking against our peers in the middle tier, such that these units were converted at 136% of the applicable target awards granted in 2006. For Mr. Norden, this column also includes 4,690 RSUs awarded in April 2005, prior to his promotion to Senior Vice President and Chief Financial Officer that converted to shares of common stock on the April 21, 2008 vesting date.

(2)	Does not include shares received at 116.8% of the applicable target award upon conversion of performance share unit awards granted in 2005 based upon the 2007 performance year, which the Compensation Committee approved on February 28, 2008, based on its determination that Wyeth exceeded the EPS target set by the Compensation Committee for the 2007 performance year. These shares are not included because they were earned based on performance completed prior to January 1, 2008 and were reported in the applicable tables in the proxy statement for our 2008 Annual Meeting of Stockholders.

(3)	Value realized upon vesting of these awards is based on the closing price of our common stock on the trading day immediately preceding the date of conversion. For the conversion of the 2006 performance share unit awards that was approved by the Compensation Committee on February 26, 2009 and converted into common stock upon filing of Wyeth’s Annual Report on Form 10-K for the year ended December 31, 2008, which was filed with the SEC on February 27, 2009, the closing price of Wyeth’s common stock on February 26, 2009 (the immediately preceding trading day) was $41.14. For conversion of the RSUs that were awarded to Mr. Norden in April 2005 and vested on April 21, 2008, the closing price of our common stock on the trading day immediately preceding the date of conversion was $44.93.

Pension Benefits

Our Plans

We maintain three defined benefit pension plans in which our named executive officers may be eligible to participate. The Wyeth Retirement Plan — U.S. is our broad-based tax-qualified defined benefit pension plan. The other two plans, the Supplemental Executive Retirement Plan and the Executive Retirement Plan, are nonqualified supplemental retirement plans.

Wyeth Retirement Plan — U.S.

Under the Wyeth Retirement Plan — U.S., the benefit accrued and payable following retirement is determined according to the following formula:

•	Two percent multiplied by “final average annual pension earnings” multiplied by the number of years of credited service (up to 30 years), minus

•	A Social Security offset that is equal to 1/60th of the annual Primary Social Security Benefit multiplied by the number of years of credited service (up to 30 years).

In applying this formula, the amount of “final average annual pension earnings” is the average of the five highest annual pension earnings during the 10-year period immediately preceding the retirement date. Compensation used for determining pension earnings includes: (1) base salary, (2) any annual cash incentive awards (i.e., cash bonuses) paid and (3) sales commissions, sales bonuses or overtime pay received in the prior calendar year. Equity awards are not included in pension earnings.

Because this plan is a qualified plan, benefits are capped on account of Internal Revenue Code limitations as described below.

Employees become participants in the Wyeth Retirement Plan — U.S. upon the attainment of age 21 and the completion of one year of service and become vested in their benefits after five years of service. Benefits become payable at age 65. Additionally, a participant can retire early and receive a benefit if he or she is at least 55 years old with five or more years of service.

If the participant retires at or after age 55 with 10 or more years of service, he or she will receive upon early commencement of his or her benefit, a subsidized benefit, which provides that the benefit is reduced by three percent for each year that payment starts before age 65 rather than a larger annual reduction which applies absent the subsidy. For participants with at least five years of service but less than 10 years of service at retirement between ages 55 and 65, the subsidy is not provided.

Benefits at retirement can be paid out in various forms of annuities as well as in a single lump sum.

Supplemental Executive Retirement Plan

The Supplemental Executive Retirement Plan is an excess benefit plan designed to provide that portion of an executive’s pension benefit that cannot be paid under the Wyeth Retirement Plan — U.S. on account of limitations imposed upon the Wyeth Retirement Plan — U.S. by the Internal Revenue Code. The law limits: (1) the amount of annual earnings that may be used to determine benefits (the compensation limitation for 2008 was $230,000) and (2) the maximum benefit payable under a qualified plan at age 65. Additionally, deferred compensation cannot be included when determining benefits under the Wyeth Retirement Plan — U.S.

The Supplemental Executive Retirement Plan’s material terms, including the formula for determining the accrued benefit, are the same as under the Wyeth Retirement Plan — U.S. described above, except that the above-referenced Internal Revenue Code limitations are not applicable to the Supplemental Executive Retirement Plan. An executive’s benefit under the Supplemental Executive Retirement Plan is offset by the benefit payable under the Wyeth Retirement Plan — U.S.

Executive Retirement Plan

We also maintain the Executive Retirement Plan, which provides to certain highly compensated executives, including each of our named executive officers other than Dr. Dolsten, an additional retirement benefit that is based upon the average of the three highest annual pension earnings during the 10-year period immediately preceding the retirement date.

Under the Executive Retirement Plan, the benefit accrued and payable following retirement is determined according to the following formula:

•	Two percent multiplied by “final average annual pension earnings” multiplied by the number of years of credited service with three additional years of service added (maximum total credited service cannot exceed 30 years), minus

•	A Social Security offset equal to 1/60th of the annual Primary Social Security Benefit multiplied by the number of years of credited service with three additional years added (maximum total credited service cannot exceed 30 years), minus

•	Any benefits paid under the Wyeth Retirement Plan — U.S., the Supplemental Executive Retirement Plan and any Wyeth foreign pension plan.

The Executive Retirement Plan recognizes service with any subsidiary or affiliate, including overseas operations. The Executive Retirement Plan provides each executive with three additional years of service that is reduced for each year (or part thereof) that a participant works beyond age 62. As with the Wyeth Retirement Plan — U.S. and the Supplemental Executive Retirement Plan, the same payout options, including a lump sum, are available.

In applying this formula, the amount of “final average annual pension earnings” is the average of the three (rather than five, as is the case of the Wyeth Retirement Plan — U.S. and the Supplemental Executive Retirement Plan) highest annual pension earnings during the 10-year period immediately preceding the early or normal retirement date. The same elements of compensation considered for the Wyeth Retirement Plan — U.S. and the Supplemental Executive Retirement Plan are used for the Executive Retirement Plan.

An executive is eligible for participation in the Executive Retirement Plan upon the attainment of age 55 and after meeting one of the following requirements:

•	the executive has an annual base salary of $430,000 or greater (in 2008) and $440,000 or greater (beginning in 2009), which threshold may be adjusted upward annually;

•	the executive is a member of the Wyeth Management Committee (the Wyeth board of directors approves Wyeth Management Committee members); or

•	the executive is selected by the Chief Executive Officer for inclusion in the Executive Retirement Plan and approved by the Wyeth board of directors.

Certain executives, although not age 55 at December 31, 2008, are participants in the Executive Retirement Plan because they satisfied earlier eligibility requirements and were grandfathered when the requirements were changed. In addition, Mr. Norden, although not age 55 at December 31, 2008, is eligible to participate in the Executive Retirement Plan pursuant to an amendment to the plan providing that, subject to meeting the other eligibility criteria for participation in the plan, the person serving as our chief financial officer is eligible to participate in the Executive Retirement Plan regardless of whether he or she has reached the age of 55.

Eligibility for early retirement is the same as for the Wyeth Retirement Plan — U.S. and the Supplemental Executive Retirement Plan; however, normal retirement under the Executive Retirement Plan is age 60 rather than age 65. For a participant in the Executive Retirement Plan retiring after age 55 with 10 or more years of service, the reduction for early commencement is 3% for each year that payments commence early, but the reduction is from age 60 rather than age 65. Benefits may first commence at or after age 55.

Valuation Method and Material Assumptions for All Plans

The assumptions used for calculating the present value of the accumulated benefits payable at age 60 (the normal retirement age under the Executive Retirement Plan in which all of the named executive officers participate) are those used for financial statement reporting purposes. For these purposes, it was assumed that 85% of participants elect the lump-sum option, with the remaining 15% electing a life annuity. Therefore, to calculate the present value of the accumulated benefits, we assumed a weighting of 85% at an interest rate of 4.0% and the unloaded 1994 Group Annuity Mortality table projected to 2002 and blended 50% male and 50% female as referenced in Revenue Ruling 2001-62 under the Internal Revenue Code (“GATT mortality”) (assumptions used for valuing lump-sum cash payments under the plans for financial statement reporting purposes) and 15% at an interest rate of 6.25% and the 1994 Group Annuity Mortality table (assumptions used for valuing annuities for financial statement reporting purposes). These amounts then are discounted back to the participant’s actual age using 6.25% per year.

The table below provides the present value of accumulated benefits for each of our named executive officers, including the number of years of credited service recognized under each of our plans.

			Present
			Value of	Payments
		Number of Years of	Accumulated	During Last
		Credited Service(1)	Benefits	Fiscal Year
Name	Plan Name	(#)	($)	($)

Bernard Poussot	Wyeth Retirement Plan — U.S.	17.9	$700,893	—
	Supplemental Executive Retirement Plan	17.9	7,864,375	—
	Executive Retirement Plan	25.3	7,823,305	—

	Total		$16,388,573	—
Gregory Norden	Wyeth Retirement Plan — U.S.	19.5	$539,973	—
	Supplemental Executive Retirement Plan	19.5	2,087,186	—
	Executive Retirement Plan	22.5	1,378,286	—

	Total		$4,005,445	—
Joseph M. Mahady	Wyeth Retirement Plan — U.S.	29.6	$1,072,845	—
	Supplemental Executive Retirement Plan	29.6	7,608,874	—
	Executive Retirement Plan	30.0	2,616,324	—

	Total		$11,298,043	—
Lawrence V. Stein	Wyeth Retirement Plan — U.S.	16.1	$707,282	—
	Supplemental Executive Retirement Plan	16.1	4,286,784	—
	Executive Retirement Plan	19.1	2,734,540	—

	Total		$7,728,606	—

			Present
			Value of	Payments
		Number of Years of	Accumulated	During Last
		Credited Service(1)	Benefits	Fiscal Year
Name	Plan Name	(#)	($)	($)

Mikael Dolsten, M.D., Ph.D.	Wyeth Retirement Plan — U.S.	0.5	—	—
	Supplemental Executive Retirement Plan	0.5	—	—
	Executive Retirement Plan	—	—	—
	Total		—	—
Robert Essner	Wyeth Retirement Plan — U.S.	18.7	—	$929,298
	Supplemental Executive Retirement Plan	18.7	—	*
	Executive Retirement Plan	21.7	—	*
	Total		—	*
Robert R. Ruffolo, Jr., Ph.D.	Wyeth Retirement Plan — U.S.	7.7	—	$253,035
	Supplemental Executive Retirement Plan	7.7	$1,736,939	—
	Executive Retirement Plan	10.7	2,956,882	—

	Total		$4,693,821	$253,035 *

*	In accordance with the terms of the Supplemental Executive Retirement Plan and the Executive Retirement Plan, Mr. Essner elected to notionally roll over his entire accrued benefits (minus applicable employment taxes) under the Supplemental Executive Retirement Plan ($20,541,437) and the Executive Retirement Plan ($8,907,502) into the Deferred Compensation Plan. As a result of such notional rollover, Mr. Essner did not receive any payments from the Supplemental Executive Retirement Plan or the Executive Retirement Plan in 2008. In addition, Wyeth’s obligations to Mr. Essner under the Supplemental Executive Retirement Plan and the Executive Retirement Plan were extinguished. Based on the notional rollover election and in accordance with tax rules (including 409A), Mr. Essner became eligible to receive the amounts notionally rolled over (plus accrued interest) into the Deferred Compensation Plan as follows: as of the first quarter of 2009, $15,070,659 and as of July 1, 2009, $14,378,280 (minus applicable employment taxes). The amount Mr. Essner became eligible to receive in the first quarter of 2009 includes an increase in his accrued benefits under the Supplemental Executive Retirement Plan and the Executive Retirement Plan after December 31, 2008, as a result of the annual cash incentive award (i.e., cash bonus) he earned for 2008. See “— Non-Qualified Deferred Compensation” beginning on page 218.

Dr. Ruffolo, who retired effective August 1, 2008, elected to receive his Supplemental Executive Retirement Plan and Executive Retirement Plan accrued benefits in the form of a lump sum and did not elect to notionally roll over these benefits into any other Wyeth plan. Based on this election and in accordance with tax rules (including 409A), he became eligible to receive these benefits as of the first quarter of 2009 in the amounts of $1,850,802 and $3,058,748 (minus applicable employment taxes) from the Supplemental Executive Retirement Plan and the Executive Retirement Plan, respectively, plus accrued interest.

Each of Mr. Essner and Dr. Ruffolo received a lump-sum payment under the Wyeth Retirement Plan — U.S. in the amounts shown in the column entitled “Payments During Last Fiscal Year” above in connection with his retirement.

(1)	The number of years of credited service in the Executive Retirement Plan for Mr. Poussot includes the time that Mr. Poussot worked for an international affiliate of Wyeth. As discussed in detail in the narrative preceding this table, the Executive Retirement Plan grants each participant three additional years of service to a maximum of 30 years.

The present value of the accumulated benefits related to the three additional years of service credited (maximum total credited service cannot exceed 30 years) under the Executive Retirement Plan for Mr. Norden, Mr. Mahady, Mr. Stein and Dr. Ruffolo is $534,059, $156,930, $1,214,980 and $1,387,543, respectively. For Mr. Essner, the present value of the accumulated benefits related to the three additional years of service credited under the Executive Retirement Plan was $3,838,499. For Mr. Poussot, the present value of accumulated benefits related to the additional years of service credited under the Executive Retirement

Plan is $4,797,998, of which $1,940,755 is related to the three additional years of service and $2,857,243 is related to his 4.4 years of service with an international affiliate of Wyeth.

As of December 31, 2008, each of Messrs. Poussot, Mahady and Stein satisfied the provisions of each of the three plans that would permit them to retire (age 55 and five years of service) and commence receipt of benefits. If each of Messrs. Poussot, Mahady or Stein had retired effective as of January 1, 2009 (i.e., a December 31, 2008 termination of employment), he could have elected to receive his benefit in the form of a lump sum. The estimated amount of the lump sum would have been as follows:

Estimated
Name	Lump Sum as of January 1, 2009

Mr. Poussot	$22,208,574
Mr. Mahady	$14,869,316
Mr. Stein	$8,279,968

For Mr. Norden, who did not satisfy the provisions of the plans that would permit him to retire and commence receipt of benefits as of December 31, 2008, the estimated present value as of January 1, 2009 of the lump sum that would be payable at age 55 assuming a termination date as of December 31, 2008, would be $3,954,639.

The discount rate and mortality table for determining lump sums are different from the financial assumptions used to calculate the present value of accumulated benefits displayed in the larger “— Pension Benefits” table. The actuarial assumptions used to determine the above estimated lump sums at January 1, 2009 are a discount rate and a mortality table as specified in the Wyeth Retirement Plan — U.S. (GATT mortality). The discount rate is determined quarterly as defined in the Wyeth Retirement Plan — U.S. and was 4.5% for the preceding calculations.

Non-Qualified Deferred Compensation

Our Plans

We maintain two non-qualified deferred compensation plans in which our named executive officers may participate: the Supplemental Employee Savings Plan and the Deferred Compensation Plan.

Supplemental Employee Savings Plan

We maintain a tax-qualified 401(k) savings plan, the Wyeth Savings Plan, which is our broad-based savings plan, in which all non-union U.S. employees who have attained age 21 are eligible to participate. The Wyeth Savings Plan allows employees to save up to 50% of covered pay (salary, overtime, sales commissions or sales bonuses) on a before-tax basis, after-tax basis, or a combination of both and receive a Company match of 50% on the first 6% of covered pay that the employee contributes.

The Supplemental Employee Savings Plan supplements the Wyeth Savings Plan and provides a means for eligible employees to receive the employer matching contribution on any salary, sales commission or sales bonus that cannot otherwise be matched in the Wyeth Savings Plan. The Wyeth Savings Plan is subject to federal law that limits the amount of annual earnings that may be used to determine contributions under the plan ($230,000 for 2008). In addition, the law limits the “annual additions” (which include before-tax, after-tax and Company matching contributions) that may be made to a savings plan. For 2008, the dollar limit on annual additions was $46,000. For 2008, there also was an annual limitation of $15,500 ($20,500 for employees over age 50) on employee pre-tax contributions.

Participants in the Supplemental Employee Savings Plan may choose from a number of investment options, which are the same as those offered in the Wyeth Savings Plan and are as follows: Fidelity International Discovery; Spartan U.S. Equity Index; Fidelity Low Priced Stock; Morgan Stanley Institutional Fund Trust Value Portfolio — Advisor Class; Wyeth Common Stock Fund; Fidelity Magellan; Fidelity Real Estate Investment; Fidelity Capital Appreciation; Oppenheimer Developing Markets; Robertson Stephens Partners; Fidelity Balanced; Interest Income; Fidelity High Income; Fidelity New Markets Income; PIMCO

Total Return — Administrative Class; Fidelity Freedom 2005; Fidelity Freedom 2010; Fidelity Freedom 2015; Fidelity Freedom 2020; Fidelity Freedom 2025; Fidelity Freedom 2030; Fidelity Freedom 2035; Fidelity Freedom 2040; Fidelity Freedom 2045; Fidelity Freedom 2050.

Earnings are calculated based on an individual participant’s investment selection. Participants may change investment selections daily. Supplemental Employee Savings Plan distributions generally are available only following termination and only in a lump sum.

Deferred Compensation Plan

We offer employees earning a base salary of $155,000 or more, including our named executive officers, the ability to defer a portion of their annual cash compensation, including salary, annual cash incentive awards (i.e., cash bonuses), sales commissions and sales bonuses. As with the Supplemental Employee Savings Plan, earnings are calculated based on an individual executive’s investment selection. The Deferred Compensation Plan offers both in-service and retirement distribution options and offers distributions in the form of lump sums and installments. Participants may direct investments, and earnings track the following types of fund options: Balanced Portfolio, International Portfolio, Large Cap Portfolio, Large Cap Value Portfolio, Small Cap Value Portfolio, S&P 500 Index Portfolio, Company Stock Fund and Market Interest Option.

The following table presents a summary of the activity in the Supplemental Employee Savings Plan and the Deferred Compensation Plan for our named executive officers in 2008. The aggregate balance at last fiscal year-end represents participant contributions, Company match and earnings/losses on those amounts, as well as, in the case of Mr. Essner, the notional rollover of his accrued benefit under the Supplemental Executive Retirement Plan and the Executive Retirement Plan into the Deferred Compensation Plan in 2008 in connection with his retirement.

		Executive		Registrant	Aggregate		Aggregate
		Contributions in		Contributions in	Earnings in	Aggregate	Balance at
		Last Fiscal		Last Fiscal	Last Fiscal	Withdrawals/	Last Fiscal
		Year(1)		Year(2)	Year(3)	Distributions	Year-End(4)
Name	Plan Name	($)		($)	($)	($)	($)

Bernard Poussot	Deferred Compensation Plan	—		—	—	—	—
	Supplemental Employee Savings Plan	$75,826		$37,913	$37,554	—	$867,982

	Total	$75,826		$37,913	$37,554	—	$867,982
Gregory Norden	Deferred Compensation Plan	—		—	—	—	—
	Supplemental Employee Savings Plan	$34,150		$17,075	$8,981	—	$224,845

	Total	$34,150		$17,075	$8,981	—	$224,845
Joseph M. Mahady	Deferred Compensation Plan	—		—	$8,946	—	$1,104,658
	Supplemental Employee Savings Plan	$43,700		$21,850	(153,084)	—	360,214

	Total	$43,700		$21,850	$(144,138)	—	$1,464,872
Lawrence V. Stein	Deferred Compensation Plan	—		—	—	—	—
	Supplemental Employee Savings Plan	$31,299		$15,650	$(106,438)	—	$260,675

	Total	$31,299		$15,650	$(106,438)	—	$260,675
Mikael Dolsten, M.D., Ph.D.	Deferred Compensation Plan	—		—	—	—	—
	Supplemental Employee Savings Plan	—		—	—	—	—
	Total	—		—	—	—	—
Robert Essner	Deferred Compensation Plan	$27,799,775	(5)	—	$922,393	$4,773,847	$28,535,716	(6)
	Supplemental Employee Savings Plan	42,376		$21,188	69,675	—	1,504,301

	Total	$27,842,151		$21,188	$992,068	$4,773,847	$30,040,017
Robert R. Ruffolo, Jr., Ph.D	Deferred Compensation Plan	—		—	—	—	—
	Supplemental Employee Savings Plan	$15,658		$7,829	$14,755	—	$324,304

	Total	$15,658		$7,829	$14,755	—	$324,304

(1)	Represents the aggregate amount of each named executive officer’s deferral contributions in 2008 as well as the notional rollover of Mr. Essner’s accrued benefit under certain of our pension plans. See notes 5 and 6 below. All of the Supplemental Employee Savings Plan contributions for 2008 are included as part of salary in the “— Summary Compensation Table.” Other than Mr. Essner’s notional rollover, none of our named executive officers elected to defer compensation into the Deferred Compensation Plan in 2008. See “— Pension Benefits” beginning on page 214.

(2)	Represents the aggregate amount of Wyeth’s contributions in 2008 to the Supplemental Employee Savings Plan on behalf of each named executive officer. These amounts are included as part of total compensation in the “— Summary Compensation Table” for 2008 under the column entitled “All Other Compensation.”

(3)	Represents the dollar amount of aggregate interest or other earnings/losses credited in 2008.

(4)	Represents account balances at December 31, 2008. Supplemental Employee Savings Plan balances as of December 31, 2008 were invested as follows: for Mr. Poussot (invested in Interest Income); for Mr. Norden (invested in Interest Income); for Mr. Mahady (invested in Spartan U.S. Equity Index and Wyeth Common Stock Fund); for Mr. Stein (invested in Interest Income, Fidelity International Discovery, Fidelity Magellan, Morgan Stanley Institutional Fund Trust Value — Advisor Class, Spartan U.S. Equity Index and Wyeth Common Stock Fund); for Mr. Essner (invested in Interest Income) and for Dr. Ruffolo (invested in Interest Income). Deferred Compensation Plan balances as of December 31, 2008 were invested as follows: for Mr. Mahady (invested in the Balanced Portfolio, the International Portfolio, the Small Cap Value Portfolio and the Market Interest Option) and for Mr. Essner (invested in the Market Interest Option). Of these account balances, the following amounts were reported to the named executive officer in the “— Summary Compensation Table” for 2006, 2007 and 2008 as salary and all other compensation: for Mr. Poussot, $255,258, for Mr. Norden, $83,448, for Mr. Mahady, $158,955, for Mr. Essner, $328,659 and for Dr. Ruffolo, $116,916. In addition, of these account balances, $46,949 was reported to Mr. Stein in the “— Summary Compensation Table” for 2008 as salary and all other compensation. See notes 1 and 2 above for additional information regarding amounts reported as compensation in the “— Summary Compensation Table” in 2008 beginning on page 203.

(5)	Represents Mr. Essner’s notional rollover of his accrued benefit under the Supplemental Executive Retirement Plan and the Executive Retirement Plan in the aggregate amount of $28,398,149 (minus applicable employment taxes) to the Deferred Compensation Plan in 2008 in connection with his retirement. An additional aggregate amount of $1,050,790 (minus any applicable employment taxes) under the Supplemental Executive Retirement Plan and the Executive Retirement Plan was notionally rolled over in the first quarter of 2009. This additional aggregate amount reflects the increase in Mr. Essner’s accrued benefits under these plans as a result of the annual cash incentive award (i.e., cash bonus) he earned for 2008.

(6)	Amounts include the $28,398,149 (exclusive of employment taxes) notionally rolled over from the Supplemental Executive Retirement Plan and the Executive Retirement Plan to the Deferred Compensation Plan, of which $14,019,869 (minus applicable employment taxes) was distributed in January 2009.

Certain of our named executive officers were required to defer the receipt of shares under equity awards (other than options) granted prior to April 21, 2005 until retirement or other termination. For awards granted on or after April 21, 2005 but before November 15, 2007, deferral was permissive rather than mandatory. Deferral is no longer a feature of our equity awards. All such deferred shares were credited to a restricted stock trust that is not credited with interest; however, shares in the restricted stock trust are credited with dividends, as and when dividends are issued to our stockholders and at the same rate. As indicated in the table above entitled “Securities Owned by Management,” many of our named executive officers have a significant amount of Wyeth common stock that has been earned in respect of prior performance but that may not be received or disposed of by the executive prior to termination. These deferred shares are not included in the above table.

Potential Payments upon Termination or Change in Control

Our generally applicable company policies and plans provide for certain benefits upon retirement or a change in control. In addition, we have entered into change in control severance agreements with members of our senior management and other key employees, which are described below. We also entered into an employment agreement with Mr. Essner in January 2007 (which was amended in December 2007), a post-employment consulting agreement with Dr. Ruffolo and a severance arrangement with Dr. Dolsten, each of which is described below.

For information regarding potential payments and benefits to our executive officers and directors in connection with our contemplated merger with Pfizer, see “Proposal 1: The Merger — Interests of Certain Persons in the Merger” beginning on page 98. The discussion below is required to be included in the proxy statement for our annual meeting each year and, in accordance with SEC rules, all information described in this section is presented as if a triggering event occurred on December 31, 2008, and does not reflect our contemplated merger with Pfizer.

Generally Applicable Company Policies and Plans

Severance.  As described below, we have entered into change in control severance agreements with members of senior management and other key employees that provide for severance and other benefits following a change in control if we or the surviving company terminates his or her employment other than for “cause” or he or she terminates his or her employment for “good reason.” Executives and other U.S. employees who do not have change in control severance agreements may be entitled to severance under our Special Transaction Severance Plan if their employment is terminated by the surviving company without cause or the employee terminates his or her employment with good reason following a change in control. We have also agreed to provide specified benefits under Mr. Essner’s amended employment agreement, payments under Dr. Ruffolo’s post-employment consulting agreement and severance under Dr. Dolsten’s severance arrangement following termination of employment, each as described below. In all other circumstances, our Compensation Committee retains full discretion to provide or decline to provide severance payments or benefits to named executive officers upon termination of employment.

Pension Benefits.  Our pension plans are described under the section entitled “Pension Benefits.” The disclosure in that section includes estimated lump sums as of January 1, 2009 for each of Messrs. Poussot, Mahady and Stein, and an estimate of the present value as of January 1, 2009 of a lump sum payable at age 55 for Mr. Norden under our pension plans. That section also includes the actual lump-sum payment under the Wyeth Retirement Plan — U.S. and a description of the lump sum elections and estimated payments to which Mr. Essner and Dr. Ruffolo will be entitled following the six-month and one-year holding periods in connection with their retirements. Incremental increases in pension benefits under our change in control severance agreements are described under “— Change in Control Severance Agreements” beginning on page 223.

Health and Welfare Benefits.  Under company-wide plans, U.S. employees who are both age 55 or older and have completed 10 or more years of service at the time they separate from employment with Wyeth are eligible to participate in our retiree medical program following retirement. For Messrs. Poussot, Mahady and Stein, who by virtue of their age and years of service are entitled to retiree medical benefits upon any termination of employment, the estimated present value of these benefits if any of them terminated for any reason as of December 31, 2008 would have been $194,537, $206,080 and $178,416, respectively. In addition, Mr. Essner, who by virtue of his age and years of service was entitled to retiree medical benefits in connection with his retirement during 2008, is receiving retiree medical benefits with an estimated present value of $160,883 as of December 31, 2008. Dr. Ruffolo was not eligible for retiree medical benefits in connection with his retirement, as he did not satisfy the ten-year service requirement. In the event of the death of Messrs. Poussot, Mahady, Essner or Stein, respectively, as of such date, Mr. Poussot’s spouse would have been entitled to receive medical benefits with an estimated present value of $104,550, Mr. Mahady’s spouse would have been entitled to receive medical benefits with an estimated present value of $109,313, Mr. Essner’s spouse would have been entitled to receive medical benefits with an estimated present value of $90,219 and

Mr. Stein’s dependent children would have been entitled to receive medical benefits with an estimated present value of $98,135. Mr. Norden and Dr. Dolsten did not meet the age and service requirements for retiree medical benefits as of December 31, 2008. See “— Change in Control Severance Agreements” beginning on page 223 for a discussion of continued health and welfare benefits available as a result of those agreements.

Vesting of Equity

Retirement.  Under our company-wide stock incentive plans, participants in the United States who are both age 55 or older and who have completed at least five years of service at the time they separate from employment with Wyeth are entitled to vesting of outstanding stock options and RSUs upon their retirement. Under the terms of the applicable award agreements, the retiring individual is entitled to continue to hold his or her stock options following retirement for the balance of the original option term. For performance share unit awards, as the performance cycle for each prior grant completes, the units held by the retiring individual will convert, if, when and to the extent performance is achieved. In each such case, these awards are subject to certain non-competition requirements. For RSUs, this generally means that the individual is entitled to full conversion of the units into stock upon retirement. However, the 120,000 RSUs awarded to Mr. Poussot on January 2, 2008, in connection with his promotion to Chief Executive Officer do not vest upon retirement and accordingly would be subject to forfeiture to the extent not vested on his retirement date prior to vesting.

For Messrs. Poussot, Mahady and Stein, who met the eligibility requirements under our various stock incentive plans for retirement as of December 31, 2008, the estimated value of unvested equity awards that would have vested in the event of retirement on December 31, 2008 would have been as follows (assuming performance share unit awards are earned at target): For Mr. Poussot — $0 for stock options and $11,421,795 for performance share unit awards, for Mr. Mahady — $0 for stock options and $4,217,624 for performance share unit awards, and for Mr. Stein — $0 for stock options and $2,956,351 for performance share unit awards. For Mr. Essner and Dr. Ruffolo, who met the eligibility requirements under our various stock incentive plans for retirement as of their 2008 retirement dates, the value of unvested equity awards that vested upon their respective retirement dates, together with the estimated value of unvested performance share unit awards at December 31, 2008 (assuming performance share unit awards are earned at target) was as follows: For Mr. Essner — $973,100 for stock options and $12,963,456 for performance share unit awards, and for Dr. Ruffolo — $0 for stock options and $1,922,388 for performance share unit awards. As of December 31, 2008, Mr. Norden and Dr. Dolsten were not retirement-eligible under our various stock incentive plans.

Change in Control.  Under our company-wide stock incentive plans, upon a change in control, such as our contemplated merger with Pfizer, all unvested stock options, performance share unit awards and RSUs immediately vest. In the case of performance share unit awards granted in 2007 and 2008, these awards would convert to shares of our common stock at 80% of target upon a change in control, rather than 0% to 200% of target based on future performance with respect to named executive officers. Assuming a change in control had occurred on December 31, 2008, the estimated value of unvested equity awards that would have vested upon such change in control would have been as follows: For Mr. Poussot — $0 for stock options, $9,137,436 for performance share unit awards and $4,501,200 for RSUs; for Mr. Norden — $0 for stock options, $2,438,150 for performance share unit awards and $1,078,413 for RSUs; for Mr. Mahady — $0 for stock options and $3,374,025 for performance share unit awards; for Mr. Stein — $0 for stock options and $2,365,006 for performance share unit awards; and for Dr. Dolsten — $0 for stock options and $3,075,820 for performance share unit awards. Mr. Essner’s and Dr. Ruffolo’s performance share unit awards also would have converted upon a change in control to shares of our common stock at 80% of target in the case of the 2007 awards and at 100% of target in the case of the 2008 awards, rather than 0% to 200% of target based on future performance. Assuming a change in control had occurred on December 31, 2008, the estimated value of their performance share unit awards that would have vested upon such a change in control would have been as follows: For Mr. Essner — $11,523,072 and for Dr. Ruffolo — $1,537,910.

Death.  Under the terms of our equity awards, death is afforded the same treatment as retirement other than with respect to the 120,000 RSUs granted to Mr. Poussot in connection with his promotion in January 2008, which would vest upon death but not on retirement. Accordingly, if any named executive officer had died as of December 31, 2008, his equity awards would have become vested, and based on those same assumptions, the estimated values would have been the same as those set forth under “Retirement” above in the case of Messrs. Poussot, Mahady and Stein, together with, in the case of Mr. Poussot, $4,501,200 for RSUs, and would have been as follows for Mr. Norden and Dr. Dolsten: for Mr. Norden — $0 for stock options, $3,047,688 for performance share awards and $1,078,413 for RSUs; and for Dr. Dolsten — $0 for stock options and $3,844,775 for performance share unit awards. For Mr. Essner and Dr. Ruffolo, the estimated values would have been the same as those shown for their performance share unit awards under “Retirement” above.

Computation of Values.  The calculations in this “Vesting of Equity” section are based on the per share closing price of our common stock on the NYSE on December 31, 2008, which was $37.51, except that calculations for stock options vested upon the 2008 retirements of Mr. Essner and Dr. Ruffolo are based on the per share closing price of our common stock on the NYSE on their respective July 1, 2008, and August 1, 2008 effective retirement dates, which were $47.19 and $40.24, respectively. In the case of stock options, these amounts represent the aggregate spread (i.e., the difference between the exercise price and the closing price of our common stock on December 31, 2008 or their respective retirement dates); in the case of performance share unit awards, these amounts represent an assumed full conversion of these awards to shares of our common stock at 100% of target except in the event of a change in control, in which case, the performance share unit awards generally vest at 80% of target (and not including performance share unit awards granted in 2006 because these awards were converted to shares of our common stock at 136% of target in February 2009 and are reported in the table in the section titled “Option Exercises and Stock Vested in 2008” beginning on page 213); and in the case of RSUs, these amounts represent the value of the common stock issuable upon conversion of such units as of December 31, 2008. In the case of retirement or death, the actual number of shares received upon conversion of the performance share unit awards could be between 0% and 200% of target amounts.

Other

We also provide life insurance and other benefits to our named executive officers on substantially the same basis as provided to our other employees. Employees, including named executive officers, may also purchase voluntary life insurance coverage.

Change in Control Severance Agreements

We have entered into change in control severance agreements with approximately 30 members of our senior management team, including each of our named executive officers. We also have entered into change in control severance agreements with approximately 532 other key employees; however, these agreements have important differences from those entered into with our senior management team (e.g., the change in control severance agreements entered into with our other key employees generally provide for severance and other benefits on the basis of a two-year severance period rather than a three-year severance period). Because Mr. Essner’s and Dr. Ruffolo’s change in control severance agreements terminated in connection with their retirements, they are excluded from the following discussion.

The change in control severance agreements are intended to provide for continuity of management in the event of a potential change in control of Wyeth, such as our contemplated merger with Pfizer, and generally provide that if a change in control of Wyeth occurs, the executive will receive a one-time, cash severance payment, as well as other benefits, if we or the surviving company terminates his or her employment other than for “cause” or he or she terminates his or her employment for “good reason” (each as described below).

The change in control agreements were introduced in 1998 in order to help retain our executive officers and key employees in an environment of publicized potential merger discussions and growing concerns about the potential impact of our diet drug litigation. In determining the severance multiples, other benefits and triggering events under these agreements, the Compensation Committee and the Wyeth board of directors surveyed and evaluated similar arrangements at a wide range of large companies, including many of the companies in our peer group, and determined that these terms were consistent with prevailing norms and appropriate in light of the Wyeth and industry environment described above, after consultation with both outside counsel and the Compensation Committee’s compensation consultant. These agreements have proved critically important over the years in retaining and continuing to attract key talent to successfully manage our Company through industry consolidation, rapid change in the pharmaceutical industry environment, important new product launches, the challenges of our diet drug litigation and the negative impact on the revenue of our Premarin family from the July 2002 hormone therapy subset of the Women’s Health Initiative study.

In response to the changed circumstances of both our Company and the pharmaceutical industry, the Compensation Committee undertook a review of the 1998 agreements in 2006. The Compensation Committee, in consultation with both outside counsel and its compensation consultant, determined that while these agreements remained important in attracting and retaining key executives in light of industry consolidation and competitiveness and while they generally were consistent with prevailing norms, the potential payments and benefits under the 1998 agreements could be reduced without compromising the retention of our key employees or our competitiveness in attracting key talent. Accordingly, the 2006 agreements sought to align certain terms of these agreements more closely with the then current industry benchmark and to streamline certain provisions. The 2006 agreements continue to provide appropriate protection to senior managers (including the named executive officers) and other key employees if a change in control occurs and the individual’s employment is terminated, allowing these executives and employees to minimize individual employment concerns when considering and facilitating corporate transactions that are in the best interests of our stockholders. These agreements also are intended to help retain executives and other key employees during continued industry consolidation.

In August 2006, we gave notice to all employees (including both the senior management team and the other key employees) with whom we maintain these change in control severance agreements that the change in control severance agreements established in 1998, which we refer to as the 1998 agreements, would not be extended beyond the year ending December 31, 2008 (the earliest possible termination date under the terms of the 1998 agreements). This meant that if we had undergone a change in control on or prior to December 31, 2008, the provisions of the 1998 agreements would have been applicable to that transaction and would have governed a termination of employment for 36 months thereafter. In connection with that notice, we also entered into replacement change in control severance agreements, which we refer to as the 2006 agreements, with those members of senior management and other key employees that would apply to change in control transactions occurring on or after January 1, 2009. Newly hired executives (such as Dr. Dolsten) who received a change in control severance agreement following that notice received only the 2006 agreement, which applied immediately in their case. In 2007, we further amended all change in control severance agreements to comply with Section 409A of the Internal Revenue Code.

The 2006 agreements generally reduced the benefits available to executives (as compared to the 1998 agreements) upon a termination following a change in control by, among other things, including only salary and bonus in the severance calculation and eliminating from the severance calculation an amount equal to the value of stock options and restricted stock and/or performance share units granted to the executive. The 2006 agreements also changed the bonus component of the severance calculation by moving from the highest bonus in the prior five years to the average of the three highest bonuses over the prior five years. The 2006 agreements also eliminated the provision in the 1998 agreements permitting a member of the senior management team (including named executive officers) to terminate his or her employment during the 90 days following the first anniversary of a change in control for any reason, with that termination constituting a termination for good reason and thereby entitling the executive to payment of severance and other benefits.

General Description of Our Change in Control Severance Agreements

The 2006 change in control severance agreements apply to change in control transactions occurring on or after January 1, 2009, and through December 31, 2011, and would govern employment termination events for up to 36 months following a change in control transaction. The 2006 agreements will automatically extend in one-year increments unless we provide a notice of non-renewal no later than September 30 in the year two years prior to the December 31 termination date. A change in control as defined in the agreements would include any of the following events:

•	the acquisition of 20% or more of our voting securities by any person or persons acting in concert;

•	the consummation of any merger or business combination involving us, the sale or lease of our assets or any combination of the foregoing unless in any case our stockholders retain at least 65% of the resulting entity; or

•	the replacement of a majority of our directors (or their designees) during a two-year period.

The proposed merger with Pfizer, if consummated, would constitute a change in control under these agreements.

The 2006 agreements generally provide that if a change in control of Wyeth occurs, the executive will receive a one-time, lump-sum cash severance payment, as well as other benefits, if we or the surviving company terminate his or her employment other than for “cause” or the executive terminates his or her employment for “good reason.”

For the 30 members of senior management (including the named executive officers), under the 2006 agreements, if following a change in control the executive is terminated for any reason other than for “cause” or if the executive terminates his or her employment for “good reason,” then the executive would be entitled to a one-time, lump-sum cash severance payment equal to three times the sum of (x) the executive’s annual base salary as in effect at the time of the change in control (or, if increased thereafter, as in effect at such time) and (y) the average of the executive’s three highest bonuses (annual cash incentive awards) over the prior five years, or if the executive has less than three years of bonus history, the average of the actual years (the “Bonus” amount). If however, the executive has not been awarded one full-year’s bonus, then the executive’s bonus would be equal to 100% of base salary for the members of our senior management team. All of our named executive officers other than Dr. Dolsten have more than three years of bonus history. The executive also would receive a lump-sum cash payment equal to the pro rata portion of the Bonus amount for the year in which the executive’s employment terminates, calculated through the date of termination. Under the 2006 agreements, an executive would be entitled to these severance and other benefits if, following the signing of an agreement for a change in control as defined in Section 409A (but prior to the consummation), he or she is terminated without cause at the request of the other party to the agreement or otherwise in anticipation of the change in control.

Under the 2006 agreements, termination for “cause” generally consists of a conviction of, or a plea of guilty or no contest to, a felony, or willful engagement in gross misconduct that is materially and demonstrably injurious to us. Under the 2006 agreements, an executive can terminate his or her employment for “good reason” for, among other things, removal of the executive from his or her position or a substantial diminution in the nature or status of his or her responsibilities, a reduction in the executive’s base salary or a failure to continue in effect any incentive compensation (or equitable alternative) on the terms and level of benefit at least as favorable as the terms and level of benefit provided prior to the change in control, specified relocations of the executive’s place of business, failure to pay deferred compensation when due, failure to provide benefits (in the aggregate) as favorable as existed prior to the change in control, and failure of our successor to assume the severance agreement.

An executive also would be entitled to the following additional benefits pursuant to the 2006 agreements in the event his or her employment terminates under qualifying circumstances following a change in control:

•	On the date of termination, the executive would be given three additional years of credit for age and service for purposes of calculating the pension benefit to which he or she is entitled under our Wyeth

Retirement Plan — U.S., Supplemental Executive Retirement Plan and, if applicable, Executive Retirement Plan and assuming, in calculating the benefit, that the executive earned annually during the three additional years of service, the same compensation (base salary and bonus) the executive earned in the 12 months preceding the termination date or, if greater, in the 12 months preceding the change in control. Further, this benefit would be determined without any reduction for the receipt of benefits prior to the normal retirement age of 65 or age 60, as applicable, provided that this eligibility for an unreduced pension payable at age 55 is achieved only if, at the executive’s termination, the sum of the executive’s age and years of service equals or exceeds 60, after adding three years to both service and age. All of our named executive officers other than Dr. Dolsten would be eligible for the unreduced pension, in all cases commencing not earlier than age 55.

•	If, at the time of termination, either (1) the executive is age 50 or older on the termination date, or (2) the sum of the executive’s age and years of service equals or exceeds 60, after adding three years to both service and age, the executive would be entitled to retiree medical coverage. Retiree medical coverage begins after the completion of the executive’s three years of benefit continuation described below. All of our named executive officers are over age 50.

•	For three years from the date of termination, the executive would be given continued coverage under our health and welfare benefit plans (but excluding our disability plans) in which the executive was participating immediately prior to the termination. However, if welfare benefits are provided by a subsequent employer, our obligation to provide those benefits would terminate.

•	The executive would be entitled to a one-time cash payment equal to $60,000, in lieu of the continuation of any fringe benefits.

•	The executive would be provided with outplacement or executive recruiting services at a cost to us of no more than 10% of the executive’s base salary (but in no event exceeding $25,000) and payment by us of all legal fees and expenses reasonably incurred by the executive, if any, in enforcing the agreement. Because legal fees are purely speculative, these fees have not been displayed in the “Estimated Values of Post-Termination Payments and Other Benefits under the 2006 Change in Control Severance Agreements” table following this discussion.

In addition, if any RSUs or stock options are terminated or forfeited upon or following the termination of the executive’s employment under the terms of any plan, the executive would receive for any terminated or forfeited RSUs or stock options an amount equal to the total of:

•	the cashout value (as defined in the agreements) of all the shares covered by the RSUs forfeited (with units converted to shares based on the target awards); and

•	the excess of (a) the cashout value of all the shares subject to stock options that were forfeited over (b) the aggregate exercise price of the shares subject to the forfeited stock options.

To comply with Section 409A of the Internal Revenue Code, to the extent the severance and other benefits under the 2006 agreements are deemed to provide a deferral of compensation under Section 409A and the executive is a “specified employee” (as such term is defined under Section 409A) at the time of his or her dismissal, no payments or benefits would be provided until six months after the date of separation from service, or, if earlier, the date of death, at which point we would be required to make a one-time, lump-sum cash payment of the delayed amounts plus interest.

In the event that any payments made in connection with a change in control were subjected to the excise tax imposed on excess parachute payments by the Internal Revenue Code, under the 2006 agreements we would be obligated to “gross-up” the executives’ payments for all of these excise taxes plus any federal, state and local income tax applicable to the excise tax “gross-up” and for penalties and applicable interest only if payments (net after tax) exceed 110% of the executives’ or key employees’ so-called “safe-harbor amount” (which is generally three times the historical W-2 compensation). If payments are between 100% and 110% of the safe-harbor amount, the executive or key employee would be cut back to $1.00 below the safe harbor amount, and we would not have a “gross-up” obligation.

Under the terms of the 2006 agreements, executives have agreed not to divulge any of our confidential information and are prohibited from soliciting Wyeth employees or exclusive long-term contractors to leave employment with Wyeth for two years following the date of termination.

Estimated Values of Post-Termination Payments and Other Benefits under the 2006 Change in Control Severance Agreements

The following table presents the estimated values of the payments and other benefits that would have been provided to each of our named executive officers upon an involuntary termination following a change in control under the terms of our 2006 change in control severance agreements discussed above. Because our 1998 change in control severance agreements terminated on December 31, 2008, we have not presented these agreements in the table below. For additional detail on the 1998 agreements, including calculations of severance and other benefits under these agreements, see our proxy statement for our 2008 Annual Meeting of Stockholders.

In preparing this table, in accordance with SEC rules, we have assumed that a change in control occurred on December 31, 2008, that the named executive officer was immediately terminated, and that the 2006 change in control severance agreements were in effect and applicable as of December 31, 2008.

As further described in the narrative following the table, the table below is intended to reflect only estimated incremental post-termination payments and other benefits attributable to the 2006 change in control severance agreements and accordingly does not include (1) estimated amounts that would be realized upon vesting of stock options, performance share unit awards and RSUs upon a retirement or a change in control for all participants generally under our stock incentive plans (estimates of these amounts are provided under “— Generally Applicable Company Policies and Plans — Vesting of Equity”), (2) the estimated value of pension and health and welfare benefits that would be received upon termination of employment under our pension and health and welfare plans absent the change in control severance agreements (estimates of these amounts are provided under “— Pension Benefits” and “— Generally Applicable Company Policies and Plans”), and (3) previously earned compensation the receipt of which was deferred until retirement or other termination (which is reported in the table in the section entitled “— Non-Qualified Deferred Compensation” and the table entitled “Securities Owned by Management”). Estimates of potentially required “gross-up” payments for excise and related taxes under our 2006 change in control severance agreements are provided in the narrative following the table.

The amounts presented in the following table are estimates only and do not necessarily reflect the actual value of the payments and other benefits that would be received by the named executive officers, which would be known only at the time that employment actually terminates and if a change in control were actually to occur. Accordingly, see the narrative following the table for additional explanations and assumptions made in making these estimates.

Estimated Values of Post-Termination Payments and Other Benefits under 2006 Change in Control Severance Agreements Assuming a Change in Control and Qualifying Termination as of December 31, 2008 (for estimated values relating to our contemplated merger with Pfizer, see “Chapter 1: The Merger — Interests of Certain Persons in the Merger”):

		Termination
		Year Cash		Incremental
		Incentive	Incremental	Health and
	Cash	Award (i.e.,	Pension	Welfare
Name	Severance	Bonus)	Benefits	Benefits	Perquisites	Total

Bernard Poussot	$9,310,000	$1,653,333	$12,932,574	$7,872	$85,000	$23,988,779
Gregory Norden	$3,925,100	$538,367	$8,044,659	$225,322	$85,000	$12,818,448
Joseph M. Mahady	$5,690,300	$971,767	$5,601,159	$6,390	$85,000	$12,354,616
Lawrence V. Stein	$4,850,160	$892,500	$2,312,578	$4,284	$85,000	$8,144,522
Mikael Dolsten, M.D., Ph.D.	$4,500,000	$750,000	$496,838	$225,193	$85,000	$6,057,031

Cash Severance.  Amounts shown in the above table represent estimated cash severance payments calculated in accordance with the 2006 change in control severance agreements assuming a transaction and termination at December 31, 2008.

Termination Year Cash Incentive Award (i.e., Bonus).  Amounts shown in the above table represent a pro-rated annual award (100% because termination is assumed to occur as of December 31, 2008) based on the average of the named executive officer’s three highest annual cash incentive awards over the prior five years, or 100% of base salary in the case of Dr. Dolsten.

Incremental Pension Benefits.  Amounts shown in the above table represent the estimated incremental pension benefits associated with termination following a change in control. Specifically, the amounts shown represent the incremental increase under the agreements (from a retirement absent a change in control) in the lump-sum value of benefits based on a retirement following a change in control on December 31, 2008 for Mr. Poussot, Mr. Mahady and Mr. Stein and the incremental increase in the present value of the lump-sum value payable at age 55 for Mr. Norden and Dr. Dolsten.

Under our pension plans, individuals may elect to receive pension benefits (including the incremental benefit from the change in control severance agreements) in a lump sum or various annuity forms. In accordance with the applicable plan documents, the lump-sum benefits were calculated with a discount rate of 4.50%, which is determined quarterly, and GATT mortality. The total (not incremental) annual single life annuity would be $2,367,633 for Mr. Poussot, $1,346,600 for Mr. Mahady and $742,233 for Mr. Stein commencing immediately, and for Mr. Norden $931,648 and for Dr. Dolsten $40,077 commencing at age 55, and, absent a change in control, the total single life annuity per year for their lives would be $1,496,301 for Mr. Poussot, $978,142 for Mr. Mahady and $580,187 for Mr. Stein commencing immediately, and $307,043 for Mr. Norden commencing at age 55. Dr. Dolsten did not meet the service requirement for participation in Wyeth’s retirement plans as of December 31, 2008. However, in the event of a change in control, Dr. Dolsten would be granted additional service credit making him eligible to receive retirement benefits under the 2006 agreement.

Incremental Health and Welfare Benefits.  As described above, under retirement policies generally applicable to all U.S. salaried employees, Messrs. Poussot, Mahady and Stein by virtue of their age and years of service are entitled to retiree medical benefits upon any termination. In addition, under the 2006 change in control severance agreements, three years of continuation of certain other welfare benefits also would be provided, which comprise the incremental amounts shown for Messrs. Poussot, Mahady and Stein in the above table. Mr. Norden and Dr. Dolsten each would become eligible for retiree medical benefits and three years of dental, life insurance and other retiree benefits under the terms of the 2006 change in control severance agreements, and the amounts shown in the table above represent the estimated value of these benefits.

Perquisites.  The amounts shown in the above table represent a $60,000 payment in lieu of continuation of perquisites and $25,000 for outplacement services.

“Gross-Up” for Excise Taxes.  The above table does not include additional potentially required “gross-up” payments for excise and related taxes that might be payable in connection with a change in control under our 2006 change in control severance agreements. In general, Section 4999 of the Internal Revenue Code imposes a 20% excise tax on an executive on certain payments made to him or her in connection with a change in control. Our 2006 change in control severance agreements generally provide that we will put our executives in the same after-tax position that they would have been in but for the imposition of this excise tax (each executive officer otherwise remains responsible for his or her own income taxes). In general, this excise tax is imposed upon payments and benefits paid to the executive that are contingent upon a change in control transaction, which in our case would include payments and benefits under our change in control severance agreements as well as pursuant to the terms of our stock incentive plans.

The following are estimates of “gross-up” payments under the 2006 change in control severance agreements, calculated as if a change in control transaction had occurred on December 31, 2008 and the executive had been terminated on the same day, calculated by Hewitt Associates LLC: $17.3 million for

Mr. Poussot; $8.3 million for Mr. Norden; $7.8 million for Mr. Mahady; $5.2 million for Mr. Stein; and $4.6 million for Dr. Dolsten.

The foregoing estimates are based on a number of assumptions. Facts and circumstances at the time of any change in control transaction and termination thereafter as well as changes in the applicable named executive officer’s compensation history preceding such a transaction could materially impact whether and to what extent the excise tax will be imposed and therefore the amount of any potential gross-up. For purposes of performing these calculations, we have made the following additional assumptions: for Messrs. Poussot and Norden, an individual effective tax rate of 39.31% (composed of a federal tax rate of 35.00%, a Pennsylvania state tax rate of 3.07% and FICA/FUTA of 1.45%), for Mr. Mahady, an individual effective tax rate of 40.24% (composed of a federal tax rate of 35.00%, a Pennsylvania state tax rate of 3.07%, a local tax rate of 1.00% and FICA/FUTA of 1.45%), for Mr. Stein, an individual effective tax rate of 44.79% (composed of a federal tax rate of 35.00%, a New Jersey state tax rate of 8.97% and FICA/FUTA of 1.45%), and for Dr. Dolsten, an individual effective tax rate of 42.82% (composed of a federal tax rate of 35.00%, a New York State tax rate of 6.85% and FICA/FUTA of 1.45%) and 120% Applicable Federal Semi-annual Rate (AFR) as of December 2008 (for short-term 1.63%, mid-term 3.40% and long-term 5.28%). AFR is applicable in determining the value of accelerating vesting of stock options and RSUs in computing these excise taxes.

Other Post-Employment Arrangements for Named Executive Officers

Employment Agreement — Mr. Essner

On January 25, 2007, we entered into an employment agreement with Mr. Essner in order to secure Mr. Essner’s continued services as our Chairman and Chief Executive Officer and his agreement that, following termination of his employment, he will assist us with litigation and regulatory matters and refrain from competing against us. At the time of entering into the agreement, the Wyeth board of directors determined that entry into the agreement was an important retention tool, that the payments and benefits available to Mr. Essner under the agreement were appropriate in light of Mr. Essner’s role and contribution to Wyeth and that such terms were competitive and consistent with employment agreements entered into with other chief executive officers at other large companies. While we have not entered into employment agreements with any of our other executive officers, the Wyeth board of directors believed that it was in the best interests of Wyeth to enter into this agreement with Mr. Essner in order to secure his continued services and to assist Wyeth in its succession planning. The agreement was recommended by the Compensation Committee and approved by the Wyeth board of directors.

On December 20, 2007, Mr. Essner and we entered into a letter agreement amending certain terms of the employment agreement to reflect his announced retirement as Chief Executive Officer effective as of January 1, 2008. In this proxy statement/prospectus, we refer to the employment agreement as amended by the letter agreement as Mr. Essner’s amended employment agreement. The Compensation Committee recommended and the Wyeth board of directors approved the amended employment agreement in order to reflect Mr. Essner’s announced retirement as Chief Executive Officer and Mr. Essner’s agreement to remain as an employee of Wyeth and as Chairman of the Wyeth board of directors for a period of transition. The amended agreement confirmed that Mr. Essner was not entitled to severance payments or pension enhancements under the agreement as a result of his retirement. Each of the Compensation Committee and Mr. Essner utilized independent counsel to assist with the development of the agreement and the amended agreement.

The amended employment agreement provided that Mr. Essner would continue as an employee and Chairman of the Wyeth board of directors until December 31, 2008, subject to earlier termination (1) on 30 days’ notice (unless notice is waived by the other party) at the election of Wyeth or Mr. Essner or (2) on account of “cause” or death. Under the agreement, termination for “cause” generally consisted of a conviction of, or a plea of guilty or no contest to, a felony, or willful engagement in gross misconduct that is materially and demonstrably injurious to us. Mr. Essner’s annual base salary rate for 2008 remained unchanged from 2007 at $1,728,500, and he was eligible for an annual cash incentive award (bonus) in respect of 2008 (no less than the award he earned in respect of 2007, prorated for the number of calendar days Mr. Essner was employed in 2008), as determined by the Compensation Committee. This award was paid in March 2009 and is reflected in the “Summary Compensation Table” beginning on page 203. Under the terms of the amended employment agreement, Mr. Essner also was eligible to receive a long-term equity incentive award in April 2008 as determined by the Compensation Committee. This award was granted in April 2008 and is reflected in the “2008 Grants of Plan-Based Awards” table beginning on page 207.

The amended employment agreement provides that for a period of five years after termination of his employment, Mr. Essner will provide reasonable assistance to us with regulatory and litigation matters as to which he had any particular knowledge in connection with his employment at Wyeth. Mr. Essner also has agreed not to compete against us or solicit any of our employees or significant customers, clients or distributors during this five-year period.

The amended employment agreement provided that, upon any termination other than for cause or upon the expiration of the term on December 31, 2008, Mr. Essner received his salary through the date of termination and payment for any accrued but unpaid vacation, he retained all of his rights to benefits earned prior to termination under Company benefit plans in which he participated, and he was entitled to payment of an annual cash incentive award (bonus) for 2008 as described above, prorated for the number of calendar days Mr. Essner was employed in 2008. Mr. Essner also was entitled to vesting of all outstanding time-based equity awards and performance-based equity awards (if, when and to the extent applicable performance targets are met) consistent with the terms of our generally applicable Company equity plans and retiree health and welfare benefits in accordance with our generally applicable retirement policy. Until the earlier to occur of (1) Mr. Essner’s death or (2) a five-year period after any such termination of employment, we also will provide to Mr. Essner reasonable home and personal security, an office and secretarial support, up to 75 hours annually of personal use of company aircraft, and access to a company-provided car and driver for occasional personal use. To comply with Section 409A, the amended agreement provided that Mr. Essner must pay for these benefits for the first six months following termination and that we would reimburse him for these payments following the end of the six-month period. We are entitled to discontinue the benefits referred to in the third sentence of this paragraph if Mr. Essner fails to provide the post-termination assistance or comply with the post-termination covenants described above.

Upon Mr. Essner’s retirement as an employee in June 2008, he became entitled to receive the benefits described in the third sentence of the preceding paragraph, which had an estimated value of $1.6 million as of his retirement date. This amount is solely an estimate and does not necessarily reflect the actual value of the benefits that Mr. Essner will receive.

Consulting Agreement — Dr. Ruffolo

In connection with Dr. Ruffolo’s retirement, we entered into a consulting agreement with Dr. Ruffolo and Ruffolo Consulting, LLC (a company owned by Dr. Ruffolo), effective as of August 1, 2008, pursuant to which Dr. Ruffolo consults with and advises us on matters within his expertise as we may reasonably request from time to time, including assistance in regulatory matters and litigation, new products and/or licensing matters, candidate assessment and transition support, with Dr. Ruffolo’s services being limited to no more than 20% of the average level of services performed by him over the 36 months immediately preceding his retirement. The consulting agreement, which may be terminated by any party on 90 days’ notice, is for a term of one year and may continue for additional one-year terms at our election.

During the initial one-year term, we will pay to Ruffolo Consulting, LLC consulting fees consisting of $25,000 per month, together with reimbursement of expenses, if applicable. Following the initial one-year term, if the term of the consulting agreement is extended, we will pay to Ruffolo Consulting, LLC consulting fees at a mutually agreed upon daily rate for actual services rendered on an as needed basis. In addition, Dr. Ruffolo was entitled to receive an annual incentive compensation award for 2008 (pro-rated for the period of his employment during 2008), in an amount determined by the Compensation Committee in its sole discretion. This award was paid to Dr. Ruffolo in a lump sum in March 2009 and is reflected in the “— Summary Compensation Table” beginning on page 203.

Offer Letter — Dr. Dolsten

In connection with Dr. Dolsten’s employment, we agreed that if Dr. Dolsten’s employment is terminated by us for any reason other than gross misconduct, theft, conviction of a felony, or under circumstances that would entitle him to any payment under a change of control severance agreement, in exchange for his execution of a waiver and release, we would provide him with a severance benefit equal to two times his base salary, at the rate in effect on the date immediately prior to his termination. This severance benefit would be paid monthly over a 24-month period following such a termination; provided, however, that in order to comply with Section 409A of the Internal Revenue Code, if Dr. Dolsten were a “specified employee” (specified employees are identified annually as our 100 highest statutory W-2 compensated employees) on his termination date, no severance payments would be made until the first day of the seventh month following termination and he would receive on such date a payment equal to seven months of base salary (7/24th of total severance) and the balance of the severance benefit would be paid in equal portions monthly thereafter. If Dr. Dolsten’s employment had been terminated as of December 31, 2008, absent a circumstance under which he would be entitled to any payment under a change in control agreement, he would have been entitled to aggregate severance payments of $1,500,000, paid as described in the preceding sentence.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

We retained the law firm of Pepper Hamilton LLP in connection with various legal matters in 2008 and have paid or are expected to pay approximately $3.35 million for these services. In 2009, we have retained and expect to continue to retain this firm, with net billings of approximately $544,000 as of March 2009. Nina M. Gussack is a partner at Pepper Hamilton and the sister-in-law of Lawrence V. Stein, Senior Vice President and General Counsel of Wyeth. As part of Pepper Hamilton’s overall representation of Wyeth, Ms. Gussack has provided specialized legal advice regarding clinical trial and drug development to Wyeth. Following Mr. Stein’s promotion to General Counsel of Wyeth as of July 1, 2003, the Audit Committee of the Wyeth board of directors established procedures for hiring Pepper Hamilton while Mr. Stein is General Counsel. Under these procedures, which require the approval of the Chief Executive Officer or Chief Financial Officer for retention, Mr. Stein is not directly involved in determinations to retain Pepper Hamilton, although as General Counsel he has a right to veto any retention which has been approved.

In addition, in 2007 we entered into an employment agreement with Mr. Essner, our former Chairman and Chief Executive Officer, and in 2008 we entered into a consulting agreement with Dr. Ruffolo, our former Senior Vice President and President, Wyeth Research, and Ruffolo Consulting LLC, each of which is described under “Executive Compensation — Potential Payments upon Termination or Change in Control” beginning on page 221.

See “Proposal 1: The Merger — Interests of Certain Persons in the Merger” beginning on page 98 for information regarding vesting of equity and estimates of payments and benefits that our executive officers and directors may receive as a result of the contemplated merger with Pfizer, if consummated.

Review and Approval of Transactions with Management and Others

We maintain various policies and procedures relating to the review, approval or ratification of transactions in which Wyeth is a participant and in which any of our directors, executive officers, 10% stockholders (if any) or their family members have a direct or indirect material interest. We refer to these individuals and entities in this proxy statement/prospectus as related persons. The Wyeth Code of Conduct, which is available on our Internet Web site at www.wyeth.com, prohibits Wyeth employees, including our executive officers, and, in some cases, their family members, from engaging in specified activities without prior written consent from the Wyeth Ethics Office. These activities typically relate to situations where a Wyeth employee, and, in some cases, an immediate family member, may have significant financial or business interests in another company competing with or doing business with Wyeth, or who stands to benefit in some way from such a relationship or activity. The Wyeth Code of Conduct also requires that our independent directors disclose potential conflicts of interest to us for evaluation by the Wyeth board of directors.

Each year, we require our directors and executive officers to complete a questionnaire, among other things, to identify any transactions or potential transactions with us in which a director or an executive officer or one of their family members or associated entities has an interest. We also require that directors and executive officers notify our Corporate Secretary of any changes during the course of the year to the information provided in the annual questionnaire as soon as possible.

The Audit Committee of the Wyeth board of directors, pursuant to its charter, has responsibility for reviewing and approving, ratifying or making recommendations to the Wyeth board of directors regarding related person transactions as defined under SEC regulations to the extent not delegated to another committee of the Wyeth board of directors. In addition, the Wyeth board of directors annually determines the independence of directors based on a review by the directors and the Nominating and Governance Committee as described under “Independence of Directors” beginning on page 168. Additionally, the Wyeth board of directors has adopted a specific set of procedures designed to ensure the continued independence of any director whose employer does, or potentially may do, significant business with Wyeth.

We believe that these policies and procedures collectively ensure that all related person transactions requiring disclosure under SEC rules are appropriately reviewed and approved or ratified. Each of the transactions disclosed above in this section has been reviewed and approved or ratified by the Wyeth board of directors.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to Wyeth’s audited financial statements for the year ended December 31, 2008.

Wyeth’s management has primary responsibility for Wyeth’s internal controls and preparing Wyeth’s consolidated financial statements. Wyeth’s independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of Wyeth’s consolidated financial statements and of its internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB). The purpose of the Audit Committee is to assist the Wyeth board of directors in its general oversight of Wyeth’s financial reporting, internal controls and audit functions.

The Audit Committee has reviewed and discussed Wyeth’s audited financial statements with management. The Audit Committee has also had many discussions, including the required discussions with PricewaterhouseCoopers LLP, Wyeth’s independent registered public accounting firm, regarding matters related to the conduct of the annual integrated audit of Wyeth’s financial statements and of its internal control over financial reporting. The content of these communications is governed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and PCAOB Auditing Standard No. 5, “An Audit of Internal Control Over Financial Reporting That Is Integrated with an Audit of Financial Statements.” The Audit Committee has also received written disclosures and the letter from PricewaterhouseCoopers LLP with the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence.

The Audit Committee is governed by the Audit Committee Charter adopted by the Wyeth board of directors, a copy of which is available on the Wyeth Internet Web site at www.wyeth.com. Each of the members of the Audit Committee qualifies as an “independent” director under the current applicable listing standards of the NYSE.

Based upon the review and discussions referred to above, the Audit Committee has recommended to the Wyeth board of directors that Wyeth’s audited financial statements be included in Wyeth’s Annual Report on Form 10-K for the year ended December 31, 2008.

AUDIT COMMITTEE

John P. Mascotte, Chairman
Robert M. Amen
Victor F. Ganzi
Gary L. Rogers
John R. Torell III

REPORT OF THE NOMINATING AND GOVERNANCE COMMITTEE ON
CORPORATE GOVERNANCE MATTERS

A. Outlook of the Nominating and Governance Committee on Corporate Governance

One of the methods used by Wyeth to secure and maintain the confidence of its stockholders and other stakeholders, including customers, patients and employees, is its monitoring, assessment, adoption and implementation of sound principles of corporate governance. Substantial responsibility for good corporate governance rests with the Wyeth board of directors, including the Nominating and Governance Committee and the role it has assumed in providing guidance and oversight to management in the service of the long-term interests of Wyeth and its stockholders. Keeping the Wyeth board of directors apprised of trends and best practices in corporate governance, advising on the appropriateness of Wyeth adopting new governance practices and policies, and creating mechanisms to place the Wyeth board of directors in a position to make informed, educated decisions, are priorities of the Nominating and Governance Committee. The Nominating and Governance Committee has focused on board governance duties and responsibilities through the adoption and annual evaluations of the Wyeth board of directors’ committee charters and the Wyeth Corporate Governance Guidelines (the Governance Guidelines) and the arm’s-length process for selecting candidates to become members of the Wyeth board of directors outlined in the Criteria and Procedures for Board Candidate Selection. The current versions of these documents, as well as other corporate governance documentation, can be accessed on the Corporate Governance section of Wyeth’s Internet Web site at www.wyeth.com.

B. Developments in 2008

The Nominating and Governance Committee, in keeping with its mandate, continues to study, evaluate and improve upon Wyeth’s solid record of good corporate governance. During mid-2008, two members of the Wyeth board of directors retired. Professor John D. Feerick retired pursuant to the mandatory director retirement provisions of the Governance Guidelines. Robert Essner retired from the Wyeth board of directors in connection with his retirement as Chairman of Wyeth, which, under the Governance Guidelines, disallowed his continued membership on the Wyeth board of directors following his departure as a full-time employee of Wyeth. In anticipation of these departures, during 2008 the Nominating and Governance Committee engaged in an extensive evaluation of the composition, size and functioning of the Wyeth board of directors. With the retirements of these long-term, experienced members of the Wyeth board of directors, the majority of the Wyeth board of directors had fewer than five years of service on the Wyeth board of directors. Thus, the Nominating and Governance Committee began to reassess the previously disclosed position of the Wyeth board of directors with respect to the establishment of the role of a lead director. The Nominating and Governance Committee considered the potential for enhancement of communications among members of the Wyeth board of directors and with management, the possible facilitation of the functioning of the Wyeth board of directors, and the augmentation of channels to stockholder communications that could come from establishment of a lead director position. The Nominating and Governance Committee reviewed the possible scope of duties and authority of a lead director, a lead director selection process and the duration of any such appointment. The potential benefits of establishing such role were balanced with the robust working dynamic and open communications characteristic of the Wyeth board of directors, which the Nominating and Governance Committee sought to safeguard. Following the completion of the Nominating and Governance Committee’s analysis and recommendation to the Wyeth board of directors, the Wyeth board of directors adopted an amendment to the Governance Guidelines establishing the role of the lead director to be filled at such times when there is a Chairman of the Wyeth board of directors who does not qualify as an independent director under the terms of the Governance Guidelines. The Wyeth board of directors also adopted the Wyeth Charter of the Lead Director of the Board of Directors, which can be accessed on the Corporate Governance section of Wyeth’s Internet Web site at www.wyeth.com. At the first Wyeth board meeting following the annual meeting, the non-management members of the Wyeth board of directors will appoint the lead director of Wyeth.

In 2008, consistent with past practice, the Nominating and Governance Committee also identified the strategic topics to be addressed during the year by the Wyeth board of directors and its committees. The significant issues identified, including consolidation within the pharmaceutical industry, were vigorously analyzed by the Wyeth board of directors in 2008.

C. Questions and Answers About the Wyeth Board of Directors, Board Committees, and Governance Policies

Below are several questions and answers that provide some highlights of our governance practices and policy initiatives.

Q:	Is the Wyeth board of directors comprised of a majority of independent directors?

A:	Yes. The Wyeth board of directors currently consists entirely of non-employee directors, other than Mr. Poussot. In fact, we consider the Wyeth board of directors’ independence to be one of its great strengths. For the past several years, the individual or individuals serving as the Chairman and Chief Executive Officer and/or President have been the only member(s) of management on the Wyeth board of directors.

The Governance Guidelines adopted by the Wyeth board of directors contain standards of independence that meet or exceed the NYSE Corporate Governance Standards. These independence standards are set out in detail in Section II.b. of the Governance Guidelines available on the Corporate Governance section of our Internet Web site at www.wyeth.com.

Pursuant to these Guidelines and the categorical standards of independence that they set forth, the Wyeth board of directors reviewed the independence of each of its directors in February 2009, taking into account potential conflicts of interest, transactions or other relationships that would reasonably be expected to potentially compromise any of the director’s independence. As a result of this review, the Wyeth board of directors, based on the recommendation of the Nominating and Governance Committee, affirmatively determined that all of Wyeth’s directors are independent of Wyeth and its management under the standards set forth in the Governance Guidelines, with the exception of Mr. Poussot, who is not independent because of his employment as our Chairman, President and Chief Executive Officer.

Q:	What committees of the Wyeth board of directors are comprised of a majority of independent directors?

A:	Since their inception, the Audit Committee, the Compensation Committee, the Corporate Issues Committee, and the Science and Technology Committee have been comprised only of independent directors, as determined under applicable NYSE Corporate Governance Standards. The Nominating and Governance Committee also is currently, and has been for the past eleven years, comprised only of independent directors, as determined under applicable NYSE Corporate Governance Standards and the Governance Guidelines.

Q:	Are any of Wyeth’s management directors part of “interlocking” relationships?

A:	No. Mr. Poussot is currently the only member of management on the Wyeth board of directors, and he is not on the board of directors of any companies that either employ an executive who sits on the Wyeth board of directors or include on its board another member of the Wyeth board of directors.

Q:	What happens when one of Wyeth’s non-employee directors accepts a new directorship or changes professions?

A:	Under Wyeth’s protocols and procedures for the review of potential conflicts of interest, any new directorship or other significant affiliation involving another entity and one of our directors is reviewed for its impact on the director’s independence. According to the Governance Guidelines, a non-employee director must offer not to stand for re-election following a change in primary profession or employment. The Nominating and Governance Committee then makes a recommendation to the Wyeth board of directors whether to accept or reject that offer as appropriate under the circumstances.

Q:	Does Wyeth require regular meetings of its non-employee directors and/or have a lead independent director?

A:	Yes. Regular executive sessions of the non-employee directors are required under the Governance Guidelines. Executive sessions of the non-employee directors, who also are all independent directors, were held at every regularly scheduled Wyeth board of directors meeting in 2008. In 2008 and early 2009, the Chairman of each respective standing committee on a rotating basis chaired the executive sessions of the non-employee directors in keeping with prior practice. As indicated above, following the selection of a lead director by the Wyeth board of directors from among the non-management directors at its first meeting following the annual meeting, the lead director will chair these executive sessions.

Q:	What sort of financial expertise do the members of Wyeth’s Audit Committee have?

A:	All of our Audit Committee members meet the current NYSE listing standards for both independence and financial literacy. The Wyeth board of directors has designated three members of our Audit Committee to be “audit committee financial experts” as defined by the SEC.

Q:	On how many audit committees of public companies may a Wyeth director simultaneously serve?

A:	Pursuant to the Governance Guidelines, a member of the Audit Committee may not simultaneously serve on the audit committee of more than three public companies.

Q:	Are committees of the Wyeth board of directors authorized to independently engage outside advisors?

A:	Yes. The committees of the Wyeth board of directors are authorized to seek outside counsel and expert advice. Two committees, the Compensation Committee and the Nominating and Governance Committee, hired and actively consulted with independent consulting firms in 2008. In addition, the Audit Committee retains the independent registered public accountants of Wyeth, subject to ratification by Wyeth’s stockholders.

Q:	Does Wyeth have a director education policy?

A:	The Nominating and Governance Committee has identified several director education programs, accredited by a corporate governance rating agency and sponsored by prominent institutions, from which new directors must choose at least one program to attend. Other directors are also invited to attend director education programs to learn about new fields related to board service.

Q:	Does Wyeth have a policy regarding director attendance at meetings of the Wyeth board of directors and its committees?

A:	Although Wyeth has no formal meeting attendance policy, it is the expectation of the Chairman that all members of the Wyeth board of directors attend every Wyeth board meeting and the meetings of the committees on which they sit, unless special circumstances require that they be excused. Such circumstances are ordinarily discussed with the Chairman in advance of an unattended meeting.

Q:	Did all directors attend last year’s Annual Meeting of Stockholders?

A:	All directors then serving on the Wyeth board of directors attended last year’s Annual Meeting of Stockholders, with the exception of one director who had been excused due to illness.

Q:	What is the procedure for a stockholder to submit the name of a candidate for consideration as a potential nominee to the Wyeth board of directors?

A:	In accordance with our bylaws, the name and qualifications of the potential candidate should be submitted to the Corporate Secretary of Wyeth. The Nominating and Governance Committee then considers the qualifications of the potential candidate at its next regularly scheduled meeting in accordance with the Nominating and Governance Committee’s Criteria and Procedures for Board Candidate Selection. When an executive search firm is under contract, potential candidates are reviewed by the search firm under the set of specifications being used for the search.

Q:	Are the charters of any of the committees of the Wyeth board of directors publicly available?

A:	Yes. The charters of each of the Audit, Compensation, Corporate Issues, Science and Technology and Nominating and Governance Committee are available on the Corporate Governance section of our Internet Web site at www.wyeth.com. As required by the charters, we evaluate each of these charters on an annual basis.

Q:	Does Wyeth have an Ethics Code?

A:	Yes. The Wyeth Code of Conduct, which has been in existence for many years, was revised in 2007 in accordance with SEC regulations and the NYSE Corporate Governance Rules, in addition to other considerations, and is available on the Wyeth Internet Web site at www.wyeth.com. Worldwide training on the Wyeth Code of Conduct, and its application to the business lives of all employees, is on-going using custom designed educational tools. The Wyeth Code of Conduct applies to all of our directors and executive officers, as well as all of our employees. The Wyeth Code of Conduct includes a code of ethics that applies to our senior financial officers and our Chief Executive Officer. It is designed to assure honest and ethical conduct, avoidance of conflicts of interest, good public disclosure and full compliance with applicable laws and regulations.

Q:	Does Wyeth have a way for stockholders to report concerns they may have regarding accounting matters directly to the Audit Committee?

A:	Yes. If any party has concerns about accounting, internal accounting controls or audit matters, he or she can write directly to the Audit Committee of the Wyeth board of directors at a P.O. Box of the Audit Committee located in New York City. The address is available in the Corporate Governance section of our Internet Web site at www.wyeth.com. The Audit Committee Chairman receives all such communication, unopened, and responds or directs the response as he deems appropriate. The full Audit Committee reviews the treatment and status of all such communications at each Audit Committee meeting.

Q:	Does Wyeth have a way for parties to directly contact the Wyeth board of directors or our non-employee directors?

A:	Yes. If any party wishes to directly contact the Wyeth board of directors or the non-employee members of the Wyeth board of directors, he or she can write directly to the Wyeth board of directors at a P.O. Box of the Wyeth board of directors located in New York City. The address is available in the Corporate Governance section of our Internet Web site at www.wyeth.com. All such communication, other than advertising circulars, solicitations and advertisements, is forwarded to the party to whom it is addressed.

Q:	Does Wyeth have stock ownership guidelines for its executive officers?

A:	Yes. Wyeth has stock ownership guidelines for executive officers and other key U.S. employees in order to promote equity ownership and further align the interests of management with Wyeth’s stockholders. The Chief Executive Officer has a share ownership guideline with a value of at least eight times his base salary, officers who report directly to the Chief Executive Officer have a share ownership guideline with a value of at least six times base salary and other employees who are members of the Management, Law/Regulatory Review, Human Resources, Benefits and Compensation, and Operations Committees have a share ownership guideline with a value of at least four times base salary. Additional information regarding these stock ownership guidelines is included in the section entitled “Executive Compensation — Compensation Discussion and Analysis” in this proxy statement/prospectus.

Q:	Does Wyeth have stock ownership guidelines for its non-employee directors?

A:	Yes. Each non-employee director is required to hold at least five times the value of the annual cash board service retainer in Wyeth stock and/or equivalent units. Directors are given five years to attain this ownership threshold.

NOMINATING AND GOVERNANCE COMMITTEE

Frances D. Fergusson, Ph.D., Chairman
Robert Langer, Sc.D.
John P. Mascotte
Raymond J. McGuire
Mary Lake Polan, M.D., Ph.D., M.P.H.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEE SUMMARY

On February 28, 2008, the Audit Committee of the Wyeth board of directors appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2008, as ratified by stockholders at the 2008 Annual Meeting of Stockholders. PricewaterhouseCoopers LLP also has acted in this capacity since 2001. The information below includes amounts billed or expected to be billed for these services.

Audit Fees

The aggregate fees billed or expected to be billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of our annual financial statements for the fiscal years ended December 31, 2008 and December 31, 2007 were $12.5 million and $11.1 million, respectively.

Audit-Related Fees

The aggregate fees billed or expected to be billed by PricewaterhouseCoopers LLP for audit-related services to Wyeth, for the fiscal years ended December 31, 2008 and December 31, 2007, were $1.9 million and $2.1 million, respectively. These services consist primarily of employee benefit plan audits, assistance with registration statements, consents and comfort letters related to debt issuances, assistance with divestitures and other services approved by the Audit Committee.

Tax Fees

The aggregate fees billed or expected to be billed by PricewaterhouseCoopers LLP for tax services to Wyeth for the fiscal years ended December 31, 2008 and December 31, 2007 were $2.1 million and $1.5 million, respectively. These services primarily relate to the analysis and review of consolidated and local foreign tax provisions, preparation of local foreign tax returns, assistance on foreign tax audits, as well as foreign transfer pricing documentation.

All Other Fees

There were no fees billed by PricewaterhouseCoopers LLP relating to any other services for the years ended December 31, 2008 and December 31, 2007.

It is the Audit Committee’s policy to approve in advance the types of audit, audit-related, tax and any other services to be provided by Wyeth’s independent registered public accounting firm. In situations when it is not possible to obtain full Audit Committee approval, the Audit Committee has delegated to the Chairman of the Audit Committee authority to grant pre-approvals of audit, audit-related, tax and all other services. All such pre-approved decisions are required to be reviewed with the full Audit Committee at its next scheduled meeting.

The Audit Committee has approved all of the aforementioned independent registered public accounting firm’s services and fees for 2008 and 2007 and, in doing so, has considered whether the provision of such services is compatible with maintaining independence.

PROPOSAL 4: APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Wyeth board of directors, subject to ratification by the stockholders, has appointed PricewaterhouseCoopers LLP as Wyeth’s independent registered public accounting firm for the year 2009. This firm served in such capacity in 2008 and previously. A representative from PricewaterhouseCoopers LLP will be present at the meeting, will have the opportunity to make comments if he or she desires to do so and will be available to answer questions.

THE WYETH BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS WYETH’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009.

2009 STOCKHOLDER PROPOSALS

Our stockholders have informed management of their intention to present the following resolutions for consideration at the meeting. The name, address and number of shares held by these stockholders will be promptly furnished orally or in writing by us upon request. These requests may be directed to Eileen M. Lach, our Corporate Secretary, who may be contacted at Five Giralda Farms, Madison, NJ 07940 by mail or by calling (973) 660-6073.

PROPOSAL 5: STOCKHOLDER PROPOSAL REGARDING REPORTING ON WYETH’S
POLITICAL CONTRIBUTIONS AND TRADE ASSOCIATION PAYMENTS

Resolved, that the shareholders of Wyeth (the “Company”) hereby request that the company provide a report, updated semi-annually, disclosing the Company’s:

1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary political contributions and expenditures not deductible under section 162 (e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution if made directly by the corporation would not be deductible under section 162 (e)(1)(B) of the Internal Revenue Code. The report shall include the following:

a.	An accounting of the Company’s funds that are used for political contributions or expenditures as described above;

b.	Identification of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure; and

c.	The internal guidelines or policies, if any, governing the Company’s political contributions and expenditures.

The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and posted on the company’s website to reduce costs to shareholders.

Stockholder Supporting Statement

As long-term shareholders of Wyeth, we support transparency and accountability in corporate spending on political activities. These activities include direct and indirect political contributions to candidates, political parties or political organizations; independent expenditures; or electioneering communications on behalf of a federal, state or local candidate.

Disclosure is consistent with public policy, in the best interest of the company and its shareholders, and critical for compliance with recent federal ethics legislation. Absent a system of accountability, company assets can be used for policy objectives that may be inimical to the long-term interests of and may pose risks to the company and its shareholders.

Wyeth contributed at least $6.7 million in corporate funds since the 2002 election cycle. (CQ’s PoliticalMoneyLine: http://moneyline.cq.com/pml/home.do and National Institute on Money in State Politics: http://www.followthemoney.org/index.phtml.)

However, relying on publicly available data does not provide a complete picture of the Company’s political expenditures. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In many cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political contributions, including payments to trade associations and other tax exempt organizations. This would bring our Company in line with a growing number of leading companies, including Pfizer, Aetna and American Electric Power that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.

Wyeth’s Response

OUR BOARD AND MANAGEMENT OPPOSE THIS PROPOSAL AND RECOMMEND A VOTE AGAINST IT FOR THE FOLLOWING REASONS:

Many different laws affect our business. We believe that it is in the best interests of our stockholders for Wyeth to be actively engaged in the political and lawmaking process to ensure that our interests are known and understood by law and policymakers. However, we believe that producing the information requested by this proposal would not be an effective use of Wyeth’s resources and would not lead to a commensurate benefit. In addition, the publication of this information by Wyeth is unnecessary, because Wyeth’s political contributions and expenditures already are well documented by existing disclosure requirements and our internal policies, as described below.

Numerous federal, state and local laws regulate Wyeth’s political contributions and expenditures at all levels, and these laws and regulations include extensive disclosure requirements. Information about all of Wyeth’s political contributions is also available to the public in easily accessible online databases.

In addition to these laws and regulations, the Wyeth Code of Conduct sets forth our policy on corporate political activity and political contributions by our employees worldwide. The report entitled Wyeth Corporate Citizenship Report 2008: Connecting Our Work With The World provides further information on our policy regarding political contributions. In addition, in 2007, we began publishing a report regarding our policy on political contributions and our activities in this area entitled Wyeth Report on Political Contributions and Policies. All of these documents can be found on our Internet Web site at www.wyeth.com.

As permitted by state and federal laws in the United States, some Wyeth employees voluntarily pool their personal resources to fund a nonpartisan political action committee (PAC) used to support federal and state candidates who understand and appreciate the value of innovation and its importance to improving health care. All political contributions made by the PAC at the federal level are required to be publicly disclosed and are available through the Federal Election Commission at www.fec.gov, and all contributions to state candidates are disclosed to the appropriate state authorities. We also provide information about federal and state political contributions made by the PAC on our Internet Web site as part of the Wyeth Report on Political Contributions and Policies. We are required by law to disclose our federal lobbying expenses to the Clerk of the U.S. House of Representatives and the Secretary of the U.S. Senate, where these disclosures are then available for public review. In addition, we support our employees’ involvement in the political process. We are committed to complying with campaign finance and lobbying laws and to any changes to them that may be made in the future, including laws requiring public disclosure of political contributions and lobbying expenses.

Wyeth is an active participant in lobbying initiatives that impact our business. Our contributions to trade associations help advance many of our business objectives and are part of Wyeth’s larger goal of shaping legislation and public policy to improve the environment for pharmaceutical and biopharmaceutical research and development. Wyeth’s various trade association memberships also provide significant benefits to the Company and our stockholders by giving Wyeth access to their business, technical and industry expertise.

We believe that the trade association disclosures requested by the proposal could place us at a competitive disadvantage by highlighting Wyeth’s strategies and priorities to our competitors and other parties whose interests are adverse to ours, potentially to our detriment. Providing the amounts Wyeth pays for membership could also increase competition among the trade associations for funding. The disclosure requested by this proposal would not provide our stockholders with a greater understanding of our business objectives or insight on the reasons for our trade association contributions and expenditures and could instead risk misrepresenting our political activities and legislative objectives. For example, these associations may take positions on certain matters that Wyeth does not support. In addition, under the Internal Revenue Code, the extent to which these associations engage in political activities is already disclosed to the IRS by the associations. Furthermore, because these contributions may be made to organizations dispersed throughout the United States, the costs of gathering and maintaining the requested information on these contributions could be prohibitive.

We believe that the disclosure already available to the public and Wyeth’s current internal policies and other information disclosed on our Web site are sufficient to provide information to our stockholders. Accordingly, we believe that the spirit of this proposal has been substantially implemented, and we do not believe that any further disclosure or reports are warranted at this time or are in the best interests of the Company and our stockholders.

OUR BOARD AND MANAGEMENT RECOMMEND A VOTE AGAINST THIS STOCKHOLDER PROPOSAL.

PROPOSAL 6: STOCKHOLDER PROPOSAL REGARDING SPECIAL STOCKHOLDER MEETINGS

6 — Special Shareowner Meetings

RESOLVED, Shareowners ask our board to take the steps necessary to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage allowed by law above 10%) the power to call special shareowner meetings. This includes that such bylaw and/or charter text will not have any exception or exclusion conditions (to the fullest extent permitted by state law) that apply only to shareowners but not to management and/or the board.

Statement of Kenneth Steiner

Special meetings allow shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. If shareowners cannot call special meetings, management may become insulated and investor returns may suffer. Shareowners should have the ability to call a special meeting when a matter is sufficiently important to merit prompt consideration.

This proposal topic also won from 55% to 69% — support at the following companies based on 2008 yes and no votes:

Entergy (ETR)	55%	Emil Rossi (Sponsor)
International Business Machines (IBM)	56%	Emil Rossi
Merck (MRK)	57%	William Steiner
Kimberly-Clark (KMB)	61%	Chris Rossi
Occidental Petroleum (OXY)	66%	Emil Rossi
FirstEnergy Corp. (FE)	67%	Chris Rossi
Marathon Oil (MRO)	69%	Nick Rossi

The merits of this Special Shareowner Meetings proposal should also be considered in the context of the need for improvements in our company’s corporate governance and in individual director performance. In 2008 the following governance and performance issues were identified:

The Corporate Library www.thecorporatelibrary.com, an independent investment research firm, rated our board “High Concern” in executive pay — $24 million. Nell Minow said, “If the board can’t get executive compensation right, it’s been shown it won’t get anything else right either.”

The following was the background on 75% of our executive pay committee:

•	Gary Rogers was on the W.W. Grainger executive pay committee. Grainger was rated “D” in governance and “High Concern” in executive pay by The Corporate Library.

•	Robert Amen was the CEO of a creator and manufacturer of flavors and fragrances.

•	Victor Ganzi was designated as an “Accelerated Vesting” director by The Corporate Library due to his involvement with accelerating stock option vesting to avoid recognizing the corresponding expense.

Our directors held 4 board seats on boards rated “D” by The Corporate Library:

Frances Daly Fergusson	Mattel, Inc. (MAT)
Robert Langer	Momenta Pharmaceuticals (MNTA)
Gary Rogers	W. W. Grainger (GWW)
Michael Critelli	Eaton (ETN)

Two directors had 21 to 26 years tenure — Independence concern:

John Feerick

John Torell

Additionally:

•	We did not have an Independent Chairman or Lead Director — Independence concern.

•	No shareholder right to cumulative voting.

•	No shareholder right to act by written consent.

The above concerns shows there is need for improvement. Please encourage our board to respond positively to this proposal:

Special Shareowner Meetings —
Yes on 6

Wyeth’s Response

OUR BOARD AND MANAGEMENT OPPOSE THIS PROPOSAL AND RECOMMEND A VOTE AGAINST IT FOR THE FOLLOWING REASONS:

Wyeth is committed to observing principles of good corporate governance and remaining responsive and accountable to our stockholders. We believe that our current corporate governance structure and policies adequately fulfill our commitment to these goals while protecting the Company from the expense and distraction of special stockholder meetings that are unnecessary or that serve only the narrow purposes of a single or small group of stockholders.

The Board believes that this proposal should be evaluated in the context of the Company’s corporate governance practices and policies, which strongly demonstrate its commitment to being accountable to our stockholders. Indeed, the Board has repeatedly demonstrated its responsiveness to issues of importance to our stockholders without the need for more drastic intervention. Most recently, at the 2007 Annual Meeting of Stockholders, the Board submitted for stockholder approval a series of amendments to our restated certificate of incorporation to eliminate supermajority voting requirements in response to the approval of a stockholder proposal requesting these changes at the 2006 Annual Meeting of Stockholders. Also in 2006, in response to a stockholder vote, the Board approved amendments to our bylaws to provide for the election of directors by a majority of votes cast rather than by the Company’s previous plurality standard. In addition, all of the Company’s directors are elected annually — we do not have a staggered Board, where only a single class of directors is up for election in any given year. Rather, Wyeth has regular annual meetings of stockholders with majority voting in the election of directors, which gives stockholders the opportunity to make changes in leadership every year.

Moreover, the contention that stockholders need the right to call special meetings to protect their interests is not credible in light of the Company’s governance structure. The Company is incorporated in Delaware and our shares are listed on the New York Stock Exchange. Under our bylaws, which are consistent with the Delaware

General Corporation Law, a majority of the Board or any of our Chairman, Vice Chairman, President or Secretary may call a special stockholders’ meeting. Additionally, Delaware law requires stockholder approval of specific items such as mergers, the sale of all or substantially all of our assets, and amendments to the Company’s certificate of incorporation, including amendments to increase the Company’s authorized shares. Furthermore, New York Stock Exchange rules require shareholder approval of various significant matters, including the issuance of more than 20% of the Company’s then-outstanding equity securities and the adoption or material amendment of equity compensation plans. We do not believe, therefore, that adoption of this proposal would give our stockholders greater rights over these matters than those rights that they already enjoy.

The Board believes, however, that giving a single stockholder or group of stockholders with as little as 10 percent of our outstanding stock the unrestricted right to call an unlimited number of special meetings in order to advance their own interests as envisioned by the proposal would be disruptive to our Company’s operations and not in the best interests of all of our stockholders. Such meetings would require significant attention from our Board and management, and impose substantial administrative and financial burdens on the Company. If the proposal were implemented, an interested party that is not a long-term holder of our stock could acquire or borrow shares (in some cases without bearing the same market risk borne by other stockholders) solely in order to meet the required threshold needed to trigger a special meeting that serves its narrow purposes, rather than those of the Company and all of its stockholders as a whole. In addition, the Board believes that special stockholder meetings should be reserved for extraordinary purposes. However, the proposal does not include any requirement that the meeting be called for an extraordinary, or even a proper, purpose, nor does it limit the number of times within any 12-month period that any such special meetings must be held, further lending itself to the potential for misuse.

We also note that the proposal includes statements that are outdated, inaccurate or irrelevant. The proponent states that the Company does not have a lead director. However, in November 2008, our Board of Directors amended the Wyeth Corporate Governance Guidelines to establish the role of a lead director, who will serve in this capacity when our Chairman is not an independent director. Our first lead director will be appointed at the meeting of the Board of Directors immediately following the 2009 Annual Meeting of Stockholders. The proponent also comments on the tenure of John D. Feerick. Professor Feerick, who served as a valuable member of our Board of Directors for many years, retired from the Board in July 2008, in accordance with the mandatory retirement provisions in the Wyeth Corporate Governance Guidelines. Finally, the statement includes opinions regarding the corporate governance and activities of other companies on whose boards some of our directors serve. Such information is irrelevant to the vigilance maintained by our Company regarding corporate governance and the demonstrated responsiveness of the Company to its stockholders.

As the above practices and actions demonstrate, the Board is strongly committed to ensuring effective corporate governance and remaining responsive to the concerns of our stockholders. We believe our existing governance structure strikes the appropriate balance between ensuring accountability to our stockholders and enabling the Board and management to run the Company in an effective manner. For these reasons, the Board believes that adoption of the proposal is neither necessary nor in the best interests of the Company or our stockholders.

OUR BOARD AND MANAGEMENT RECOMMEND A VOTE AGAINST THIS STOCKHOLDER PROPOSAL.

OTHER MATTERS

What happens if you receive multiple copies of the annual financial report and proxy statement/prospectus?

Applicable rules permit brokerage firms and our Company to send one annual financial report and proxy statement to multiple stockholders who share the same address under certain circumstances. This practice is known as “householding.” Householding saves printing and postage costs by reducing duplicate mailings. If you hold your shares through a broker, you may have consented to reducing the number of copies of materials delivered to your address. In the event that you wish to revoke a “householding” consent you previously provided to a broker, you must contact that broker to revoke your consent. However, if you wish to receive a separate proxy statement/prospectus for the meeting or Wyeth’s 2008 Financial Report, you may find these materials on the Web at www.wyeth.com/2009proxymaterials or you may receive printed copies by contacting Wyeth Investor Relations, Five Giralda Farms, Madison, NJ 07940 by mail or by calling 1-877-552-4744. If your household is receiving multiple copies of our annual financial report or proxy statement/prospectus and you wish to request delivery of a single copy, you may send a written request to Wyeth Investor Relations, Five Giralda Farms, Madison, NJ 07940.

When can you expect to receive a 2008 Financial Report?

Our 2008 Financial Report for the year ended December 31, 2008 is being mailed or made available electronically to stockholders together with these proxy materials. Each of the 2008 Financial Report and this proxy statement/prospectus are also posted on the Web at www.wyeth.com/2009proxymaterials.

How can I obtain copies of Wyeth’s corporate governance documents?

The charters of the Audit Committee, Compensation Committee, Nominating and Governance Committee, Corporate Issues Committee, and Science and Technology Committee, the Wyeth Charter of the Lead Director of the Board of Directors, our Criteria and Procedures for Board Candidate Selection for the Board of Directors and the Wyeth Corporate Governance Guidelines, as well as other documents related to corporate governance, are available on our Internet Web site (www.wyeth.com) and also may be obtained, without charge, by contacting Wyeth Investor Relations at 1-877-552-4744. The Criteria and Procedures for Board Candidate Selection for the Board of Directors also is included in this proxy statement/prospectus as Annex E. In addition, our code of ethics, which is included in the Wyeth Code of Conduct, is available on our Internet Web site (www.wyeth.com) and also may be obtained, without charge, by contacting Wyeth Investor Relations.

Regardless of the number of shares you hold, it is important that your shares be represented at the meeting in order that a quorum will be present at the meeting. If you are unable to attend the meeting, you are urged to submit your proxy as promptly as possible by telephone or through the Internet Web site if permitted on your proxy card or by marking, signing and dating your proxy card and returning it without delay in the postage-paid envelope provided. The shares represented by each proxy that is signed and returned or submitted by telephone or via the Internet Web site will be voted in accordance with your directions.

CHAPTER THREE — ADDITIONAL INFORMATION

LEGAL MATTERS

The validity of the Pfizer common stock and, if any, Pfizer $2 Convertible Preferred Stock to be issued in connection with the merger will be passed upon for Pfizer by Amy Schulman, Senior Vice President and General Counsel of Pfizer.

EXPERTS

The consolidated financial statements of Pfizer as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Wyeth and Wyeth management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this proxy statement/prospectus by reference to Wyeth’s Annual Report on Form 10-K for the year ended December 31, 2008 and the audited historical financial statements included in Exhibit 99.1 of Pfizer’s Current Report on Form 8-K filed with the SEC on March 13, 2009 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

FUTURE STOCKHOLDER PROPOSALS

If the merger is consummated, there will be no annual meeting of Wyeth stockholders in 2010. If the merger is not consummated, Wyeth will hold a 2010 Annual Meeting of Stockholders. Stockholder proposals for Wyeth’s 2010 Annual Meeting of Stockholders must be received by Wyeth at its principal executive offices located at Five Giralda Farms, Madison, New Jersey 07940 on or before February 17, 2010 in order to be included in Wyeth’s proxy materials for the meeting. Also, in accordance with the notice requirements in Wyeth’s bylaws, if a stockholder notifies Wyeth of his or her intent to present a proposal for consideration at Wyeth’s 2010 Annual Meeting of Stockholders after April 21, 2010, Wyeth (through the persons named as proxies in the proxy materials) may exercise discretionary voting authority (as it chooses) at the meeting or any adjournments or postponements thereof with respect to that late proposal without including information regarding it in Wyeth’s proxy materials. The above deadlines may change in the event that the 2010 Annual Meeting of Stockholders is held on a date that differs substantially from the date of the 2009 Annual Meeting of Stockholders.

STOCKHOLDERS SHARING AN ADDRESS

Only one copy of this proxy statement/prospectus is being delivered to multiple stockholders of Wyeth sharing an address unless Wyeth has previously received contrary instructions from one or more of such stockholders. On written or oral request to Wyeth Investor Relations at Five Giralda Farms, Madison, New Jersey 07940, or by calling 1-877-552-4744, Wyeth will deliver promptly a separate copy of this proxy statement/prospectus to a stockholder at a shared address to which a single copy of the proxy statement/prospectus was delivered. The proxy statement/prospectus can also be found at www.wyeth.com/2009proxy materials. Stockholders sharing an address who wish, in the future, to receive separate copies or a single copy of Wyeth’s proxy statements and annual reports should provide written or oral notice to the Corporate Secretary of Wyeth at the address and telephone number set forth above.

WHERE YOU CAN FIND MORE INFORMATION

Pfizer has filed with the SEC a registration statement under the Securities Act of which this proxy statement/prospectus forms a part, which registers the shares of Pfizer common stock and Pfizer $2 Convertible Preferred Stock, if any, to be issued to Wyeth stockholders in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Pfizer and its common stock and preferred stock. The rules and regulations of the SEC allow Pfizer and Wyeth to omit certain information included in the registration statement from this document.

Wyeth and Pfizer file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You can also inspect reports, proxy statements and other information about Pfizer and Wyeth at the offices of the NYSE, 20 Broad Street, New York, New York 10005. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services. The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers, like Pfizer and Wyeth, who file electronically with the SEC. The address of the site is www.sec.gov. The reports and other information filed by Pfizer with the SEC are also available at Pfizer’s website at www.pfizer.com. The reports and other information filed by Wyeth with the SEC are also available at Wyeth’s website at www.wyeth.com. The web addresses of the SEC, Pfizer, and Wyeth have been included as inactive textual references only. Except as specifically incorporated by reference into this proxy statement/prospectus, information on those web sites is not part of this proxy statement/prospectus.

The SEC allows Pfizer and Wyeth to incorporate by reference information into this proxy statement/prospectus. This means that Pfizer and Wyeth can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that Pfizer and Wyeth previously filed with the SEC. They contain important information about the companies and their financial condition.

Pfizer SEC Filings
(SEC File No. 001-3619; CIK No. 0000078003)	Period or Date Filed

Annual Report on Form 10-K	Year ended December 31, 2008
Quarterly Report on Form 10-Q	Quarter ended March 29, 2009
Current Reports on Form 8-K	Filed January 14, 2009, January 26, 2009, January 29, 2009, February 20, 2009, March 12, 2009, March 13, 2009, April 7, 2009, April 27, 2009, April 28, 2009 and June 3, 2009

The description of Pfizer common stock set forth in a registration statement filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating those descriptions.

Wyeth SEC Filings
(SEC File No. 001-1225; CIK No. 0000005187)	Period or Date Filed

Annual Report on Form 10-K and Form 10-K/A	Year ended December 31, 2008
Quarterly Report on Form 10-Q	Quarter ended March 31, 2009
Current Reports on Form 8-K	Filed January 26, 2009, January 29, 2009 and April 23, 2009

In addition, Pfizer and Wyeth also incorporate by reference additional documents that either company files with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, between the date of this proxy statement/prospectus and the date of Wyeth’s annual meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and any amendments to those reports, as well as proxy statements. To the extent that any information contained in any such Current Report on Form 8-K, or any exhibit thereto, was furnished, rather than filed, with the SEC, such information or exhibit is specifically not incorporated by reference into this proxy statement/prospectus.

Pfizer has supplied all information contained or incorporated by reference into this proxy statement/prospectus relating to Pfizer, as well as all pro forma financial information, and Wyeth has supplied all information relating to Wyeth.

Documents incorporated by reference are available from Pfizer and Wyeth without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference into this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

Pfizer Inc.	Wyeth

Pfizer Inc. 235 East 42nd Street New York, New York 10017 Attention: Investor Relations Telephone: 1-212-573-2323	Wyeth Five Giralda Farms Madison, New Jersey 07940 Attention: Investor Relations Telephone: 1-877-552-4744

Wyeth stockholders requesting documents should do so by July 13, 2009 to receive them before the Wyeth annual meeting.  You will not be charged for any of these documents that you request. If you request any document incorporated by reference into this proxy statement/prospectus from Pfizer, Pfizer will mail them to you by first class mail, or another equally prompt means, within one business day after it receives your request.

Neither Pfizer nor Wyeth has authorized anyone to give any information or make any representation about the merger or the respective companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

Annex A

AGREEMENT AND PLAN OF MERGER
among
PFIZER INC.,
WAGNER ACQUISITION CORP.
and
WYETH
Dated as of January 25, 2009

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

Agreement and Plan of Merger, dated as of January 25, 2009 (this “Agreement”), among PFIZER INC., a Delaware corporation (“Parent”), WAGNER ACQUISITION CORP., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and WYETH, a Delaware corporation (the “Company” and collectively with Parent and Merger Sub, the “parties”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of each of the Company and Parent deem it advisable and in the best interests of their respective corporation and stockholders that the Company and Parent engage in a business combination; and

WHEREAS, the combination of the Company and Parent shall be effected by, and subject to, the terms of this Agreement through a merger as set forth below;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time (the “Merger”). Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

Section 1.2  Closing.  Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. New York City time on the date that is the fifth (5th) Business Day following the satisfaction or (subject to applicable Law) waiver of the conditions set forth in Article VII (excluding conditions that, by their nature, cannot be satisfied until the Closing Date, but subject to the fulfillment or waiver of those conditions); provided, however, that (i) in the event that the proceeds from the Financing (or any alternative financing) are unavailable on such fifth (5th) Business Day, the Closing will take place on the earlier of (A) the date that is the tenth (10th) Business Day following the date on which Parent receives the Election Notice from the Company and (B) December 31, 2009, and (ii) in no event shall Parent be obligated to consummate the Closing prior to July 31, 2009, unless this Agreement has been previously terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties (the actual time and date of the Closing being referred to herein as the “Closing Date”). The Closing shall be held at the offices of Cadwalader, Wickersham & Taft LLP, One World Financial Center, New York, New York, 10281, or at such other place as the parties may agree.

Section 1.3  Effective Time.  At the Closing, the Company shall (i) file a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL and (ii) make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such subsequent time as Parent and the Company shall agree and as shall be specified in the Certificate of Merger (the date and time the Merger becomes effective being the “Effective Time”).

Section 1.4  Effects of the Merger.  At and after the Effective Time, the Merger will have the effects set forth herein and in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of the Company and

Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5  Bylaws.  The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation and shall read in their entirety as set forth in Exhibit A hereto until thereafter changed or amended as provided therein or by applicable Law (subject to Section 6.7).

Section 1.6  Certificate of Incorporation.  At the Effective Time, the certificate of incorporation of the Company shall be amended so as to read in its entirety as set forth in Exhibit B hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law (subject to Section 6.7).

Section 1.7  Officers and Directors.  From and after the Effective Time, until their successors are duly elected or appointed and qualified in accordance with applicable Law, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

Section 1.8  Effect on Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time, shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.33 1/3 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than Restricted Stock, which shall be treated in accordance with Section 1.9(d), and shares of Company Common Stock and Company Convertible Preferred Stock owned directly or indirectly by Parent or held directly or indirectly by the Company, all of which shall be canceled as provided in Section 1.8(e)), shall, except as provided in Section 1.11 with respect to the shares of Company Common Stock as to which appraisal rights have been exercised, be converted into the right to receive (i) 0.985 (as may be adjusted pursuant to this Section 1.8, the “Exchange Ratio”) validly issued, fully paid and non-assessable shares of common stock (“Parent Common Stock”), par value $0.05 per share, of Parent (unless the aggregate number of shares of Parent Common Stock to be issued in the Merger pursuant to this Section 1.8 and Section 1.9, together with the shares, if any, of Parent Common Stock issuable upon conversion of the Parent Convertible Preferred Stock and the Floating Rate Convertible Senior Debentures Due 2024 (the “Convertible Debentures”), in each case to the extent shares of Parent Convertible Preferred Stock and/or the Convertible Debentures are issued and outstanding as of the Effective Time, would exceed 19.9% of Parent’s issued and outstanding shares of Parent Common Stock immediately prior to the Effective Time (19.9% of such issued and outstanding shares rounded down to the nearest whole share, the “Maximum Share Number”) in which case the Exchange Ratio shall be reduced (the amount of such reduction, the “Exchange Ratio Reduction Number”) to the minimum extent necessary such that the number of shares of Parent Common Stock issuable in the Merger pursuant to this Section 1.8 and Section 1.9, together with the shares, if any, of Parent Common Stock issuable upon conversion of the Parent Convertible Preferred Stock and the Convertible Debentures, equals the Maximum Share Number) (the “Stock Consideration”) and (ii) $33.00 in cash without interest plus, if the Exchange Ratio is adjusted pursuant to the preceding clause (i), the amount in cash equal to the Exchange Ratio Reduction Number multiplied by the Parent Share Cash Value (the “Cash Consideration”). Together with any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 2.5, the Stock Consideration and Cash Consideration are collectively referred to herein as the “Common Stock Merger Consideration.”

(c) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of the $2 Convertible Preferred Stock, par value $2.50 per share, of the Company (“Company Convertible Preferred Stock”), issued and outstanding immediately prior to the Effective Time, if any, shall be converted into the right to receive one share of a new series of convertible preferred stock (“Parent Convertible Preferred Stock”) to be issued by Parent at the Effective Time and to be designated as

Parent Convertible Preferred Stock (the “Preferred Stock Merger Consideration”, and collectively with the Common Stock Merger Consideration, the “Merger Consideration”) having the same powers, designations, preferences and rights (to the fullest extent practicable) as the shares of Company Convertible Preferred Stock (it being understood that the number of shares of Parent Common Stock into which each share of Parent Convertible Preferred Stock shall be convertible will equal the product of (i) the number of shares of Common Stock into which a share of Company Convertible Preferred Stock is convertible immediately prior to the Effective Time and (ii) the sum of the (A) the Exchange Ratio and (B) the quotient of the Cash Consideration and the Parent Share Cash Value). Prior to the Closing, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon conversion of the Parent Convertible Preferred Stock.

(d) Except as set forth in Section 1.8(e), Section 1.9(d) and Section 1.11, as a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of outstanding Company Common Stock and Company Convertible Preferred Stock, if any, shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate or certificates which immediately prior to the Effective Time represented any such shares of Company Common Stock (“Common Certificates”) or of Company Convertible Preferred Stock (“Preferred Certificates” and together with the Common Certificates, the “Certificates”) or book-entry shares which immediately prior to the Effective Time represented shares of Company Common Stock (“Common Book-Entry Shares”) or shares of Company Convertible Preferred Stock (“Preferred Book-Entry Shares” and together with the Common Book-Entry Shares, the “Book-Entry Shares”) shall thereafter cease to have any rights with respect to such shares of Company Common Stock or Company Convertible Preferred Stock, respectively, except as provided herein or by Law.

(e) Each share of Company Common Stock and Company Convertible Preferred Stock owned by Parent or held by the Company at the Effective Time including any Reacquired Shares shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired and no stock of Parent or other consideration shall be delivered in exchange therefor.

Section 1.9  Company Stock Options and Other Equity-Based Awards.

(a) By virtue of the Merger, each option to purchase shares of Company Common Stock under the applicable Company Stock Plans that is outstanding immediately prior to the Effective Time, whether or not then vested and exercisable (collectively, the “Options” or “Company Stock Options”) shall become fully vested and exercisable immediately prior to, and then shall be canceled at, the Effective Time, and the holder thereof shall, subject to Section 1.9(f), be entitled to receive an amount in cash equal to the product of (i) the excess, if any, of (1) the Per Share Amount over (2) the exercise price per share of Company Common Stock subject to such Option, with the aggregate amount of such payment rounded up to the nearest cent, and (ii) the total number of shares of Company Common Stock subject to such fully vested and exercisable Option as in effect immediately prior to the Effective Time (the “Option Consideration”). The Option Consideration shall be paid in a lump sum as soon as practicable after the Effective Time but in no event later than ten (10) Business Days following the Effective Time.

(b) By virtue of the Merger, each restricted stock unit, representing a right to receive one share of Company Common Stock (an “RSU”) granted by the Company under any Company Stock Plan, including each “performance share award” denominated in RSUs (but excluding any DSU (as defined in Section 1.9(c)), which is outstanding immediately prior to the Effective Time shall become fully vested (except that with respect to any RSU, which by the terms of the award agreement pursuant to which it was granted provides for a lesser percentage of such RSUs to become vested upon the consummation of the Merger, shall only become vested as to such lesser percentage), and then shall be canceled at the Effective Time, and the holder of such vested RSU shall, subject to Section 1.9(f), be entitled to receive an amount in cash equal to the Per Share Amount in respect of each share of Company Common Stock into which the vested portion of the RSU would otherwise be convertible (the “RSU Consideration”), which shall be paid in a lump sum as soon as practicable after the Effective Time but in no event later than ten (10) Business Days following the Effective Time. Notwithstanding the foregoing, any RSU that constitutes, either in whole or in part, a deferral of compensation subject to Section 409A of the Code (the “409A Deferred RSUs”), shall be treated in the appropriate manner provided in (i) or (ii) below, as applicable:

(i) Each 409A Deferred RSU that first becomes vested as a result of the transactions contemplated under this Agreement (the “409A RSUs”) shall, as of the Effective Time, become a vested right to receive, in respect of each share of Company Common Stock into which the 409A RSUs would otherwise be convertible, the Common Stock Merger Consideration (the “409A RSU Consideration”); provided, however, that all such 409A RSU Consideration shall be deposited in a grantor trust that satisfies the requirements of Revenue Procedure 92-64 (the “Grantor Trust”) and that will serve as the funding source for the Surviving Corporation to satisfy its obligations to pay each former holder of a 409A Deferred RSU the amount of 409A RSU Consideration due to such holder at such time(s) and in such manner as may be provided under the terms of the applicable Company Stock Plan, award agreement, deferral election form and/or any other payment election form, applicable to such holder’s respective 409A RSU (collectively, the “Deferred Payment Terms”). Additionally, during the period that any such 409A RSU Consideration remains in such Grantor Trust, (x) the portion of the 409A RSU Consideration that is comprised of the Cash Consideration shall accrue interest at the “Market Rate” (as such term is defined under the Wyeth 2005 (409A) Deferred Compensation Plan (effective January 1, 2005) (the “Wyeth 2005 (409A) DCP”) and (y) the portion of the 409A RSU Consideration that is comprised of the Stock Consideration shall accrue, in additional shares of Parent Common Stock (with any cash dividends being reinvested into shares of Parent Common Stock).

(ii) In respect of (x) each 409A Deferred RSU that has first become vested in accordance with its terms, other than as a result of the transactions contemplated under this Agreement and (y) any RSU that would have constituted, either in whole or in part, a deferral of compensation subject to Section 409A of the Code, but for such RSU having been earned and vested prior to December 31, 2004 (and any dividend equivalents that have been credited with respect to such RSU) (any of the foregoing, a “Vested Deferred RSU”) for which there is outstanding a corresponding share of Company Common Stock held in the Wyeth Restricted Stock Trust (the “Stock Trust”) for the purpose of satisfying the Company’s obligations to deliver shares of Company Common Stock in respect of such Vested Deferred RSU (the “Deferred RSU Shares”) in accordance with the applicable Deferred Payment Terms, immediately upon the Effective Time, each such Deferred RSU Share shall be converted into Common Stock Merger Consideration pursuant to Section 1.8(b) above (the “Vested Deferred RSU Consideration”); provided, however, that all such Vested Deferred RSU Consideration shall be held in the Stock Trust and any payments due in respect of such Deferred RSU Shares shall be as set forth under the applicable Deferred Payment Terms; and provided, further, that, during the period that any such Vested Deferred RSU Consideration is held in the Stock Trust (x) the portion of the Vested Deferred RSU Consideration representing the Cash Consideration shall accrue interest at the Market Rate and (y) the portion of the Vested Deferred RSU Consideration representing the Stock Consideration shall accrue, in additional shares of Parent Common Stock, dividends in the same amount(s) and at the same time(s) as dividends are paid on Parent Common Stock.

(c) By virtue of the Merger and pursuant to the terms of the Company’s 2008 Non-Employee Director Stock Incentive Plan or 2006 Non-Employee Director Stock Incentive Plan (together, the “Director DSU Plans”), each deferred stock unit, representing a right to receive one share of Company Common Stock granted by the Company under the Director DSU Plans (a “DSU”) which is outstanding immediately prior to the Effective Time shall become vested and then canceled at the Effective Time, and the holder thereof shall, subject to Section 1.9(f), be entitled to receive (i) an amount in cash equal to the Per Share Amount in respect of each share of Company Common Stock subject to the DSU (including shares attributable to dividend equivalents accrued on such DSU and converted into additional shares of Company Common Stock subject to such DSU), and (ii) the amount in cash equal to any dividend equivalents then credited to the holder’s DSU account which have not yet been converted into shares of Company Common Stock, all in accordance with the Director DSU Plans (the “DSU Consideration”), which shall be paid in a lump sum as soon as practicable after the Effective Time but in no event later than ten (10) Business Days following the Effective Time. In addition, and pursuant to the terms of the Company’s Directors’ Deferral Plan (the “Director Deferral Plan”),

effective as of the Effective Time, each phantom share of Common Stock credited to a participant’s account thereunder (including phantom shares attributable to dividend equivalents) shall be converted into the right to receive an amount in cash equal to the Per Share Amount (such amount, the “Director Deferral Amount”). Such Director Deferral Amounts shall, to the extent provided under the Director Deferral Plan, be paid out in a lump sum immediately following the Effective Time (but in no event later than ten (10) Business Days following the Effective Time); provided, however, that any such other Director Deferral Amounts (the “Grandfathered Amounts”) that do not, under the terms of the Director Deferral Plan, become payable immediately upon the Effective Time shall instead be paid out in accordance with the applicable payment schedules provided under the Director Deferral Plan; provided, further, that for so long as any Grandfathered Amounts remain in the accounts maintained under the Director Deferral Plan, such amounts shall accrue an amount of deemed interest at the “Company Credit” rate (as such term is defined in such plan).

(d) By virtue of the Merger and pursuant to the terms of the 1994 Restricted Stock Plan for Non-Employee Directors (the “1994 Plan”), each restricted share of Company Common Stock granted by the Company under the 1994 Plan that is either unvested, or vested but held in the Stock Trust (collectively, the “Restricted Stock”) that is outstanding immediately prior to the Effective Time shall, to the extent not vested, vest as of the Effective Time, and at the Effective Time, the holder of all of the foregoing Restricted Stock shall, subject to Section 1.9(f), be entitled to receive an amount in cash equal to the Per Share Amount in cancellation of each share of Restricted Stock previously held under such Company Stock Plan (the “Restricted Stock Consideration”). The Restricted Stock Consideration shall be paid to such holders as soon as practicable after the Effective Time but in no event later than ten (10) Business Days following the Effective Time.

(e) As of the Effective Time, each phantom share of Company Common Stock credited to a participant account under any of the Wyeth Supplemental Employee Savings Plan (amended and restated effective as of January 1, 2005), the Wyeth 2005 (409A) DCP and the Wyeth Deferred Compensation Plan, amended and restated as of November 20, 2003 (and further amended January 1, 2005) (collectively, the “Company Deferred Equity Unit Plans”) shall be converted into the right to receive an amount equal to the Common Stock Merger Consideration (the “Deferred Equity Unit Amount” ); provided, further, however, that the Cash Consideration component of such Deferred Equity Unit Amount shall accrue interest at the Market Rate, unless and until all or any portion of such notional Cash Consideration component of the Deferred Equity Unit Amount is notionally invested in another investment option, to the extent provided for under any Deferred Equity Unit Plan, and the Stock Consideration component of such Deferred Equity Unit Amount shall earn dividend equivalents in the same manner as would otherwise be earned under the applicable Company Deferred Equity Unit Plan. All amounts payable under the Deferred Equity Unit Plans (including the Deferred Equity Unit Amount) shall be paid to participants in accordance with the terms of the applicable Deferred Payment Terms. Solely with respect to the Wyeth Management Incentive Plan, as amended through December 5, 2007 (the “MIP”), each right to receive a share of Company Common Stock outstanding thereunder as of the Effective Time shall be converted into the right to receive the Common Stock Merger Consideration, to be paid to participants therein in accordance with and subject to the terms of the MIP.

(f) All amounts payable pursuant to this Section 1.9 shall be reduced by any required withholding of taxes in accordance with Section 2.10 and shall, except as otherwise provided in this Section 1.9, be paid without interest.

(g) Any such amounts representing Option Consideration, RSU Consideration, 409A RSU Consideration, Vested Deferred RSU Consideration, DSU Consideration, Restricted Stock Consideration or the Director Deferred Amounts (and amounts due under the MIP) shall be paid by Parent or the Surviving Corporation, and any such amounts paid by the Surviving Corporation shall be reimbursed promptly by Parent to the Surviving Corporation following the Effective Time.

(h) Prior to the Effective Time, the Board of Directors of the Company (or the appropriate committee thereof) shall, and such Board of Directors (or the appropriate committee thereof) shall cause the Company to, use its commercially reasonable efforts to take all actions reasonably required to effectuate the provisions of this Section 1.9.

Section 1.10  Certain Adjustments.  If, between the date of this Agreement and the Effective Time, the outstanding Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Common Stock Merger Consideration shall be appropriately adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

Section 1.11  Appraisal Rights.

(a) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the adoption of this Agreement and who has demanded appraisal for such shares of Company Common Stock in accordance with the DGCL shall not be converted into the right to receive the Common Stock Merger Consideration unless such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal in accordance with the DGCL. If, after the Effective Time, such holder fails to perfect or withdraws or loses such holder’s right to appraisal, such shares of Company Common Stock shall be treated as if they had been converted into, and exchanged for, as of the Effective Time, the right to receive the Common Stock Merger Consideration.

(b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Section 262 of the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE II

EXCHANGE OF SHARES

Section 2.1  Exchange Agent.  Prior to the Effective Time, Parent shall appoint a commercial bank or trust company to act as exchange agent hereunder (which entity shall be reasonably acceptable to the Company) for the purpose of exchanging Certificates and Book-Entry Shares for the Merger Consideration (the “Exchange Agent”). At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, (a) in trust for the benefit of holders of shares of Company Common Stock, Common Book-Entry Shares (or certificates if requested) representing the Parent Common Stock issuable, and cash in U.S. dollars in an amount sufficient to pay the Cash Consideration payable, pursuant to Section 1.8 in exchange for outstanding shares of Company Common Stock, and (b) in trust for the benefit of holders of shares of Company Convertible Preferred Stock, Preferred Book-Entry Shares (or certificates if requested) representing the Parent Convertible Preferred Stock issuable pursuant to Section 1.8 in exchange for outstanding shares of Company Convertible Preferred Stock. Parent agrees to make available directly or indirectly to the Exchange Agent from time to time as needed, any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor pursuant to Section 2.5 of this Agreement and any dividends or distributions to which such holder is entitled pursuant to Section 2.3 of this Agreement. Any cash, shares of Parent Common Stock and Parent Convertible Preferred Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.” Notwithstanding anything herein to the contrary, the exchange procedures described in this Article II shall not apply to Restricted Stock and the Restricted Stock Consideration and the Exchange Agent shall not act as exchange agent for the Restricted Stock.

Section 2.2  Exchange Procedures.

(a) Promptly after the Effective Time, and in any event not later than the fifth (5th) Business Day following the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the

Exchange Agent, and which letter shall be in customary form and have such other provisions as Parent may reasonably specify (such letter to be reasonably acceptable to the Company prior to the Effective Time) and (ii) instructions for effecting the surrender of such Certificates (or effective affidavits of loss in lieu thereof) in exchange for the applicable Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor pursuant to Section 2.5 of this Agreement and any dividends or distributions to which such holder is entitled pursuant to Section 2.3 of this Agreement. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor:

(i) in the case of holders of Common Certificates (A) one or more shares of Parent Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 1.8 (after taking into account all shares of Company Common Stock then held by such holder) and (B) cash in the amount equal to the Cash Consideration that such holder has the right to receive pursuant to Section 1.8, plus cash that such holder has the right to receive in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.5 and dividends and other distributions pursuant to Section 2.3 (in each case, after taking into account all shares of Company Common Stock then held by such holder); and

(ii) in the case of holders of Preferred Certificates (A) one or more shares of Parent Convertible Preferred Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the number of shares that such holder has the right to receive pursuant to Section 1.8 and (B) cash that such holder has the right to receive in lieu of any dividends and other distributions pursuant to Section 2.3 (in each case, after taking into account all shares of Company Convertible Preferred Stock then held by such holder).

Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Agreement.

(b) No interest will be paid or will accrue on any cash payable pursuant to Section 2.3 or Section 2.5.

(c) In the event of a transfer of ownership of a Certificate representing Company Common Stock or Company Convertible Preferred Stock that is not registered in the stock transfer records of the Company, the Common Stock Merger Consideration or the Preferred Stock Merger Consideration, as applicable, shall be issued or paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Company Common Stock or Company Convertible Preferred Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of Parent that the Tax has been paid or is not applicable.

Section 2.3  Distributions with Respect to Unexchanged Shares.  All shares of Parent Common Stock and Parent Convertible Preferred Stock to be issued pursuant to this Agreement shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock or Parent Convertible Preferred Stock, as the case may be, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement; provided that no dividends or other distributions declared or made in respect of the Parent Common Stock or Parent Convertible Preferred Stock, as the case may be, shall be paid to the holder of any unsurrendered Certificate until the holder of such Certificate shall surrender such Certificate in accordance with this Article II. Subject to the effect of applicable Laws, following surrender of any such Certificate, there shall be paid to such holder of shares of Parent Common Stock or Parent Convertible Preferred Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of Parent Common

Stock to which such holder is entitled pursuant to Section 2.5 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock or shares of Parent Convertible Preferred Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date at or after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock or Parent Convertible Preferred Stock.

Section 2.4  No Further Ownership Rights.  All shares of Parent Common Stock and Parent Convertible Preferred Stock issued and cash paid upon conversion of shares of Company Common Stock or Company Convertible Preferred Stock in accordance with the terms of Article I and this Article II (including any cash paid pursuant to Section 1.8, Section 2.3 or Section 2.5) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock and Company Convertible Preferred Stock, as the case may be (other than any rights with respect to any unpaid dividends with respect to Company Common Stock or Company Convertible Preferred Stock that were declared prior to the Effective Time with a record date prior to the Effective Time and a payment date after the Effective Time).

Section 2.5  No Fractional Shares of Parent Common Stock.

(a) No certificates or scrip or shares of Parent Common Stock representing fractional shares of Parent Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of shares of Parent Common Stock.

(b) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the Parent Share Cash Value.

(c) As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Parent, and Parent shall promptly deposit or cause the Surviving Corporation to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

Section 2.6  Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of shares of Company Common Stock or Company Convertible Preferred Stock for twelve (12) months after the Effective Time shall be delivered to Parent or otherwise on the instruction of Parent, and any holders of shares of Company Common Stock or Company Convertible Preferred Stock who have not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall remain liable for, the Common Stock Merger Consideration or Preferred Stock Merger Consideration, as the case may be, to which such holders are entitled pursuant to Section 1.8 and Section 2.2, and any cash in lieu of fractional shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.5 and any dividends or distributions with respect to shares of Parent Common Stock or Parent Convertible Preferred Stock to which such holders are entitled pursuant to Section 2.3. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock or Company Convertible Preferred Stock five (5) years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.7  No Liability.  None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.8  Investment of the Exchange Fund.  The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis in (i) short term direct obligations of the United

States of America with maturities of no more than 30 days, (ii) short term obligations for which the full faith and credit of the United States of America is pledged to provide for payment of all principal and interest or (iii) commercial paper obligations receiving the highest rating from either Moody’s Investor Services, Inc. or Standard & Poor’s; provided, that no gain or loss thereon shall affect the amounts payable to the Company stockholders pursuant to Article I and the other provisions of this Article II. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations. Any interest and other income resulting from such investments shall promptly be paid to Parent.

Section 2.9  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock or Company Convertible Preferred Stock, as the case may be, formerly represented thereby, any cash in lieu of fractional shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.5, and unpaid dividends and distributions on shares of Parent Common Stock or Parent Convertible Preferred Stock to which such holders are entitled pursuant to Section 2.3, as the case may be, deliverable in respect thereof, pursuant to this Agreement.

Section 2.10  Withholding Rights.  Each of the Surviving Corporation, Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, Company Convertible Preferred Stock, Company Stock Options, RSUs, DSUs, Restricted Stock or any other Equity Interests in the Company such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock, Company Convertible Preferred Stock, Company Stock Options, RSUs, DSUs, Restricted Stock or other Equity Interests in the Company, as the case may be, in respect of which such deduction and withholding was made by the Surviving Corporation or Parent.

Section 2.11  Further Assurances.  After the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 2.12  Stock Transfer Books.  The stock transfer books of the Company shall be closed at the close of business on the day on which the Effective Time occurs and there shall be no further registration of transfers of shares of Company Common Stock or Company Convertible Preferred Stock thereafter on the records of the Company. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration with respect to the shares of Company Common Stock or Company Convertible Preferred Stock, as the case may be, formerly represented thereby (including any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.5) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the Company SEC Documents filed since January 1, 2008 but prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature, in each case, other than any specific factual information contained therein) or (ii) as set forth in the Company Disclosure Letter delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”), which identifies items of disclosure by reference to a particular section or subsection of this Agreement (provided, however, that any information set forth in one section of such Company Disclosure Letter also shall be deemed to apply to each other section and subsection of this Agreement to which its relevance is reasonably apparent), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1  Organization, Good Standing and Qualification.

(a) Each of the Company and its Significant Subsidiaries is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except with respect to Significant Subsidiaries, where the failure to be so organized, qualified or in good standing, or to have such power or authority when taken together with all other such failures, has not, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Significant Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority when taken together with all other such failures, has not, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company has delivered or made available to Parent and Merger Sub a true and complete copy of the Company’s currently effective certificate of incorporation and bylaws, as amended and restated to the date hereof. The Company’s certificate of incorporation and bylaws so delivered are in full force and effect and the Company is not in violation of its certificate of incorporation or bylaws.

(c) Section 3.1(c) of the Company Disclosure Letter lists, as of the date of this Agreement, each Significant Subsidiary of the Company.

Section 3.2  Capital Structure.

(a) As of the close of business on January 23, 2009 (the “Capitalization Date”), the authorized capital stock of the Company consists of (i) 2,400,000,000 shares of Company Common Stock, of which 1,331,176,822 shares were outstanding (inclusive of 37,823.2483 shares of Restricted Stock granted pursuant to the Company Stock Plans) and 91,492,222 shares were held in the treasury of the Company and (ii) 5,000,000 shares of Preferred Stock, par value $2.50 per share, of which 2,830,000 have been designated as $2 Convertible Preferred Stock, of which 8,959 shares were outstanding. There are no other classes of capital stock of the Company authorized or outstanding. All issued and outstanding shares of the capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable, and no class of capital stock is entitled to preemptive rights.

(b) From the close of business on the Capitalization Date through the date of this Agreement, there have been no issuances of shares of the capital stock or equity securities of the Company or any other securities of the Company other than issuances of shares of Company Common Stock pursuant to the exercise of Company Stock Options or the settlement of RSU or DSU rights outstanding as of the Capitalization Date under the Company Stock Plans. There were outstanding as of the Capitalization Date, no options, warrants, calls, commitments, agreements, arrangements, undertakings or any other rights to acquire capital stock from the

Company other than Company Stock Options, RSUs and DSUs as set forth in Section 3.2(b) of the Company Disclosure Letter and other than the Company Convertible Preferred Stock. Section 3.2(b) of the Company Disclosure Letter sets forth a complete and correct list, as of the Capitalization Date, of the number of shares of Company Common Stock subject to Company Stock Options, RSUs, DSUs, Restricted Stock or any other rights to purchase or receive Company Common Stock granted under the Company Stock Plans or otherwise. Immediately prior to the Closing, the Company will provide to Parent a complete and correct list, as of the Closing, of the number of shares of Company Common Stock subject to Company Stock Options, RSUs, DSUs, Restricted Stock or any other rights to purchase or receive Company Common Stock granted under the Company Stock Plans or otherwise, the dates of grant, the extent to which such options are vested and, where applicable, the exercise prices thereof. No options, warrants, RSUs, DSUs, calls, commitments, agreements, arrangements, undertakings or other rights to acquire capital stock from the Company, or other equity-based awards, have been issued or granted on or after the Capitalization Date through the date of this Agreement.

(c) Other than Convertible Debentures, no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of capital stock of the Company may vote (“Company Voting Debt”) are issued or outstanding.

(d) Except as otherwise set forth in this Section 3.2, Section 6.5(j) or contained in Section 3.2(b) of the Company Disclosure Letter, as of the date of this Agreement, (i) there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries except for purchases, redemptions or other acquisitions of capital stock or other securities (1) required by the terms of the Company Benefit Plans, (2) in order to pay Taxes or satisfy withholding obligations in respect of such Taxes in connection with the exercise of Company Stock Options, or (3) as required by the terms of, or necessary for the administration of, any plans, arrangements or agreements existing on the date hereof between the Company or any of its Subsidiaries and any director or employee of the Company or any of its Subsidiaries and (ii) there are no outstanding stock-appreciation rights, security-based performance units, “phantom” stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the stock price performance of the Company or any of its Subsidiaries (other than under the Company Stock Plans) or to cause the Company or any of its Subsidiaries to file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”).

(e) Except as set forth in this Section 3.2, as of the date of this Agreement, there are no outstanding obligations of the Company or any of its Significant Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the sales, issuance, repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of or (v) granting any preemptive or antidilutive rights with respect to any shares of Company Common Stock, Company Convertible Preferred Stock or other Equity Interests in the Company or any of its Subsidiaries.

(f) Section 3.2(f) of the Company Disclosure Letter sets forth, as of the date hereof, for each of the Company’s Significant Subsidiaries: (i) its authorized capital stock or other Equity Interests, (ii) the number of its outstanding shares of capital stock or other Equity Interests and type(s) of such outstanding shares of capital stock or other Equity Interests and (iii) the record owner(s) thereof. The Company owns directly or indirectly, beneficially and of record, all of the issued and outstanding shares of capital stock or other Equity Interests of each of the Company’s Significant Subsidiaries, free and clear of any Liens other than Permitted Liens, and all of such shares of capital stock or other Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except for the ownership of Equity Interests in the Company’s Subsidiaries and investments in marketable securities and cash equivalents, none of the Company or any of its Subsidiaries owns directly or indirectly any Equity Interest in any Person, or has any obligation or has made any commitment to acquire any such Equity Interest, to provide funds to, or to make any investment (in the form of a loan, capital contribution or otherwise) in, any of its Subsidiaries or any other Person that is or would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 3.3  Corporate Authority.

(a) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject, assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.14, only to the adoption of this Agreement by the affirmative vote of the holders of a majority in voting power of the outstanding shares of Company Common Stock and Company Convertible Preferred Stock, voting together as a single class (the “Company Requisite Vote”), and to the filing and recording of the Certificate of Merger under the provisions of the DGCL. The Company Requisite Vote is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt, approve or authorize this Agreement, the Merger and the other transactions contemplated by this Agreement. This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) As of the date of this Agreement, the Board of Directors of the Company (i) has, by resolution duly adopted at a meeting duly called and held, approved and declared advisable this Agreement and the Merger and the other transactions contemplated by this Agreement; (ii) has received the separate opinions of each of the Company Financial Advisors (as defined in Section 3.19 below), dated the date of this Agreement, to the effect that, as of such date and subject to assumptions, qualifications and limitations set forth therein, the Common Stock Merger Consideration to be received by the holders of the Company Common Stock pursuant to the Merger is fair from a financial point of view to such holders; (iii) has resolved to recommend adoption of this Agreement to the stockholders of the Company; and (iv) has directed that this Agreement be submitted to the holders of Company Common Stock and Company Convertible Preferred Stock for adoption.

(c) Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.14, no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s certificate of incorporation and bylaws is, or at the Effective Time will be, applicable to the Company Common Stock, the Merger or the other transactions contemplated by this Agreement. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.14, the Board of Directors of the Company has taken all action so that Parent will not be prohibited from entering into a “business combination” with the Company (as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement, or the consummation of the Merger or the other transactions contemplated hereby, without any further action on the part of the Company stockholders or the Board of Directors of the Company.

Section 3.4  Governmental Filings; No Violations, Etc.

(a) Except for the reports, registrations, consents, approvals, permits, authorizations, notices and/or filings (i) pursuant to Section 1.3 of this Agreement, (ii) under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 (the “HSR Act”), the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the EC Merger Regulation and the China Anti-Monopoly Law, (iii) required to be made with the New York Stock Exchange (the “NYSE”), (iv) for or pursuant to other applicable foreign securities Law approvals, state securities, takeover and “blue sky” laws, (v) required to be made with or to those foreign Governmental Entities (as defined below) regulating competition and antitrust Laws, (vi) required to be made under any Environmental Law and (vii) pursuant to the rules and regulations of the FDA and similar foreign Governmental Entities, no notices, reports or other filings are required to be made by the Company with, nor are any registrations, consents, approvals, permits or authorizations required to be obtained by the Company from, any governmental or regulatory authority, agency, commission, body or other governmental entity (“Governmental Entity”), in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, except those that the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (i) subject to obtaining the Company Requisite Vote, conflict with or violate any provision of the Company’s certificate of incorporation or bylaws or any equivalent organizational or governing documents of any of the Company’s Significant Subsidiaries; (ii) assuming that all consents, approvals, authorizations and permits described in this Section 3.4 have been obtained and all filings and notifications described in this Section 3.4 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law or Order applicable to the Company or any of its Subsidiaries or any of their respective properties or assets; or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien, other than Permitted Liens, upon any of the respective properties or assets of the Company or any of its Subsidiaries pursuant to, any Contract, permit or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which they or any of their respective properties or assets may be bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, consents, approvals, authorizations, permits, breaches, losses, defaults, other occurrences or Liens which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.5  Company Reports; Financial Statements.

(a) Since January 1, 2006, the Company has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules, statements and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) (such documents and any other documents filed by the Company or any of its Subsidiaries with the SEC, including exhibits and other information incorporated therein as they have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Company SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. None of the Company’s Subsidiaries is required to make any filings with the SEC. All of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents (together with the related notes and schedules thereto, collectively, the “Company Financial Statements”) (A) have been prepared from, and are in accordance with, the books and records of the Company and the Company’s Subsidiaries in all material respects, (B) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments) and (C) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Company and its Subsidiaries as of the dates and for the periods referred to therein.

(b) The Company is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged, modified (in any material way), or forgiven personal loans to any executive officer or director of the Company.

(c) The Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act), as required by Rules 13a-15(a) and 15d-15(a) of the Exchange Act, are designed to ensure that all information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is made known to the chief executive officer and the chief financial officer of the Company by others within the Company to allow timely decisions regarding required disclosure as required under the Exchange Act and is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms. The Company has evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on its most recently completed evaluation of its system of internal control over financial reporting prior to the date of this Agreement, (i) to the Knowledge of the Company, the Company had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) the Company does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(d) No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any Subsidiary of the Company, has reported to the Company’s chief legal counsel or chief executive officer evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents pursuant to Section 307 of the Sarbanes-Oxley Act.

(e) Since January 1, 2006, to the Knowledge of the Company, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency or Governmental Entity regarding the commission or possible commission of any crime or the violation or possible violation of any applicable legal requirements of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries.

(f) To the Knowledge of the Company, none of the Company SEC Documents (other than confidential treatment requests) is the subject of ongoing SEC review. The Company has made available to Parent true and complete copies of all written comment letters from the staff of the SEC received since January 1, 2006 through the date of this Agreement relating to the Company SEC Documents and all written responses of the Company thereto through the date of this Agreement other than with respect to requests for confidential treatment. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Company SEC Documents other than confidential treatment requests. To the Knowledge of the Company, as of the date of this Agreement, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

Section 3.6  Absence of Certain Changes.  (a) Since September 30, 2008, the business of the Company and its Subsidiaries has been conducted in the ordinary course in all material respects and (b) since December 31, 2007, there has not been any event, occurrence, development or state of circumstances or facts or condition that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7  Litigation.

(a) There are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings (collectively, “Actions”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets or properties that if determined adversely to the Company would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Neither the Company nor any of its Subsidiaries or, to the Knowledge of the Company, any of their respective assets or properties, is subject to any outstanding Order, writ, injunction, decree or arbitration ruling, award or other finding that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8  Compliance with Laws.  The Company and each of its Subsidiaries are in compliance with all Laws or Orders, except where any such failure to be in compliance has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same which, in each case, would reasonably be expected to have a material and adverse impact on the Company. To the Knowledge of the Company, the Company is in material compliance with the Foreign Corrupt Practices Act of 1977, as amended, and any rules and regulations thereunder.

Section 3.9  Properties.  Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries, as the case may be, (i) holds good, marketable and valid fee simple title to all of the properties and assets reflected in the September 30, 2008 balance sheet included in the Company SEC Documents as being owned by the Company or one of its Subsidiaries (collectively, with respect to real property, the “Owned Real Property”) or acquired after the date thereof that are material to the Company’s business on a consolidated basis (except for properties and assets sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, except for Permitted Liens and other matters described in Section 3.9 of the Company Disclosure Letter, (ii) holds the Owned Real Property, or any portion thereof or interest therein, free of any outstanding options or rights of first refusal or offer to purchase or lease, (iii) is the lessee of all leasehold estates reflected in the September 30, 2008 financial statements included in the Company SEC Documents or acquired after the date thereof that are material to the Company’s business on a consolidated basis (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business) (collectively, with respect to real property, the “Leased Real Property”) and (x) is in possession of the properties purported to be leased thereunder, and each such lease is valid and in full force and effect, constitutes a valid and binding obligation of the Company or the applicable Subsidiary of the Company, subject to the Bankruptcy and Equity Exception and (y) the Company has not received any written notice of termination or cancellation of or of a breach or default under any such lease.

Section 3.10  Contracts.

(a) As of the date hereof, except as set forth as an exhibit to the Company SEC Documents and on Section 3.10(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any:

(i) Contract relating to third-party indebtedness for borrowed money or any third-party financial guaranty in excess of $500,000,000;

(ii) non-competition agreements or any other agreements or arrangements that materially limit or otherwise materially restrict the Company or any of its Subsidiaries or any of their respective Affiliates or any successor thereto or that, to the Knowledge of the Company, would, after the Effective Time, limit or restrict Parent or any of its Subsidiaries (including the Surviving Corporation) or any successor thereto, in each case from engaging or competing in any line of business or in any geographic area or, in the case of the pharmaceutical business, any therapeutic area, class of drugs or mechanism of action, which agreement or arrangements would reasonably be expected to materially limit, materially restrict or materially conflict with the business of Parent and its Subsidiaries, taken as a whole (including for purposes of such determination, the Surviving Corporation and its Subsidiaries), after giving effect to the Merger; or

(iii) Contract required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act.

(b) All Contracts of the type described in clauses (a)(i), (ii) and (iii) above to which the Company or any of its Subsidiaries is a party to or bound by as of the date of this Agreement, together with the Contracts set forth on Section 3.10(b) of the Company Disclosure Letter, are referred to herein as the “Company Material Contracts” (provided that for purposes of Section 5.1, Contracts of the type referred to in clause (i) above shall not be deemed to be Company Material Contracts). Except, in each case, as has not, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) all Company Material Contracts are valid and binding on the Company and/or the relevant Subsidiary of the Company that is a party thereto and, to the Knowledge of the Company, each other party thereto, subject to the Bankruptcy and Equity Exception, (ii) all Company Material Contracts are in full force and effect, (iii) the Company and each of its Subsidiaries has performed all material obligations required to be performed by them under the Company Material Contracts to which they are parties, (iv) to the Knowledge of the Company, each other party to a Company Material Contract has performed all material obligations required to be performed by it under such Company Material Contract and (v) no party to any Company Material Contract has given the Company or any of its Subsidiaries written notice of its intention to cancel, terminate, change the scope of rights under or fail to renew any Company Material Contract and neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other party to any Company Material Contract, has repudiated in writing any material provision thereof. Neither the Company nor any of its Subsidiaries has Knowledge of, or has received written notice of, any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under or permit termination, modification or acceleration under) any Company Material Contract or any other Contract to which it is a party or by which it or any of its material properties or assets is bound, except for violations or defaults that are not, individually or in the aggregate, reasonably likely to result in a Company Material Adverse Effect.

Section 3.11  Employee Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Letter, sets forth a true, complete and correct list of each material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject to ERISA), and any other material plan, policy, program practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of the Company or any ERISA Affiliate, which are now maintained, sponsored or contributed to by the Company or any ERISA Affiliate, or under which the Company or any ERISA Affiliate has any material obligation or liability, whether actual or contingent, including all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock, restricted stock unit, stock-based compensation, change-in-control, retention, employment, consulting, personnel or severance policies, programs, practices, Contracts or arrangements (each, a “Company Benefit Plan”), excluding Foreign Benefit Plans. For purposes of this Agreement, the term “Foreign Benefit Plans” shall mean those Company Benefit Plans maintained, sponsored or contributed to primarily for the benefit of current or former employees of the Company or any ERISA Affiliate who are or were regularly employed outside the United States (but which shall exclude any such Company Benefit Plans to the extent required by applicable foreign law to be so maintained, sponsored or contributed to). Not more than twenty (20) Business Days after the date hereof, the Company shall deliver a true, complete and correct list of each material Foreign Benefit Plan to Parent. For purposes of this Section 3.11, “ERISA Affiliate” shall mean any entity (whether or not incorporated) that, together with any other entity, is considered under common control and treated as one employer under Sections 414(b) or (c) of the Code. The Company has no express or implied commitment to terminate or modify or change any Company Benefit Plan in the United States, other than with respect to a termination, modification or change required by ERISA or the Code or which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) With respect to each Company Benefit Plan (other than any Foreign Benefit Plan), the Company has made available to Parent (or, with respect to items (iv), (v), (vi) and (vii), will provide to Parent not more than twenty (20) Business Days after the date hereof) true, complete and correct copies of the following (as applicable): (i) the written document evidencing such Company Benefit Plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof; (ii) the summary plan description; (iii) the most recent annual report, financial statement and/or actuarial report; (iv) the most recent determination letter from the Internal Revenue Service (the “IRS” ); (v) the most recent Form 5500 required to have been filed with the IRS, including all schedules thereto; (vi) any related trust agreements, insurance contracts or other funding arrangements; (vii) any notices to or from the IRS or any office or representative of the Department of Labor or Pension Benefit Guaranty Corporation (“PBGC”) relating to any unresolved compliance issues in respect of any such Company Benefit Plan; and (viii) all material amendments, modifications or supplements to any Company Benefit Plan. With respect to each Foreign Benefit Plan, the Company will provide to Parent not more than twenty (20) Business Days after the date hereof the items identified in each of clauses (i), (vi) and (viii) above.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan has been administered in accordance with its terms, applicable Law (including Section 409A of the Code) and any applicable collective bargaining agreement including timely filing of all Tax, annual reporting and other governmental filings required by ERISA and the Code and timely contribution (or, if not yet due, proper financial reporting) of any amounts required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement. With respect to each of the Company Benefit Plans, no event has occurred and there exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries would be subject to any liability that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. Each Company Benefit Plan that is intended to be “qualified” under Section 401 of the Code has received a favorable determination letter from the IRS to such effect and, to the Knowledge of the Company, no fact, circumstance or event has occurred or exists since the date of such determination letter that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the Company or any of its Subsidiaries has received notice of and, to the Knowledge of the Company, there are no audits or investigations by any Governmental Entity with respect to, or other actions, claims, suits or other proceedings against or involving any Company Benefit Plan or asserting rights or claims to benefits under any Company Benefit Plan (other than routine claims for benefits payable in the normal course). Other than as set forth on Section 3.11(c) of the Company Disclosure Letter, each Company Benefit Plan subject to ERISA that provides retiree healthcare or life insurance benefits in the United States provides by its terms that it may be amended or terminated without material liability to the Company or any of its Subsidiaries at any time after the Effective Time (other than as required by applicable Law).

(d) No Company Benefit Plan is a “multiemployer plan” (as defined in Sections 3(37) and 4001(a)(3) of ERISA) or a “multiple employer plan” within the meaning of Sections 4063/4064 of ERISA or Section 413(c) of the Code and neither the Company nor any ERISA Affiliate has sponsored or contributed to or been required to contribute to a “multiemployer plan” or “multiple employer plan.”

(e) Except as set forth on Section 3.11(e) of the Company Disclosure Letter, neither the Company nor any ERISA Affiliate maintains or contributes to, or during the six-year period prior to the date hereof has maintained or contributed to, any “employee benefit plan” within the meaning of Section 3(3) of ERISA that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, with respect to each plan set forth on Schedule 3.11(e) of the Company Disclosure Letter that is subject to Section 412 of the Code or Section 302 of Title IV of ERISA: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) there has been no “reportable event” within the meaning of Section 4043 of ERISA and the regulations thereunder which required a notice to the PBGC which has not been fully and accurately reported in a timely fashion, as required, or which, whether or not reported, would constitute grounds for the PBGC to institute involuntary termination proceedings with respect to any Company Benefit Plan that is subject to Title IV of ERISA; (iii) all premiums to the PBGC have been timely paid in full; (iv) there has not been a partial termination; and (v) none of the following events has occurred: (A) the filing of a notice of intent to terminate, (B) the treatment of an amendment to such a Company Benefit Plan as a termination under Section 4041 of ERISA or (C) the commencement of proceedings by the PBGC to terminate such a Company Benefit Plan and, to the Knowledge of the Company, no condition exists that presents a substantial risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan.

(f) Except as set forth on Section 3.11(f) of the Company Disclosure Letter, the execution of this Agreement or the consummation of the Merger will not constitute an event that, either alone or in conjunction with any other event, will or may result in (i) any payment, acceleration, termination, forgiveness of indebtedness, vesting, distribution, increase in compensation or benefits or obligation to fund benefits with respect to any current or former employee or other personnel of the Company or any of its Subsidiaries, (ii) any amount failing to be deductible by reason of Section 280G of the Code or (iii) the provision of any reimbursement of excise Taxes under Section 4999 of the Code or any income Taxes under the Code.

(g) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Foreign Benefit Plan has been established, maintained and administered in compliance with its terms and all applicable Laws and Orders of any controlling Governmental Entity; (ii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (iii) each Foreign Benefit Plan required to be funded and/or book reserved is funded and/or book reserved, as appropriate, in accordance with applicable Law.

Section 3.12  Labor Matters.  Each of the Company and its Subsidiaries is in compliance with all applicable Laws of the United States, or of any state or local government or any subdivision thereof or of any foreign government respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health, including the Immigration Reform and Control Act, the Worker Adjustment Retraining and Notification Act, any Laws respecting employment discrimination, sexual harassment, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers’ compensation, employee benefits, severance payments, COBRA, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters, except where any such failure to be in compliance has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as specifically identified on Section 3.12 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any labor or collective bargaining agreement (other than any industry-wide or statutorily mandated agreement or non-material agreement in a non-U.S. jurisdiction). There is no unfair labor practice charge pending or, to the Knowledge of the Company, threatened which if determined adversely to the Company or its Subsidiaries would reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) to the Knowledge of the Company, there are no organizational campaigns, petitions or other activities or proceedings of any labor union, workers’ council or labor organization seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of the Company or any of its Subsidiaries or compel the Company or any of its Subsidiaries to bargain with any such labor union, works council or labor organization, (ii) there are no strikes, slowdowns, walkouts, work stoppages or other labor-related controversies pending or, to the Knowledge of the Company, threatened and (iii) neither the Company nor any of its Subsidiaries has experienced any such strike, slowdown, walkout, work stoppage or other labor-related controversy within the past three (3) years.

Section 3.13  Tax.

(a) Except to the extent reserved for in the most recent Company Financial Statements, the Company and each of its Subsidiaries have timely filed, or have caused to be timely filed, all material Tax Returns required to be filed, all such Tax Returns are true, complete and accurate in all material respects, and all material amounts of Taxes shown to be due on such Tax Returns, or otherwise owed, have been or will be timely paid.

(b) Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) no Tax authority has asserted, or threatened in writing to assert, a Tax liability (exclusive of interest) in excess of $25 million in connection with an audit or other administrative or court proceeding involving Taxes of the Company or any of its Subsidiaries, (ii) neither the Company nor any of its Subsidiaries has distributed stock of another corporation or has had its stock distributed in a transaction that was purported or intended to be governed, in whole or in part, by Section 355 or Section 361 of the Code within the preceding five (5) years, (iii) neither the Company nor any of its Subsidiaries has participated, or is currently participating, in a “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b), and (iv) neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of Taxes (other than an agreement or arrangement solely among the members of a group the common parent of which is the Company or any of its Subsidiaries), or has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law, as a transferee or successor, by contract or otherwise.

Section 3.14  Intellectual Property.

(a) Except as, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) to the Company’s Knowledge, the Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) to the Company’s Knowledge, the use of any Intellectual Property by the Company and its Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which the Company or any Subsidiary acquired the right to use any Intellectual Property; (iii) to the Company’s Knowledge, no Person is challenging, infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or its Subsidiaries; and (iv) to the Company’s Knowledge, neither the Company nor any of its Subsidiaries has received any written notice or otherwise has Knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by the Company and its Subsidiaries and to its Knowledge no Intellectual Property owned and/or licensed by the Company or its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, “Intellectual Property” shall mean trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any domestic or foreign jurisdiction of, and applications in any such jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any domestic or foreign jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any such jurisdiction; nonpublic information, trade secrets and confidential information and rights in any domestic or foreign jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any such jurisdiction; and registrations or applications for registration of copyrights in any domestic or foreign jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

(b) The Company and its Subsidiaries have taken reasonable steps to protect the confidentiality and value of all trade secrets and any other confidential information that are owned, used or held by the Company and its Subsidiaries in confidence, including entering into licenses and Contracts that require employees, licensees, contractors, and other Persons with access to trade secrets or other confidential information to safeguard and maintain the secrecy and confidentiality of such trade secrets. To the Company’s Knowledge, such trade secrets have not been used, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure, license or any other appropriate Contract which has not been breached.

Section 3.15  Environmental Matters.

(a) The Company and its Subsidiaries are in compliance with all applicable Environmental Laws, and to the Company’s Knowledge any past non-compliance by the Company and its Subsidiaries with applicable Environmental Laws has been resolved, except for any failure to comply or to resolve past non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each of the Company and its Subsidiaries has obtained, maintained and complied with all Environmental Permits necessary for the conduct and operation of its business as currently operated, and the Company or any applicable Subsidiary of the Company has not received any notice that any such Environmental Permit is not in full force and effect; and (ii) no such Environmental Permit is or will be subject to review, revision, major modification or prior consent by any Governmental Authority as a result of the consummation of the transactions contemplated by this Agreement.

(c) None of the Company or any of its Subsidiaries has received any notice of any violation of or liability under Environmental Laws, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) There are no pending or, to the Company’s Knowledge, threatened civil, criminal or administrative claims, actions, proceedings, hearings, notices of violation, investigations, arbitrations or demand letters pursuant to Environmental Laws or with respect to Hazardous Materials against the Company or any of its Subsidiaries or, to the Company’s Knowledge, related to the Owned Real Property, the Leased Real Property or any other facility previously owned or operated by the Company or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) To the Company’s Knowledge, there has been no presence of storage tanks at or presence or release of any Hazardous Materials on, at, or from the Owned Real Property or the Leased Real Property or any other facility operated by the Company or any of its Subsidiaries, except (i) in compliance with applicable Environmental Laws and (ii) in a manner or in quantities or locations that would not require any investigation, cleanup or remediation of soil or groundwater under applicable Environmental Laws, other than any presence or release which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and neither the Company nor any of its Subsidiaries has received notice with respect to such presence or release.

(f) Neither (i) the Company nor any Subsidiary, (ii) any predecessors of the Company or any Subsidiary nor (iii) any entity previously owned by the Company or any Subsidiary, has transported or arranged for the treatment, storage, handling, disposal or transportation of any Hazardous Material at or to any off-site location which, to the Company’s Knowledge, has resulted in, or would be reasonably expected to result in, a liability to the Company that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g) There are no Liens or institutional or engineering controls applicable to any Owned Real Property or, to the Company’s Knowledge, Leased Real Property arising out of or pursuant to Environmental Laws that have had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h) To the Company’s Knowledge, there are no other facts, activities, circumstances or conditions that have resulted in or would be reasonably expected to result in, the Company incurring a liability or obligation, pursuant to any applicable Environmental Laws that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.16  Insurance.  Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each insurance policy under which the Company or any of its Subsidiaries is an insured or otherwise the principal beneficiary of coverage (collectively, the “Insurance Policies”) is in full force and effect, all premiums due thereon have been paid in full and the Company and its Subsidiaries are in compliance with the terms and conditions of such Insurance Policy, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) neither the Company nor any of its Subsidiaries is in breach or default under any Insurance Policy, and (iii) no event has occurred which, with notice or lapse of time, would constitute such breach or default, or permit termination or modification, under the policy.

Section 3.17  Regulatory Compliance.

(a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Significant Subsidiaries holds all licenses, permits, franchises, variances, registrations, exemptions, Orders and other governmental authorizations, consents, approvals and clearances, and has submitted notices to, all Governmental Entities, including all authorizations under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”), the Public Health Service Act of 1944, as amended (the “PHSA”), and the regulations of the United States Food and Drug Administration (the “FDA”) promulgated thereunder, and any other Governmental Entity that is concerned with the quality, identity, strength, purity, safety, efficacy or manufacturing of the Company Products (any such Governmental Entity, a “Company Regulatory Agency”) necessary for the lawful operating of the businesses of the Company or any of its Subsidiaries (the “Company Permits”), and all such Company Permits are valid, and in full force and effect. Since January 1, 2006, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Company Permit except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries are in compliance in all material respects with the terms of all Company Permits, and no event has occurred that, to the Knowledge of the Company, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any Company Permit, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2006, all applications, submissions, information and data utilized by the Company or the Company’s Subsidiaries as the basis for, or submitted by or, to the Knowledge of the Company, on behalf of the Company or the Company’s Subsidiaries in connection with, any and all requests for a Company Permit relating to the Company or any of its Subsidiaries, and its respective business and Company Products, when submitted to the FDA or other Company Regulatory Agency, were true and correct in all material respects as of the date of submission, and any updates, changes, corrections or modification to such applications, submissions, information and data required under applicable Laws have been submitted to the FDA or other Company Regulatory Agency.

(c) Since January 1, 2006, neither the Company, nor any of its Subsidiaries, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any other Company Regulatory Agency to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, or similar policies, set forth in any applicable Laws, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) For the avoidance of doubt, the provisions of this Section 3.17 do not apply to Environmental Laws or Environmental Permits.

Section 3.18  Interested Party Transactions.  Since January 1, 2006, there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries on the one hand, and the Affiliates of the Company on the other hand (other than the Company’s Subsidiaries), that would be required to be disclosed under Item 404 under Regulation S-K under the Exchange Act and that has not been so disclosed.

Section 3.19  Brokers and Finders.  Neither the Company nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated by this Agreement, except that the Company has employed Morgan Stanley & Co. Incorporated and Evercore Group L.L.C. as its financial advisors (the “Company Financial Advisors”), and the Company has heretofore made available to Parent a true and complete copy of all agreements between the Company and the Company Financial Advisors pursuant to which such firm would be entitled to any payment relating to the Merger and the other transactions contemplated by this Agreement.

Section 3.20  No Additional Representations.

(a) Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub, or any of their Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by the Company in this Article III, any oral or written information presented to Parent, Merger Sub or any of their Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) The Company acknowledges and agrees that it (i) has had the opportunity to meet with the management of Parent and to discuss the business, assets and liabilities of Parent and its Subsidiaries, (ii) has been afforded the opportunity to ask questions of and receive answers from officers of Parent and (iii) has conducted its own independent investigation of Parent and its Subsidiaries, their respective businesses, assets, liabilities and the transactions contemplated by this Agreement.

(c) Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that none of Parent, Merger Sub or any other Person has made or is making any representations or warranties relating to Parent or Merger Sub whatsoever, express or implied, beyond those expressly given by Parent and Merger Sub in Article IV hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available the Company, or any of its Representatives. Without limiting the generality of the foregoing, the Company acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company or any of its Representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except (i) as disclosed in the Parent SEC Documents filed since January 1, 2008 but prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature, in each case, other than any specific factual information contained therein) or (ii) as set forth in the Parent Disclosure Letter delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Letter”), which identifies items of disclosure by reference to a particular section or subsection of this Agreement (provided, however, that any information set forth in one section of such Parent Disclosure Letter also shall be deemed to apply to each other section and subsection of this Agreement to which its relevance is reasonably apparent), each of Parent and Merger Sub hereby represents and warrants to the Company as follows:

Section 4.1  Organization, Good Standing and Qualification.  Each of Parent and Merger Sub and Parent’s Significant Subsidiaries is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except with respect to Parent’s Subsidiaries, where the failure to be so organized, qualified or in good standing or to have such power or authority when taken together with all other such failures, has not, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and its Significant Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing or to have such power or authority when taken together with all other such failures, has not, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.2  Capital Structure.

(a) As of January 23, 2009, the authorized capital stock of Parent consisted of (i) 12,000,000,000 shares of Parent Common Stock of which 7,357,577,519 shares were outstanding and 1,504,695,838 shares were held in the treasury of Parent and (ii) 27,000,000 shares of Preferred Stock, no par value, of which 1,805 shares were outstanding and no shares were held in the treasury of Parent. There are no other classes of capital stock of Parent authorized or outstanding. All issued and outstanding shares of the capital stock of Parent are, and when shares of Parent Common Stock and Parent Convertible Preferred Stock are issued in connection with the Merger or pursuant to Section 1.8 and Section 1.9, such shares will be, duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights.

(b) Since January 23, 2009 to the date of this Agreement, there have been no issuances of shares of the capital stock or equity securities of Parent or any other securities of Parent other than issuances of shares of Parent Common Stock pursuant to employee benefit, director or equity compensation plans, programs or arrangements sponsored or maintained by Parent or any of its Subsidiaries (the “Parent Benefit Plans”). There were outstanding as of December 31, 2008 no options, warrants, calls, commitments, agreements, arrangements, undertakings or any other rights to acquire capital stock from Parent other than options, restricted stock and other rights to acquire capital stock from Parent representing in the aggregate the right to purchase approximately 476,000,000 shares of Parent Common Stock under the Parent Benefit Plans. No options, warrants, calls, commitments, agreements, arrangements, undertakings or other rights to acquire capital stock from Parent have been issued or granted since December 31, 2008 to the date of this Agreement other than pursuant to the Parent Benefit Plans or the ordinary course of business in connection with employment offer letters.

(c) No bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of capital stock of Parent may vote are issued or outstanding.

(d) Except as otherwise set forth in this Section 4.2, as of the date of this Agreement, (i) there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any of its Subsidiaries except for purchases, redemptions or other acquisitions of capital stock or other securities (1) required by the terms of the Parent Benefit Plans, (2) in order to pay Taxes or satisfy withholding obligations in respect of such Taxes in connection with the exercise of Parent stock options, the lapse of restrictions or settlement of awards granted pursuant to the Parent Benefit Plans, or (3) required by the terms of any plans, arrangements or agreements existing on the date hereof between the Parent or any of its Subsidiaries and any director or employee of the Parent or any of its Subsidiaries and (ii) there are no outstanding stock-appreciation rights, security-based performance units, “phantom” stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the stock price performance of Parent or any of its Subsidiaries (other than ordinary course payments or commissions to sales representatives of Parent based upon revenues generated by them without augmentation as a result of the transactions contemplated hereby and with respect to awards granted under the Parent Benefit Plans).

(e) Except as set forth in Section 4.2(e) of the Parent Disclosure Letter and with respect to awards granted under the Parent Benefit Plans, as of the date of this Agreement, there are no outstanding obligations of Parent or any of its Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the sales, issuance, repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of or (v) granting any preemptive or antidilutive rights with respect to, any shares of Parent Common Stock or other Equity Interests in Parent or any of its Subsidiaries.

(f) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent, and there are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub.

Section 4.3  Corporate Authority.  Each of Parent and Merger Sub has all requisite corporate power and authority and, except for the adoption of this Agreement by Parent as the sole stockholder of Merger Sub (which adoption Parent shall effect on the date hereof immediately following the execution hereof), has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by Parent and Merger Sub, except for the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.4  Governmental Filings; No Violations; Etc.

(a) Except for the reports, registrations, consents, approvals, permits, authorizations, notices and/or filings (i) pursuant to Section 1.3 of this Agreement, (ii) under the HSR Act, the Securities Act, the Exchange Act, the EC Merger Regulation and the China Anti-Monopoly Law, (iii) required to be made with the NYSE, (iv) for or pursuant to other applicable foreign securities Law approvals, state securities, takeover and “blue sky” laws, (v) required to be made with or to those foreign Governmental Entities regulating competition and antitrust Laws, (vi) required to be made under any Environmental Law and (vii) pursuant to the rules and regulations of the FDA and similar foreign Governmental Entities, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any registrations, consents, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity, in connection with the execution and delivery of this Agreement by Parent or Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement, except those that the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) None of the execution, delivery or performance of this Agreement by Parent or Merger Sub, the consummation by the Company and Merger Sub of the Merger or any other transaction contemplated by this Agreement, or Parent’s or Merger Sub’s compliance with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (i) conflict with or violate any provision of Parent’s or Merger Sub’s certificate of incorporation or bylaws or any equivalent organizational or governing documents of any of Parent’s or Merger Sub’s Subsidiaries; (ii) assuming that all consents, approvals, authorizations and permits described in this Section 4.4 have been obtained and all filings and notifications described in this Section 4.4 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law or Order applicable to Parent, Merger Sub, or their Subsidiaries, or any of their respective properties or assets; or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien, other than Permitted Liens, upon any of the respective properties or assets of Parent or any of its Significant Subsidiaries pursuant to, any Contract, permit or other instrument or obligation to which Parent, Merger Sub or any of their Subsidiaries is a party or by which they or any of their respective properties or assets may be bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, consents, approvals, authorizations, permits, breaches, defaults, losses, other occurrences or Liens which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.5  Parent Reports; Financial Statements.

(a) Since January 1, 2006, each of Parent and Merger Sub has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules, statements and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act (such documents and any other documents filed by Parent or any of its Subsidiaries with the SEC, including exhibits and other information incorporated therein, as they have been supplemented, modified or amended since the time of filing, collectively, the “Parent SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Parent SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. None of Parent’s Subsidiaries are required to make any filings with the SEC. All of the audited consolidated financial statements and unaudited consolidated interim financial statements of Parent and Parent’s Subsidiaries included in the Parent SEC Documents (together with the related notes and schedules thereto, collectively, the “Parent Financial Statements”) (A) have been prepared from, and are in accordance with, the books and records of Parent and Parent’s Subsidiaries in all material respects, (B) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments) and (C) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of Parent and its Subsidiaries as of the dates and for the periods referred to therein.

(b) Parent is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither Parent nor any of its Affiliates has made, arranged, modified (in any material way), or forgiven personal loans to any executive officer or director of Parent.

(c) Parent’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act), as required by Rules 13a-15(a) and 15d-15(a) of the Exchange Act, are designed to ensure that all information required to be disclosed by Parent in the reports it files or submits under the Exchange Act is made Known to the chief executive officer and the chief financial officer of Parent by others within Parent to allow timely decisions regarding required disclosure as required under the Exchange Act and is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms. Parent has evaluated the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on its most recently completed evaluation of its system of internal control over financial reporting prior to the date of this Agreement, (i) to the Knowledge of Parent, Parent had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) Parent does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(d) No attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any Subsidiary of Parent, has reported to Parent’s chief legal counsel or chief executive officer evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents pursuant to Section 307 of the Sarbanes-Oxley Act.

(e) Since January 1, 2006, to the Knowledge of the Parent, no employee of the Parent or any of its Subsidiaries has provided or is providing information to any law enforcement agency or Governmental Entity regarding the commission or possible commission of any crime or the violation or possible violation of any applicable legal requirements of the type described in Section 806 of the Sarbanes-Oxley Act by the Parent or any of its Subsidiaries.

(f) To the Knowledge of the Parent, none of the Parent SEC Documents is the subject of ongoing SEC review (other than confidential treatment requests). Parent has made available to the Company true and complete copies of all written comment letters from the staff of the SEC received since January 1, 2006 through the date of this Agreement relating to the Parent SEC Documents and all written responses of Parent thereto through the date of this Agreement other than with respect to requests for confidential treatment. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Parent SEC Documents other than confidential treatment requests. To the Knowledge of Parent, as of the date of this Agreement, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practices of Parent.

Section 4.6  Litigation.

(a) There are no Actions pending or, to the Knowledge of Parent or Merger Sub, threatened against Parent or Merger Sub or any of their respective Subsidiaries or any of their respective assets or properties that if determined adversely to Parent would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Neither Parent nor any of its Subsidiaries or, to the Knowledge of Parent, any of their respective assets or properties, is subject to any outstanding Order, writ, injunction, decree or arbitration ruling, award or other finding that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.7  Brokers and Finders.  Neither Parent nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated by this Agreement, except that Parent has employed Banc of America Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., J.P. Morgan Securities Inc., Barclay’s Capital Inc. and Citigroup Global Markets Inc. as its financial advisors (the “Parent Financial Advisors”), and Parent and Merger Sub have heretofore made available to the Company a true and complete copy of all agreements between Parent, Merger Sub and the Parent Financial Advisors pursuant to which such firms would be entitled to any payment relating to the Merger and the other transactions contemplated by this Agreement.

Section 4.8  No Business Activities.  Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

Section 4.9  Board Approval.  The Board of Directors of Parent, by resolutions duly adopted by unanimous vote, at a meeting duly called and held and not subsequently rescinded or modified, has duly (i) determined that this Agreement and the Merger are advisable and are fair to and in the best interests of Parent and its stockholders, (ii) approved this Agreement and the Merger and (iii) resolved that until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, it is advisable and in the best interests of Parent to reduce its quarterly cash dividend to an amount not to exceed $0.16 per share of Parent Common Stock and that Parent shall not declare, set aside, make or pay any quarterly cash dividend or distribution in excess of such amount or rescind, modify or amend such resolution.

Section 4.10  Vote Required.  There are no votes of the holders of any class or series of Parent capital stock necessary to consummate any of the transactions contemplated hereby.

Section 4.11  Financing.  Parent has delivered to the Company true and complete fully executed copies of the commitment letter, dated as of January 25, 2009 between Parent and J.P. Morgan Securities Inc., JPMorgan Chase Bank, N.A., Banc of America Securities LLC, Bank of America, N.A., Barclays Bank PLC, Citigroup Global Markets Inc. and Goldman Sachs Credit Partners L.P., including all exhibits, schedules, annexes and amendments to such letter in effect as of the date of this Agreement (the “Commitment Letter”), pursuant to which and subject to the terms and conditions thereof each of the parties thereto (other than Parent) have severally agreed to lend the amounts set forth therein (the provision of such funds as set forth therein, the “Financing”) for the purposes set forth in such Commitment Letter. The Commitment Letter has not been amended, restated or otherwise modified or waived prior to the date of this Agreement, and the respective commitments contained in the Commitment Letter have not been withdrawn, modified or rescinded in any respect prior to the date of this Agreement. As of the date of this Agreement, the Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of each of Parent and, to the Knowledge of Parent, the other parties thereto. There are no conditions precedent or contingencies (including pursuant to any “flex” provisions) related to the funding of the full amount of the Financing, other than as expressly set forth in the Commitment Letter. Subject to the terms and conditions of the Commitment Letter, assuming the accuracy of the Company’s representations and warranties contained in Section 3.2(a) and (b) and assuming compliance by the Company in all material respects with its covenants contained in Section 5.1, the net proceeds contemplated from the Financing, together with other financial resources of Parent and Merger Sub including cash on hand and marketable securities of Parent, Merger Sub, the Company and the Company’s Subsidiaries on the Closing Date, will, in the aggregate, be sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including the payment of any amounts required to be paid pursuant to Article I or Article II, and the payment of any debt required to be repaid in connection with the Merger and of all fees and expenses reasonably expected to be incurred in connection herewith. As of the date of this Agreement, (i) (assuming the accuracy of the Company’s representations and warranties contained in Section 3.6 hereof) no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default), in each case, on the part of Parent or Merger Sub under the Commitment Letter or, to the Knowledge of Parent and Merger Sub, any other party to the Commitment Letter, and (ii) subject to the satisfaction of the conditions contained in Sections 7.1 and 7.2 hereof, Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing or any other funds necessary for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement and the payment of any debt required to be repaid in connection with the Merger and of all fees and expenses reasonably expected to be incurred in connection herewith will not be available to Parent on the Closing Date. Parent has fully paid all commitment fees or other fees required to be paid prior to the date of this Agreement pursuant to the Commitment Letter.

Section 4.12  Absence of Certain Changes.  (a) Since September 30, 2008, the business of Parent and its Subsidiaries has been conducted in the ordinary course in all material respects and (b) since December 31, 2007, there has not been any event, occurrence, development or state of circumstances or facts or condition that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.13  Compliance with Laws.  Parent and each of its Subsidiaries are in compliance with all Laws or Orders, except where any such failure to be in compliance has not had, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or, to the Knowledge of Parent, threatened, nor has any Governmental Entity indicated an intention to conduct the same which, in each case, would reasonably be expected to have a material and adverse impact on Parent. To the Knowledge of Parent, Parent is in material compliance with the Foreign Corrupt Practices Act of 1977, as amended, and any rules and regulations thereunder.

Section 4.14  Certain Agreements.  Prior to the Board of Directors of the Company approving this Agreement, the Merger and the other transactions contemplated hereby for purposes of the applicable provisions of the DGCL, neither Parent nor Merger Sub, alone or together with any other person, was at any time, or became, an “interested stockholder” (as such term is defined in Section 203 of the DGCL) thereunder or has taken any action that would cause any anti-takeover statute under the DGCL or other applicable state Law to be applicable to this Agreement, the Merger, or any of the transactions contemplated hereby. Except as set forth in Section 4.14 of the Parent Disclosure Letter, none of Parent or any of its Subsidiaries has any direct or indirect beneficial ownership, or sole or shared voting power, with respect to any shares of Company Common Stock or Company Convertible Preferred Stock.

Section 4.15  Tax.

(a) Except to the extent reserved for in the most recent Parent Financial Statements, Parent and each of its Subsidiaries have timely filed, or have caused to be timely filed, all material Tax Returns required to be filed, all such Tax Returns are true, complete and accurate in all material respects, and all material amounts of Taxes shown to be due on such Tax Returns, or otherwise owed, have been or will be timely paid.

(b) Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) no Tax authority has asserted, or threatened in writing to assert, a Tax liability (exclusive of interest) in excess of $25 million in connection with an audit or other administrative or court proceeding involving Taxes of Parent or any of its Subsidiaries, (ii) neither Parent nor any of its Subsidiaries has distributed stock of another corporation or has had its stock distributed in a transaction that was purported or intended to be governed, in whole or in part, by Section 355 or Section 361 of the Code within the preceding five (5) years, (iii) neither Parent nor any of its Subsidiaries has participated, or is currently participating, in a “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b), and (iv) neither Parent nor any of its Subsidiaries is a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of Taxes (other than an agreement or arrangement solely among the members of a group the common parent of which is Parent or any of its Subsidiaries), or has any liability for Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law, as a transferee or successor, by contract or otherwise.

Section 4.16  Intellectual Property.

(a) Except as, in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, (i) to Parent’s Knowledge, Parent and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) to Parent’s Knowledge, the use of any Intellectual Property by Parent and its Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which Parent or any Subsidiary acquired the right to use any Intellectual Property; (iii) to Parent’s Knowledge, no Person is challenging, infringing on or otherwise violating any right of Parent or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Parent or its Subsidiaries; and (iv) to Parent’s Knowledge, neither Parent nor any of its Subsidiaries has received any written notice or otherwise has Knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by Parent and its Subsidiaries and to its Knowledge no Intellectual Property owned and/or licensed by Parent or its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property. Parent and its Subsidiaries have taken reasonable steps to protect the confidentiality and value of all trade secrets and any other confidential information that are owned, used or held by Parent and its Subsidiaries in confidence, including entering into licenses and Contracts that require employees, licensees, contractors, and other Persons with access to trade secrets or other confidential information to safeguard and maintain the secrecy and confidentiality of such trade secrets. To Parent’s Knowledge, such trade secrets have not been used, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure, license or any other appropriate Contract which has not been breached.

Section 4.17  Regulatory Compliance.

(a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent and its Significant Subsidiaries holds all licenses, permits, franchises, variances, registrations, exemptions, Orders and other governmental authorizations, consents, approvals and clearances, and has submitted notices to, all Governmental Entities, including all authorizations under the FDCA, the PHSA, and the regulations of the FDA promulgated thereunder, and any other Governmental Entity that is concerned with the quality, identity, strength, purity, safety, efficacy or manufacturing of Parent’s products (any such Governmental Entity, a “Parent Regulatory Agency”) necessary for the lawful operating of the businesses of Parent or any of its Subsidiaries (the “Parent Permits”), and all such Parent Permits are valid, and in full force and effect. Since January 1, 2006, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Parent Permit except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and each of its Subsidiaries are in compliance in all material respects with the terms of all Parent Permits, and no event has occurred that, to the Knowledge of Parent, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any Parent Permit, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, since January 1, 2006, all applications, submissions, information and data utilized by Parent or Parent’s Subsidiaries as the basis for, or submitted by or, to the Knowledge of Parent, on behalf of Parent or Parent’s Subsidiaries in connection with, any and all requests for a Parent Permit relating to Parent or any of its Subsidiaries, and its respective business and Parent Products, when submitted to the FDA or other Parent Regulatory Agency, were true and correct in all material respects as of the date of submission, and any updates, changes, corrections or modification to such applications, submissions, information and data required under applicable Laws have been submitted to the FDA or other Parent Regulatory Agency.

(c) Since January 1, 2006, neither Parent, nor any of its Subsidiaries, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any other Parent Regulatory Agency to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, or similar policies, set forth in any applicable Laws, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) For the avoidance of doubt, the provisions of this Section 4.17 do not apply to Environmental Laws or Environmental Permits.

Section 4.18  No Additional Representations.

(a) Except for the representations and warranties made by Parent and Merger Sub in this Article IV, none of Parent, Merger Sub or any other Person makes any express or implied representation or warranty with respect to Parent, Merger Sub or their respective Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, none of Parent, Merger Sub or any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent, Merger Sub any of their respective Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Parent and Merger Sub in this Article IV, any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of Parent and Merger Sub, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Parent and Merger Sub each acknowledge and agree that it (i) has had the opportunity to meet with the management of the Company and to discuss the business, assets and liabilities of the Company and its Subsidiaries, (ii) has been afforded the opportunity to ask questions of and receive answers from officers of the Company, and (iii) has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses, assets, liabilities and the transactions contemplated by this Agreement.

(c) Notwithstanding anything contained in this Agreement to the contrary, each of Parent and Merger Sub acknowledges and agrees that neither the Company nor any Person has made or is making any representations or warranties relating to the Company or its Subsidiaries whatsoever, express or implied, beyond those expressly given by the Company in Article III hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent, Merger Sub or any of their respective Representatives. Without limiting the generality of the foregoing, each of Parent and Merger Sub acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent, Merger Sub or any of their respective Representatives.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1  Ordinary Course.  The Company covenants and agrees as to itself and its Subsidiaries that, from the date of this Agreement until the earlier of the Effective Time and termination of this Agreement, except as specifically permitted by any other provision of this Agreement (or as set forth in Section 5.1 of the Company Disclosure Letter) or required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any of its Subsidiaries or except with Parent’s prior written approval (not to be unreasonably withheld, conditioned or delayed), the business of it and its Subsidiaries shall be conducted in the ordinary and usual course consistent with the Company’s past practice and, to the extent consistent therewith, the Company and its Subsidiaries shall use their reasonable best efforts to (i) preserve their assets, (ii) keep available the services of current officers, key employees and consultants of the Company and each of its Subsidiaries, (iii) preserve the Company’s business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, clinical trial investigators or managers of its clinical trials and (iv) comply in all material respects with all applicable Laws. Without limiting the generality of the foregoing, and as an extension thereof, except as specifically permitted by any other provision of this Agreement (or as set forth in Section 5.1 of the Company Disclosure Letter) or required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company, or the terms of any Contract binding upon the Company or any of its Subsidiaries, the compliance with which shall not cause the Company to be in material non-compliance with this Section 5.1, the Company shall not, and shall not permit any of its Subsidiaries to, from the date of this Agreement until the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed):

(a) amend or propose to amend the certificate of incorporation or bylaws or other comparable governing instruments of the Company or any of its Significant Subsidiaries;

(b) issue, sell, pledge, dispose of, grant, transfer or encumber or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, or based on the value of, any shares of its capital stock of any class or any Equity Interest, voting debt of the Company or any of its Subsidiaries, other than the issuance of shares upon the exercise of Company Convertible Preferred Stock, outstanding as of the date hereof, in accordance with its terms, or the exercise of Options or the settlement of DSUs or RSUs or MIP, outstanding as of the date hereof, in each case in accordance with the terms of the applicable Company Stock Plan and related award agreements;

(c) other than pursuant to cash management or investment portfolio activities in the ordinary course of business, acquire (including by merger, consolidation, or acquisition of stock or assets or Intellectual Property or any other business combination) any ownership interest in any corporation, partnership, other business organization or any division thereof or any assets or interest in any assets from any other Person for consideration valued in excess of $50 million individually or $200 million in the aggregate (with the valuation of any contingent consideration being determined in accordance with the valuation methodology used by the Company in connection with determining the need to make a notification under the HSR Act (without regard to whether payments are being made with respect to assets within or outside the United States));

(d) enter into any strategic licensing, joint venture, collaboration, alliance, co-promotion or similar agreement for consideration valued in excess of $50 million individually or $200 million in the aggregate for all such contracts (with the valuation of any contingent consideration being determined in accordance with the valuation methodology used by the Company in connection with determining the need to make a notification under the HSR Act (without regard to whether payments are being made with respect to assets within or outside the United States)), provided, that no such agreement would (i) constitute a Company Material Contract, (ii) limit or restrict the Company or its Subsidiaries or the Parent or any of its Affiliates (including the Surviving Corporation) or any successor thereto, in each case, after the Effective Time, from engaging or competing in, or require any of them to work exclusively with the party to such agreement in, any material line of business or in any material geographic area or, in the case of the pharmaceutical or animal health business, in the research, development, manufacture and commercialization of any antibody or therapeutic agent directed at a specific antigen or other target or product or in any therapeutic area, class of drugs or mechanism of action or modality, other than any limitation or restriction which the Company shall have the right to terminate upon a change of control at no cost and with no such continuing material restrictions or obligations to the Company or Parent or any of their respective Subsidiaries; or (iii) be reasonably expected to interfere with the parties’ ability to consummate the Merger;

(e) (i) purchase financial instruments that at the time of purchase qualify as Level III assets (as defined in FASB 157); (ii) change in a material manner the average duration of the Company’s investment portfolio or the average credit quality of such portfolio, except for changes that would reduce investment risk in such portfolio; (iii) materially change investment guidelines with respect to the Company’s investment portfolio except for changes that would reduce investment risk of the Company’s investment portfolio; (iv) hypothecate, repo, encumber or otherwise pledge assets in the Company’s investment portfolio; or (v) invest new surplus cash from operations in securities other than short-term liquid securities permitted by Parent’s investment guidelines (which shall be implemented by the Company with respect to such new surplus cash as soon as practicable after the date hereof);

(f) enter into interest rate swaps, foreign exchange or commodity agreements and other similar hedging arrangements other than for purposes of offsetting a bona fide exposure (including counterparty risk);

(g) merge or consolidate the Company or any of its Subsidiaries with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, other than any such transaction between or among direct or indirect wholly-owned Subsidiaries of the Company that would not result in material adverse tax consequences or material loss of tax benefits or loss of any material asset (including Intellectual Property);

(h) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets (including Intellectual Property) of the Company or any of its Subsidiaries, except (i) pursuant to existing Contracts or commitments, (ii) for the sale of goods and services in the ordinary course of business consistent with past practice, (iii) transactions involving property or assets of the Company or any of its Subsidiaries having a value no greater than $120 million in the aggregate for all such transfers (with the valuation of any contingent consideration being determined in accordance with the valuation methodology used by the Company in connection with determining the need to make a notification under the HSR Act (without regard to whether payments are being made with respect to assets within or outside the United States)), (iv) in connection with any waiver, release, assignment, settlement, compromise of litigation otherwise permitted under this Section 5.1, or (v) in connection with cash management or investment portfolio activities in the ordinary course of business;

(i) split, combine, reclassify, subdivide or amend the terms of its outstanding shares of capital stock or any other securities of the Company or enter into any agreement with respect to voting of any of its capital stock or any securities convertible into or exchangeable for such shares;

(j) declare, set aside, make or pay any dividend or other distribution, whether payable in cash, stock, property or otherwise, in respect of the capital stock of the Company or any of its Subsidiaries, except (i) the declaration and payment of regular quarterly cash dividends not in excess of $0.30 per share of Company Common Stock, (ii) the declaration and payment of regular quarterly cash dividends not in excess of $0.50 per share of Company Convertible Preferred Stock, in each case, with usual record and payment dates for such dividends in accordance with past dividend practice and (iii) between or among direct or indirect wholly-owned Subsidiaries of the Company;

(k) purchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire any shares of its capital stock, any securities convertible or exchangeable or exercisable for any shares of capital stock or any other securities, including the Convertible Debentures and Company Convertible Preferred Stock, except for purchases, redemptions or other acquisitions of capital stock or other securities (i) required by the terms of the Company Stock Plans or the Convertible Debenture Indenture, (ii) in order to pay Taxes or satisfy withholding obligations in respect of such taxes in connection with the exercise of Company Stock Options or vesting of RSUs or DSUs or the lapse of restrictions in respect of any other Equity Interests in the Company, in each case pursuant to the terms of the Company Stock Plans, (iii) required by the terms of any plans, arrangements or agreements existing on the date hereof and disclosed in Section 3.11(a) of the Company Disclosure Letter between the Company or any of its Subsidiaries and any director or employee of the Company or any of its Subsidiaries, or (iv) prepayment, repurchase or redemption of all or any portion of the Convertible Debentures for an amount less than or equal to par, plus any accrued and unpaid interest incurred up to the date on which such Convertible Debentures are prepaid, repurchased or redeemed;

(l) incur any indebtedness for borrowed money or issue any debt securities or warrants or other rights to acquire debt securities of the Company or any of its Subsidiaries or assume, guarantee or endorse, as an accommodation or otherwise, the obligations of any other Person for borrowed money, in each case other than for borrowing under the Company’s existing working capital facilities and existing letter of credit facilities in the ordinary course;

(m) make any loans, capital contributions to, or investments in, any Person in amounts in excess of $50 million in the aggregate, other than (i) cash management or investment portfolio activities in the ordinary course of business and consistently with the Company’s obligations under Section 5.1(e) or (ii) in connection with a transaction permitted under Section 5.1(c) or (d);

(n) make or agree to make any capital expenditures in excess of $1.2 billion in the aggregate for all such capital expenditures (it being understood that any excess over such amount attributable solely to foreign exchange fluctuation shall not be deemed to violate this clause), or commit to any new capital projects in excess of $50 million individually and $100 million in the aggregate for all such capital expenditures that are not contemplated by the Company’s 2009 operating plan;

(o) terminate, cancel, renew, or request or agree to any material amendment or material modification to, material change in, or material waiver under, any Company Material Contract, or enter into or materially amend any Contract that, if existing on the date hereof, would be a Company Material Contract (in each case, excluding the Company Material Contracts identified in Section 3.10(a)(ii) (except for any amendment that would expand the limitations or restrictions referenced therein));

(p) (i) increase the number of employees of the Company and its Subsidiaries (“Company Employees”), based on the number of Company Employees employed as of the date hereof, other than with respect to (A) employees hired pursuant to offers of employment outstanding on the date hereof or to replace currently authorized key positions that are or may become vacant or (B) as reasonably determined by the Company in good faith, employees (up to a maximum of 500 people) based on essential business need, or (ii) enter into an employment agreement or relationship with any Person who earns an annual rate of base salary of more than or equal to $215,000 (other than with respect to employees hired pursuant to offers of employment outstanding on the date hereof or with respect to newly hired employees filling positions that are reasonably and in good faith deemed by the Company to be essential, but in no event, in the aggregate, to exceed 50 people);

(q) enter into, modify, amend or terminate any Contract or waive, release or assign any rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would be reasonably likely to (i) impair the ability of the Company to perform its obligations under this Agreement in any material respect or (ii) prevent or materially delay or impair the consummation of the Merger and the other transactions contemplated by this Agreement;

(r) except as required pursuant to any Company Benefit Plans, Foreign Benefit Plans, Collective Bargaining Agreements, the terms of this Agreement or any applicable Law: (i) grant or provide, or adopt a plan or enter into any agreement or agreements intended to grant or provide, any retention, change in control, severance or termination payments or benefits to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries, (ii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries, except for increases in base salary, in the ordinary course of business consistent with past practice for promoted employees who are not officers and whose new position fills a vacancy (other than a vacancy created as a result of Project Impact), that do not exceed six percent (6%), on average, of the base salary increases of all those receiving such salary increases in the United States and Puerto Rico (and consistent with local promotional practices and applicable Law in jurisdictions outside the United States or Puerto Rico), (iii) establish, adopt, amend or terminate any Company Benefit Plan or amend the terms of any outstanding equity-based awards, (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, (v) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, or (vi) issue or forgive any loans to directors, officers, employees, contractors or any of their respective Affiliates except for any such issuance that would not violate the Sarbanes-Oxley Act and is consistent with past practice and policy;

(s) pre-pay any long-term indebtedness for borrowed money or change the terms or extend the maturity thereof (including providing cash cover under any letter of credit otherwise than as required to do so under such facility), other than (i) borrowings under its existing working capital facilities and (ii) prepayment, repurchase or redemption of all or any portion of the Convertible Debentures for an amount less than or equal to par, plus any accrued and unpaid interest incurred up to the date on which such Convertible Debentures are prepaid, repurchased or redeemed;

(t) make any material change in its method of accounting or its accounting practices, policies or principles, unless required by Law, a Governmental Entity or GAAP, and neither the Company nor any of its Subsidiaries shall (i) change its fiscal year, (ii) make, change or revoke any material United States Tax election, (iii) settle or compromise the United States federal income Tax examination for the 2002 through 2005 tax years, or (iv) settle or compromise any other Tax claim where the amount of cash to be paid to the relevant taxing authority upon such settlement or compromise of such claim exceeds $25 million;

(u) waive, release, assign, settle or compromise (i) any product liability claim asserted against the Company or its Subsidiaries with respect to hormone therapy products; (ii) any other product liability claims asserted against the Company or its Subsidiaries, other than any compromises or settlements involving the payment by the Company or its Subsidiaries of monetary damages not to exceed $5 million individually or $50 million in the aggregate; or (iii) any claim (other than a product liability claim or a Tax claim covered by Section 5.1(t)), the resolution of which (x) would be material to the Company and its Subsidiaries taken as a whole, (y) would involve the payment by the Company of an amount in excess of $25 million individually and $100 million in the aggregate (but excluding from such aggregate total any individual claim involving the payment by the Company of an amount less than $1 million) or (z) would involve the imposition of injunctive relief against the Company that would materially limit or restrict the business of Parent and its Subsidiaries (including the Surviving Corporation) following the Effective Time; or

(v) authorize or enter into an agreement to do any of the foregoing.

Section 5.2  Governmental Filings.

(a) The Company agrees that, between the date of this Agreement and the Effective Time, the information supplied by the Company in writing expressly for inclusion or incorporation by reference in the Form S-4 (as defined in Section 6.1(a)) (and any amendment thereof or supplement thereto) will not, at the date filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made in the Proxy Statement based on information supplied by Parent or Merger Sub in writing expressly for inclusion therein.

(b) Parent and Merger Sub agree that, between the date of this Agreement and the Effective Time:

(i) the information supplied by Parent or Merger Sub in writing expressly for inclusion or incorporation by reference in the Proxy Statement (as defined in Section 6.1(a)) (and any amendment thereof or supplement thereto) will not, at the date mailed to the Company’s stockholders and at the time of the meeting of the Company’s stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading;

(ii) the Form S-4 (and any amendment thereof or supplement thereto) will not, when filed with the SEC, at the time of distribution or dissemination thereof to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made in the Form S-4 based on information supplied by the Company in writing expressly for inclusion therein. The Form S-4 will comply as to form in all material respects with the provisions of the Exchange Act, the rules and regulations thereunder and any other applicable federal securities Laws.

Section 5.3  Restrictions on Parent.  Parent covenants and agrees as to itself and its Subsidiaries that, from the date of this Agreement until the earlier of the Effective Time and termination of this Agreement, except as specifically permitted by any other provision of this Agreement (or as set forth in Section 5.3 of the Parent Disclosure Letter) or required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent or except with the Company’s prior written approval (not to be unreasonably withheld, conditioned or delayed), the business of it and its Subsidiaries shall be conducted in the ordinary and usual course consistent with Parent’s past practice and, to the extent consistent therewith, Parent and its Subsidiaries shall use their reasonable best efforts to (i) preserve their assets, (ii) preserve Parent’s business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, clinical trial investigators or managers of its clinical trials and (iii) comply in all material respects with all applicable Laws. Without limiting the generality of the foregoing, and as an extension thereof, except as specifically permitted by any other provision of this Agreement (or as set forth in Section 5.3 of the Parent Disclosure Letter) or required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent or the terms of any Contract binding upon Parent or any of its Subsidiaries, Parent shall not, and shall not permit any of its Subsidiaries to, from the date of this Agreement until the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed:

(a) acquire (including, by merger, consolidation, or acquisition of stock, assets or any acquisition or license of Intellectual Property or any other business combination or collaboration) any interest in any corporation, partnership, other business organization or any division thereof or any assets or interest in any assets from any other Person, except for acquisitions and licenses for which the cash consideration paid prior to the Effective Time, together with the cash consideration paid prior to the Effective Time for any other such acquisitions or licenses, does not exceed $750 million in the aggregate;

(b) merge or consolidate Parent with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Parent;

(c) purchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire any shares of its capital stock, any securities convertible or exchangeable or exercisable for any shares of capital stock or any other securities, for consideration in excess of $500 million in the aggregate, other than any purchase, redemption or other acquisition (i) of such securities made in connection with the Financing subject to the Company’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, (ii) required by the terms of the Parent Benefit Plans or the Parent Series A Convertible Perpetual Preferred Stock, (iii) in order to pay Taxes or satisfy withholding obligations in respect of such Taxes in connection with the exercise of Parent stock options, the lapse of restrictions or settlement of awards granted pursuant to the Parent Benefit Plans or (iv) required by the terms of any plans, arrangements or agreements existing on the date hereof between the Parent or any of its Subsidiaries and any director or employee of the Parent or any of its Subsidiaries;

(d) declare, set aside, make or pay any dividend or other distribution, whether payable in cash, stock, property or otherwise, in respect of the capital stock of Parent or any of its Subsidiaries, except the declaration and payment of regular quarterly cash dividends not in excess of the amount contemplated in Section 4.9, with usual record and payment dates for such dividends in accordance with past dividend practice;

(e) enter into, modify, amend or terminate any Contract or waive, release or assign any rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would be reasonably likely to (i) impair the ability of Parent to perform its obligations under this Agreement in any material respect or (ii) prevent or materially delay or impair the consummation of the Merger and the other transactions contemplated by this Agreement; or

(f) authorize or enter into an agreement to do any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1  Preparation of Proxy Statement; Stockholders Meeting.

(a) As promptly as reasonably practicable following the date hereof, the Company shall prepare (with Parent’s reasonable cooperation) and file with the SEC a proxy statement to be sent to the stockholders of the Company in connection with the Company Stockholder Meeting (such proxy statement, and any amendments or supplements thereto, the “Proxy Statement”) and Parent shall prepare (with the Company’s reasonable cooperation) and file a registration statement on Form S-4 with respect to the issuance of Parent Common Stock and the Parent Convertible Preferred Stock, if any, in the Merger (such registration statement, and any amendments or supplements thereto, the “Form S-4”). The Form S-4 and the Proxy Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder and other applicable Law. Each of Parent and the Company shall use reasonable best efforts to have the Form S-4 declared effective by the SEC as promptly as practicable after the filing thereof and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. Parent and the Company shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Form S-4 and Proxy Statement received from the SEC. Parent shall provide the Company with a reasonable opportunity to review and comment on the Form S-4, and any amendment or supplement thereto, prior to filing such with the SEC, and will promptly provide the Company with a copy of all such filings made with the SEC. The Company shall provide Parent with a reasonable opportunity to review and comment on the Proxy Statement, and any amendment or supplement thereto, prior to filing such with the SEC, and will promptly provide Parent with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Form S-4 or the Proxy Statement shall be made without the approval of Parent and the Company, which approval shall not be unreasonably withheld, conditioned or delayed; provided, that with respect to documents filed by a party which are incorporated by reference in the Form S-4 or Proxy Statement, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations; and provided, further, that the Company, in connection with a Change in the Company Recommendation (as defined in Section 6.1(b)), may amend or supplement the Proxy Statement (including by incorporation by reference) pursuant to a Qualifying Amendment to effect such a Change. The Company will use reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities Laws in connection with the issuance of Parent Common Stock and Parent Convertible Preferred Stock and the Company shall furnish all information concerning the Company and the holders of Company Common Stock and Company Convertible Preferred Stock as may be reasonably requested in connection with any such action. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock or Parent Convertible Preferred Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Form S-4, and the Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by Law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of the Company.

(b) The Company shall duly take all lawful action to call, give notice of, convene and hold a meeting of stockholders of the Company on a date as soon as reasonably practicable following the effectiveness of the Form S-4 (“Company Stockholder Meeting”) for the purpose of obtaining the Company Requisite Vote; provided, however, that the Company shall be permitted to delay or postpone convening the Company Stockholder Meeting to the extent the Board of Directors of the Company or any committee thereof, after consultation with outside legal counsel, reasonably believes that such delay or postponement is consistent with its fiduciary duties under applicable Law. The Board of Directors of the Company shall recommend adoption of this Agreement by the stockholders of the Company to the effect as set forth in Section 3.3(b) (the “Company Recommendation”), and shall not (x) withdraw, modify or qualify (or publicly propose to withdraw, modify or qualify) (a “Change”) in any manner adverse to Parent such recommendation or (y) approve, adopt or recommend any Acquisition Proposal (any action described in clauses (x) or (y) being referred to herein as a “Change in the Company Recommendation”); provided the foregoing shall not prohibit accurate disclosure (and such disclosure shall not be deemed to be a Change in the Company Recommendation) of factual information regarding the business, financial condition or results of operations of Parent or the Company or the fact that an Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal in the Proxy Statement or otherwise, to the extent the Company in good faith determines that such information, facts, identity or terms is required to be disclosed under applicable Law; provided further, that the Board of Directors of the Company may make a Change in the Company Recommendation pursuant to Section 6.4(d).

(c) The Company and Parent shall coordinate and cooperate in connection with (i) the preparation of the Form S-4, the Proxy Statement and any other filings that are required to consummate the Merger and any related transactions contemplated hereby, (ii) determining whether any action by or in respect of, or filing with, any Governmental Entity is required (or any actions are required to be taken under, or consents, approvals or waivers are required to be obtained from parties to, any Company Material Contracts and

Company Benefit Plans) in connection with the Merger or the other transactions contemplated by this Agreement, and (iii) using reasonable best efforts to timely take any such actions (including seeking any such consents, approvals or waivers) or making any such filings or furnishing information required in connection therewith or with the Form S-4, the Proxy Statement or any other filings.

Section 6.2  Access to Information/Employees.

(a) Upon reasonable notice, and subject to applicable Law, the Company shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors, financing sources and other authorized Representatives of the Parent reasonable access during normal business hours and upon reasonable prior notice to the Company during the period prior to the Effective Time, to all its and its Subsidiaries’ properties, books, Contracts, commitments, records, officers and employees and, during such period as Parent may from time to time reasonably request, and during such period the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all other information concerning it, its Subsidiaries and each of their respective businesses, properties and personnel as Parent may reasonably request (including consultation with respect to litigation matters and material inquiries from the FDA); provided, however, that the Company may restrict the foregoing access and the disclosure of information pursuant to Section 6.12 to the extent that (i) in the reasonable judgment of the Company, any Law applicable to the Company requires the Company or its Subsidiaries to restrict or prohibit access to any such properties or information, (ii) in the reasonable judgment of the Company, the information is subject to confidentiality obligations to a Third Party, (iii) such disclosure would result in disclosure of any trade secrets of Third Parties or (iv) disclosure of any such information or document could result in the loss of attorney-client privilege (provided that the Company and/or its counsel shall use their reasonable best efforts to enter into such joint defense agreements or other arrangements, as appropriate, so as to allow for such disclosure in a manner that does not result in the loss of attorney client privilege); provided, however, that with respect to clauses (i) through (iv) of this Section 6.2(a), the Company shall use its commercially reasonable best efforts to (A) obtain the required consent of such third party to provide such access or disclosure or (B) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent and the Company.

(b) With respect to the information disclosed pursuant to Section 6.2(a) or Section 6.12, each of Parent and the Company shall comply with, and shall cause such party’s Representatives to comply with, all of its obligations under the Confidentiality Agreement, which agreement shall remain in full force and effect in accordance with its terms.

Section 6.3  Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing, in consultation with the other party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings, Tax ruling requests and other documents and to obtain as promptly as practicable all consents, clearances, waivers, licenses, orders, registrations, approvals, permits, Tax rulings and authorizations necessary or advisable to be obtained from any Third Party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement and (ii) taking all reasonable steps as may be necessary to obtain all such material consents, clearances, waivers, licenses, registrations, permits, authorizations, Tax rulings, orders and approvals. In furtherance and not in limitation of the foregoing, each party hereto agrees to make or cause to be made, in consultation and cooperation with the other and as promptly as practicable and advisable after the date hereof, (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act, (ii) all appropriate filings required pursuant to the EC Merger Regulation, (iii) all appropriate filings required pursuant to the China Anti-Monopoly Law and (iv) all other necessary registrations, declarations, notices and filings relating to the Merger with other Governmental Entities under any other antitrust, competition, trade regulation or other Regulatory Law (including under applicable Regulatory Law in Australia and Canada) with respect to the transactions contemplated hereby and to respond to any inquiries received and supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other Regulatory Law and to take all other actions reasonably necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Regulatory Law as soon as practicable and not extend any waiting period under the HSR Act or any other Regulatory Law or enter into any agreement with a Governmental Entity not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. If necessary to obtain any regulatory approval pursuant to any Regulatory Law, or if any administrative or judicial Action, including any Action by a private party, is instituted (or threatened to be instituted by a Governmental Entity), challenging the Merger or any other transaction contemplated by this Agreement as violative of any Regulatory Law, each of Parent and the Company shall cooperate with each other to (x) obtain any regulatory approval, (y) contest and resist any such Action, or (z) avoid the entry of or have vacated or terminated, lifted, reversed or overturned any decree, judgment, injunction, or other order (whether temporary, preliminary or permanent) that would restrain, prevent or delay the Closing or the other transactions contemplated herein.

(b) To the extent permissible under applicable Law, each of Parent and the Company shall, in connection with the efforts referenced in Section 6.3(a) to obtain all requisite approvals, clearances and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Regulatory Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, (iii) permit the other party, or the other party’s legal counsel, to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, (iv) give the other party the opportunity to attend and participate in such meetings and conferences to the extent allowed by applicable Law or by the applicable Governmental Entity, (v) in the event one party is prohibited by applicable Law or by the applicable Governmental Entity from participating in or attending any meetings or conferences, keep the other promptly and reasonably apprised with respect thereto and (vi) cooperate in the filing of any memoranda, white papers, filings, correspondence, or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Entity.

(c) If any objections are asserted with respect to the transactions contemplated hereby under any Regulatory Law or if any suit or proceeding, whether judicial or administrative, is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Regulatory Law, each of Parent and the Company shall use its reasonable best efforts to: (i) oppose or defend against any action to prevent or enjoin consummation of this Agreement (and the transactions contemplated herein), and/or (ii) take such action as reasonably necessary to overturn any regulatory action by any Government Entity to block consummation of this Agreement (and the transactions contemplated herein), including by defending any suit, action, or other legal proceeding brought by any Governmental Entity in order to avoid entry of, or to have vacated, overturned or terminated, including by appeal if necessary, in order to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated by this Agreement, provided that Parent and Company shall cooperate with one another in connection with all proceedings related to the foregoing and Parent shall have final decision-making authority on any action or decision required to insure that Parent can meet its obligations in this Section 6.3 and its ability to consummate the transaction.

(d) Notwithstanding the foregoing, and subject to the remainder of this Section 6.3(d) and Section 6.3(e), Parent shall and, shall cause its Subsidiaries to, propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or any of its Subsidiaries, or effective as of the Effective Time, the Company or its Subsidiaries, or otherwise offer to take or offer to commit to take any action (including any action that limits its freedom of action, ownership or control with respect to, or its ability to retain or hold, any of the businesses, assets, product lines, properties or services of Parent, any of its Subsidiaries, the Surviving Corporation or its Subsidiaries) which it is lawfully capable of taking and if the offer is accepted, take or commit to take such action, in each case, as may be required in order to avoid the commencement of any Action to prohibit the Merger or any other transaction contemplated by this Agreement, or if already commenced, to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any Action so as to enable the Closing to occur as soon as reasonably possible (and in any event, not later than the Initial Termination Date, or if such date is extended pursuant to the terms of Section 8.1(b), the Termination Date). Notwithstanding the foregoing, neither Parent nor any of its Subsidiaries shall be required to propose, negotiate, commit to or effect any such sale, divestiture or disposition of assets or business of Parent or the Company, or any of their respective Subsidiaries, or offer to take or offer to commit to take any such action where such action, sale, divestiture or disposition, individually or in the aggregate, would be of assets or a business of the Company or its Subsidiaries or Parent or any of its Subsidiaries, and such action, sale, divestiture or disposition would result in the one year loss of net sales revenues (as measured by net 2008 sales revenue) in excess of $3,000,000,000. For purposes of calculating the loss of net sales revenue in the preceding sentence, the least amount of lost revenues (as measured by net 2008 sales revenue) as may be required to avoid the commencement of any Action to prohibit the Merger or any other transaction contemplated by this Agreement, or if already commenced, to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any Action, shall be used in the event that Parent elects to offer any action, sale, divestiture or disposition that would result in a higher loss of net sales revenue (as measured by net 2008 sales revenue) than reasonably required to achieve such result.

(e) Notwithstanding anything in this Agreement to the contrary, the Company shall not, without the consent of Parent, publicly or before any Governmental Entity or other third party, offer, suggest, propose or negotiate, and shall not commit to or effect, by consent decree, hold separate order or otherwise, any sale, divestiture, disposition, prohibition or limitation or other action of a type described in Section 6.3(d).

Section 6.4  Acquisition Proposals.

(a) The Company agrees that it shall not and shall cause its Subsidiaries not to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer from a Third Party relating to any Acquisition Proposal, (ii) enter into or participate in any substantive discussion or negotiation with respect to, or provide any confidential information or data to any Person relating to, an Acquisition Proposal, (iii) enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar Contract relating to an Acquisition Proposal or enter into any Contract or agreement in principle requiring the Company to abandon, terminate or breach its obligations hereunder or fail to consummate the transactions contemplated hereby, (iv) take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including any transaction under, or a Third Party becoming an “interested shareholder” under, Section 203 of the DGCL), or any restrictive provision of any applicable anti-takeover provision in the Company’s certificate of incorporation or bylaws, inapplicable to any transactions contemplated by an Acquisition Proposal (and, to the extent permitted thereunder, the Company shall promptly take all steps necessary to terminate any waiver that may have been heretofore granted, to any Person other than Parent or any of Parent’s Affiliates, under any such provisions) or (v) resolve, propose or agree to do any of the foregoing. The Company shall immediately cease and cause to be terminated any solicitation, discussion or negotiation with any Persons conducted prior to the execution of this Agreement by the Company, its Subsidiaries or any of the Company’s Representatives with respect to any Acquisition Proposal and shall promptly request the return or destruction of all confidential information provided by or on behalf of the Company or any of its Subsidiaries to such Person in connection with the consideration of any Acquisition Proposal to the extent that the Company is entitled to have such documents returned or destroyed.

(b) Notwithstanding anything to the contrary contained in Section 6.4(a), if at any time following the date hereof and prior to the time on which the Company has received the Company Requisite Vote, (i) in response to an unsolicited Acquisition Proposal or any inquiry relating to a potential Acquisition Proposal made or received after the date of this Agreement from a Third Party whom the Company’s Board of Directors (or the Executive Committee thereof) determines, in good faith, is credible and is reasonably capable of making a Superior Proposal (an “Inquiry”), in each case, under circumstances not involving a breach of Section 6.4(a) in any material respect, the Company may furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal or Inquiry and (ii) participate in discussions or negotiations with the Person making such Acquisition Proposal or Inquiry; provided that the Company (A) will not, and will not allow the Company’s Subsidiaries and the Company’s Representatives to, disclose any information to such Person without first entering into a confidentiality agreement with terms overall no less favorable to the Company than those contained in the Confidentiality Agreement and (B) will, subject to applicable Law, promptly provide to Parent any information concerning the Company or its Subsidiaries provided to such other Person which was not previously provided to Parent.

(c) The Company shall promptly notify Parent in writing of any Acquisition Proposal or Inquiry (and in no event later than 24 hours following the Company’s, any of its Subsidiaries’ or any Representative’s receipt of the Acquisition Proposal or Inquiry), such notice to include the identity of the Person making such Acquisition Proposal or Inquiry and a copy of such Acquisition Proposal or Inquiry, including draft agreements or term sheets submitted in connection therewith (or, where no such copy is available, a reasonably detailed description of such Acquisition Proposal or Inquiry), including any modifications thereto. The Company shall keep Parent reasonably informed on a reasonably current basis of the status of any material developments with respect to an Acquisition Proposal or Inquiry and shall provide Parent with copies of all written inquiries and correspondence with respect to such Acquisition Proposal or Inquiry no later than 24 hours following the receipt thereof. The Company shall not, and shall cause the Company’s Subsidiaries not to, enter into any Contract with any Person subsequent to the date of this Agreement, and neither the Company nor any of its Subsidiaries is party to any Contract, in each case, that prohibits the Company from providing such information to Parent. The Company shall not, and shall cause the Company’s Subsidiaries not to, terminate, waive, amend or modify, or grant permission under, the standstill provisions of any agreement to which the Company or any of its Subsidiaries is a party which prohibits the counterparty from making, effecting, entering into, making or participating in any solicitation of proxies in respect of, seeking, proposing or otherwise acting alone or in concert with others, to influence the management or Board of the Directors of the Company with respect to, or advising, assisting, knowingly encouraging or acting as a financing source for, an Acquisition Proposal. The Company shall, and shall cause its Subsidiaries to, enforce the standstill provisions of any such agreement, and the Company shall, and shall cause its Subsidiaries to, immediately take all steps necessary to terminate any waiver that may have been heretofore granted, to any Person other than Parent or any of Parent’s Affiliates, under any such provisions except, in each case, if the Board of Directors concludes in good faith, after consultation with outside counsel, that the failure to take such action could reasonably be determined to be inconsistent with its fiduciary duties under applicable Law.

(d) Notwithstanding anything in this Agreement to the contrary, the Company’s Board of Directors may at any time prior to the time that the Company receives the Company Requisite Vote (i) effect a Change in the Company Recommendation in response to an Intervening Event if the Company’s Board of Directors concludes in good faith, after consultation with outside counsel, that the failure to take such action could reasonably be determined to be inconsistent with its fiduciary duties under applicable Law, (ii) effect a Change in the Company Recommendation in response to an Acquisition Proposal if the Company’s Board of Directors concludes in good faith, after consultation with outside counsel, that the failure to take such action could reasonably be determined to be inconsistent with its fiduciary duties under applicable Law, and/or (iii) if the Company receives an Acquisition Proposal which the Company’s Board of Directors concludes in good faith, after consultation with outside counsel and the Company’s financial advisors, constitutes a Superior Proposal, terminate this Agreement pursuant to Section 8.1(h) to enter into a definitive agreement with respect to such Superior Proposal (the “Alternative Acquisition Agreement”); provided, however, that the Company shall have provided prior written notice to Parent, at least three (3) Business Days in advance, of its intention to take any such action referred to in clause (i), (ii) and (iii).

(e) Nothing contained in this Section 6.4 shall prohibit the Company’s Board of Directors from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to the Company’s stockholders if the Board of Directors of the Company determined in good faith, after consultation with its outside counsel, that the failure to make such disclosure could reasonably be determined to be inconsistent with applicable Law; provided, however, that any disclosure of a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, an express rejection of any applicable Acquisition Proposal or an express reaffirmation of its recommendation to its stockholders in favor of the Merger shall be deemed to be a Change of Board Recommendation.

For purposes of this Agreement, “Acquisition Proposal” means any offer or proposal by any Third Party concerning any (i) merger, consolidation, other business combination or similar transaction involving the Company or any of its Subsidiaries, pursuant to which such Person would own 15% or more of the consolidated assets, revenues or net income of the Company and its Subsidiaries, taken as a whole, (ii) sale, lease, license or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of the Company (including Equity Interests of any of its Subsidiaries) or any Subsidiary of the Company representing 15% or more of the consolidated assets, revenues or net income of the Company and its Subsidiaries, taken as a whole, (iii) issuance or sale or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture or similar transaction) of Equity Interests representing 15% or more of the voting power of the Company, (iv) transaction or series of transactions in which any Person will acquire beneficial ownership or the right to acquire beneficial ownership of Equity Interests representing 15% or more of the voting power of the Company or (v) any combination of the foregoing.

For purposes of this Agreement, “Superior Proposal” shall mean a bona fide written Acquisition Proposal (except the references therein to “15%” shall be replaced by “50%”), which, in the good faith judgment of the Company’s Board of Directors (after consultation with the Company’s financial advisors and outside counsel), taking into account the various legal, financial and regulatory aspects of the proposal, including the financing terms thereof (it being understood that the inclusion of any “seller financing” in such Acquisition Proposal, pursuant to which the Company’s stockholders may be issued debt instruments as part of the consideration payable in connection with the transactions contemplated by such Acquisition Proposal, shall not create any inference that, nor be used by Parent to assert or otherwise claim that, an Acquisition Proposal is not a Superior Proposal), and the Person making such proposal (i) if accepted, is reasonably likely to be consummated, and (ii) if consummated would result in a transaction that is more favorable to the Company’s stockholders, from a financial point of view, than the Merger.

Section 6.5  Employee Benefits Matters.

(a) At the Effective Time, Parent shall provide employment to, or shall cause the Surviving Corporation to provide employment to, employees who were employed by the Company or its Subsidiaries as of the Effective Time (“Covered Employees”).

(b) From and after the Effective Time until the second anniversary of the Effective Time (the “Benefits Continuation Period”), Parent shall provide, or shall cause the Surviving Corporation to provide, to each Covered Employee: (i) the same annual base salary or wage rates in effect as of the date of this Agreement and the same annual incentive and bonus opportunities provided by the Company in respect of 2008 as set forth under the applicable Company Benefit Plan (and, for the avoidance of doubt, for purposes of annual cash bonus opportunities to be provided to Covered Employees whose annual cash bonuses in respect of 2008 were discretionary, the amount of such bonuses actually paid to such employees shall be deemed the amount of their “opportunity” for purposes of this provision), and (ii) employee benefits which are substantially comparable, in the aggregate, to those provided to similarly situated Covered Employees (as a group), in each case by the Company and its Subsidiaries immediately prior to the Effective Time; provided, however, that (A) the foregoing covenants shall not take into account any change in control- or transaction-based retention, transition, stay or similar bonus arrangements for purposes of defining either annual incentive and bonus opportunities or employee benefits as used in this Section 6.5(b)); (B) with respect to Covered Employees who are subject to collective bargaining agreements, compensation and benefits shall be provided in accordance with the applicable collective bargaining agreements; (C) so long as Parent shall, or shall cause the Surviving Corporation to, honor the provisions of Section 6.5(c) below with respect to a particular Covered Employee (other than any Covered Employee who participates in a Company Benefit Plan that is a Sales Force incentive or Integrated Metrics Reports Bonus Program), Parent shall be deemed to have satisfied the portion of the covenant contained in this Section 6.5(b) with respect to annual cash incentive or bonus opportunities to be provided to such Covered Employee in respect of 2009; (D) so long as Parent shall, or shall cause the Surviving Corporation to, honor the provisions of Section 6.5(d) or Section 6.5(g) (as it relates to the CIC Severance Agreements), as applicable to a given Covered Employee, Parent shall be deemed to have satisfied the portion of the covenant contained in this Section 6.5(b) with respect to any obligation to provide severance payments and/or benefits to any such Covered Employee as may otherwise be required to be provided hereunder; and (E) with respect to any Covered Employees based outside the United States, Parent’s obligations under this Section 6.5(b) shall be modified to the extent necessary to comply with applicable Laws of the foreign countries and political subdivisions thereof in which such employees are based.

(c) Parent shall, or shall cause the Surviving Corporation to, and the Company shall, in each case honor all of the obligations and covenants relating to 2009 Bonuses (as defined on Section 5.1(r) of the Company Disclosure Letter) as are, and to the fullest extent, set forth in Section 6.5(c) of the Company Disclosure Letter.

(d) At all times during the Benefits Continuation Period, Parent shall, or shall cause the Surviving Corporation to, maintain the Company Special Transaction Severance Plan in accordance with its terms as in effect on the date hereof (as such plan is identified on Section 3.11(a) of the Company Disclosure Letter).

(e) At all times following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, treat former employees of the Company or any of its Subsidiaries who, as of the Effective Time, are eligible to receive post-retirement health benefits under the applicable Company Benefit Plans, no less favorably than similarly situated former employees of the Parent with respect to post-retirement health benefits.

(f) With respect to any Parent Benefit Plans in which Covered Employees first become eligible to participate on or after the Effective Time (collectively, “New Benefit Plans”), Parent shall, or shall cause the Surviving Corporation to: (i) waive any pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements applicable to Covered Employees under any such New Benefit Plans providing medical, dental or vision benefits to the same extent such limitation would have been waived or satisfied under the analogous Company Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, (ii) provide each Covered Employee with credit for any co-payments and deductibles paid prior to the Effective Time during the calendar year in which such Effective Time occurs (or if later, paid in the year in which such Covered Employee is first eligible to participate), to the same extent such credit was given under the analogous Company Benefit Plan prior to the Effective Time, in satisfying any applicable deductible or out-of-pocket requirements under any such New Benefit Plan in which the Covered Employee participates during the calendar year in which such Effective Time occurs (or if later, the year in which such Covered Employee is first eligible to participate) and (iii) recognize all service of each Covered Employee prior to the Effective Time to the Company, its Subsidiaries and any predecessor entities of the Company or any of its Subsidiaries (as well as service to Parent and its Affiliates (including the Surviving Corporation) after the Effective Time), for all purposes (including, but not limited to, eligibility to participate, vesting credit, entitlement to benefits and benefit accrual) of any New Benefit Plans (including those providing for vacation and paid time-off) in which any Covered Employee participates after the Effective Time; provided, however, that the foregoing shall not apply to the extent it would result in any duplication of benefits for the same period of service.

(g) From and after the Effective Time, Parent shall honor, fulfill and discharge, or shall cause the Surviving Corporation to honor, fulfill and discharge, in accordance with its respective terms as in effect as of the date hereof or as may be amended or terminated after the date hereof with the prior written consent of

Parent, each employment, change in control, severance and termination agreement between the Company or any of its Subsidiaries and any director, officer or employee of such company listed on Section 3.11(a) of the Company Disclosure Letter (the “CIC Severance Agreements”) and the obligations of Company and its Subsidiaries as of the Effective Time under each deferred compensation plan or agreement listed on Section 3.11(a) of the Company Disclosure Letter.

(h) Nothing in this Section 6.5 shall be construed to (i) limit the right of Parent or any of its Subsidiaries (including, following the Closing Date, the Surviving Corporation and its Subsidiaries) to amend or terminate any Company Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, or (ii) require Parent or any of its Subsidiaries (including, following the Closing Date, the Surviving Corporation and its Subsidiaries) to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date.

(i) Without limiting the generality of Section 9.5, the provisions of this Section 6.5 are solely for the benefit of the parties to this Agreement, and no current or former employee, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of the Agreement, and nothing herein shall be construed as an amendment to any Company Benefit Plan or other employee benefit plan for any purpose.

(j) Prior to the Effective Time, the Company shall reacquire from the Stock Trust any shares of Restricted Stock held by the Stock Trust (the “Excess Shares” and, upon their acquisition by the Company, the “Reacquired Shares”); provided, however, that the Company shall not reacquire such Excess Shares in exchange for payment of any consideration to the Stock Trust, unless such consideration shall be paid to such Stock Trust with express instructions to the trustee thereof to pay such consideration to the applicable beneficiaries of the consideration in respect of such Reacquired Shares in full satisfaction of the obligations of the Company under applicable Company Stock Plans in respect of such Reacquired Shares. From and after the date hereof until the Effective Time, the Company shall not cause the Stock Trust to sell or otherwise dispose of any Excess Shares except as permitted under this Section 6.5(j).

Section 6.6  Fees and Expenses.  Subject to Section 6.13 and Section 8.2, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except if the Merger is consummated, the Surviving Corporation or its relevant Subsidiary shall pay, or cause to be paid, any and all property or transfer taxes imposed on the Company or its Subsidiaries.

Section 6.7  Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, (i) indemnify, defend and hold harmless, all past and present directors, officers and employees of the Company and its Subsidiaries (in all of their capacities) and all fiduciaries under any Company Benefit Plans (collectively, the “Indemnified Parties”) against any costs, expenses (including attorney’s fees and expenses and disbursements), judgments, fines, losses, claims damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was a director, officer, employee or fiduciary of the Company or any of its Subsidiaries or a fiduciary under any Company Benefit Plan or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer or employee of any other corporation, limited liability company, partnership, joint venture, trust or other business or non-profit enterprise (including an employee benefit plan) whether asserted or claimed prior to, at or after the Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby), and provide advancement of expenses to the Indemnified Parties (within ten (10) days of receipt by Parent or the Surviving Corporation from an Indemnified Party of a request therefor), in all such cases to the same extent that such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company’s certificate of incorporation, bylaws and indemnification agreements, if any, or by any one of the Company’s Subsidiaries pursuant to such Subsidiary’s certificate of incorporation, bylaws and indemnification agreements of any Subsidiary of the Company, if any, in existence on the date hereof, (ii) without limitation to clause (i), to the fullest extent permitted by applicable Law, include and cause to be maintained in effect in the Surviving Corporation’s (or any successor’s) certificate of incorporation and bylaws for a period of six (6) years after the Effective Time, the current provisions regarding elimination of liability of directors, and indemnification of and advancement of expenses to directors, officers and employees of the Company, contained in the certificate of incorporation and bylaws of the Company and (iii) not settle, compromise or consent to the entry of any judgment in any proceeding or threatened Action (and in which indemnification could be sought by an Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Action or such Indemnified Party otherwise consents in writing, and cooperates in the defense of such proceeding or threatened Action. Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation to, obtain and fully pay for “tail” prepaid insurance policies with a claims period of at least six (6) years from and after the Effective Time from an insurance carrier with the same or better rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary insurance (collectively, “D&O Insurance”), for the Indemnified Parties, with terms, conditions, retentions and levels of coverage at least as favorable as the Company’s existing D&O Insurance with respect to matters existing or occurring prior to the Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby). If such “tail” prepaid insurance policies have been obtained, Parent shall, and shall cause the Surviving Corporation after the Effective Time, to maintain such policies in full force and effect, for its full term, and to continue to honor its respective obligations thereunder. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” prepaid insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect, at no expense to the beneficiaries, for a period of at least six (6) years from and after the Effective Time for the Indemnified Parties, the D&O Insurance (provided that Parent (or any successor) may substitute therefor policies of at least the same terms, conditions, retentions and levels of coverage and amounts which are, in the aggregate, as favorable to the Indemnified Parties as provided in the existing policies as of the date of this Agreement) or, if such insurance is unavailable, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase the best available D&O Insurance for such six-year period from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to the Company’s existing D&O Insurance with terms, conditions, retentions and with levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement with respect to claims, actions, suits, proceedings or investigations, whether civil, criminal, administrative or investigative, arising out of or pertaining to facts or events that occurred prior to, at or after the Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby), provided, however, that in no event will Parent or the Surviving Corporation be required to expend annually in excess of 300% of the annual premium currently paid by the Company for such coverage (and to the extent the annual premium would exceed 300% of the annual premium currently paid by the Company for such coverage, the Surviving Corporation shall use all reasonable efforts to cause to be maintained the maximum amount of coverage as is available for such 300% of such annual premium). The obligations of Parent and the Surviving Corporation under this Section 6.7 shall not be terminated, amended or modified in any manner so as to adversely affect any Indemnified Party (including their successors, heirs and legal representatives) to whom this Section 6.7 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.7 applies shall be third party beneficiaries of this Section 6.7, and this Section 6.7 shall be enforceable by such Indemnified Parties and their respective successors, heirs and legal representatives and shall be binding on all successors and assigns of Parent and the Surviving Corporation).

(b) If Parent or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent shall assume all of the obligations set forth in this Section 6.7.

(c) The rights of the Indemnified Parties under this Section 6.7 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or bylaws of the Surviving Corporation or any of its Subsidiaries, or under any applicable Contracts or Laws, and Parent shall, and shall cause the Surviving Corporation to, honor and perform under all indemnification agreements entered into by the Company or any of its Subsidiaries.

Section 6.8  Public Announcements.  Parent and the Company have agreed upon the form and substance of the press release to be issued by Parent, on the one hand, and the Company, on the other hand, announcing the execution of this Agreement and the Merger, which shall be issued promptly following the execution and delivery hereof. Subject to Section 6.1, each of Parent and the Company agrees that no public release, announcement, and/or other public statement with respect to the transactions contemplated hereby shall be issued prior to consulting with and considering in good faith the views of the other party, and except as such public release, announcement, and/or other public statement may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory body or Governmental Entity to which the relevant party is subject, in which case the party required to make the public release, announcement, and/or other public statement shall use its commercially reasonable efforts to allow each other party reasonable time to comment on such public release, announcement, and/or other public statement in advance of such issuance.

Section 6.9  Listing of Shares of Parent Common Stock and Parent Convertible Preferred Stock.  Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock and Parent Convertible Preferred Stock, if any, to be issued in the Merger and such other shares to be reserved for issuance in connection with the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

Section 6.10  Dividends.  After the date of this Agreement, each of Parent and the Company shall coordinate with the other the payment of dividends with respect to the Parent Common Stock and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Parent Common Stock and Company Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Parent Common Stock and/or Company Common Stock or any shares of Parent Common Stock that any such holder receives in exchange for such shares of Company Common Stock in the Merger. Notwithstanding anything herein to the contrary, until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, Parent agrees that it shall not declare, set aside, make or pay any quarterly cash dividend or distribution in excess of the amount contemplated in clause (iii) of Section 4.9 and the Company agrees that it shall not declare, set aside, make or pay any quarterly cash dividend or distribution in excess of the amount contemplated in clause (j) of Section 5.1.

Section 6.11  Section 16 Matters.  Prior to the Effective Time, each of Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the interpretive guidance set forth by the SEC.

Section 6.12  Company Cooperation on Certain Matters.  After the date hereof and prior to the Effective Time, Parent and the Company shall establish a mechanism, subject to applicable Law, reasonably acceptable to both parties by which the parties will confer on a regular and continued basis regarding the general status of the ongoing operations of the Company and its Subsidiaries and integration planning matters and communicate and consult with specific persons to be identified by each party to the other with respect to the foregoing.

Section 6.13  Financing Cooperation.

(a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and conditions described in the Commitment Letter, including using reasonable best efforts to (i) maintain in effect the Commitment Letter, (ii) negotiate definitive agreements with respect thereto on terms and conditions (including the “flex” provisions) contemplated by the Commitment Letter and execute and deliver to the Company a copy thereof concurrently with such execution, (iii) satisfy on a timely basis all conditions applicable to Parent in the Commitment Letter that are within its control and comply with its obligations thereunder, (iv) provide prior to the Effective Time the lenders under the Commitment Letter with such evidence as may be requested by such lenders to demonstrate the satisfaction of the condition set forth in Paragraph 2 of Annex D to the Commitment Letter, including if necessary by requesting that Moody’s Investors Services, Inc. and Standard & Poor’s provide written evidence thereof at the Closing and (v) enforce its rights under the Commitment Letter in the event of a breach by the financing sources that impedes or delays Closing, including seeking specific performance of the parties thereunder. In the event that all conditions to the Commitment Letter have been satisfied or, upon funding will be satisfied, Parent and Merger Sub shall use their reasonable best efforts to cause the lenders and the other Persons providing such Financing to fund on the Closing Date the Financing required to consummate the Merger and the other transactions contemplated by this Agreement (including by taking enforcement action, including seeking specific performance, to cause such lenders and the other Persons providing such Financing to fund such Financing). Parent shall have the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under, the Commitment Letter and/or substitute other debt or equity financing for all or any portion of the Financing from the same and/or alternative financing sources, provided that any such amendment, replacement, supplement or other modification to or waiver of any provision of the Commitment Letter that amends the Financing and/or substitution of all or any portion of the Financing shall not (A) expand upon the conditions precedent or contingencies to the Financing as set forth in the Commitment Letter or (B) prevent or impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement. Parent shall be permitted to reduce the amount of Financing under the Commitment Letter in its reasonable discretion, provided, that Parent shall not reduce the Financing to an amount committed below the amount that is required, together with the financial resources of Parent and Merger Sub, including cash on hand and marketable securities, to consummate the Merger, and provided further that such reduction shall not (A) expand upon the conditions precedent or contingencies to the Financing as set forth in the Commitment Letter or (B) prevent or impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement. If any portion of the Financing becomes unavailable or Parent becomes aware of any event or circumstance that makes any portion of the Financing unavailable, in each case, on the terms and conditions (including the “flex” provisions) contemplated in the Commitment Letter and such portion is reasonably required to fund the Merger Consideration, Parent shall use its reasonable best efforts to arrange and obtain alternative financing from alternative financial institutions in an amount sufficient to consummate the transactions contemplated by this Agreement upon conditions no less favorable to Parent and the Company than those in the Commitment Letter as promptly as practicable following the occurrence of such event. Parent shall give the Company prompt oral and written notice (but in any event not later than 48 hours after the occurrence) of any material breach by any party to the Commitment Letter or of any condition not likely to be satisfied, in each case, of which Parent becomes aware or any termination of the Commitment Letter. Parent shall keep the Company informed on a reasonably current basis of the status of its efforts to arrange the Financing.

(b) The Company shall provide, and shall cause its Subsidiaries, and shall use its reasonable best efforts to cause each of its and their respective Representatives, including legal, tax, regulatory and accounting, to provide all cooperation reasonably requested by Parent in connection with the Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (i) providing information relating to the Company and its Subsidiaries to the Financing Parties (including information to be used in the preparation of an information package regarding the business, operations, financial projections and prospects of Parent and the Company customary for such financing or reasonably necessary for the completion of the Financing by the Financing Parties) to the extent reasonably requested by Parent to assist in preparation of customary offering or information documents to be used for the completion of the Financing as contemplated by the Commitment Letter, (ii) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers for the Financing and senior management and Representatives, with appropriate seniority and expertise, of the Company), presentations, road shows, drafting sessions, due diligence sessions (including accounting due diligence sessions) and sessions with the rating agencies, (iii) assisting in the preparation of (A) any customary offering documents, bank information memoranda, prospectuses and similar documents (including historical and pro forma financial statements and information) for any of the Financing, and (B) materials for rating agency presentations, (iv) cooperating with the marketing efforts for any of the Financing (including consenting to the use of the Company’s and its Subsidiaries’ logos; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries), (v) executing and delivering (or using reasonable best efforts to obtain from its advisors), and causing its Subsidiaries to execute and deliver (or use reasonable best efforts to obtain from its advisors), customary certificates (including a certificate of the principal financial officer of the Company or any Subsidiary with respect to solvency matters), accounting comfort letters (including consents of accountants for use of their reports in any materials relating to the Financing), legal opinions or other documents and instruments relating to guarantees and other matters ancillary to the Financing as may be reasonably requested by Parent as necessary and customary in connection with the Financing, (vi) assisting in (A) the preparation of and entering into one or more credit agreements, currency or interest hedging agreements, or other agreements or (B) the amendment of any of the Company’s or its Subsidiaries’ existing credit agreements, currency or interest hedging agreements, or other agreements, in each case, on terms satisfactory to Parent and that are reasonably requested by Parent in connection with the Financing provided that no obligation of the Company or any of its Subsidiaries under any such agreements or amendments shall be effective until the Effective Time, (vii) as promptly as practicable, furnishing Parent and the Financing Parties with all financial and other information regarding the Company and its Subsidiaries as may be reasonably requested by Parent to assist in preparation of customary offering or information documents to be used for the completion of the Financing as contemplated by the Commitment Letter, (viii) using its reasonable best efforts, as appropriate, to have its independent accountants provide their reasonable cooperation and assistance, (ix) using its reasonable best efforts to permit any cash and marketable securities of the Company and its Subsidiaries to be made available to the Parent and/or Merger Sub at the Closing, (x) providing authorization letters to the Financing Parties authorizing the distribution of information to prospective lenders and containing a representation to the Financing Parties that the public side versions of such documents, if any, do not include material non-public information about the Company or its Affiliates or securities, (xi) using its reasonable best efforts to ensure that the Financing Parties benefit from the existing lending relationships of the Company and its Subsidiaries, (xii) providing audited consolidated financial statements of the Company covering the three (3) fiscal years immediately preceding the Closing for which audited consolidated financial statements are currently available, unaudited financial statements (excluding footnotes) for any interim period or periods of the Company ended after the date of the most recent audited financial statements and at least 45 days prior to the Closing Date, (xiii) cooperating reasonably with Parent’s financing sources’ due diligence, to the extent customary and reasonable and to the extent not unreasonably interfering with the business of the Company and (xiv) terminating and repaying in full the commitments under the Credit Agreement, dated as of August 2, 2007, among the Company, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, on or prior to the Closing Date; provided that, until the Effective Time occurs, neither the Company nor any of its Subsidiaries shall (i) be required to pay any commitment or other similar fee, (ii) have any liability or any obligation under any credit agreement or any related document or any other agreement or document related to the Financing (or alternative financing that Parent may raise in connection with the transactions contemplated by this Agreement) or (iii) be required to incur any other liability in connection with the Financing (or any alternative financing that Parent may raise in connection with the transactions contemplated by this Agreement) unless reimbursed or reasonably satisfactorily indemnified by Parent. Parent (i) shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs (including reasonable attorneys’ fees) incurred by the Company, any of its Subsidiaries or their respective Representatives in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.13, (ii) acknowledges and agrees that the Company, its

Subsidiaries and their respective Representatives shall not have any responsibility for, or incur any liability to any Person under, the Financing or any alternative financing that Parent may raise in connection with the transactions contemplated by this Agreement and (iii) shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith, except with respect to any information provided by the Company or any of its Subsidiaries.

(c) In the event that the Commitment Letter is amended, replaced, supplemented or otherwise modified, including as a result of obtaining alternative financing in accordance with Section 6.13(a), or if Parent substitutes other debt or equity financing for all or a portion of the Financing, each of Parent and the Company shall comply with its covenants in Section 6.13(a) and (b) with respect to the Commitment Letter as so amended, replaced, supplemented or otherwise modified and with respect to such other debt or equity financing to the same extent that Parent and the Company would have been obligated to comply with respect to the Financing.

Section 6.14  Convertible Debentures and Company Convertible Preferred Stock.

(a) If any of the holders of the Convertible Debentures elect to convert the Convertible Debentures in accordance with the terms of the Fourth Supplemental Indenture, dated as of December 16, 2003, between the Company and The Bank of New York (as successor to JPMorgan Chase Bank, N.A.) (the “Convertible Debenture Indenture”), then the Company shall settle any such conversion in cash pursuant to its right to elect the form of settlement set forth in Section 5.03 of the Convertible Debenture Indenture to the extent permitted by the terms thereof.

(b) Subject to applicable Law, to the extent requested by Parent and to the extent redeemable under the Indenture and the Convertible Debenture Indenture, prior to the Effective Time, the Company shall, as promptly as practicable following such request, use its reasonable best efforts to effect, prior to the Effective Time, the redemption of any or all of the outstanding aggregate principal amount of the indebtedness issued under the Convertible Debenture Indenture in accordance with the terms of the Convertible Debenture Indenture.

(c) To the extent requested by Parent, as promptly as practicable following such request, the Company shall use its reasonable best efforts to effect, prior to the Effective Time, the redemption of all outstanding shares of Company Convertible Preferred Stock in accordance with the terms of the Company Convertible Preferred Stock Certificate of Designation and the applicable provisions of the DGCL.

Section 6.15  Board Representation.  Parent shall cause to be appointed to the Board of Directors of Parent, effective as of the Effective Time, two (2) of the individuals who serve on the Board of Directors of the Company as of the date of this Agreement.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver (to the extent permitted by Law) on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval.  The Company shall have obtained the Company Requisite Vote.

(b) No Injunctions or Restraints; Illegality.  No Laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order, judgment, decision, opinion or decree issued by a court or other Governmental Entity of competent jurisdiction in the United States or the European Union shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(c) Regulatory Matters.  Each of (i) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired; (ii) the approval of the Merger by the European Commission shall have been granted pursuant to the EC Merger Regulation; (iii) the approval of the Merger by China’s Ministry of Commerce shall have been granted and/or deemed to have been granted by expiration of the applicable waiting period pursuant to the China Anti-Monopoly Law; and (iv) the approval of the Merger by the antitrust regulators in Canada and Australia shall have been granted (if such approval is required).

(d) NYSE Listing.  The shares of Parent Common Stock and Parent Convertible Preferred Stock, if any, to be issued in the Merger and such other shares to be reserved for issuance in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

(e) Effectiveness of the Form S-4.  The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceedings for that purpose shall be pending before the SEC.

Section 7.2  Additional Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of, or waiver by Parent, on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  (i) Each of the representations and warranties of the Company contained in Section 3.1 (Organization, Good Standing and Qualification), Sections 3.2(a) and (b) (Capital Structure) and Section 3.3 (Corporate Authority) shall be true and correct other than in de minimis respects as of the date of this Agreement and as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), (ii) the representation and warranty of the Company contained in Section 3.6(b) (Absence of Certain Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made as of such date and (iii) each of the other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any exception or qualification contained therein relating to materiality or a Company Material Adverse Effect) as of the date of this Agreement and as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except in the case of this clause (iii), where the failure of such other representations and warranties to be true and correct, individually or in the aggregate, has not had, or would not be reasonably expected to have, a Company Material Adverse Effect. Parent shall have received a certificate of the chief executive officer or the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company.  The Company shall have performed or complied in all material respects with all material agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date and Parent shall have received a certificate of the chief executive officer or the chief financial officer of the Company to such effect.

(c) Financing.  The lenders who are parties to the Commitment Letter (or, in the event that alternative financing has been arranged, the lenders or other financing sources who have committed to such alternative financing) shall not have declined on the date that would otherwise have been the Closing Date to make the Financing (or such alternative financing) available to Parent primarily by reason of the failure of either or both of the following conditions: (i) Parent shall on the Closing Date, and taking into account the Merger, have (i) an unsecured long-term obligations rating of at least “A2” (with stable (or better) outlook) and a commercial paper credit rating of at least “P-1” (which rating shall be affirmed) from Moody’s Investors Services, Inc. and (ii) a long-term issuer credit rating of at least “A” (with stable (or better) outlook) and a short-term issuer credit rating of at least “A-1” (which rating shall be affirmed) from Standard & Poor’s Ratings Group (for the avoidance of doubt, it being understood, that an unsecured long-term obligations rating of higher than “A2” and a long-term issuer credit rating of higher than “A” shall satisfy the foregoing condition, as applicable, irrespective of whether or not such rating(s) are subject to “negative watch” or “negative outlook”); or (ii) since December 31, 2007, there shall not have been any event, occurrence, development or state of circumstances or facts or condition that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, except (A) as disclosed in the Parent SEC Documents filed since January 1, 2008 but prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature, in each case, other than any specific factual information contained therein) or (B) as set forth in the Parent Disclosure Letter.

Section 7.3  Additional Conditions to Obligations of the Company.  The obligations of the Company to effect the Merger are subject to the satisfaction of, or waiver by the Company, on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties.  (i) Each of the representations and warranties of Parent and Merger Sub contained in Section 4.1(Organization, Good Standing and Qualification), Section 4.2(a) and (b) (Capital Structure) and Section 4.3 (Corporate Authority) shall be true and correct other than in de minimis respects as of the date of this Agreement and as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct in all material respects as of such earlier date), (ii) each of the representations and warranties of Parent and Merger Sub contained in Section 4.12(b) (Absence of Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made as of such date, and (iii) each of the other representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any exception or qualification contained therein relating to materiality or a Parent Material Adverse Effect) as of the date of this Agreement and as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except in the case of this clause (iii), where the failure of such other representations and warranties to be true and correct, individually or in the aggregate, has not had, or would not be reasonably expected to have, a Parent Material Adverse Effect. The Company shall have received a certificate of the chief executive officer or the chief financial officer of Parent and Merger Sub to such effect.

(b) Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed or complied with in all material respects all material agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate of the chief executive officer or the chief financial officer of Parent and Merger Sub to such effect.

ARTICLE VIII

TERMINATION AND AMENDMENT

Section 8.1  General.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time notwithstanding approval thereof by the stockholders of the Company:

(a) by mutual written consent of Parent and the Company, by action of each of their respective Board of Directors;

(b) by either Parent or the Company, upon written notice to the other party, if the Merger shall not have been consummated on or prior to the close of banking business New York City time on October 31, 2009 (the “Initial Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before the Termination Date; provided, further, that (i) if on the Initial Termination Date the condition to Closing set forth in Section 7.1(c) shall not have been fulfilled but all other conditions to Closing shall or shall be capable of being fulfilled then the Initial Termination Date shall be automatically extended to the close of banking business New York City time on December 31, 2009 and (ii) if the Company has delivered an Election Notice on or prior to, or could be capable of delivering an Election Notice within five (5) Business Days of, the Initial Termination Date, then the Initial Termination Date shall be automatically extended by twenty (20) Business Days provided that in no event shall the Initial Termination Date be extended beyond December 31, 2009. As used in this Agreement, the term “Termination Date” shall mean the Initial Termination Date, unless the Initial Termination Date has been extended pursuant to the foregoing proviso, in which case, the term “Termination Date” shall mean the last date to which the Initial Termination Date has been so extended;

(c) by the Company, upon written notice to Parent, if Parent or Merger Sub (i) shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Parent or Merger Sub such that the closing condition set forth in Section 7.3(b) would not be satisfied or (ii) there exists a breach of any representation or warranty of Parent or Merger Sub contained in this Agreement such that the closing condition set forth in Section 7.3(a) would not be satisfied, and, in the case of both (i) and (ii), such breach is incapable of being cured by the Termination Date;

(d) by Parent, upon written notice to the Company, if the Company (i) shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Company such that the closing condition set forth in Section 7.2(b) would not be satisfied or (ii) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 7.2(a) would not be satisfied, and, in the case of both (i) and (ii), such breach is incapable of being cured by the Termination Date;

(e) by the Company or Parent, upon written notice to the other party, if a Governmental Entity of competent jurisdiction in the United States or the European Union shall have issued an order, judgment, decision, opinion, decree or ruling or taken any other action (which the party seeking to terminate shall have used its reasonable best efforts to resist, resolve, annul, quash, or lift, as applicable, subject to the provisions of Section 6.3) permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such order, decree, ruling or action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (e) has fulfilled its obligations under Section 6.3;

(f) by Parent, upon written notice to the Company, if (i) a Change in the Company Recommendation pursuant to Section 6.4(d)(ii) (or any action by any committee of the Company’s Board of Directors which, if taken by the Company’s full Board of Directors, would be a Change in the Company Recommendation pursuant to Section 6.4(d)(ii)) shall have occurred, (ii) the Company or its Board of Directors (or any committee thereof) shall approve or recommend, or enter into or allow the Company or any of its Subsidiaries to enter into, a merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar Contract relating to an Acquisition Proposal, (iii) following the date any bona fide Acquisition Proposal or any material modification thereto is first published, sent or given to the stockholders of the Company, the Company fails to issue a press release that expressly reaffirms the Company Recommendation within ten (10) Business Days following Parent’s written request to do so (which request may be made by Parent one time following any such Acquisition Proposal or any material modifications thereto), (iv) if any tender offer or exchange offer is commenced by any Third Party with respect to the outstanding Company Common Stock prior to the time at which the Company receives the Company Requisite Vote, and the Company’s Board of Directors shall not have recommended that the Company’s stockholders reject such tender offer or exchange offer and not tender their Company Common Stock into such tender offer or exchange offer within ten (10) Business Days after commencement of such tender offer or exchange offer, unless the Company has issued a press release that expressly reaffirms the Company Recommendation within such ten (10) Business Day period, (v) the Company shall have failed to include the Company Recommendation in the Proxy Statement or (vi) the Company or its Board of Directors (or any committee thereof) shall publicly announce its intentions to do any of actions specified in this Section 8.1(f);

(g) by the Company or Parent, upon written notice to the other party, if the Company Stockholder Meeting has concluded (including any adjournment or postponement thereof) and the Company Requisite Vote shall not have been obtained;

(h) by the Company, upon written notice to Parent, at any time prior to the time at which the Company receives the Company Requisite Vote, if the Board of Directors of the Company determines to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, but only if the Company (i) is not in material breach of Section 6.4, and (ii) shall concurrently with such termination enter into the Alternative Acquisition Agreement and the Company shall pay the Tier I Termination Fee or Tier II Termination Fee, as applicable, substantially concurrently with such termination;

(i) by the Company, upon written notice to Parent, if the Closing has not occurred within five (5) Business Days following the satisfaction or waiver of all of the conditions set forth in Sections 7.1 and 7.2 (other than (i) the condition set forth in Section 7.2(c) and (ii) those other conditions that, by their nature, cannot be satisfied until the Closing Date, but, in the case of clause (ii), which conditions would be satisfied if the Closing Date were the date of such termination) due to the failure of the condition set forth in Section 7.2(c) to be satisfied or waived; provided, however, that the Company may not exercise such right of termination until the date that is the earlier of (A) the date that is the tenth (10) Business Day following the date on which Parent receives the Election Notice from the Company and (B) December 31, 2009; and

(j) by Parent, upon written notice to the Company, if a Change in the Company Recommendation pursuant to Section 6.4(d)(i) (or any action by any committee of the Company’s Board of Directors which, if taken by the Company’s full Board of Directors, would be a Change in the Company Recommendation pursuant to Section 6.4(d)(i)) shall have occurred.

Section 8.2  Obligations in Event of Termination.

(a) In the event of any termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective Subsidiaries, officers or directors, except (i) with respect to Section 6.2(b), Section 6.6, the last sentence of Section 6.13(b), this Section 8.2 and Article IX, which shall remain in full force and effect and (ii) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the willful and material breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement. For purposes of this Agreement, “willful and material breach” shall mean a material breach that is a consequence of an act undertaken by the breaching party with the knowledge (actual or constructive) that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.

(b) In the event that this Agreement is terminated (i) by Parent pursuant to Section 8.1(f) or (ii) by the Company pursuant to Section 8.1(h), and:

(A) during the thirty (30) day period following the date of this Agreement the Company received a bona fide written Acquisition Proposal from a Third Party and during such period the Board of Directors of the Company determined in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that such Acquisition Proposal constituted or was reasonably likely to lead to a Superior Proposal, and

(B) (i) in the case of termination pursuant to Section 8.1(f) the Acquisition Proposal referred to in (A) above resulted in the Company taking or failing to take the action giving rise to Parent’s right to terminate this Agreement pursuant to Section 8.1(f) or (ii) in the case of termination pursuant to Section 8.1(h), the Alternative Acquisition Proposal entered into by the Company in connection with such termination is with such Third Party, then, the Company shall pay to Parent a termination fee of $1,500,000,000 (the “Tier I Termination Fee”) (x) promptly (and in any event within two (2) Business Days) following such termination, in the case of termination pursuant to Section 8.1(f) and (y) prior to or concurrently with such termination, in the case of termination pursuant to Section 8.1(h).

(c) In the event that this Agreement is terminated by Parent pursuant to Section 8.1(f) or Section 8.1(j) or by the Company pursuant to Section 8.1(h) and the Tier I Termination Fee is not payable pursuant to Section 8.2(b), then the Company shall pay to Parent a termination fee of $2,000,000,000 (the “Tier II Termination Fee”) plus, in the case of a termination pursuant to Section 8.1(j), Parent’s Expenses actually incurred by Parent on or prior to the termination of this Agreement; provided that in no event shall the Company be required to reimburse Parent’s Expenses in excess of $700,000,000. The Tier II Termination Fee payable pursuant to this Section 8.2(c) shall be paid (x) promptly (and in any event within two (2) Business Days) following termination of this Agreement, in the case of termination pursuant to Section 8.1(f) or Section 8.1(j) and (y) prior to or concurrently with such termination, in the case of termination pursuant to Section 8.1(h). Any Expenses required to be reimbursed pursuant to this Section 8.2(c) shall be paid promptly (and in any event with two (2) Business Days) following the Company’s receipt of an invoice therefor.

(d) In the event that this Agreement is terminated pursuant to Section 8.1(d) or Section 8.1(g) and (i) at any time after the date of this Agreement and prior to the breach giving rise to Parent’s right to terminate (in the case of a termination pursuant to Section 8.1(d)) or prior to the taking of the vote to adopt this Agreement at the Company Stockholder Meeting (in the case of a termination pursuant to Section 8.1(g)) an Acquisition Proposal shall have been made known to the senior management or the Board of Directors of the Company (in the case of a termination pursuant to Section 8.1(d)) or shall have been publicly announced or publicly made known to the stockholders of the Company (in the case of a termination pursuant to Section 8.1(g)) and shall not have been withdrawn prior to the breach giving rise to Parent’s right to terminate (in the case of a termination pursuant to Section 8.1(d)) or prior to the taking of the vote to adopt this Agreement at the Company Stockholder Meeting (in the case of a termination pursuant to Section 8.1(g)) and (ii) within twelve (12) months of such termination, the Company enters into a definitive agreement with any Third Party with respect to any Acquisition Proposal or any Acquisition Proposal with respect to the Company is consummated, then the Company shall pay to Parent, not later than two (2) Business Days after the earlier of the date any such agreement is entered into or any such Acquisition Proposal is consummated, the Tier II Termination Fee; provided, however, that for purposes of the definition of Acquisition Proposal in this Section 8.2(d), references to “15%” shall be replaced by “50%.”

(e) In the event that this Agreement is terminated by (i) the Company or Parent pursuant to Section 8.1(b) and all of the conditions to Closing set forth in Article VII (other than (A) the condition set forth in Section 7.2(c) and (B) those other conditions that, by their nature, cannot be satisfied until the Closing Date, but, in the case of clause (B), which conditions would be satisfied if the Closing Date were the date of such termination) have been satisfied or waived on or prior to the date of such termination or (ii) the Company pursuant to Section 8.1(i) (either of the terminations described in (clauses (i) and (ii) above, a “Specified Financing Condition Termination”), then Parent shall pay to the Company a termination fee equal to $4,500,000,000 (the “Reverse Termination Fee”) (which fee shall be payable within two (2) Business Days after written notice of such termination). The Company agrees that in the event that the Reverse Termination Fee is paid to the Company pursuant to this Section 8.2(e), the payment of such Reverse Termination Fee shall be the sole and exclusive remedy of the Company, its Subsidiaries, stockholders, affiliates, officers, directors, employees or Representatives against Parent, Merger Sub or any of their Related Persons, Representatives or Affiliates for, and in no event will the Company seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to, (1) any loss suffered as a result of the failure of the Merger to be consummated, (2) the termination of this Agreement, (3) any liabilities or obligations arising under this Agreement, or (4) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, in each case, with respect to a Specified Financing Condition Termination and any event related thereto, and upon payment to the Company of the Reverse Termination Fee, neither Parent, Merger Sub nor any Related Person, Representative or Affiliate of Parent shall have any further liability or obligation to the Company relating to or arising out of this Agreement or the transactions contemplated hereby (except that Parent shall also be obligated with respect to the provisions of Section 6.2(b) and Section 8.2(g)).

(f) All payments under this Section 8.2 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent or Company, as applicable. In no event shall (i) the Company be required to pay both the Tier I Termination Fee and the Tier II Termination Fee or to pay either the Tier I Termination Fee or the Tier II Termination Fee on more than one occasion or (ii) Parent be required to pay the Reverse Termination Fee on more than one occasion.

(g) If Parent or the Company shall fail to pay the Reverse Termination Fee, the Tier I Termination Fee or the Tier II Termination Fee, as applicable, the Company shall reimburse Parent, or Parent shall reimburse the Company, as applicable, for all reasonable costs and expenses actually incurred or accrued by such other party (including reasonable Expenses of counsel) in connection with the collection under and enforcement of this Section 8.2 from the date such payment was required to be made until the date of payment at the prime lending rate prevailing during such period as published in The Wall Street Journal.

Section 8.3  Amendment.  This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval by the stockholders of the Company, no amendment shall be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 8.4  Extension; Waiver.  At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any breach of or inaccuracy in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other of any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver pursuant to the foregoing sentence shall be valid only if set forth in a written instrument signed on behalf of such party. In addition and notwithstanding the foregoing, if the Closing cannot occur as scheduled pursuant to Article I due to an act of God, war, terrorism, flood, banking moratorium or suspension of payments in respect of federal or state banks in the United States (whether or not mandatory), the Closing will automatically be postponed until the earliest date that is reasonably practicable following the conclusion of such event, and if such date is after the Termination Date, then the Termination Date shall automatically be extended to such date, and in such case, all references to the term “Termination Date” in this Agreement shall mean such extended date. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1  Non-Survival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein (including Section 6.7) that by their terms are to be performed in whole or in part after the Effective Time and this Article IX.

Section 9.2  Notices.  Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (ii) on the fifth (5th) Business Day after dispatch by registered or certified mail, (iii) on the next Business Day if transmitted by national overnight courier or (iv) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case as follows:

(a)  if to Parent or Merger Sub, to:

Pfizer Inc.
235 East 42nd Street
New York, New York 10017
Attention: Amy Schulman, Senior Vice President and General Counsel
Facsimile: (212) 573-0768

with a copy to:

Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, New York 10281

Attention:	Dennis J. Block, Esq.
William P. Mills, Esq.
Facsimile: (212) 504-6666

(b)  if to Merger Sub, to:

Wagner Acquisition Corp.
235 East 42nd Street
New York, New York 10017
Attention: David Reid, Senior Vice President and Managing Director
Facsimile: (212) 573-0768

(c)  if to the Company, to:

Wyeth
Five Giralda Farms
Madison, New Jersey 07940
Attention: General Counsel
Facsimile: (973) 660-7155

with a copy to counsel to the Company:

Simpson Thacher & Bartlett LLP
425 Lexington Ave.
New York, New York 10017

Attention:	Casey Cogut
Eric Swedenburg
Facsimile: (212) 455-2502; and

with a copy to counsel to the independent directors of the Company:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019

Attention:	Adam O. Emmerich
David K. Lam
Facsimile: (212) 403-2000

Section 9.3  Headings.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.4  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

Section 9.5  Entire Agreement; No Third-Party Beneficiaries.

(a) This Agreement (including the Exhibits and Schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

(b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.7 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

Section 9.6  Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

Section 9.7  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 9.8  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly-owned Subsidiary of Parent without the consent of the Company, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 9.9  Submission to Jurisdiction; Waivers.  Each of the parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns may be brought and determined exclusively in the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware, and each of the parties to this Agreement hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts and agrees that it will not bring any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof in any court other than the aforesaid courts. Each of the parties to this Agreement hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by applicable Law, that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper and (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.2; provided that nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10  Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof.

Section 9.11  Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12  Interpretation.  When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. All references to “dollars” or “$” are to United States dollars. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter and the Parent Disclosure Letter. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisors. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.

Section 9.13  Definitions.  As used in this Agreement:

(a) “Affiliate” means, with respect to any Person, another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

(b) “Board of Directors” means the Board of Directors of any specified Person and any committees thereof.

(c) “Business Day” means any day other than a Saturday or Sunday or any day on which the Federal Reserve Bank of New York is closed or any day on which banks in the city of New York are required to close.

(d) “Cash Value of the Stock Consideration” means the product of (x) the Exchange Ratio, and (y) the Parent Share Cash Value.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Company Material Adverse Effect” means an effect, event, development, change, state of facts, condition, circumstance or occurrence that is or would be reasonably expected to be materially adverse to the financial condition, assets, liabilities, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that a Company Material Adverse Effect shall not be deemed to include effects, events, developments, changes, states of facts, conditions, circumstances or occurrences arising out of, relating to or resulting from: (A) changes generally affecting the economy, financial or securities markets or political or regulatory conditions, to the extent such changes do not adversely affect the Company and its Subsidiaries in a disproportionate manner relative to other participants in the pharmaceutical or biotechnology industry; (B) changes in the pharmaceutical or biotechnology industry, to the extent such changes do not adversely affect the Company and its Subsidiaries in a disproportionate manner relative to other participants in such industry; (C) any change in Law or the interpretation thereof or GAAP or the interpretation thereof, to the extent such changes do not adversely affect the Company and its Subsidiaries in a disproportionate manner relative to other participants in such industry; (D) acts of war, armed hostility or terrorism to the extent such changes do not adversely affect the Company and its Subsidiaries in a disproportionate manner relative to other participants in the pharmaceuticals or biotechnology industry; (E) any change attributable to the negotiation, execution or announcement of the Merger, including any litigation resulting therefrom, and any adverse change in customer, distributor, employee, supplier, financing source, licensor, licensee, sub-licensee, stockholder, co-promotion or joint venture partner or similar relationships, including as a result of the identity of Parent; (F) any failure by the Company to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect); (G) any change in the price or trading volume of the Company Common Stock on the NYSE (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect); and (H) compliance with the terms of, or the taking of any action required by, this Agreement.

(g) “Company Product” means all biological and drug products, all animal health products and all consumer products being tested in clinical trials, manufactured, sold or distributed by the Company or any of its Subsidiaries.

(h) “Company Stock Plans” means, collectively, the Company’s 2005 Amended and Restated Stock Incentive Plan, 2002 Stock Incentive Plan, 1999 Stock Incentive Plan, 1996 Stock Incentive Plan, 2008 Non-Employee Director Stock Incentive Plan, 2006 Non-Employee Director Stock Incentive Plan, Stock Option Plan for Non-Employee Directors, 1994 Restricted Stock Plan for Non-Employee Directors, Wyeth Ireland Share Participation Scheme and the MIP.

(i) “Confidentiality Agreement” means the letter agreement, dated January 16, 2009 between Parent and the Company.

(j) “Contracts” means, with respect to any Person, any of the agreements, contracts, leases (whether for real or personal property), notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of indebtedness, letters of credit, settlement agreements, franchise agreements, undertakings, employment agreements, license agreements, instruments to which such Person or its Subsidiaries is a party, whether oral or written.

(k) “Election Notice” means a notice from the Company to Parent notifying Parent of the Company’s intention to exercise its right to terminate the Merger Agreement pursuant to Section 8.1(i) or its rights under Section 9.10; provided that an Election Notice may not be delivered by the Company until the earlier of (A) (i) in the case of a notice of intention with respect to Section 9.10, the tenth (10th) Business Day following the satisfaction or waiver of the conditions set forth in Article VII (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) or (ii) in the case of a notice of intention with respect to Section 8.1(i), the tenth (10th) Business Day following the satisfaction or waiver of the conditions set forth in Sections 7.1 and 7.2 (other than (x) the condition set forth in Section 7.2(c) and (y) those other conditions that, but their nature, cannot be satisfied until the Closing Date) and (B) December 31, 2009.

(l) “Environmental Laws” means any and all Laws which (i) regulate or relate to: the protection or clean up of the environment; the treatment, storage, transportation, handling, packaging, labeling, disposal or release of, or exposure to, any pollutant, contaminant or hazardous substances, wastes or similar materials; the protection of human health and safety to the extent affected by harmful or deleterious substances in the workplace or the environment; or the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or (ii) impose liability or responsibility with respect to any of the foregoing, including property and business transfer laws such as the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq.

(m) “Environmental Permit” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

(n) “Equity Interest” means any share, capital stock, partnership, limited liability company, membership, member or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable thereto or therefor.

(o) “Expenses” includes all documented out-of-pocket expenses (including all commitment fees, ticking fees, extension fees, underwriting fees, structuring fees, interest, expenses and other costs or fees incurred in relation to the financing of the transactions contemplated hereby, and fees, expenses and disbursements of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and its affiliates and Representatives) incurred in connection with or related to due diligence, the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including obtaining the financing for the Merger, and all other matters related thereto.

(p) “GAAP” means United States generally accepted accounting principles.

(q) “Hazardous Material” means petroleum and its products and derivatives including gasoline and diesel fuel, radioactive materials, asbestos and asbestos-containing materials, pesticides, radon, urea formaldehyde, lead and lead-containing materials, polychlorinated biphenyls and any other chemicals, materials, substances or wastes in any amount or concentration which are regulated pursuant to or the basis for liability pursuant to any Environmental Law or defined as or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “pollutant,” “regulated substance,” “solid waste,” “contaminant” or words of similar import under any applicable Environmental Law.

(r) “Intervening Event” means, with respect to the Company, a material event or circumstance that was not known to the Board of Directors of the Company on the date of this Agreement (or if known, the consequences of which are not known to or reasonably foreseeable by such Board of Directors as of the date hereof), which event or circumstance, or any material consequences thereof, becomes known to the Board of Directors of the Company prior to the time at which the Company receives the Company Requisite Vote; provided, however, that in no event shall the receipt, existence or terms of an Acquisition Proposal or Inquiry or any matter relating thereto or consequence thereof constitute an Intervening Event.

(s) “Known” or “Knowledge” means (i) with respect to the Company, the actual knowledge of any of the persons listed in Section 9.13(s) of the Company Disclosure Letter and (ii) with respect to Parent or Merger Sub, the actual knowledge of any of the persons listed in Section 9.13(s) of the Parent Disclosure Letter.

(t) “Law” means any federal, state, local, national or supranational or foreign law (including common law), statute, ordinance, rule, regulation, Order, code ruling, decree, arbitration award, agency requirement, license or permit of any Governmental Entity.

(u) “Lien” means any lien, mortgage, pledge, encumbrance, condition, restriction, lease, license, security interest or deed of trust.

(v) “Order” means any order, judgment or injunction.

(w) “other party” means, with respect to the Company, Parent or Merger Sub and means, with respect to Parent or Merger Sub, the Company, unless the context otherwise requires.

(x) “Parent Material Adverse Effect” means an effect, event, development, change, state of facts, condition, circumstance or occurrence that is or would be reasonably expected to be materially adverse to the financial condition, assets, liabilities, business or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that a Parent Material Adverse Effect shall not be deemed to include effects, events, developments, changes, states of facts, conditions, circumstances or occurrences arising out of, relating to or resulting from: (A) changes generally affecting the economy, financial or securities markets or political or regulatory conditions, to the extent such changes do not adversely affect Parent and its Subsidiaries in a disproportionate manner relative to other participants in the pharmaceutical or biotechnology industry; (B) changes in the pharmaceutical or biotechnology industry, to the extent such changes do not adversely affect Parent and its Subsidiaries in a disproportionate manner relative to other participants in such industry; (C) any change in Law or the interpretation thereof or GAAP or the interpretation thereof, to the extent such changes do not adversely affect Parent and its Subsidiaries in a disproportionate manner relative to other participants in such industry; (D) acts of war, armed hostility or terrorism to the extent such changes do not adversely affect Parent and its Subsidiaries in a disproportionate manner relative to other participants in the pharmaceutical or biotechnology industry; (E) any change attributable to the negotiation, execution or announcement of the Merger, including any litigation resulting therefrom, and any adverse change in customer, distributor, employee, supplier, financing source, licensor, licensee, sub-licensee, stockholder, co-promotion or joint venture partner or similar relationships; (F) any failure by Parent to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Parent Material Adverse Effect may be taken into account in determining whether there has been a Parent Material Adverse Effect); (G) any change in the price or trading volume of the Parent Common Stock on the NYSE (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of Parent Material Adverse Effect may be taken into account in determining whether there has been a Parent Material Adverse Effect); and (H) compliance with the terms of, or the taking of any action required by, this Agreement.

(y) “Parent Product” means all biological and drug products, all animal health products and all consumer products being tested in clinical trials, manufactured, sold or distributed by Parent or any of its Subsidiaries.

(z) “Parent Share Cash Value” means the volume weighted average of the per share prices of Parent Common Stock on the NYSE Transaction Reporting System for the five (5) consecutive trading days ending two (2) days prior to the Effective Time.

(aa) “Per Share Amount” means the sum of (i) the Cash Value of the Stock Consideration and (ii) the Cash Consideration.

(bb) “Permitted Liens” means (i) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established in the latest Company Financial Statements, (ii) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens or other encumbrances arising by operation of Law, (iii) Liens affecting the interest of the grantor of any easements benefiting owned real property and Liens of record attaching to real property, fixtures or leasehold improvements, which would not materially impair the use of the real property in the operation of the business thereon and (iv) Liens, exceptions, defects or irregularities in title, easements, imperfections of title, claims, charges, security interests, rights-of-way, covenants, restrictions, and other similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of such entity and its Subsidiaries as presently conducted.

(cc) “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

(dd) “Qualifying Amendment” means an amendment or supplement to the Proxy Statement (including by incorporation by reference) to the extent it contains (i) a Change in the Company Recommendation, (ii) a statement of the reasons of the Board of Directors of the Company for making such Change in the Company Recommendation and (iii) additional information reasonably related to the foregoing.

(ee) “Regulatory Law” means the Sherman Act, as amended, Council Regulation No. 4064/89 of the European Community, as amended (the “EC Merger Regulation”), the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the China Anti-Monopoly Law and all other Federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate (i) foreign investment or (ii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

(ff) “Related Person” means any former, current or future, direct or indirect, manager, director, officer, employee, agent or Representative of Parent or Merger Sub, any former, current or future, direct or indirect, holder of any equity interests or securities of Parent or Merger Sub, any former, current or future affiliate or assignee of Parent or Merger Sub or any former, current or future manager, director, officer, employee, agent, representative, affiliate or assignee of any of the foregoing.

(gg) “Representative” means, with respect to any party hereto, such party or any of its Subsidiaries’ respective directors, officers, employees, investment bankers, financing sources, financial advisors, attorneys, accountants or other advisors, agents and/or representatives.

(hh) “Significant Subsidiary” when used with respect to any party, means such party’s significant subsidiaries as defined under Rule 1-02(w) of Regulation S-X promulgated pursuant to the Exchange Act.

(ii) “Subsidiary” means any corporation, partnership, joint venture or other legal entity of which Parent, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

(jj) “Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, Federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

(kk) “Tax Return” means all Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and, in each case, any amendments thereto.

(ll) “Third Party” shall mean any Person, including as defined in Section 13(d) of the Exchange Act, other than Parent or any of its Affiliates, and the Representatives of such Person, in each case, acting in such capacity.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

PFIZER INC.

By:	/s/ Jeffrey B. Kindler
Name:     Jeffrey B. Kindler

Title:	Chairman and Chief Executive Officer

WAGNER ACQUISITION CORP.

By:	/s/ David R. Reid
Name:     David R. Reid

Title:	Senior Vice President and Managing Director

WYETH

By:	/s/ Bernard Poussot
Name:     Bernard Poussot

Title:	Chairman, President and Chief Executive Officer

Index of Definitions

Page

1994 Plan	A-5
409A Deferred RSUs	A-4
409A RSU Consideration	A-4
409A RSUs	A-4
Acquisition Proposal	A-41
Actions	A-4
Affiliate	A-57
Agreement	A-1
Alternative Acquisition Agreement	A-40
Bankruptcy and Equity Exception	A-12
Benefits Continuation Period	A-41
Board of Directors	A-57
Book-Entry Shares	A-3
Business Day	A-57
Capitalization Date	A-10
Cash Consideration	A-2
Cash Value of the Stock Consideration	A-57
Certificate of Merger	A-1
Certificates	A-3
Change	A-36
Change in the Company Recommendation	A-36
CIC Severance Agreements	A-43
Closing	A-1
Closing Date	A-1
Code	A-57
Commitment Letter	A-27
Common Book-Entry Shares	A-3
Common Certificates	A-3
Common Stock Merger Consideration	A-2
Company	A-1
Company Benefit Plan	A-16
Company Common Stock	A-2
Company Convertible Preferred Stock	A-2
Company Deferred Equity Unit Plans	A-5
Company Disclosure Letter	A-10
Company Employees	A-32
Company Financial Advisors	A-21
Company Financial Statements	A-13
Company Material Adverse Effect	A-57
Company Material Contracts	A-16
Company Permits	A-21
Company Product	A-58
Company Recommendation	A-36

Page

Company Regulatory Agency	A-21
Company Requisite Vote	A-12
Company SEC Documents	A-13
Company Stock Options	A-3
Company Stock Plan	A-58
Company Stockholder Meeting	A-36
Company Voting Debt	A-11
Confidentiality Agreement	A-58
Contracts	A-58
Convertible Debenture Indenture	A-48
Convertible Debentures	A-2
Covered Employees	A-41
D&O Insurance	A-44
Deferred Equity Unit Amount	A-5
Deferred Payment Terms	A-4
Deferred RSU Shares	A-4
DGCL	A-1
Director Deferral Amount	A-5
Director Deferral Plan	A-4
Director DSU Plans	A-4
DOJ	A-38
DSU	A-4
DSU Consideration	A-4
EC Merger Regulation	A-61
Effective Time	A-1
Election Notice	A-58
Environmental Laws	A-58
Environmental Permit	A-59
Equity Interest	A-59
ERISA	A-16
ERISA Affiliate	A-16
Excess Shares	A-43
Exchange Act	A-12
Exchange Agent	A-6
Exchange Fund	A-6
Exchange Ratio	A-2
Exchange Ratio Reduction Number	A-2
Expenses	A-59
FDA	A-21
FDCA	A-21
Financing	A-27
Foreign Benefit Plans	A-16
Form S-4	A-35
FTC	A-38

Page

GAAP	A-59
Governmental Entity	A-12
Grandfathered Amounts	A-5
Grantor Trust	A-4
Hazardous Material	A-59
HSR Act	A-12
Indemnified Parties	A-43
Initial Termination Date	A-50
Inquiry	A-40
Insurance Policies	A-20
Intellectual Property	A-19
Intervening Event	A-59
IRS	A-17
Knowledge	A-59
Known	A-59
Law	A-59
Leased Real Property	A-15
Lien	A-59
Market Rate	A-4
Maximum Share Number	A-2
Merger	A-1
Merger Consideration	A-3
Merger Sub	A-1
MIP	A-5
New Benefit Plans	A-42
NYSE	A-12
Option Consideration	A-3
Options	A-3
Order	A-59
other party	A-59
Owned Real Property	A-15
Parent	A-1
Parent Benefit Plans	A-23
Parent Common Stock	A-2
Parent Convertible Preferred Stock	A-2
Parent Disclosure Letter	A-22
Parent Financial Advisors	A-26
Parent Financial Statements	A-25
Parent Material Adverse Effect	A-60
Parent Permits	A-29
Parent Product	A-60
Parent Regulatory Agency	A-29
Parent SEC Documents	A-25
Parent Share Cash Value	A-60

Page

parties	A-1
PBGC	A-17
Per Share Amount	A-60
Permitted Liens	A-60
Person	A-60
PHSA	A-21
Preferred Book-Entry Shares	A-3
Preferred Certificates	A-3
Preferred Stock Merger Consideration	A-3
Proxy Statement	A-35
Qualifying Amendment	A-61
Reacquired Shares	A-43
Regulatory Law	A-61
Related Person	A-61
Representative	A-61
Restricted Stock	A-5
Restricted Stock Consideration	A-5
Reverse Termination Fee	A-53
RSU	A-3
RSU Consideration	A-3
Sarbanes-Oxley Act	A-13
Securities Act	A-11
Significant Subsidiary	A-61
Specified Financing Condition Termination	A-53
Stock Consideration	A-2
Stock Trust	A-4
Subsidiary	A-61
Superior Proposal	A-41
Surviving Corporation	A-1
Takeover Statute	A-12
Tax Return	A-61
Taxes	A-61
Termination Date	A-51
Third Party	A-61
Tier I Termination Fee	A-52
Tier II Termination Fee	A-53
Vested Deferred RSU	A-4
Vested Deferred RSU Consideration	A-4
willful and material breach	A-52
Wyeth 2005 (409A) DCP	A-4

Exhibit A

FORM OF AMENDED AND RESTATED BY-LAWS OF WYETH

ARTICLE I

OFFICES

Section 1.1.  Registered Office.  The registered office of the Corporation in the State of Delaware shall be located at the principal place of business in such state of the corporation or individual acting as the Corporation’s registered agent in Delaware.

Section 1.2.  Other Offices.  In addition to its registered office in the State of Delaware, the Corporation may have an office or offices in such other places as the Board of Directors may from time to time designate or the business of the Corporation may require.

ARTICLE II

MEETING OF STOCKHOLDERS

Section 2.1.  Time and Place.  All meetings of the stockholders of the Corporation shall be held at such time and place, either within or without the State of Delaware, as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof.

Section 2.2.  Annual Meeting.  The annual meeting of stockholders of the Corporation shall be held at such date, time and place, either within or without the State of Delaware, as shall be determined by the Board of Directors and stated in the notice of meeting.

Section 2.3.  Special Meetings of Stockholders.  Special meetings of stockholders for any purpose or purposes if not otherwise prescribed by statute or by the Certificate of Incorporation, may be called by the Board of Directors, the President, or the Secretary and shall be called by the President or Secretary at the request of stockholders owning a majority of the shares of capital stock of the Corporation issued and outstanding and entitled to vote at a meeting of stockholders. Such request shall state the purpose or purposes of the proposed meeting. The time of any such special meeting shall be fixed by the officer calling the meeting and shall be stated in the notice of such meeting, which notice shall specify the purpose or purposes thereof. Business transacted at any special meeting shall be confined to the purposes stated in the notice of meeting and matters germane thereto.

Section 2.4.  Notice of Meetings.  Notice of the time and place of every annual or special meeting of the stockholders shall be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting, in the manner prescribed by Section 6.1 of these By-Laws, except that where the matter to be acted upon is a merger or consolidation of the Corporation, or a sale, lease or exchange of all or substantially all of its assets, such notice shall be given not less than twenty nor more than sixty days prior to such meeting.

Section 2.5.  Quorum and Adjournment of Meetings.  The holders of a majority of the shares of capital stock issued and outstanding and entitled to vote thereat, present in person, or represented by proxy, shall be requisite and shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided by the Certificate of Incorporation. If a majority shall not be present in person or represented by proxy at any meeting of the stockholders at which action is to be taken by the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time without notice other than announcement at the meeting, until holders of the requisite number of shares of stock entitled to vote shall be present or represented by proxy. At such adjourned meeting at which such holders of the requisite number of shares of capital stock shall be present or represented by proxy, any business may be transacted which might have been transacted at the meeting as originally called. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of adjourned meeting shall be given to each stockholder of record entitled to vote thereat.

Section 2.6.  Vote Required.  At any meeting of stockholders, directors shall be elected by a plurality of votes, and all other matters shall be decided by a majority of votes, cast by the stockholders present in person or represented by proxy and entitled to vote, unless the matter is one for which, by express provisions of statute, of the Certificate of Incorporation or of these By-Laws, a different vote is required, in which case such express provision shall govern and control the determination of such matter.

Section 2.7.  Voting.  At any meeting of the stockholders, each stockholder having the right to vote shall be entitled to vote in person or by proxy. To determine the stockholders entitled to notice of or to vote at any meeting of the stockholders or any adjournment thereof, the Board of Directors may fix, in advance, a record date which shall be not more than sixty days nor less than ten days before the date of such meeting. Except as otherwise provided by the Certificate of Incorporation or by statute, each stockholder of record shall be entitled to one vote for each outstanding share of capital stock standing in his or her name on the books of the Corporation as of the record date. A complete list of the stockholders entitled to vote at any meeting of stockholders arranged in alphabetical order with the address of each and the number of shares held by each, shall be prepared by the Secretary. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting during ordinary business hours for a period of at least ten days prior to the meeting, at the locations specified by the Delaware General Corporation Law. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

Section 2.8.  Proxies.  Each proxy shall be in writing executed by the stockholder giving the proxy or his or her duly authorized attorney. No proxy shall be valid after the expiration of three years from its date, unless a longer period is provided for in the proxy. Unless and until voted, every proxy shall be revocable at the pleasure of the person who executed it or his or her legal representatives or assigns, except in those cases where an irrevocable proxy permitted by statute has been given.

Section 2.9.  Consents.  The provision of these By-Laws covering notices and meetings to the contrary notwithstanding, any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing setting forth the action so taken shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would have been necessary to authorize or take such action at a meeting at which all shares of stock entitled to vote thereon were present and voted. Where corporate action is taken in such manner by less than unanimous written consent, prompt written notice of the taking of such action shall be given to all stockholders who have not consented in writing thereto and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting.

ARTICLE III

DIRECTORS

Section 3.1.  Board of Directors.  The business and affairs of the Corporation shall be managed by a Board of Directors. The Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things on its behalf as are not by statute or by the Certificate of Incorporation or by these By-Laws directed or required to be exercised or done by the stockholders.

Section 3.2.  Number; Election and Tenure.  The number of directors shall be fixed initially by the incorporator of the Corporation and thereafter such number may be increased from time to time by the stockholders or by the Board of Directors or may be decreased by the stockholders; provided that no decrease in the number of directors shall shorten the term of any incumbent director. Except as provided by law or these By-Laws, directors shall be elected each year at the annual meeting of stockholders. Each director shall hold office until the annual meeting of stockholders next succeeding his or her election until his or her successor is elected and has qualified or until his or her earlier resignation or removal.

Section 3.3.  Resignation and Removal.  A director may resign at any time by giving written notice to the Board of Directors or to the President of the Corporation. Such resignation shall take effect upon receipt thereof by the Board of Directors or by the President, unless otherwise specified therein. Any one or more of the directors may be removed, either with or without cause, at any time by the affirmative vote of a majority of the then existing shares outstanding at any special meeting of the stockholders called for such purpose.

Section 3.4.  Vacancies.  A vacancy occurring for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled by the vote of a majority of the directors then in office, although less than a quorum, or by the sole remaining director, or by the stockholders.

Section 3.5.  Compensation.  Each director shall receive for services rendered as a director of the Corporation such compensation as may be fixed by the Board of Directors. Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

ARTICLE IV

MEETINGS OF THE BOARD

Section 4.1.  Time and Place.  Meetings of the Board of Directors shall be held at such places, within or without the State of Delaware, and within or without the United States of America, as shall be determined in accordance with these By-Laws.

Section 4.2.  Annual Meeting.  Immediately after and at the place of the annual meeting of the stockholders, or at such other place as the Board of Directors may designate, a meeting of the newly elected Board of Directors for the purpose of organization and the election of officers and otherwise may be held. Such meeting may be held without notice.

Section 4.3.  Regular Meetings.  Regular meetings of the Board of Directors may be held without notice, at such time and place as shall, from time to time, be determined by the Board of Directors.

Section 4.4.  Special Meetings.  Special meetings of the Board of Directors may be held at any time and place as shall be determined by resolution of the Board of Directors or upon the call of the President, the Secretary, or any member of the Board of Directors on two days notice to each director by mail or on one day’s notice personally or by telecopy, telephone or telegraph. Meetings of the Board of Directors may be held at any time without notice if all the directors are present, or if those not present waive notice of the meeting in writing, either before or after the meeting.

Section 4.5.  Quorum and Voting.  A majority of the entire Board of Directors shall constitute a quorum at any meeting of the Board of Directors and the act of a majority of the directors shall be the act of the Board of Directors, except as may otherwise be specifically provided by law, the Certificate of Incorporation or by these By-Laws. If at any meeting of the Board of Directors there shall be less than a quorum present, the director or directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall have been obtained.

Section 4.6.  Consents.  Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all members of the Board of Directors consent to such action in writing, and such writing or writings are filed with the minutes of the proceedings of the Board of Directors.

Section 4.7.  Telephonic Meetings of Directors.  The Board of Directors may participate in a meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation by such means shall constitute presence in person at such meeting.

ARTICLE V

COMMITTEES OF THE BOARD

Section 5.1.  Designation and Powers.  The Board of Directors may in its discretion designate one or more committees. Each committee shall consist of one or more of the directors of the Corporation. Such committee or committees shall have duties and powers not inconsistent with the laws of the State of Delaware, the Certificate of Incorporation, these By-Laws, and the respective resolution or resolutions of the Board of Directors.

ARTICLE VI

NOTICES

Section 6.1.  Delivery of Notices.  Notices to directors and stockholders shall be in writing and may be delivered personally or by mail. Notice by mail shall be deemed to be given at the time when deposited in the United States mail, postage prepaid, and addressed to directors or stockholders at their respective addresses appearing on the books of the Corporation, unless any such director or stockholder shall have filed with the Secretary of the Corporation a written request that notices intended for him or her be mailed or delivered to some other address, in which case the notice shall be mailed to or delivered at the address designated in such request. Notice to directors may also be given by telegram or by telecopy.

Section 6.2.  Waiver of Notice.  Whenever notice is required to be given by statute, the Certificate of Incorporation or these By-Laws, a waiver thereof in writing, signed by the person or persons entitled to such notice whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Attendance of a person at a meeting of stockholders, directors or any committee of directors, as the case may be, shall constitute a waiver of notice of such meeting, except where the person is attending for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of stockholders, directors or committee of directors need be specified in any written waiver of notice.

ARTICLE VII

OFFICERS

Section 7.1.  Executive Officers.  At the annual meeting of directors the Board of Directors shall elect a Chairman of the Board, President, Secretary and Treasurer and may elect one or more Vice Presidents, Assistant Secretaries or Assistant Treasurers and such other officers as the Board of Directors may from time to time designate or the business of the Corporation may require. Except for the Chairman of the Board, no executive officer need be a member of the Board. Any number of offices may be held by the same person, except that the office of Secretary may not be held by the Chairman of the Board or the President.

Section 7.2.  Other Officers and Agents.  The Board of Directors may also elect such other officers and agents as the Board of Directors may at any time or from time to time determine to be advisable, such officers and such agents to serve for such terms and to exercise such powers and perform such duties as shall be specified at any time or from time to time by the Board of Directors.

Section 7.3.  Tenure; Resignation; Removal; Vacancies.  Each officer of the Corporation shall hold office until his or her successor is elected and qualified, or until his or her earlier resignation or removal; provided, that if the term of office of any officer elected or appointed pursuant to Section 7.2 of these By-Laws shall have been fixed by the Board of Directors, he or she shall cease to hold such office no later than the date of expiration of such term regardless of whether any other person shall have been elected or appointed to succeed him or her. Any officer elected by the Board of Directors may be removed at any time, with or without cause, by the Board of Directors; provided, that any such removal shall be without prejudice to the rights, if any, of the officer so employed under any employment contract or other agreement with the

Corporation. An officer may resign at any time upon written notice to the Board of Directors. If the office of any officer becomes vacant by reason of death, resignation, retirement, disqualification, removal from office or otherwise, the Board of Directors may choose a successor or successors to hold office for such term as may be specified by the Board of Directors.

Section 7.4.  Compensation.  Except as otherwise provided by these By-Laws, the salaries of all officers and agents of the Corporation appointed by the Board of Directors shall be fixed by the Board of Directors.

Section 7.5.  Authority and Duties.  All officers as between themselves and the Corporation, shall have such authority and perform such duties in the management of the Corporation as may be provided in these By-Laws. In addition to the powers and duties hereinafter specifically prescribed for the respective officers, the Board of Directors may from time to time impose or confer upon any of the officers such additional duties and powers as the Board of Directors may see fit, and the Board of Directors may from time to time impose or confer any or all of the duties and powers hereinafter specifically prescribed for any officer upon any other officer or officers.

Section 7.6.  Chairman of the Board.  The Chairman of the Board of Directors, who shall be a director, shall preside at all meetings of the stockholders and at all meetings of the Board of Directors. As director, he or she shall perform such other duties as may be assigned from time to time by the Board of Directors.

Section 7.7.  President.  The President shall be the chief executive officer of the Corporation. He or she shall perform such duties as may be assigned to him or her by the Board of Directors, and in the event of disability or absence of the Chairman of the Board, perform the duties of the Chairman of the Board, including presiding at meetings of stockholders and directors. He or she shall from time to time report to the Board of Directors all matters within his or her knowledge which the interest of the Corporation may require to be brought to their notice, and shall also have such other powers and perform such other duties as may be specifically assigned to him or her from time to time by the Board of Directors. The President shall see that all resolutions and orders of the Board of Directors are carried into effect, and in connection with the foregoing, shall be authorized to delegate to the Vice President and the other officers such of his or her powers and such of his or her duties as he or she may deem to be advisable.

Section 7.8.  The Vice President(s).  The Vice President, or if there be more than one, the Vice Presidents, shall perform such duties as may be assigned to them from time to time by the Board of Directors or as may be designated by the President. In case of the absence or disability of the President the duties of the office shall, if the Board of Directors or the President has so authorized, be performed by the Vice President, or if there be more than one Vice President, by such Vice President as the Board of Directors or President shall designate.

Section 7.9.  The Treasurer.  The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all monies and other valuable effects in the name and to the credit of the Corporation, in such depositories as may be designated by the Board of Directors or by any officer of the Corporation authorized by the Board of Directors to make such designation. The Treasurer shall exercise such powers and perform such duties as generally pertain or are necessarily incident to his or her office and shall perform such other duties as may be specifically assigned to him or her from time to time by the Board of Directors or by the President or any Vice President.

Section 7.10.  The Secretary.  The Secretary shall attend all meetings of the Board of Directors and all meetings of the stockholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose; and shall perform like duties for any committee when required. He or she shall give, or cause to be given, notice of all meetings of the stockholders and, when necessary, of the Board of Directors. The Secretary shall exercise such powers and perform such duties as generally pertain or are necessarily incident to his or her office and he or she shall perform such other duties as may be assigned to him or her from time to time by the Board of Directors, the President or by any Vice President.

ARTICLE VIII

CERTIFICATES OF STOCK

Section 8.1.  Form and Signature.  The certificates of stock of the Corporation shall be in such form or forms not inconsistent with the Certificate of Incorporation as the Board of Directors shall approve. They shall be numbered, the certificates for the shares of stock of each class to be numbered consecutively, and shall be entered in the books of the Corporation as they are issued. They shall exhibit the holder’s name and number of shares and shall be signed by the Chairman of the Board, the President or a Vice President and the Treasurer (or any Assistant Treasurer) or the Secretary (or any Assistant Secretary); provided, however, that where any such certificate is signed by a transfer agent or an assistant transfer agent, or by a transfer clerk acting on behalf of the Corporation, and registered by a registrar, the signature of any such President, Vice President, Treasurer, Assistant Treasurer, Secretary or Assistant Secretary, may be a facsimile. In case any officer or officers who shall have signed, or whose facsimile signature or signatures shall have been used on any such certificate or certificates, shall cease to be such officer or officers of the Corporation, whether because of death, resignation, removal or otherwise, before such certificate or certificates shall have been delivered by the Corporation, such certificate or certificates may nevertheless be issued and delivered as though the person or persons who signed such certificate or certificates, or whose facsimile signature or signatures shall have been used thereon, had not ceased to be such officer or officers of the Corporation.

Section 8.2.  Lost or Destroyed Certificates.  The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate or stock to be lost or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost or destroyed certificate or certificates, or his or her legal representatives, to advertise the same in such manner as it shall require, and to give a bond in such sum as the Board of Directors may direct, indemnifying the Corporation, any transfer agent and any registrar against any claim that may be made against them or any of them with respect to the certificate alleged to have been lost or destroyed.

Section 8.3.  Registration of Transfer.  Upon surrender to the Corporation of a certificate for shares, duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, the Corporation shall issue a new certificate to the person entitled thereto, cancel the old certificate, and record the transaction on its books.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1.  Record Date.  In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action.

Section 9.2.  Registered Stockholders.  The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person, whether or not it shall have express or other notice thereof, save as expressly provided by the laws of the State of Delaware.

Section 9.3.  Dividends.  Dividends upon the capital stock of the Corporation shall in the discretion of the Board of Directors from time to time be declared by the Board of Directors out of funds legally available therefor after setting aside of proper reserves.

Section 9.4.  Checks and Notes.  All checks and drafts on the bank accounts of the Corporation, all bills of exchange and promissory notes of the Corporation, and all acceptances, obligations and other instruments for the payment of money drawn, signed or accepted by the Corporation, shall be signed or accepted, as the case may be, by such officer or officers, agent or agents as shall be thereunto authorized from time to time by the Board of Directors or by officers of the Corporation designated by the Board of Directors to make such authorization.

Section 9.5.  Fiscal Year.  The fiscal year of the Corporation shall be fixed by the Board of Directors.

Section 9.6.  Voting of Securities of Other Corporations.  In the event that the Corporation shall at any time own and have power to vote any securities (including but not limited to shares of stock) of any other issuer, such securities shall be voted by such person or persons, to such extent and in such manner, as may be determined by the Board of Directors.

Section 9.7.  Transfer Agent.  The Board of Directors may make such rules and regulations as it may deem expedient concerning the issue, transfer and registration of stock. It may appoint one or more transfer agents and one or more registrars and may require all stock certificates to bear the signature of either or both.

Section 9.8.  Corporate Seal.  The corporate seal shall have inscribed thereon the name of the Corporation and the words “Corporate Seal, Delaware”.

ARTICLE X

INDEMNIFICATION

Section 10.1.  Indemnification.

As used in this Section 10.1, (i) the term “officer” shall include each person appointed an officer of the Corporation pursuant to Section 7.1 and 7.2 of the By-Laws and each person who is or was serving as a president, executive vice president or senior vice president of a division of the Corporation, and (ii) the term “related entity” shall mean any corporation (other than the Corporation), limited liability company, partnership, joint venture, trust, or other business or non-profit enterprise (including an employee benefit plan).

The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), any person who was or is made or threatened to be made a party, or is otherwise involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that such person is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer or employee of a related entity, against all expense, liability and loss (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by such person in connection therewith; provided, however, that, except as otherwise expressly provided in this Section 10.1, the Corporation shall be required to indemnify such person in connection with a proceeding (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) by such person was authorized in the specific case by the Board.

The Corporation shall, to the fullest extent not prohibited by applicable law, pay the expenses (including attorneys’ fees) reasonably incurred by any person who is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of a related entity, in defending any proceeding referred to in the preceding paragraph in advance of its final disposition upon receipt of an undertaking acceptable to the Corporation by or on behalf of such person to repay all such amounts if it shall ultimately be determined that such person is not entitled to be indemnified under this Section 10.1, such undertaking to include a certification by such person that he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the Corporation and, in the case of a criminal proceeding, had no reason to believe his or her conduct was unlawful. Such expenses reasonably incurred by other persons may be so paid by the Corporation upon such terms and conditions, if any, as the Corporation deems appropriate.

If a claim for indemnification (following the final disposition of the applicable proceeding) or advancement of expenses under this Section 10.1 is not paid in full by the Corporation within sixty (60) days after a written claim therefor by the person being indemnified hereunder has been received by the Corporation, such person may file suit to recover the unpaid amount of such claim, and if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim.

The rights of indemnification and advancement of expenses provided in this Section 10.1 shall be in addition to, and not exclusive of, any other right which any person may have or hereafter acquire by statute, certificate of incorporation, by-laws, agreement, vote of stockholders or disinterested directors or otherwise. The Corporation shall have the authority, to the extent and in the manner permitted by law, to indemnify and to advance expenses to any person, whether or not such person has any rights to indemnification or advancement of expenses under this Section 10.1, when and as authorized by appropriate corporate action.

Indemnification under this Section 10.1 shall not include any amount payable on account of profits realized by such person in the purchase or sale of securities of the Corporation or a related entity. The Corporation’s obligation, if any, to indemnify or to advance expenses to any person who was or is serving at the request of the Corporation as a director or officer of a related entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such related entity.

The Corporation may maintain insurance, at its expense, to protect itself and any person who is or was serving as a director, officer, employee or agent of the Corporation or, at the request of the Corporation, any related entity, against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

Any repeal or modification of the foregoing provisions of this Section 10.1 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE XI

AMENDMENTS

Section 11.1.  By the Stockholders.  These By-Laws may be altered, amended or repealed in whole or in part, and new By-Laws may be adopted, by the affirmative vote of the holders of a majority of the shares of capital stock issued and outstanding and entitled to vote at any annual or special meeting of the stockholders, if notice thereof shall be contained in the notice of the meeting.

Section 11.2.  By the Board of Directors.  These By-Laws may be altered, amended or repealed by the Board of Directors at any regular or special meeting of the Board of Directors if notice thereof shall be contained in the notice of the meeting.

Exhibit B

FORM OF RESTATED CERTIFICATE OF INCORPORATION OF WYETH

First.  The name of the corporation is Wyeth.

Second.  The address of the Company’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, DE 19805, in the County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

Third.  The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

Fourth.  The total number of shares of stock which the Company is authorized to issue is one thousand (1,000) shares of Common Stock, par value 0.01 dollars ($0.01) per share.

Fifth.  Unless and to the extent that the By-Laws of the Company shall so require, the election of directors of the Company need not be by written ballot.

Sixth.  In furtherance and not in limitation of the powers conferred by the General Corporation Law of the State of Delaware, the Board of Directors of the Company shall be authorized to make, alter, or repeal the By-Laws of the Company as and to the extent permitted therein.

Seventh.  No director shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except (i) for breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

Annex B

1585 Broadway
New York, New York 10036

Morgan Stanley

January 25, 2009

Board of Directors
Wyeth
Five Giralda Farms
Madison, NJ 07940

Members of the Board:

We understand that Wyeth (the “Company”), Pfizer Corporation (“Pfizer”) and Wagner Acquisition Corp., a wholly owned subsidiary of Pfizer (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, dated January 25, 2009 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of Pfizer and, among other things, each outstanding share of common stock, par value $0.33 1/3 per share, of the Company (the “Company Common Stock”), other than Restricted Stock (as defined in the Merger Agreement) or shares owned directly or indirectly by Pfizer or held directly or indirectly by the Company and shares of Company Common Stock as to which appraisal rights have been exercised, will be converted into the right to receive (i) 0.985 shares (the “Exchange Ratio”) of common stock, par value $0.05 per share, of Pfizer (the “Pfizer Common Stock”), subject to adjustment in certain circumstances (the “Stock Consideration”), and (ii) $33.00 in cash, subject to adjustment in certain circumstances (such cash, together with the Stock Consideration, as each may be adjusted, the “Common Stock Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Common Stock Merger Consideration to be received by the holders of shares of the Company Common Stock entitled to receipt thereof pursuant to the Merger Agreement is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

i) reviewed certain publicly available financial statements and other business and financial information of the Company and Pfizer, respectively;

ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

iii) reviewed certain financial projections concerning the Company prepared by the management of the Company;

iv) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

v) reviewed certain internal financial statements and other financial and operating data concerning Pfizer prepared by the management of Pfizer;

vi) reviewed certain financial projections concerning Pfizer prepared by the management of Pfizer;

vii) discussed the past and current operations and financial condition and the prospects of Pfizer with senior executives of Pfizer;

viii) discussed certain information relating to certain strategic, financial and operational benefits and costs anticipated from the Merger with senior executives of the Company and Pfizer;

ix) reviewed the pro forma impact of the Merger on certain financial ratios of the combined company;

x) reviewed certain historical reported prices and trading activity for the Company Common Stock and the Pfizer Common Stock;

xi) compared the financial performance of the Company and Pfizer and certain historical prices and trading activity of the Company Common Stock and the Pfizer Common Stock with those of certain other publicly-traded companies comparable with the Company and Pfizer, respectively, and their securities;

xii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

xiii) participated in discussions and negotiations among representatives of the Company, Pfizer and their financial and legal advisors;

xiv) reviewed the final Merger Agreement, the executed commitment letter from certain lenders dated January 25, 2009 (the “Debt Financing Commitment Letter”) and certain related documents; and

xv) considered such other factors and performed such other analyses as we have deemed appropriate.

For purposes of our opinion, we have assumed and relied upon without independent verification the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and Pfizer, and that formed a substantial basis for this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits and costs anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the Company and Pfizer of the future financial performance of the Company and Pfizer. We have also assumed that the terms of the Merger Agreement will not result in an adjustment to the Exchange Ratio (other than an adjustment as provided in the Merger Agreement so as not to issue shares of Company Common Stock in excess of the Maximum Share Number (as defined in the Merger Agreement)). In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement with no waiver, delay or amendment of any material terms or conditions, including, among other things, that the financing of the Merger will be consummated in accordance with the terms described in the Debt Financing Commitment Letter. We have assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would adversely affect in any material respect the contemplated benefits expected to be derived in the proposed Merger. We are not legal, regulatory, accounting or tax advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and Pfizer and their legal, regulatory or tax advisors with respect to such matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of Company Common Stock. We have relied upon, without independent verification, the assessment by the managements of the Company and Pfizer of: (i) the strategic, financial and other benefits expected to result from the Merger; (ii) the timing and risks associated with the integration of the Company and Pfizer; and (iii) the validity of, and risks associated with, the Company and Pfizer’s existing and future technologies, intellectual property, products, services and business models. Morgan Stanley also expresses no opinion as to the Preferred Stock Merger Consideration (as defined in the Merger Agreement) or as to the relative fairness of any portion of the consideration to holders of shares of the Company Common Stock, on the one hand, and holders of shares of any series of Company preferred stock, on the other hand. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or Pfizer, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

Other than Pfizer and one other party, which each expressed interest to Morgan Stanley in the possible acquisition of the Company or certain of its constituent businesses, in arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to an acquisition, business combination or other extraordinary transaction involving the Company or any of its assets.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financial advisory and financing services for Pfizer and the Company and have received fees in connection with such services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Pfizer, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument. This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company, and any related registration statement that Pfizer, is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Company Common Stock or the Pfizer Common Stock will trade following the announcement of the Merger, or at any other time. Morgan Stanley expresses no opinion or recommendation as to how any shareholders of the Company should vote or act in respect of the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Common Stock Merger Consideration to be received by the holders of shares of the Company Common Stock entitled to receipt thereof pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Susan S. Huang
Susan S. Huang
Managing Director

Annex C

[LETTERHEAD OF EVERCORE GROUP L.L.C.]

January 25, 2009

The Board of Directors
Wyeth
Five Giralda Farms
Madison, New Jersey 07940

Members of the Board of Directors:

We understand that Wyeth, a Delaware corporation (“Wyeth”), proposes to enter into an Agreement and Plan of Merger, dated as of January 25, 2009 (the “Merger Agreement”), with Pfizer Inc., a Delaware corporation (“Pfizer”), and Wagner Acquisition Corp., a Delaware corporation and a direct wholly-owned subsidiary of Pfizer (“Merger Sub”), pursuant to which Merger Sub will be merged with and into Wyeth (the “Merger”). As a result of the Merger, Wyeth will become a wholly-owned subsidiary of Pfizer and each outstanding share of the common stock, par value $0.33 1/3 per share, of Wyeth (“Wyeth Common Stock”), other than restricted shares, shares owned directly or indirectly by Pfizer or held directly or indirectly by Wyeth and shares as to which appraisal rights have been exercised, will be converted into the right to receive (a) $33.00 in cash (the “Cash Consideration”) and (b) 0.985 of a share of the common stock, par value $0.05 per share, of Pfizer (“Pfizer Common Stock” and, such fraction of a share of Pfizer common stock, together with the Cash Consideration, the “Merger Consideration”), subject to adjustment under certain circumstances (as to which we express no opinion). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

The Board of Directors of Wyeth (the “Board of Directors”) has asked us whether, in our opinion, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Wyeth Common Stock entitled to receive such Merger Consideration.

In connection with rendering our opinion, we have, among other things:

(i) reviewed certain publicly available business and financial information relating to Wyeth and Pfizer that we deemed to be relevant, including publicly available research analysts’ estimates;

(ii) reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to Wyeth and Pfizer prepared and furnished to us by the respective managements of Wyeth and Pfizer;

(iii) reviewed certain non-public projected financial data relating to Wyeth under alternative business assumptions prepared and furnished to us by the management of Wyeth;

(iv) reviewed certain non-public projected financial data relating to Pfizer prepared and furnished to us by the management of Pfizer;

(v) discussed the past and current operations, financial projections and current financial condition of Wyeth and Pfizer with the managements of Wyeth and Pfizer;

(vi) reviewed the reported prices and the historical trading activity of Wyeth Common Stock and Pfizer Common Stock;

(vii) compared the financial performance of Wyeth and Pfizer and their respective stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;

(viii) reviewed the financial performance of Wyeth and compared the valuation multiples for Wyeth implied in the Merger with those of certain other transactions that we deemed relevant;

(ix) reviewed the amount and timing of the integration costs and cost savings estimated by the managements of Wyeth and Pfizer to result from the Merger (collectively, the “Synergies”);

(x) considered the potential pro forma financial impact of the Merger on Pfizer based on projected financial data relating to Wyeth and Pfizer prepared and furnished to us by the respective managements of Wyeth and Pfizer and other assumptions provided by the management of Wyeth;

(xi) reviewed the Merger Agreement; and

(xii) performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor. With respect to the projected financial data relating to Wyeth and Pfizer referred to above and the Synergies, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of managements of Wyeth and Pfizer as to the future financial performance of Wyeth under the alternative business assumptions reflected therein, the future financial performance of Pfizer and such Synergies. We express no view as to any projected financial data relating to Wyeth or Pfizer, the Synergies or the assumptions on which they are based. We have relied, at your direction, without independent verification, upon the assessments of the managements of Wyeth and Pfizer as to (i) the products and product candidates of Wyeth and Pfizer and the risks associated with such products and product candidates (including, without limitation, the potential impact of drug competition and the probability of successful testing, development and marketing, and approval by appropriate governmental authorities, of such products and product candidates) and (ii) the ability of Pfizer to integrate the businesses of Wyeth and Pfizer.

For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without material modification, waiver or delay. We also have assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on Wyeth or the consummation of the Merger or materially reduce the benefits of the Merger to the holders of Wyeth Common Stock.

We have not made or assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of Wyeth or Pfizer and we have not been furnished with any such valuations or appraisals, nor have we evaluated the solvency or fair value of Wyeth or Pfizer under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the holders of Wyeth Common Stock, from a financial point of view, of the Merger Consideration. We do not express any view on, and our opinion does not address, the fairness of the proposed Merger to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of Wyeth or Pfizer, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Wyeth or Pfizer, or any class of such persons, whether relative to the Merger Consideration or otherwise. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to Wyeth, nor does it address the underlying business decision of Wyeth to engage in the Merger. In connection with our engagement, we were not authorized to, and we did not, solicit third party indications of interest with respect to the acquisition of any or all shares of Wyeth Common Stock or any business combination or other extraordinary corporate transaction involving Wyeth. This letter, and our opinion, does not constitute a recommendation to any holder of shares of Wyeth Common Stock as to how such holder should vote or act in respect of the Merger. We express no opinion herein as to the price at which shares of Wyeth Common Stock or shares of Pfizer Common Stock will trade at any time. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by Wyeth and its advisors with respect to legal, regulatory, accounting and tax matters.

We have acted as financial advisor to Wyeth in connection with the Merger and will receive a fee for our services upon the rendering of this opinion. We also will be entitled to receive a success fee if the Merger is consummated. Wyeth also has agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. We may provide financial or other services to Wyeth or Pfizer in the future and in connection with any such services we may receive compensation.

In the ordinary course of business, Evercore Group L.L.C. or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of Wyeth, Pfizer and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

This letter, and the opinion expressed herein is addressed to, and for the information and benefit of, the Board of Directors in connection with its evaluation of the proposed Merger. The issuance of this opinion has been approved by an opinion committee of Evercore Group L.L.C.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of shares of Wyeth Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

EVERCORE GROUP L.L.C.

Annex D

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders.

Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex E
CRITERIA AND PROCEDURES
FOR
BOARD CANDIDATE SELECTION
FOR THE BOARD OF DIRECTORS

It is the desire of Wyeth to select individuals for nomination to the Board of Directors who, if elected, will best serve the interests of the Corporation and its stockholders. The following Criteria and Procedures for Board Candidate Selection are not intended to be exclusive or exhaustive, but rather representative of the scope of delegation by the Board of Directors of Wyeth, to its Nominating and Governance Committee in the fulfillment of the duties and responsibilities in accordance with Section V(1) of its Charter. Certain criteria should be met by all candidates for Board selection, while only a portion of the Board need meet other criteria.

I.	Criteria for All Candidates

Among those characteristics to be sought in each candidate, being mindful of the overall Board composition, are the following:

•	Integrity and a commitment to ethical behavior.

•	Personal maturity and leadership skills in industry, education, the professions, or government.

•	Independence of thought and willingness to deal directly with difficult issues.

•	Fulfillment of the broadest definition of diversity, seeking diversity of thought.

•	Broad business and/or professional experience, with an understanding of business and financial affairs, and the complexities of business organizations.

II.	Criteria for a Portion of Candidates

Among those characteristics that may be sought in individual board candidates, as needed to fulfill certain functions on the Board from time to time, are the following:

•	Scientific accomplishment in medicine or pharmaceuticals.

•	Management experience and expertise.

•	Financial and/or accounting expertise, generally, and as necessary to fulfill the financial requirements of the New York Stock Exchange and the Securities and Exchange Commission.

•	Experience in other regulated industries.

•	Business and other experience relevant to large public companies.

III. Procedures to Be Used in Board Candidate Selection

The Nominating and Governance Committee will include the following among its procedures to be used in the selection of candidates for the Board:

•	Evaluate qualifications under Section I, and any specific needs under Section II, prior to commencement of the recruitment process.

•	Develop a selection process specific to a candidate search to be led by the Chairman of the Nominating and Governance Committee with the assistance of a search firm, if deemed appropriate by the Committee, to be identified and retained within the sole discretion of the Committee.

E-1

•	Receive recommendations from other existing members of the Board of Directors and other sources, including self-nominated candidates, and submit such potential candidates for review under the foregoing specific selection process.

•	Determine that a prospective candidate fulfills the independence requirements of the New York Stock Exchange, the Securities and Exchange Commission and the Internal Revenue Code, as applicable.

•	Review the education of the prospective candidate.

•	Evaluate the quality of experience and achievement of the prospective candidate.

•	Review the prospective candidate’s current or past membership on other boards.

•	Determine that the candidate has the ability, and the willingness, to spend the necessary time required to function effectively as a Director.

•	Determine that the candidate has a genuine interest in representing the stockholders and the interests of the Corporation overall.

E-2

FORM OF PROXY CARD — WYETH 2009 ANNUAL MEETING OF STOCKHOLDERS — JULY 20, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE WYETH BOARD OF DIRECTORS

Please mark your votes as indicated in this example	☒
THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ITEMS 1 THROUGH 4 AND “AGAINST” ITEMS 5 AND 6.
The Board of Directors recommends you vote “FOR” Items 1, 2, 3.1 through 3.11 and 4.

										FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
1.	Vote to adopt the Agreement and Plan of Merger, dated as of January 25, 2009, among Pfizer Inc., Wagner Acquisition Corp. and Wyeth, as it may be amended from time to time									☐	☐	☐	4.	Vote to ratify PricewaterhouseCoopers LLP as Wyeth’s	☐	☐	☐
2.	Vote to approve the adjournment of the meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement									☐	☐	☐		independent registered public accounting firm for 2009
		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
3.	ELECTION OF DIRECTORS:												The Board of Directors recommends you vote
	3.1 Robert M. Amen	☐	☐	☐	3.4 Victor F. Ganzi	☐	☐	☐	3.7 Raymond J. McGuire	☐	☐	☐	“AGAINST” Items 5 and 6.		FOR	AGAINST	ABSTAIN

	3.2 Michael J. Critelli	☐	☐	☐	3.5 Robert Langer	☐	☐	☐	3.8 Mary Lake Polan	☐	☐	☐	5.	Stockholder proposal regarding reporting on Wyeth’s political contributions and trade	☐	☐	☐
	3.3 Frances D. Fergusson	☐	☐	☐	3.6 John P. Mascotte	☐	☐	☐	3.9 Bernard Poussot	☐	☐	☐		association payments

									3.10 Gary L. Rogers	☐	☐	☐	6.	Stockholder proposal regarding special stockholder meetings	☐	☐	☐

									3.11 John R. Torell III	☐	☐	☐
BAR
									Mark Here for Address Change or Comments SEE REVERSE		☐				CODE AREA

Signature	Signature	Date

Note: Please sign above exactly as the name appears above. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by an authorized corporate officer. If a partnership, please sign in partnership name by an authorized person.

▲ FOLD AND DETACH HERE ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF THE INTERNET OR TELEPHONE TO
SUBMIT YOUR PROXIES, BOTH ARE AVAILABLE 24 HOURS A DAY,
7 DAYS A WEEK.
Submitting proxies by Internet and telephone is available through 5 p.m.
Eastern Daylight Time on July 19, 2009.

Important notice regarding the Internet availability of proxy materials for the annual meeting of stockholders: You can view the 2008 Financial Report, 2008 Annual Review and 2009 Proxy Statement/Prospectus on the Internet at:
www.wyeth.com/2009proxymaterials
OR
If you submit your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To submit your proxy by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

47418

Five Giralda Farms
Madison, New Jersey 07940
(continued from reverse side)
     Our Board of Directors is asking for your authorization and voting instructions (your proxy) to vote your shares.
By signing on the reverse side, you will appoint each of BERNARD POUSSOT, LAWRENCE V. STEIN and EILEEN M. LACH as your representative (proxy) with power to substitute another person to submit your vote. Your shares will be voted at Wyeth’s Annual Meeting of Stockholders scheduled to be held on July 20, 2009 or at any postponement or adjournment thereof in accordance with your instructions on the matters described in the proxy statement/prospectus as set forth on the reverse side and in the discretion of the proxy holders on any other matters properly presented for a vote at the meeting or at any postponement or adjournment thereof. If a properly signed proxy is returned without specific voting instructions given, the shares represented by this proxy will be voted “FOR” Items 1 through 4, “AGAINST” Items 5 and 6 and in the discretion of the proxy holders on any other matters properly presented for a vote at the meeting or at any postponement or adjournment thereof.
(To be signed on the reverse side of this form if voting by mail, or follow the instructions to vote via the Internet or by telephone)

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3536
SOUTH HACKENSACK, NJ 07606-9236

☐	Mark the box if you would like to keep your vote confidential until after the meeting.

☐	Mark the box if you plan to attend the meeting.

▲ FOLD AND DETACH HERE ▲

YOUR VOTE IS IMPORTANT!
Please submit your proxy as promptly as possible by telephone, through the Internet or by marking, signing, dating and returning your proxy card in the postage-paid envelope provided.
If you have any questions or need assistance voting your shares, please call D. F. King & Co., Inc., which is assisting Wyeth, toll-free at (800) 859-8509.
47418